UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A
________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DUNE ACQUISITION CORPORATION
(Name of Registrant as Specified In Its Charter)

_____________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Not Applicable
	(2)	Aggregate number of securities to which transaction applies:
Not Applicable
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not Applicable
	(4)	Proposed maximum aggregate value of transaction:
$530,000,000[1]
	(5)	Total fee paid:
$49,131[2]
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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1    Represents aggregate consideration.

2    The amount is the product of $530,000,000 multiplied by the SEC’s filing fee of $92.70 per $1,000,000.

PRELIMINARY — SUBJECT TO COMPLETION DATED January 26, 2022

DUNE ACQUISITION CORPORATION
700 S. Rosemary Avenue, Suite 204
West Palm Beach, FL 33401

Dear Stockholders of Dune Acquisition Corporation:

You are cordially invited to attend the special meeting in lieu of the 2022 annual meeting of the stockholders (the “Special Meeting”) of Dune Acquisition Corporation (“we,” “us,” “our”, “Dune” or the “Company”) to be held on           , 2022 at           , New York City time at https://www.cstproxy.com/duneacq/2022. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://www.cstproxy.com/duneacq/2022 and using a control number assigned by Continental Stock Transfer & Trust Company (“Continental”). To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement.

On October 12, 2021, our board of directors (the “Dune Board”, the “Board” or our “Board”) unanimously approved an Agreement and Plan of Merger, dated October 12, 2021, by and among Dune, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Dune (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Dune (“Merger Sub II”), and TradeZero Holding Corp., a Delaware corporation (“TradeZero”) (as amended on January 26, 2022 and as it may be further amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is adopted by Dune’s stockholders and the transactions thereunder are consummated, Merger Sub will merge with and into TradeZero, with TradeZero surviving the merger as a direct, wholly-owned subsidiary of Dune (such merger, the “First Merger”, and such transaction, the “Business Combination”). Although TradeZero has the option to consummate the second merger contemplated in the Merger Agreement, which would involve TradeZero merging with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger”), it does not currently intend to do so. Following the Business Combination, Dune will be renamed “TradeZero Global Inc.” and is referred to herein as “New TradeZero.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), (i) each issued and outstanding share of Class A common stock of TradeZero (“TradeZero Common Stock”) will automatically be converted into a number of shares of Class A common stock of New TradeZero (“New TradeZero Common Stock”) equal to an exchange ratio (the “Exchange Ratio”), which will be determined by dividing (A) the quotient of (x) $500,000,000 divided by (y) the number of shares of TradeZero Common Stock immediately prior to the Closing (including the shares of TradeZero Common Stock subject to any restricted stock unit awards of TradeZero) by (B) $10.00 per share, (ii) all of the outstanding TradeZero restricted stock unit awards will be converted into New TradeZero restricted unit awards on the same terms and conditions as the existing awards (including with respect to vesting and acceleration, if any) to be governed by an equity incentive plan to be adopted in connection with the Closing, in the form attached to the accompanying proxy statement as Annex C (the “Incentive Plan”), and with respect to a number of shares of New TradeZero Common Stock equal to the product of (1) the number of shares of TradeZero Common Stock underlying the original award and (2) the Exchange Ratio and (iii) and all of the outstanding TradeZero stock option awards will be converted into New TradeZero stock option awards on the same terms and conditions as the existing award (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (aa) the number of shares of TradeZero Common Stock underlying the original award and (bb) the Exchange Ratio and an exercise price per share of New TradeZero Common Stock subject to the award equal to (i) the existing exercise price of the award divided by (ii) the Exchange Ratio.

In addition, immediately prior to the Closing, holders of TradeZero Common Stock immediately prior to Closing will receive a cash disbursement from the funds released from the Trust Account (as defined below) equal to the lesser of (a) the difference between TradeZero’s cash balance at Closing and $10,000,000 and (b) $30,000,000.

On or as soon as practicable following the Closing, New TradeZero will grant restricted stock unit awards of New TradeZero to certain TradeZero equityholders (the “RSU Earn Out Awards”), and the holders of TradeZero Common Stock immediately prior to the Closing and the holders of the RSU Earn Out Awards will have the right to receive a pro-rata share of up to 9,000,000 additional shares of New TradeZero Common Stock upon the occurrence of certain earn-out triggering events, as follows: (i) 3,000,000 shares upon the date on which the volume weighted average closing sale price of the New TradeZero Common Stock as reported on the New York Stock Exchange (the “NYSE”) (or the stock exchange on which the New TradeZero Common Stock is then listed) for a period of 20 trading days out of 30 consecutive trading days (as equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New TradeZero Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New TradeZero Common Stock) (such price, the “Share Price”) is equal to or greater than $12.00 per share at any time during the period beginning at the Closing and ending on the three-year anniversary of the Closing date (the “Earn Out Period”); (ii) 3,000,000 shares upon the date on which the Share Price is equal to or greater than $15.00 per share during the Earn Out Period; and (iii) 3,000,000 shares upon the date on which the Share Price is equal to or greater than $18.00 per share during the Earn Out Period.

At the Special Meeting, you will be asked to consider and vote upon the following proposals:

(a)     Proposal No. 1 — The Business Combination Proposal — a proposal to adopt the Merger Agreement, as amended by the First Amendment to the Merger Agreement, dated as of January 26, 2022 (the “First Amendment”), and the transactions contemplated thereby, in the forms attached to the accompanying proxy statement as Annex A and Annex E, respectively (the “Business Combination Proposal”);

(b)     Proposal No. 2  — The Stock Issuance Proposal — a proposal to approve, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market (“Nasdaq”), (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Business Combination, consisting of the issuance of (i) shares of New TradeZero Common Stock to the TradeZero stockholders pursuant to the terms of the Merger Agreement and (ii) any shares of New TradeZero Common Stock pursuant to subscription agreements we may enter into prior to the Closing, as permitted by the Merger Agreement, and (y) the issuance of shares of New TradeZero Common Stock to the TradeZero stockholders in connection with the Business Combination that would result in the TradeZero stockholders owning more than 20% of the New TradeZero Common Stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules (the “Stock Issuance Proposal”);

(c)     Proposal Nos. 3(A) — 3(C)  — The Charter Amendment Proposals — to consider and vote upon three separate proposals to amend and restate, and further amend, the Company’s amended and restated certificate of incorporation, dated December 17, 2020 (the “Current Charter”), as follows:

•        Charter Amendment Proposal A — a proposal to approve and adopt the second amended and restated certificate of incorporation of New TradeZero (the “Proposed Charter”), a copy of which is attached to this proxy statement as Annex B (other than the proposals addressed in Charter Amendment Proposal B and Charter Amendment Proposal C), which, if approved, would amend and restate the Current Charter, and would take effect upon the Closing (“Charter Amendment Proposal A”); and

•        Charter Amendment Proposal B — a proposal to approve and adopt an amendment to the Proposed Charter to increase the number of authorized shares of New TradeZero Common Stock from 380,000,000 shares to 550,000,000 shares of New TradeZero Common Stock and the total number of authorized shares from 401,000,000 shares to 551,000,000 shares (“Charter Amendment Proposal B”); and

•        Charter Amendment Proposal C — a proposal to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), which, if approved, will both be in effect upon the Closing (“Charter Amendment Proposal C”, and together with Charter Amendment Proposal A and Charter Amendment Proposal B, the “Charter Amendment Proposals”).

(d)     Proposal Nos. 4(A) — 4(G) — The Advisory Charter Proposals — to consider and vote upon a series of proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals (collectively, the “Advisory Charter Proposals”):

(a)     Advisory Charter Proposal A — under the Proposed Charter, members of New TradeZero’s board of directors (“New TradeZero Board”) may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero, subject to the rights of the holders of one or more series of preferred stock and any rights and obligations under the Board Nomination Agreement (as defined below) (“Advisory Charter Proposal A”);

(b)     Advisory Charter Proposal B — under the Proposed Charter, until the first date on which Daniel Pipitone, John Muscatella, Giovanni Ferrara, John Caruso and Kosta Corriveau, and each of their respective affiliates (including family members, estate planning vehicles and other investment vehicles controlled or beneficially owned by them) (collectively, the “Principal Stockholders”) cease to beneficially own collectively at least 50% of the then-outstanding New TradeZero Common Stock (the “Voting Threshold Date”), any actions required to be taken or permitted to be taken by the New TradeZero stockholders may be taken by written consent signed by New TradeZero stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, as opposed to the Current Charter, which provides that only the holders of Class B common stock have the right to take action by written consent (“Advisory Charter Proposal B”);

(c)     Advisory Charter Proposal C — under the Proposed Charter, any amendment to New TradeZero’s amended and restated bylaws (the “New TradeZero Bylaws”) will require approval of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero (“Advisory Charter Proposal C”);

(d)     Advisory Charter Proposal D — under the Proposed Charter, New TradeZero will not be governed by Section 203 of the DGCL (“Advisory Charter Proposal D”);

(e)     Advisory Charter Proposal E — under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New TradeZero Board, removal of directors from office, and filling vacancies on the New TradeZero Board, (ii) actions taken by the stockholders of New TradeZero, (iii) exculpation of personal liability of a director of New TradeZero and indemnification of persons serving as directors or officers of New TradeZero, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, (vi) amendments to the Proposed Charter and New TradeZero Bylaws, and (vii) the election not to be governed by Section 203 of the DGCL (“Advisory Charter Proposal E”); and

(f)     Advisory Charter Proposal F — under the Proposed Charter, special meetings of stockholders for any purpose or purposes may be called at any time only by the New TradeZero Board, the chairperson of the New TradeZero Board, or the Chief Executive Officer of New TradeZero; provided, however, that prior to the Voting Threshold Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the Principal Stockholders (acting by holders of a majority of the New TradeZero Common Stock held by the Principal Stockholders) (“Advisory Charter Proposal F”).

(g)     Advisory Charter Proposal G — the Proposed Charter does not include provisions applicable only to blank check companies and to operations as a special purpose acquisition company (“SPAC”) because, upon consummation of the Business Combination, the combined company will not be a SPAC. In addition, the provisions in the Current Charter requiring that Dune have net tangible assets of at least $5,000,001 immediately prior to a Business Combination (as defined in the Current Charter) will not be applicable to the combined company following consummation of the Business Combination (“Advisory Charter Proposal G”).

(e)     Proposal No. 5 — The Incentive Plan Proposal — a proposal to approve and adopt the TradeZero Global Inc. 2022 Long Term Incentive Plan (the “Incentive Plan”), a copy of which is attached to the accompanying proxy statement as Annex C (the “Incentive Plan Proposal”);

(f)     Proposal No. 6 — The ESPP Proposal — a proposal to approve and adopt the TradeZero Global Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to the accompanying proxy statement as Annex D (the “ESPP Proposal”);

(g)     Proposal No. 7 — The Director Election Proposal — a proposal to elect nine directors to serve staggered terms on the New TradeZero Board until the 2023, 2024 and 2025 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal”); and

(h)     Proposal No. 8 — The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of any of the Condition Precedent Proposals (as defined below) or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully. Under the Merger Agreement, the Closing is conditioned upon the approval of the Business Combination Proposal, Charter Amendment Proposal A, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) and each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Charter Amendment Proposal B and Charter Amendment Proposal C are conditioned on the approval of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated. By contrast, approval of each of the other proposals in the accompanying proxy statement (i.e., Charter Amendment Proposal B, Charter Amendment Proposal C, the Advisory Charter Proposals, and the Adjournment Proposal) is not a condition to the consummation of the Business Combination.

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “DUNE” and “DUNEW”, respectively. Certain shares of Dune Class A Common Stock and redeemable warrants (the “public warrants”) included in the units (the “units”) sold in Dune’s initial public offering (the “IPO”) currently trade as units consisting of one share of Dune Class A Common Stock and one-half of one public warrant, and are listed on Nasdaq under the symbol “DUNEU.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, we will change our name to “TradeZero Global Inc.” We intend to apply to list the New TradeZero Common Stock and public warrants on the NYSE under the symbols “TRAD” and “TRAD WS”, respectively, upon the Closing.

Only holders of record of shares of Dune Class A Common Stock and Dune Class B Common Stock at the close of business on           , 2022 (the “record date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at https://www.cstproxy.com/duneacq/2022.

We are providing the accompanying proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting.

Whether or not you plan to attend the Special Meeting, we urge you to read the accompanying proxy statement carefully and submit your proxy to vote on the Business Combination. Please pay particular attention to the section entitled “Risk Factors” beginning on page 67 of the accompanying proxy statement.

After careful consideration, the Dune Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that each of the Business Combination Proposal, the Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Advisory Charter Proposals, the Director Election Proposal and the Adjournment Proposal is in the best interests of the Company and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals and “FOR” each of the director nominees.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Dune’s Sponsor, Directors and Officers in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

Pursuant to the Current Charter, a holder Dune Class A Common Stock (a “public stockholder”) may request that we redeem all or a portion of its shares of Dune Class A Common Stock included in the units sold in the IPO (the “public shares”) for cash if the Business Combination is consummated. As a public stockholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:

i.       (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

ii.      prior to           , New York City time, on           , 2022 (two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent” or “Continental”), that we redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If the Business Combination is consummated and a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.02 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing. If a holder of public shares delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that we instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. See “The Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Approval of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Advisory Charter Proposals and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Approval of Charter Amendment Proposal A requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock and Dune Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Approval of each of Charter Amendment Proposal B and Charter Amendment Proposal C requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock. The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of Dune Class A Common Stock and Dune Class B Common Stock cast by the Company’s stockholders present in person or by proxy at the virtual Special Meeting and entitled to vote thereon, voting as a single class.

In connection with the signing of the Merger Agreement, our Sponsor entered into a sponsor agreement, pursuant to which it agreed to, among other things, vote its shares of Dune Class A Common Stock and Dune Class B Common Stock (collectively, the “Dune Shares”) in favor of the proposals being presented at the Special Meeting. As of the date hereof, our Sponsor owns 20% of the total outstanding Dune Shares.

All of our stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement as soon as possible.

If you are a stockholder of record holding Dune Shares, you may also cast your vote at the Special Meeting electronically by visiting https://www.cstproxy.com/duneacq/2022. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank.

If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Charter Amendment Proposals, but will have no effect on the outcome of any other proposal in the accompanying proxy statement.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement as soon as possible in the envelope provided.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that your shares are represented and voted at the Special Meeting.

On behalf of our Board, I would like to thank you for your support of Dune Acquisition Corporation and look forward to a successful completion of the Business Combination.

By Order of the Board of Directors
West Palm Beach, Florida
, 2022	Carter Glatt, Chief Executive Officer and Director

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF DUNE CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF DUNE CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT FOR MORE SPECIFIC INSTRUCTIONS.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated           , 2022 and is first being mailed to our stockholders on or about           , 2022.

DUNE ACQUISITION CORPORATION
700 S. Rosemary Avenue, Suite 204
West Palm Beach, FL 33401
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON           , 2022

TO THE STOCKHOLDERS OF DUNE ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Dune Acquisition Corporation, a Delaware corporation (“Dune,” “we,” the “Company”, “us” or “our”), will be held at           , New York City time, on           , 2022, in virtual format at https://www.cstproxy.com/duneacq/2022. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://www.cstproxy.com/duneacq/2022 and using a control number assigned by Continental Stock Transfer & Trust Company (the “Transfer Agent” or “Continental”). To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement.

On October 12, 2021, our board of directors (the “Dune Board”, the “Board” or our “Board”) unanimously approved an Agreement and Plan of Merger, dated October 12, 2021, by and among Dune, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Dune (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Dune (“Merger Sub II”), and TradeZero Holding Corp., a Delaware corporation (“TradeZero”) (as it may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is adopted by Dune’s stockholders and the transactions thereunder are consummated, Merger Sub will merge with and into TradeZero (such merger, the “First Merger”, and such transaction, the “Business Combination”). Although TradeZero has the option to consummate the second merger contemplated in the Merger Agreement, which would involve TradeZero merging with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger”), it does not currently intend to do so. Following the Business Combination, Dune will be renamed “TradeZero Global Inc.” and is referred to herein as “New TradeZero.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), (i) each issued and outstanding share of common stock of TradeZero (“TradeZero Common Stock”) will automatically be converted into a number of shares of common stock of New TradeZero (“New TradeZero Common Stock”) equal to an exchange ratio (the “Exchange Ratio”), which will be determined by dividing (A) the quotient of (x) $500,000,000 divided by (y) the number of shares of TradeZero Common Stock immediately prior to the Closing (including the shares of TradeZero Common Stock subject to any restricted stock unit awards of TradeZero) by (B) $10.00 per share (such number of shares of TradeZero Common Stock, the “Merger Consideration”), (ii) all of the outstanding TradeZero restricted stock unit awards will be converted into New TradeZero restricted stock unit awards on the same terms and conditions as the existing awards (including with respect to vesting and acceleration, if any) to be governed by an equity incentive plan to be adopted in connection with the Closing, in the form attached to the accompanying proxy statement as Annex C (the “Incentive Plan”) and with respect to a number of shares of New TradeZero Common Stock equal to the product of (1) the number of shares of TradeZero Common Stock underlying the original award and (2) the Exchange Ratio and (iii) and all of the outstanding TradeZero stock option awards will be converted into New TradeZero stock option awards on the same terms and conditions as the existing award (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (aa) the number of shares of TradeZero Common Stock underlying the original award and (bb) the Exchange Ratio and an exercise price per share of New TradeZero Common Stock subject to the award equal to (i) the existing exercise price of the award divided by (ii) the Exchange Ratio.

In addition, immediately prior to the Closing, holders of TradeZero Class A common stock (“TradeZero Common Stock”) immediately prior to the Closing will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at Closing and $10,000,000 and (ii) $30,000,000. On or as soon as practicable following the Closing, New TradeZero will grant restricted stock unit awards of New TradeZero to certain TradeZero equityholders (the “RSU Earn Out Awards”), and the holders of TradeZero Common Stock immediately prior to the Closing and the holders of the RSU Earn Out Awards will have the right to receive a pro-rata share of up to 9,000,000 additional shares of New TradeZero Common Stock upon the occurrence of certain earn-out triggering events, as follows: (i) 3,000,000 shares upon the date on which the volume weighted average closing sale price of the New TradeZero Common Stock as reported on the New York Stock Exchange (the “NYSE”) (or the stock exchange on which the New TradeZero Common Stock is then listed) for a period of 20 trading days out of 30 consecutive trading days (as equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New TradeZero Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New TradeZero Common Stock) (such price, the “Share Price”) is equal to or greater than $12.00 per share at any time during the period beginning at the Closing and ending on the three-year anniversary of the Closing date (the “Earn Out Period”); (ii) 3,000,000 shares upon the date on which the Share Price is equal to or greater than $15.00 per share during the Earn Out Period; and (iii) 3,000,000 shares upon the date on which the Share Price is equal to or greater than $18.00 per share during the Earn Out Period.

At the Special Meeting, you will be asked to consider and vote upon the following proposals:

(a)     Proposal No. 1 — The Business Combination Proposal — a proposal to adopt the Merger Agreement, as amended by the First Amendment to the Merger Agreement, dated as of January 26, 2022 (the “First Amendment”), and the transactions contemplated thereby, in the forms attached to the accompanying proxy statement as Annex A and Annex E, respectively (the “Business Combination Proposal”);

(b)     Proposal No. 2 — The Stock Issuance Proposal — a proposal to approve, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market (“Nasdaq”), (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Business Combination, consisting of the issuance of (i) shares of New TradeZero Common Stock to the TradeZero stockholders pursuant to the terms of the Merger Agreement and (ii) any shares of New TradeZero Common Stock pursuant to subscription agreements we may enter into prior to the Closing, as permitted by the Merger Agreement, and (y) the issuance of shares of New TradeZero Common Stock to the TradeZero stockholders in connection with the Business Combination that would result in the TradeZero stockholders owning more than 20% of the New TradeZero Common Stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules (the “Stock Issuance Proposal”);

(c)     Proposal Nos. 3(A)– 3(C) — The Charter Amendment Proposals — to consider and vote upon three separate proposals to amend and restate, and further amend, the Company’s amended and restated certificate of incorporation, dated December 17, 2020 (the “Current Charter”), as follows:

•        Charter Amendment Proposal A —  a proposal to approve and adopt the second amended and restated certificate of incorporation of New TradeZero (the “Proposed Charter”), a copy of which is attached to this proxy statement as Annex B (other than the proposals addressed in Charter Amendment Proposal B and Charter Amendment Proposal C), which, if approved, would amend and restate the Current Charter, and would take effect upon the Closing (“Charter Amendment Proposal A”); and

•        Charter Amendment Proposal B —  a proposal to approve and adopt an amendment to the Proposed Charter to increase the number of authorized shares of New TradeZero Common Stock from 380,000,000 shares to 550,000,000 shares of New TradeZero Common Stock and the total number of authorized shares from 401,000,000 shares to 551,000,000 shares (“Charter Amendment Proposal B”); and

•        Charter Amendment Proposal C — a proposal to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), which, if approved, will both be in effect upon the Closing (“Charter Amendment Proposal C”, and together with Charter Amendment Proposal A and Charter Amendment Proposal B, the “Charter Amendment Proposals”).

(d)     Proposal Nos. 4(A) — 4(G) — The Advisory Charter Proposals — to consider and vote upon a series of proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals (collectively, the “Advisory Charter Proposals”):

(a)     Advisory Charter Proposal A — under the Proposed Charter, members of New TradeZero’s board of directors (“New TradeZero Board”) may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero, subject to the rights of the holders of one or more series of preferred stock and any rights and obligations under the Board Nomination Agreement (as defined below) (“Advisory Charter Proposal A”);

(b)     Advisory Charter Proposal B — under the Proposed Charter, until the first date on which Daniel Pipitone, John Muscatella, Giovanni Ferrara, John Caruso and Kosta Corriveau, and each of their respective affiliates (including family members, estate planning vehicles and other investment vehicles controlled or beneficially owned by them) (collectively, the “Principal Stockholders”) cease to beneficially own collectively at least 50% of the then-outstanding New TradeZero Common Stock (the “Voting Threshold Date”), any actions required to be taken or permitted to be taken by the New TradeZero stockholders may be taken by written consent signed by New TradeZero stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, as opposed to the Current Charter, which provides that only the holders of Class B common stock have the right to take action by written consent (“Advisory Charter Proposal B”);

(c)     Advisory Charter Proposal C — under the Proposed Charter, any amendment to New TradeZero’s amended and restated bylaws (the “New TradeZero Bylaws”) will require approval of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero (“Advisory Charter Proposal C”);

(d)     Advisory Charter Proposal D — under the Proposed Charter, New TradeZero will not be governed by Section 203 of the DGCL (“Advisory Charter Proposal D”);

(e)     Advisory Charter Proposal E — under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New TradeZero Board, removal of directors from office, and filling vacancies on the New TradeZero Board, (ii) actions taken by the stockholders of New TradeZero, (iii) exculpation of personal liability of a director of New TradeZero and indemnification of persons serving as directors or officers of New TradeZero, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, (vi) amendments to the Proposed Charter and New TradeZero Bylaws, and (vii) the election not to be governed by Section 203 of the DGCL (“Advisory Charter Proposal E”);

(f)     Advisory Charter Proposal F — under the Proposed Charter, special meetings of stockholders for any purpose or purposes may be called at any time only by the New TradeZero Board, the chairperson of the New TradeZero Board, or the Chief Executive Officer of New TradeZero; provided, however, that prior to the Voting Threshold Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the Principal Stockholders (acting by holders of a majority of the New TradeZero Common Stock held by the Principal Stockholders) (“Advisory Charter Proposal F”); and

(g)     Advisory Charter Proposal G — the Proposed Charter does not include provisions applicable only to blank check companies and to operations as a special purpose acquisition company (“SPAC”) because, upon consummation of the Business Combination, the combined company will not be a SPAC. In addition, the provisions in the Current Charter requiring that Dune have net tangible assets of at least $5,000,001 immediately prior to a Business Combination (as defined in the Current Charter) will not be applicable to the combined company following consummation of the Business Combination (“Advisory Charter Proposal G”).

(e)     Proposal No. 5 — The Incentive Plan Proposal — a proposal to approve and adopt the TradeZero Global Inc. 2022 Long Term Incentive Plan (the “Incentive Plan”), a copy of which is attached to the accompanying proxy statement as Annex C (the “Incentive Plan Proposal”);

(f)     Proposal No. 6 — The ESPP Proposal — a proposal to approve and adopt the TradeZero Global Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to the accompanying proxy statement as Annex D (the “ESPP Proposal”);

(g)     Proposal No. 7 — The Director Election Proposal — a proposal to elect nine directors to serve staggered terms on the New TradeZero Board until the 2023, 2024 and 2025 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal”); and

(h)     Proposal No. 8 — The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of any of the Condition Precedent Proposals (as defined below) or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully. Under the Merger Agreement, the Closing is conditioned upon the approval of the Business Combination Proposal, Charter Amendment Proposal A, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) and each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Charter Amendment Proposal B and Charter Amendment Proposal C are conditioned on the approval of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated. By contrast, approval of each of the other proposals in the accompanying proxy statement (i.e., Charter Amendment Proposal B, Charter Amendment Proposal C, the Advisory Charter Proposals, and the Adjournment Proposal) is not a condition to the consummation of the Business Combination.

In addition to the Condition Precedent Proposals, the obligation of Dune and TradeZero to consummate the Business Combination pursuant to the Merger Agreement is also subject to the satisfaction or waiver of certain Closing conditions, including the aggregate cash proceeds from Dune’s trust account (the “Trust Account”) or other available cash (including any potential financing conducted by Dune as permitted under the Merger Agreement or the net proceeds obtained by TradeZero as a result of any debt financing arrangements that remain outstanding following the Closing) equaling or exceeding $80,000,000 after giving effect to the redemption of any shares of Dune Class A Common Stock in connection with the stockholder vote to approve the Business Combination (the “Available Closing SPAC Cash condition”). The Business Combination is also subject to the satisfaction or waiver of certain other Closing conditions (including, without limitation, certain conditions precedent to the consummation of the Business Combination) as described in the accompanying proxy statement.

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “DUNE” and “DUNEW”, respectively. Certain shares of Dune Class A Common Stock and redeemable warrants (the “public warrants”) included in the units (the “units”) sold in Dune’s initial public offering (the “IPO”) currently trade as units consisting of one share of Dune Class A Common Stock and one-half of one public warrant, and are listed on Nasdaq under the symbol “DUNEU.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, we will change our name to “TradeZero Global Inc.” We intend to apply to list the New TradeZero Common Stock and public warrants on the NYSE under the symbols “TRAD” and “TRAD WS”, respectively, upon the Closing.

Only holders of record of shares of Dune Class A Common Stock and Dune Class B Common Stock at the close of business on           , 2022 (the “record date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at https://www.cstproxy.com/duneacq/2022.

In connection with the signing of the Merger Agreement, our Sponsor entered into a sponsor agreement, pursuant to which it agreed to, among other things, vote its shares of Dune Class A Common Stock and Dune Class B Common Stock (collectively, the “Dune Shares”) in favor of the proposals being presented at the Special Meeting. As of the date hereof, our Sponsor owns 20% of the total outstanding Dune Shares.

Pursuant to the Current Charter, a holder of Dune Class A Common Stock (a “public stockholder”) may request that we redeem all or a portion of its shares of Dune Class A Common Stock included in the units sold in the IPO (the “public shares”) for cash if the Business Combination is consummated. As a public stockholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to           , New York City time, on           , 2022, (two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental, that we redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If the Business Combination is consummated and a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.02 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing. If a holder of public shares delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that we instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. See “The Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Approval of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Advisory Charter Proposals and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Approval of Charter Amendment Proposal A requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock and Dune Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Approval of each of Charter Amendment Proposal B and Charter Amendment Proposal C requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock. The election of the director nominees pursuant to the Director

Election Proposal requires the affirmative vote of a plurality of the shares of Dune Class A Common Stock and Dune Class B Common Stock cast by the Company’s stockholders present in person or by proxy at the virtual Special Meeting and entitled to vote thereon, voting as a single class.

All of our stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement as soon as possible.

If you are a stockholder of record holding our Shares, you may also cast your vote at the Special Meeting electronically by visiting https://www.cstproxy.com/duneacq/2022. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank.

If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Charter Amendment Proposals, but will have no effect on the outcome of any other proposal in the accompanying proxy statement.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Our Board unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals and “FOR” each of the director nominees.

Your attention is directed to the proxy statement accompanying this notice (including the Annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DUNE.info@investor.morrowsodali.com. This notice of Special Meeting is and the proxy statement relating to the Business Combination will be available at https://www.cstproxy.com/duneacq/2022.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,
West Palm Beach, Florida
, 2022	Carter Glatt, Chief Executive Officer and Director

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of stockholders to be held on           . This notice of Special Meeting and the accompanying proxy statement will be available at https://www.cstproxy.com/duneacq/2022.

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TRADEMARKS

This proxy statement contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The Company does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we”, “us”, “our”, the “Company” and “Dune” refer to Dune Acquisition Corporation, and the terms “New TradeZero,” “combined company” and “post-combination company” refer to TradeZero Global Inc. and its subsidiaries following the consummation of the Business Combination.

In this document:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into as of the Closing Date, by and among New TradeZero, the Sponsor, and the TradeZero Members and certain of their permitted transferees.

“Advisory Charter Proposals” means the proposal to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter, as set forth in “The Advisory Charter Proposals”.

“Available Closing SPAC Cash condition” refers to the condition that aggregate cash proceeds from the Trust Account or other available cash (including any potential financing conducted by Dune as permitted under the Merger Agreement or the net proceeds obtained by TradeZero as a result of any debt financing arrangements that remain outstanding following the Closing) must equal or exceed $80,000,000 after giving effect to the redemption of any shares of Dune Class A Common Stock in connection with the stockholder vote to approve the Business Combination.

“Board Nomination Agreement” means the agreement to be entered into as of the Closing Date, by and among New TradeZero, the Principal Stockholders, and the Sponsor, pursuant to which the Principal Stockholders will have the right to nominate members of the New TradeZero Board, subject to the beneficial ownership thresholds and conditions set forth therein.

“Business Combination” means the transactions contemplated by the Merger Agreement, including (i) at the Closing, (A) in accordance with the DGCL, Merger Sub merging with and into TradeZero with TradeZero surviving the merger as a direct, wholly-owned subsidiary of Dune, and (B) to the extent desirable, in TradeZero’s sole discretion, in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware, TradeZero merging with and into Merger Sub II, with Merger Sub II surviving the merger as a direct, wholly-owned subsidiary of Dune; and (ii) Dune being renamed “TradeZero Global Inc.” (“New TradeZero”).

“Business Combination Proposal” means the proposal to adopt the Merger Agreement and approve the Business Combination.

“Charter Amendment Proposals” means the proposals to approve Charter Amendment Proposal A, Charter Amendment Proposal B and Charter Amendment Proposal C.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition Precedent Proposals” means the Business Combination Proposal, Charter Amendment Proposal A, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal, each of which are cross-conditioned on the approval of each other.

“Continental” means Continental Stock Transfer & Trust Company.

“Current Charter” means Dune’s amended and restated certificate of incorporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Election Proposal” means the proposal to elect nine directors, comprised of three directors to serve as Class I directors, three directors to serve as Class II directors and three directors to serve as Class III directors, in each case to serve on New TradeZero’s Board for a term expiring at the annual meeting of stockholders to be held in

2023 in the case of Class I directors, 2024 in the case of Class II directors and 2025 in the case of Class III directors, or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal.

“DTC” means The Depository Trust Company.

“Dune” or “the Company” means Dune Acquisition Corporation, a Delaware corporation.

“Dune Board,” “the Board” or “our Board” means the board of directors of Dune.

“Dune Class A Common Stock” or “our Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of Dune.

“Dune Class B Common Stock” or “our Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of Dune.

“Dune Shares” or “our Shares” means, collectively, the Dune Class A Common Stock and Dune Class B Common Stock.

“Dune stockholders” or “our stockholders” means, collectively, the holders of the Dune Class A Common Stock and the holders of the Dune Class B Common Stock.

“Earn Out Shares” means up to 9,000,000 shares of New TradeZero Common Stock that may be issuable to TradeZero stockholders in respect of the earn out consideration.

“ESPP” means the TradeZero Global Inc. 2022 Employee Stock Purchase Plan.

“ESPP Proposal” means the proposal to approve the ESPP, a copy of which is attached to this proxy statement as Annex D, including the authorization of the initial share reserve under the ESPP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FASB” means the Financial Accounting Standards Board.

“FINRA” means the Financial Industry Regulatory Authority.

“First Amendment” means that certain First Amendment to the Agreement and Plan of Merger Agreement, dated as of January 26, 2022, by and among Dune, Merger Sub, Merger Sub II and TradeZero

“First Effective Time” means the time of the First Merger.

“First Merger” means the merger of Merger Sub with and into TradeZero, with TradeZero surviving the merger as a direct, wholly-owned subsidiary of Dune.

“founder shares” means the aggregate of 4,312,500 shares of Dune Class B Common Stock issued prior to Dune’s IPO.

“GAAP” means United States generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means the TradeZero Global Inc. 2022 Long Term Incentive Plan, a copy of which is attached to this proxy statement as Annex C.

“Incentive Plan Proposal” means the proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Dune’s initial public offering, consummated on December 22, 2020, through the sale of 17,250,000 units at $10.00 per unit.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Letter Agreement” means that certain Letter Agreement, dated as of December 17, 2020 entered into by and among Dune, the Sponsor, officers and all of its directors at the time, in connection with the IPO.

“Lock-Up Agreement” means that certain Lock-Up Agreement, dated as of October 12, 2021, by and among Dune, the Sponsor and the TradeZero stockholders.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of October 12, 2021, by and among Dune, Merger Sub, Merger Sub II and TradeZero, as amended by that certain First Amendment and as it may be further amended and/or restated from time to time.

“Merger Sub” means Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Dune.

“Merger Sub II” means Dune Merger Sub II, LLC, a Delaware limited liability and direct, wholly-owned subsidiary of Dune.

“Morrow” means Morrow Sodali LLC.

“Nasdaq” means The Nasdaq Capital Market.

“New TradeZero” means TradeZero Global Inc., a Delaware corporation (which, prior to consummation of the Business Combination, was known as Dune Acquisition Corporation.

“New TradeZero Board” means the board of directors of New TradeZero.

“New TradeZero Bylaws” means the proposed amended and restated bylaws to be adopted by Dune immediately prior to, and subject to, the Closing (and which at and after the Closing will operate as the amended and restated bylaws of New TradeZero).

“New TradeZero Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of New TradeZero.

“New TradeZero Management” means the management of New TradeZero following the consummation of the Business Combination.

“Note” means that certain promissory note between Dune and our Sponsor dated June 18, 2020.

“NYSE” means The New York Stock Exchange.

“Principal Stockholders” means Daniel Pipitone, John Muscatella, Giovanni Ferrara, John Caruso and Kosta Corriveau, and each of their respective affiliates (including family members, estate planning vehicles and other investment vehicles controlled or beneficially owned by them).

“private placement warrants” means the 4,850,000 warrants issued to our Sponsor concurrently with our IPO, each of which is exercisable for one share of Dune Class A Common Stock.

“Proposed Charter” means the proposed second amended and restated certificate of incorporation to be adopted by Dune pursuant to the Charter Amendment Proposals immediately prior to the Closing (and which at and after the Closing will operate as the second amended and restated certificate of incorporation of New TradeZero), a copy of which is attached as Annex B to this proxy statement.

“public shares” means shares of Dune Class A Common Stock included in the units issued in the IPO.

“public stockholders” means holders of public shares.

“public warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for one share of Dune Class A Common Stock, in accordance with its terms.

“record date” means             , 2022.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of December 17, 2020, between Dune and the Sponsor.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the optional merger of TradeZero with Merger Sub II, with Merger Sub II continuing as the surviving entity.

“Securities Act” means the Securities Act of 1933, as amended.

“SPAC” means a special purpose acquisition company.

“Special Meeting” means the special meeting of Dune’s stockholders to consider matters relating to the Business Combination.

“Sponsor” means Dune Acquisition Holdings, LLC, a Delaware limited liability company.

“Sponsor Agreement” means that certain Sponsor Agreement, dated as of October 12, 2021, by and among Dune, the Sponsor and TradeZero.

“Stock Exchange” means the NYSE or such other stock exchange as Dune and TradeZero may mutually agree prior to Closing.

“Stock Issuance Proposal” means the proposal to approve, for the purposes of complying with the applicable listing rules of the Nasdaq, the issuance of shares of 50,000,000 New TradeZero Common Stock pursuant to the terms of the Merger Agreement, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing, as permitted by the Merger Agreement.

“Support Agreement” means that certain Support Agreement, dated as of October 12, 2021, by and among Dune, TradeZero and the TradeZero stockholders.

“Termination Date” means July 12, 2022.

“TradeZero” means TradeZero Holding Corp., a Delaware corporation.

“TradeZero America” means TradeZero America, Inc., a Delaware corporation and subsidiary of TradeZero.

“TradeZero Bahamas” means TradeZero, Inc., a Bahamas corporation and subsidiary of TradeZero.

“TradeZero Common Stock” means the Class A common stock, par value $0.001 per share, of TradeZero.

“TradeZero Board” means the board of directors of TradeZero.

“TradeZero Group” means the TradeZero Members and any of their respective affiliates, family members and affiliated investors and their respective permitted assigns.

“TradeZero Members” means John Muscatella, Daniel Pipitone, Giovanni Ferrara, John Caruso and Kosta Corriveau.

“TradeZero stockholder” means each holder of TradeZero Common Stock.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the Trust Account of Dune that holds the proceeds from Dune’s IPO and the private placement of the private placement warrants.

“Trust Agreement” mean that certain Investment Management Trust Agreement, dated as of December 17, 2020, between Dune and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“units” means the units of Dune, each consisting of one share of Dune Class A Common Stock and one-half (1/2) of one public warrant of Dune.

“Voting Threshold Date” means the first date on which the Principal Stockholders cease to beneficially own collectively at least 50% of the then-outstanding New TradeZero Common Stock.

“warrants” means the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Dune and TradeZero. These statements are based on the beliefs and assumptions of the management of Dune and TradeZero. Although Dune and TradeZero believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of Dune or TradeZero can assure you that any of them will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, TradeZero management. WithumSmith+Brown, PC (“Withum”), TradeZero’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The Withum report included in this proxy statement relates to historical financial information of TradeZero. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this proxy statement include, but are not limited to, statements about the ability of Dune and TradeZero prior to the Business Combination, and New TradeZero following the Business Combination, to:

•        meet the Closing conditions to the Business Combination, including approval by Dune Stockholders and satisfying the Available Closing SPAC Cash condition;

•        realize the benefits expected from the Business Combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability to obtain and/or maintain the listing of the New TradeZero Common Stock on the NYSE following the Business Combination;

•        New TradeZero’s ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•        New TradeZero’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

•        factors relating to the business, operations and financial performance of TradeZero, including:

•        customer demand for each of the services offered across TradeZero’s platforms; and

•        market conditions and global and economic factors beyond New TradeZero’s control;

•        intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate;

•        litigation and the ability to adequately protect New TradeZero’s intellectual property rights; and

•        other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement describe additional factors that could adversely affect the business, financial condition or results of operations of Dune and TradeZero prior to the Business Combination, and New TradeZero following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Dune or TradeZero assess the impact of all such risk factors on the business of Dune and TradeZero prior to the

Business Combination, and New TradeZero following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to Dune or TradeZero or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Dune and TradeZero prior to the Business Combination, and New TradeZero following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Business Combination and the Special Meeting” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Certain Defined Terms.”

•        Dune is a SPAC formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses.

•        There are currently 21,562,500 Dune Shares issued and outstanding, consisting of (i) 17,250,000 shares of Dune Class A Common Stock, and (ii) 4,312,500 founder shares held by our Sponsor. There are currently no shares of preferred stock issued and outstanding. In addition, we have public warrants to purchase Dune Class A Common Stock (originally sold as part of the units issued in our IPO) outstanding, along with 4,850,000 private placement warrants issued to our Sponsor in a private placement concurrently with our IPO. Each public warrant entitles its holder to purchase one-half of one share of Dune Class A Common Stock at an exercise price of $11.50 per whole share, to be exercised only for a whole number of shares of Dune Class A Common Stock. Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing for one share of our Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement, if we assume that each outstanding whole warrant is exercised and one share of Dune Class A Common Stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully-diluted share capital would increase by a total of 13,475,000 shares, with approximately $154,962,500 paid to exercise the warrants. For more information regarding the public warrants, please see the section entitled “Description of New TradeZero Securities.”

•        TradeZero owns TradeZero Bahamas, a Nassau, Bahamas based broker-dealer serving international clients since 2015, and TradeZero America, a U.S. broker-dealer serving U.S. clients since 2019. TradeZero America is a member of the NYSE, NYSE Arca, Inc., NYSE American LLC, Cboe EDGX Exchange, Inc., Nasdaq and Nasdaq BX Exchanges. Through its broker-dealer subsidiaries, TradeZero offers retail clients access to commission-free stock trading and direct market center access to U.S. equities and equity options trading. TradeZero’s U.S. broker-dealer subsidiary also offers commission-free equity options trading. All commission-free plans are subject to various conditions described on the applicable broker-dealers’ websites, which conditions are subject to change in the future, and we also otherwise provide similar commission-based access. TradeZero provides its clients with an advanced suite of desktop, web-based and mobile software platforms, all of which include its proprietary Computer System and Network for Multiple Intraday and Interuser Acquiring/Discharging of Short Sale Securities Locates (U.S. patent pending) (the “TradeZero Short Locator”). TradeZero’s innovative features and capabilities for stock shorting accommodate all types of retail clients, especially the active trader. For more information about TradeZero, please see the sections entitled “TradeZero’s Business,” “TradeZero’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

•        In accordance with the terms and subject to the conditions of the Merger Agreement, at the Closing, (i) each issued and outstanding share of TradeZero Common Stock will automatically be converted into a number of shares of New TradeZero Common Stock equal to an exchange ratio (the “Exchange Ratio”), which will be determined by dividing (A) the quotient of (x) $500,000,000 divided by (y) the number of shares of TradeZero Common Stock immediately prior to the Closing (including the shares of TradeZero Common Stock subject to any restricted stock unit awards of TradeZero) by (B) $10.00 per share, (ii) all of the outstanding TradeZero restricted stock unit awards will be converted into New TradeZero restricted stock unit awards on the same terms and conditions as the existing awards (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (1) the number of shares of TradeZero Common Stock underlying the original award and (2) the Exchange Ratio and (iii) and all of the outstanding TradeZero stock option awards will be converted into New TradeZero stock option awards on the same terms and conditions as the existing award (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (aa) the number of shares of TradeZero Common Stock underlying the original award and (bb) the Exchange Ratio and an exercise price per share of New TradeZero Common Stock subject to the award equal to (i) the existing exercise price of the award divided by (ii) the Exchange Ratio. For more detailed information on the stock consideration see “The Business Combination Proposal — Consideration to TradeZero Stockholders” and “The Business Combination Proposal — Sources and Uses of Funds for the Business Combination.”

•        In addition, immediately prior to the Closing, the existing holders of TradeZero Common Stock will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at Closing and $10,000,000 and (ii) $30,000,000. On or as soon as practicable following the Closing, New TradeZero will grant the RSU Earn Out Awards, and the holders of TradeZero Common Stock immediately prior to the Closing and the holders of the RSU Earn Out Awards will have the right to receive a pro-rata share of up to 9,000,000 additional shares of New TradeZero Common Stock upon the occurrence of certain earn-out triggering events, as follows: (i) 3,000,000 shares upon the date on which the volume weighted average closing sale price of New TradeZero Common Stock as reported on the NYSE (or the stock exchange on which New TradeZero Common Stock is then listed) for a period of 20 trading days out of 30 consecutive trading days (as equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into New TradeZero Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New TradeZero Common Stock) (such price, the “Share Price”) is equal to or greater than $12.00 per share at any time during the period beginning at the Closing and ending on the three-year anniversary of the Closing date (the “Earn Out Period”); (ii) 3,000,000 shares upon the date on which the Share Price is equal to or greater than $15.00 per share during the Earn Out Period; and (iii) 3,000,000 shares upon the date on which the Share Price is equal to or greater than $18.00 per share during the Earn Out Period (collectively, the “Earn Out Shares”).

•        The following table summarizes the sources and uses for funding the Business Combination. The first table assumes that none of Dune’s stockholders exercise their redemption rights. The second table assumes that Dune’s stockholders exercise their redemption rights with respect to 9,269,440 shares of Dune Class A Common Stock, assuming a redemption price of $10.02 per share, representing the maximum amount of Dune Class A Common Stock that can be redeemed while still satisfying the Available Closing SPAC Cash condition. Where actual amounts are not known, the figures below represent our good faith estimate based on the assumptions set forth in the notes to the tables. If the actual facts are different from these assumptions, the below figures will be different.

Estimated Sources and Uses (No Redemption)

(in millions)
Sources
Proceeds from Trust Account(1)	$173
Dune Shares Issued to TradeZero(2)	500
Existing Cash on TradeZero Balance Sheet(3)	10
Total Sources	$683
Uses
Cash to New TradeZero’s Balance Sheet	$160
Dune Shares Issued to TradeZero(4)	500
Estimated Fees and Expenses	23
Total Uses	$683

Estimated Sources and Uses (Maximum Redemption)

(in millions)
Sources
Proceeds from Trust Account(1)	$173
Dune Shares Issued to TradeZero(2)	500
Existing Cash on TradeZero Balance Sheet(3)	10
Total Sources	$683
Uses
Cash to New TradeZero’s Balance Sheet	$67
Dune Shares Issued to TradeZero(4)	500
Estimated Fees and Expenses	23
Redemptions by Public Stockholders(5)	93
Total Uses	$683

____________

(1)      Calculated as of           , 2022 assuming a Closing as of           , 2022.

(2)      New TradeZero Common Stock to be issued at a deemed value of $10.00 per share.

(3)      Immediately prior to the closing of the proposed transaction, the existing holders of Class A common stock of TradeZero will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at the closing of the proposed transaction and $10,000,000 and (ii) $30,000,000.

(4)      Includes deferred underwriting commission of approximately $6,037,500 and estimated transaction expenses.

(5)      Assumes that the maximum number of shares of Dune Class A Common Stock can be redeemed are redeemed, while still satisfying the Available Closing SPAC Cash condition.

•        It is anticipated that, upon completion of the Business Combination, the approximate ownership interests of the Company will be as set forth in the table below:

•        Assuming No Redemption:    This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

•        Assuming 25% Redemption:    This presentation assumes that 25% of the public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 4,312,500 public shares are redeemed for an aggregate redemption payment of approximately $43,125,000, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021;

•        Assuming 50% Redemption:    This presentation assumes that 50% of the public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 8,625,000 public shares are redeemed for an aggregate redemption payment of approximately $86,250,000, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021; and

•        Assuming Maximum Redemption:    This presentation assumes that 9,250,993 public shares are redeemed for an aggregate redemption payment of approximately $92,521,417 based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021.

	Assuming No Redemptions of Public Shares	Assuming 25% Redemptions of Public Shares(1)	Assuming 50% Redemptions of Public Shares(2)	Assuming Maximum Redemptions of Public Shares(3)
Dune public stockholders	24.1%	19.2%	13.7%	12.8%
Dune Acquisition Holdings LLC	6.0%	6.4%	6.9%	7.0%
TradeZero Stockholders	69.9%	74.4%	79.4%	80.2%
	100%	100%	100%	100%

____________

(1)      Assumes that holders of 4,312,500 public shares exercise their redemption rights in connection with the Business Combination at a redemption price of $10.00 per share.

(2)      Assumes that holders of 8,625,000 public shares exercise their redemption rights in connection with the Business Combination at a redemption price of $10.00 per share.

(3)      Assumes that holders of 9,252,100 public shares exercise their redemption rights in connection with the Business Combination at a redemption price of $10.00 per share, which is the maximum number of public shares that may be redeemed by public stockholder before the minimum cash condition in the Merger Agreement would need to be waived prior to the Closing (assuming no other available cash of Dune, including any potential financing conducted by Dune as permitted under the Merger Agreement or any net proceeds obtained by TradeZero as a result of any debt financing arrangements that remain outstanding following the Closing).

The percentages set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the Closing), (b) the issuance of any shares underlying New TradeZero options or other equity awards that will be held by equity holders of TradeZero following completion of the Business Combination, or (c) Earn Out Shares or RSU Earn Out Awards. If each such warrants were exercisable and exercised following the completion of the Business Combination and the Earn Out Shares were fully vested and issued, then ownership of New TradeZero would be as follows (assuming the same number of public shares are redeemed as described in the footnotes to the table immediately above):

	Assuming No Redemptions of Public Shares	Assuming 25% Redemptions of Public Shares	Assuming 50% Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Dune public stockholders	27.5%	24.0%	20.2%	19.6%
Dune Acquisition Holdings LLC	9.7%	10.2%	10.7%	10.8%
TradeZero Stockholders	62.8%	65.8%	69.1%	69.6%
	100%	100%	100%	100%

____________

(1)      The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Available Closing SPAC Cash condition in the Merger Agreement.

The amount of proceeds to New TradeZero upon the exercise of all outstanding warrants following the completion of the Business Combination could be nil, as (i) all such warrants are exercisable on a cashless basis under certain circumstances and (ii) the public warrants may be redeemed for $0.01 per warrant under certain circumstances. For further information on the circumstances in which the public warrants, the private placement warrants and the forward warrants may be exercised on a cashless basis, please see the section entitled “Description of New TradeZero Securities.” For further information regarding our post-combination capital structure, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

•        Our management and Board considered various factors in determining whether to approve the Merger Agreement and the Business Combination. For more information about our decision-making process, see the section entitled “Proposal No. 1 — Approval of the Business Combination — Dune’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•        Pursuant to our Current Charter, in connection with the Business Combination, holders of our public shares may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Current Charter. As of September 30, 2021, the estimated per share redemption price would have been approximately $10.02. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of the post-combination company and will not participate in the future growth of the post-combination company, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent, Continental, at least two business days prior to the scheduled vote at the Special Meeting. Please see the section entitled “Special Meeting of Dune Stockholders — Redemption Rights.”

•        In addition to voting on the proposal to adopt the Merger Agreement and approve the transactions contemplated thereunder, including the Business Combination, at the Special Meeting, Dune stockholders will be asked to vote on:

(a)     Proposal No. 2 — The Stock Issuance Proposal — a proposal to approve, for the purposes of complying with the applicable listing rules of Nasdaq, (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Business Combination, consisting of the issuance of (i) shares of New TradeZero Common Stock to the TradeZero stockholders pursuant to the terms of the Merger Agreement and (ii) any shares of New TradeZero Common Stock pursuant to subscription agreements we may enter into prior to the Closing, as permitted by the Merger Agreement, and (y) the issuance of shares of New TradeZero Common Stock to the TradeZero stockholders in connection with the Business Combination that would result in the TradeZero stockholders owning more than 20% of the New TradeZero Common Stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules;

(b)    Proposal Nos. 3(A) – 3(C) — The Charter Amendment Proposals — to consider and vote upon three separate proposals to amend and restate, and further amend, the Company’s amended and restated certificate of incorporation, dated December 17, 2020 (the “Current Charter”), as follows:

•        Charter Amendment Proposal A —  a proposal to approve and adopt the second amended and restated certificate of incorporation of New TradeZero (the “Proposed Charter”), a copy of which is attached to this proxy statement as Annex B (other than the proposals addressed in Charter Amendment Proposal B and Charter Amendment Proposal C), which, if approved, would amend and restate the Current Charter, and would take effect upon the Closing (“Charter Amendment Proposal A”); and

•        Charter Amendment Proposal B —  a proposal to approve and adopt an amendment to the Proposed Charter to increase the number of authorized shares of New TradeZero Common Stock from 380,000,000 shares to 550,000,000 shares of New TradeZero Common Stock and the total number of authorized shares from 401,000,000 shares to 551,000,000 shares (“Charter Amendment Proposal B”); and

•        Charter Amendment Proposal C —  a proposal to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), which, if approved, will both be in effect upon the Closing (“Charter Amendment Proposal C”, and together with Charter Amendment Proposal A and Charter Amendment Proposal B, the “Charter Amendment Proposals”).

(c)     Proposal Nos. 4(A) – 4(G) — The Advisory Charter Proposals — to consider and vote upon a series of proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals:

(a)     Advisory Charter Proposal A — under the Proposed Charter, members of the New TradeZero Board may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds (662/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero, subject to the rights of the holders of one or more series of preferred stock and any rights and obligations under the Board Nomination Agreement;

(b)    Advisory Charter Proposal B — under the Proposed Charter, until the Voting Threshold Date, any actions required to be taken or permitted to be taken by the New TradeZero stockholders may be taken by written consent signed by New TradeZero stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, as opposed to the Current Charter, which provides that only the holders of Class B common stock have the right to take action by written consent;

(c)     Advisory Charter Proposal C — under the Proposed Charter, any amendment to the New TradeZero Bylaws will require approval of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero;

(d)    Advisory Charter Proposal D — under the Proposed Charter, New TradeZero will not be governed by Section 203 of the DGCL;

(e)     Advisory Charter Proposal E — under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New TradeZero Board, removal of directors from office, and filling vacancies on the New TradeZero Board, (ii) actions taken by the stockholders of New TradeZero, (iii) exculpation of personal liability of a director of New TradeZero and indemnification of persons serving as directors or officers of New TradeZero, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, (vi) amendments to the Proposed Charter and New TradeZero Bylaws, and (vii) the election not to be governed by Section 203 of the DGCL;

(f)     Advisory Charter Proposal F — under the Proposed Charter, special meetings of stockholders for any purpose or purposes may be called at any time only by the New TradeZero Board, the chairperson of the New TradeZero Board, or the Chief Executive Officer of New TradeZero; provided, however, that prior to the Voting Threshold Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the Principal Stockholders (acting by holders of a majority of the New TradeZero Common Stock held by the Principal Stockholders); and

(g)    Advisory Charter Proposal G — the Proposed Charter does not include provisions applicable only to blank check companies and to operations as a SPAC because, upon consummation of the Business Combination, the combined company will not be a SPAC. In addition, the provisions in the Current Charter requiring that Dune have net tangible assets of at least $5,000,001 immediately prior to a Business Combination (as defined in the Current Charter) will not be applicable to the combined company following consummation of the Business Combination.

(d)    Proposal No. 5 — The Incentive Plan Proposal — a proposal to approve and adopt the Incentive Plan, a copy of which is attached to this proxy statement as Annex C;

(e)     Proposal No. 6 — The ESPP Proposal — a proposal to approve and adopt the ESPP, a copy of which is attached to this proxy statement as Annex D;

(f)     Proposal No. 7 — The Director Election Proposal — a proposal to elect nine directors to serve staggered terms on the New TradeZero Board until the 2023, 2024 and 2025 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal; and

(g)    Proposal No. 8 — The Adjournment Proposal — A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of any of the Condition Precedent Proposals or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived.

Each of these proposals is more fully described in this proxy statement, which you are encouraged to read carefully. Under the Merger Agreement, the Closing is conditioned upon the approval of the Business Combination Proposal, Charter Amendment Proposal A, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) and each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Charter Amendment Proposal B and Charter Amendment Proposal C are conditioned on the approval of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated. By contrast, approval of each of the other proposals in this proxy statement (i.e., Charter Amendment Proposal B, Charter Amendment Proposal C, the Advisory Charter Proposals, and the Adjournment Proposal) is not a condition to the consummation of the Business Combination.

•        Our Board has decided to increase the size of the Board from five to nine directors if the Business Combination is completed. For more information, please see the section entitled “New TradeZero Management After the Business Combination.”

•        Unless waived by the parties to the Merger Agreement, and subject to applicable law, the Closing is subject to a number of conditions set forth in the Merger Agreement including, among others, the Available Closing SPAC Cash condition equaling or exceeding $80,000,000 after giving effect to the redemption of any shares of Dune Class A Common Stock in connection with the stockholder vote to approve the Business Combination. For more information about the Closing conditions to the Business Combination, please see the section entitled “The Merger Agreement — Conditions to Closing — Conditions to Each Party’s Obligations.”

•        The Merger Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by Dune or TradeZero in specified circumstances. For more information about the termination rights under the Merger Agreement, please see the section entitled “The Merger Agreement — Termination.”

•        The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•        In considering the recommendation of our Board to vote in favor of the Business Combination, Dune stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and management have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Dune stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by June 22, 2022.

•        Prior to the IPO, the Sponsor paid $25,000 in consideration for 4,312,500 founder shares, or approximately $0.006 per share. The 4,312,500 founder shares have an aggregate market value of approximately $             based upon the closing per share price of $             on Nasdaq on             , 2022, the record date.

•        Simultaneously with the consummation of our IPO, we sold 4,850,000 warrants, each exercisable to purchase one share of our Class A common stock at $11.50 per share, at a price of $1.00 per warrant for an aggregate of $4,850,000 to our Sponsor. Upon the closing, each warrant will become exercisable to purchase one share of New TradeZero Common Stock at $11.50 commencing 30 days following the Closing. Such warrants have an aggregate market value of approximately $             based upon the closing per warrant price of $             on Nasdaq on             , 2022, the record date.

•        In total, our Sponsor paid an aggregate of $4,875,000 to purchase securities with an aggregate market value of approximately $             based upon closing prices on Nasdaq on             , 2022, the record date (without taking into account any diminution in value resulting from the transfer restrictions on such securities).

•        Our Sponsor and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the Business Combination. In addition, our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Dune fails to complete a business combination by June 22, 2022. There will be no redemption rights or liquidating distributions with respect to the private placement warrants or public warrants, which will expire worthless if we fail to complete our initial business combination by June 22, 2022.

•        The nominal purchase price paid by the Sponsor for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of the public shares is substantially less than $10.00 per share. As a result, the Sponsor is likely able to recoup its investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public stockholders, even if that business combination were with a riskier or less-established target business.

•        Carter Glatt, our Chief Executive Officer and Director, and William Nance, our Director, are expected to serve as directors of New TradeZero after the Closing. As such, in the future, they may receive any cash fees, stock options or stock awards that the New TradeZero Board determines to pay its directors and/or officers.

•        In connection with the Closing, we will enter into the A&R Registration Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private placement warrants and shares of New TradeZero Common Stock issuable upon conversion of the founder shares and private placement warrants, with registration rights.

•        In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

•        In connection with the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to us and remain outstanding. As of the date of this proxy statement, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by us from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Such reimbursable out-of-pocket expenses, if any, are not expected to be material. As of         , the total aggregate amount of out-of-pocket expenses expected to be repaid by Dune upon consummation of the Business Combination is $        .

•        Upon the completion of the Business Combination, Cantor Fitzgerald & Co (“Cantor”) and Needham & Company (“Needham”), who acted as Dune’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $6,037,500. Additionally, PJT Partners LP (“PJT”), a global investment advisory firm, who acted as Dune’s financial advisor in connection with the Business Combination, and Appleby Capital (“Appleby”), who acted as TradeZero’s financial advisor in connection with the Business Combination, will receive, in the aggregate, up to $7,000,000 in fees in connection with certain financial advisory services provided to Dune and TradeZero, respectively. None of Cantor, Needham, PJT or Appleby will receive such fees unless the Business Combination is successfully completed.

•        Given the differential in the purchase price that our Sponsor paid for the founder shares as compared to the price of the units sold in Dune’s IPO, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TradeZero Common Stock trades below the price initially paid for the units in Dune’s IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•        Pursuant to the Sponsor Agreement, Dune has agreed to indemnify the Sponsor for a period of six years after the Closing against any claims directly relating to the Business Combination arising from the Sponsor’s ownership of Dune’s equity securities or its control or ability to influence Dune, subject to certain limited exceptions.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. Dune urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement.

Q:     Why am I receiving this proxy statement?

A:     We are proposing to consummate the Business Combination with TradeZero. On October 12, 2021, we entered into the Merger Agreement with Dune, Merger Sub, Merger Sub II and TradeZero, the terms of which are described in this proxy statement. A copy of the Merger Agreement and the First Amendment are attached hereto as Annex A and Annex E, respectively. We urge our stockholders to read the Merger Agreement and the First Amendment in their entirety.

The Merger Agreement must be adopted by our stockholders in accordance with the DGCL and our Current Charter. We are holding a Special Meeting to obtain that approval. Our stockholders will also be asked to vote on certain other matters described in this proxy statement at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of any of the Condition Precedent Proposals or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived.

THE VOTE OF DUNE STOCKHOLDERS IS IMPORTANT. DUNE STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:     Why is Dune proposing the Business Combination?

A:     We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

TradeZero owns TradeZero Bahamas, a Nassau, Bahamas based broker-dealer serving international clients since 2015, and TradeZero America, a U.S. broker-dealer serving U.S. clients since 2019. TradeZero America is a member of the NYSE, NYSE Arca, Inc., NYSE American LLC, Cboe EDGX Exchange, Inc., Nasdaq and Nasdaq BX Exchanges. Through its broker-dealer subsidiaries, TradeZero offers retail clients access to commission-free stock trading and direct market center access to U.S. equities and equity options trading. TradeZero’s U.S. broker-dealer subsidiary also offers commission-free equity options trading. All commission-free plans are subject to various conditions described on the applicable broker-dealers’ websites, which conditions are subject to change in the future, and we also otherwise provide similar commission-based access. TradeZero provides its clients with an advanced suite of desktop, web-based and mobile software platforms, all of which include its proprietary TradeZero Short Locator (U.S. patent pending). TradeZero’s innovative features and capabilities for stock shorting accommodate all types of retail clients, especially the active trader.

Based on its due diligence investigations of TradeZero and the industries in which it operates, including the financial and other information provided by TradeZero in the course of our due diligence investigations, our Board believes that the Business Combination with TradeZero is in our best interests and of those of our stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this.

Although our Board believes that the Business Combination with TradeZero presents a unique business combination opportunity and is in the best interests of Dune and its stockholders, our Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — Dune’s Board of Directors’ Reasons for Approval of the Business Combination” for a discussion of the factors considered by our Board in making its decision.

Q:     When and where will the Special Meeting take place?

A:     Our Special Meeting will be held on             , 2022, at             , New York City time, in virtual format at https://www.cstproxy.com/duneacq/2022.

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, our Board determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. Our Board believes that this is the right choice for Dune and our stockholders at this time, as it permits our stockholders to attend and participate in the Special Meeting while safeguarding the health and safety of our stockholders, directors and management team. You will be able to attend the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting https://www.cstproxy.com/duneacq/2022. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental. The meeting webcast will begin promptly at             , New York City time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the Special Meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Q:     What matters will be considered at the Special Meeting?

A:     Our stockholders will be asked to consider and vote on the following proposals:

(a)     Proposal No. 1 — The Business Combination Proposal — a proposal to adopt the Merger Agreement, as amended by the First Amendment, and the transactions contemplated thereby, in the forms attached to this proxy statement as Annex A and Annex E, respectively;

(b)    Proposal No. 2 — The Stock Issuance Proposal — a proposal to approve, for the purposes of complying with the applicable listing rules of Nasdaq, (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Business Combination, consisting of the issuance of (i) shares of New TradeZero Common Stock to the TradeZero stockholders pursuant to the terms of the Merger Agreement and (ii) any shares of New TradeZero Common Stock pursuant to subscription agreements we may enter into prior to the Closing, as permitted by the Merger Agreement, and (y) the issuance of shares of New TradeZero Common Stock to the TradeZero stockholders in connection with the Business Combination that would result in the TradeZero stockholders owning more than 20% of the New TradeZero Common Stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules;

(c)     Proposal Nos. 3(A) — 3(C) — The Charter Amendment Proposals — to consider and vote upon three separate proposals to amend and restate, and further amend the Current Charter, as follows:

•        Charter Amendment Proposal A —  a proposal to approve and adopt the Proposed Charter, a copy of which is attached to this proxy statement as Annex B (other than the proposals addressed in Charter Amendment Proposal B and Charter Amendment Proposal C), which, if approved, would amend and restate the Current Charter, and would take effect upon the Closing; and

•        Charter Amendment Proposal B —  a proposal to approve and adopt an amendment to the Proposed Charter to increase the number of authorized shares of New TradeZero Common Stock from 380,000,000 shares to 550,000,000 shares of New TradeZero Common Stock and the total number of authorized shares from 401,000,000 shares to 551,000,000 shares; and

•        Charter Amendment Proposal C — a proposal to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, which, if approved, will both be in effect upon the Closing.

(d)    Proposal Nos. 4(A) — 4(G) — The Advisory Charter Proposals — to consider and vote upon a series of proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals:

(a)     Advisory Charter Proposal A — under the Proposed Charter, members of the New TradeZero Board may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds (662/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero, subject to the rights of the holders of one or more series of preferred stock and any rights and obligations under the Board Nomination Agreement;

(b)    Advisory Charter Proposal B — under the Proposed Charter, until the Voting Threshold Date, any actions required to be taken or permitted to be taken by the New TradeZero stockholders may be taken by written consent signed by New TradeZero stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, as opposed to the Current Charter, which provides that only the holders of Class B common stock have the right to take action by written consent;

(c)     Advisory Charter Proposal C — under the Proposed Charter, any amendment to the New TradeZero Bylaws will require approval of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero;

(d)    Advisory Charter Proposal D — under the Proposed Charter, New TradeZero will not be governed by Section 203 of the DGCL;

(e)     Advisory Charter Proposal E — under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (662/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New TradeZero Board, removal of directors from office, and filling vacancies on the New TradeZero Board, (ii) actions taken by the stockholders of New TradeZero, (iii) exculpation of personal liability of a director of New TradeZero and indemnification of persons serving as directors or officers of New TradeZero, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, (vi) amendments to the Proposed Charter and New TradeZero Bylaws, and (vii) the election not to be governed by Section 203 of the DGCL;

(f)     Advisory Charter Proposal F — under the Proposed Charter, special meetings of stockholders for any purpose or purposes may be called at any time only by the New TradeZero Board, the chairperson of the New TradeZero Board, or the Chief Executive Officer of New TradeZero; provided, however, that prior to the Voting Threshold Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the Principal Stockholders (acting by holders of a majority of the New TradeZero Common Stock held by the Principal Stockholders).

(g)    Advisory Charter Proposal G — the Proposed Charter does not include provisions applicable only to blank check companies and to operations as a SPAC because, upon consummation of the Business Combination, the combined company will not be a SPAC. In addition, the provisions in the Current Charter requiring that Dune have net tangible assets of at least $5,000,001 immediately prior to a Business Combination (as defined in the Current Charter) will not be applicable to the combined company following consummation of the Business Combination.

(e)     Proposal No. 5 — The Incentive Plan Proposal — a proposal to approve and adopt the Incentive Plan, a copy of which is attached to this proxy statement as Annex C;

(f)     Proposal No. 6 — The ESPP Proposal — a proposal to approve and adopt the ESPP, a copy of which is attached to this proxy statement as Annex D;

(g)    Proposal No. 7 — The Director Election Proposal — a proposal to elect nine directors to serve staggered terms on the New TradeZero Board until the 2023, 2024 and 2025 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal; and

(h)    Proposal No. 8 — The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of any of the Condition Precedent Proposals or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived.

Q:     Are the proposals conditioned on one another?

A:     Under the Merger Agreement, the Closing is conditioned upon the approval of each of the Condition Precedent Proposals, and each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Charter Amendment Proposal B and Charter Amendment Proposal C are conditioned on the approval of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated. By contrast, approval of each of the other proposals in this proxy statement (i.e., Charter Amendment Proposal B, Charter Amendment Proposal C, the Advisory Charter Proposals, and the Adjournment Proposal) is not a condition to the consummation of the Business Combination.

It is important for you to note that in the event that if any of the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by the applicable deadline, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:     Why is Dune providing its stockholders with the opportunity to vote in the Business Combination?

A:     Under our Current Charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote, rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing. The adoption of the Merger Agreement is required under Delaware law and the approval of the Business Combination is required under our Current Charter. In addition, such approval is also a condition to the Closing under the Merger Agreement.

Q:     What will happen in connection with the Business Combination?

A:     If the Merger Agreement is adopted by Dune’s stockholders and the transactions thereunder are consummated, Merger Sub will merge with and into TradeZero, with TradeZero surviving the merger as a direct, wholly-owned subsidiary of New TradeZero. Although TradeZero has the option to consummate the Second Merger, it does not currently intend to do so

Q:     How has the announcement of the Business Combination affected the trading price of Dune’s common stock?

A:     On Monday, October 11, 2021, the trading date before the public announcement of the Business Combination, Dune’s units, public shares and warrants closed at $10.26, $9.87 and $0.80, respectively. On             , 2022, the trading date immediately prior to the date of this proxy statement, Dune’s units, public shares and warrants closed at $            , $             and $            , respectively.

Q:     How will the Business Combination impact the New TradeZero Common Stock outstanding after the Closing?

A:     After the Business Combination and the consummation of the transactions contemplated thereby, the amount of New TradeZero Common Stock outstanding will increase by approximately           % to approximately 71,562,500 shares of common stock (assuming that no Dune Shares are redeemed and excluding the Earn Out Shares). Additionally, immediately prior to the Closing, the existing holders of TradeZero Common Stock will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at Closing and $10,000,000 and (ii) $30,000,000. On or as soon as practicable following the Closing, New TradeZero will grant the RSU Earn Out Awards, and the holders of TradeZero Common Stock immediately prior to the Closing and the holders of the RSU Earn Out Awards will have the right to receive a pro-rata share of up to 9,000,000 Earn Out Shares upon the occurrence of certain earn-out triggering events, as follows: (i) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $12.00 per share during the Earn Out Period; (ii) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $15.00 per share during the Earn Out Period; and (iii) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $18.00 per share during the Earn Out Period.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Closing, (i) each issued and outstanding share of TradeZero Common Stock will automatically be converted into a number of shares of New TradeZero Common Stock equal to the Exchange Ratio, (ii) all of the outstanding TradeZero restricted stock unit awards will be converted into New TradeZero restricted stock unit awards on the same terms and conditions as the existing awards (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (1) the number of shares of TradeZero Common Stock underlying the original award and (2) the Exchange Ratio and (iii) and all of the outstanding TradeZero stock option awards will be converted into New TradeZero stock option awards on the same terms and conditions as the existing award (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (aa) the number of shares of TradeZero Common Stock underlying the original award and (bb) the Exchange Ratio and an exercise price per share of New TradeZero Common Stock subject to the award equal to (i) the existing exercise price of the award divided by (ii) the Exchange Ratio.

Q:     Is the Business Combination the first step in a “going private” transaction?

A:     No. The Company does not intend for the Business Combination to be the first step in a “going private” transaction. In fact, one of the primary purposes of the Business Combination is to provide a platform for TradeZero to access the U.S. public markets.

Q:     Will the management of TradeZero change in the Business Combination?

A:     We anticipate that all of the executive officers of TradeZero serving as of the date hereof will remain with the post-Business Combination company. The current directors of the Company will resign at the time of the Business Combination, other than Carter Glatt and William Nance, who have been nominated, subject to the approval of the Director Election Proposal, to serve as directors of New TradeZero. The remaining director nominees will be designated in accordance with the Director Election Proposal. Please see the section entitled “Management After the Business Combination — Directors and Officers.”

Q:     Will Dune obtain new financing in connection with the transaction?

A:     No. Dune does not currently intend to seek new financing in connection with the Business Combination.

Q:     Are there any arrangements to help ensure that Dune will have sufficient funds, together with the proceeds in the Trust Account, to fund the aggregate purchase price?

A:     No. Unless waived by TradeZero, the Merger Agreement provides that TradeZero’s obligation to consummate the Business Combination is conditioned on the funds in the Trust Account or other available cash (including any potential financing conducted by Dune as permitted under the Merger Agreement or the net proceeds obtained by TradeZero as a result of any debt financing arrangements that remain outstanding following the Closing), being equal to no less than an aggregate amount of $80,000,000 after giving effect to the redemption of any shares of Dune Class A Common Stock in connection with the stockholder vote to approve the Business Combination. The Company will use the funds in the Trust Account, to pay certain fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, including the Business Combination.

Q:     Why is Dune proposing the Charter Amendment Proposals?

A:     The Proposed Charter provides for certain amendments to our Current Charter. Pursuant to Delaware law, we are required to submit the Charter Amendment Proposals to the Company’s stockholders for adoption. The Proposed Charter will not be adopted if the other Condition Precedent Proposals are not consummated; however, approval of each of Charter Amendment Proposal B and Charter Amendment Proposal C are not Condition Precedent Proposals. Therefore, the Business Combination can still be consummated if the Condition Precedent Proposals are all approved but Charter Amendment Proposal B and Charter Amendment Proposal C fails to gain sufficient votes. For additional information please see the section entitled “Proposal Nos. 3(A) — 3(C) — The Charter Amendment Proposals.”

Q:     Why is Dune proposing the Incentive Plan Proposal?

The purpose of the Incentive Plan Proposal is to further align the interests of the eligible participants with those of Dune stockholders by providing long-term incentive compensation opportunities tied to the performance of New TradeZero. Please see the section entitled “Proposal No. 5 — The Incentive Plan Proposal” for additional information.

Q:     Why is Dune proposing the ESPP Proposal?

The purpose of the ESPP Proposal is to provide eligible employees with an opportunity to increase their proprietary interest in the success of New TradeZero by purchasing New TradeZero Common Stock on favorable terms and to pay for such purchases through payroll deductions. Dune believes that, by providing eligible employees with an opportunity to increase their proprietary interest in the success of New TradeZero, the ESPP will motivate participants to offer their maximum effort to New TradeZero and help focus them on the creation of long-term value consistent with the interests of New TradeZero’s stockholders. For more information about the ESPP, please see the section entitled “Proposal No. 6 — The ESPP Proposal”.

Q:     Is my vote important?

A:     Yes. The Business Combination cannot be completed unless the Merger Agreement is adopted by our stockholders holding a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock on such proposal and the other Condition Precedent Proposals achieve the necessary vote outlined below. Only our stockholders as of the close of business on             , 2022, the record date for the Special Meeting, are entitled to vote at the Special Meeting. Our Board unanimously recommends that such Dune stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposals, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the election of each of the director nominees to the Board and “FOR” the approval of the Adjournment Proposal.

Q:     What is the difference between a stockholder of record and “street name” holder?

A:     If your shares are registered directly in your name with the Company’s Transfer Agent, Continental, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:     If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:     No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your public shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     What stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:    The Business Combination Proposal. Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the

Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal. Our Sponsor has agreed to vote their Dune Shares in favor of the Business Combination. Our Sponsor currently holds 20% of our outstanding Shares. Accordingly, if all of our outstanding Shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 37.5% the outstanding shares in order to approve the Business Combination Proposal. Because the Business Combination Proposal only requires a majority of the votes cast at the Special Meeting in order to be approved and because a quorum will exist at the Special Meeting if a majority of the outstanding Dune Shares as of the record date are present, the Business Combination Proposal could be approved by the additional affirmative vote of shares representing as little as 6.25% of the outstanding shares.

The Stock Issuance Proposal.    Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

Charter Amendment Proposal A.    Approval of Charter Amendment Proposal A requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock and Dune Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

Charter Amendment Proposal B.    Approval of Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

Charter Amendment Proposal C.    Approval of Charter Amendment Proposal C requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

The Advisory Charter Proposals.    Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on any of the Advisory Charter Proposals.

The Incentive Plan Proposal.    Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

The ESPP Proposal.    Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

The Director Election Proposal.    The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of Dune Class A Common Stock and Dune Class B Common Stock cast by the Company’s stockholders present in person or by proxy at the virtual Special Meeting and entitled to vote thereon, voting as a single class. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Dune stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes have no effect on the proposal.

The Adjournment Proposal.    Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Dune stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the proposal.

Q:     What will TradeZero’s equity holders receive in connection with the Business Combination?

A:     In accordance with the terms and subject to the conditions of the Merger Agreement, at the Closing, (i) each issued and outstanding share of TradeZero Common Stock will automatically be converted into a number of shares of New TradeZero Common Stock equal to the Exchange Ratio, (ii) all of the outstanding TradeZero restricted stock unit awards will be converted into New TradeZero restricted stock unit awards on the same terms and conditions as the existing awards (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (1) the number of shares of TradeZero Common Stock underlying the original award and (2) the Exchange Ratio and (iii) and all of the outstanding TradeZero stock option awards will be converted into New TradeZero stock option awards on the same terms and conditions as the existing award (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (aa) the number of shares of TradeZero Common Stock underlying the original award and (bb) the Exchange Ratio and an exercise price per share of New TradeZero Common Stock subject to the award equal to (i) the existing exercise price of the award divided by (ii) the Exchange Ratio.

In addition, immediately prior to the Closing, the existing holders of TradeZero Common Stock will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at Closing and $10,000,000 and (ii) $30,000,000. On or as soon as practicable following the Closing, New TradeZero will grant the RSU Earn Out Awards, and the holders of TradeZero Common Stock immediately prior to the Closing and the holders of the RSU Earn Out Awards will have the right to receive a pro-rata share of up to 9,000,000 Earn Out Shares upon the occurrence of certain earn-out triggering events, as follows: (i) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $12.00 per share during the Earn Out Period; (ii) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $15.00 per share during the Earn Out Period; and (iii) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $18.00 per share during the Earn Out Period. For more detailed information on the stock consideration see “The Business Combination Proposal — Consideration to TradeZero Stockholders” and “The Business Combination Proposal — Sources and Uses of Funds for the Business Combination.”

Q:     What equity stake will current Dune stockholders and TradeZero stockholders hold in New TradeZero immediately after the consummation of the Business Combination?

A:     It is anticipated that, upon completion of the Business Combination, the ownership interests in New TradeZero will be as set forth in the table below.

The ownership interests in New TradeZero after the Business Combination, assuming that the maximum number of 9,269,440 public shares are redeemed (with the number of redemptions being determined by assuming that the redemption price is $10.02 per share and that the maximum number of redemptions which may occur is that number that still enables the Available Closing SPAC Cash condition under the Merger Agreement to be satisfied, assuming no other available cash of Dune, including any potential financing conducted by Dune as permitted under the Merger Agreement or any net proceeds obtained by TradeZero as a result of any debt financing arrangements that remain outstanding following the Closing), assuming the Closing occurs in the first half of 2022, has been determined based on the capitalization of each of Dune and TradeZero as of September 30, 2021, assuming consummation of the Business Combination, which results in an assumed number of 50,000,000 shares (excluding the Earn Out Shares) of New TradeZero Common Stock being issued pursuant to the Merger Agreement and an assumed aggregate number of 71,562,500 shares of New TradeZero Common Stock issued and outstanding following the Closing (assuming no redemptions). For further information regarding our post-combination capital structure, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Assuming No Redemptions of Public Shares	Assuming 25% Redemptions of Public Shares(1)	Assuming 50% Redemptions of Public Shares(2)	Assuming Maximum Redemptions of Public Shares(3)
Dune public stockholders	24.1%	19.2%	13.7%	12.8%
Dune Acquisition Holdings LLC	6.0%	6.4%	6.9%	7.0%
TradeZero Stockholders	69.9%	74.4%	79.4%	80.2%
	100%	100%	100%	100%

____________

(1)      Assumes that holders of 4,312,500 public shares exercise their redemption rights in connection with the Business Combination at a redemption price of $10.00 per share.

(2)      Assumes that holders of 8,625,000 public shares exercise their redemption rights in connection with the Business Combination at a redemption price of $10.00 per share.

(3)      Assumes that holders of 9,252,100 public shares exercise their redemption rights in connection with the Business Combination at a redemption price of $10.00 per share, which is the maximum number of public shares that may be redeemed by public stockholders before the minimum cash condition in the Merger Agreement would need to be waived prior to the Closing (assuming no other available cash of Dune, including any potential financing conducted by Dune as permitted under the Merger Agreement or any net proceeds obtained by TradeZero as a result of any debt financing arrangements that remain outstanding following the Closing).

The percentages set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the Closing), (b) the issuance of any shares underlying New TradeZero options or other equity awards that will be held by equity holders of TradeZero following completion of the Business Combination, or (c) Earn Out Shares or RSU Earn Out Awards. If each such warrants were exercisable and exercised following the completion of the Business Combination and the Earn Out Shares were fully vested and issued, then ownership of New TradeZero would be as follows (assuming the same number of public shares are redeemed as described in the footnotes to the table immediately above):

	Assuming No Redemptions of Public Shares	Assuming 25% Redemptions of Public Shares	Assuming 50% Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Dune public stockholders	27.5%	24.0%	20.2%	19.6%
Dune Acquisition Holdings LLC	9.7%	10.2%	10.7%	10.8%
TradeZero Stockholders	62.8%	65.8%	69.1%	69.6%
	100%	100%	100%	100%

____________

(1)      The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Available Closing SPAC Cash condition in the Merger Agreement.

There are currently outstanding an aggregate of 13,475,000 warrants to acquire our Class A common stock, which comprise 4,850,000 private placement warrants held by our Sponsor and 8,625,000 public warrants. Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing for one share of our Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement, if we assume that each outstanding whole warrant is exercised and one share of Dune Class A Common Stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully-diluted share capital would increase by a total of 13,475,000 shares, with approximately $154,962,500 paid to exercise the warrants.

If the actual facts are different than the assumptions set forth above, the maximum number of redemptions and the share numbers and ownership percentages set forth above will be different.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     What interests do the Sponsor and Dune’s current officers and directors have in the Business Combination?

When considering the recommendation of our Board in favor of approval of the Business Combination Proposal, it should be noted that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a Dune stockholder. These interests include, among other things:

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by June 22, 2022.

•        Prior to the IPO, the Sponsor paid $25,000 in consideration for 4,312,500 founder shares, or approximately $0.006 per share. The 4,312,500 founder shares have an aggregate market value of approximately $           based upon the closing per share price of $           on Nasdaq on           , 2022, the record date.

•        Simultaneously with the consummation of our IPO, we sold 4,850,000 warrants, each exercisable to purchase one share of our Class A common stock at $11.50 per share, at a price of $1.00 per warrant for an aggregate of $4,850,000 to our Sponsor. Upon the closing, each warrant will become exercisable to purchase one share of New TradeZero Common Stock at $11.50 commencing 30 days following the Closing. Such warrants have an aggregate market value of approximately $           based upon the closing per warrant price of $           on Nasdaq on           , 2022, the record date.

•        In total, our Sponsor paid an aggregate of $4,875,000 to purchase securities with an aggregate market value of approximately $           based upon closing prices on Nasdaq on           , 2022, the record date (without taking into account any diminution in value resulting from the transfer restrictions on such securities).

•        Our Sponsor and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the Business Combination. In addition, our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Dune fails to complete a business combination by June 22, 2022. There will be no redemption rights or liquidating distributions with respect to the private placement warrants or public warrants, which will expire worthless if we fail to complete our initial business combination by June 22, 2022.

•        The nominal purchase price paid by the Sponsor for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of the public shares is substantially less than $10.00 per share. As a result, the Sponsor is likely able to recoup its investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public stockholders, even if that business combination were with a riskier or less-established target business.

•        Carter Glatt, our Chief Executive Officer and Director, and William Nance, our Director, are expected to serve as directors of New TradeZero after the Closing. As such, in the future, they may receive any cash fees, stock options or stock awards that the New TradeZero Board determines to pay its directors and/or officers.

•        In connection with the Closing, we will enter into the A&R Registration Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private placement warrants and shares of New TradeZero Common Stock issuable upon conversion of the founder shares and private placement warrants, with registration rights.

•        In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

•        In connection with the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to us and remain outstanding. As of the date of this proxy statement, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by us from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Such reimbursable out-of-pocket expenses, if any, are not expected to be material. As of           , the total aggregate amount of out-of-pocket expenses expected to be repaid by Dune upon consummation of the Business Combination is $          .

•        Upon the completion of the Business Combination, Cantor and Needham, who acted as Dune’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $6,037,500. Additionally, PJT, who acted as Dune’s financial advisor in connection with the Business Combination, and Appleby, who acted as TradeZero’s financial advisor in connection with the Business Combination, will receive, in the aggregate, up to $7,000,000 in fees in connection with certain financial advisory services provided to Dune and TradeZero, respectively. None of Cantor, Needham, PJT or Appleby will receive such fees unless the Business Combination is successfully completed.

•        Given the differential in the purchase price that our Sponsor paid for the founder shares as compared to the price of the units sold in Dune’s IPO, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TradeZero Common Stock trades below the price initially paid for the units in Dune’s IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•        Pursuant to the Sponsor Agreement, Dune has agreed to indemnify the Sponsor for a period of six years after the Closing against any claims directly relating to the Business Combination arising from the Sponsor’s ownership of Dune’s equity securities or its control or ability to influence Dune, subject to certain limited exceptions.

These financial interests of our Sponsor, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. In addition, upon the Closing,            will receive M&A advisory fees and capital markets advisory fees, together in an aggregate amount of $          , and financing fees of $           from TradeZero. You should consider these interests when evaluating the Business Combination and the recommendation of our Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     A total of $172,500,000, including approximately $6,037,500 of underwriters’ deferred discount and $4,850,000 of the proceeds of the sale of the private placement warrants, was placed in a Trust Account maintained by Continental, acting as Trustee. As of September 30, 2021, there were investments and cash held in the Trust Account of $172,521,417. These funds will not be released until the earlier of Closing or the redemption of our public shares if we are unable to complete an initial Business Combination by June 22, 2022, although we may withdraw the interest earned on the funds held in the Trust Account to pay franchise and income taxes.

Q:     What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:     Dune stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. The consummation of the Business Combination is conditioned upon, among other things, Dune satisfying the Available Closing SPAC Cash condition (though this condition may be waived by mutual agreement of Dune and TradeZero). Dune intends to notify its stockholders by press release promptly if this condition is waived. In addition, with fewer public shares and public stockholders, the trading market for New TradeZero Common Stock may be less liquid than the market for Dune Class A Common Stock was prior to consummation of the Business Combination and New TradeZero may not be able to meet the listing standards for NYSE or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into TradeZero’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which the public stockholders exercise the maximum allowed redemption rights.

The table below presents the trust value per share to a public stockholder that elects not to redeem across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Available Closing SPAC Cash condition. This trust value per share includes the per share cost of the deferred underwriting commission.

Per Share Value
Trust Value	$172,521,417
Total Class A common stock	17,250,000
Trust Value Per Class A common stock	$10.00
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming Maximum Possible Redemptions
Redemptions ($)	$—	$43,125,000	$86,250,000	$92,521,000
Redemptions (shares)	—	4,312,500	8,625,000	9,252,100
Deferred underwriting commission	$6,037,500	$6,037,500	$6,037,500	$6,037,500
Cash left in Trust Account post redemption minus deferred underwriting commission	$166,483,917	$123,358,917	$80,233,917	$73,962,917
Class A common stock post redemption	17,250,000	12,937,500	8,625,000	7,997,900
Trust Value Per Share	$9.65	$9.53	$9.30	$9.25

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Available Closing SPAC Cash condition in the Merger Agreement. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all public warrants and private placement warrants, (ii) the conversion of 4,312,500 founder shares into New TradeZero Common Stock on a one-for-one basis, and (iii) the issuance of 50,000,000 shares of New TradeZero Common Stock to TradeZero equity holders.

	Pro Forma Combined
	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%	Shares	%	Shares	%
Shares issued to TradeZero equityholders	50,000,000	58.8%	50,000,000	61.9%	50,000,000	65.5%	50,000,000	66.0%
Holders of Dune’s sponsor shares	4,312,500	5.1%	4,312,500	5.4%	4,312,500	5.6%	4,312,500	5.7%
Warrants held by public stockholders	8,625,000	10.1%	8,625,000	10.7%	8,625,000	11.3%	8,625,000	11.4%
Private placement warrants	4,850,000	5.7%	4,850,000	6.0%	4,850,000	6.3%	4,850,000	6.4%
Dune’s public shareholders	17,250,000	20.3%	12,937,500	16.0%	8,625,000	11.3%	7,997,900	10.5%
Shares outstanding	85,037,500	100.0%	80,725,000	100.0%	76,412,500	100.0%	75,785,400	100.0%

The deferred underwriting commissions in connection with the IPO will be released to the underwriters only on completion of the Business Combination. The deferred underwriting commission is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Available Closing SPAC Cash condition.

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Deferred Underwriting Commission	$6,037,500	$6,037,500	$6,037,500	$6,037,500
Deferred Underwriting Commission as a percentage of cash left in the Trust Account Following Redemptions	3.5%	4.9%	7.5%	8.2%

Q:     What amendments will be made to the Current Charter?

A:     We are asking Dune stockholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that our Board believes are necessary to address the needs of New TradeZero. Charter Amendment Proposal A proposes, among other things: (i) the change of Dune’s name to “TradeZero Global Inc.”; (ii) changes to the required vote to amend the Current Charter and Dune’s bylaws and (iii) the elimination of certain provisions specific to Dune’s status as a blank check company. Charter Amendment Proposal B proposes increasing the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, from 401,000,000 shares, consisting of 380,000,000 shares of Dune Class A Common Stock, 20,000,000 shares of Dune Class B Common Stock and 1,000,000 shares of preferred stock, to 551,000,000 shares of New TradeZero, consisting of 550,000,000 shares of New TradeZero Common Stock and 1,000,000 shares of New TradeZero preferred stock. Charter Amendment Proposal C proposes that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New TradeZero’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL

Pursuant to Delaware law and the Current Charter, Dune is required to submit the Charter Amendment Proposals to Dune’s stockholders for approval. For additional information, see the section entitled “The Charter Amendment Proposals.”

Q:     Why is the Company proposing the Stock Issuance Proposal?

A:     We are proposing the Stock Issuance Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d). Pursuant to the Business Combination, we may require stockholder approval in accordance with the aforementioned Nasdaq Listing Rules as a result of (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Business Combination, consisting of the issuance of (i) shares of New TradeZero Common Stock to the New TradeZero stockholders pursuant to the terms of the Merger Agreement and (ii) any shares of New TradeZero Common Stock pursuant to subscription agreements we may enter into prior to the Closing as permitted by the Merger Agreement, and (y) the issuance of shares of New TradeZero Common Stock to the New TradeZero stockholders in connection with the Business Combination that would result in the TradeZero stockholders owning more than 20% of the New TradeZero Common Stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules. We expect that approximately 50,000,000 shares of New TradeZero Common Stock will be issued to TradeZero stockholders in connection with the Closing, plus any additional shares of New TradeZero Common Stock we may issue pursuant to subscription agreements we may enter into prior to the Closing as permitted by the Merger Agreement. Since we may issue 20% or more of our outstanding common stock as consideration in the Business Combination, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d). For more information, please see the section entitled “The Stock Issuance Proposal.”

Q:     Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. Our Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, our Board and management conducted due diligence on TradeZero, researched the industry in which TradeZero operates and concluded that the proposed business combination was in the best interests of our stockholders. Accordingly, investors will be relying solely on the judgment of our Board in valuing TradeZero’s businesses, and our Board may not have properly valued such businesses. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their public shares for cash, which could potentially impact our ability to consummate the Business Combination.

Q:     What material negative factors did the Board consider in connection with the Business Combination?

A:     Although our Board believes that the acquisition of TradeZero will provide our stockholders with an opportunity to participate in a combined company with significant growth potential, market share and a well-known brand, our Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that our stockholders would not approve the Business Combination and the risk that significant numbers of our stockholders would exercise their redemption rights. In addition, during the course of our management’s evaluation of TradeZero’s operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — Dune’s Board of Directors’ Reasons for Approval of the Business Combination” as well as in the section entitled “Risk Factors — Risk Factors Relating to the Business Combination and Integration of TradeZero’s Business.”

Q:     Do I have redemption rights?

A:     If you are a public stockholder, you have the right to request that we redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement under the heading “The Special Meeting — Redemption Rights.” Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.”

If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Q:     How do I exercise my redemption rights?

A:     If you are a public stockholder and wish to exercise your right to redeem your public shares, you must:

(i)     (a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)     prior to           , New York City time, on           , 2022 (two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental that we redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

The address of Continental is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.

Any public stockholder will be entitled to request that their public shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.02 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to Continental at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is           , 2022 (two business days prior to the date of the scheduled vote at the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Continental and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that Dune instruct Continental to return the shares to you (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Dune’s secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental prior to           , New York City time, on           , 2022 (two business days prior to the scheduled vote at the Special Meeting).

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any Dune warrants that you may hold.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your shares of common stock for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, Dune’s transfer agent, directly and instruct them to do so. If you fail to cause your units to be separated and delivered to Continental, Dune’s transfer agent, prior to           , New York City time, on           , 2022 (two business days prior to the scheduled vote at the Special Meeting), you will not be able to exercise your redemption rights with respect to your public shares.

Q:     Is there a limit on the number of shares I may redeem?

A:     Yes. A public stockholder, together with any affiliate of the stockholder or any other person with whom the stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in our IPO without the prior consent of the Company. Accordingly, all shares in excess of 20% owned by a holder will not be redeemed for cash without Dune’s prior consent. On the other hand, a public stockholder who holds less than 20% of the public shares of Dune Class A Common Stock may redeem all of the public shares held by the stockholder for cash.

Q:     Is there is a limit on the total number of shares that may be redeemed?

A:     Yes. The Current Charter provides that we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Additionally, one of the conditions set forth in the Merger Agreement is that Dune satisfy the Available Closing SPAC Cash condition at Closing. Other than these limitations, the Current Charter does not provide a specified maximum redemption threshold.

Q:     Can Dune’s initial stockholders redeem their founder shares in connection with consummation of the Business Combination?

A:     No. Our Sponsor and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the consummation of our business combination.

Q:     If I am a Company warrant holder, can I exercise redemption rights with respect to my public warrants?

A:     No. The holders of the public warrants have no redemption rights with respect to the public warrants.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your Dune Class A Common Stock for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of shares of Dune Class A Common Stock that you own or are deemed to own (including through the ownership of public warrants or private placement warrants or otherwise). In either case, the receipt of cash by a holder of Dune Class A Common Stock in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. holder (as defined below) and could be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. holder (as defined below). For a more complete discussion of the U.S. federal income tax considerations of exercising your redemption rights, see “Material U.S. Federal Income Tax Considerations of the Redemptions to Holders of Dune Class A Common Stock.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT WITH AND RELY SOLELY UPON YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     How does the Dune Board recommend that I vote?

A:     Our Board recommends that our stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposals, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the Board pursuant to the Director Election Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how the Dune Board recommends that Dune stockholders vote, see the section entitled “The Business Combination Proposal — Dune’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q:     How do our Sponsor and our other initial stockholders intend to vote their Dune Shares?

A:     In connection with our IPO, our Sponsor, officers and directors entered into a Letter Agreement to vote their Dune Shares in favor of the Business Combination Proposal, and we also expect them to vote their Dune Shares in favor of all other proposals being presented at the Special Meeting. In addition, in connection with the signing of the Merger Agreement, our Sponsor entered into a sponsor agreement, pursuant to which it agreed to, among other things, vote its Dune Shares in favor of the proposals being presented at the Special Meeting. As of the date hereof, our Sponsor owns 20% of the total outstanding Dune Shares. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of approximately 37.5% of the remaining shares to approve the Business Combination Proposal. Because the Business Combination Proposal only requires a majority of the votes cast at the Special Meeting in order to be approved and because a quorum will exist at the Special Meeting if a majority of the outstanding Dune Shares as of the record date are present, the Business Combination Proposal could be approved by the additional affirmative vote of shares representing as little as 6.25% of the outstanding shares.

Q:     May our Sponsor and our officers and directors purchase public shares or warrants prior to the Special Meeting?

A:     At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Dune or its securities, our Sponsor, directors, officers, advisors and/or their affiliates, and TradeZero and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) Dune satisfies the Available Closing SPAC Cash condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their Dune Shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by our Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Q:     Who is entitled to vote at the Special Meeting?

A:     Our Board has fixed             , 2022 as the record date for the Special Meeting. All holders of record of Dune Shares as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the section below entitled “— How can I vote my shares without attending the Special Meeting?” for instructions on how to vote your Dune Shares without attending the Special Meeting.

Q:     How many votes do I have?

A:     Each Dune stockholder of record is entitled to one vote for each Dune share held by such holder as of the close of business on the record date. As of the close of business on the record date, there were 21,562,500 outstanding Dune Shares.

Q:     What constitutes a quorum for the Special Meeting?

A:     A quorum is the minimum number of stockholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding Dune Shares as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Q:     What vote is required to approve the proposals presented at the Special Meeting?

A:     Approval of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Advisory Charter Proposals and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Approval of Charter Amendment Proposal A requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock and Dune Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Approval of each of Charter Amendment Proposal B and Charter Amendment Proposal C requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock.

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Dune stockholders may not cumulate their votes with respect to the election of directors.

Q:     What is TradeZero?

A:     TradeZero owns TradeZero Bahamas, a Nassau, and Bahamas based broker-dealer serving international clients since 2015, and TradeZero America, a U.S. broker-dealer serving U.S. clients since 2019. TradeZero America is a member of the NYSE, NYSE Arca, Inc., NYSE American LLC, Cboe EDGX Exchange, Inc., Nasdaq and Nasdaq BX Exchanges. Through its broker-dealer subsidiaries, TradeZero offers retail clients access to commission-free stock trading and direct market center access to U.S. equities and equity options trading. TradeZero’s U.S. broker-dealer subsidiary also offers commission-free equity options trading. All commission-free plans are subject to various conditions described on the applicable broker-dealers’ websites, which conditions are subject to change in the future, and we also otherwise provide similar commission-based access. TradeZero provides its clients with an advanced suite of desktop, web-based and mobile software platforms, all of which include its proprietary TradeZero Short Locator (U.S. patent pending). TradeZero’s innovative features and capabilities for stock shorting accommodate all types of retail clients, especially the active trader.

Q:     What will happen to my Dune Shares as a result of the Business Combination?

A:     If the Business Combination is completed, (i) each share of Dune Class B Common Stock will convert, on a one-for-one basis, into shares of Dune Class A Common Stock in accordance with the terms of the Current Charter and (ii) each then outstanding share of Dune Class A Common Stock will automatically become a share of New TradeZero Common Stock. See the section entitled “The Business Combination Proposal — Consideration to TradeZero Stockholders and Dune Stockholders”.

Q:     Where will the New TradeZero Common Stock be publicly traded?

A:     Assuming the Business Combination is completed, the shares of New TradeZero Common Stock (including the New TradeZero Common Stock issued in connection with the Business Combination) will be listed and traded on the NYSE under the ticker symbol “TRAD” and the public warrants will be listed and traded on the NYSE under the ticker symbol “TRAD WS”.

Q:     What happens if the Business Combination is not completed?

A:     If the Merger Agreement is not adopted by Dune stockholders or if the Business Combination is not completed for any other reason by the Termination Date, then we will seek to consummate an alternative initial business combination prior to June 22, 2022. If we do not consummate an initial business combination by June 22, 2022, we will cease all operations except for the purpose of winding up, redeem our public shares and liquidate the Trust Account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:     How can I attend and vote my shares at the Special Meeting?

A:     Dune Shares held directly in your name as the stockholder of record of such Dune Shares as of the close of business on             , 2022, the record date, may be voted electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit https://www.cstproxy.com/duneacq/2022 and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting. If your shares are held in “street name” by a broker, bank or other nominee and you wish to attend and vote at the Special Meeting, you will not be permitted to attend and vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.

Q:     How can I vote my shares without attending the Special Meeting?

A:     If you are a stockholder of record of Dune Shares as of the close of business on             , 2022, the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:     What is a proxy?

A:     A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of Dune Shares as of the close of business on the record date, and you vote by phone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of Dune’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Carter Glatt and William Nance.

Q:     What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:     If your Dune Shares are registered directly in your name with Continental you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).    For Dune Shares held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement in order to ensure that all of your Dune Shares are voted.

Shares in “street name.”    For Dune Shares held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:     If a Dune stockholder gives a proxy, how will the Dune Shares covered by the proxy be voted?

A:     If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your Dune Shares in the way that you indicate when providing your proxy in respect of our Shares you hold. When completing the proxy card, you may specify whether your Dune Shares should be voted “FOR” or “AGAINST,” or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:     How will my Dune Shares be voted if I return a blank proxy?

A:     If you sign, date and return your proxy and do not indicate how you want your Dune Shares to be voted, then your Dune Shares will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposals, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the election of each of the director nominees to the New TradeZero Board and “FOR” the approval of the Adjournment Proposal.

Q:     Can I change my vote after I have submitted my proxy?

A:     Yes. If you are a stockholder of record of Dune Shares as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•        submit a new proxy card bearing a later date;

•        give written notice of your revocation to Dune’s Corporate Secretary, which notice must be received by Dune’s Corporate Secretary prior to the vote at the Special Meeting; or

•        vote electronically at the Special Meeting by visiting https://www.cstproxy.com/duneacq/2022 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     Where can I find the voting results of the Special Meeting?

A:     The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, we will file the final voting results of our Special Meeting with the SEC in a current report on Form 8-K.

Q:     Are Dune stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:     No. Dune stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of Dune Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of Dune Class A Common Stock, which will become an equal number of shares of New TradeZero Common Stock after giving effect to the Business Combination). Holders of Dune Class A Common Stock may vote against the Business Combination Proposal or redeem their Dune Shares if they are not in favor of the adoption of the Merger Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of Dune Class B Common Stock because they have agreed to vote in favor of the Business Combination.

Q:     Are there any risks that I should consider as a Dune stockholder in deciding how to vote or whether to exercise my redemption rights?

A:     Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 67. You also should read and carefully consider the risk factors of Dune and TradeZero contained in the documents that are incorporated by reference herein.

Q:     What happens if I vote against the Business Combination?

A:     If you vote against the Business Combination Proposal, but the Business Combination Proposal still obtains the requisite vote at the Special Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals and the satisfaction or waiver of the other conditions to Closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the votes cast by our stockholders at the Special Meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination.

Q:     What happens if I sell my Dune Shares before the Special Meeting?

A:     The record date for Dune stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your Dune Shares before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your Dune Shares after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold New TradeZero Common Stock to the person to whom you transfer your shares.

Q:     When is the Business Combination expected to be completed?

A:     Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Merger Agreement — Conditions to Closing,” including the adoption of the Merger Agreement by our stockholders at the Special Meeting, the Business Combination is expected to close in the first half of 2022. However, it is possible that factors outside the control of both us and TradeZero could result in the Business Combination being completed at a later time, or not being completed at all.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Dune has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. Dune has agreed to pay Morrow a fee of $30,000, plus disbursements. Dune will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Dune will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Dune’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What are the conditions to completion of the Business Combination?

A:     The Closing is subject to certain conditions, including, among other things, (i) expiration or termination of the waiting period under the HSR Act; (ii) approval by FINRA and other international regulatory agencies (if necessary); (iii) approval of the Business Combination and related agreements and transactions (as more particularly set forth in the Merger Agreement) by the respective stockholders of Dune and TradeZero; (iv) satisfaction of the Available Closing SPAC Cash condition; (v) the listing or receipt of approval for listing of the New TradeZero Common Stock on the NYSE (or, to the extent applicable, Nasdaq); and (vi) receipt of TradeZero’s audited financial statements which shall not materially deviate from TradeZero’s previously delivered unaudited combined financial statements for the same periods. For more information, see the section entitled “The Business Combination Proposal”.

Q:     What should I do now?

A:     You should read this proxy statement carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the Internet as soon as possible so that your Dune Shares will be voted in accordance with your instructions.

Q:     What happens if I fail to take any action with respect to the Special Meeting?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved and consummated, you will become an equity holder of New TradeZero. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a stockholder of Dune. However, if you fail to take any action with respect to the Special Meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination, provided you follow the instructions in this proxy statement for redeeming your shares.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     If I am not going to the Special Meeting, should I return my proxy card instead?

A:     Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully. If you are a stockholder of record of our common stock as of the close of business on the record date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner of our common stock, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Dune Shares.

Q:     Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:     If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement or additional proxies, you may contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers can call collect at (203) 658-9400
Email: DUNE.info@investor.morrowsodali.com

You also may obtain additional information about Dune from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental Stock Transfer & Trust Company, Dune’s transfer agent, at the address below prior to             , New York City time, on             , 2022, (two business days prior to the scheduled vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information included in this proxy statement and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.

Information About the Parties to the Business Combination

Dune Acquisition Corporation

700 S. Rosemary Avenue, Suite 204
West Palm Beach, FL 33401
(917) 742-1904

Dune Acquisition Corporation, is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

TradeZero Holding Corp.

68 34th Street, Suite 513B
Brooklyn, NY 11232
(954) 944-3885

TradeZero Holding Corp. owns TradeZero Bahamas, a Nassau, Bahamas based broker-dealer serving international clients since 2015, and TradeZero America, a U.S. broker-dealer serving U.S. clients since 2019. TradeZero America is a member of the NYSE, NYSE Arca, Inc., NYSE American LLC, Cboe EDGX Exchange, Inc., Nasdaq and Nasdaq BX Exchanges. Through its broker-dealer subsidiaries, TradeZero offers retail clients access to commission-free stock trading and direct market center access to U.S. equities and equity options trading. TradeZero’s U.S. broker-dealer subsidiary also offers commission-free equity options trading. All commission-free plans are subject to various conditions described on the applicable broker-dealers’ websites, which conditions are subject to change in the future, and we also otherwise provide similar commission-based access. TradeZero provides its clients with an advanced suite of desktop, web-based and mobile software platforms, all of which include its proprietary TradeZero Short Locator (U.S. patent pending). TradeZero’s innovative features and capabilities for stock shorting accommodate all types of retail clients, especially the active trader.

Dune Merger Sub, Inc.

c/o Dune Acquisition Corporation
700 S. Rosemary Avenue, Suite 204
West Palm Beach, FL 33401
(917) 742-1904

Dune Merger Sub, Inc. is a Delaware corporation and direct, wholly-owned subsidiary of Dune Acquisition Corporation, which was formed for the purpose of effecting a merger with TradeZero.

Dune Merger Sub II, Inc.

c/o Dune Acquisition Corporation
700 S. Rosemary Avenue, Suite 204
West Palm Beach, FL 33401
(917) 742-1904

Dune Merger Sub II, Inc. is a Delaware corporation and direct, wholly-owned subsidiary of Dune Acquisition Corporation, which was formed for the purpose of effecting a merger with TradeZero.

The Business Combination and the Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement and the First Amendment, which are attached as Annex A and Annex E to this proxy statement, respectively. We encourage you to read the Merger Agreement and the First Amendment carefully and in its entirety, as it is the legal document that governs the Business Combination.

If the Merger Agreement is approved and adopted and the Business Combination is consummated, Merger Sub will merge with and into TradeZero with TradeZero surviving the merger as a direct, wholly-owned subsidiary of New TradeZero. Although TradeZero has the option to consummate the Second Merger, it does not currently intend to do so.

Structure of the Business Combination

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur: (i) at the Closing, in accordance with the DGCL, Merger Sub will merge with and into TradeZero with TradeZero surviving the merger as a direct, wholly-owned subsidiary of Dune, and (ii) Dune will be renamed “TradeZero Global Inc.” Although TradeZero has the option to consummate the Second Merger, it does not currently intend to do so. In addition, New TradeZero will amend and restate its charter to be the Proposed Charter as described in the section of this proxy statement titled “Description of New TradeZero Securities.”

The following diagrams illustrate in simplified terms the current structure of Dune and TradeZero and the expected structure of New TradeZero (formerly Dune) upon the Closing.

Simplified Pre-Combination Structure

The following diagram shows a simplified version of the current ownership structure of Dune:

Sponsor
Public Stockholders
20%
80%
Dune Acquisition Corporation (“Dune”)
100%
100%
Dune Merger Sub, Inc. (“Merger Sub”)
Dune Merger Sub II, LLC (“Merger Sub II”)

The following diagram shows a simplified version of the current ownership structure of TradeZero:

Class A Shareholders
RSU and Option Holders (1)
Class A shares
TradeZero Holding Corp. (Delaware)
Direct and Indirect Subsidiaries

(1) RSU and Option Holders consist of certain employees and service providers.

Simplified Post-Combination Structure

The following diagram shows a simplified version of the Company’s organizational structure immediately following the consummation of the Business Combination. For more information on the post-combination ownership see “— Ownership of the Company following the Business Combination” below.

Conditions to the Completion of the Business Combination

The obligation of Dune and TradeZero to consummate the Business Combination pursuant to the Merger Agreement is subject to the satisfaction or waiver of certain Closing conditions, including, among others: (i) expiration or termination of the waiting period under the HSR Act; (ii) approval by FINRA and other international regulatory agencies (if necessary); (iii) approval of the Condition Precedent Proposals by Dune’s stockholders and approval of the Business Combination and the related agreements and transactions (as more particularly set forth in the Merger Agreement) by the stockholders of TradeZero; (iv) satisfaction of the Available Closing SPAC Cash condition; (v) the listing or receipt of approval for listing of the New TradeZero Common Stock on the NYSE; and (vi) receipt of TradeZero’s audited financial statements which shall not materially deviate from TradeZero’s previously delivered unaudited combined financial statements for the same periods.

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. Moreover, the Business Combination is subject to approval by FINRA and other international regulatory agencies (if necessary). Following the Closing, TradeZero will use its commercially reasonably efforts to prepare and file with FINRA a continuing membership application on Form CMA pursuant to FINRA Rule 1017 with respect to TradeZero America.

Merger Consideration

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Closing, (i) each issued and outstanding share of TradeZero Common Stock will automatically be converted into a number of shares of New TradeZero Common Stock equal to the Exchange Ratio, (ii) all of the outstanding TradeZero restricted stock unit awards will be converted into New TradeZero restricted stock unit awards on the same terms and conditions as the existing awards (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (1) the number of shares of TradeZero Common Stock underlying the original award and (2) the Exchange Ratio and (iii) and all of the outstanding TradeZero stock option awards will be converted into New TradeZero stock option awards on the same terms and conditions as the existing award (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (aa) the number of shares of TradeZero Common Stock underlying the original award and (bb) the Exchange Ratio and an exercise price per share of New TradeZero Common Stock subject to the award equal to (i) the existing exercise price of the award divided by (ii) the Exchange Ratio. For more detailed information on the stock consideration see “The Business Combination Proposal — Consideration to TradeZero Stockholders” and “The Business Combination Proposal — Sources and Uses of Funds for the Business Combination.”

In addition, immediately prior to the Closing, the existing holders of TradeZero Common Stock will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at Closing and $10,000,000 and (ii) $30,000,000. On or as soon as practicable following the Closing, New TradeZero will grant the RSU Earn Out Awards, and the holders of TradeZero Common Stock immediately prior to the Closing and the holders of the RSU Earn Out Awards will have the right to receive a pro-rata share of up to 9,000,000 Earn Out Shares upon the occurrence of certain earn-out triggering events, as follows: (i) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $12.00 per share during the Earn Out Period; (ii) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $15.00 per share during the Earn Out Period; and (iii) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $18.00 per share during the Earn Out Period.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. The first table assumes that none of Dune’s stockholders exercise their redemption rights. The second table assumes that Dune’s stockholders exercise their redemption rights with respect to 9,269,440 shares of Dune Class A Common Stock, assuming a redemption price of $10.02 per share, representing the maximum amount of Dune Class A Common Stock that can be redeemed while still satisfying the Available Closing SPAC Cash condition. Where actual amounts are not known, the figures below represent our good faith estimate based on the assumptions set forth in the notes to the tables. If the actual facts are different from these assumptions, the below figures will be different.

Estimated Sources and Uses (No Redemption)

(in millions)
Sources
Proceeds from Trust Account(1)	$173
Dune Shares Issued to TradeZero(2)	500
Existing Cash on TradeZero Balance Sheet(3)	10
Total Sources	$683
Uses
Cash to New TradeZero’s Balance Sheet	$160
Dune Shares Issued to TradeZero(4)	500
Estimated Fees and Expenses	23
Total Uses	$683

Estimated Sources and Uses (Maximum Redemption)

(in millions)
Sources
Proceeds from Trust Account(1)	$173
Dune Shares Issued to TradeZero(2)	500
Existing Cash on TradeZero Balance Sheet(3)	10
Total Sources	$683
Uses
Cash to New TradeZero’s Balance Sheet	$67
Dune Shares Issued to TradeZero(4)	500
Estimated Fees and Expenses	23
Redemptions by Public Stockholders(5)	93
Total Uses	$683

____________

(1)      Calculated as of              , 2022 assuming a Closing as of              , 2022.

(2)      New TradeZero Common Stock to be issued at a deemed value of $10.00 per share.

(3)      Immediately prior to the closing of the proposed transaction, the existing holders of Class A common stock of TradeZero will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at the closing of the proposed transaction and $10,000,000 and (ii) $30,000,000.

(4)      Includes deferred underwriting commission of approximately $6,037,500 and estimated transaction expenses.

(5)      Assumes that the maximum number of shares of Dune Class A Common Stock can be redeemed are redeemed, while still satisfying the Available Closing SPAC Cash condition.

Ownership of the Company following the Business Combination

As of September 30, 2021, there were 21,562,500 Dune Shares outstanding, which includes the 17,250,000 shares of Dune Class A Common Stock and 4,312,500 founder shares. As of September 30, 2021, there were outstanding warrants to purchase an aggregate of 13,475,000 Dune Shares, which includes 4,850,000 private placement warrants held by the Sponsor and approximately 8,625,000 public warrants. Therefore, as of September 30, 2021 (without giving effect to the Business Combination), Dune’s fully diluted share capital would be approximately 35,037,500 Dune Shares.

Upon completion of the Business Combination, it is anticipated that:

•        Assuming No Redemption:    This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

•        our public stockholders will own approximately 24.1% of the outstanding New TradeZero Common Stock;

•        TradeZero stockholders will own approximately 69.9% of the outstanding New TradeZero Common Stock; and

•        our Sponsor will own 6.0% of the outstanding New TradeZero Common Stock.

•        Assuming 25% Redemption:    This presentation assumes that 25% of the public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 4,312,500 public shares are redeemed for an aggregate redemption payment of approximately $43,125,000, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021.

•        our public stockholders will own approximately 19.2% of the outstanding New TradeZero Common Stock;

•        TradeZero stockholders will own approximately 74.4% of the outstanding New TradeZero Common Stock; and

•        our Sponsor will own 6.4% of the outstanding New TradeZero Common Stock.

•        Assuming 50% Redemption Condition:    This presentation assumes that 50% of the public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 8,625,000 public shares are redeemed for an aggregate redemption payment of approximately $86,250,000, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021.

•        our public stockholders will own approximately 13.7% of the outstanding New TradeZero Common Stock;

•        TradeZero stockholders will own approximately 79.4% of the outstanding New TradeZero Common Stock; and

•        our Sponsor will own 6.9% of the outstanding New TradeZero Common Stock.

•        Assuming Maximum Redemption:    This presentation assumes that 9,250,993 public shares are redeemed for an aggregate redemption payment of approximately $92,521,417, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021.

•        our public stockholders will own approximately 12.8% of the outstanding New TradeZero Common Stock;

•        TradeZero stockholders will own approximately 80.2% of the outstanding New TradeZero Common Stock; and

•        our Sponsor will own 7.0% of the outstanding New TradeZero Common Stock.

These levels of ownership interest (i) assume that no public shares are elected to be redeemed in connection with the Business Combination, (ii) assume no exercise of any warrants to purchase Dune Class A Common Stock that will remain outstanding immediately following the Business Combination, (iii) exclude the issuance of any shares underlying New TradeZero options or other equity awards that will be held by equity holders of TradeZero following completion of the Business Combination, and (iv) exclude any Earn Out Shares or RSU Earn Out Awards. If the actual facts are different from these assumptions, the above levels of ownership interest will be different.

The following table illustrates varying ownership levels in New TradeZero (as a percentage of outstanding common stock) immediately following the consummation of the Business Combination based on the assumptions above plus a “maximum redemption” scenario, which assumes the maximum number of shares of Dune Class A Common Stock are redeemed such that the remaining funds held in the Trust Account after the payment of the redeeming shares’ pro-rata allocation are not less than $80,000,000 and assuming no other available cash of Dune, including any potential financing conducted by Dune as permitted under the Merger Agreement or any net proceeds obtained by TradeZero as a result of any debt financing arrangements that remain outstanding following the Closing.

	Assuming No Redemptions of Public Shares	Assuming 25% Redemptions of Public Shares(1)	Assuming 50% Redemptions of Public Shares(2)	Assuming Maximum Redemptions of Public Shares(3)
Dune public stockholders	24.1%	19.2%	13.7%	12.8%
Dune Acquisition Holdings LLC	6.0%	6.4%	6.9%	7.0%
TradeZero Stockholders	69.9%	74.4%	79.4%	80.2%
	100%	100%	100%	100%

____________

(1)      Assumes that holders of 4,312,500 public shares exercise their redemption rights in connection with the Business Combination at a redemption price of $10.00 per share.

(2)      Assumes that holders of 8,625,000 public shares exercise their redemption rights in connection with the Business Combination at a redemption price of $10.00 per share.

(3)      Assumes that holders of 9,252,100 public shares exercise their redemption rights in connection with the Business Combination at a redemption price of $10.00 per share, which is the maximum number of public shares that may be redeemed by public stockholders before the minimum cash condition in the Merger Agreement would need to be waived prior to the Closing (assuming no other available cash of Dune, including any potential financing conducted by Dune as permitted under the Merger Agreement or any net proceeds obtained by TradeZero as a result of any debt financing arrangements that remain outstanding following the Closing).

The percentages set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the Closing), (b) the issuance of any shares underlying New TradeZero options or other equity awards that will be held by equity holders of TradeZero following completion of the Business Combination, or (c) Earn Out Shares or RSU Earn Out Awards. If each such warrants were exercisable and exercised following the completion of the Business Combination and the Earn Out Shares were fully vested and issued, then ownership of New TradeZero would be as follows (assuming the same number of public shares are redeemed as described in the footnotes to the table immediately above):

	Assuming No Redemptions of Public Shares	Assuming 25% Redemptions of Public Shares	Assuming 50% Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares
Dune public stockholders	27.5%	24.0%	20.2%	19.6%
Dune Acquisition Holdings LLC	9.7%	10.2%	10.7%	10.8%
TradeZero Stockholders	62.8%	65.8%	69.1%	69.6%
	100%	100%	100%	100%

The amount of proceeds to New TradeZero upon the exercise of all outstanding warrants following the completion of the Business Combination could be nil, as (i) all such warrants are exercisable on a cashless basis under certain circumstances and (ii) the public warrants may be redeemed for $0.01 per warrant under certain circumstances. For further information on the circumstances in which the public warrants, the private placement warrants and the forward warrants may be exercised on a cashless basis, please see the section entitled “Description of New TradeZero Securities.”

For further information regarding our post-combination capital structure, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Certain Related Agreements

In connection with the transactions contemplated by the Merger Agreement, the parties have also entered into, or will enter into in connection with the Closing, the following ancillary agreements.

TradeZero Support Agreement

On October 12, 2021, the TradeZero stockholders entered into the Support Agreement with Dune. Under the Support Agreement, the TradeZero stockholders agreed that they will not transfer their shares of TradeZero Common Stock and will continue to support, and refrain from taking certain actions, in each case, subject to the terms and conditions contemplated by the Support Agreement.

Sponsor Agreement

On October 12, 2021, Dune, the Sponsor and TradeZero entered into the Sponsor Agreement. Under the Sponsor Agreement, the Sponsor agreed to, among other things, (i) vote in favor of the Business Combination, (ii) waive the anti-dilution protection afforded under Dune’s amended and restated certificate of incorporation in respect of the shares of Class B common stock of Dune held by the Sponsor in connection with the Business Combination and (iii) not transfer its shares of Dune capital stock and will continue to support, and refrain from taking certain actions that would negatively affect, the transactions contemplated by the Merger Agreement from occurring, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Pursuant to the Sponsor Agreement, Dune has agreed to indemnify the Sponsor for a period of six years after the Closing against any claims directly relating to the Business Combination arising from the Sponsor’s ownership of Dune’s equity securities or its control or ability to influence Dune, subject to certain limited exceptions.

Lock-Up Agreement

On October 12, 2021, Dune, the Sponsor and the TradeZero stockholders entered into the Lock-Up Agreement, which will be effective as of the Closing. Under the Lock-Up Agreement, the Sponsor and the TradeZero stockholders agreed to certain restrictions on transfer with respect to the shares of New TradeZero Common Stock and private placement warrants they hold or will receive upon the Closing, which restrictions amend and supersede the restrictions on transfer the Sponsor agreed to in that certain Letter Agreement, dated December 17, 2020, entered into by and among Dune, the Sponsor and Dune’s officers and directors in connection with the IPO. The restrictions on transfer contained in the Lock-Up Agreement apply to both the Sponsor and TradeZero’s existing stockholders and end: (i) with respect to New TradeZero Common Stock, on the earlier of 180 days after Closing and the date on which New TradeZero completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the New TradeZero Common Stock being converted into cash, securities or other property; and (ii) with respect to New TradeZero’s private placement warrants, 30 days after the Closing.

Board Nomination Agreement

The Merger Agreement contemplates that, at the Closing, New TradeZero will enter into a nomination agreement (the “Board Nomination Agreement”) with John Muscatella, Daniel Pipitone, Giovanni Ferrara, John Caruso and Kosta Corriveau (the “TradeZero Members”) and the Sponsor, pursuant to which the TradeZero Members will have the right to nominate members of the New TradeZero Board in the number and subject to the beneficial ownership thresholds and terms and conditions set forth therein. Following the Closing, the New TradeZero Board will consist of at least nine directors, with the New TradeZero Board to be divided into three classes. The directors shall initially include: (i) Daniel Pipitone and John Muscatella as Class I directors; (ii) four independent director nominees to be designated by TradeZero prior to the Closing, one of which shall be Marc Symons (who shall be a Class III director); (iii) one independent director nominee to be designated by Dune prior to the Closing (who shall be a Class III director); (iv) two independent director nominees to be designated by Dune, who shall initially be Carter Glatt (who shall be a Class II director) and William Nance (who shall be a Class I director); and (v) such other director nominees to be designated by TradeZero pursuant to written notice to Dune following the date of the Merger Agreement. Carter Glatt, William Nance and the independent director nominee to be designated by Dune prior to the Closing are entitled serve on the New TradeZero Board until the expiration of their initial terms.

A&R Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New TradeZero, the Sponsor, and the TradeZero Members and certain of their permitted transferees will enter into the A&R Registration Rights Agreement, pursuant to which, among other things New TradeZero will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New TradeZero Common Stock and other equity securities of New TradeZero that are held by the parties thereto from time to time and the Sponsor and the TradeZero stockholders will be granted certain registration rights.

Special Meeting of Dune Stockholders and the Proposals

The Special Meeting will convene on              , 2022 at              , New York City time, in virtual format. Stockholders may attend, vote and examine the list of Dune stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/duneacq/2022 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Condition Precedent Proposals. Approval of the Condition Precedent Proposals is a condition to the obligations of the parties to complete the Business Combination.

Only holders of record of issued and outstanding Dune Shares as of the close of business on              , 2022, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of Dune Shares that you owned as of the close of business on that record date.

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding Dune Shares as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal. Our Sponsor has agreed to vote their Dune Shares in favor of the Business Combination. Our Sponsor currently holds 20% of our outstanding Shares. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 37.5% the outstanding shares in order to approve the Business Combination Proposal. Because the Business Combination Proposal only requires a majority of the votes cast at the Special Meeting in order to be approved and because a quorum will exist at the Special Meeting if a majority of the outstanding Dune Shares as of the record date are present, the Business Combination Proposal could be approved by the additional affirmative vote of shares representing as little as 6.25% of the outstanding shares.

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

Approval of Charter Amendment Proposal A requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock and Dune Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

Approval of each of Charter Amendment Proposal B and Charter Amendment Proposal C requires the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” these proposals.

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of Dune Class A Common Stock and Dune Class B Common Stock cast by the Company’s stockholders present in person or by proxy at the virtual Special Meeting and entitled to vote thereon, voting as a single class. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Dune stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes have no effect on the proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Dune stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the proposal.

With respect to each proposal in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Recommendation of Dune’s Board of Directors

We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of our management team and our Sponsor, to identify, acquire and operate one or more target businesses. Our Board considered and evaluated several factors in evaluating and negotiating the Business Combination and the definitive merger agreements. For additional information relating to our Board’s evaluation of the Business Combination and the factors it considered in connection therewith, please see the section entitled “The Business Combination Proposal — Dune’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Termination

The Merger Agreement may be terminated prior to the Closing:

•        by mutual written consent of Dune and TradeZero;

•        by either Dune or TradeZero if there is in effect any law or final, non-appealable order, judgment, injunction, decree, writ, ruling, stipulation, determination or award issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination;

•        by either Dune or TradeZero if the Closing has not occurred on or before July 12, 2022;

•        by either Dune or TradeZero if the Condition Precedent Proposals are not obtained;

•        by Dune in certain circumstances following the Special Meeting if the Available Closing SPAC Cash condition is not satisfied;

•        by Dune if TradeZero’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 materially deviate from its unaudited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019; and

•        by Dune or TradeZero, if the other has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) would result in the failure of a Closing condition of the non-breaching party to be satisfied and (b) is not capable of being cured or, if capable of being cured, is not cured by before the earlier of (i) the third business day immediately prior to July 12, 2022 and (ii) the 30th day following receipt of written notice of such breach or failure to perform; provided, that Dune or TradeZero, as applicable, shall not have the right to terminate the Merger Agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement that would result in the failure of a Closing condition of the breaching party to be satisfied.

Redemption Rights

Pursuant to the Current Charter, a public stockholder may request that Dune redeem all or a portion of their public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

•        (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•        prior to              , New York City time, on              , 2022 (two business days prior to the scheduled vote at the Special Meeting) (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that Dune redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to Continental, Dune’s Transfer Agent, Dune will redeem such public shares upon the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled “The Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Holders of our warrants will not have redemption rights with respect to the warrants.

No Delaware Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Dune stockholders or warrant holders in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Dune has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy”.

Interests of Dune’s Sponsor, Directors and Officers in the Business Combination

When considering our Board’s recommendation that its stockholders vote in favor of the approval of the Business Combination, Dune stockholders should be aware that our directors and officers of Dune have interests in the Business Combination that may be different from, or in addition to, the interests of Dune stockholders. These interests include:

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by June 22, 2022.

•        Prior to the IPO, the Sponsor paid $25,000 in consideration for 4,312,500 founder shares, or approximately $0.006 per share. The 4,312,500 founder shares have an aggregate market value of approximately $               based upon the closing per share price of $               on Nasdaq on               , 2022, the record date.

•        Simultaneously with the consummation of our IPO, we sold 4,850,000 warrants, each exercisable to purchase one share of our Class A common stock at $11.50 per share, at a price of $1.00 per warrant for an aggregate of $4,850,000 to our Sponsor. Upon the closing, each warrant will become exercisable to purchase one share of New TradeZero Common Stock at $11.50 commencing 30 days following the Closing. Such warrants have an aggregate market value of approximately $               based upon the closing per warrant price of $               on Nasdaq on               , 2022, the record date.

•        In total, our Sponsor paid an aggregate of $4,875,000 to purchase securities with an aggregate market value of approximately $               based upon closing prices on Nasdaq on              , 2022, the record date (without taking into account any diminution in value resulting from the transfer restrictions on such securities).

•        Our Sponsor and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the Business Combination. In addition, our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Dune fails to complete a business combination by June 22, 2022. There will be no redemption rights or liquidating distributions with respect to the private placement warrants or public warrants, which will expire worthless if we fail to complete our initial business combination by June 22, 2022.

•        The nominal purchase price paid by the Sponsor for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of the public shares is substantially less than $10.00 per share. As a result, the Sponsor is likely able to recoup its investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public stockholders, even if that business combination were with a riskier or less-established target business.

•        Carter Glatt, our Chief Executive Officer and Director, and William Nance, our Director, are expected to serve as directors of New TradeZero after the Closing. As such, in the future, they may receive any cash fees, stock options or stock awards that the New TradeZero Board determines to pay its directors and/or officers.

•        In connection with the Closing, we will enter into the A&R Registration Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private placement warrants and shares of New TradeZero Common Stock issuable upon conversion of the founder shares and private placement warrants, with registration rights.

•        In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

•        In connection with the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to us and remain outstanding. As of the date of this proxy statement, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by us from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Such reimbursable out-of-pocket expenses, if any, are not expected to be material. As of               , the total aggregate amount of out-of-pocket expenses expected to be repaid by Dune upon consummation of the Business Combination is $              .

•        Upon the completion of the Business Combination, Cantor and Needham, who acted as Dune’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $6,037,500. Additionally, PJT, who acted as Dune’s financial advisor in connection with the Business Combination, and Appleby, who acted as TradeZero’s financial advisor in connection with the Business Combination, will receive, in the aggregate, up to $7,000,000 in fees in connection with certain financial advisory services provided to Dune and TradeZero, respectively. None of Cantor, Needham, PJT or Appleby will receive such fees unless the Business Combination is successfully completed.

•        Given the differential in the purchase price that our Sponsor paid for the founder shares as compared to the price of the units sold in Dune’s IPO, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TradeZero Common Stock trades below the price initially paid for the units in Dune’s IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•        Pursuant to the Sponsor Agreement, Dune has agreed to indemnify the Sponsor for a period of six years after the Closing against any claims directly relating to the Business Combination arising from the Sponsor’s ownership of Dune’s equity securities or its control or ability to influence Dune, subject to certain limited exceptions.

These financial interests of the Sponsor, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of our Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.

Stock Exchange Listing

Our units, Class A common stock and public warrants are publicly traded on Nasdaq under the symbols “DUNEU”, “DUNE” and “DUNEW”, respectively. We intend to apply to list the New TradeZero Common Stock and public warrants on the NYSE under the symbols “TRAD” and “TRAD WS”, respectively, upon the Closing. New TradeZero will not have units traded following the Closing.

Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby Dune is treated as the acquired company, and TradeZero is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TradeZero issuing stock for the net assets of Dune, accompanied by a recapitalization. The net assets of Dune will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of TradeZero.

TradeZero has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•        TradeZero’s existing stockholders will have the greatest voting interest in the combined entity with over 65% of the voting interest in all redemption scenarios;

•        TradeZero will have the ability to nominate a majority of the initial members of the New TradeZero Board;

•        TradeZero’s senior management will be the senior management of the combined entity; and

•        TradeZero is the larger entity based on historical operating activity and has the larger employee base.

Comparison of Stockholders’ Rights

Following the consummation of the Business Combination, the rights of Dune stockholders who become New TradeZero stockholders in the Business Combination will no longer be governed by the Current Charter and Dune’s bylaws and instead will be governed by Proposed Charter and the New TradeZero Bylaws.

Summary of Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a Dune stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Some of the risks related TradeZero’s business and industry are summarized below. References in the summary below to “we”, “us”, “our” and “the Company” generally refer to TradeZero in the present tense or New TradeZero from and after the Business Combination.

Risks Related to Our Business and Industry

•        We have a limited operating history, which makes it difficult to evaluate our business and prospects and increases the risks associated with an investment in our Class A common stock.

•        Our business may fluctuate due to market volatility, number of funded users and the level of activity of such users, which is affected by factors outside of our control, such as changes in business, economic or political conditions that impact global financial markets, or by a systemic market event.

•        We have grown rapidly in recent years and we have limited operating experience at our current scale of operations and have plans to implement significant future growth. If we are unable to manage our growth effectively, our financial performance may suffer and our brand may be harmed.

•        We might not continue to grow on pace with historical rates.

•        Our future success will depend on our response to the demand for new services, products and technologies.

•        Because a majority of our revenue is transaction-based (including fees for intra-day short securities locates and pre-borrows, commissions and payment for order flow, or “PFOF” and exchange rebates on equities and options), reduced spreads in securities pricing, reduced levels of trading activity generally, changes in our business relationships with market makers and sources of securities to support our short securities locates services and any new regulation of, or any bans on, short securities locates, pre-borrows, commissions, PFOF and similar practices may result in materially reduced profitability, increased compliance costs and expanded potential for negative publicity.

•        We could be adversely affected by our exposure to customer concentration risk.

•        We may not be able to prevent competitors from replicating or developing a better version of our Short Locate platform, which could result in a substantial decrease in our revenue and limit demand for our services.

•        As a registered broker-dealer, TradeZero America is subject to “best execution” requirements under SEC guidelines and FINRA rules. We could be penalized if we do not comply with these requirements and these requirements could be modified in the future in a way that could harm our business.

•        The regulation of the cryptocurrency industry continues to evolve and is subject to change. Changes in laws and regulations, or Zero Hash’s (as defined and further described in the “Risk Factors” section) failure to comply with them, may negatively impact our ability to allow customers to buy, hold and sell cryptocurrencies with Zero Hash and/or us in the future and may significantly and adversely affect our business.

Risks Related to Regulation and Litigation

•        Our business is subject to extensive, complex and changing laws and regulations, and related regulatory proceedings and investigations. Changes in these laws and regulations, or our failure to comply with these laws and regulations, could harm our business.

•        We have been subject to regulatory investigations, actions and settlements and we expect to continue to be subject to such proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

•        Recent statements by lawmakers, regulators and other public officials have signalled an increased focus on new or additional regulations that could impact our business and require us to make significant changes to our business model and practices.

•        In the future we may be involved in litigation matters that are expensive and time consuming, and, if resolved adversely, could harm our reputation, business, financial condition or results of operations.

•        We are subject to governmental laws and requirements regarding economic and trade sanctions, anti-money laundering and counter-terror financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them.

Risks Related to Our Industry, Customers, Products and Services

•        We operate in highly competitive markets, and many of our competitors have greater resources than we do and may have products and services that may be more appealing than ours to our current or potential customers.

•        If we fail to retain existing customers or attract new customers, or if our customers decrease their use of our products and services, our growth could be slower than we expect and our business may be harmed.

•        Our plans to introduce new products and services, enter into new geographic regions and market segments and periodically change and improve our existing products and services, could fail to attract or retain customers or generate growth and revenue.

•        If we do not keep pace with industry and technological changes and continue to provide new and innovative products and services, our business may become less competitive and our business may be adversely impacted.

Risks Related to Our Platform, Systems and Technology

•        Our platform has been, and may in the future be, subject to interruption and instability due to operational and technological failures, whether internal or external.

•        Our products and internal systems rely on software that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations or vulnerabilities in our systems, our business could be adversely affected.

•        We rely on third parties that we do not control to perform certain key functions such as: mobile operating systems, networks, technologies, products, hardware and standards, and their failure to perform those functions could adversely affect our business, financial condition and results of operations.

•        Internet-related issues may reduce or slow the growth in the use of our services in the future.

Risks Related to Cybersecurity and Data Privacy

•        Our business could be materially and adversely affected by a cybersecurity breach or other attack involving our computer systems or data or those of our customers or third-party service providers.

•        We collect, store, share, disclose, transfer, use and otherwise process customer information and other data, including personal data, and an actual or perceived failure by us or our third-party service providers to protect such information and data or respect customers’ privacy could damage our reputation and brand, negatively affect our ability to retain customers and harm our business, financial condition, operating results, cash flows and prospects.

•        We are subject to stringent laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security and may be subject to additional related laws and regulations in jurisdictions into which we expand. Many of these laws and regulations are subject to change and reinterpretation and could result in claims, changes to our business practices, monetary penalties, increased cost of operations or other harm to our business.

•        We may face particular privacy, data security, and data protection risks as we continue to expand into the U.K. and the EU in connection with the General Data Protection Regulation and other data protection regulations.

Risks Related to Our Brokerage Products and Services

•        If we do not maintain the capital levels required by regulators and self-regulatory organizations (“SROs”), including the SEC and FINRA, our broker-dealer business may be restricted and we may be fined or subject to other disciplinary or corrective actions, which could harm our business, financial condition, operating results, cash flows and prospects.

•        Our compliance and risk management policies and procedures as a regulated financial services company may not be fully effective in identifying or mitigating compliance and risk exposure in all market environments or against all types of risk.

•        Our exposure to credit risk with customers and counterparties could result in losses.

•        Providing investment education tools could subject us to additional risks if such tools are construed to be investment advice or recommendations.

Risks Related to Our Intellectual Property

•        Any failure to obtain, maintain, protect, defend or enforce our intellectual property rights could adversely affect our business, financial condition and results of operations.

•        We have been, and may in the future be, subject to claims that we violated certain third-party intellectual property rights, which, even where meritless, can be costly to defend and could materially adversely affect our business, results of operations, and financial condition.

•        We may not be able to obtain, maintain, protect, defend and enforce patents and the legal protection afforded by any patents may not adequately cover the full scope of our business or permit us to gain or keep competitive advantage.

•        We may not be able to obtain, maintain, protect, defend and enforce our trademarks and trade names, or build name recognition in our markets of interest, thereby harming our competitive position.

•        We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe, misappropriate or otherwise violate, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

•        Some of our products and services contain open source software, which may pose particular risks to our proprietary software, products and services in a manner that could harm our business.

Risks Related to Finance, Accounting and Tax Matters

•        We have identified material weaknesses in our internal control over financial reporting as of December 31, 2020 and 2019. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results after the Business Combination in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

•        Our failure to properly handle cash and securities held on behalf of customers could harm our business and reputation.

•        Our insurance coverage may be inadequate or expensive.

•        Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.

•        Tax matters, changes in tax laws and tax audits could materially adversely affect our business, results of operations and financial condition.

•        While not anticipated in connection with the Business Combination, we may expend substantial funds in the future in connection with the tax withholding and remittance obligations related to the settlement of RSUs and/or the exercise of outstanding stock options depending on the manner in which we fund these liabilities, which may have an adverse effect on our financial condition and results of operations.

•        We are exposed to fluctuations in interest rates.

•        The obligations associated with being a public company may strain our resources, result in more litigation and divert management’s attention from operating our business.

•        After consummating the Business Combination, if we fail to maintain effective internal control over financial reporting, as well as required disclosure controls and procedures, our ability to produce timely and accurate consolidated financial statements or comply with applicable regulations could be impaired.

•        We rely on computer systems for financial reporting and other operations and any disruptions in our systems would adversely affect us.

•        Following the Business Combination, we expect to qualify as an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.

Risks Related to Dune and the Business Combination

•        There are material risks to unaffiliated investors presented by taking TradeZero public through a Business Combination rather than through an underwritten offering.

•        Directors and officers of Dune have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement.

•        Dune’s Sponsor and management team have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

•        Dune’s Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our Class A common stock.

•        Warrants will become exercisable for Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•        Dune may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making the warrants worthless.

•        Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New TradeZero’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

New TradeZero will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Dune’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

We are also a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New TradeZero will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF TRADEZERO

TradeZero is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

TradeZero’s statement of operations data for the nine months ended September 30, 2021 and balance sheet data as of September 30, 2021, is derived from TradeZero’s unaudited consolidated financial statements included elsewhere in the proxy statement. TradeZero’s statement of operations data for the year ended December 31, 2020, and balance sheet data as of December 31, 2020 is derived from TradeZero’s audited consolidated financial statements included elsewhere in this proxy statement.

This information is only a summary and should be read in conjunction with TradeZero’s consolidated financial statements and related notes and “TradeZero’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of TradeZero.

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
	(in thousands)	(in thousands)
Consolidated Statement of Profit or Loss:
Revenues
Fees	$40,246	$33,729
Commissions	20,971	16,552
Rebates	6,241	4,188
Interest and other	662	221
Total Revenues	68,120	54,690
Operating expenses
Compensation and benefits	20,680	19,188
Stock locate fees, clearance, and execution fees	13,544	11,903
Occupancy, equipment, office, and other	1,574	1,912
Consulting and professional fees	2,336	1,008
General and administrative	1,696	1,122
Marketing	1,518	787
Technology, communication and market data services	1,449	1,111
Customer bad debt	170	327
Interest	98	147
Total operating expenses	43,065	37,505
Other income, net	274	—
Income before provision for income taxes	25,329	17,185
Provision for income taxes	4,439	4,403
Less: Net income attributable to non-controlling interest	13	—
Net income attributable to TradeZero Holding Corp. stockholders	20,877	12,782
Other comprehensive income
Foreign currency translation adjustments	4	—
Total comprehensive income attributable to TradeZero Holding Corp. stockholders	$20,881	$12,782

	As of September 30, 2021	As of December 31, 2020
	(in thousands)	(in thousands)
Consolidated Statement of Financial Position (Balance Sheet Data):
Cash and cash equivalents	$18,130	$11,632
Total assets	$81,247	$46,247
Total liabilities	$47,639	$29,542
Total equity	$33,833	$16,705
Total equity and liabilities	$81,472	$46,247
	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
	(in thousands)	(in thousands)
Consolidated Statement of Cash Flows Data:
Net cash generated from operating activities	$17,904	$14,517
Net increase in cash and cash equivalents	$6,498	$9,623
Cash and cash equivalents at beginning of the period	$11,632	$2,009
Cash and cash equivalents at end of the period	$18,130	$11,632

SUMMARY HISTORICAL FINANCIAL INFORMATION OF DUNE

We are providing the following summary historical financial data to assist you in your analysis of the financial aspects of the Business Combination.

The summary historical financial information of Dune as of December 31, 2020 and for the nine months ended September 30, 2021 was derived from Dune’s unaudited financial statements and the summary historical financial information of Dune September 30, 2021 and the period from June 18, 2020 (inception) through December 31, 2020 was derived from Dune’s audited financial statements all included elsewhere in this proxy statement.

The unaudited financial statements have been prepared in conformity with GAAP and are prepared on the same basis as the annual financial statements included elsewhere in this proxy statement. Results from interim period are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dune” and our financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement. The historical results presented below are not necessarily indicative of financial results to be achieved by the business following the Business Combination.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30, 2021	For the Period From June 18, 2020 (inception) Through September 30, 2020
	2021	2020
Statements of Operations Data
General and administrative expenses	$128,964	$268	$494,223	$768
General and administrative expenses – related party	30,000	—	90,000	—
Franchise tax expense	50,411	—	150,440	—
Total operating expenses	(209,375)	(268)	(734,663)	(768)
Other income (expenses):
Change in fair value of derivative warrant liabilities	2,021,250	—	5,821,860	—
Income on investments held in Trust Account	19,924	—	88,723	—
Total other income (expenses)	2,041,174	—	5,910,583	(768)
				—
Net income (loss)	$1,831,799	$(268)	$5,175,920	$(768)

Weighted average shares outstanding of Class A common stock, basic and diluted	17,250,000		17,250,000	—
Basic and diluted net income per share, Class A common stock	$0.08		$0.24	$—
Weighted average shares outstanding of Class B common stock, basic and diluted	4,312,500	3,750,000	4,312,500	3,750,000
Basic and diluted net income (loss) per share, Class B common stock	$0.08	$(0.00)	$0.24	$(0.00)

	September 30, 2021	December 31, 2020
	(Unaudited)
Balance Sheet Data
Assets:
Current assets:
Cash	$240,149	$941,242
Prepaid expenses	158,640	316,989
Total current assets	398,789	1,258,231
Investments held in Trust Account	172,521,417	172,511,212
Total Assets	$172,920,206	$173,769,443

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$26,196	$332,263
Accrued expenses	145,000	70,000
Due to related party	28,390	—
Franchise tax payable	106,279	106,899
Total current liabilities	305,865	509,162
Deferred underwriting commissions	6,037,500	6,037,500
Derivative warrant liabilities	8,758,750	14,580,610
Total liabilities	15,102,115	21,127,272

Commitments and Contingencies:

Class A common stock subject to possible redemption, $0.0001 par value; 17,250,000 shares at $10.00 per share	172,500,000	172,500,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 4,312,500 shares issued and outstanding	431	431
Additional paid-in capital	—	—
Accumulated deficit	(14,682,340)	(19,858,260)
Total stockholders’ deficit	(14,681,909)	(19,857,829)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$172,920,206	$173,769,443

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION

The following summary unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Dune and TradeZero, adjusted to give effect to the Business Combination and the other events contemplated by the Merger Agreement.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of Dune as of September 30, 2021, and the historical consolidated balance sheet of TradeZero as of September 30, 2021 on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, combines the historical statements of operations of Dune for the period from June 18, 2020 (inception) through December 31, 2020, and the historical consolidated statements of operations of TradeZero for the year ended December 31, 2020 on a pro forma basis as if the Business Combination, the other events contemplated by the Merger Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021, combines the historical consolidated statements of operations of Dune for the nine months ended September 30, 2021, and the historical statements of operations of TradeZero for the nine months ended September 30, 2021 on a pro forma basis as if the Business Combination, the other events contemplated by the Merger Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented.

The summary unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•        the historical audited financial statements of Dune as of December 31, 2020 and for the period from June 18, 2020 (inception) through December 31, 2020 and the related notes, which are included in Dune’s Annual Report on Form 10-K/A filed with the SEC on December 3, 2021 (the “Dune 10-K/A”);

•        the historical unaudited financial statements of Dune as of and for the nine months ended September 30, 2021 and the related notes, which are included in Dune’s Quarterly Report on Form 10-Q/A filed with the SEC on December 3, 2021 (the “Dune 10-Q/A”);

•        the historical audited consolidated financial statements of TradeZero as of and for the year ended December 31, 2020 and the related notes, which are included in this proxy statement;

•        the historical unaudited consolidated financial statements of TradeZero as of and for the nine months ended September 2021 and the related notes, which are included elsewhere in this proxy statement; and

•        other information relating to Dune and TradeZero contained in this proxy statement, including the Merger Agreement and the description of certain terms thereof.

The summary unaudited pro forma condensed combined financial information should also be read together with the sections of the Dune 10-K/A and the Dune 10-Q/A entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section of this proxy statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
Total assets	$229,582	$137,061
Total liabilities	$51,097	$51,097
Total stockholders’ equity	$178,485	$85,964
Total liabilities and stockholders’ equity	$229,582	$137,061

Summary Unaudited Pro Forma Condensed Combined Statement of Operations —
Nine Months Ended September 30, 2021

Total revenue	$68,120	$68,120
Total expenses	$44,472	$44,472
Operating income	$23,648	$23,648
Net income	$21,649	$21,649
Net income per share, basic and diluted	$0.30	$0.35
Weighted average shares outstanding, basic and diluted	71,562,500	62,310,400

Summary Unaudited Pro Forma Condensed Combined Statement of Operations —
Year Ended December 31, 2020

Total revenue	$54,690	$54,690
Total expenses	$48,513	$48,513
Operating income	$6,177	$6,177
Net income	$1,117	$1,117
Net income per share, basic and diluted	$0.02	$0.02
Weighted average shares outstanding, basic and diluted	71,562,500	62,310,400

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical comparative share and unit information for Dune and TradeZero and unaudited pro forma condensed combined per share information of Dune after giving effect to the Business Combination, assuming four redemption scenarios as follows:

•        Assuming No Redemption:    This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemption:    This presentation assumes that 9,250,993 public shares are redeemed for an aggregate redemption payment of approximately $92,521,417, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement, and the historical financial statements of Dune and TradeZero and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of Dune and TradeZero is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Dune and TradeZero would have been had the companies been combined during the periods presented.

			Combined Pro Forma		TradeZero Equivalent Per Share Pro Forma
	TradeZero (Historical)	DUNE (Historical)	Assuming No Redemption	Assuming Maximum Redemption
As of September 30, 2021
September 30, 2021 book value per share(1)	N/A	N/A	$2.49	$1.38	$—
Nine Months Ended September 30, 2021
Cash dividends per share	$—	$—	$—	$—	$—
Net income per share, basic and diluted, common stock	N/A	N/A	$0.30	$0.35	$0.42
Net income per share, basic and diluted, redeemable shares	—	$0.24	$—	$—	$—
Net income per share, basic and diluted, non-redeemable shares	—	$0.24	$—	$—	$—
Weighted average common stock shares outstanding, basic and diluted	—	—	71,562,500	62,310,400	—
Weighted average redeemable shares outstanding, basic and diluted	—	17,250,000	—	—	—
Weighted average non-redeemable shares outstanding, basic and diluted	—	4,312,500	—	—	—

			Combined Pro Forma		TradeZero Equivalent Per Share Pro Forma
	TradeZero (Historical)	DUNE (Historical)	Assuming No Redemption	Assuming Maximum Redemption
Year Ended December 31, 2020
Cash dividends per share	$—	$—	$—	$—	$—
Net income per share, basic and diluted, common stock	N/A	N/A	$0.02	$0.02	$0.26
Net loss per share, basic and diluted, redeemable shares	—	(0.00)	$—	$—	$—
Net loss per share, basic and diluted, non-redeemable shares	—	(0.60)	$—	$—	$—
Weighted average share outstanding of common stock – basic and diluted	—		71,562,500	62,310,400	—
Weighted average redeemable shares outstanding, basic and diluted	—	17,250,000	—	—	—
Weighted average non-redeemable shares outstanding, basic and diluted	—	3,782,143	—	—	—

____________

(1)      Book value per share is calculated using the formula: Total stockholders’ equity divided by shares outstanding.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Dune

Market Price and Ticker Symbol

Our units, Class A common stock and public warrants are currently listed on Nasdaq under the symbols “DUNEU,” “DUNE,” and “DUNEW,” respectively.

The closing price of our units, Class A common stock and public warrants on October 11, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.26, $9.87 and $0.80, respectively.

As of           , 2022, the record date for the Special Meeting, the closing price for each unit, share of Dune Class A Common Stock and public warrant was $          , $           and $          , respectively.

Holders

As of           , 2022, the record date, there were            holders of record of our units,            holders of record of our Class A common stock, one holder of record of our Class B common stock and            holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Dune Class A Common Stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends on our common stock to date and do not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New TradeZero’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New TradeZero Board at such time.

TradeZero

There is no public market for the shares of TradeZero’s common stock.

RISK FACTORS

Risks Related to TradeZero’s Business and Industry

Unless the context otherwise requires, references in this subsection “— Risks Related to TradeZero’s Business and Industry” to “we”, “us”, “our”, and “the Company” generally refer to TradeZero in the present tense or New TradeZero from and after the Business Combination.

You should carefully consider the following risks. However, the risks set forth below are not the only risks that we face, and we face other risks which have not yet been identified or which are not yet otherwise predictable. If any of the following risks occur or are otherwise realized, our business, financial condition, and results of operations could be materially adversely affected. You should carefully consider the risks described below and all other information in this filing, including our consolidated financial statements and the related Notes to consolidated financial statements and schedules thereto.

Risks Related to TradeZero’s Business

We have a limited operating history, which makes it difficult to evaluate our business and prospects and increases the risks associated with an investment in our Class A common stock.

We began operations in 2015 and have since continued to introduce new products and services to our platform, such as providing U.S. market access and short locates to international traders from our Bahamian broker-dealer subsidiary in 2015, providing U.S. market access and locates to U.S. traders from our U.S. broker-dealer subsidiary in 2019 and launching our patent pending TradeZero Short Locator service in 2019 and we expect to continue introducing new products and services in the future. See “— We have grown rapidly in recent years and we have limited operating experience at our current scale of operations and have plans to implement significant future growth. If we are unable to manage our growth effectively, our financial performance may suffer and our brand may be harmed.”

As a result, our business model has not been fully proven and we have limited financial data that can be used to evaluate our current business and future prospects, which subjects us to a number of uncertainties, including our ability to plan for, model and manage future growth and risks. Our historical revenue growth should not be considered indicative of our future performance. For example, our operating history has coincided with a six-year period of general macroeconomic growth in the United States, particularly in U.S. equity markets, as well as growth in the financial services and technology industries in which we operate. We therefore have not experienced any prolonged downturn or slowdown in macroeconomic or industry growth or any lengthy downturn in U.S. equity markets and cannot assure that we will be able to respond effectively to any such downturn or slowdown in the future. We have also encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing and heavily regulated industries, including achieving market acceptance of our products and services, attracting and retaining customers, complying with laws and regulations that are subject to evolving interpretations and application and increasing competition and expenses as we expand our business. We cannot be sure that we will be successful in addressing these and other challenges we may face, and our business may be adversely affected if we do not manage these risks successfully. In addition, we may not achieve sufficient revenue to maintain positive cash flows from operations or profitability in any given period, or at all.

TradeZero’s business may fluctuate due to market volatility, number of funded users and the level of activity of such users, which is affected by factors outside of TradeZero’s control, such as changes in business, economic or political conditions that impact global financial markets, or by a systemic market event.

As a financial services company, our business, results of operations and reputation are directly affected by elements beyond our control, such as economic and political conditions, changes in the volatility in financial markets (including volatility as a result of the COVID-19 pandemic), significant increases in the volatility or trading volume of particular securities, broad trends in business and finance, changes in volume of securities trading generally, changes in the markets in which such transactions occur and changes in how such transactions are processed. These elements can arise suddenly and the full impact of such conditions remain uncertain. A prolonged weakness in equity markets, such as a slowdown causing reduction in trading volume in securities markets, may result in reduced revenues and would have an adverse effect on our business, financial condition and results of operations. Significant downturns in the securities markets or in general economic and political conditions may also cause individuals to be reluctant to make their own investment decisions and thus decrease the demand for our products and services and could also result in our customers reducing their engagement with our platform. Any of these changes could cause our future performance to be uncertain or unpredictable, and could have an adverse effect on our business, financial condition and results of operations.

TradeZero’s operating results may vary significantly from period to period due primarily to movements and trends in the world’s capital markets and to fluctuations in trading levels of our customers, which is often affected by factors beyond our control, such as market volatility. For example, since the onset of the COVID-19 pandemic in March 2020, we have seen substantial growth in our customer base, retention, engagement and trading activity metrics, as well as continued gains and periodic all-time highs achieved by the equity markets generally. During this period, market volatility, stay-at-home orders and increased interest in investing and personal finance helped foster an environment that encouraged an unprecedented number of first-time and/or newer retail customers to become TradeZero customers and begin trading on the TradeZero platform. However, in the third quarter 2021, the end of lockdown restrictions boosted consumers’ confidence in a sustained economic recovery and lowered their expectations for economic volatility, which correlated with less frequent trading, although year-over-year volume remains higher. If these conditions persist, TradeZero may not be able to rely on prior high levels of growth in new traders and volatility to drive increased trading and growth, but will be more reliant on executing its growth strategy of expanding to new markets, creating product differentiation and otherwise attracting and retaining customers.

In the event there are continuous lower levels of volatility, TradeZero’s operating results may be negatively affected.

In addition, some market participants could be or become overleveraged. In case of sudden, large price movements, such market participants may not be able to meet their obligations to their respective brokers who, in turn, may not be able to meet their obligations to their counterparties. As a result, the financial system or a portion thereof could suffer, and the impact of such an event could have an adverse effect on our business, financial condition and results of operations.

In addition, a prolonged weakness in the U.S. equity markets or equity securities or a general economic downturn could cause our customers to incur losses, which in turn could cause our brand and reputation to suffer. If our reputation is harmed, the willingness of our existing customers, and potential new customers, to do business with us could be negatively impacted, which would adversely affect our business, financial condition and results of operations.

We have grown rapidly in recent years and we have limited operating experience at our current scale of operations and have plans to implement significant future growth. If we are unable to manage our growth effectively, our financial performance may suffer and our brand may be harmed.

We have expanded our operations rapidly and have limited operating experience at our current size and scale. Between 2015 and September 30, 2021, our employee headcount (inclusive of stockholders working without formal employment arrangements) increased from 5 to approximately 127 employees (inclusive of 36 contractors), and we expect rapid headcount growth to continue for the foreseeable future. We have also expanded operations from our original New York office to employees in the Bahamas, Canada and other locations. We have plans for significant future growth in 2022, including launching buying and selling of cryptocurrencies pursuant to an arrangement with a third party provider of cryptocurrency services and our providing complex options functionality and institutional locates in the first half of 2022, among other enhancements to our services. We also expect to launch live trading services for customers via our Canadian broker-dealer in 2022, subject to obtaining applicable regulatory approvals. Over the next several years, we also anticipate expanding our platform by opening local broker-dealer firms in Europe, the Middle East and certain other locations, implementing our plans to become a self-clearing firm and offering additional asset classes to our customers including, among others, cryptocurrencies, futures and foreign currency trading, subject to obtaining applicable regulatory approvals, among other factors.

Our continued growth could strain our existing resources, and we could experience ongoing operating difficulties in managing our business across numerous jurisdictions, including difficulties in hiring, training and managing a dispersed and growing employee base. Competition for skilled personnel in our industry is intense, especially in the New York Area, where our headquarters is located and where we have a substantial presence and need for highly skilled personnel, and if we are unable to recruit and retain enough suitable personnel to support our growth as we seek to expand our operations, we may be unable to successfully expand or maintain our operations or achieve our corporate objectives. We have invested substantial time and resources in building our team. As we continue to grow, including geographically expanding our presence, expanding through acquisitions of other businesses or talent and through developing our infrastructure, we will need to maintain the effectiveness of our employees among a larger number of employees dispersed in various geographic regions. Failure to scale and preserve the effectiveness of our employees as we grow could also harm our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. The ongoing effects of the COVID-19 pandemic, including our transition to having a more dispersed, remote-working employee base, may exacerbate these challenges. Any failure to retain, integrate and recruit personnel and to effectively focus on and pursue our corporate objectives and execute our growth strategy could negatively affect our future success.

Our growth strategy contemplates significant expenditures for marketing, investing in customer support, expansion into new countries and markets, enhancements to our current offerings and development of new products and services, and we cannot guarantee that we will be successful in these efforts. In addition, our business is highly dependent on our technology platform, and we also rely on certain third-party service providers and computer systems. Any failure to maintain or upgrade our technology or network infrastructure effectively to support our growth, particularly as our customer base grows and we experience any corresponding surges in trading volume, or any interruption in the third-party services or deterioration in the quality of their service or performance, could result in unanticipated system disruptions, platform outages or other performance problems which have in the past and may in the future result in degraded service, or partial or full service outages on our platforms, costly litigation, regulatory inquiries, examinations and investigations, customer dissatisfaction, arbitration and complaints and reputational harm and may have an adverse effect on our business. We have historically had some periodic service outages that have affected the ability to place orders and to receive data on our platform. Typically, these outages are of short duration but, at times, they have lasted several hours.

Further, any growth must be accomplished in a manner that is consistent with regulatory requirements that apply to our business and may expand the regulatory requirements that apply to our business. In addition, several of our growth initiatives, including our ability to open broker-dealers in other jurisdictions, our ability to become a firm enabled to transact in futures products, and our ability to become approved as a self-clearing firm, among other of our plans are subject to many regulatory approvals and other hurdles from applicable regulators and key counterparties such as DTC, the NSCC and OCC. We cannot provide any assurance that we will obtain all requisite approvals to become a self-clearing firm or that, if we do so, that such approvals will be timely received in order to proceed effectively with our business plans.

If we do not adapt to meet these evolving challenges and requirements, or if our management team does not effectively scale with our growth, we may experience erosion to our brand, the quality of our products and services may suffer and we may face regulatory obstacles, including adverse enforcement actions, other regulatory restrictions or limitations or failure to obtain regulatory approvals required for certain types of growth. We may also experience difficulties in providing adequate customer support to our growing customer base. Failure to improve, maintain or increase customer support now or in the future may inhibit our growth.

Because we have limited experience operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale, combined with the rapidly evolving nature of the market for our products and services, substantial uncertainty concerning how these markets may develop, the complex regulatory regimes applicable to different aspects of our business and other factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue and to predict the risks and challenges we may encounter. Failure to manage our future growth effectively could have an adverse effect on our business, financial condition and results of operations.

We might not continue to grow on pace with historical rates.

We have grown rapidly over the last few years, and therefore our recent revenue growth rate and financial performance should not be considered indicative of our future performance. In particular, since 2019, we have experienced a significant increase in revenue, active accounts and Daily Average Revenue Trades (“DARTs”). For example, for the years ended 2019 and 2020, our revenue was $16.3 million and $54.7 million, respectively, representing annual growth of 235%. During the same time period, our active accounts grew from 5,762 to 12,650, representing a growth rate of 120%. Our total DARTs (inclusive of equity, options, and locates) grew from 12,605 to 64,820 from 2019 and 2020 representing total transactions of 3.2 million and 16.4 million respectively and a growth rate of 414%. In addition, for the nine months ended September 30, 2021, during which we experienced high trading volume and account sign-ups as well as high market volatility: (i) our revenue was $68.1 million, as compared to $36.0 million for the nine months ended September 30, 2020 representing growth of 89%, (ii) we had 18,678 active accounts, as compared to 10,930 active accounts on September 30, 2020 representing growth of 71%, and (iii) we had 112,939 DARTs as compared to 57,857 for the nine months ended September 30, 2020, representing growth of 95%. The circumstances that have accelerated the growth of our business may not continue in the future, and we expect the growth rates in revenue, Active Accounts, and DARTs to decline in future periods, and such declines could be significant. It is also possible that revenue, Active Accounts, and DARTs might fail to grow at all and might decline. You should not rely on our revenue or key business metrics for any previous quarterly or annual period as any indication of our revenue, revenue growth, key business metrics or key business metrics growth in future periods.

Our revenue growth rate is likely to decline in future periods as the size of our business grows and we achieve higher market adoption rates. We may also experience declines in our revenue growth rate as a result of a number of factors, including slowing demand for our platform, insufficient growth in the number of customers that utilize our platform, increasing competition, a decrease in the growth of our overall market, our failure to execute our current growth strategy or to continue to capitalize on growth opportunities, including as a result of our inability to scale to meet such growth, an insufficient number of market makers or the unwillingness or inability of our existing market makers to execute our customers’ trade orders as order volumes increase, insufficient sources of securities available for our short securities locates services, increasing regulatory costs, increasing capital requirements imposed by regulators and SROs, economic conditions that reduce financial activity and the maturation of our business, among others. If our revenue growth rate declines, investors’ perceptions of our business and the trading price of our Class A common stock could be adversely affected. For more information about Active Accounts, Average Account Equity and DART, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Metrics.”

Our future success will depend on our response to the demand for new services, products and technologies.

The demand for our services, products and platform is characterized by:

•        rapid technological change;

•        changing customer demands;

•        general macro-economic factors;

•        competitors’ actions;

•        the need to enhance existing services and products or introduce new services and products; and

•        evolving regulatory and industry standards.

New services, products and technologies may render our existing services, products and platform less competitive. Our future success will depend, in part, on our ability to respond to the demand for new services, products and technologies on a timely and cost-effective basis and adapt to technological advancements and changing standards to address the increasingly sophisticated requirements and varied needs of our customers and prospective customers. We cannot assure you that we will be successful in developing, introducing or marketing new services, products and technologies. In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, and our new service and product enhancements may not achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological advancements, customer requirements, general macro-economic factors affecting the desirability of selling securities short, competitors’ activities (including, without limitation, copying of our platform for short securities locates) or changing regulatory and/or industry standards, or any significant delays in the development, introduction or availability of new services, products or enhancements could have a material adverse effect on our business, financial condition and operating results.

Because a majority of our revenue is transaction-based (including fees for intra-day short securities locates and pre-borrows, commissions and PFOF and exchange rebates on equities and options), reduced spreads in securities pricing, reduced levels of trading activity generally, changes in our business relationships with market makers and sources of securities to support our short securities locates services and any new regulation of, or any bans on, short securities locates, pre-borrows, commissions, PFOF and similar practices may result in materially reduced profitability, increased compliance costs and expanded potential for negative publicity.

A majority of our revenue is transaction-based, in that we receive consideration in exchange for providing short selling securities locates services (to support short selling by our customers) and routing our users’ equity and option trade orders to market makers for execution. With respect to short locating transactions in connection with our TradeZero Short Locator service, we receive fees from our customers. With respect to equities and options trading, we receive fees from market makers and other institutional third parties which are known as PFOF (which is based on order flow and commissions when based on a per-share basis (with a trade minimum)). In the case of equities, the fees we receive are typically based on the size of the publicly quoted bid-ask spread for the security being traded; that is, we receive a fixed percentage of the difference between the publicly quoted bid and ask at the time the trade is executed. For options, our fee is on a per contract basis based on the underlying security.

For the year ended December 31, 2020, revenue derived from fees resulting from locates sold on our Short Locate platform (the “TradeZero Short Locate platform”) 47% of our total revenues, and for the nine months ended September 30, 2021, represented 43% of our total revenues. Revenues resulting from PFOF represented 7% of our total revenues for the year ended December 31, 2020 and 9% for the nine months ended September 30, 2021. Commissions (resulting from equity and option trading represented 30% of our total revenues for the year ended December 31, 2020 and 31% for the nine months ended September 30, 2021. Our transaction-based revenue could be harmed by decreased levels of trading generally, as well as the specific risks discussed below.

We could be adversely affected by our exposure to customer concentration risk.

We may from time-to-time be subject to customer concentration risk as a result of having large customers that represent a sizeable portion of our annual revenues. For the year ended December 31, 2020, our top 20% of customers (sorted by revenue contribution) represented 79% of our total revenue. Due to the nature of our business, we anticipate that we will be dependent on a relatively small number of customers for the majority of our revenues, and if one or more of these customers stops using our products and services, there will be a risk of significant loss of future revenues, which could in turn have a material adverse effect on our business.

Risks Related to our Business Relationships with Securities Providers for Locates

Our arrangements with sources of securities for the locates services we provide are not always documented under binding contracts, and binding contracts are typically not long-term contractual arrangements; rather they are executed on a transaction-by-transaction basis and rely on our ongoing relationships with certain businesses providing securities for our TradeZero Short Locator service. For the nine months ended September 30, 2021, at times, over 50% of our total inventory came from one provider. If certain of these sources of securities, or any other sources of securities with whom we do business, became unwilling to continue to provide securities to us (including, for example, as a result of unusually high volatility), we may have little to no recourse against such securities providers. If there were to be no additional sources of securities willing to timely provide us securities for locates, or if we are unable to find replacement sources of securities in a timely manner, our transaction-based revenue would be impacted negatively. Furthermore, if the fee structures utilized by our sources of securities for locates were altered, it could result in decreased transaction-based revenue and/or worse margins for our business. Any decrease in transaction-based revenue from sources of securities for locates could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Regulation of Locates and Short Selling

Short Selling can present the risk of a failure to deliver, a situation where the selling party fails to deliver the securities sold on a settlement date. In 2005 the SEC adopted Regulation SHO to regulate short selling in equity securities and prevent and reduce problematic failures to deliver. Regulation SHO requires that prior to entering a short sale order, a broker-dealer must either borrow the security it intends to short sell or enter into a bona fide agreement with a party that gives the broker-dealer reasonable grounds to believe that the shares can be borrowed for delivery on the settlement date (the “Locate Requirement”). Short selling and the Locate Requirement of Regulation SHO remain potentially problematic issues for broker-dealers. For example, on May 19, 2021, the Securities and Exchange Commission charged broker-dealer BTIG, LLC with repeatedly violating the order-marking and locate provisions of Regulation SHO. Because our transaction-based locate revenue depends upon on our compliance with Regulation SHO and any other short selling related rules and regulations, any new regulation related to short selling of, or any bans on, locates or pre-borrows or any non-compliance with existing applicable rules and regulations, may result in reduced profitability, increased compliance costs and expanded potential for negative publicity.

Various lawmakers, regulators and other public officials have recently made statements about our industry and the business of broker-dealers, potentially signaling an increased focus on enforcement in this area and/or an intent to adopt new or additional laws or regulations that, if acted upon, could impact our business. For example, in connection with the trading of certain “meme” securities popularized by online fora such as Reddit, regulators have indicated that, at certain times, the amount of locates for short sales seemed excessive for certain securities. The regulatory agenda published by the SEC on June 11, 2021, announced that the SEC may consider proposing rules in the next year to modernize equity market structure which could include additional short selling regulations or alterations to existing regulations. On May 6, 2021, Gary Gensler, the chairman of the SEC, testified in front of the Committee on Financial Services of the U.S. House of Representatives that he had instructed the staff of the SEC to study, and some cases, provide rulemaking recommendations concerning a variety of market issues and practices, including whether broker-dealers have appropriate tools to manage their liquidity and risk profiles. For example, on June 22, 2021, the SEC granted the accelerated approval of a rule change proposed by the NSCC related to its calculation and collection of supplemental liquidity deposits. The change would have both activities performed on a daily rather than monthly basis and could result in disclosure of hedge funds and brokers’ short sell positions. Additionally, on June 8, 2021 FINRA proposed changes to Rule 4560 that would increase the frequency of short-interest reports from twice a month to weekly or even daily, requiring firms to segregate the total reportable short interest into two categories — short interest held in proprietary accounts and short interest held in customer accounts and adopting a new rule requiring members to submit a report of daily allocations of fail to-deliver positions to correspondent firms pursuant to Rule 204(d) of Regulation SHO.

The proposed rule changes highlight intensifying scrutiny of short selling. The magnitude of the costs related to accommodating more frequent and expeditious reporting with a faster turn-around time is unclear and would depend on the amount of technological and operational resources involved. Changes in costs may result in changes in short selling behavior by traders or investors. It is possible that more frequent public disclosure of short interest positions could discourage short selling, which is an important mechanism for price efficiency and for liquidity provision.

There is no guarantee that the SEC, other regulatory authorities or legislative bodies will not adopt additional regulation or legislation relating to locate and/or short selling practices as a result of such heightened scrutiny or otherwise, including regulation that could substantially limit or ban such practices, or pursue additional inquiries or investigations relating to locate and/or short selling practices. Prior FINRA exams observed weaknesses in various aspects of certain firms’ locate practices. In some cases, firms continued to provide locates after depleting available shares, while in others there were weaknesses in some firms’ processes to document manual locates after available shares were depleted. FINRA also found that firms failed to establish proper controls to ensure that “easy to borrow” lists were accurate and updated timely to reflect current market or other conditions, such as existing fails to deliver or securities designated “hard to borrow.” Our U.S. broker-dealer subsidiary is subject to an ongoing FINRA review of the broker-dealer’s activity related to Rule 203 of Regulation SHO and its utilization of locate shares in threshold and hard to borrow stocks. If the review prompts FINRA or another regulator to take enforcement or other disciplinary action against our broker-dealer, such action could have a material adverse impact on our business and damage to our reputation. See “— Risk Related to Regulation and Ligation — We have been subject to regulatory investigations, actions and settlements and we expect to continue to be subject to such proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business” for further information.

Any new or heightened locate and/or short selling practices regulation may result in increased compliance costs, and otherwise may materially decrease our transaction-based revenue and may also make it more difficult for us to expand our platform in certain jurisdictions. Because certain of our competitors derive a lower percentage of their revenues from locate and/or short selling practices than we do, any such heightened regulation or ban of locate and/or short selling practices could have an outsized impact on our results of operations. Additionally, if our customers or potential customers believe that they may get better access to locates or from our competitors that have different execution arrangements, they may favor our competitors. Sometimes, it may not be possible to locate shares in extremely hard to borrow securities, or the cost to borrow such securities may make such transactions unprofitable, by negating the potential profit opportunity that may otherwise be available from the price differential between the put and call options.

Furthermore, depending on the nature of any new requirements, heightened regulation could also increase our risk of potential regulatory violations and litigation. This could result in fines or other penalties, as well as negative publicity, which could have an adverse effect on our business, financial condition and results of operations. For more information about the regulation of our locate and/or short selling practices, see “Business — Regulation — Locates and Short Selling.”

Risks Related to our Business Relationships with Market Makers

Our PFOF and Exchange Rebate arrangements with market makers are currently documented under short-term contracts. For the nine months ended September 30, 2021, 9% of our total revenues came from PFOF and Exchange Rebate arrangements. If any of these market makers, or any other market makers with whom we do business, were unwilling to continue to receive orders from us or to pay us for those orders (including, for example, as a result of unusually high volatility), we may have little to no recourse and, if there are no other market makers that are willing to receive such orders from us or to pay us for such orders, or if we are unable to find replacement market-makers in a timely manner, our transaction-based revenue would be impacted negatively. Furthermore, if market makers decide to alter our fee structure, our transaction-based revenue could be impacted negatively. Any decrease in transaction-based revenue from market makers could have an adverse effect on our business, financial condition and results of operations. We also note that other of our institutional counterparties, such as securities exchanges, currently offer rebates for our order flow and such arrangements are determined, in the case of exchanges, by exchange rules which are subject to change.

Risks Related to Regulation of PFOF

PFOF practices have drawn heightened scrutiny from the U.S. Congress, the SEC, state regulators, and other regulatory and legislative authorities. For example, in November 2018, the SEC amended its rules relating to broker-dealer disclosure of order handling and routing to require that, among other things, such public disclosures must now describe additional detail regarding terms of PFOF arrangements and profit-sharing relationships that may influence a broker-dealer’s routing decision, including information about average rebates the broker received from, and fees the broker paid to, market makers. Gary Gensler, the chairman of the SEC, has made comments to the media indicating that a ban on PFOF is under consideration. There is no guarantee that the SEC, other regulatory authorities or legislative bodies will not adopt additional regulation or legislation relating to PFOF practices as a result of such heightened scrutiny or otherwise, including regulation that could substantially limit or ban such practices, or pursue additional inquiries or investigations relating to PFOF practices. For example, in an August 30, 2021 interview, Mr. Gensler stated that a full ban of payment for order flow is “on the table” and that the practice has “an inherent conflict of interest.” Any new or heightened PFOF regulation may result in increased compliance costs and otherwise may materially decrease our transaction-based revenue, and may also make it more difficult for us to expand our platform in certain jurisdictions. Furthermore, depending on the nature of any new requirements, heightened regulation could also increase our risk of potential regulatory violations and civil litigation, which could result in fines or other penalties, as well as negative publicity, which could have an adverse effect on our business, financial condition and results of operations. For more information about the regulation of our PFOF practices, see “Business — Regulation — Best Execution.”

Risks Related to Negative Publicity Associated with PFOF or our Market Makers

Additionally, any negative publicity surrounding PFOF or rebate practices generally, or our implementation of these practices, could harm our brand and reputation. Furthermore, as registered broker-dealers, market makers must comply with rules and regulations that are generally intended to prohibit them from taking advantage of information they obtain while executing orders (e.g., through the prohibition on “front running”). Market makers also have a duty to seek “best execution” of customers’ equity and option orders we send to them. If the market makers we use to execute our customer’s equity and option trades were to violate such rules and regulations and use this data for their own benefit in violation of applicable rules and regulations, it could result in negative publicity for us by association.

If our customers begin to disfavor PFOF and rebate practices generally or the specific market markers with whom we do business due to any negative media attention, they may have an adverse view of our business model and decide to limit or cease the use of our platform. Additionally, some customers may prefer to invest through our competitors that do not engage in PFOF or rebate practices or engage in them differently than us. Any such loss of customer engagement as a result of any negative publicity associated with PFOF and rebate practices could have an adverse effect on our business, financial condition and results of operations. Computer-generated buy/sell programs and other technological advances and regulatory changes in the marketplace may continue to tighten spreads on transactions, which could lead to a decrease in our PFOF earned from market makers.

We may not be able to prevent competitors from replicating or developing a better version of our TradeZero Short Locate platform, which could result in a substantial decrease in our revenue and limit demand for our services. In addition, new services, products and technologies may render our existing shorting selling services, products and technologies less competitive.

We derive a substantial portion of our revenue from selling locates on our TradeZero Short Locate platform which includes a locate sell back feature for our customers, which we believe is a unique aspect of our technology in the current market and provides use with a significant competitive advantage. For the year ended December 31, 2020, revenue derived from fees resulting from locates sold on our TradeZero Short Locate platform represented 47% of our total revenues, and for the nine months ended September 30, 2021, represented 43% of our total revenues. Our ability to prevent competitors from replicating this feature depends on our ability to obtain, maintain, protect, defend and enforce our intellectual property rights in the processes that comprise the feature and/or keep those processes and the underlying technology secret. We have filed a U.S. patent application that seeks to obtain protection for key aspects of these processes and technology in the United States. However, our application for this patent may not be granted or the scope of the issued claims may not be broad enough to prevent competitors from designing around our patented invention. Furthermore, any patent that issues from this patent application would only provide a cause of action against infringing activities in the United States. We have not filed for patent protection on this feature in other jurisdictions, which will limit our ability to prevent replication of the feature outside of the United States. See “— Risks Related to Our Intellectual Property — We may not be able to obtain, maintain, protect, defend and enforce patents, and the legal protection afforded by any patents may not adequately cover the full scope of our business or permit us to gain or keep competitive advantage”.

We currently hold some of the information regarding our processes and technology associated with the short securities sell back feature as trade secrets. Our ability to maintain those trade secrets depends on our ability to keep this information secret and not generally available to the public. We have made a nonpublication request for the contents of the patent application we filed for this feature. But, if a patent issues from the application, the application will be published, which means that any trade secret protection for the information disclosed in that application will be lost, even if the claims issued do not cover the disclosed processes. Loss of trade secret protection for this information without receiving patent protection may allow competitors to replicate the short securities locate sell back feature or use our information to develop a better version. In addition, despite our intellectual property protection efforts, a competitor may independently develop a similar or better version of our short securities locate sell back feature. See “— Risks Related to Our Intellectual Property — Any failure to obtain, maintain, protect, defend or enforce our intellectual property rights could adversely affect our business, financial condition and results of operations.”

Any replication of our short securities locate sell back feature by competitors could result in a substantial decrease in our revenue, limit demand for our services, and materially adversely affect our business, operating results, and financial condition.

In addition, new services, products and technologies may render our shorting selling existing services, products and technologies less competitive. For example, on June 10, 2021, Cboe BZX Exchange, Inc. proposed a rule change to introduce a new data product known as Short Sale Volume Data which would provide short sale volume data to members and non-members on both an end of day and intraday basis. It is unclear whether or how such a product would affect our business, but any failure on our part to anticipate or respond adequately to technological advancements, customer requirements, general macro-economic factors affecting the desirability of short selling securities. Competitors’ activities or changing regulatory and/or industry standards, or any significant delays in the development, introduction or availability of new services, products or enhancements could have a material adverse effect on our business, financial condition and operating results.

As a registered broker-dealer, TradeZero America is subject to “best execution” requirements under SEC guidelines and FINRA rules. We could be penalized if we do not comply with these requirements and these requirements could be modified in the future in a way that could harm our business.

As a registered broker-dealer, TradeZero America is subject to “best execution” requirements under SEC guidelines and FINRA rules, which require us to obtain the best reasonably available terms for customer orders. In part, this requires broker-dealers to use reasonable diligence so that the price to the customer is favorable under prevailing market conditions, taking into account, among other things, the character of the market for the security, the size and type of the transaction, the number of markets checked, accessibility of quotations and the terms and conditions of the order as communicated by the broker-dealer’s customer. Although a broker-dealer is not required to examine every customer order individually for compliance with its duty of best execution, it must undertake regular and rigorous reviews of the quality of its customer order executions. The SEC is currently broadly examining our practices related to best execution in connection with a current examination of our U.S. broker-dealer subsidiary. For more information, see “— Risk Related to Regulation and Ligation — We have been subject to regulatory investigations, actions and settlements and we expect to continue to be subject to such proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.”

TradeZero America also may be adversely affected in the future by regulatory changes related to our obligations with regard to best execution. In particular, PFOF practices and best execution requirements have drawn heightened scrutiny from the U.S. Congress, the SEC and other regulatory and legislative authorities, who have at times alleged that PFOF arrangements, like those we have with our market makers, can result in harm to customer execution quality and present conflicts of interest. There is no guarantee that these bodies will not adopt additional regulation relating to PFOF practices and best execution requirements as a result of such heightened scrutiny or otherwise. Any such regulation could have a material impact on our business and our primary source of revenue. For additional information, see “— Risks Related to Regulation and Litigation — Recent statements by lawmakers, regulators and other public officials have signalled an increased focus on new or additional regulations that could impact our business and require us to make significant changes to our business model and practices.”

The regulation of the cryptocurrency industry continues to evolve and is subject to change. Changes in laws and regulations, or Zero Hash’s failure to comply with them, may negatively impact our ability to allow customers to buy, hold and sell cryptocurrencies with us in the future and may significantly and adversely affect our business.

TradeZero plans to provide users with the ability to buy, hold and sell a number of cryptocurrencies starting in the first half of 2022 through its commercial relationship with Zero Hash LLC and its affiliate Zero Hash Liquidity Services LLC (together, “Zero Hash”), both of which are registered as money services businesses and have the necessary state-level licenses for engaging in digital assets activities where the Zero Hash services are offered. Cryptocurrencies have experienced significant price volatility, technological glitches and various law enforcement and regulatory interventions. Both domestic and foreign regulators and governments are increasingly focused on the regulation of cryptocurrencies. In the United States, cryptocurrencies are regulated by both federal and state authorities, depending on the context of their usage. Regulation of cryptocurrencies continues to evolve. Cryptocurrency market disruptions and resulting governmental interventions are unpredictable, and may make cryptocurrencies, or certain cryptocurrency business activities, illegal altogether. There is a substantial risk of inconsistent regulatory guidance among federal and state agencies and among state governments which, along with potential accounting and tax issues or other requirements relating to cryptocurrencies, could impede the growth and operations of TradeZero’s cryptocurrency business and our relationship with Zero Hash.

In addition, under the terms of our agreements with Zero Hash, we will not be directly involved in any cryptocurrency transactions or the exchange of fiat funds for cryptocurrency at or through Zero Hash, and therefore, we do not currently expect to be subject to money services business, money transmitter licensing, or other licensing or regulatory requirements specific to transactions relating to virtual currencies. Zero Hash will remain primarily liable for its digital assets activities, and the agreements with Zero Hash specifically requires Zero Hash to indemnify us for, among other things, Zero Hash’s failure to perform or comply with the provisions of the agreements, any claims or disputes concerning Zero Hash’s provision of cryptocurrency services, and any failure by Zero Hash to comply with applicable laws and regulations. To the extent claims are made against us and/or we incur liabilities as a result of any such failures, claims or disputes by Zero Hash and Zero Hash is not able to indemnify us for such claims or liabilities, we may suffer losses.

The status of the cryptocurrencies planned to be traded in connection with our platform as “securities”, “commodities” or “financial instruments” in relevant jurisdictions is subject to a high degree of uncertainty and if we or our cryptocurrency service providers are unable to properly characterize a cryptocurrency asset, we may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results and financial condition.

The SEC and its staff have taken the position that certain cryptocurrency assets fall within the definition of a “security” under the U.S. federal securities laws. The legal test on determining whether any given cryptocurrency asset is a security is a highly complex, fact-driven analysis that evolves over time, and the outcome is difficult to predict. The SEC generally does not provide advance guidance or confirmation on the status of any particular cryptocurrency asset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Public statements by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin or Ether are securities (in their current form). We plan to offer access to over 20 different cryptocurrencies; however, Bitcoin and Ether are the only cryptocurrency assets as to which senior officials at the SEC have publicly expressed such a view. Moreover, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other cryptocurrency asset. With respect to all other cryptocurrency assets, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular cryptocurrency asset could be deemed a “security” under applicable laws. Similarly, though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given cryptocurrency asset is a security in April 2019, this framework is also not a rule, regulation or statement of the SEC and is not binding on the SEC.

Several foreign jurisdictions have taken a broad-based approach to classifying cryptocurrency assets as “securities,” while other foreign jurisdictions, such as Switzerland, Malta, and Singapore, have adopted a narrower approach. As a result, certain cryptocurrency assets may be deemed to be a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations, or directives that affect the characterization of cryptocurrency assets as “securities.” If Bitcoin or any other supported cryptocurrency asset is deemed to be a security under any U.S. federal, state, or foreign jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences for such supported cryptocurrency asset. For instance, all transactions in such supported cryptocurrency asset would have to be registered with the SEC or other foreign authority, or conducted in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Moreover, the networks on which such supported cryptocurrency assets are utilized may be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render the network impracticable for its existing purposes. Further, it could draw negative publicity and a decline in the general acceptance of the cryptocurrency asset. Also, it may make it difficult for such supported cryptocurrency asset to be traded, cleared, and custodied as compared to other cryptocurrency assets that are not considered to be securities.

The loss, destruction or unauthorized use or access of a private key required to access any of cryptocurrencies purchased in connection with our platform may result in irreversible loss of such cryptocurrencies. If we or our cryptocurrency settlement partners are unable to access our customer’s private keys or if our cryptocurrency settlement partners experience a hack or other data loss relating to the cryptocurrencies they hold on behalf of customers, our customers may be unable to trade their cryptocurrency and our reputation and business could be harmed.

If TradeZero enters the cryptocurrency market, we may face risks associated with failing to safeguard and manage our customers’ cryptocurrencies. Our success and the success of our offerings may require significant public confidence in our ability to properly manage customers’ balances and handle large and growing transaction volumes and amounts of customer funds. Any failure by us or our cryptocurrency service providers, such as Zero Hash, to maintain the necessary controls or to manage customer cryptocurrencies and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, significant financial losses, lead customers to discontinue or reduce their use of Zero Hash and/or TradeZero, and result in significant penalties and fines and additional restrictions for Zero Hash, which could harm Zero Hash’s and/or our reputation, business, financial condition or results of operations. Additionally, any security compromises or any business continuity issues affecting our cryptocurrency services providers like Zero Hash may affect the ability of our customers to trade or hold in cryptocurrencies on our platform and could harm customer trust in Zero Hash and/or us and our products.

Proposed legislation that would impose taxes on certain financial transactions could have a material adverse effect on our business, financial condition and results of operations.

Certain members of the U.S. Congress and individual U.S. state legislatures have proposed the imposition of new taxes on a broad range of financial transactions, including transactions that occur on our platform, such as the buying and selling of stocks, derivative transactions and cryptocurrencies. For example, the Wall Street Tax Act of 2021, H.R. 328, which was introduced into the U.S. Congress in January 2021, would impose a 0.1% excise tax on certain covered transactions, and the Tax on Wall Street Speculation Act, S. 1238, which was introduced into the U.S. Congress in April 2021, would impose an excise tax of 0.5% on stock trades, 0.1% on bond trades and 0.005% on derivative transactions. If enacted, such financial transaction taxes could increase the cost to customers of investing or trading on our platform and reduce or adversely affect U.S. market conditions and liquidity, our customers’ investment performance, general levels of interest in investing and the volume of trades and other transactions from which we derive revenues. While it is difficult to assess the impact such proposed taxes could have on us, if a financial transaction tax is implemented in any jurisdiction in which we operate, our business, financial condition and results of operations could suffer a material adverse effect, and we could be impacted to a greater degree than other market participants.

We may require additional capital to satisfy our liquidity needs and support business growth and objectives, and this capital might not be available to us on reasonable terms, if at all, may result in stockholder dilution, or may be delayed or prohibited by applicable regulations.

Maintaining adequate liquidity is crucial to our securities brokerage and our other business operations, including key functions such as transaction settlement, custody requirements and margin lending. We meet our liquidity needs primarily from working capital and cash generated by customer activity. In the future, we anticipate the need to obtain external debt and/or equity financing to support our business plans. Increases in the number of customers, fluctuations in customer cash or deposit balances, as well as market conditions or changes in regulatory treatment of customer deposits, may affect our ability to meet our liquidity needs. Our U.S. broker-dealer subsidiary is subject to Rule 15c3-1 under the Exchange Act (the “Uniform Net Capital Rule”), which specifies minimum capital requirements intended to ensure the general financial soundness and liquidity of broker-dealers. Current applications for a Canadian broker-dealer subsidiary, once approved, would require subsidiary broker-dealer to maintain adequate levels of regulatory Risk Adjusted Capital based on formulas outlined within IIROC Dealer Member Rule 4110. In addition, our clearing firms may impose additional capital requirements. For example, our current third party clearing firm for our U.S. broker-dealer subsidiary required the suspension of trading in certain “meme” securities at various points in time during January 2021 and, in connection therewith, materially increased on a longer-term basis (subject to potential renegotiation) our deposit required to be held with such clearing firm. In addition, if we become a clearing and carrying broker dealer in late 2022 as currently planned, our applicable U.S. self-clearing broker-dealer subsidiary will become subject to cash deposit and collateral requirements under the rules of the DTC, NSCC and OCC, which may fluctuate materially from time to time based upon the nature and volume of customers’ trading activity and volatility in the market or individual activities.

A reduction in our liquidity position could reduce our customers’ confidence in us, which could result in the withdrawal of customer assets and loss of customers, or could cause us to fail to satisfy broker-dealer or other regulatory capital guidelines, which may result in immediate suspension of securities activities, regulatory prohibitions against certain business practices, increased regulatory inquiries and reporting requirements, increased costs, fines, penalties or other sanctions, including suspension or expulsion by the SEC, FINRA or other SROs or state regulators, and could ultimately lead to the liquidation of our applicable broker-dealers or other regulated entities. Factors which may adversely affect our liquidity positions include temporary liquidity demands due to timing differences between brokerage transaction settlements and the availability of segregated cash balances, fluctuations in cash held in customer accounts, a significant increase in our margin lending activities, increased regulatory capital requirements, changes in regulatory guidance or interpretations, other regulatory changes or a loss of market or customer confidence resulting in unanticipated withdrawals of customer assets.

In addition to requiring liquidity for our securities brokerage business and our other regulated businesses, we may also require additional capital to continue to support the growth of our business and respond to competitive challenges, including the need to promote our products and services, develop new products and services, enhance our existing products, services and operating infrastructure, execute on our plans to enter additional international markets and acquire and invest in complementary businesses and technologies.

If available cash is not sufficient for our liquidity and growth needs, we may need to engage in equity or debt financings to secure additional funds. There can be no assurance that such additional funding will be available on terms attractive to us, or at all. It is possible, for example, that we could be unable to raise debt in the private markets if any of our affiliates or subsidiaries were deemed “bad actors” under Regulations A or D of the securities laws as a result of being found guilty of or settling to charges related to certain violations of the anti-fraud provisions of the securities laws. Our inability to obtain additional funding when needed could have an adverse effect on our business, financial condition and results of operations. If additional funds are raised through the issuance of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new shares we issue in connection therewith could have rights, preferences and privileges superior to those of our current stockholders. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue future business opportunities.

Harm to our brand and reputation could adversely affect our business.

Our brand and our reputation are among our important assets. Our reputation, brand and ability to build trust with existing and new customers may be adversely affected by complaints and negative publicity about us, our platform and customers that utilize our platform or our competitors’ platforms, even if factually incorrect or based on isolated incidents. Our ability to attract and retain customers is highly dependent upon external perceptions of our company, and damage to our brand and reputation may be caused by:

•        actual or perceived system disruptions, outages, interruptions or other performance problems of our platform or similar incidents, cybersecurity attacks, privacy or data security breaches, or other security incidents, payment disruptions or other incidents that impact the reliability of our platform;

•        complaints or negative publicity about us, our platform, our management team, our other employees or contractors, our customers or third-party service providers;

•        actual or alleged illegal, negligent, reckless, fraudulent or otherwise inappropriate behavior by our management team, our other employees or contractors, our customers or third-party service providers;

•        litigation involving, or regulatory actions or investigations into, our platform or our business, including litigation or arbitration and regulatory inquiries;

•        a failure to comply with legal, tax and regulatory requirements;

•        any perceived or actual weakness in our financial strength or liquidity;

•        a failure by us to meet any capital requirements imposed by regulators and SROs, such as the SEC and FINRA, especially in the event of high volatility in market conditions or individual securities, unusually high trading volume or account sign-ups or a high concentration of net buying in a particular stock, which could lead to our temporarily restricting trading in stocks in order to limit clearinghouse deposit requirements;

•        any regulatory action that results in changes to, or prohibits us from offering, certain features or services;

•        changes to our policies, features or services that customers or others perceive as overly restrictive;

•        a failure to operate our business in a way that is consistent with our mission and business plans;

•        inadequate or unsatisfactory customer support experiences, including as a result of our inability to successfully and timely improve, maintain or increase our customer support capabilities;

•        negative responses by customers or regulators to core elements of our business model;

•        negative responses by customers or regulators to new features or services, or changes to existing features or services, on our platform;

•        a failure to adapt to new or changing customer preferences;

•        a sustained downturn in U.S. equity markets or in general economic conditions, which could cause our existing customers to incur losses and, as a result, affect our existing and potential new customers’ interest in our products and services; and

•        any of the foregoing with respect to our competitors, to the extent the resulting negative perception affects the public’s perception of us or our industry as a whole.

These and other events that may harm our brand and reputation could diminish customer confidence in, and use of, our products and services and could have an adverse effect on our business, financial condition and results of operations. Such events could also cause our stockholders to sell or otherwise dispose of a significant number of shares of our Class A common stock, which may have a significant adverse effect on the trading price of our Class A common stock.

The long-term impact of the COVID-19 pandemic on our business, financial condition and results of operations is uncertain.

Since the onset of the COVID-19 pandemic in March 2020, we have seen substantial growth in our customer base, retention, engagement and trading activity metrics, as well as continued gains and periodic all-time highs achieved by the equity markets generally. During this period, market volatility, stay-at-home orders and increased interest in investing and personal finance helped foster an environment that encouraged an unprecedented number of first-time and/or newer retail customers to become TradeZero customers and begin trading on the TradeZero platform. However, in the third quarter 2021, the end of lockdown restrictions boosted consumers’ confidence in a sustained economic recovery and lowered their expectations for economic volatility, which correlated with less frequent trading, although year-over-year volume remains higher. It is uncertain whether these trends and behavioral shifts will continue as reopening measures continue, and we may not be able to maintain the customer base we gained, or the rate of growth in our customer base that we experienced, throughout the COVID-19 pandemic. Additionally, to the extent that government stimulus measures enacted in response to the pandemic have contributed to this increase in customer engagement, there could be a negative impact on future customer engagement, as those stimulus measures expire. Further, if the financial markets experience a downturn, we may have difficulty retaining customers, particularly any first-time or newer retail traders, who elect not to continue to be active in the financial markets by trading on our platform or at all as a result of any such downturn, a lack of access to additional stimulus funds, the ability to resume pre-COVID-19 activities or otherwise. To the extent that customer preferences revert to pre-COVID-19 behaviors and these metrics do not continue to improve, or if their growth is slowed as mitigation measures to limit the spread of COVID-19 are lifted or the financial markets experience additional or reduced volatility or decline, there could be an adverse effect on our business, financial condition and results of operations.

Notwithstanding the foregoing, the COVID-19 pandemic and the various measures instituted by governments and businesses to mitigate its spread, including travel restrictions, stay-at-home orders and quarantine restrictions, and potential vaccination and/or testing requirements, could adversely impact our customers, employees and business partners, and disrupt our operations, including as the pandemic contributes to a general slowdown in the global economy. The COVID-19 pandemic has resulted, in part, in inefficiencies or delays in our business, operational challenges, additional costs related to business continuity initiatives as our workforce has fully transitioned to remote working and increased vulnerability to cybersecurity attacks or other privacy or data security incidents. The extent of the impact of COVID-19 on our business, financial condition and results of operations will depend largely on future developments, including the duration of the pandemic, actions taken to contain COVID-19 or address its impact, the ability to reintegrate our workforce or of our workforce to adapt to the long-term distributed workforce model (with some employees part- or full-time remote, and others not) we expect to adopt, the impact on capital and financial markets and the related impact on the financial circumstances of our customers, all of which are highly uncertain and cannot be predicted. Even after the COVID-19 outbreak has subsided, we may continue to experience adverse impacts to our business as a result of the global economic impact, including the availability of credit, adverse impacts on our liquidity and any recession that has occurred or may occur in the future. A sustained or prolonged COVID-19 pandemic or a resurgence could exacerbate the factors described above and intensify the impact on our business, financial condition and results of operations.

We plan to expand into additional international markets, which will expose us to significant new risks, and our international expansion efforts may not be successful.

TradeZero already serves both domestic and international active traders and a core pillar of our growth strategy is further expansion into international markets. As a Bahamas-domiciled entity, TradeZero Bahamas acts as a broker-dealer for international clients accessing the U.S. equity markets and 76% of our customers are located outside of the U.S. Beginning in 2022, subject to applicable regulatory approvals, via TradeZero Canada, a registered broker-dealer in Canada, we will begin to provide certain services for Canadian customers, which should facilitate the access to the TradeZero locate market ecosystem for Canadian customers. To support an expansion of our Canadian base, we intend to increase marketing and customer engagement activities in the first half of 2022 and thereafter. In addition, after the launch of the Canadian broker-dealer services, we intend to launch similar services and associated marketing campaigns in the future in the United Kingdom, Europe, and the Middle East, with subsequent launches in the Asian Pacific region and certain countries in Latin America. Expanding our operations to other countries outside of the United States, Canada and the Bahamas will require additional significant resources and management attention and will subject us to regulatory, economic and political risks in addition to those we already face in the United States, Canada and the Bahamas. There are significant risks and costs inherent in doing business in international markets, including:

•        difficulty establishing and managing international operations and the increased operations, travel, infrastructure and legal and compliance costs associated with locations in different countries or regions;

•        the need to understand and comply with local laws, regulations and customs in multiple jurisdictions, including laws and regulations governing broker-dealer practices, some of which may be different from, or conflict with, those of other jurisdictions, and which might not permit us to operate our business or collect revenues in the same manner as we do in such other jurisdictions;

•        our interpretations of local laws and regulations, which may be subject to challenge by local regulators;

•        difficulties or delays in obtaining and/or maintaining the regulatory permissions, authorizations, licenses or consents that may be required to offer certain products in one or more international markets;

•        difficulties in managing multiple regulatory relationships across different jurisdictions on complex legal and regulatory matters;

•        if we were to engage in any merger or acquisition activity internationally, this is complex and would be new for us and subject to additional regulatory scrutiny;

•        the need to vary products, pricing and margins to effectively compete in international markets;

•        the need to adapt and localize products for specific countries, including obtaining rights to third-party intellectual property used in each country;

•        increased competition from local providers of similar products and services;

•        the challenge of positioning our products and services to meet a demand in the local market (also known as “product-market fit”);

•        the ability to obtain, maintain, protect, defend and enforce intellectual property rights abroad;

•        the need to offer customer support and other aspects of our offering (including websites, articles, blog posts and customer support documentation) in various languages;

•        compliance with anti-bribery laws, such as the Foreign Corrupt Practices Act (the “FCPA”) and equivalent anti-bribery and anti-corruption requirements in local markets, by us, our employees and our business partners, and the potential for increased complexity due to the requirements on us as a group to follow multiple rule sets;

•        complexity and other risks associated with current and future legal requirements in other countries, including laws, rules, regulations and other legal requirements related to cybersecurity and data privacy frameworks and labor and employment laws;

•        the need to enter into new business partnerships with third-party service providers in order to provide products and services in the local market, which we may rely upon to be able to provide such products and services or to meet certain regulatory obligations;

•        varying levels of internet technology adoption and infrastructure, and increased or varying network and hosting service provider costs and differences in technology service delivery in different countries;

•        fluctuations in currency exchange rates and the requirements of currency control regulations, which might restrict or prohibit conversion of other currencies into U.S. dollars;

•        taxation of our international earnings and potentially adverse tax consequences due to requirements of or changes in the income and other tax laws of the United States or the international jurisdictions in which we operate; and

•        political or social unrest or economic instability in a specific country or region in which we operate.

We have limited experience with international regulatory environments and market practices, and we may not be able to penetrate or successfully operate in the markets we choose to enter. In addition, we may incur significant expenses as a result of our international expansion, and we may not be successful. We may launch products that lack local product-market fit, face local competition from pre-existing companies offering similar products and/or face limited brand recognition in certain parts of the world, any of which could lead to non-acceptance or delayed acceptance of our products and services by customers in new markets. Product adoption and growth rates may vary significantly across different markets. We are subject to income taxes and other taxes in the United States and other countries in which we transact or conduct business, and such laws and tax rates vary by jurisdiction. We are subject to review and audit by U.S. federal, state, local and foreign tax authorities. Such tax authorities may disagree with tax positions we take, and if any such tax authority were to successfully challenge any such position, our financial condition or results of operations could be materially and adversely affected. Our failure to successfully manage these risks could harm our international operations in the markets we choose to enter and have an adverse effect on our business, financial condition and results of operations.

Our results of operations and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our results of operations are heavily reliant on the level of trading activity on our platform. In the past, our results of operations and other operating metrics have fluctuated from quarter to quarter, including due to movements and trends in the underlying markets, changes in general economic conditions and fluctuations in trading levels, each of which is outside our control and will continue to be outside of our control. Additionally, our limited operating history makes it difficult to forecast our future results. As a result, period-to-period comparisons of our results of operations may not be meaningful, and our past results of operations should not be relied on as indicators of future performance. Further, we are subject to additional risks and uncertainties that are frequently encountered by companies in rapidly evolving markets. Our financial condition and results of operations in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, which could include:

•        our ability to retain existing customers and attract new customers;

•        our continued development and improvement of our products and services, including our intellectual property, proprietary technology and customer support functions;

•        the timing and success of new product and service introductions by us or our competitors, or other changes in the competitive landscape of our market;

•        increases in marketing, sales and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        the timing and amount of non-cash expenses, such as stock-based compensation and asset impairment;

•        the success of our expansion into new geographic markets, products and services, such as cryptocurrency trading, foreign exchange trading, foreign equities trading and/or futures trading;

•        the success and timing of launch of our self-clearing plans which impacts, among other things, our ability to launch more extensive securities lending/borrowing operations and other services;

•        decreased trading in global markets or decreased demand for financial services products generally;

•        continued growth in the adoption and use of cryptocurrencies;

•        system disruptions, outages and other performance problems or interruptions on our platform (including, without limitation, providers of key services to our platform), or breaches of security or privacy, including due to ransomware and other cyberattacks;

•        disputes with our customers, adverse litigation and regulatory judgments, enforcement actions, settlements or other related costs and the public perception thereof;

•        fraudulent, unlawful or otherwise inappropriate customer behavior, such as when customers initiate deposits into their accounts, make trades on our platform using a short-term extension of credit from us (including, without limitation, via ACH funding or funding by bank wire), and then repatriate or reverse the deposits, resulting in a loss to us of the credited amount;

•        changes in the legislative or regulatory environment, scope or focus of regulatory investigations and inquiries, or interpretations of regulatory requirements;

•        our development of any unique features or services that may be the subject of regulatory criticism or form the basis for regulatory enforcement action, including regulatory actions to prohibit certain practices or features;

•        the effective tax rate for our business, which may be affected by any changes to our tax valuation allowance, our U.S. deferred tax assets and liabilities, and the effects of changes in our business;

•        changes in tax laws or judicial or regulatory interpretations thereof, which may significantly impact our effective tax rate;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in requirements imposed on us by regulators or by our counterparties, including net capital requirements imposed by the SEC and FINRA;

•        volatility in the overall market which could, among other things, impact demand for our services, the magnitude of our cash deposit and collateral requirements and our growth strategy and business more generally; and

•        general economic conditions in either domestic or international markets, including the impact of the ongoing COVID-19 pandemic.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our results of operations.

Our future success depends on the continuing efforts of our key employees and our ability to attract and retain highly skilled personnel and senior management.

Our future success depends, in part, on our ability to continue to identify, attract, develop, integrate and retain qualified and highly skilled personnel. In particular, our Co-Founder and Chief Executive Officer (“CEO”), Daniel Pipitone, and Kosta Corriveau, our Chief Technology Officer (“CTO”), have been critical to the development of our business, vision and strategic direction. In addition, we have heavily relied, and expect we will continue to heavily rely, on the services and performance of our CEO, CTO and our senior management team, which provides leadership, contributes to the core areas of our business and helps us to efficiently execute our business. If the senior management team, including any new hires that we make, fails to work together effectively and to execute our plans and strategies on a timely basis then our business and future growth prospects could be harmed.

Additionally, the loss of any key personnel could make it more difficult to manage our operations and research and development activities, reduce our employee retention and impair our ability to compete. We do not maintain key person life insurance policies on any of our employees.

Competition for highly skilled personnel is often intense, especially in the New York Area, where our headquarters is located and where we have a substantial presence and need for highly skilled personnel, and where there is particularly high competition for such skilled personnel. We may not be successful in attracting, integrating or retaining qualified personnel to fulfill our current or future needs. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we are unable to attract and retain qualified personnel to fulfill our needs as we expand our operations, our business and growth prospects could be harmed. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the actual or perceived value of our Class A common stock declines, it may adversely affect our ability to hire or retain highly skilled employees. Further, we may periodically change our equity compensation practices, which may include reducing the number of employees eligible for equity awards or reducing the size of equity awards granted per employee. The future of remote work and our physical office build-out strategy have been challenged by the COVID-19 pandemic and may be further impacted by local gathering and safety laws and regulations, which may adversely affect successful cross-functional collaboration, product development velocity and our company culture. If we are unable to attract, integrate or retain the qualified and highly skilled personnel required to fulfill our current or future needs, our business and future growth prospects could be harmed.

We conduct our brokerage and other business operations through subsidiaries and may in the future rely on dividends from our subsidiaries for a substantial amount of our cash flows.

We may in the future depend on dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including any debt obligations we may incur. Regulatory and other legal restrictions may limit our ability to transfer funds to or from certain subsidiaries, including, without limitation, TradeZero America and TradeZero Bahamas, and applicable restrictions impacting broker-dealer net capital and/or liquidity. In addition, certain of our subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to us, or that prohibit such transfers altogether in certain circumstances. These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations, including any future debt obligations we may incur and otherwise conduct our business by, among other things, reducing our liquidity in the form of corporate cash. In addition to negatively affecting our business, a significant decrease in our liquidity could also reduce investor confidence in us. Certain rules and regulations of the SEC and FINRA may limit the extent to which our broker-dealer subsidiaries may distribute capital to us. For example, under FINRA rules applicable to our U.S. broker-dealer subsidiary, a dividend in excess of 10% of a member firm’s excess net capital may not be paid without FINRA’s prior written approval. Additionally, if our prospective Canadian broker-dealer subsidiary is operating at a loss, then IIROC may not approve a repayment of a subsidiary loan or a dividend payment. Compliance with these rules may impede our ability to receive dividends, distributions and other payments from our subsidiaries. See also “Business — Regulation.”

Future acquisitions of, or investments in, as applicable, other companies, products, technologies or specialized employees could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our results of operations.

As part of our business strategy, we may make acquisitions of, or investments in, as applicable, specialized employees or other compatible companies, products or technologies. We also may enter into relationships with other businesses in order to expand our products and services. Negotiating these transactions can be time-consuming, difficult and expensive and our ability to close these transactions may be subject to third-party approvals, such as government and other regulatory approvals, which are beyond our control. Further, we may not be able to find suitable acquisition or investment candidates and we may not be able to complete acquisitions on favorable terms, if at all. Moreover, these kinds of acquisitions or investments may result in unforeseen operating difficulties and expenditures, including disrupting our ongoing operations, diverting management from their primary responsibilities, subjecting us to additional liabilities, increasing our expenses and adversely impacting our business, financial condition and results of operations. If we acquire businesses or technologies, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. Moreover, we cannot assure that the anticipated benefits of any acquisition or investment would be realized or that we would not be exposed to unknown liabilities.

In connection with these types of transactions, we may issue additional equity securities that would dilute our stockholders, use cash that we may need in the future to operate our business, incur debt on terms unfavorable to us or that we are unable to repay, incur large charges or substantial liabilities, encounter difficulties integrating diverse business cultures and become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges. These challenges related to acquisitions or investments could have an adverse effect on our business, financial condition and results of operations.

Unfavorable media coverage could harm our business, financial condition and results of operations.

Certain of our competitors have received a high volume of negative media coverage. We may also receive negative media coverage regarding our products and services due to (i) the risk of our customers’ misusing or misunderstanding our products and services or (ii) the inappropriate or otherwise unauthorized behavior by our customers, both of which are beyond our control and may result in litigation or regulatory activity. In addition, any unanticipated system disruptions, outages, technical or security-related incidents or other performance problems relating to our platform are likely to receive extensive media attention. Furthermore, any negative experiences our customers have in connection with their use of our products and services, including as a result of any such performance problems, could diminish customer confidence in us and our products and services, which could result in unfavorable media coverage or publicity.

Unfavorable publicity could in the future adversely affect, our reputation. As our platform continues to scale and public awareness of our brand increases, any future issues that draw adverse media coverage could have an amplified negative effect on our reputation and brand. Any such negative publicity could have an adverse effect on our growth rate or the size, engagement and loyalty of our customer base, as well as on our ability to recruit and retain personnel, and result in decreased revenue or revenue growth rates, which could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Regulation and Litigation

Our business is subject to extensive, complex and changing laws and regulations, and related regulatory proceedings and investigations. Changes in these laws and regulations, or our failure to comply with these laws and regulations, could harm our business.

The securities industry is subject to extensive regulation by federal, state and non-U.S. regulators and SROs, and broker-dealers and financial services companies are subject to laws and regulations covering all aspects of the securities industry. The substantial costs and uncertainties related to complying with these regulations continue to increase, and our introduction of new products or services, expansion of our business in certain jurisdictions or subindustries, acquisitions of other businesses that operate in similar regulated spaces or other actions that we may take may subject us to additional laws, regulations or other government or regulatory scrutiny. Regulations are intended to ensure the integrity of financial markets, appropriate capitalization of broker-dealers and other financial services companies and the protection of customers and their assets. These regulations may serve to limit our business activities through capital, customer protection and market conduct requirements, as well as restrictions on the activities that we are authorized to conduct.

Federal, state and non-U.S. regulators and SROs, including the SEC and FINRA, among other things, can investigate, censure or fine us, issue cease-and-desist orders or otherwise restrict our operations, require changes to our business practices, products or services, limit our acquisition activities or suspend or expel a broker-dealer or any of its officers or employees. Similarly, state attorneys general and other state regulators, including state securities and financial services regulators, can bring legal actions on behalf of the citizens of their states to assure compliance with state laws. In addition, criminal authorities such as state attorneys general or the U.S. Department of Justice may institute civil or criminal proceedings against us for violating applicable laws, rules, or regulations. We operate in a highly regulated industry and, despite our efforts to comply with applicable legal requirements, like all companies in our industry, we must adapt to frequent changes in laws and regulations, and face complexity in interpreting and applying evolving laws and regulations to our business, heightened scrutiny of the conduct of financial services firms and increasing penalties for violations of applicable laws and regulations. We may fail to establish and enforce procedures that comply with applicable legal requirements and regulations. We may be adversely affected by new laws or regulations, changes in the interpretation of existing laws or regulations or more rigorous enforcement. For more information regarding regulatory scrutiny of short selling and the provision of locates and the practice of PFOF, see “— Risks Related to Our Business — Because a majority of our revenue is transaction-based (including fees for intra-day short securities locates and pre-borrows, commissions and PFOF) and exchange rebates on equities and options), reduced spreads in securities pricing, reduced levels of trading activity generally, changes in our business relationships with market makers and sources of securities to support our short securities locates services and any new regulation of, or any bans on, short securities locates, pre-borrows, commissions, PFOF and similar practices may result in materially reduced profitability, increased compliance costs and expanded potential for negative publicity.” We also may be adversely affected by other regulatory changes related to our obligations with regard to best execution, which could also limit our business, increase our costs and damage our reputation.

We are also subject to laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security, and we may be subject to litigation, regulatory proceedings or other investigations regarding any actual or perceived non-compliance with such obligations. For more information, see “— Risks Related to Cybersecurity and Data Privacy — We are subject to stringent laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security and may be subject to additional related laws and regulations in jurisdictions into which we expand. Many of these laws and regulations are subject to change and reinterpretation and could result in claims, changes to our business practices, monetary penalties, increased cost of operations or other harm to our business.” We expect to offer cryptocurrency trading in the first half of 2022 through our relationship with Zero Hash, which also subjects us to laws, rules, regulations, policies and industry standards regarding cryptocurrency as well. See “— Risks Related to Negative Publicity Associated with PFOF or our Market Makers — The regulation of the cryptocurrency industry continues to evolve and is subject to change. Changes in laws and regulations, or our failure to comply with them, may negatively impact our ability to allow customers to buy, hold and sell cryptocurrencies with us in the future and may significantly and adversely affect our business.”

To the extent that we offer foreign exchange trading and/or futures trading, we will be subject to additional laws, rules, regulations, policies and industry standards related to such trading as well as to interaction with additional regulators beyond those noted above.

Our operation of a Bahamian broker-dealer subsidiary has in the past, and may in the future, subject us to inquiries, investigations and examinations by the Securities Commission of the Bahamas, among other regulators. As we execute on our planned expansion in additional international jurisdictions, we will be subject to additional regulatory bodies and regulations. Our future operation of our Canadian broker-dealer may in the future subject us to inquiries, investigations and examinations by the Investment Industry Regulatory Organization (“IIROC”) and provincial regulators such as the Ontario Securities Commission.

We have been and currently are subject to regulatory investigations, actions and settlements and we expect to continue to be subject to such proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

From time to time, we have been, and expect to continue to be, subject to legal and regulatory proceedings arising out of our business practices and operations, including lawsuits, arbitration claims, governmental subpoenas, and regulatory, governmental and SRO inquiries, examinations, investigations and enforcement proceedings, as well as other actions and claims.

For example, our U.S. broker-dealer subsidiary is subject to an ongoing FINRA review of the broker-dealer’s activity related to Regulation SHO relating to how the broker-dealer satisfies the locate requirement of Rule 203 of Regulation SHO and its utilization of locate shares in threshold and hard to borrow stocks. If the review prompts FINRA to take enforcement or other disciplinary action against our broker-dealer, such action could have a material adverse impact on our business and damage to our reputation. Additionally, in an ongoing examination of our U.S. broker-dealer subsidiary, the SEC has identified deficiencies related to Regulation S-P and the subsidiary’s policies and procedures for safeguarding customer records and information as well as the Regulation S-ID requirement to implement policies and procedures under an identity theft prevention program, as well as a number of deficiencies related to disclosure requirements under FINRA SEC Rule 606, due diligence requirements under FINRA Rule 5310, supervision requirements under FINRA Rule 3110 and weaknesses with implementing certain of the subsidiary’s written supervisory procedures. Remediation and correction of such deficiencies could be a substantial cost for this subsidiary and any related SEC enforcement action could result in substantial fines and damage the subsidiary’s public reputation. Due to the relatively early stage of these matters, we are not able to provide any certainty as to their outcomes or the potential for loss or other issues. In addition, the SEC is also currently broadly examining our practices related to best execution in connection with its current examination of our U.S. broker-dealer subsidiary.

In March 2021, the SEC Enforcement Division commenced an investigation into TradeZero America’s social media practices and statements made by a TradeZero America representative and our parent company CEO, Daniel Pipitone, regarding any actual or potential collateral increases, margin requirements, and trading restrictions imposed on TradeZero America by its clearing brokers or clearinghouse in January and February 2021, and any trading restrictions that TradeZero America placed on its customers in that same time period. The Company is cooperating in the SEC’s investigation and we cannot predict its outcome or any potential impact on our financial condition or operations, but potential charges could include a range of violations, including violations of the SEC’s anti-fraud regulations. See “— Risk Related to Regulation and Ligation” and Note 2 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2021 included elsewhere in this prospectus for more information about this matter.

In addition, we have been subject, and, given the highly regulated nature of the industries in which we operate, expect that we will be subject in the future, to a number of SEC and FINRA examinations and investigations, including examinations and investigations related to broker-dealer and financial services rules and regulations, including our trading and supervisory policies and procedures, our public communications, our compliance with anti-money laundering and other financial crimes regulations, cybersecurity matters and our business continuity plans. We may be subject in the future to inquiries, investigations and examinations by other federal agencies such as the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) and state regulatory agencies. To the extent, we include additional asset classes on our platform such as futures, we would become subject to inquiries, investigations and examinations by the Commodity Futures Trading Commission (“CFTC”) and National Futures Association (“NFA”) and, to the extent we become self-clearing, we would become subject to inquiries, investigations and examinations by NSCC, DTC, OCC and various government agencies and SROs.

Our operation of a Bahamian broker-dealer subsidiary has in the past, and may in the future, subject us to inquiries, investigations and examinations by the Securities Commission of the Bahamas among other regulators. Our future operation of our Canadian broker-dealer starting in 2022 may in the future subject us to inquiries, investigations and examinations by the Investment Industry Regulatory Organization (“IIROC”) and provincial regulators such as the Ontario Securities Commission. As we execute on our planned expansion in additional international jurisdictions, we will be subject to additional regulatory bodies and regulations.

These proceedings, inquiries, examinations, investigations and other regulatory matters may subject us to fines, penalties and monetary settlements, result in additional compliance requirements, result in certain of our subsidiaries losing their regulatory licenses or ability to conduct business in certain jurisdictions, increase regulatory scrutiny of our business, restrict our operations or require us to change our business practices, require changes to our products and services, require changes in personnel or management, delay planned product or service launches or development, limit our ability to acquire other complementary businesses and technologies or lead to the suspension or expulsion of our broker-dealer or other regulated subsidiaries or their officers or employees. Any of the foregoing could, individually or in the aggregate, harm our reputation and brand, require substantial management attention and have an adverse effect on our business, results of operations and financial condition.

Recent statements by lawmakers, regulators and other public officials have signalled an increased focus on new or additional regulations that could impact our business and require us to make significant changes to our business model and practices.

Various lawmakers, regulators and other public officials have recently made statements about our industry and the business of broker-dealers and signalled an increased focus on new or additional laws or regulations that, if acted upon, could impact our business. For more information about the potential impact of legal and regulatory changes, including changes to regulation of short selling, locates and PFOF, see “— Our business is subject to extensive, complex and changing laws and regulations, and related regulatory proceedings and investigations. Changes in these laws and regulations, or our failure to comply with these laws and regulations, could harm our business” and “— Risks Related to Our Business — Because a majority of our revenue is transaction-based (including fees for intra-day short securities locates and pre-borrows, commissions and PFOF and exchange rebates on equities and options), reduced spreads in securities pricing, reduced levels of trading activity generally, changes in our business relationships with market makers and any new regulation of, or any bans on, locates, pre-borrows, commissions, PFOF and similar practices may result in reduced profitability, increased compliance costs and expanded potential for negative publicity.”

In addition, on March 18, 2021, FINRA issued a regulatory notice reminding member firms of their obligations with respect to maintaining margin requirements, customer order handling and effectively managing liquidity, with a particular focus on best execution practices and the need for member firms to make “meaningful disclosures” to inform customers of a firm’s order handling procedures during extreme market conditions. Further, at a public conference on May 19, 2021, FINRA indicated an intention to solicit public feedback, such as through notices or surveys, regarding so-called gamification in order to determine whether to adopt additional guidance or additional rules in that regard. Also, on June 23, 2021, FINRA issued a regulatory notice reminding member firms of the requirement that customer order flow be directed to markets providing the “most beneficial terms for their customers” and indicated that member firms may not negotiate the terms of order routing arrangements in a manner that reduces price improvement opportunities that would otherwise be available to those customers in the absence of PFOF. The impact that this notice may have on the ability of market participants to enter into PFOF arrangements, if any, has not been determined.

To the extent that the SEC, FINRA or other regulatory authorities or legislative bodies adopt additional regulations or legislation in respect of any of these areas or relating to any other aspect of our business, we could face a heightened risk of potential regulatory violations and could be required to make significant changes to our business model and practices, which changes may not be successful. Any of these outcomes could have an adverse effect on our business, financial condition and results of operations.

In the future we may be involved in litigation matters that are expensive and time consuming, and, if resolved adversely, could harm our reputation, business, financial condition or results of operations.

In addition to regulatory oversight, investigations and other proceedings, we are also periodically involved in litigation matters, and we may continue to be a target for litigation in the future. Such litigation matters may include commercial litigation matters, insurance matters, privacy and cybersecurity disputes, intellectual property disputes, contract disputes, consumer protection matters and employment matters. In addition, during market downturns, the volume of legal claims and amount of damages sought in litigation and regulatory proceedings against financial services companies have historically increased. For more information about litigation matters and other regulatory and legal proceedings in which we are involved, see “Business — Legal Proceedings.”

Litigation matters brought against us may require substantial management attention and may result in settlements, awards, injunctions, fines, penalties and other adverse results. A substantial judgment, settlement, fine or penalty or injunctive relief with respect to a litigation matter could be material to our results of operations or cash flows for a particular period, or could cause us significant reputational harm or have an adverse effect on our business, financial condition and results of operations.

We are subject to governmental laws and requirements regarding economic and trade sanctions, anti-money laundering and counter-terror financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them.

Although our operations are currently concentrated in the United States and the Bahamas (as well as, in the relative near-term, in Canada), in the future we may seek to further expand internationally and will become subject to additional laws and regulations, and will need to implement new regulatory controls to comply with applicable laws. We are currently required to comply with U.S. economic and trade sanctions administered by OFAC and we have processes in place to comply with the OFAC regulations. As part of our onboarding process for customers of our U.S. broker-dealer subsidiary, in accordance with the Customer Identification Program rules, which is required by Section 326 of the USA PATRIOT ACT of 2001, we screen all potential customers of such subsidiary against the OFAC watchlists and continue to screen all such customers, vendors and employees daily against the OFAC watchlists. While we currently only offer services of our U.S. broker-dealer subsidiary to U.S. citizens and permanent residents with a legal address within the United States, the U.S. Virgin Islands or Puerto Rico, our trading platforms could potentially be illegitimately accessed from anywhere in the world. If our services are accessed from a sanctioned country in violation of the trade and economic sanctions, with our knowledge or otherwise, we could be subject to enforcement actions. Additionally, to the extent a customer accesses our application or services from outside the United States, we could also become subject to regulations in that local jurisdiction, including requirements that we become licensed, registered or authorized in such jurisdiction. A regulator’s conclusion that we are servicing customers in their jurisdiction without being appropriately licensed, registered or authorized could result in fines or other enforcement actions. Our U.S. broker-dealer subsidiary is registered in the United States but is not licensed, authorized or registered in any other jurisdiction. Our Bahamian and Canadian broker-dealer subsidiaries are registered in the Bahamas and Canada respectively but are not licensed, authorized or registered in any other jurisdictions.

We are also subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. In the United States, most of our services are subject to anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended (“BSA”), and similar laws and regulations. The BSA is the primary U.S. anti-money laundering law and has been amended to include certain provisions of Title III of the USA Patriot Act to detect, deter and disrupt terrorist financing networks. Regulators in the United States and globally continue to increase their scrutiny of compliance with these obligations.

If we further expand our services internationally, we will become subject to additional non-U.S. laws, rules, regulations and other requirements regarding economic and trade sanctions, anti-money laundering, and counter-terror financing. In that case, we would need to further revise or expand our compliance programs, including the procedures we use to verify the identity of our customers and to monitor transactions on our system, including payments to persons in various jurisdictions. The need to comply with multiple sets of laws, rules, regulations and other requirements could substantially increase our compliance costs, impair our ability to compete in international markets, and subject us to risk of criminal or civil liability for violations.

We are subject to anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the FCPA, U.S. domestic bribery laws and other U.S. and foreign anti-corruption laws. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public sector. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. Although our operations are currently concentrated in the United States, the Bahamas and, in the relative near-term, in Canada, as we increase our international cross-border business and expand operations abroad, we have engaged and may further engage with business partners and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. The failure to comply with any such laws could subject us to criminal or civil liability, cause us significant reputational harm and have an adverse effect on our business, financial condition and results of operations.

We cannot assure that all of our employees and agents will comply with our internal policies and applicable law, including anti-corruption, anti-bribery and similar laws. We may be ultimately held responsible for any such non-compliance. As we increase our international business, our compliance risks may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Risks Related to Our Industry, Customers, Products, Services and Financial Position

We operate in highly competitive markets, and many of our competitors have greater resources than we do and may have products and services that may be more appealing than ours to our current or potential customers.

The markets in which we compete are evolving and highly competitive, with multiple participants competing for the same customers. Our current and potential future competition principally comes from incumbent discount brokerages, established financial technology companies, venture-backed financial technology firms, banks, cryptocurrency exchanges, asset management firms and technology platforms. The majority of our competitors have longer operating histories and greater capital resources than we have and offer a wider range of products and services. The impact of competitors with superior name recognition, greater market acceptance, larger customer bases or stronger capital positions could adversely affect our results of operations and customer acquisition and retention. Our competitors may also be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than we can, especially larger competitors that may benefit from more diversified product and customer bases. In addition, competitors may conduct extensive promotional activities, offer better terms or offer differentiating products and services that could attract our current and prospective customers and potentially result in intensified competition within our markets. We continue to experience aggressive price competition in our markets and we may not be able to match the marketing efforts or prices of our competitors. In addition, our competitors may choose to forgo PFOF and rebate practices, which could create downward pressure on PFOF and make it more difficult for us to continue engaging in and generating revenue through PFOF, which is a significant source of our revenue. See “— Risks Related to Our Business — Because a majority of our revenue is transaction-based (including fees for intra-day short securities locates and pre-borrows, commissions and PFOF and exchange rebates on equities and options), reduced spreads in securities pricing, reduced levels of trading activity generally, changes in our business relationships with market makers and any new regulation of, or any bans on, locates, pre-borrows, commissions, PFOF and similar practices may result in reduced profitability, increased compliance costs and expanded potential for negative publicity” for more information. We may also be subject to increased competition as our competitors enter into business combinations or partnerships, or established companies in other market segments expand to become competitive with our business.

In addition, we compete in a technology-intensive market characterized by rapid innovation. Some of our competitors in this market, including new and emerging competitors, are not subject to the same regulatory requirements or scrutiny to which we are subject, which could place us at a competitive disadvantage, in particular in the development of new technology platforms or the ability to rapidly innovate. We may be unable to effectively use new technologies, adapt our products and services to emerging market standards or develop or introduce and market enhanced or new products and services. If we are not able to update or adapt our products and services to take advantage of the latest technologies and standards, or are otherwise unable to tailor the delivery of our services to the latest personal and mobile computing devices preferred by our customers or to provide products or services that are of a quality preferred by our customers, it could have an adverse effect on our business, financial position and results of operations.

Our ability to compete successfully in the financial services depends on a number of factors, including, among other things:

•        providing easy-to-use, innovative and attractive products and services, as well as effective customer support;

•        maintaining and expanding our market position;

•        attracting and retaining customers;

•        our reputation and the market perception of our brand and overall value;

•        maintaining our relationships with our counterparties;

•        maintaining competitive pricing;

•        competing in a competitive landscape, including in the provision of products and services that have until recently been available only from our bank competitors;

•        the effectiveness, reliability and stability of our technology (including the success of our outage prevention efforts and our cybersecurity measures and defenses), products and services;

•        innovating effectively in launching new or enhanced products and services;

•        adjusting to a dynamic regulatory environment;

•        the differences in regulatory oversight regimes to which we and our competitors are subject; and

•        general economic and market trends, including customer demand for financial products and services.

Our competitive position within our markets could be adversely affected if we are unable to adequately address these factors, which could have an adverse effect on our business, financial condition and results of operations.

If we fail to retain existing customers or attract new customers, or if our customers decrease their use of our products and services, our growth could be slower than we expect and our business may be harmed.

We have experienced significant customer growth over the past several years. Our continued business and revenue growth is dependent on our ability to attract new customers, retain existing customers, increase the amount that our customers use our products and services and sell our premium services, such as TradeZero Pro, and we cannot be sure that we will be successful in these efforts. There are a number of factors that could lead to a decline in our number of customers or their usage of our products and services, or that could prevent us from increasing our number of customers, including:

•        our failure to introduce new products or services, or our introduction of new products or services, or changes in our existing products or services, that are not favorably received;

•        pricing for our products and services;

•        harm to our brand and reputation, or decreases in the perceived quality, reliability or usefulness of our products and services;

•        regulatory changes that have the effect of limiting or prohibiting our existing business practices, including locates and PFOF;

•        our customers engaging with competitive products and services;

•        our customers having difficulty installing, updating or otherwise accessing the TradeZero app on mobile devices as a result of actions by us or third parties that we rely on to distribute our application;

•        our customers experiencing security breaches, account intrusions or other unauthorized access as a result of actions by us or our business partners, including third parties that we rely on to distribute the TradeZero application;

•        our failure to provide adequate customer service to our customers;

•        resistance to and non-acceptance of cryptocurrencies;

•        a cybersecurity attack, data breach or other security or privacy incident resulting in loss in customer confidence;

•        our inability to manage network or service outages, interruptions and internet disruptions, including during times of high trading activity, or other performance or technical problems that prevent our customers from accessing and managing their accounts or assets in a rapid and reliable manner;

•        changes in our customers’ investment strategies or level of interest in investing;

•        the enactment of legislation that imposes taxes on certain financial transactions;

•        changes mandated by legislation, regulatory authorities or litigation that adversely affect our products and services, or our ability to provide them to our customers;

•        any restrictions on trading that we impose on our platform as a result of the capital requirements and cash deposit and collateral requirements to which we are subject as a clearing and carrying broker-dealer; and

•        deteriorating general economic conditions, including as a result of the COVID-19 pandemic or a general downturn in the U.S. equity markets.

As we expand our business operations and enter new markets, new challenges in attracting and retaining customers will arise that we may not successfully address. Our success, and our ability to increase revenues and operate profitably, depends in part on our ability to cost-effectively acquire new customers, to retain existing customers and to keep existing customers engaged so that they continue to use our products and services. Our customers may choose to cease using our platform, products and services at any time, and may choose to transfer their accounts to another broker-dealer. If such channels of customer growth decline, our marketing efforts prove to be ineffective or we are unable to predict customer demands, retain current customers or attract new customers, our revenue may grow more slowly than expected, may not grow at all or may decline and have an adverse effect on our business, financial condition and results of operations. For a definition of “organically” acquired customers, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Business Model — New Customer Growth.”

Our plans to introduce new products and services, enter into new geographic regions and market segments and periodically change and improve our existing products and services, could fail to attract or retain customers or generate growth and revenue.

Our ability to attract, engage and retain our customers and to increase our revenue depends heavily on our ability to continue to maintain and evolve our existing products and services and to create successful new products and services. In the near-term, we plan to open a broker-dealer firm in Canada and begin offering cryptocurrency trading. Over the next several years, we plan, among other things, to (i) expand our geographic footprint by opening local broker-dealer firms in Europe, the Middle East and certain other locations, (ii) become a self-clearing firm and (iii) offer additional asset classes to our customers including, among others, futures and foreign currency trading. We may introduce significant changes to our existing products and services or acquire or introduce new and unproven products and services, including using technologies with which we have little or no prior development or operating experience. We continue to incur substantial costs, and we may not be successful in continuing to generate profits, in connection with these efforts. In addition, the introduction of new products and services, or changes to existing products and services, may result in new or enhanced governmental or regulatory scrutiny or other complications that could adversely affect our business and results of operations. If our new or enhanced products and services fail to attract customers, or if planned product and services expansions are unsuccessful, we may fail to attract or retain customers or to generate sufficient revenue, operating margin or other value to justify our investments, and our business may be adversely affected.

If we do not keep pace with industry and technological changes and continue to provide new and innovative products and services, our business may become less competitive and our business may be adversely impacted.

Rapid and significant technological changes continue to confront the financial services industry, including developments in the methods in which securities are traded and developments in cryptocurrencies. If we fail to innovate and deliver products and services with market fit and differentiation, or fail to do so quickly enough as compared to our competitors, we may not be able to keep pace with industry and technological changes in our industry and we may face difficulty in competing within our market, which could harm our business.

We expect new technologies, products, services and industry norms to continue to emerge and evolve, and we cannot predict the effects of technological changes or industry practices on our business. Further, new technologies introduced in our markets may be superior to, or render obsolete, the technologies we currently use in our products and services. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on these development efforts in a timely manner or at all. Our ability to successfully adopt new products and services and to develop and incorporate new technologies may be inhibited by industry-wide standards, changes to laws and regulations, changing customer expectations, demands and preferences or third-party intellectual property rights. If we are unable to enhance our products and services or to innovate or to develop new products and services that achieve market acceptance or that keep pace with rapid technological developments and evolving industry standards or practices, our business could be adversely affected.

Because our products and services are designed to operate on a variety of systems, we will need to continuously modify, enhance and improve our products and services to keep pace with changes in internet-related hardware, mobile operating systems such as iOS and other software, communication, browser and database technologies. We may not be successful in either developing these modifications, enhancements and improvements or in bringing them to market quickly or cost-effectively in response to market demands. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses. Any failure of our products and services to keep pace with technological changes or to innovate or to operate effectively with future network platforms and technologies, or to do so in a timely and cost-effective manner, could reduce the demand for our products and services, result in customer dissatisfaction and negative publicity, reduce our competitive advantage and harm our business and reputation.

If we are unable to successfully monetize our products and services, our financial condition and results of operations may be adversely affected.

We are continuously striving to deliver innovative products and features to customers at low prices. As we expand into new business lines and markets, we may find that it is more difficult for us to monetize products and features delivered at low prices due to economic, political, competitive or market-structure considerations. If we are not successful in our monetization efforts or if we expend significant resources to launch new products and services that we are unable to monetize, our financial condition and results of operations may be adversely affected.

Our financial projections are subject to significant risks, assumptions, estimates and uncertainties, and our actual results may differ materially.

Our financial projections are subject to significant risks, assumptions, estimates and uncertainties, and our actual results may differ materially. Please see “The Business Combination Proposal — Certain Projected Financial Information” for additional detail regarding our projections and the key assumptions, estimates and uncertainties regarding the same. These estimates and assumptions are subject to various factors beyond our control, including, for example, (i) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of TradeZero to grow and manage growth profitably, and retain its key employees; (ii) the possibility that TradeZero or Dune may be adversely affected by other economic, business, and/or competitive factors; (iii) the impact of the COVID-19 pandemic on TradeZero’s business; (iv) changes in applicable laws or regulations; (v) the outcome of any legal proceedings that may be instituted against Dune and TradeZero; (vi) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; and (vii) costs related to the Business Combination. The assumptions and estimates underlying such financial projections are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties. Actual results may differ materially from the results contemplated by the financial projections. Neither TradeZero nor our independent auditors have studied, reviewed, compiled or performed any procedures with respect to the projections, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto. While all financial projections, estimates and targets are necessarily speculative, we believe that the preparation of financial projections involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. Accordingly, there can be no assurance that the prospective results are indicative of our future performance or that actual results will not differ materially from those presented in the financial projections.

Risks Related to Our Platform, Systems and Technology

Our platform has been, and may in the future be, subject to interruption and instability due to operational and technological failures, whether internal or external.

We rely on technology, including the internet and mobile services, to conduct much of our business activity and allow our customers to conduct financial transactions on our platform. Our systems and operations, including our primary and disaster recovery data center operations, as well as those of the third parties on which we rely to conduct certain key functions, are vulnerable to disruptions from natural disasters, power and service outages, interruptions or losses, computer and telecommunications failures, software bugs, computer viruses, malware, distributed denial of service attacks, spam attacks, phishing or other social engineering, ransomware, security breaches and other cybersecurity attacks, credential stuffing, technological failure, human error, terrorism, improper operation, unauthorized entry, data loss, intentional bad actions and other similar events. For example, we have experienced certain outages in the past involving the inability to access trading services and data and, in some cases, those outages have lasted several hours. See also “— Risks Related to Our Platform, Systems and Technology — We rely on third parties to perform certain key functions, and their failure to perform those functions could adversely affect our business, financial condition and results of operations.”

In addition, surges in trading volume on our platform may cause our systems to operate at diminished speed or even fail, temporarily or for a more prolonged period of time, which would affect our ability to process transactions and potentially result in some customers’ orders being executed at prices they did not anticipate or executed incorrectly, or not executed at all. Disruptions to, destruction of, improper access to, breach of, instability of or failure to effectively maintain our information technology systems or external technology of third parties with whom we do business that allow our customers to use our products and services could result in customer attrition, costly litigation and regulatory inquiries, negative publicity and reputational harm, and may have an adverse effect on our business. Frequent or persistent interruptions in our products and services could cause customers to believe that our products and services are unreliable, leading them to switch to our competitors or to otherwise avoid our products and services. Additionally, our insurance policies may be insufficient to cover a claim made against us by any such customers affected by any disruptions, outages, or other performance or infrastructure problems. See also “— Risks Related to Finance, Accounting and Tax Matters — Our insurance coverage may be inadequate or expensive.”

While we have made, and continue to make, significant investments designed to enhance the reliability and scalability of our platform and operations as well as our customer support functions, we do not have unlimited capacity or fully redundant systems and we cannot assure that these investments will be successful or that we will be able to maintain, expand and upgrade our systems and infrastructure to meet future requirements and mitigate future risks on a timely basis. It may become increasingly difficult to maintain and improve the availability of our platform, especially as our platform and product offerings become more complex, our customer base grows and we experience surges in trading volume on our platform. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our reputation, business, financial condition and results of operations could be adversely affected.

Our products and internal systems rely on software that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations or vulnerabilities in our systems, our business could be adversely affected.

Our products and internal systems rely on software, including software developed or maintained internally and by third parties that is highly technical and complex. In addition, our platform and our internal systems depend on the ability of such software, which includes machine learning models, to collect, store, retrieve, transmit, manage and otherwise process immense amounts of data. The software on which we rely may contain errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations within the software on which we rely may lead to negative customer experiences (including the communication of inaccurate information to customers), compromised ability of our products to perform in a manner consistent with customer expectations, delayed product introductions, compromised ability to protect the data (including personal data) of our customers and our intellectual property or an inability to provide some or all of our services. Such errors, bugs, vulnerabilities or defects could also be exploited by malicious actors and result in exposure of data of customers, or otherwise result in a security breach or other privacy or security incident. We may need to expend significant financial and development resources to identify, analyze, correct, eliminate, or work around errors or defects or to identify, address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, bugs, vulnerabilities or defects in the software on which we rely, and any associated degradations or interruptions of service, could result in damage to our reputation, loss of customers, loss of revenue, regulatory or governmental inquiries, civil litigation, or liability for damages, any of which could have an adverse effect on our business, financial condition and results of operations.

We rely on third parties that we do not control to perform certain key functions such as: mobile operating systems, networks, technologies, products, hardware and standards, and their failure to perform those functions could adversely affect our business, financial condition and results of operations.

We rely on certain third-party computer systems or third-party service providers, including cloud technology providers, internet service providers, payment services providers, market and third-party data providers, regulatory services providers, clearing systems, market makers, exchange systems, banking systems, co-location facilities, communications facilities and other facilities to run our platform, facilitate trades by our customers and support or carry out certain regulatory obligations. In addition, external content providers provide us with financial information, market news, charts, option and stock quotes, cryptocurrency quotes and other fundamental data that we provide to our customers. These providers are susceptible to operational, technological and security vulnerabilities, including security breaches, which may impact our business, and our ability to monitor our third-party service providers’ data security is limited. In addition, these third-party service providers may rely on subcontractors to provide services to us that face similar risks. Any interruption in these third-party services, or deterioration in the quality of their service or performance, could be disruptive to our business.

Any failure or security breaches by or of our third-party service providers or their subcontractors that result in an interruption in service, unauthorized access, misuse, loss or destruction of data or other similar occurrences could interrupt our business, cause us to incur losses, result in decreased customer satisfaction and increase customer attrition, subject us to customer complaints, significant fines, litigation, disputes, claims, regulatory investigations or other inquiries and harm our reputation. See also “— Risks Related to Our Platform, Systems and Technology — Our platform has been, and may in the future be, subject to interruption and instability due to operational and technological failures, whether internal or external.” Due to the size and complexity of our technology platform and services, the amount of data that we store and the number of customers, employees and third-party service providers with access to personal data, we, our third-party service providers and their subcontractors are potentially vulnerable to a variety of intentional and inadvertent cybersecurity breaches and other security-related incidents and threats, which could result in a material adverse effect on our business, financial condition and results of operation. Any contractual protections we may have from our third-party service providers may not be sufficient to adequately protect us against such consequences, and we may be unable to enforce any such contractual protections.

A substantial amount of our customers’ activity on our platform occurs on mobile devices. There is no guarantee that popular mobile devices will continue to feature the TradeZero app, or that mobile device customers will continue to use our products and services rather than those of our competitors. We are dependent on the interoperability of our application with popular mobile operating systems, networks, technologies, products, hardware and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs or technical issues in such systems or changes in our relationships with mobile operating system partners, device manufacturers or mobile carriers, or in their terms of service or policies that degrade the functionality of our app, reduce or eliminate our ability to distribute applications, give preferential treatment to competitive products, limit our ability to target or measure the effectiveness of applications, or impose fees or other charges related to our delivery of our application could adversely affect customer usage of the TradeZero app.

Further, we are subject to the standard policies and terms of service of these operating systems, as well as policies and terms of service of the various application stores that make our application and experiences available to our developers, creators and customers. These policies and terms of service govern the availability, promotion, distribution, content and operation generally of applications and experiences on such operating systems and stores. Each provider of these operating systems and stores has broad discretion to change and interpret its terms of service and policies with respect to our platform and those changes may be unfavorable to us and our developers’, creators’ and customers’ use of our platform. If we were to violate, or an operating system provider or application store believes that we have violated, its terms of service or policies, that operating system provider or application store could limit or discontinue our access to its operating system or store. Any limitation or discontinuation of our access to any third-party platform or application store could adversely affect our business, financial condition or results of operations.

In order to deliver a high-quality mobile experience for our customers, it is important that our products and services work well with a range of mobile technologies, products, systems, networks, hardware and standards that we do not control, and that we have good relationships with mobile operating system partners, device manufacturers and mobile carriers. We may not be successful in maintaining or developing relationships with key participants in the mobile ecosystem or in developing products that operate effectively with these technologies, products, systems, networks or standards. In the event that it is more difficult for our customers to access and use our app, or if our customers choose not to access or use our application on their mobile devices or use mobile products that do not offer access to our app, our customer growth and engagement could be harmed. In the event that our customers are adversely affected by these actions or if our relationships with such third parties deteriorate, our customer growth and engagement could be adversely affected and our business could be harmed.

In addition, there is no assurance that our third-party service providers or their subcontractors will be able to continue to provide these services to meet our current needs in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs in the future. An interruption in or the cessation of service by our third-party service providers or their subcontractors, coupled with our possible inability to make alternative arrangements in a smooth, cost-effective and timely manner, could have adverse effects on our business, financial condition and results of operations. If there were deficiencies in the oversight and control of our third-party relationships, and if our regulators held us responsible for those deficiencies, it could have an adverse effect on our business, reputation and results of operations.

Internet-related issues may reduce or slow the growth in the use of our services in the future.

Critical issues concerning the commercial use of the Internet, such as ease of access, security, privacy, reliability, cost, and quality of service, remain unresolved and may adversely impact the growth of Internet use. If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. The recent growth in Internet traffic has caused frequent periods of decreased performance, outages and delays. Although our larger institutional customers use leased data lines to communicate with us, our ability to increase the speed with which we provide services to consumers and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of our customers’ access to the Internet, which is beyond our control. If periods of decreased performance, outages or delays on the Internet occur frequently or other critical issues concerning the Internet are not resolved, overall Internet usage or usage of our web based products could increase more slowly or decline, which would cause our business, results of operations and financial condition to be materially and adversely affected.

Risks Related to Cybersecurity and Data Privacy

Our business could be materially and adversely affected by a cybersecurity breach or other attack involving our computer systems or data or those of our customers or third-party service providers.

Our systems and those of our customers and third-party service providers have been and may in the future be vulnerable to hardware and cybersecurity issues. We, like other financial technology organizations, routinely are subject to cybersecurity threats and our technologies, systems and networks have been and may in the future be subject to attempted cybersecurity attacks. Such issues are increasing in frequency and evolving in nature. See also “Risks Related to Our Platform, Systems and Technology — Our platform has been, and may in the future be, subject to interruption and instability due to operational and technological failures, whether internal or external.”

Concerns about security increase when we transmit information (including personal data) electronically. Electronic transmissions can be subject to attack, interception, loss or corruption. In addition, computer viruses and malware can be distributed and spread rapidly over the internet and could infiltrate our systems or those of our customers or third-party service providers. Infiltration of our systems or those of our customers or third-party service providers could in the future lead to disruptions in systems, accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of confidential, sensitive or otherwise protected information (including personal data) and the corruption of data.

Cybersecurity attacks and other malicious internet-based activity continue to increase and financial technology platform providers have been and are expected to continue to be targeted. In light of media attention concerning increases in our number of customers and amount of customer assets, including since the onset of the COVID-19 pandemic, we may be a particularly attractive target of malicious attacks seeking to access customer data or assets. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), employee theft or misuse and denial-of-service attacks, sophisticated nation-state and nation-state-supported actors now engage in attacks (including advanced persistent threat intrusions and ransomware attacks). Further, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology we use to protect customer data. As the breadth and complexity of the technologies we use and the software and platforms we develop continue to grow, including as a result of the use of mobile devices, cloud services, open source software, social media and the increased reliance on devices connected to the internet (known as the “Internet of Things”), the potential risk of security breaches and cybersecurity attacks also increases. Despite ongoing efforts to improve our ability to protect data from compromise, we may not be able to protect all of our data across our diverse systems. Our efforts to improve security and protect data from compromise may also identify previously undiscovered instances of security breaches or other cyber incidents. Our policies, procedures and technical safeguards may also be insufficient to prevent or detect improper access to confidential, proprietary or sensitive data, including personal data.

Additionally, due to the current COVID-19 pandemic, there is an increased risk that we may experience cybersecurity-related incidents as a result of our employees, service providers and other third parties working remotely on less secure systems and environments. Controls employed by our information technology department and our customers and third-party service providers, including cloud vendors, could prove inadequate.

Information security risks for financial service providers are increasing, in part because of the use of the internet and mobile technologies to conduct financial transactions and, in the case of cryptocurrencies, the use of digital wallets. In addition, the highly automated nature of our products and services, as well as the liquidity offered by products and services, make us and our customers a target for illegal or improper uses, including fraudulent transactions. Those committing fraud using stolen account numbers, or other deceptive or malicious practices, potentially can steal significant amounts of money from businesses and customers like ours. In providing products and services to customers, we rely on our ability to manage, use, store, disclose, transfer and otherwise process a large volume of customer data, including personal information and other sensitive information.

While we take efforts to protect our systems and data, including establishing internal processes and implementing technological measures designed to provide multiple layers of security, and contract with third-party service providers to take similar steps, there can be no assurance that our safety and security measures (and those of our third-party service providers) will prevent damage to, or interruption or breach of, our information systems, data (including personal data) and operations. We have recently taken steps to expand and enhance our cybersecurity controls and practices and, as cybersecurity-related threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. In addition, our remediation efforts may not be successful. Certain measures that could increase the security of our systems take significant time and resources to deploy broadly, and such measures may not be deployed in a timely manner or be effective against an attack. The inability to implement, maintain and upgrade adequate safeguards could have a material and adverse impact on our business, financial condition and results of operations.

Moreover, there could be public announcements regarding any cybersecurity-related incidents and any steps we take to respond to or remediate such incidents, and if securities analysts or investors perceive these announcements to be negative, it could, among other things, have a substantial adverse effect on the price of our Class A common stock. Further, any publicized security problems affecting our businesses or those of third parties with whom we are affiliated or otherwise conduct business may discourage consumers from doing business with us, which could have a material and adverse effect on our business, financial condition and results of operations.

It is difficult or impossible to defend against every risk being posed by changing technologies, as well as criminals’ intent to commit cyber-crime, and these efforts may not be successful in anticipating, preventing, detecting or stopping attacks, or reacting in a timely manner. The increasing sophistication and resources of cyber criminals and other non-state threat actors and increased actions by nation-state actors make it difficult to keep up with new threats and could result in a breach of security. Additionally, we cannot guarantee that our insurance coverage would be sufficient to cover all losses. See “— Risks Related to Finance, Accounting and Tax Matters — Our insurance coverage may be inadequate or expensive.”

To the extent the operation of our systems relies on our third-party service providers, through either a connection to, or an integration with, third parties’ systems, the risk of cybersecurity attacks and loss, corruption, or unauthorized access to or publication of our information or the confidential information and personal data of customers and employees may increase. Third-party risks may include insufficient security measures, data location uncertainty, and the possibility of data storage in inappropriate jurisdictions where laws or security measures may be inadequate, and our ability to monitor our third-party service providers’ data security practices are limited. Although we generally have agreements relating to cybersecurity and data privacy in place with our third-party service providers, they are limited in nature and we cannot guarantee that such agreements will prevent the accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of data (including personal data) or enable us to obtain adequate compensation or any reimbursement from our third-party service providers in the event we should suffer any such incidents. Due to applicable laws and regulations or contractual obligations, we may be held responsible for any information security failure or cybersecurity attack attributed to our vendors as they relate to the information we share with them. A vulnerability in a third-party service provider’s software or systems, a failure of our third-party service providers’ safeguards, policies or procedures, or a breach of a third-party service provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of our systems or the data housed in our third-party solutions.

We collect, store, share, disclose, transfer, use and otherwise process customer information and other data, including personal data, and an actual or perceived failure by us or our third-party service providers to protect such information and data or respect customers’ privacy could damage our reputation and brand, negatively affect our ability to retain customers and harm our business, financial condition, operating results, cash flows and prospects.

The operation of our platform involves the use, collection, storage, sharing, disclosure, transfer and other processing of customer information, including personal data, and security breaches and other security incidents could expose us to a risk of loss or exposure of this information, which could result in potential liability, investigations, regulatory fines, penalties for violation of applicable laws or regulations, litigation, and remediation costs, as well as reputational harm. Any or all of the issues above could adversely affect our ability to attract new customers and continue our relationship with existing customers, cause our customers to stop using our products and services, result in negative publicity or subject us to governmental, regulatory or third-party lawsuits, disputes, investigations, orders, regulatory fines, penalties for violation of applicable laws or regulations or other actions or liability, thereby harming our business, financial condition, operating results, cash flows, and prospects. Any accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of data, including personal data, cybersecurity breach or other privacy or security incident that we, our customers or our third-party service providers experience or the perception that one has occurred or may occur, could harm our reputation, reduce the demand for our products and services and disrupt normal business operations. In addition, it may require us to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating, remediating or correcting the breach and any security vulnerabilities, defending against and resolving legal and regulatory claims, and preventing future security breaches and incidents, all of which could expose us to uninsured liability, increase our risk of regulatory scrutiny, expose us to legal liabilities, including litigation, regulatory enforcement, indemnity obligations or damages for contract breach, divert resources and the attention of our management and key personnel away from our business operations, and cause us to incur significant costs, any of which could materially adversely affect our business, financial condition, and results of operations. Moreover, there could be public announcements regarding any such incidents and any steps we take to respond to or remediate such incidents, and if securities analysts or investors perceive these announcements to be negative, it could have an adverse effect on the trading price of our Class A common stock.

A breach of our security that results in unauthorized access to our data could expose us to a disruption or challenges relating to our daily operations, as well as to data loss, litigation, disputes, regulatory investigations, orders, damages, fines and penalties, indemnity obligations, damages for contract breach, penalties for violation of applicable laws and regulations, significant increases in compliance costs and reputational damage, any of which could have a material and adverse effect on our business, financial condition, operating results, cash flows and prospects.

We are subject to stringent laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security and may be subject to additional related laws and regulations in jurisdictions into which we expand. Many of these laws and regulations are subject to change and reinterpretation and could result in claims, changes to our business practices, monetary penalties, increased cost of operations or other harm to our business.

We are subject to a variety of federal, state, local, and non-U.S. laws, directives, rules, policies, industry standards and regulations, as well as contractual obligations, relating to privacy and the collection, protection, use, retention, security, disclosure, transfer and other processing of personal data and other data, including the Gramm-Leach-Bliley Act of 1999 (“GLBA”), Section 5(c) of the Federal Trade Commission Act and the California Consumer Privacy Act (“CCPA”). The regulatory framework for data privacy and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. New laws, amendments to or reinterpretations of existing laws, regulations, standards and other obligations may require us to incur additional costs and restrict our business operations, and may require us to change how we use, collect, store, transfer or otherwise process certain types of personal data and to implement new processes to comply with those laws and our customers’ exercise of their rights thereunder.

In the U.S., federal law, such as the GLBA and its implementing regulations, restricts certain collection, processing, storage, use and disclosure of personal data, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent the use and disclosure of certain non-public or otherwise legally protected information. These rules also impose requirements for the safeguarding and proper destruction of personal data through the issuance of data security standards or guidelines. The U.S. government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection, use and other processing of information concerning consumer behavior on the internet, including regulation aimed at restricting certain advertising practices. There is also a risk of enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies. In addition, privacy advocates and industry groups have proposed and may propose new and different self-regulatory standards that either legally or contractually apply to us. If we fail to follow these new or existing security standards, even if no customer information is compromised, we may incur significant fines or experience a significant increase in costs.

Numerous states have enacted or are in the process of enacting state-level data privacy laws and regulations governing the collection, use, and other processing of state residents’ personal data. For example, the CCPA, which took effect on January 1, 2020, established a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording California residents the right to delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against California residents (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes civil penalties and statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. However, it remains unclear how certain provisions of the CCPA will be interpreted and enforced. But, the California Attorney General has been active in enforcing certain provisions of the CCPA, such as those regarding notice. In November 2020, California voters passed the California Privacy Rights Act of 2020 (“CPRA”). Effective in most material respects starting on January 1, 2023, the CPRA will impose additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding the CCPA with additional data privacy compliance requirements that may impact our business. The CPRA also establishes a regulatory agency dedicated to enforcing the CCPA and the CPRA. The effects of the CPRA, the CCPA, other similar state or federal laws and other future changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, are significant and may require us to modify our data processing practices and policies and could greatly increase the cost of providing our offerings, require significant changes to our operations or even prevent us from providing certain offerings in jurisdictions in which we currently operate and in which we may operate in the future or incur potential liability in an effort to comply with such legislation.

The CPRA and the CCPA may lead other states to pass comparable legislation, with potentially greater penalties and more rigorous compliance requirements relevant to our business. For example, recently, Virginia passed the Virginia Consumer Data Protection Act and Colorado passed the Colorado Privacy Act, which both have similar and additional requirements. Many state legislatures have already adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security, data breaches and the protection of sensitive and personal information. Laws in all 50 states, Puerto Rico, Guam, District of Columbia, and the Virgin Islands, require businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a data breach in certain circumstances. The laws are not consistent, as certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. Compliance in the event of a widespread data breach may be costly.

We make public statements about our use, collection, disclosure and other processing of personal data through our privacy policies, information provided on our website and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Any failure or perceived failure by us or our third-party service providers to comply with our posted privacy policies or with any applicable federal, state or similar foreign laws, rules, regulations, industry standards, policies, certifications or orders relating to data privacy and security, or any compromise of security that results in the theft, unauthorized access, acquisition, use, disclosure, or misappropriation of personal data or other customer data, could result in significant awards, fines, civil and/or criminal penalties or judgments, proceedings or litigation by governmental agencies or customers, including class action privacy litigation in certain jurisdictions and negative publicity and reputational harm, one or all of which could have an adverse effect on our reputation, business, financial condition and results of operations.

We may face particular privacy, data security, and data protection risks as we continue to expand into the U.K. and the EU in connection with the General Data Protection Regulation and other data protection regulations.

International expansion into the U.K. and the EU in the future will, subject us or may subject us to the U.K. General Data Protection Regulation (“U.K. GDPR”) (i.e., a version of the GDPR as implemented into U.K. law) and the EU General Data Protection Regulation (“GDPR”), be supplemented by national laws and further implemented through binding guidance from the European Data Protection Board, which regulates the collection, control, sharing, disclosure, use and other processing of personal data and imposes stringent data protection requirements with significant penalties, and the risk of civil litigation, for noncompliance. Among other requirements, the U.K. GDPR and GDPR regulate transfers of personal data subject to such laws to third countries that have not been found to provide adequate protection to such personal data, including the U.S. Because the efficacy of previous transfer mechanisms (e.g., the EU-U.S. Privacy Shield and standard contractual clauses) have been called into question by EU courts, it is unclear whether any transfer mechanisms we put in place will remain viable in the future. The enactment of t such laws also introduced numerous privacy-related changes for companies operating in such jurisdictions, respectively, including greater control for data subjects (including, for example, the “right to be forgotten”), increased data portability for consumers, data breach notification requirements, and increased fines. In particular, under the GDPR, fines of up to €20 million or up to 4% of the annual global revenue of the non-compliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Such penalties are in addition to any civil litigation claims by customers and data subjects. The GDPR requirements will likely apply not only to third-party transactions, but also to transfers of information between us and our future subsidiaries, including employee information.

As of January 2021 (when the transitional period following Brexit expired), there are two parallel regimes with potentially divergent interpretations and enforcement actions for certain violations. The European Commission adopted an adequacy decision for the U.K., which means that certain aspects of data protection law between the U.K. and EU will remain the same. However, because the U.K.’s Information Commissioner’s Office remains the independent supervisory body regarding the UK GDPR but will not be the regulator for any activities under the GDPR, there will be increasing scope for divergence in application, interpretation and enforcement of the data protection law as between the U.K. and European Economic Area.

Other countries have also passed or are considering passing laws requiring local data residency or restricting the international transfer of data. These changes may lead to additional costs and increase our overall risk exposure. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could result in litigation, breach notification obligations, regulatory or administrative sanctions, additional cost and liability to us, harm to our reputation and brand, damage to our relationships with customers and have an adverse effect on our business, financial condition and results of operations.

Risks Related to Our Brokerage Products and Services

If we do not maintain the capital levels required by regulators and self-regulatory organizations (“SROs”), including the SEC and FINRA, our broker-dealer business may be restricted and we may be fined or subject to other disciplinary or corrective actions, which could harm our business, financial condition, operating results, cash flows and prospects.

The SEC, FINRA and various other SROs have stringent rules with respect to the maintenance of specific levels of net capital and clearinghouse deposits by securities broker-dealers. Our failure to maintain the required net capital levels could result in immediate suspension of securities activities, suspension or expulsion by the SEC or FINRA, restrictions on our ability to expand our existing business or to commence new businesses and could ultimately lead to the liquidation of our broker-dealer entities and winding down of our broker-dealer business. If such net capital rules are changed or expanded, if there is an unusually large charge against net capital, or if we make changes in our business operations that increase our capital requirements, operations that require an intensive use of capital could be limited. A large operating loss or charge against net capital could have adverse effects on our ability to maintain or expand our business. See “Business — Regulation — Brokerage Regulation and Regulatory Capital and Deposit Requirements — Net Capital and Deposit Requirements” for more information about our net capital requirements.

Where we have subsidiaries that are or will be licensed and regulated in certain U.S. states or non-U.S. jurisdictions, those entities are or will be subject to their own regulatory capital rules and requirements that they, and we as a group, need to or will need to comply with to avoid censure or other adverse consequences. Changes in those rules, or changes in our business operations, may result in changes to the amount of capital that is needed by those entities, which could have an adverse effect on the operational costs of running those businesses or to the viability of those businesses.

Our compliance and risk management policies and procedures as a regulated financial services company may not be fully effective in identifying or mitigating compliance and risk exposure in all market environments or against all types of risk.

As a financial services company operating in the securities industry, among others, our business exposes us to a number of heightened risks. We have devoted significant resources to develop our compliance and risk management policies and procedures and will continue to do so, but there can be no assurance these are sufficient, especially as our business is rapidly growing and evolving. Nonetheless, our limited operating history, evolving business and rapid growth make it difficult to predict all of the risks and challenges we may encounter and may increase the risk that our policies and procedures to identify, monitor and manage compliance risks may not be fully effective in mitigating our exposure in all market environments or against all types of risk. Further, some controls are manual and are subject to inherent limitations and errors in oversight. This could cause our compliance and other risk management strategies to be ineffective. Other compliance and risk management methods depend upon the evaluation of information regarding markets, customers, catastrophe occurrence or other matters that are publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Insurance and other traditional risk-shifting tools may be held by or available to us in order to manage certain exposures, but they are subject to terms such as deductibles, coinsurance, limits and policy exclusions, as well as risk of counterparty denial of coverage, default or insolvency. Any failure to maintain effective compliance and other risk management strategies could have an adverse effect on our business, financial condition and results of operations. We are also exposed to heightened regulatory risk because our business is subject to extensive regulation and oversight in a variety of areas, and such regulations are subject to evolving interpretations and application and it can be difficult to predict how they may be applied to our business, particularly as we introduce new products and services and expand into new jurisdictions. Also, due to market volatility, it is difficult to predict how much capital we will need in the future to meet net capital and deposit requirements. If we become a self-clearing firm and we fail to maintain specified levels of capital, our ability to settle trades through DTC may be suspended or we may be forced to restrict trading in certain stocks in order to limit clearinghouse deposit requirements, or we could be subject to immediate suspension or revocation of registration, and suspension or expulsion could ultimately lead to the liquidation of either entity or to our broker-dealer business being wound down. Any perceived or actual breach of laws and regulations could negatively impact our business, financial condition or results of operations. It is possible that these laws and regulations could be interpreted or applied in a manner that would prohibit, alter, or impair our existing or planned products and services. See “Business — Regulation” for more information about the laws and regulations that apply to our current business operations and future business plans.

Our exposure to credit risk with customers and counterparties could result in losses.

We extend margin credit and leverage to customers, which are collateralized by customer cash and securities. We also borrow and lend securities in connection with our broker-dealer business. By permitting customers to purchase securities on margin, we are subject to risks inherent in extending credit, especially during periods of rapidly declining markets (including rapid declines in the trading price of individual securities) in which the value of the collateral held by us could fall below the amount of a customer’s indebtedness. In addition, in accordance with regulatory guidelines, we collateralize borrowings of securities by depositing cash or securities with lenders. Sharp changes in market values of substantial amounts of securities in a short period of time and the failure by parties to the borrowing transactions to honor their commitments could have adverse effects on our financial condition and results of operations. Such changes could also adversely impact our capital because our clearing operations require a commitment of our capital and, despite safeguards implemented by our software, involve risks of losses due to the potential failure of our customers to perform their obligations under these transactions and margin loans. We have policies and procedures designed to manage credit risk, but we cannot guarantee that such policies and procedures will be fully effective.

Providing investment education tools could subject us to additional risks if such tools are construed to be investment advice or recommendations.

We provide a variety of investment education and tools and financial news to our customers that we do not consider investment advice or an investment recommendation, but we cannot guarantee that such services could not be construed as constituting investment advice or recommendations by customers or regulatory agencies. Risks associated with providing investment advice include those arising from how we disclose and address possible conflicts of interest, inadequate due diligence, inadequate disclosure, human error and fraud. New regulations, such as the SEC’s Regulation Best Interest and certain state broker-dealer regulations, will impose heightened conduct standards and requirements if we are deemed to provide recommendations to retail clients. In addition, various states are considering potential regulations or have already adopted certain regulations that could impose additional standards of conduct or other obligations on us if we provide investment advice or recommendations to our customers. Furthermore, we could be subject to investigations by regulatory agencies if our services are construed as constituting investment advice or recommendations. For example, in 2020, the Massachusetts Securities Division issued certain amendments to the Massachusetts securities law, which, among other things, apply a fiduciary conduct standard to broker-dealers and agents when dealing with their customers. To the extent that the services we provide are construed or alleged to constitute investment advice or recommendations and we fail to satisfy regulatory requirements, fail to know our customers, improperly advise our customers, or risks associated with advisory services otherwise materialize, we could be found liable for losses suffered by such customers, or could be subject to regulatory fines, penalties and other actions such as business limitations, any of which could harm our reputation and business.

Risks Related to Our Intellectual Property

Any failure to obtain, maintain, protect, defend or enforce our intellectual property rights could adversely affect our business, financial condition and results of operations.

Our success and ability to compete depend in part upon our ability to obtain, maintain, protect, defend and enforce our intellectual property rights. Unauthorized use of our intellectual property or a violation of our intellectual property rights by third parties may damage our brand and our reputation. We rely on a combination of trademark, patent, copyright, and trade secret laws in the U.S. and internationally, our terms and conditions, other contractual provisions and technological measures to protect our intellectual property rights from infringement, misappropriation or other violation to maintain our brand and competitive position. Various factors outside our control pose a threat to our intellectual property rights, as well as to our products, services and technologies.

The steps we take to protect our intellectual property rights may not be sufficient to effectively prevent third parties from infringing, misappropriating, diluting or otherwise violating our intellectual property rights or to prevent unauthorized disclosure or unauthorized use of our trade secrets or other confidential information. We make business decisions as to whether to seek patents for all inventions we may develop or own and we may purposely not seek to obtain patents for any of our inventions. For those inventions or other intellectual property where we purposely not seek to file for patent protection, we may instead rely upon non-patent intellectual property rights or may determine that patent protection is unlikely to be obtained. The decisions we make as far as the type or extent of intellectual property protection to seek for our inventions and technology may not be the optimal decision to make as far as the type and scope of intellectual property protection. We currently have one U.S. patent application and no issued patents. See “— Risks Related to Our Business — We may not be able to prevent competitors from replicating or developing a better version of our TradeZero Short Locate platform, which could result in a substantial decrease in our revenue and limit demand for our services. In addition, new services, products and technologies may render our shorting selling existing services, products and technologies less competitive” for additional information. There can be no assurance our intellectual property rights will be sufficient to protect against unauthorized parties offering products or services that are substantially similar to ours and compete with our business or attempting to copy aspects of our technology and use information that we consider proprietary.

In addition to registered intellectual property rights, we rely on non-registered proprietary information and technology, such as trade secrets, confidential information and know-how. We attempt to protect our intellectual property, technology, and confidential information by requiring our employees, contractors, consultants, corporate collaborators, advisors and other third parties who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements, and third parties we share information with to enter into nondisclosure and confidentiality agreements. We cannot guarantee that we have entered into such agreements with each party who has developed intellectual property on our behalf and each party that has or may have had access to our confidential information, know-how and trade secrets. These agreements may be insufficient or breached, or may not effectively prevent unauthorized access to or unauthorized use, disclosure, misappropriation or reverse engineering of our confidential information, intellectual property, or technology. Moreover, these agreements may not provide an adequate remedy for breaches or in the event of unauthorized use or disclosure of our confidential information or technology, or infringement of our intellectual property. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret or know-how is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed.

The loss of trade secret protection could make it easier for third parties to compete with our products and services by copying functionality. Additionally, individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property, and, to the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

We will not be able to protect our intellectual property rights if we do not detect unauthorized use of our intellectual property rights. We also may fail to maintain or be unable to obtain adequate protections for certain of our intellectual property rights in the United States and certain non-U.S. countries, and our intellectual property rights may not receive the same degree of protection in non-U.S. countries as they would in the United States because of the differences in non-U.S. patent, trademark, copyright, and other laws concerning intellectual property and proprietary rights. Any of our intellectual property rights may be successfully challenged, opposed, diluted, misappropriated or circumvented by others or invalidated, narrowed in scope or held unenforceable through administrative process or litigation in the United States or in non-U.S. jurisdictions. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secrets and intellectual property rights.

In order to protect our intellectual property rights, we may be required to expend significant resources to apply for, maintain, monitor and protect these rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. An adverse outcome in such litigation or proceedings may therefore expose us to a loss of our competitive position, expose us to significant liabilities or require us to seek licenses that may not be available on commercially acceptable terms, if at all. Our failure to secure, protect and enforce our intellectual property rights could seriously damage our brand and have an adverse effect on our business, financial condition and results of operations.

We have been, and may in the future be, subject to claims that we violated certain third-party intellectual property rights, which, even where meritless, can be costly to defend and could materially adversely affect our business, results of operations, and financial condition.

Our success depends, in part, on our ability to develop and commercialize our products and services without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products or services are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. Additionally, companies in the technology industry own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition and become increasingly high profile, the possibility of receiving a larger number of intellectual property claims against us grows. In addition, various “non-practicing entities,” and other intellectual property rights holders have in the past and may in the future attempt to assert intellectual property claims against us or seek to monetize the intellectual property rights they own to extract value through licensing or other settlements.

Our use of third-party software and other intellectual property rights may be subject to claims of infringement or misappropriation. The vendors who provide us with technology that we incorporate in our product offerings also could become subject to various infringement claims. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe, misappropriate or otherwise violate the intellectual property rights of others.

From time to time, our competitors or other third parties may claim, and have in the past claimed, that we are infringing upon, misappropriating or otherwise violating their intellectual property rights. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition, results of operations, cash flows or prospects. Any claims or litigation, even those without merit and regardless of the outcome, could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial costs or damages, obtain a license, which may not be available on commercially reasonable terms or at all, pay significant ongoing royalty payments, settlements or licensing fees, satisfy indemnification obligations, prevent us from offering our products or services or using certain technologies, force us to implement expensive and time-consuming work-arounds or re-designs, distract management from our business or impose other unfavorable terms.

We expect that the occurrence of infringement claims is likely to grow as the market for financial services grows and as we introduce new and updated products and services, and the outcome of any allegation is often uncertain. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, financial condition and results of operations.

We may not be able to obtain, maintain, protect, defend and enforce patents and the legal protection afforded by any patents may not adequately cover the full scope of our business or permit us to gain or keep competitive advantage.

Our ability to obtain patents on our technology, including our short securities locate sell back feature, is uncertain and, even if we obtain one or more patents, the legal protection afforded by these patents may not adequately protect our rights or permit us to gain or keep competitive advantage. In addition, the specific content required of patents and patent applications that are necessary to support and interpret patent claims can be uncertain due to the complex nature of the relevant legal, scientific and factual issues. Patents that cover business methods and/or software-based inventions have been subject to increased scrutiny by the United States Patent and Trademark Office as well as courts. Changes in either patent laws or interpretations of patent laws in the United States or elsewhere may diminish the value of our intellectual property or narrow the scope of its patent protection. Even if patents are issued regarding our products and processes, including our short securities locate sell back feature, the scope of the issued claims may not be as broad as the claims in our applications. Furthermore, our competitors may challenge the validity of those patents, and as stated above, there can be no assurance our intellectual property rights will be sufficient to protect against unauthorized parties offering products or services that are substantially similar to ours and compete with our business or attempting to copy aspects of our technology and use information that we consider proprietary. The cost to litigate infringements of our patents, or the cost to defend ourselves against patent infringement actions by others, could be substantial and, if incurred, could materially affect our business, financial condition, and results of operation. Not obtaining issuance of a patent that covers our short securities locate sell back feature or failing to enforce such a patent, or any other patents we may obtain, could reduce the value of the related products and cause a loss of future revenue.

We may not be able to obtain, maintain, protect, defend and enforce our trademarks and trade names, or build name recognition in our markets of interest, thereby harming our competitive position.

We believe that the protection of our trademark rights is an important factor in product recognition, protecting our brand and maintaining goodwill. We may be unable to obtain trademark protection for our technologies, logos, slogans and brands, and our existing trademark registrations and applications, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish our products and services from those of our competitors. Further, we may not timely or successfully register our trademarks.

If we do not adequately protect our rights in our trademarks from infringement and unauthorized use, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. We have registered, among other trademarks, the term “TradeZero” and our logo in the United States. Competitors have and may continue to adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. Furthermore, our trademarks may be opposed, contested, circumvented or found to be unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing or otherwise violating them or using similar marks in a manner that causes confusion or dilutes the value or strength of our brand. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our trademark rights and to determine the validity and scope of the trademark rights of others. Our efforts to obtain, maintain, protect, defend and enforce our trademarks may be ineffective and could result in substantial costs and diversion of resources, which could adversely affect our business, financial condition, and results of operations.

We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe, misappropriate or otherwise violate, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered domain names that we use in, or are related to, our business, most importantly www.tradezero.co, www.tradezero.us, and www.tradezero.com. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our offerings under a new domain name, which could cause us substantial harm or cause us to incur significant expense in order to purchase rights to the domain name in question. We may not be able to obtain preferred domain names outside the United States due to a variety of reasons. In addition, our competitors and other third parties could attempt to capitalize on our brand recognition by using domain names similar to ours. We may be unable to prevent our competitors and other third parties from acquiring and using domain names that infringe, misappropriate, or otherwise violate, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Obtaining, maintaining, protecting, defending and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect our business, financial condition, and results of operations.

Some of our products and services contain open source software, which may pose particular risks to our proprietary software, products and services in a manner that could harm our business.

We use open source software in our products and services and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code (which is typically not made available for trade secret protection purposes) to such software product or to make such source code available on unfavorable terms or at no cost, and we may be subject to such terms. The terms of many open source licenses to which we are subject have not been interpreted by

U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. We could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement, which may be a costly and time-consuming process. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms are open to differing interpretations or have not been interpreted by any courts of law. Any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours.

Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have an adverse effect on our business, financial condition and results of operations.

The valuation of the financial instruments we hold may result in large and occasionally anomalous swings in the value of our positions and in our earnings in any period.

The market prices of our long and short positions are reflected on our books at closing prices which are typically the last trade price before the official close of the primary exchange on which each such security trades. Given that we manage a globally integrated portfolio, we may have large and substantially offsetting positions in securities that trade on different exchanges that close at different times of the trading day. As a result, there may be large and occasionally anomalous swings in the value of our positions daily and, accordingly, in our earnings in any period. This is especially true on the last business day of each calendar quarter.

If we fail to comply with our obligations under license or technology agreements with third parties or are unable to license rights to use technologies on reasonable terms, we may be required to pay damages and could potentially lose license rights that are critical to our business.

We license certain intellectual property, including technologies, data, content and software from third parties, that is important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. If we fail to comply with any of the obligations under our license agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights, and could prevent us from selling our products and services, or inhibit our ability to commercialize future products and services. Our business would suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensed intellectual property rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. For example, we have certain obligations and have made certain representations under our licensing and cooperation agreements with Zero Hash (the “Zero Hash Agreements”). Pursuant to the Zero Hash Agreements, TradeZero is obligated to indemnify Zero Hash in certain situations, including the failure to license our software to Zero Hash and the failure to perform certain obligations.

In the future, we may identify additional third-party intellectual property we may need to license in order to engage in our business. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more-established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to

us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our products and services. Such royalties are a component of the cost of our products or services and may affect the margins on our products and services. In addition, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property licensed to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition and results of operations.

Risks Related to Finance, Accounting and Tax Matters

We have identified material weaknesses in our internal control over financial reporting as of December 31, 2020 and 2019. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results after the Business Combination in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of an entity’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

TradeZero has identified material weaknesses in its internal control over financial reporting of accounting records and executive compensation. Prior to the completion of the Business Combination, TradeZero had been a private company that had required fewer accounting personnel to execute its accounting processes and supervisory resources to address its internal control over financial reporting, which it believed were adequate for a private company of its size and industry. In preparation for operating and reporting as a public company, TradeZero has hired additional accounting personnel and engaged third-party consultants to assist with the documentation, implementation and testing of enhanced accounting processes and control procedures required to meet the financial reporting requirements of a public company. In connection with the preparation and review of our audited consolidated and combined financial statements for the years ended December 31, 2020 and 2019, our management identified certain material weaknesses related to its internal control over financial reporting of accounting records and executive compensation and, made numerous reclassifications and adjusting entries that were material to those consolidated financial statements as a whole. TradeZero did not maintain an effective control environment as there were certain areas in which the accounting function did not operate as expected, resulting in numerous reclassifications and adjusting entries that were material to the consolidated financial statements as a whole. In particular, there are material adjustments related to errors in: (i) understating the amount of capitalized costs related to internal use software development resulting in an understatement of net income during 2019 and 2020; (ii) incorrectly netting customer receivable amounts and customer payable amounts related to margin balances and interests on margin trades and (iii) recognition of revenue attributable to improper classification of rebate revenue and locate fee revenue and certain related expenses as a net revenue number instead of recording as gross revenue and expense for both revenue streams. TradeZero also reclassified certain executive compensation expenditures as compensation expenses rather than consulting fees. TradeZero initially classified most executive compensation as consulting fees paid to the applicable officers’ limited liability companies which were classified as independent contractors, as opposed to processing through TradeZero’s payroll system as executive compensation. The expense was reclassified to compensation expense and was a material reclassification to the consolidated statements of operations for both 2020 and 2019.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. TradeZero continues to evaluate the steps to remediate these material weaknesses and is in the process of remediating the control deficiencies that relate to the material weaknesses. We intend to have this remediation process completed and the appropriate controls in place by 2022. There is no assurance that we will be able to complete this remediation and put the appropriate controls in place within this timeframe. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If TradeZero identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures TradeZero has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses

Our failure to properly handle cash and securities held on behalf of customers could harm our business and reputation.

Our ability to hold, handle and account accurately for the cash and securities held on behalf of our customers requires a high level of internal controls, and our success requires significant customer confidence in our ability to do so. As our business continues to grow and we expand our products and services, we must continue to strengthen our associated internal controls. Any failure to maintain the necessary controls or to manage our customers’ funds and securities accurately could result in reputational harm, lead customers to discontinue or reduce their use of our products and services and result in regulatory actions, including significant penalties and fines, which could harm our business.

Our insurance coverage may be inadequate or expensive.

We are subject to claims in the ordinary course of business. These claims may involve substantial amounts of money and involve significant defense costs. It is not possible to prevent or detect all activities giving rise to claims and the precautions we take may not be effective in all cases. We maintain voluntary and required insurance coverage, including, among others, general liability, property, director and officer, excess-SIPC, business interruption, cyber and data breach, errors and omissions, crime and fidelity bond insurance. Our insurance coverage is expensive and maintaining or expanding our insurance coverage may have an adverse effect on our results of operations and financial condition.

Our insurance coverage may be insufficient to protect us against all losses and costs stemming from operational and technological failures and we cannot be certain that such insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and results of operations.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.

We are subject to various complex and evolving U.S. federal, state and local and non-U.S. taxes. U.S. federal, state and local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us, in each case, possibly with retroactive effect, and may have an adverse effect on our business and future profitability. For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as us) from 21% to 28%, the imposition of a minimum tax on book income for certain corporations and the imposition of an excise tax on certain corporate stock repurchases (including repurchases such as the redemption of Dune Class A Common Stock pursuant to the exercise of redemption rights by a public stockholder) that would be borne by the corporation repurchasing such stock. The U.S. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability.

In addition, certain members of the U.S. Congress and individual U.S. state legislatures have proposed the imposition of new taxes on a broad range of financial transactions, including transactions that occur on our platform, such as the buying and selling of stocks, derivative transactions and cryptocurrencies. If enacted, such proposed financial transaction taxes could increase the cost to customers of investing or trading on our platform and reduce or adversely affect U.S. market conditions and liquidity, our customers’ investment performance, general levels of interest in investing and the volume of trades and other transactions from which we derive revenues, as well as on our business, financial condition and results of operations. See “Risks Related to Our Business — Proposed legislation that would impose taxes on certain financial transactions could have a material adverse effect on our business, financial condition and results of operations.”

Tax matters, changes in tax laws and tax audits could materially adversely affect our business, results of operations and financial condition.

We conduct operations through our U.S. and non-U.S. subsidiaries and are therefore subject to income taxes in multiple jurisdictions. In the future, we may become subject to income taxes in additional jurisdictions. Furthermore, significant judgments based on interpretations of existing tax laws or regulations are required in determining our provision for income taxes. Our effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of our operations, mergers and acquisitions, changes in accounting and tax standards or practices, changes in our operating results before taxes or the result of examinations by various tax authorities. We regularly assess all of these matters to determine the adequacy of our tax liabilities. Although we believe our tax estimates are reasonable, if the U.S. Internal Revenue Service (“IRS”) or other taxing authority disagrees with the positions taken on our tax returns, we could have additional tax liability, including interest and penalties. If any of our assessments or estimates turn out to be incorrect, our business, results of operations and financial condition could be materially adversely affected.

We may also be adversely affected by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions, and interpretations thereof, in each case, possibly with retroactive effect. We are also subject to review and audit by U.S. federal, state, local and non-U.S. taxing authorities. Such tax authorities may disagree with tax positions we take, and if any such tax authority were to successfully challenge any such position, our business, results of operations and financial condition could be materially and adversely affected. Due to the complexity of multinational tax obligations and filings, we may have a heightened risk related to audits or examinations by U.S. federal, state, local and non-U.S. taxing authorities in the jurisdictions in which we operate. Such changes and outcomes from these audits or examinations could have a material adverse effect on our business, results of operations and financial condition.

In the past, we have entered into certain transactions related to the implementation of our holding company structure and reorganizations of our operating subsidiaries and transfers of certain assets. Significant judgments based on interpretations of existing tax laws and regulations and as to the valuation of assets were required in connection with these transactions. Although we believe that our interpretations of tax laws and regulations and our methods of valuing such assets were reasonably determined, the IRS or other taxing authorities may disagree with the positions taken on our tax returns, which could result in additional tax liability, including interest and penalties. If the IRS or another taxing authority were to successfully challenge the correctness of the positions we have taken, our business, results of operations and financial condition could be materially adversely affected.

While not anticipated in connection with the Business Combination, we may expend substantial funds in the future in connection with the tax withholding and remittance obligations related to the settlement of RSUs (as defined below) and/or the exercise of outstanding stock options depending on the manner in which we fund these liabilities, which may have an adverse effect on our financial condition and results of operations.

In connection with the Business Combination, certain awards of RSUs granted by us will vest in full immediately prior to the Closing. However, shares of New TradeZero Common Stock will not be delivered in settlement of such vested RSUs until at least nine months following the Closing. Specifically, shares of Dune Class A Common Stock will be delivered in settlement of vested RSUs in four equal installments on the dates that are six, seven, eight and nine months following the Closing. Once shares of Dune Class A Common Stock are delivered in settlement of vested RSUs, certain tax withholding and remittance obligations will arise.

In order to satisfy the tax withholding and remittance obligations that arise in connection with the future settlement of RSUs, the holders of such RSUs must make arrangements satisfactory to us, which include the remittance of cash or cash equivalents to us in order to satisfy such obligations. In our discretion, we may allow holders of RSUs to have a number of shares of our Class A common stock that would otherwise be issued with respect to such RSUs withheld and we would thereafter pay the relevant tax authorities in cash to satisfy such tax obligations (which could result in significant cash expenditures by us and could have an adverse effect on our financial results) or we may allow holders of RSUs to undertake a broker-assisted sale of shares. If we decide to withhold shares of our Class A common stock to satisfy the tax withholding and remittance obligations, the number of shares withheld will be based on the then-current value of the underlying shares of our Class A common stock.

We are exposed to fluctuations in interest rates.

Fluctuations in interest rates may adversely impact our customers’ general spending levels and ability and willingness to invest through our platform. Additionally, some of our products, such as our margin lending programs, are affected by interest rate changes. Higher interest rates often lead to higher payment obligations by our customers to us and to their creditors under mortgage, credit card, and other consumer and merchant loans, which may reduce our customers’ ability to satisfy their obligations to us, including failing to pay for securities purchased, deliver securities sold or meet margin calls, and therefore lead to increased delinquencies, charge-offs, and allowances for loan and interest receivables, which could have an adverse effect on our net income. See “— Related to Our Brokerage Products and Services — Our exposure to credit risk with customers and counterparties could result in losses.” above. Fluctuations in interest rates may also adversely impact our Risks customers’ returns on their cash deposits. We are also exposed to interest rate risk from our interest-rate sensitive assets, including assets underlying the customer balances we hold on our balance sheet as customer accounts. A low or negative interest rate environment or reductions in interest rates may negatively impact our net income.

The obligations associated with being a public company may strain our resources, result in more litigation and divert management’s attention from operating our business.

After the Closing, as a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE, and other applicable securities rules and regulations. Complying with these rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our personnel, systems and resources. The need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from successfully implementing our strategic initiatives and improving our business, results of operations, financial condition and prospects. We will need to hire more employees to assist us in complying with these requirements. Additionally, we expect these rules and regulations to make it expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board or as our executive officers.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Furthermore, as a result of disclosure of information in connection with the Business Combination and in filings required of a public company, our business and financial condition has and will continue to become more visible. Such increased disclosure and visibility could result in adverse changes to our reputation and to the way our customers perceive our brand and overall value, as well as stockholder activism or threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and could adversely affect our business, results of operations and financial condition.

After consummating the Business Combination, if we fail to maintain effective internal control over financial reporting, as well as required disclosure controls and procedures, our ability to produce timely and accurate consolidated financial statements or comply with applicable regulations could be impaired.

The Sarbanes-Oxley Act and related rules of the SEC require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to develop and refine our internal control over financial reporting. Some members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies, and we have limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of our internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures or internal control over financial reporting could also cause investors to lose confidence in the accuracy and completeness of our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. Following the Business Combination, we do not expect to be required to comply fully with the SEC’s rules that implement Section 404 of the Sarbanes-Oxley Act and are not required to provide an annual management report on the effectiveness of our internal control over financial reporting until our second Annual Report on Form 10-K, which we expect to file in March 2024.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of (1) our second Annual Report on Form 10-K or (2) the Annual Report on Form 10-K for the first year we no longer qualify as an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our Class A common stock. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. These events could have a material and adverse effect on our business, results of operations, financial condition and prospects.

We rely on computer systems for financial reporting and other operations and any disruptions in our systems would adversely affect us.

We rely on computer systems to support our financial reporting capabilities and other operations. As with any computer systems, unforeseen issues may arise that could affect our ability to receive adequate, accurate and timely financial information, which in turn could inhibit effective and timely decisions. Furthermore, it is possible that our information systems could experience a complete or partial shutdown. If such a shutdown occurred, it could impact our ability to report our financial results in a timely manner or to otherwise operate our business. In this regard, our financial data in our accounting software (QuickBooks) may become corrupted and unusable, and the backup system for our computer systems could fail to back-up the data.

Following the Business Combination, we expect to qualify as an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.

Following the Business Combination, we expect to qualify as an “emerging growth company,” as defined in the JOBS Act. We could continue to be considered an emerging growth company for up to five years, although we would lose that status sooner if our annual gross revenues exceed $1 billion, if we issue more than $1.0 billion in nonconvertible debt in a three-year period or if the fair value of our common stock held by non-affiliates exceeds $700 million (and we have been a public company for at least 12 months and have filed at least one Annual Report on Form 10-K). For the nine months ended September 30, 2021, our total revenue was $66,206,000 and, while we cannot predict our future revenue, including whether our revenue in future periods may decrease or increase, we currently expect our status as an emerging growth company to remain.

For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. It is unclear whether investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and the trading price of our Class A common stock may be more volatile.

If our estimates, assumptions and/or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, and other assumptions we believe to be reasonable under the circumstances, which together form the basis for making judgments about the carrying values of assets and liabilities. We regularly assess these estimates; however, actual amounts could differ from those estimates. Significant assumptions and estimates used in preparing our consolidated financial statements include revenue recognition, share-based compensation, common stock valuations, convertible notes and warrant liability valuation, loss contingencies and income taxes. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the value of our Class A common stock.

Our financial results may be negatively impacted by changes in generally accepted accounting principles in the United States.

GAAP are subject to interpretation by the Financial Accounting Standards Board and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred in the past and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

If securities or industry analysts issue an adverse or unfavorable opinion regarding our business or do not publish research or publish unfavorable research about our business, the trading price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts does not initiate coverage over us, ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our Class A common stock or trading volume to decline. Moreover, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model or our stock performance, or if our results of operations fail to meet the expectations of the investor community, one or more of then analysts who cover our company may change their recommendations regarding our company, and the trading price of our Class A common stock could decline.

Risk Factors Relating to Dune and the Business Combination

Unless the context otherwise requires, references in this subsection “— Risks Related to Dune and the Business Combination” to “we”, “us”, “our”, and “the Company” generally refer to Dune in the present tense or New TradeZero from and after the Business Combination.

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement, including our consolidated financial statements and related notes.

There are material risks to unaffiliated investors presented by taking TradeZero public through a Business Combination rather than through an underwritten offering.

TradeZero will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement are not an underwritten initial public offering. Unaffiliated investors are subject to certain material risks as a result of the target going public through a merger rather than through a traditional underwritten offering. These risks include the absence of operational diligence by an underwriter, the absence of financial diligence by an underwriter, the absence of comfort letters delivered by TradeZero’s independent auditors and the absence of liability for any material misstatements or omissions in a registration statement. All of these differences from an underwritten public offering of TradeZero’s securities could result in a more volatile price for the post-Business Combination Company’s common stock. Accordingly, unaffiliated investors in TradeZero will not receive the benefit of these protections that would be present in a traditional underwritten offering.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-Closing trading of New TradeZero Common Stock on the NYSE. There can be no guarantee that any information made available in this proxy statement and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to TradeZero’s common stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the Company’s common stock.

In addition, the Sponsor and our officers and directors as well as their respective affiliates have interests in the Business Combination that are different from or are in addition to our stockholders and that would not be present in an underwritten public offering of TradeZero’s securities. Such interests may have influenced our Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if TradeZero became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

Directors and officers of Dune have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement.

When considering our Board’s recommendation that its stockholders vote in favor of the approval of the Business Combination, our stockholders should be aware that our directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by June 22, 2022.

•        Prior to the IPO, the Sponsor paid $25,000 in consideration for 4,312,500 founder shares, or approximately $0.006 per share. The 4,312,500 founder shares have an aggregate market value of approximately $           based upon the closing per share price of $           on Nasdaq on           , 2022, the record date.

•        Simultaneously with the consummation of our IPO, we sold 4,850,000 warrants, each exercisable to purchase one share of our Class A common stock at $11.50 per share, at a price of $1.00 per warrant for an aggregate of $4,850,000 to our Sponsor. Upon the closing, each warrant will become exercisable to purchase one share of New TradeZero Common Stock at $11.50 commencing 30 days following the Closing. Such warrants have an aggregate market value of approximately $           based upon the closing per warrant price of $           on Nasdaq on           , 2022, the record date.

•        In total, our Sponsor paid an aggregate of $4,875,000 to purchase securities with an aggregate market value of approximately $           based upon closing prices on Nasdaq on           , 2022, the record date (without taking into account any diminution in value resulting from the transfer restrictions on such securities).

•        Our Sponsor and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the Business Combination. In addition, our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Dune fails to complete a business combination by June 22, 2022. There will be no redemption rights or liquidating distributions with respect to the private placement warrants or public warrants, which will expire worthless if we fail to complete our initial business combination by June 22, 2022.

•        The nominal purchase price paid by the Sponsor for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of the public shares is substantially less than $10.00 per share. As a result, the Sponsor is likely able to recoup its investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public stockholders, even if that business combination were with a riskier or less-established target business.

•        Carter Glatt, our Chief Executive Officer and Director, and William Nance, our Director, are expected to serve as directors of New TradeZero after the Closing. As such, in the future, they may receive any cash fees, stock options or stock awards that the New TradeZero Board determines to pay its directors and/or officers.

•        In connection with the Closing, we will enter into the A&R Registration Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private placement warrants and shares of New TradeZero Common Stock issuable upon conversion of the founder shares and private placement warrants, with registration rights.

•        In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

•        In connection with the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to us and remain outstanding. As of the date of this proxy statement, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by us from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Such reimbursable out-of-pocket expenses, if any, are not expected to be material. As of           , the total aggregate amount of out-of-pocket expenses expected to be repaid by Dune upon consummation of the Business Combination is $          .

•        Upon the completion of the Business Combination, Cantor Fitzgerald and Needham, who acted as Dune’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $6,037,500. Additionally, PJT, who acted as Dune’s financial advisor in connection with the Business Combination, and Appleby, who acted as TradeZero’s financial advisor in connection with the Business Combination, will receive, in the aggregate, up to $7,000,000 in fees in connection with certain financial advisory services provided to Dune and TradeZero, respectively. None of Cantor, Needham, PJT or Appleby will receive such fees unless the Business Combination is successfully completed.

•        Given the differential in the purchase price that our Sponsor paid for the founder shares as compared to the price of the units sold in Dune’s IPO, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TradeZero Common Stock trades below the price initially paid for the units in Dune’s IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•        Pursuant to the Sponsor Agreement, Dune has agreed to indemnify the Sponsor for a period of six years after the Closing against any claims directly relating to the Business Combination arising from the Sponsor’s ownership of Dune’s equity securities or its control or ability to influence Dune, subject to certain limited exceptions.

These financial interests of our Sponsor, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of our Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.

Involvement of members of our management and companies with which they are affiliated in litigation unrelated to our business affairs could impact our ability to consummate an initial business combination.

Members of our management team and companies with which they are affiliated may be involved in litigation relating to their business affairs unrelated to our company. For example, on August 18, 2020, dMY Technology Group, Inc. (“dMY Technology”) and dMY Sponsor, LLC (“dMY Sponsor” and together with dMY Technology, “dMY”) filed an action in New York State court against Carter Glatt, our Chief Executive Officer, and Captains Neck Holdings, LLC (the “Defendants”), seeking a declaratory judgment regarding the Defendants’ entitlement to certain LLC units in dMY Sponsor. On September 14, 2020, dMY, along with GTY Technology Holdings, Inc. (“GTY” and together with dMY, the “Plaintiffs”), filed an amended complaint, adding allegations of theft and misappropriation of confidential information, breach of contract, breach of fiduciary duties and conversion. None of such claims were asserted against us or our Sponsor. On October 5, 2020, the Defendants filed an answer denying all of the Plaintiffs’ claims, and asserting counterclaims against the Plaintiffs and against Harry You, the co-founder and former President and Chief Financial Officer of GTY and the Chairman of dMY Technology, including claims for fraudulent misrepresentation, tortious interference and unjust enrichment. On December 8, 2020, the Defendants and our Sponsor filed amended counterclaims against the Plaintiffs and against dMY Technology Group, Inc. II and its Sponsor, dMY Technology Group, Inc. III and its Sponsor and Niccolo de Masi, the Chief Executive Officer of dMY Technology, alleging breach of contract, fraudulent and negligent misrepresentation and unjust enrichment. On March 1, 2021, a stipulation was filed discontinuing all claims asserted by or against GTY. Such claims, and any other litigation unrelated to our business affairs involving members of our management, may be detrimental to our reputation and could negatively affect our ability to identify and complete an initial business combination.

Our Sponsor and management team have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Our Sponsor owns 20% of our outstanding common stock. Our amended and restated certificate of incorporation provides that an initial business combination will be approved if we receive the affirmative vote of a majority of the shares voted at the Special Meeting, including the founder shares. As a result, in addition to our Sponsor’s founder shares, we would need 6,468,751, or 37.5%, of the 17,250,000 public shares sold in the IPO to be voted in favor of the Business Combination in order to have our initial business combination approved (assuming all outstanding shares are voted and the over-allotment option is not exercised). Accordingly, the agreement by our Sponsor and management team to vote in favor of the Business Combination will increase the likelihood that we will receive the requisite stockholder approval for the Business Combination.

Our Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our Class A common stock.

If we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Sponsor, directors, executive officers, advisors or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of shares our Sponsor, directors, officer, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and the Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions. Such purchases may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner.

In the event that our Sponsor, directors, executive officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a Closing condition in the Merger Agreement that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible. We expect any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A common stock or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Warrants will become exercisable for Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the Business Combination, there will be 8,625,000 outstanding public warrants to purchase shares of our Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing 30 days following the Closing. In addition, there will be 4,850,000 private placement warrants outstanding exercisable for 4,850,000 shares of our Class A common stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A common stock, the impact of which is increased as the value of our stock price increases.

We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making the warrants worthless.

New TradeZero will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New TradeZero Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by New TradeZero, New TradeZero may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of New TradeZero Common Stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Our stockholders will experience immediate dilution as a consequence of the issuance of New TradeZero Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New TradeZero.

Assuming that no public stockholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, our Sponsor and public stockholders will hold 21,562,500 shares of New TradeZero Common Stock, or 30.1% of the outstanding common stock. Assuming that our public stockholders exercise their redemption rights up to maximum amount permissible under the Merger Agreement such that Dune can satisfy the Available Closing SPAC Cash condition, our Sponsor and public stockholders will hold 12,293,060 shares of New TradeZero Common Stock, or 19.7% of the outstanding common stock.

There are currently outstanding an aggregate of 13,475,000 warrants to acquire our Class A common stock, which comprise 4,850,000 private placement warrants held by our Sponsor and 8,625,000 public warrants. Each of our outstanding warrants is exercisable commencing 30 days following the Closing for one share of our Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement, if we assume that each outstanding whole warrant is exercised and one share of Dune Class A Common Stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully-diluted share capital would increase by a total of 13,475,000 shares, with approximately $154,962,500 paid to exercise the warrants.

A provision of our warrant agreement may make it more difficult for us to consummate an initial business combination.

Unlike most blank check companies, if (x) we issue additional shares of Dune Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Dune Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Description of New TradeZero Securities — Redeemable warrants — Public Stockholders’ Warrants — Redemption of Warrants when the price per share of common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by SPACs entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Staff Statement, we re-evaluated the accounting treatment of our 8,625,000 public warrants and 4,850,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our balance sheet as of December 31, 2020 are derivative liabilities related to our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock. In addition, potential targets may seek a SPACs that do not have warrants that are accounted for as liability, which may make it more difficult for us to consummate an initial business combination with a target business.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our IPO in December 2020. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, Class A common stock subject to possible redemption, additional paid-in capital, accumulated deficit and related financial disclosures for the fiscal year ended December 31, 2020 (the “Affected Period”).

To respond to this material weakness, we have devoted significant effort and resources to the remediation and improvement of our internal control over financial reporting. Following the Closing, the combined company intends to take steps to remediate this material weakness, including plans to enhance processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our consolidated financial statements, enhance access to accounting literature, research materials and documents and increase communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

The material weakness we identified in our internal control over financial reporting related to the Company’s application of ASC 480-10-S99-3A to its accounting classification of the public shares. As a result of this material weakness, our management has concluded that our internal control over financial reporting was not effective as of December 31, 2020. Historically, a portion of the public shares was classified as permanent equity to maintain stockholders’ equity greater than $5 million on the basis that the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the Current Charter. Pursuant to the Company’s re-evaluation of the Company’s application of ASC 480-10-S99-3A to its accounting classification of the public shares, the Company’s management has determined that the public shares include certain provisions that require classification of all of the public shares as temporary equity regardless of the net tangible assets redemption limitation contained in the Current Charter.

Following the Closing, the combined company intends to take steps to remediate this material weakness, including increasing the depth and experience within its accounting and finance organization, as well as designing and implementing improved processes and internal controls. However, its efforts to remediate this material weakness may not be effective or prevent any future material weakness or significant deficiency in the combined company’s internal control over financial reporting. If the combined company’s efforts are not successful or other material weaknesses or control deficiencies occur in the future, the combined company may be unable to report its financial results accurately on a timely basis, which could cause combined company’s reported financial results to be materially misstated and result in the loss of investor confidence and cause the market price of the combined company’s common stock to decline.

Efforts to remediate this material weakness may not be effective or prevent any future material weakness or significant deficiency in the combined company’s internal control over financial reporting. If the combined company’s efforts are not successful or other material weaknesses or control deficiencies occur in the future, the combined company may be unable to report its financial results accurately on a timely basis, which could cause combined company’s reported financial results to be materially misstated and result in the loss of investor confidence and cause the market price of the combined company’s common stock to decline. Ineffective internal controls could also cause investors to lose confidence in the combined company’s reported financial information, which could have a negative effect on the trading price of its stock.

We can give no assurance that the measures we have taken or that the combined company plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. The combined company will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to annually furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by the combined company’s management in its internal control over financial reporting. The combined company’s independent registered public accounting firm may be required to attest to the effectiveness of its internal control over financial reporting depending on the combined company’s reporting status. The combined company will be required to disclose changes made in its internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, the combined company may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting.

Following the issuance of the SEC Staff Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020. As part of the restatement, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the restatement of our financial statements, the change in accounting for the warrants, the change in the classification of all of the public shares as temporary equity, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the business of the combined company and its results of operations and financial condition.

Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on TradeZero, we cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our or New TradeZero’s control will not later arise. As a result, New TradeZero may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New TradeZero reports charges of this nature could contribute to negative market perceptions about New TradeZero or its securities. In addition, charges of this nature may cause New TradeZero to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by TradeZero or by virtue of obtaining debt financing to partially finance the initial Business Combination or thereafter. Accordingly, any of our stockholders who chooses to remain a stockholder of New TradeZero following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Dune’s securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of Dune Class A Common Stock, the market value of New TradeZero Common Stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of New TradeZero’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of New TradeZero and trading in the shares of our Class A common stock has not been active. Accordingly, the valuation ascribed to New TradeZero in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New TradeZero securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and New TradeZero securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of New TradeZero’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about New TradeZero’s operating results;

•        success of competitors;

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New TradeZero or the industry in which New TradeZero operates in general;

•        operating and stock price performance of other companies that investors deem comparable to New TradeZero;

•        ability to market new and enhanced products and services on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving New TradeZero;

•        changes in New TradeZero’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of New TradeZero Common Stock available for public sale;

•        any major change in New TradeZero’s board or management;

•        sales of substantial amounts of New TradeZero Common Stock by our or New TradeZero’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New TradeZero could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement.

The unaudited pro forma condensed combined financial information included in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There can be no assurance that New TradeZero Common Stock issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that we will be able to comply with the continued listing standards of the NYSE.

New TradeZero Common Stock and warrants are expected to be listed on the NYSE following the Business Combination. New TradeZero’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, the NYSE denies New TradeZero’s application to list its common stock on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that New TradeZero Common Stock is a “penny stock,” which will require brokers trading in New TradeZero Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New TradeZero Common Stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The Current Charter states that we must complete our initial business combination by June 22, 2022. If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the Trust Account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares of Dune Class A Common Stock for a pro rata portion of the Trust Account and they are not required to hold public shares on the record date. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent prior to           , New York City time, on           , 2022 (two business days prior to the scheduled vote at the Special Meeting). Stockholders electing to redeem their shares of Dune Class A Common Stock will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The ability of Dune stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

At the time we entered into the Merger Agreement and related agreements for the Business Combination, we did not know how many stockholders would exercise their redemption rights and, therefore, we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires us to have Available Closing SPAC Cash condition of at least $80,000,000. If a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the cash held in Dune’s Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Dune’s share price, and may result in a lower value realized now than a stockholder of Dune might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, such stockholder will bear the risk of ownership of New TradeZero Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Our public stockholders will experience dilution as a consequence of the issuance of common stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination, and having a minority share position may reduce the influence that the public stockholders have on the management of New TradeZero.

The issuance of additional shares of New TradeZero Common Stock in the Business Combination will dilute the equity interests of the public stockholders and may adversely affect prevailing market prices for the public shares and public warrants. The public stockholders who do not redeem their public shares may experience dilution from several additional sources to varying degrees in connection with, and after, the Business Combination, including in each of the following instances:

•        approximately 50,000,000 shares of New TradeZero Common Stock are anticipated to be issued to TradeZero stockholders as consideration in the Business Combination, valued at $10.00 per share. This represents approximately 70.0% of the number of shares of New TradeZero Common Stock that will be outstanding following the consummation of the Business Combination (assuming that (i) no public stockholders exercise redemption rights with respect to their public shares, referred to herein as the “no redemption scenario” and (ii) Charter Amendment Proposal B receives sufficient votes) or 80.2% of the number of shares of New TradeZero Common Stock that will be outstanding following the consummation of the Business Combination (assuming that (i) public stockholders holding 9,269,440 public shares will exercise their redemption rights, referred to herein as the “maximum redemption scenario” and (ii) Charter Amendment Proposal B receives sufficient votes).

•        up to 9,000,000 shares of New TradeZero Common Stock may be issuable to TradeZero stockholders in respect of the earn out consideration (the “Earn Out Shares”). Assuming all Earn Out Shares are issued, the Earn Out Shares issuable to TradeZero stockholders as consideration in the Business Combination represent approximately 12.6%, or 14.4% of the remaining number of shares of New TradeZero Common Stock that may be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively. We cannot predict whether or to what extent any or all of the Earn Out Shares will be issued.

•        an aggregate of 13,475,000 warrants will be outstanding following the Business Combination. The shares of TradeZero Common Stock underlying the warrants represent approximately 18.8%, or 21.6%, of the fully-diluted number of shares of New TradeZero Common Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•        New TradeZero will reserve approximately 8% and 2% of the number of outstanding shares of New TradeZero Common Stock on a fully diluted basis (as of immediately following the Business Combination) pursuant to the Incentive Plan and the ESPP, respectively. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the Incentive Plan and the ESPP, respectively.

•        New TradeZero may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional shares of New TradeZero Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The unaudited pro forma condensed combined financial information contained herein assumes that the Dune stockholders approve the Business Combination. Pursuant to the Current Charter, the public stockholders may elect to redeem their public shares upon the Closing for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. Dune cannot predict how many of its public stockholders will exercise their right to redeem their public shares for cash. Therefore, the unaudited pro forma condensed combined financial information present four redemption scenarios as follows:

•        Assuming No Redemption:    This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

•        Assuming 25% Redemption:    This presentation assumes that 25% of the public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 4,312,500 public shares are redeemed for an aggregate redemption payment of approximately $43,125,000, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021;

•        Assuming 50% Redemption:    This presentation assumes that 50% of the public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 8,625,000 public shares are redeemed for an aggregate redemption payment of approximately $86,250,000, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021; and

•        Assuming Maximum Redemption:    This presentation assumes that 9,250,993 public shares are redeemed for an aggregate redemption payment of approximately $92,521,417, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021.

The four redemption scenarios set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the Closing), (b) the issuance of any shares underlying New TradeZero options or other equity awards that will be held by equity holders of TradeZero following completion of the Business Combination, or (c) Earn Out Shares or RSU Earn Out Awards.

The below summarizes the pro forma New TradeZero Common Stock issued and outstanding immediately following the Business Combination. Because the Earn Out Shares are contingently issuable based upon the price of the New TradeZero Common Stock reaching certain thresholds that have not yet been achieved, the pro forma common stock issued and outstanding immediately after the Business Combination excludes the Earn Out Shares.

	Pro Forma Combined
	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%	Shares	%	Shares	%
New TradeZero public shares	17,250,000	24.1%	12,937,500	19.2%	8,625,000	13.7%	7,997,900	12.8%
New TradeZero (formerly Class B common stock – founder shares(1))	4,312,500	6.0%	4,312,500	6.4%	4,312,500	6.9%	4,312,500	7.0%
New TradeZero shares issued in merger to TradeZero	50,000,000	69.9%	50,000,000	74.4%	50,000,000	79.4%	50,000,000	80.2%
Shares outstanding	71,562,500	100.0%	67,250,000	100.00%	62,937,500	100.0%	62,310,400	100.0%

____________

(1)      All of the Dune Class B Common Stock (the founder shares) will convert into shares of Dune Class A Common Stock at the time of the Closing.

The following table summarizes the total New TradeZero shares issuable to TradeZero stockholders in connection with the Business Combination.

New TradeZero shares issued in merger to TradeZero	50,000,000
Contingent consideration	9,000,000
Total shares potentially issued to TradeZero	59,000,000

Following the Closing, TradeZero’s stockholders will have the right to receive the Earn Out Shares upon the occurrence of certain triggering events, including upon a change in control, as described further in this proxy statement.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by our stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “The Merger Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied. If we do not complete the Business Combination, we could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of our Class A common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•        the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

Delaware law and provisions in New TradeZero’s certificate of incorporation and bylaws could make a takeover proposal more difficult.

If the Business Combination is consummated, New TradeZero’s organizational documents will be governed by Delaware law. Certain provisions of Delaware law and of New TradeZero’s certificate of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Dune Class A Common Stock held by the New TradeZero stockholders. These provisions provide for, among other things:

•        the ability of the New TradeZero Board to issue one or more series of preferred stock;

•        certain limitations on convening special stockholder meetings; and

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New TradeZero’s annual meetings.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire New TradeZero, even if the third party’s offer may be considered beneficial by many of the New TradeZero stockholders. As a result, the New TradeZero stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, New TradeZero may experience negative reactions from the financial markets, including negative impacts on the price of New TradeZero Common Stock. These provisions could also discourage proxy contests and make it more difficult for the New TradeZero stockholders to elect directors of their choosing and to cause New TradeZero to take other corporate actions that New the TradeZero stockholders desire. See “Description of New TradeZero Securities”.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us and New TradeZero.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New TradeZero, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.

We have not registered the shares of common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis. If the issuance of the shares upon exercise of warrants is not registered, qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have not registered the Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the Class A common stock issuable upon exercise of the warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order.

If the Dune Class A Common Stock issuable upon exercise of the warrants are not registered under the Securities Act, under the terms of the warrant agreement, holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act or another exemption. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us in this offering. However, there may be instances in which holders of our public warrants may be unable to exercise such public warrants but holders of our private warrants may be able to exercise such private warrants.

If you exercise your public warrants on a “cashless basis,” you will receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

Under the following circumstances, the exercise of the public warrants may be required or permitted to be made on a cashless basis: (i) if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption; (ii) if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement; and (iii) if we call the public warrants for redemption, our management will have the option to require all holders who wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of shares of New TradeZero Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Dune Class A Common Stock underlying the warrants multiplied by the excess of the “fair market value” of our shares of Dune Class A Common Stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the shares of Dune Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of New TradeZero Common Stock from such exercise than if you were to exercise such warrants for cash.

New TradeZero’s certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by New TradeZero’s stockholders, which could limit New TradeZero’s stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with New TradeZero or New TradeZero’s directors, officers or other employees.

If the Business Combination is consummated, New TradeZero’s certificate of incorporation will provide that, unless New TradeZero consents to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of New TradeZero; (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New TradeZero to New TradeZero or New TradeZero’s stockholders; (iii) action asserting a claim against New TradeZero or any director or officer arising pursuant to any provision of the DGCL or New TradeZero’s certificate of incorporation or New TradeZero’s Bylaws; or (iv) action asserting a claim against New TradeZero or any director or officer of New TradeZero governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware (“Chancery Court”) or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of New TradeZero Common Stock shall be deemed to have notice of and to have consented to the forum provisions in New TradeZero’s certificate of incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New TradeZero or New TradeZero’s directors, officers or other employees, which may discourage such lawsuits. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Alternatively, if a court were to find these provisions of New TradeZero’s certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New TradeZero may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect New TradeZero’s business, financial condition and results of operations and result in a diversion of the time and resources of the New TradeZero Board and management.

Our Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

Our Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, our Board and management conducted due diligence on TradeZero, researched the industry in which TradeZero operates and concluded that the proposed business combination was in the best interests of our stockholders. Accordingly, investors will be relying solely on the judgment of our Board in valuing TradeZero’s businesses, and our Board may not have properly valued such businesses. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their public shares for cash, which could potentially impact our ability to consummate the Business Combination.

Whether a redemption of Dune Class A Common Stock in connection with the Business Combination will be treated as a sale of such Dune Class A Common Stock for U.S. federal income tax purposes will depend on a stockholder’s specific facts.

The U.S. federal income tax treatment of a redemption of Dune Class A Common Stock in connection with the Business Combination will depend on whether the redemption is treated as a sale of such Dune Class A Common Stock for U.S. federal income tax purposes, which will depend largely on the total number of shares of our stock treated as held by the stockholder electing to redeem Dune Class A Common Stock (including any shares of stock constructively owned by the holder as a result of owning private placement warrants or public warrants or otherwise) relative to all shares of our stock outstanding both before and after the redemption. If such redemption is not treated as a sale of Dune Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution of cash from us. For more information about the U.S. federal income tax treatment of the redemption of Dune Class A Common Stock, see the section below entitled “Material U.S. Federal Income Tax Considerations of the Redemptions to Holders of Dune Class A Common Stock — U.S. Holders” or “Material U.S. Federal Income Tax Considerations of the Redemptions to Holders of Dune Class A Common Stock — Non-U.S. Holders,” as applicable.

The only principal asset of New TradeZero following the Business Combination will be its equity interest in TradeZero and accordingly, it will depend on distributions from TradeZero to pay taxes and expenses.

Upon consummation of the Business Combination, New TradeZero will be a holding company and will have no material assets other than its equity interests in TradeZero. New TradeZero is not expected to have independent means of generating revenue or cash flow, and its ability to pay its taxes and operating expenses, as well as dividends in the future, if any, will be dependent upon the financial results and cash flows of TradeZero. There can be no assurance that TradeZero will generate sufficient cash flow to distribute funds to New TradeZero, or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit such distributions. If TradeZero does not distribute sufficient funds to New TradeZero to pay its taxes or other liabilities, New TradeZero may default on contractual obligations or have to borrow additional funds. In the event that New TradeZero is required to borrow funds, it could materially adversely affect New TradeZero’s liquidity and financial condition and subject it to additional restrictions imposed by lenders.

As a result of plans to expand New TradeZero’s business operations following the Business Combination, including to jurisdictions in which tax laws may not be favorable, New TradeZero’s obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect New TradeZero’s after-tax profitability and financial results.

In the event that New TradeZero’s business expands domestically or internationally following the Business Combination, New TradeZero’s effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of New TradeZero’s business.

Additionally, after the Business Combination, New TradeZero may be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. New TradeZero’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on New TradeZero’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with New TradeZero’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If New TradeZero does not prevail in any such disagreements, New TradeZero’s profitability may be affected.

New TradeZero’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

If we are unable to complete the Business Combination with TradeZero or another business combination by June 22, 2022, we will cease all operations except for the purpose of winding up, dissolving and liquidating. In connection with winding up, we would redeem the public shares and liquidate the Trust Account, in which case, our public stockholders may only receive approximately $10.00 per share and their warrants will expire worthless. In addition, third-parties may bring claims against us and, as a result, the proceeds held in the Trust Account could be reduced, and the per share liquidation price received by our stockholders could be less than $10.00 per share.

Unless we amend our Current Charter to extend the life of Dune and certain other agreements into which we have entered, if we do not complete an initial business combination by June 22, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as Dune stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In addition, if we fail to complete the Business Combination by June 22, 2022, there will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless, unless we amend our Current Charter to extend the life of Dune and certain other agreements into which we have entered.

Dune and TradeZero will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Dune and TradeZero. These uncertainties may impair Dune’s or TradeZero’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, Dune’s or TradeZero’s business could be harmed.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Current Charter, bylaws and applicable laws. Please see the section entitled “The Business Combination Proposal — The Business Combination and the Merger Agreement — Conditions to the Completion of the Business Combination” for additional information.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in our stockholders’ best interests.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions taken by TradeZero or to waive rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of TradeZero’s businesses, a request by TradeZero to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on TradeZero’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be at our discretion, acting through our Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in this proxy statement may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for us and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, we do not believe there will be any material changes or waivers that our directors and officers would be likely to make after the mailing of this proxy statement. We will circulate a new or amended proxy statement if changes to the terms of the Merger Agreement would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

We are not required to obtain and have not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you will have no assurance from an independent source that the terms of the Business Combination are fair to our company from a financial point of view.

We are not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent valuation or appraisal firm that the consideration we are paying is fair to Dune from a financial point of view. Our Board did not obtain a fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, our Board and our management conducted due diligence on TradeZero and researched the industry in which TradeZero operates and concluded that the Business Combination was in the best interest of our stockholders. Accordingly, our stockholders will be relying solely on the judgment of our Board in determining the value of the Business Combination, and our Board may not have properly valued the business. The lack of third-party fairness opinion may also lead to an increased number of stockholders to vote against the Business Combination or demand redemption of their shares of Dune Class A Common Stock, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — Dune’s Board of Directors’ Reasons for the Approval of the Business Combination.”

We will incur significant transaction and transition costs in connection with the Business Combination.

We have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and recurring costs in connection with operating as a public company following the consummation of the Business Combination. We may incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of Dune, which will be incurring these fees, expenses and costs.

Dune’s transaction expenses as a result of the Business Combination are currently estimated at approximately $              , including $6,037,500 in deferred underwriting commissions to the underwriters of the IPO.

Members of our Board and management team have significant experience as founders, board members, officers or executives of other companies. As a result, certain of those persons have been, may be, or may become, involved in proceedings, investigations and litigation relating to the business affairs of the companies with which they were, are, or may in the future be, affiliated. This may have an adverse effect on us, which may impede our ability to consummate the Business Combination.

During the course of their careers, members of our Board and members of our management team have had significant experience as founders, board members, officers or executives of other companies. As a result of their involvement and positions in these companies, certain persons were, are now, or may in the future become, involved in litigation, investigations or other proceedings relating to the business affairs of such companies or transactions entered into by such companies. Any such litigation, investigations or other proceedings may negatively affect our reputation, which may impede our ability to complete the Business Combination.

We are an emerging growth company and a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the Trust Agreement, the Trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the existing governing documents (A) to modify the substance or timing of our obligation to provide holders of our public stockholders the right to have their shares of Dune Class A Common Stock redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by June 22, 2022 or (B) with respect to any other provision relating to the rights of public stockholders; or (iii) absent our completing an initial business combination by June 22, 2022, our return of the funds held in the Trust Account to our public stockholders as part of our redemption of the public shares.

If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we have not consummated our initial business combination by June 22, 2022, our public stockholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20% of our common stock issued in the IPO, you (or, if a member of such a group, all of the members of the group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of our common stock issued in the IPO without the prior consent of the Company.

The Current Charter provides that a public stockholder, together with any affiliate of that stockholder or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of common stock included in the units sold in our IPO (the “excess shares”) without the prior consent of the Company. In order to determine whether that stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether the stockholder is acting in concert or as a group with any other stockholder. These certifications, together with other public information relating to stock ownership available to the Company at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell these excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to any excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in our IPO and, in order to dispose of excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of the excess shares will appreciate over time following the Business Combination or that the market price of our common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares of Dune Class A Common Stock (including any excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that your decision whether to redeem your shares for a pro rata portion of the Trust Account will put you in a better future economic position.

We can give no assurance as to the price at which you may be able to sell your public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of the Business Combination may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not redeemed your shares. Similarly, if you do not redeem your shares, you will bear the risk of ownership of the public shares after the consummation of the Business Combination, and there can be no assurance that you can sell your shares in the future for a greater amount than the redemption price set forth in this proxy statement. You should consult your own tax and/or financial advisor for assistance on how this may affect your individual situation.

If we are unable to complete the Business Combination, our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete the Business Combination by June 22, 2022, our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that the Sponsor is unable to indemnify (as described below)) and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. These parties may not execute the agreements, or even if they execute the agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such the party’s engagement would be significantly more beneficial to us than any alternative. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters of the IPO, have not executed agreements with us waiving claims to the monies held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that these entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of these creditors. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided, that, this liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not the waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for these indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and believe that the Sponsor’s only assets our securities. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares of Dune Class A Common Stock.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete an initial business combination by June 22, 2022 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of the stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following June 22, 2022 if we do not complete our business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of the stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution.

We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of that date. Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares if we do not complete the Business Combination by June 22, 2022 is not considered a liquidating distribution under Delaware law and the redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover the proceeds, and the members of our Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

Dune may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Dune’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect Dune’s and TradeZero’s respective businesses, financial condition and results of operation.

If Dune’s due diligence investigation of TradeZero was inadequate, then Dune’s stockholders following the consummation of the Business Combination could lose some or all of their investment.

Even though Dune conducted a due diligence investigation of TradeZero that it believed to be reasonable, it cannot be sure that this due diligence uncovered all material issues that may be present inside TradeZero or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of TradeZero and its business and outside of its control will not later arise.

Because New TradeZero will become a public reporting company by means other than a traditional underwritten initial public offering, New TradeZero’s stockholders may face additional risks and uncertainties.

Because New TradeZero will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of New TradeZero Common Stock, and, accordingly, New TradeZero’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of New TradeZero Common Stock, Dune’s stockholders must rely on the information included in this proxy statement. Although Dune performed a due diligence review and investigation of TradeZero in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in New TradeZero because this due diligence investigation may not have uncovered facts that would be important to a potential investor.

In addition, because New TradeZero will not become a public reporting company by means of at traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of New TradeZero. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of New TradeZero than they might if New TradeZero became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New TradeZero as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for New TradeZero Common Stock could have an adverse effect on New TradeZero’s ability to develop a liquid market for New TradeZero Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement, unless otherwise defined below. As used in this unaudited pro forma condensed combined financial information, “TradeZero,” “we,” “us,” or “our” refers to TradeZero Holding Corp. and its consolidated subsidiaries, including TradeZero Bahamas, which serves international clients, and TradeZero America, which serves U.S. clients, prior to the consummation of the business combination.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Dune and TradeZero, adjusted to give effect to the Business Combination and the other events contemplated by the Merger Agreement.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of Dune as of September 30, 2021, and the historical consolidated balance sheet of TradeZero as of September 30, 2021 on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, combines the historical statements of operations of Dune for the period from June 18, 2020 (inception) through December 31, 2020, and the historical consolidated statements of operations of TradeZero for the year ended December 31, 2020 on a pro forma basis as if the Business Combination, the other events contemplated by the Merger Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021, combines the historical consolidated statements of operations of Dune for the nine months ended September 30, 2021, and the historical statements of operations of TradeZero for the nine months ended September 30, 2021 on a pro forma basis as if the Business Combination, the other events contemplated by the Merger Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•        the historical audited financial statements of Dune as of December 31, 2020 and for the period from June 18, 2020 (inception) through December 31, 2020 and the related notes, which are included in Dune’s Annual Report on Form 10-K/A filed with the SEC on December 3, 2021 (the “Dune 10-K/A”);

•        the historical unaudited financial statements of Dune as of and for the nine months ended September 30, 2021 and the related notes, which are included in Dune’s Quarterly Report on Form 10-Q/A filed with the SEC on December 3, 2021 (the “Dune 10-Q/A”);

•        the historical audited consolidated financial statements of TradeZero as of and for the year ended December 31, 2020 and the related notes, which are included in this proxy statement;

•        the historical unaudited consolidated financial statements of TradeZero as of and for the nine months ended September 2021 and the related notes, which are included elsewhere in this proxy statement; and

•        other information relating to Dune and TradeZero contained in this proxy statement, including the Merger Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the Dune 10-K/A and the Dune 10-Q/A entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section of this proxy statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement.

Description of the Business Combination

On October 12, 2021, Dune, Merger Sub, Merger Sub II and TradeZero entered into the Merger Agreement and on January 26, 2022, Dune, Merger Sub, Merger Sub II and TradeZero entered into the First Amendment. Certain terms of the Merger Agreement, which contains customary representations and warranties, covenants, Closing conditions, termination provisions and other terms relating to business combination and the other transactions contemplated thereby, are summarized below.

Merger Consideration

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Closing, (i) each issued and outstanding share of TradeZero Common Stock will automatically be converted into a number of shares of New TradeZero Common Stock equal to the Exchange Ratio, which will be determined by dividing (A) the quotient of (x) $500,000,000 divided by (y) the number of shares of TradeZero Common Stock immediately prior to the Closing (including the shares of TradeZero Common Stock subject to any restricted stock unit awards of TradeZero) by (B) $10.00 per share, (ii) all of the outstanding TradeZero restricted stock unit awards will be converted into New TradeZero restricted stock unit awards on the same terms and conditions as the existing awards (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (1) the number of shares of TradeZero Common Stock underlying the original award and (2) the Exchange Ratio and (iii) and all of the outstanding TradeZero stock option awards will be converted into New TradeZero stock option awards on the same terms and conditions as the existing award (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of (aa) the number of shares of TradeZero Common Stock underlying the original award and (bb) the Exchange Ratio and an exercise price per share of New TradeZero Common Stock subject

Earn Out Shares

In addition, immediately prior to Closing, the holders of TradeZero Common Stock immediately prior to the Closing will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at Closing and $10,000,000 and (ii) $30,000,000. On or as soon as practicable following the Closing, New TradeZero will grant the RSU Earn Out Awards, and the holders of TradeZero Common Stock immediately prior to the Closing and the holders of the RSU Earn Out Awards will have the right to receive a pro-rata share of up to 9,000,000 Earn Out Shares upon the occurrence of certain earn-out triggering events, as follows: (i) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $12.00 per share during the Earn Out Period; (ii) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $15.00 per share during the Earn Out Period; and (iii) 3,000,000 Earn Out Shares upon the date on which the Share Price is equal to or greater than $18.00 per share during the Earn Out Period. For more detailed information on the stock consideration see “The Business Combination Proposal — Consideration to TradeZero Stockholders” and “The Business Combination Proposal — Sources and Uses of Funds for the Business Combination.”

Accounting for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby Dune is treated as the acquired company, and TradeZero is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TradeZero issuing stock for the net assets of Dune, accompanied by a recapitalization. The net assets of Dune will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of TradeZero.

TradeZero has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•        TradeZero’s existing stockholders will have the greatest voting interest in the combined entity with over 65% of the voting interest in all redemption scenarios;

•        TradeZero will have the ability to nominate a majority of the initial members of the New TradeZero Board;

•        TradeZero’s senior management will be the senior management of the combined entity; and

•        TradeZero is the larger entity based on historical operating activity and has the larger employee base.

The Earn Out Shares are expected to meet the requirements for equity classification because they are considered to be indexed to New TradeZero’s common stock and would be classified in stockholders’ equity. Other than a portion of the RSU Earnout Awards subject to ASC 718, New TradeZero will record the fair value of the Earn Out Shares to additional paid-in-capital at the Closing.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New TradeZero upon consummation of the Business Combination, the other events contemplated by the Merger Agreement in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination, the other events contemplated by the Merger Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New TradeZero following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Dune and TradeZero have not had any historical relationship prior to the transactions discussed in this proxy statement. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the Dune stockholders approve the Business Combination. Pursuant to the Current Charter, the public stockholders may elect to redeem their public shares upon the Closing for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. Dune cannot predict how many of its public stockholders will exercise their right to redeem their public shares for cash. Therefore, the unaudited pro forma condensed combined financial information present four redemption scenarios as follows:

•        Assuming No Redemption:    This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

•        Assuming 25% Redemption:    This presentation assumes that 25% of the public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 4,312,500 public shares are redeemed for an aggregate redemption payment of approximately $43,125,000, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021;

•        Assuming 50% Redemption:    This presentation assumes that 50% of the public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 8,625,000 public shares are redeemed for an aggregate redemption payment of approximately $86,250,000, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021; and

•        Assuming Maximum Redemption:    This presentation assumes that 9,250,993 public shares are redeemed for an aggregate redemption payment of approximately $92,521,417, based on $172,521,417 in the Trust Account (including interest earned) and 17,250,000 public shares outstanding as of September 30, 2021.

The four redemption scenarios set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the Closing), (b) the issuance of any shares underlying New TradeZero options or other equity awards that will be held by equity holders of TradeZero following completion of the Business Combination, or (c) Earn Out Shares or RSU Earn Out Awards.

The below summarizes the pro forma New TradeZero Common Stock issued and outstanding immediately following the Business Combination. Because the Earn Out Shares are contingently issuable based upon the price of the New TradeZero Common Stock reaching certain thresholds that have not yet been achieved, the pro forma common stock issued and outstanding immediately after the Business Combination excludes the Earn Out Shares.

	Pro Forma Combined
	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%	Shares	%	Shares	%
New TradeZero public shares	17,250,000	24.1%	12,937,500	19.2%	8,625,000	13.7%	7,997,900	12.8%
New TradeZero (formerly Class B common stock – founder shares(1))	4,312,500	6.0%	4,312,500	6.4%	4,312,500	6.9%	4,312,500	7.0%
New TradeZero shares issued in merger to TradeZero	50,000,000	69.9%	50,000,000	74.4%	50,000,000	79.4%	50,000,000	80.2%
Shares outstanding	71,562,500	100.0%	67,250,000	100.00%	62,937,500	100.0%	62,310,400	100.0%

____________

(1)      All of the Dune Class B Common Stock (the founder shares) will convert into shares of Dune Class A Common Stock at the time of the Closing.

The following table summarizes the total New TradeZero shares issuable to TradeZero stockholders in connection with the Business Combination.

New TradeZero shares issued in merger to TradeZero	50,000,000
Contingent consideration	9,000,000
Total shares potentially issued to TradeZero	59,000,000

Following the Closing, TradeZero’s stockholders will have the right to receive the Earn Out Shares upon the occurrence of certain triggering events, including upon a change in control, as described further in this proxy statement.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	TradeZero (Historical)	DUNE (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
ASSETS
Cash	$18,130	$240	$172,521	(1)	$166,761	$(92,521)	(9)	$74,240
			(1,810)	(3)
			(6,038)	(4)
			(16,282)	(5)
Deposits with and receivables from clearing brokers	36,117	—	—		36,117	—		36,117
Receivables from customers	12,097	—	—		12,097	—		12,097
Receivables from brokers, dealers and security exchanges	996	—	—		996	—		996
Receivable from related party	3,000	—	—		3,000	—		3,000
Equity method investment	548	—	—		548	—		548
Prepaid expenses and other assets	2,827	159	(680)	(5)	2,306	—		2,306
Marketable securities held in Trust Account	—	172,521	(172,521)	(1)	—	—		—
Property, software and equipment, net	7,227	—	—		7,227	—		7,227
Right of use assets – operating leases	530	—	—		530	—		530
Total assets	$81,472	$172,920	$(24,810)		$229,582	$(92,521)		$137,061
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,724	$277	$—		$2,001	$—		$2,001
Payable to customers	38,245	—	—		38,245	—		38,245
Tax liabilities	4,912	—	—		4,912	—		4,912
Operating lease liabilities	531	—	—		531	—		531
Other debt	1,336	—	—		1,336	—		1,336
Due to related party	—	28	—		28	—		28
Deferred underwriting commissions	—	6,038	(6,038)	(4)	—	—		—
Deferred tax liability	891	—	—		891	—		891
Derivative warrant liabilities	—	8,759	(5,606)	(8)	3,153	—		3,153
Total liabilities	47,639	15,102	(11,644)		51,097	—		51,097

Commitments and contingencies
Common stock subject to possible redemption	—	172,500	(172,500)	(2)	—	—		—

Stockholders’ equity
Common stock	—	—	72	(7)	72	(10)	(9)	62
Common stock, Class A	—	—	2	(2)	—	—		—
			—	(7)
			(2)	(7)
Common stock, Class B	—	—	—	(7)	—	—		—
Additional paid-in capital	1,304	—	172,498	(2)	147,694	(92,511)	(9)	55,183
			(16,962)	(5)
			(14,682)	(6)
			(70)	(7)
			5,606	(8)
Accumulated other comprehensive loss	4	—	—		4	—		4
Retained earnings	32,313	(14,682)	(1,810)	(3)	30,503	—		30,503
			14,682	(6)
Stockholders’ equity attributable to common stockholders	33,621	(14,682)	159,334		178,273	(92,521)		85,752
Non-controlling interests	212	—	—		212			212
Total stockholders’ equity	33,833	(14,682)	159,334		178,485	(92,521)		85,964
Total liabilities and stockholders ‘equity	$81,472	$172,920	$(24,810)		$229,582	$(92,521)		$137,061

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	TradeZero (Historical)	DUNE (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue
Fee income	$33,729	$—	$—		$32,729	$—		$32,729
Commission income	16,552	—	—		16,552	—		16,552
Rebate income	4,188	—	—		4,188	—		4,188
Other income	221	—	—		221	—		221
Total revenues	54,690	—	—		54,690	—		54,690

Expenses
Compensation and benefits	19,188	—	896	(1)	20,084	—		20,084
Stock locate fees, clearance and execution fees	11,903	—	—		11,903	—		11,903
Occupancy, equipment, office and other	1,912	—	—		1,912	—		1,912
General and administrative	1,122	150	9,962	(2)	11,234	—		11,234
Consulting and professional fees	1,008	—	—		1,008	—		1,008
Technology, communication and market data services	1,111	—	—		1,111	—		1,111
Marketing	787	—	—		787	—		787
Customer bad debt	327	—	—		327	—		327
Interest	147	—	—		147	—		147
Total expenses	37,505	150	10,858		48,513	—		48,513

Operating income (loss)	17,185	(150)	(10,858)		6,177	—		6,177

Other income (expense)
Change in fair value of warrant liabilities	—	(1,674)	1,023	(3)	(651)	—		(651)
Financing costs – derivative warrant liabilities	—	(469)	463	(3)	(6)	—		(6)
Income on investments held in Trust	—	11	(11)	(4)	—	—		—
Total other income (expense)	—	(2,132)	1,475		(657)	—		(657)
Income (loss) before income taxes	17,185	(2,282)	(9,383)		5,520	—		5,520
Provision for income taxes	4,403	—	—		4,403	—		4,403
Net income (loss)	$12,782	$(2,282)	$(9,383)		$1,117	$—		$1,117

Net income (loss) per share, basic and diluted, redeemable shares		$(0.00)
Net loss per share, basic and diluted, non- redeemable shares		$(0.60)
Weighted average redeemable shares outstanding, basic and diluted		17,250,000
Weighted average non-redeemable shares outstanding, basic and diluted		3,782,143
Net income per share, basic and diluted	$127.82
Weighted average shares outstanding, basic and diluted	100,000

Net income per share, basic and diluted					$0.02			$0.02
Weighted average shares outstanding, basic and diluted			71,562,500	(5)	71,562,500	(9,252,100)	(5)	62,310,400

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share data)

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	TradeZero (Historical)	DUNE (Historical	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue
Fee income	$40,246	$—	$—		$40,246	$—		$40,246
Commission income	20,971	—	—		20,971	—		20,971
Rebate income	6,241	—	—		6,241	—		6,241
Other income	662	—	—		662	—		662
Earnings in equity method investment	—	—	—		—	—		—
Total revenues	68,120	—	—		68,120	—		68,120

Expenses
Compensation and benefits	20,680	—	672	(1)	21,352	—		21,352
Stock locate fees, clearance and execution fees	13,544	—	—		13,544			13,544
Consulting and professional fees	2,336	—	—		2,336	—		2,336
Occupancy, equipment, office and other	1,574	—	—		1,574	—		1,574
General and administrative	1,696	735	—		2,431	—		2,431
Marketing	1,518	—	—		1,518	—		1,518
Technology, communication and market data services	1,449	—	—		1,449	—		1,449
Customer bad debt	170	—	—		170	—		170
Interest	98	—	—		98	—		98
Total expenses	43,065	735	672		44,472			44,472

Operating income (loss)	25,055	(735)	(672)		23,648			23,648

Other income (expense)
Change in fair value of warrant liabilities	—	5,822	(3,643)	(3)	2,179	—		2,179
Other income, net	274	—	—		274	—		274
Income on investments held in Trust	—	89	(89)	(4)	—	—		—
Total other income (expense)	274	5,911	(3,732)		2,453	—		2,453
Income before income taxes	25,329	5,176	(4,404)		26,101	—		26,101
Provision for income taxes	4,439	—	—		4,439			4,439
Net income	$20,890	$5,176	$(4,404)		$21,662	$—		$21,662
Non‒controlling interests	(13)	—	—		(13)	—		(13)
Net income attributable to common stockholders	$20,877	$5,176	$(4,404)		$21,649	—		$21,649

Net income per share, basic and diluted, redeemable shares		$0.24
Net income per share, basic and diluted, non‒redeemable shares		$0.24
Weighted average redeemable shares outstanding, basic and diluted		17,250,000
Weighted average non‒redeemable shares outstanding, basic and diluted		4,312,500
Net income per share, basic	$208.77
Weighted average shares outstanding, basic	100,000
Net income per share, diluted	$208.77
Weighted average shares outstanding, diluted	100,005
Net income per share, basic and diluted					$0.30			$0.35
Weighted average shares outstanding, basic and diluted			71,562,500	(5)	71,562,500	(9,252,100)	(5)	62,310,400

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby Dune is treated as the acquired company, and TradeZero is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TradeZero issuing stock for the net assets of Dune, accompanied by a recapitalization. The net assets of Dune will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of TradeZero.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination and other events contemplated by the Merger Agreement as if they had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021, gives pro forma effect to the Business Combination, the other events contemplated by the Merger Agreement if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information and the accompanying notes have been derived from and should be read in conjunction with:

•        the historical audited financial statements of Dune as of December 31, 2020 and for the period from June 18, 2020 (inception) through December 31, 2020 and the related notes, which are included in the Dune 10-K/A;

•        the historical unaudited financial statements of Dune as of and for the nine months ended September 30, 2021 and the related notes, which are included in the Dune 10-Q/A;

•        the historical audited consolidated financial statements of TradeZero as of and for the year ended December 31, 2020 and the related notes, which are included in this proxy statement;

•        the historical unaudited consolidated financial statements of TradeZero as of and for the nine months ended September 30, 2021 and the related notes, which are included elsewhere in this proxy statement; and

•        other information relating to Dune and TradeZero contained in this proxy statement, including the Merger Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the Dune 10-K/A and the Dune 10-Q/A entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section of this proxy statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this proxy statement. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the New TradeZero’s additional paid-in capital and are assumed to be cash settled.

2. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(1)    Reflects the liquidation and reclassification of cash and investments held in the Trust Account (as defined in this proxy statement) that became available for general use by New TradeZero following the Business Combination.

(2)    Reflects the transfer of Dune’s Class A common stock subject to possible redemptions as of September 30, 2021 to permanent equity.

(3)    Reflects the distribution of $1.8 million in cash to Dune’s Class A common stockholders.

(4)    Reflects the settlement of $6.0 million deferred commissions payable.

(5)    Represents preliminary estimated transaction costs to be incurred by TradeZero and Dune of $7.0 million and $10.0 million, respectively, for legal, financial advisory and other professional fees. The Dune estimated transaction costs exclude the deferred underwriting commissions as described in (4) above.

For the TradeZero transaction costs:

•        $680,000 was deferred in prepaid expenses and other assets and paid by TradeZero as of September 30, 2021

•        $6.3 million was reflected as a reduction of cash

For the Dune transaction costs:

•        $10.0 million was reflected as a reduction of cash

•        The amount of total estimated Dune transaction costs recognized by Dune through September 30, 2021 was not material. The costs expensed through retained earnings are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

(6)    Reflects the elimination of Dune’s retained earnings of $14.7 million to additional paid-in capital.

(7)    Reflects the conversion of Dune’s Class B Common Stock to Dune Class A Common Stock and reflects the recapitalization of equity as a result of the exchange of TradeZero Common Stock for New TradeZero Common Stock at the Exchange Ratio.

(8)    Reflects the reclassification of the public warrants’ derivative warrant liability of $5.6 million to equity. Dune’s public warrants are expected to be equity classified upon consummation of the Business Combination.

(9)    Reflects the maximum redemption of 9,250,993 shares of Class A Common Stock at a redemption price of approximately $10.00 per share, totaling approximately $92,521,417.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 are as follows:

(1)    Reflects an adjustment for the amortization of approximately 450,000 RSU Earnout Shares. The estimated fair value of these shares was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes. The preliminary estimated fair value was determined using the most reliable information available. The assumptions used in the preliminary valuation, which are subject to change at the closing, were as follows: current stock price of $10.00, expected volatility of 40%, risk-free interest rate of 0.55%, expected term of three years and expected dividend yield of zero.

(2)    Reflects an adjustment for the transaction costs as if the Business Combination had been consummated on January 1, 2020.

(3)    Reflects an adjustment to the “Change in the fair value of warrant liabilities” and “Financing costs — derivative warrant liabilities” related to the change in public warrant liability classification to equity.

(4)    Reflects an adjustment to eliminate interest income related to the Trust Account.

(5)    Reflects the increase in the weighted average shares of Common Stock outstanding due to the issuance of Common Stock in connection with the Business Combination, which is described further in Note 3.

3. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares of Dune common stock outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming the shares were outstanding since January 1, 2020. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. No unexercised stock options and warrants were included in the earnings per share calculation as they would be anti-dilutive.

	For the Nine Months Ended September 30, 2021
	Pro Forma Combined
	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net income	$21,649,000	$21,649,000
Weighted average shares outstanding – basic and diluted	71,562,500	62,310,400
Net income per share – basic and diluted	$0.30	$0.35
	Year Ended December 31, 2020
	Pro Forma Combined
	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net income	$1,117,000	$1,117,000
Weighted average shares outstanding – basic and diluted	71,562,500	62,310,400
Net income per share – basic and diluted	$0.02	$0.02

New TradeZero public shares	17,250,000	7,997,900
New TradeZero (formerly Class B common stock – founder shares(1))	4,312,500	4,312,500
New TradeZero shares issued in merger to TradeZero	50,000,000	50,000,000
Shares outstanding	71,562,500	62,310,400

____________

(1)      All of the Dune Class B Common Stock (the founder shares) will convert into shares of Dune Class A Common Stock at the time of the Closing.

The following Dune common stock equivalents are excluded from the computation of pro forma diluted net income per share for all the periods and scenarios presented because including them would have an anti-dilutive effect.

Public warrants	8,625,000
Private warrants	4,850,000
13,475,000

The Earn Out Shares are excluded from the calculation of pro forma net loss per share and the anti-dilutive table for all the periods and scenarios presented as such shares are contingently issuable until the share price of New TradeZero exceeds specified thresholds that have not yet been achieved, or upon the occurrence of a change in control.

THE SPECIAL MEETING

Overview

This proxy statement is being provided to our stockholders as part of a solicitation of proxies by our Board for use at the Special Meeting to be convened on             , 2022 and at any adjournments or postponements of such meeting. This proxy statement is being furnished to our stockholders on or about             , 2022.

Date, Time and Place of the Special Meeting

The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at             , New York City time, on             , 2022, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting https://www.cstproxy.com/duneacq/2022 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental. Because the Special Meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Proposals

At the Special Meeting, our stockholders will vote upon:

•        the Business Combination Proposal;

•        the Stock Issuance Proposal;

•        the Charter Amendment Proposals;

•        the Advisory Charter Proposals;

•        the Incentive Plan Proposal;

•        the ESPP Proposal;

•        the Director Election Proposal; and

•        the Adjournment Proposal.

DUNE’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE DUNE STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE AND “FOR” EACH OF THE DIRECTOR NOMINEES.

Record Date; Outstanding Shares; Shares Entitled to Vote

We have fixed the close of business on             , 2022 as the “record date” for determining our stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on             , 2022, the record date, there were 21,562,500 of our Shares outstanding and entitled to vote. Each of our stockholders is entitled to one vote per share at the Special Meeting.

Quorum

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of our Shares are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and Dune Board Recommendation

The Business Combination Proposal

Our stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Business Combination. You should carefully read this proxy statement in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Merger Agreement and the First Amendment, which are attached as Annex A and Annex E to this proxy statement, respectively.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

The Business Combination Proposal is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals.

DUNE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Stock Issuance Proposal

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

The Stock Issuance Proposal is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals.

DUNE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

The Charter Amendment Proposals

Approval of Charter Amendment Proposal A requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock and Dune Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

Approval of each of Charter Amendment Proposal B and Charter Amendment Proposal C requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” these proposals.

Charter Amendment Proposal A is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals; however, approval of each of Charter Amendment Proposal B and Charter Amendment Proposal C is not a Condition Precedent Proposal. Therefore, the Business Combination can still be consummated if the Condition Precedent Proposals are all approved but Charter Amendment Proposal B and Charter Amendment Proposal C fail to gain sufficient votes.

DUNE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER AMENDMENT PROPOSALS.

The Advisory Charter Proposals

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the proposal.

DUNE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY CHARTER PROPOSALS.

The Incentive Plan Proposal

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

The Incentive Plan Proposal is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals.

DUNE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

The ESPP Proposal

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the proposal.

The ESPP Proposal is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals.

DUNE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ESPP PROPOSAL.

The Director Election Proposal

The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of Dune Class A Common Stock and Dune Class B Common Stock cast by the Company’s stockholders present in person or by proxy at the virtual Special Meeting and entitled to vote thereon, voting as a single class. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Dune stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes have no effect on the proposal.

The election of the director nominees in the Director Election Proposal is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals.

DUNE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

Adjournment Proposal

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Dune stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the proposal.

DUNE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Voting Your Shares

Our stockholders may vote electronically at the Special Meeting by visiting https://www.cstproxy.com/duneacq/2022 or by proxy. We recommend that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your Dune Shares are owned directly in your name with Continental, our Transfer Agent, you are considered, with respect to those shares, the “stockholder of record.” If your Dune Shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a Dune stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Merger Agreement and the other proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•        by submitting a properly executed proxy card or voting instruction form by mail; or

•        electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Shares Held in Street Name

If your Dune Shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your Dune Shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of Dune Shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.

Revoking Your Proxy

If you are a Dune stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•        timely delivering a written revocation letter to the Corporate Secretary of Dune;

•        signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•        attending the Special Meeting and voting electronically by visiting the website established for that purpose at https://www.cstproxy.com/duneacq/2022 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) Dune stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by Dune’s Officers and Directors

As of the record date, our Sponsor, whose members include our officers and directors, had the right to vote 4,132,500 of our Shares, representing 20% of the Dune Shares then outstanding and entitled to vote at the meeting. Our Sponsor, directors and members of the management team have entered into a letter agreement with us, and our Sponsor has entered into the Sponsor Agreement, to vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposals, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the New TradeZero Board and “FOR” the approval of the Adjournment Proposal.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any public stockholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of the public shares without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Our Sponsor and our officers and directors will not have redemption rights with respect to any our Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

•        (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•        prior to             , New York City time, on             , 2022 (two business days prior to the scheduled vote at the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that we redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

•        If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their public shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with Dune’s consent, until the Closing. Furthermore, if a holder of public shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Dune instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement.

If the Business Combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares of Dune Class A Common Stock. In such case, Dune will promptly return any public shares previously delivered by public holders.

For illustrative purposes, based on the cash held in the Trust Account on September 30, 2021 of $172,521,417, the estimated per share redemption price would have been approximately $10.00 per public share. Prior to exercising redemption rights, public stockholders should verify the market price of Dune Shares as they may receive higher proceeds from the sale of their shares of Dune Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Dune cannot assure its stockholders that they will be able to sell their shares of Dune Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares of Dune Class A Common Stock.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your Dune Shares (either physically or electronically) to the transfer agent, in each case prior to             , New York City time, on             , 2022 (two business days prior to the scheduled vote at the Special Meeting), the deadline for submitting redemption requests, and the Business Combination is consummated.

Immediately following the Closing, New TradeZero will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Dune stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of Dune Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of Dune Class A Common Stock, which will become an equal number of shares of New TradeZero Common Stock after giving effect to the Business Combination). Holders of Dune Class A Common Stock may vote against the Business Combination Proposal or redeem their Dune Shares if they are not in favor of the adoption of the Merger Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of Dune Class B Common Stock because they have agreed to vote in favor of the Business Combination. Our warrant holders are not entitled to dissenters’ rights or appraisal rights in connection with the Business Combination under the DGCL.

Potential Purchases of Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding us or our securities, our Sponsor, directors, officers, advisors and/or their affiliates, and TradeZero and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) Dune satisfies the Available Closing SPAC Cash condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by our Sponsor for nominal value.

Costs of Solicitation

We will bear the cost of soliciting proxies from our stockholders.

We will solicit proxies by mail. In addition, our directors, officers and employees may solicit proxies from Dune stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. We will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Dune Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

We have engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. We have agreed to pay Morrow a fee of $30,000, plus disbursements. We will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

We are not aware of any other business to be acted upon at the Special Meeting. If, however other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as our Board may recommend.

Attendance

Only our stockholders on the record date or persons holding a written proxy for any stockholder or account of Dune as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. If you hold your Dune Shares in your name as a stockholder of record and you wish to attend the Special Meeting, please visit https://www.cstproxy.com/duneacq/2022 and enter the control number found on your proxy card. If your Dune Shares are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow, the proxy solicitation agent for Dune, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DUNE.info@investor.morrowsodali.com.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the First Amendment, which are attached as Annex A and Annex E to this proxy statement, respectively. Please see the subsection entitled “The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement and the First Amendment in their entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote for the proposal by the holders of a majority of the shares of Dune Class A Common Stock and Dune Class B Common Stock who, being present (online) or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting, voting as a single class.

Background of the Business Combination

The terms of the Business Combination are the results of negotiations between the representatives of Dune and TradeZero. The following is a brief description of the background of these negotiations and the resulting Business Combination.

Dune was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Dune was incorporated under the laws of the State of Delaware on June 18, 2020.

On December 22, 2020, Dune closed its IPO of 17,250,000 units, with each unit consisting of one share of Dune Class A Common Stock and one-half of one public warrant. Each whole warrant is exercisable for one share of Dune Class A Common Stock at a purchase price of $11.50 per share, subject to adjustment as provided in Dune’s final prospectus filed with the SEC on December 21, 2020 (Registration Nos. 333-248698 and 333-251450). The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $172,500,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO, Dune completed a private placement of 4,850,000 private placement warrants issued to the Sponsor, generating total proceeds of $4,850,000. A total of $172,500,000 from the net proceeds from the IPO and the private placement were placed in the Trust Account. The underwriters’ over-allotment option was exercised in full.

Prior to the consummation of the IPO, neither Dune, nor anyone acting on our behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target with respect to consummating an initial business combination with Dune.

After the IPO, Dune’s officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of Dune were contacted by, and representatives of Dune contacted numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. Dune’s officers and directors and their affiliates also brought to Dune’s attention target business candidates. During this search process, Dune reviewed more than 70 acquisition opportunities, primarily comprised of targets in the financial technology sector, and delivered initial drafts of letters of intent to six of such companies, including TradeZero. Other than as described below with respect to TradeZero, the delivery of such initial drafts of letters of intent did not result in substantive negotiations with such companies. Confidentiality agreements entered into with potential target businesses were individually negotiated on customary terms.

On April 20, 2021, Dune and PJT had a call to discuss potential targets in the financial technology sector, including a potential unnamed target, which was described as a high-growth and profitable trading platform looking to raise its first round of outside capital.

On April 21, 2021, Dune indicated that it would be interested in learning more about this potential target and, with the consent of TradeZero, received a draft of a non-disclosure agreement that disclosed the name of this target as TradeZero.

On May 13, 2021, following Dune’s review of TradeZero’s draft non-disclosure agreement, which did not require substantive negotiation due to its customary and reasonable terms, TradeZero and Dune executed the non-disclosure agreement and a full investment memorandum describing TradeZero was sent to Dune.

Between May 13, 2021 and June 7, 2021, Dune’s management team conducted extensive due diligence on TradeZero, including (i) an in-depth review of the financial models prepared by TradeZero’s management, which focused on a granular review of projected revenue, customer trading value, churn, client onboarding, and operating margins; (ii) research on the brokerage market and competitive companies; and (iii) an in depth valuation of TradeZero considering numerous valuation methodologies as well as a comparative analysis to other existing or soon to be publicly traded brokerage companies.

On May 19, 2021, Mr. Glatt had a virtual meeting with members of TradeZero’s leadership team including Daniel Pipitone, TradeZero’s Co-Founder and Chief Executive Officer. During the meeting, the TradeZero team, led by Mr. Pipitone, provided a comprehensive overview of TradeZero’s business, including its company history, strategic roadmap, and financial summary.

On May 25, 2021, members of Dune’s management team held a virtual technical due diligence session to review TradeZero’s software and full suite of offerings. Shortly thereafter, TradeZero’s financial advisor, Appleby, provided materials to Dune and PJT, including TradeZero’s financial model and a churn analysis. TradeZero had previously engaged Appleby on February 12, 2021 as its financial advisor in connection with an exploration of strategic alternatives, including a possible business combination. Separately, PJT shared with Dune a preliminary public company comparables analysis.

On June 1, 2021, Mr. Glatt sent a comprehensive list of initial due diligence questions based on Dune’s review of the financial model to TradeZero and Appleby, and TradeZero and Appleby provided detailed responses through June 2, 2021.

On June 2, 2021, Mr. Glatt sent an update to the Dune Board, highlighting, among other potential business combination opportunities being diligenced, TradeZero. In connection with his discussion with the Dune Board, Mr. Glatt provided all due diligence materials received to date for the Dune Board’s review and proposed a due diligence call with TradeZero management for the following week prior to submitting any letter of intent.

On June 7, 2021, Mr. Glatt, alongside Dune Board members Igor Fuks, William Nance, and Jeron Smith, held another virtual due diligence session with the TradeZero management team and Appleby to discuss TradeZero’s April and May performance and current market trends. Shortly thereafter, Mr. Glatt sent to the Dune Board a draft letter of intent for TradeZero and connected directly with the members of the Dune Board, all of whom were supportive of submitting the letter of intent.

On June 7, 2021, Mr. Glatt submitted Dune’s initial letter of intent (the “LOI”) to TradeZero. The LOI valued TradeZero at a fully-diluted pre-money equity valuation of $605,000,000, with the TradeZero stockholders rolling over 100% of their equity in the transaction. The LOI also proposed a three-year earn-out for up to an additional 5,000,000 shares of consideration in two tranches (2,500,000 shares at a $15.00 per share threshold and 2,500,000 shares at an $18.00 per share threshold). The LOI also contemplated a potential private placement of up to $50,000,000, for illustrative purposes. The LOI proposed a board of directors of the post-combination company of at least five members, with Messrs. Glatt and Nance from the Dune Board serving as two of the independent directors with relevant operating expertise, and TradeZero having the right to propose two other independent directors, alongside Mr. Pipitone, as an Executive Director.

On June 8, 2021, Dune and PJT provided TradeZero and Appleby a supplement to the LOI that included a pro-forma fully diluted capitalization table. At a $605,000,000 pre-money valuation, the TradeZero stockholders would own approximately 70% of the post-combination business.

Between June 8, 2021 and June 14, 2021, PJT and Appleby discussed the terms of the LOI with their respective clients, and on June 14, 2021, Appleby sent TradeZero’s counterproposal maintaining the $605,000,000 pre-money valuation and proposing an earn-out of 15,000,000 shares in two tranches (7,500,000 shares at a $12.00 per share threshold and 7,500,000 shares at a $14.00 per share threshold), cash considerations from the Trust Account to the TradeZero stockholders of $50,000,000, and an additional cash disbursement of $30,000,000 to the TradeZero stockholders at the Closing.

Between June 14, 2021 and June 15, 2021, Dune discussed the proposed TradeZero business combination proposal and contemplated counterproposals with Winston & Strawn LLP, its M&A legal counsel (“W&S”), White & Case LLP, its capital markets legal counsel (“W&C”) and PJT, and on June 16, 2021, Mr. Glatt and Mr. Pipitone discussed a potential counterproposal of an earn-out of 9,000,000 shares in three tranches (3,000,000 shares allocated at each threshold of $12.00 per share, $15.00 per share, and $18.00 per share), a cash disbursement to the TradeZero stockholders at Closing of $15,000,000 if TradeZero had at least $30,000,000 of cash on its balance sheet at Closing or $25,000,000 if TradeZero had at least $50,000,000 of cash on its balance sheet at Closing, and no cash consideration from the Trust Account. It was also mutually agreed by Dune and TradeZero not to pursue a private placement of Dune Class A Common Stock given the potential dilutive effects to the price to earnings calculation and overburdening the balance sheet with capital given the positive free cash flow of TradeZero.

On June 22, 2021, Dune received a revised draft of the LOI from TradeZero with substantially similar terms to the discussion held on June 16, 2021. In addition, the LOI increased the size of the proposed board of directors of the post-combination company to seven members composed of Messrs. Pipitone, Muscatella, Glatt and Nance, two independent directors nominated by TradeZero and one independent director nominated by Dune, and extended the proposed earn-out period from three years to five years.

On June 23, 2021, the Dune Board held a board meeting to discuss the proposed adjustments to the LOI sent on June 22, 2021 and approved a counterproposal for Mr. Glatt to discuss with Mr. Pipitone.

On June 24, 2021, Mr. Glatt and Mr. Pipitone discussed a potential counterproposal, including changing the length of the earn-out period back to three years.

On June 25, 2021, Mr. Glatt and Mr. Pipitone fully executed and countersigned the LOI, which included (i) a $605,000,000 pre-money valuation, (ii) an earn-out of 9,000,000 shares in three tranches (3,000,000 shares allocated at each threshold of $12.00 per share, $15.00 per share, and $18.00 per share) over a three year period, (iii) a seven member board of directors of the post-combination company composed of Messrs. Pipitone, Muscatella, Glatt and Nance, two independent directors nominated by TradeZero and one independent director nominated by Dune and (iv) an exclusivity period expiring on August 15, 2021. The fully executed LOI was sent to Dune’s M&A legal counsel, W&S and to TradeZero’s legal counsel, Vinson & Elkins L.L.P. (“V&E”). All other potential transactions were abandoned following the execution of the LOI due to the LOI’s mutual exclusivity provision.

On June 28, 2021, Dune, TradeZero, PJT, and Appleby had an all-hands business organization call to discuss a proposed timeline to announcement, continued due diligence, preparation of an organizational system for sharing diligence requests and responses and a preliminary outline of the investor presentation. After the call, PJT sent a list of financial due diligence questions to Appleby and TradeZero.

On June 29, 2021, Mr. Glatt came to TradeZero’s offices in Brooklyn, New York for an on-site due diligence session. There, he met with senior members of the TradeZero management team, including Mr. Pipitone and John Ferrara, another TradeZero Co-Founder.

On July 2, 2021, PJT assisted Dune in setting up a shared folder system for providing diligence requests and responses relating to TradeZero.

On July 6, 2021, W&S and W&C, received access to the shared diligence folder and began to conduct legal due diligence, including a review of the capitalization and material contracts of TradeZero.

On July 8, 2021, PJT was formally engaged as Dune’s financial advisor in connection with the potential business combination.

On July 8, 2021, Mr. Glatt introduced TradeZero to Chord Advisors, LLC to assist TradeZero in preparing interim financial statements and close out any remaining audits, and review go forward tax provisioning.

On July 12, 2021, Dune held an offsite in-person meeting with members of the TradeZero management team including Mr. Pipitone, Mr. Ferrara, and Kosta Corriveau.

Between July 2, 2021 and July 20, 2021, TradeZero’s review of the brokerage and retail market highlighted a softness in trading volume relative to the first quarter. Dune and TradeZero developed more conservative modeling projections for TradeZero for the second half of 2021 and outer years based off of the new volume trends. As a result of the changed projections, Dune requested that TradeZero lower the pre-money valuation by $100,000,000 to $505,000,000.

On July 20, 2021, Mr. Pipitone sent an email to Mr. Glatt agreeing to lower the pre-money valuation to $505,000,000 if Dune would provide TradeZero a minimum cash condition of Dune of $125,000,000 and a cash disbursement of $40,000,000 to the TradeZero stockholders at Closing.

On July 22, 2021, Dune sent TradeZero a draft of an amended and restated LOI (the “A&R LOI”), which included (i) a pre-money valuation of $505,000,000, (ii) a minimum cash condition of Dune of $80,000,000, (iii) a cash disbursement of $30,000,000 to the TradeZero stockholders at Closing if TradeZero has at least $40,000,000 in cash on its balance sheet at closing, and (iv) cash consideration of $10,000,000 from the Trust Account to the TradeZero stockholders if the Trust Account has at least $125,000,000 at closing after any redemptions of public shares but prior to the payment of any transaction expenses. Dune proposed the $80,000,0000 minimum cash condition with the view that such amount would provide TradeZero with the requisite amount of cash on its balance sheet for necessary regulatory capital while also providing Dune with an appropriate level of transaction execution certainty, considering the amount of public stockholder redemptions in other recent SPAC business combinations.

On July 22, 2021, Dune engaged Marcum LLP to conduct detailed financial due diligence including a Quality of Earnings report and a review of TradeZero’s taxes.

On July 22, 2021, Dune engaged Global Risk & Investigative Diligence, LLC to run background checks on key TradeZero executives and management.

Between July 21, 2021 and July 28, 2021, Dune and TradeZero and their respective legal counsel discussed the terms of the A&R LOI, and on July 28, 2021, Dune and TradeZero executed the A&R LOI, which reflected (i) a pre-money valuation of $505,000,000, (ii) a monthly cash distribution of $590,000 from TradeZero’s cash balance to the TradeZero stockholders until Closing, (iii) a cash disbursement of $30,000,000 to the TradeZero stockholders at Closing, (iv) an $80,000,000 minimum cash condition of Dune and (v) an exclusivity period expiring on August 31, 2021.

On July 30, 2021, W&S sent to V&E an initial legal due diligence request list that incorporated the review of the legal documents in the shared diligence folder through such date, and TradeZero began to upload responsive documentation and responses to the shared diligence folder. In parallel with the diligence process, W&S began work on an initial draft of the Merger Agreement.

On August 3, 2021, Dune, TradeZero, V&E, W&S, and W&C held an all-hands call to organize the respective teams and discuss the legal due diligence process and the drafting of the Merger Agreement.

On August 3, 2021, W&S provided the first draft of the Merger Agreement to V&E, the proposed terms of which V&E began to review with TradeZero. Following receipt of the initial draft of the Merger Agreement, the parties and their respective legal counsel negotiated the Merger Agreement and prepared and negotiated the related transaction agreements and disclosure schedules and Dune, TradeZero, V&E, W&S, W&C, PJT, and Appleby had several virtual conference calls to sync on all workstreams through announcement of the Business Combination.

On August 14, 2021, V&E provided a revised draft of the Merger Agreement. In total, W&S and V&E exchanged 13 drafts of the Merger Agreement prior to execution thereof. The focus of negotiations related to the breadth and depth of both the representations and warranties and the interim operating covenants. Other key points of negotiation included the treatment of restricted stock units of TradeZero, the flexibility afforded to Dune to seek alternative financing and the minimum cash condition, including the impact of the $30,000,000 cash disbursement to the TradeZero stockholders at Closing.

On August 30, 2021, Dune and TradeZero amended the A&R LOI to extend the exclusivity period from August 31, 2021 to September 21, 2021. Dune included an extension fee payable by TradeZero if a deal is not consummated prior to the expiration of the exclusivity period and TradeZero included the right to be able to pursue an unsecured credit facility in an amount up to $25,000,000 prior to Closing.

On September 2, 2021, Dune engaged GrahamThompson Attorneys (“GTA”) as legal counsel to conduct legal due diligence and provide review definitive documentation under Bahamian law. Once engaged, GTA was provided access to the shared diligence folder and commenced diligence of TradeZero’s operations in the Bahamas.

On September 2, 2021, W&S provided initial drafts of the Support Agreement, Sponsor Agreement and Lock-up Agreement to V&E, the proposed terms of which V&E began to review with TradeZero.

On September 6, 2021, V&E provided an initial draft of the A&R Registration Rights Agreement to W&S and W&C, the proposed terms of which W&S and W&C began to review with Dune.

On September 10, 2021, Dune held a board meeting to discuss the legal and financial due diligence process. The Dune Board reiterated their interest in pursuing a transaction with TradeZero after the call.

On September 10, 2021, the TradeZero management team and V&E held an extensive virtual legal due diligence session with members of Dune, W&S and GTA. Following the virtual legal due diligence session and until the execution of the Merger Agreement, W&S and GTA sent V&E and TradeZero multiple supplemental legal due diligence questions, to which TradeZero continually provided responses. During the diligence process, over 8,000 documents were uploaded by TradeZero and its advisors for review.

On September 11, 2021, V&E provided an initial draft of the Nomination Agreement to W&S and W&C, the proposed terms of which W&S and W&C began to review with Dune.

During the week of September 13, 2021, Appleby and TradeZero updated the financial model of TradeZero to reflect the changed projections and to incorporate updated trends in trading volume, operating costs in conjunction with closing, transaction expenses, and tax provisioning and provided the updated financial model to Dune.

On September 20, 2021, Dune, TradeZero, V&E, W&S, W&C, PJT, and Appleby held multiple virtual conferences to discuss the updated financial model and the material open points on the Merger Agreement. Following such discussions, Dune and TradeZero agreed that (i) the net proceeds obtained by TradeZero as a result of any debt financing arrangements entered into by TradeZero prior to Closing that would remain outstanding following the Closing would count as cash towards Dune’s minimum cash condition and (ii) Dune may enter into certain arrangements relating to a private placement of Dune Class A Common Stock prior to Closing.

On September 21, 2021, Dune requested that the exclusivity period be extended to September 28, 2021, with an additional extension to October 6, 2021 upon mutual written agreement of Dune and TradeZero. TradeZero agreed to the foregoing terms, so long as Dune waived its right to the extension fee, which was reflected in an amended A&R LOI.

On September 30, 2021, the TradeZero management team and V&E held an extensive virtual legal due diligence session with members of Dune and W&S discuss open legal due diligence questions related to regulatory compliance.

On October 4, 2021, TradeZero provided Dune with a further updated financial model to reflect more conservative projections to incorporate updated trends in trading volume of TradeZero and the industry as a whole.

On October 4, 2021, the Dune Board held a virtual conference with PJT and W&S in attendance to review the latest legal and financial due diligence materials as well as to receive an update on the Merger Agreement.

From October 4, 2021 to October 7, 2021, Mr. Glatt and Mr. Pipitone held discussions regarding what adjustments to the deal terms, if any, would be appropriate in light of the further updated financial model and agreed on October 7, 2021 that TradeZero’s pre-money equity value would be reduced to $500,000,000.

On October 9, 2021, the Dune Board received the final updated financial model, reflecting TradeZero’s trends and projections and the industry as a whole.

During the evening on October 11, 2021, the Dune Board, with representatives of PJT, W&S, and W&C present, met virtually to discuss the Business Combination, including a detailed discussion of the forms of the Merger Agreement and related transaction agreements. The Dune Board reviewed the proposed terms of the Merger Agreement and related transaction agreements that had been negotiated with TradeZero and its representatives. The Dune Board then discussed other factors, including those described below under the caption “The Business Combination Proposal — Dune’s Board of Directors’ Reasons for the Approval of the Business Combination.” At the end of the meeting, the Merger Agreement and related transaction agreements were unanimously approved by the Dune Board, subject to final negotiations and modifications, and the Dune Board determined to recommend the approval of the Merger Agreement and related transaction agreements to Dune stockholders.

On October 12, 2021, the Merger Agreements and certain related transaction agreements were executed. Following the execution of the agreements and prior to the market open on October 12, 2021, Dune and TradeZero issued a joint press release announcing the execution of the Merger Agreement and certain related transaction agreements. Shortly thereafter, Dune filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.

On January 26, 2022, Dune, Merger Sub, Merger Sub II and TradeZero entered into the First Amendment, by which the Merger Agreement was amended to (i) clarify that, upon the occurrence of a sale during the Earn Out Period of more than 50% of the total voting power of New TradeZero or all or substantially all of the assets of New TradeZero, the dilutive effect of any Earn Out Shares to be issued in connection with such sale must be taken into account when calculating the Share Price to determine if any triggering events for Earn Out Shares have been achieved, (ii) provide that if any Earn Out Shares are forfeited pursuant to the terms of any applicable RSU Earn Out Awards, such Earn Out Shares shall not be redistributed to the holders of TradeZero Common Stock and (iii) clarify that each of Charter Amendment Proposal B and Charter Amendment Proposal C are not Condition Precedent Proposals.

Dune’s Board of Directors’ Reasons for the Approval of the Business Combination

On October 11, 2021, the Dune Board unanimously (i) approved the signing of the Merger Agreement and the transactions contemplated thereby and (ii) directed that the Merger Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to our stockholders for approval and adoption, and recommended that our stockholders approve and adopt the Merger Agreement, related transaction documentation and such other proposals. Before reaching its decision, our board reviewed the results of management’s due diligence, which included:

•        public research on industry trends, trading volume projections and other industry factors;

•        extensive meetings, calls, and virtual conferences with TradeZero’s management team and representatives regarding operations, company services, financial prospects, the pipeline of potential new programs and applications, among other customary due diligence matters;

•        personal visits to TradeZero’s headquarters in Brooklyn, New York;

•        review of TradeZero’s material business corporate books and records, government regulations and filings, intellectual property and information technology and certain other legal and environmental due diligence;

•        financial and accounting diligence; and

•        refinement of the financial model in conjunction with management of TradeZero and Appleby.

Our Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, our Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of our Board may have given different weight to different factors in their evaluation of the Business Combination.

In the prospectus for the IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines.

•        Target Enterprise Value:    Dune intended to target entities whose enterprise value is between $300,000,000 and $1,000,000,000. These companies have a domestic and international following, which we believe offers long-term risk-adjusted return potential;

•        Focus:    Dune intended to pursue companies in the software industry and Fintech sector, which we have demonstrated accomplishments and “pattern recognition” knowledge. Our management team’s multifaceted expertise in assessing a target’s technology and their potential for disruption are key in evaluating business transaction candidates swiftly and adequately;

•        Total Addressable Market:    Dune intended to focus on investments that we believe present attractive prospects for both near-term and long-term secular market expansion. Companies should either have a sizable market share in their segment or operate in a largely greenfield market in order to be able to achieve market leadership. We also intended to seek companies in industries that are benefiting from strong macro tailwinds such that the markets in which they operate are constantly growing, ultimately driving a company’s ability to sustain strong revenue growth rates for years. They should also have defensible proprietary technology and intellectual property rights;

•        Disciplined Organic Growth and Profitable Unit Economics:    Dune intended to seek targets who have shown consistent organic revenue growth while also acquiring customers profitably over the long-term. We sought to find a company that has taken and will continue to take a balanced approach between growth and acquiring customers at a cost that can be recouped quickly while also driving customer lifetime value. Ability to generate continued strong organic growth as well as an ability to manage free cash flow are key characteristics of a target company;

•        Management:    Dune intended to seek companies with proven and accomplished management teams as we recognize they are the subject matter experts and proven drivers of the target business who may also be eager to benefit from our management team’s expertise. We intended to devote significant resources to analyzing and reaching alignment among a target’s management team and its stakeholders, a paramount element to successful execution of any business plan;

•        Operational Maturity:    Dune intended to select companies with initial public company-ready infrastructure, including the requisite compliance, financial controls and reporting processes in place needed for the regulatory constraints of a public entity;

•        Benefit from Being Public:    Dune sought to work with management and stockholders who aspire to have their company become a public entity and generate substantial wealth creation. The benefits of transitioning from a private to a public entity may include a broader access to debt and equity providers, liquidity for employees and potential acquisitions, and expanded branding in the marketplace;

•        Appropriate Valuations:    Dune intended to be rigorous, disciplined, and valuation-centric investors, with a keen understanding of market value. We expected to enter a business combination only if it pairs significant upside potential with limited downside risks.

•        Stable, Recurring Revenue:    Dune intended to target companies that operate a Software as a Service model, generating subscription revenue with annual or multi-year contracts;

•        Opportunity for Strategic or Operational Enhancement:    Dune intended to leverage our team’s expertise and extensive networks in the software industry to drive ongoing value creation. We intended to seek management teams with the interest and ability to execute on accretive strategic opportunities, including acquisitions of companies that enhance stockholder value;

•        Strong Barriers to Entry with Defensible Market Position:    Dune intended to select a target that has defensible proprietary technology and intellectual property rights or a first mover advantage. The target should also have embedded characteristics to support continued pricing power of its products;

•        High Customer Retention Rates:    Dune intended to acquire a target that has a stable and growing customer base with long-term subscription-based revenues, minimal churn and the ability to up-sell and cross-sell expansions with its existing customers;

•        Strong Gross Margin Profile and Potential for High Cash Flow Conversion:    Dune intended to acquire a target with an efficient cost structure and strong gross margin profile representative of a product company operating with a multi-tenant architecture;

•        Low asset intensity:    Dune intended to select a target with limited capital expenditure needs (including software development expenses) relative to its revenues and operating earnings;

These illustrative criteria were not intended to be exhaustive. We stated in our IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that we would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.

In considering the Business Combination, our Board concluded that it met all the above criteria. In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

Total Addressable Market:    Based on third-party data and industry reports, there is approximately a $119 trillion of total value on over 90 global exchanges and estimates that global online trading platform market size will grow to over $18 billion of gross revenue by 2027. Driven by powerful, secular tailwinds, retail investment is now 23% of trading volume, with self-directed retail traders demanding increasingly advanced trading functionality. TradeZero is a platform directly catered and built for the active trader, which represents a growing niche for the company’s domestic and international expansion.

Disciplined Organic Growth and Profitable Unit Economics:    For the year ended December 31, 2020, TradeZero’s revenue increased to 235%, all while driving a 43% Adjusted Net Income Margin. For a definition of Adjusted Net Income and a reconciliation of Adjusted Net Income to Net Income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TradeZero — Non-GAAP Financial Matters” contained elsewhere in this proxy statement. For the year ended December 31, 2021, it is forecasted that TradeZero will increase its revenue by 55% with a 45% Adjusted Net Income Margin. This highlights that TradeZero has an attractive financial profile characterized by strong existing historical growth and operating margins with the continued prospects of accelerated growth. From 2021 to 2023, New TradeZero expects to achieve a revenue compound annual growth rate (“CAGR”) of 35% and a net income CAGR of 31%. See “Certain Projected Financial Information” below. Dune believes that TradeZero is well positioned to continue its dynamic growth trajectory as it expands its product offerings and geographic reach.

Management:    TradeZero is led by a multi-disciplinary team of industry experts that have that have relevant, deep industry expertise in building and scaling trading platforms, having had successful exits in the space. The Company is Founder-led, having scaled with no outside capital to date. TradeZero’s management is rolling 100% of its equity and will own at least a 65% stake in the pro forma company which shows an ongoing equity commitment.

Appropriate Valuations:    TradeZero is being valued at a price-to-earnings multiple of 14.9x projected net income for 2022 and at an enterprise value-to-revenue multiple of 4.9x projected revenue for 2022. See “Certain Projected Financial Information” below. On a 2022 price-to-earnings basis relative to its peer group of Online Brokers, Crypto Brokers and International Brokers, TradeZero is priced at an approximate 35% to 55% discount to its median peer group. On a 2022 enterprise value-to-revenue multiple relative to its Consumer FinTech Peer Group (who are described below under the subheading “Selected Public Company Analysis”), TradeZero is priced at an approximate 50% discount.

Strong Gross Margin Profile and Potential for High Cash Flow Conversion:    TradeZero has a greater than 80% gross margin profile through 2023. Concurrent with the strong gross margin profile and projected revenue growth, the company expects Adjusted Net Income Margins above 40%, which yields incredibly strong free cash flow and return on revenue. See “Certain Projected Financial Information” below. This also compares favorably to its publicly traded peer group. See “Selected Public Company Analysis” below.

Under the Merger Agreement, Dune has agreed to combine with TradeZero for a pre-money valuation of approximately $500,000,000 (with the apportionment of shares as among Dune and TradeZero equity holders based on the liquidation value of Dune Class A Common Stock). The total consideration represents a market value of equity in excess of 80% of the assets held in Dune’s trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), a requirement for an initial business combination under our Current Charter.

Although our Board did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, our Board relied on the following sources (i) due diligence on TradeZero’s business operations, (ii) extensive research reports and data related to the retail brokerage industries in the United States and internationally and (iii) Dune management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses. The Board concluded that this is fair and reasonable, given the growth prospects, potential industry consolidation and other compelling aspects of the transaction.

Our management and directors may have different interests in the Business Combination than the public stockholders.

Our Board also considered the fact that members of our management and board of directors may have interests that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “— Interests of Dune’s Sponsor, Directors and Officers in the Business Combination.” However, our Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the IPO prospectus and (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company.

Certain Projected Financial Information

TradeZero does not, as a matter of course, make public projections as to future sales, earnings, growth or other results. However, in connection with its consideration of the Business Combination, our Board was provided with prospective financial information prepared by TradeZero’s management team (collectively, the “Projections”).

The Projections are included in this proxy statement solely to provide Dune’s stockholders access to information made available in connection with Dune’s Board’s consideration of the Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were presented, which was October 9, 2021.

The Projections were not prepared with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of TradeZero nor Dune or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of TradeZero and Dune assume no responsibility for, and disclaim any association with, the Projections, as further described in the “Cautionary Note Regarding Forward-Looking Statements” on page 7.

The Projections were prepared in good faith by TradeZero’s management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of TradeZero at the time the Projections were prepared and speak only as of that time.

The Projections are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly lower or higher than estimated. Since the Projections cover multiple years, that information, by its nature, becomes less predictive and reliable with each successive year.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of TradeZero, all of which are difficult to predict and many of which are beyond the preparing parties’ control, including, among other things, the matters described in the sections entitled ”Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist Dune in our evaluation of TradeZero and the Business Combination. TradeZero has not warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone, including Dune. Neither TradeZero’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of TradeZero relative to the Projections. The Projections are not fact nor a guarantee of actual future performance. The future financial results of TradeZero may differ materially from those reflected in the Projections due to factors beyond TradeZero or Dune’s ability to control or predict.

The Projections are not included in this proxy statement in order to induce any Dune stockholders to vote in favor of any of the proposals at the special meeting, but rather to give the voting stockholders access to non-public information that was considered by the Board for purposes of considering and evaluating the merger and the Merger Agreement.

We encourage you to review the financial statements of TradeZero included in this proxy statement, as well as the financial information in the sections of this proxy statement entitled “Summary Historical Financial Information of TradeZero” and “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

None of Dune, TradeZero and any of their respective affiliates intends to, and, except to the extent required by applicable law, each expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be inappropriate or any of the Projections otherwise would not be realized.

The key elements of the Projections provided to Dune are summarized below:

($ millions)	FY19A(2)	FY20A(2)	FY21E(2)	FY22E	FY23E	‘19A-23E CAGR

Revenue	$16	$55	$85	$114	$154	75%
% growth		234%	55%	35%	35%

Clearing and Execution Fees	$(4)	$(11)	$(14)	$(20)	$(25)	62%
% revenue	22%	21%	16%	17%	16%

Gross Profit	$13	$43	$71	$94	$129	79%
% margin	78%	79%	84%	83%	84%
% growth		239%	65%	33%	37%

Operating Expenses(1)	$(6)	$(13)	$(21)	$(31)	$(40)	61%
% revenue	37%	23%	24%	27%	26%

Adj. EBITDA(1)(3)	$7	$31	$51	$64	$89	91%
% margin	41%	56%	60%	56%	58%
% growth		353%	66%	26%	40%

Adj. Net Income(1)(3)	$5	$23	$38	$48	$66	90%
% margin	31%	43%	45%	42%	43%
% growth		359%	64%	25%	38%

____________

(1)      Excludes addition of stock-based compensation expense on go-forward basis, includes estimated public company expenses.

(2)      2019-2021 excludes impact of Excess Owners Compensation of $4,000,000 in 2019, $13,000,000 in 2020 and $16,000,000 in 2021.

(3)      Adjusted EBITDA and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders represented for 2020 and 2019 are calculated from TradeZero’s unaudited financial statements. Following the audit of TradeZero’s 2020 and 2019 financials, Adjusted EBITDA was $31.1 million and $7.7 million and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders was $21.8 million and $6.4 million for the years ended December 31, 2020 and 2019, respectively. Adjusted EBITDA and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders is a non-GAAP measure. See “— Non-GAAP Financial Measures” below for more information about Adjusted EBITDA, including the definition and limitations of such measure, and a reconciliation of Net Income to Adjusted EBITDA and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders.

The following table demonstrates the revenue assumptions underlying the Projections.

The following table demonstrates the active accounts and total transaction volumes underlying the Projections.

	FY19A	FY20A	FY21E	FY22E	FY23E	‘19A-23E CAGR
Active Accounts(1) (000s)	6	13	21	30	40	62%
% growth	121%	120%	64%	46%	32%

Total Transactional Volume(2) (MM)	3	16	28	41	57	109%
% growth		414%	70%	46%	40%

____________

(1)      Per FINRA definition, “active account” is any account with more than $0.50 of equity.

(2)      Comprised of annual cumulative Equity contracts, Options contracts and Locate contracts. This was erroneously labelled DARTs (Daily Average Revenue Trades as defined by Nasdaq: https://www.nasdaq.com/glossary/d/daily-average-revenue-trades) in the projections presented to Dune’s board, but was correctly used as an assumption in preparing the projections presented to Dune’s board. Figures were represented from unaudited metrics, and following the audit for December 31, 2019, total transaction volume for 2019 was 3.2 million.

The Projections were prepared using a number of assumptions, including the following assumptions that TradeZero’s management believed to be material:

•        The primary driver of the Projections is net customer growth and total transactions that each typical customer would conduct on TradeZero’s platform for each of the services in equity, options, locates, borrows, and software subscriptions.

•        TradeZero’s Projections assume that prices for each of the services remain flat for the projection period, and revenue growth is therefore determined by volume growth of transactions.

•        Gross profit margins for each of the major revenue line items largely remain steady, and clearing and execution charges or locate fees for vendors would maintain similar pricing as the Company had experienced historically.

•        TradeZero assumed that, following the Business Combination, TradeZero would be able to begin operations in self-clearing by the second half of 2022, which has a slightly positive impact to gross profit margins as this would offset our clearing and locate vendor fees.

•        The Projections include growth in customers anticipated from opening our broker dealer operations in Canada by the beginning of 2022.

•        TradeZero also assumed additional marketing spend with affiliate marketing relationships beginning in 2022, and thereby increasing customers.

•        Another major strategic assumption in the Projections is that TradeZero assumed that complex options would be a service TradeZero could deliver to their customers by the end of 2021. Therefore, in the beginning of 2022, there is increased volume of transactions for options per customer that was assumed. Note that the current expectation is that TradeZero will offer complex options to its customers starting sometime in the first half of 2022.

•        TradeZero assumed a significant increase in employees, and in particular, technology and software developers that would be able to continue developing new products, marketing and product employees to continue interfacing with TradeZero’s customers and attracting customers, and finance & accounting and other employees.

Based on these assumptions, TradeZero assumed revenue would grow to $85 million in 2021, and then further increase by 35% to $114 million by 2022. Gross profit margins remain steady at ~83% as except for a small uplift in margins due to the start of self-clearing operations in the second half of 2022. Customers are expected to grow by 46% in 2022 due to the organic initiatives outlined above, including increased marketing and opening of our Canadian operations. Consequently, transaction volume also increases by similar growth rate of 46%.

TradeZero projected that its Adjusted EBITDA Margins decline from 60% down to 56% in 2022 as TradeZero adds in additional costs of going public, including increased insurance costs and accounting and regulatory professional services. In addition, margins decline due to the influx of new hires and marketing costs.

Adjusted EBITDA Margin is a non-GAAP financial measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for more information about Adjusted EBITDA, including the definition and limitations of such measure, and a reconciliation of net income to Adjusted EBITDA.

Our Board also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or in any order of significance:

•        TradeZero has a limited operating history, which makes it difficult to evaluate its business and prospects and increases the risks associated with an investment in our Class A common stock.

•        TradeZero’s business is subject to extensive, complex and changing laws and regulations, and related regulatory proceedings and investigations. Changes in these laws and regulations, or our failure to comply with these laws and regulations, could harm TradeZero’s business.

•        TradeZero has been subject to regulatory investigations, actions and settlements and TradeZero expects to continue to be subject to such proceedings in the future, which could cause it to incur substantial costs or require it to change its business practices in a manner materially adverse to its business.

•        Recent statements by lawmakers, regulators and other public officials have signalled an increased focus on new or additional regulations that could impact TradeZero’s business and require it to make significant changes to its business model and practices.

•        TradeZero operate in highly competitive markets, and many of its competitors have greater resources than TradeZero does and may have products and services that may be more appealing than TradeZero’s to its current or potential customers.

•        COVID-19 led to growth in volatility in the markets, which led to retail brokerage firms like TradeZero to having increased transaction volumes and customer growth. As the global economy continues to reopen, there is no certainty on the effects to TradeZero in their growth aspirations.

•        Our stockholders would vote against the Condition Precedent Proposals or exercise their redemption rights.

•        Some of our stockholders would vote against the Condition Precedent or decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to an amount below the minimum required to consummate the Business Combination. However, the fact that our stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates against any incentive a Dune stockholder might have to vote against the Condition Precedent Proposals, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.

•        Our Board also considered the fact that members of our management and board of directors may have interests that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “— Interests of Dune’s Sponsor, Directors and Officers in the Business Combination.” However, our Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the IPO prospectus and (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company.

Selected Public Company Analysis

As a primary method of valuing TradeZero, Dune reviewed certain trading data for several selected public companies (the “Selected Public Company Analysis”). Dune’s management focused on identifying analogous companies that shared characteristics with TradeZero’s technology-focused business model, retail customer base, growth and profitability profile and general positioning associated with TradeZero’s first public capital markets event. In selecting the most comparable public companies, Dune’s management took into consideration that TradeZero is a high revenue growth business generating positive earnings before interest, taxes, depreciation and amortization (“EBITDA”) and net income. Therefore, Dune’s management team selected four distinct groupings of public comparable companies, each of which aligned with a particular aspect of TradeZero’s business model, customer base and/or financial profile.

The four groupings of comparable companies Dune selected were: (i) certain online brokerages, for their exposure to retail trading and wealth management (“Online Brokers”), (ii) one crypto broker that recently completed an IPO listing and has exposure to retail trading (“Crypto Brokers”), (iii) certain international brokers with significant presence outside of the U.S. (“International Brokers”), and (iv) certain consumer-facing, high-growth financial technology providers, including recently announced SPACs’ business combinations (“Consumer FinTech”). Given that selected brokerage companies have their own digital brokerage offerings, certain companies from the first three groupings also appear in the Consumer FinTech grouping. The four groupings Dune identified comprise of the following companies:

Online Brokers:

•        The Charles Schwab Corporation

•        Interactive Brokers Group, Inc.

Crypto Brokers:

•        Coinbase Global, Inc.

International Brokers:

•        Futu Holdings Limited

•        XP Inc.

Consumer FinTech:

•        Acorns Grow Inc. (business combination with Pioneer Merger Corp.)

•        Robinhood Markets, Inc.

•        Coinbase Global, Inc.

•        eToro Group Ltd. (business combination with FinTech Acquisition Corp. V)

•        PayPal Holdings Inc.

•        SoFi Technologies Inc.

•        Square Inc.

Given TradeZero’s revenue and net income growth profile, observing growth-adjusted multiples of the selected public companies was relevant to Dune’s analysis. The following is the trading data and financial information, as of October 8, 2021, of those selected public companies, based on publicly available information, considered by Dune and the Dune Board:

	CY 2022 P/E	CY 2022 Net Income Growth Adjusted P/E	CY 2021 – 24E Net Income CAGR
Online Brokers (Median)	22.7x	1.6x	14%
Crypto Brokers (Median)	35.2x	NM	(25%)
International Brokers (Median)	24.7x	0.8x	37%
TradeZero	14.9x	0.5x	31%
	CY 2022 TEV/Revenue	CY 2022 Revenue Growth Adjusted TEV/Revenue	CY 2021 – 24E Revenue CAGR
Consumer FinTech (Median)	9.7x	0.4x	26%
TradeZero	4.9x	0.1x	35%

____________

Source:         Company Filings, S&P Capital IQ. Note: Market data as of October 8, 2021. Comparable company projections reflect median analyst consensus estimates. Market capitalizations based on FDSO using the treasury stock method for options, RSUs, and convertible note hedge and warrant transaction. Total Enterprise Value (“TEV”) is calculated as Equity Value plus total debt and non-controlling interests less cash & cash equivalents and equity investments.

Regulatory Approvals

The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. Moreover, the Business Combination is subject to approval by FINRA and other international regulatory agencies (if necessary). Following the Closing, TradeZero will use its commercially reasonably efforts to prepare and file with FINRA a continuing membership application on Form CMA pursuant to FINRA Rule 1017 with respect to TradeZero America.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Dune’s Board of Directors’ Reasons for the Approval of the Business Combination,” our Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its IPO with respect to Dune’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement.

Interests of Dune’s Sponsor, Directors and Officers in the Business Combination

When considering our Board’s recommendation that its stockholders vote in favor of the approval of the Business Combination, Dune stockholders should be aware that our directors and officers of Dune have interests in the Business Combination that may be different from, or in addition to, the interests of Dune stockholders. These interests include:

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by June 22, 2022.

•        Prior to the IPO, the Sponsor paid $25,000 in consideration for 4,312,500 founder shares, or approximately $0.006 per share. The 4,312,500 founder shares have an aggregate market value of approximately $             based upon the closing per share price of $             on Nasdaq on             , 2022, the record date.

•        Simultaneously with the consummation of our IPO, we sold 4,850,000 warrants, each exercisable to purchase one share of our Class A common stock at $11.50 per share, at a price of $1.00 per warrant for an aggregate of $4,850,000 to our Sponsor. Upon the closing, each warrant will become exercisable to purchase one share of New TradeZero Common Stock at $11.50 commencing 30 days following the Closing. Such warrants have an aggregate market value of approximately $             based upon the closing per warrant price of $             on Nasdaq on             , 2022, the record date.

•        In total, our Sponsor paid an aggregate of $4,875,000 to purchase securities with an aggregate market value of approximately $             based upon closing prices on Nasdaq on             , 2022, the record date (without taking into account any diminution in value resulting from the transfer restrictions on such securities).

•        Our Sponsor and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the Business Combination. In addition, our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Dune fails to complete a business combination by June 22, 2022. There will be no redemption rights or liquidating distributions with respect to the private placement warrants or public warrants, which will expire worthless if we fail to complete our initial business combination by June 22, 2022.

•        The nominal purchase price paid by the Sponsor for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of the public shares is substantially less than $10.00 per share. As a result, the Sponsor is likely able to recoup its investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public stockholders, even if that business combination were with a riskier or less-established target business.

•        Carter Glatt, our Chief Executive Officer and Director, and William Nance, our Director, are expected to serve as directors of New TradeZero after the Closing. As such, in the future, they may receive any cash fees, stock options or stock awards that the New TradeZero Board determines to pay its directors and/or officers.

•        In connection with the Closing, we will enter into the A&R Registration Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private placement warrants and shares of New TradeZero Common Stock issuable upon conversion of the founder shares and private placement warrants, with registration rights.

•        In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

•        In connection with the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to us and remain outstanding. As of the date of this proxy statement, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by us from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Such reimbursable out-of-pocket expenses, if any, are not expected to be material. As of           , the total aggregate amount of out-of-pocket expenses expected to be repaid by Dune upon consummation of the Business Combination is $          .

•        Upon the completion of the Business Combination, Cantor and Needham, who acted as Dune’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $6,037,500. Additionally, PJT, who acted as Dune’s financial advisor in connection with the Business Combination, and Appleby, who acted as TradeZero’s financial advisor in connection with the Business Combination, will receive, in the aggregate, up to $7,000,000 in fees in connection with certain financial advisory services provided to Dune and TradeZero, respectively. None of Cantor, Needham, PJT or Appleby will reeive such fees unless the Business Combination is successfully completed.

•        Given the differential in the purchase price that our Sponsor paid for the founder shares as compared to the price of the units sold in Dune’s IPO, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TradeZero Common Stock trades below the price initially paid for the units in Dune’s IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•        Pursuant to the Sponsor Agreement, Dune has agreed to indemnify the Sponsor for a period of six years after the Closing against any claims directly relating to the Business Combination arising from the Sponsor’s ownership of Dune’s equity securities or its control or ability to influence Dune, subject to certain limited exceptions.

These financial interests of the Sponsor, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of our Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. The first table assumes that none of Dune’s stockholders exercise their redemption rights. The second table assumes that Dune’s stockholders exercise their redemption rights with respect to 9,269,440 shares of Dune Class A Common Stock, assuming a redemption price of $10.02 per share, representing the maximum amount of Dune Class A Common Stock that can be redeemed while still satisfying the Available Closing SPAC Cash condition. Where actual amounts are not known, the figures below represent our good faith estimate based on the assumptions set forth in the notes to the tables. If the actual facts are different from these assumptions, the below figures will be different.

Estimated Sources and Uses (No Redemption)

(in millions)
Sources
Proceeds from Trust Account(1)	$173
Dune Shares Issued to TradeZero(2)	500
Existing Cash on TradeZero Balance Sheet(3)	10
Total Sources	$683
Uses
Cash to New TradeZero’s Balance Sheet	$160
Dune Shares Issued to TradeZero(4)	500
Estimated Fees and Expenses	23
Total Uses	$683

Estimated Sources and Uses (Maximum Redemption)

(in millions)
Sources
Proceeds from Trust Account(1)	$173
Dune Shares Issued to TradeZero(2)	500
Existing Cash on TradeZero Balance Sheet(3)	10
Total Sources	$683
Uses
Cash to New TradeZero’s Balance Sheet	$67
Dune Shares Issued to TradeZero(4)	500
Estimated Fees and Expenses	23
Redemptions by Public Stockholders(5)	93
Total Uses	$683

____________

(1)      Calculated as of             , 2022 assuming a Closing as of             , 2022.

(2)      New TradeZero Common Stock to be issued at a deemed value of $10.00 per share.

(3)      Immediately prior to the closing of the proposed transaction, the existing holders of Class A common stock of TradeZero will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at the closing of the proposed transaction and $10,000,000 and (ii) $30,000,000.

(4)      Includes deferred underwriting commission of approximately $6,037,500 and estimated transaction expenses.

(5)      Assumes that the maximum number of shares of Dune Class A Common Stock can be redeemed are redeemed, while still satisfying the Available Closing SPAC Cash condition.

Directors and Executive Officers of New TradeZero After the Business Combination

Subject to the occurrence of the Closing and any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of Nasdaq, effective as of the Closing, New TradeZero will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the New TradeZero Board to consist of the persons set forth in the Director Election Proposal, including those individuals to be identified by both Dune and TradeZero. On the Closing Date, Dune shall enter into customary indemnification agreements reasonably satisfactory to TradeZero with the individuals to be elected as members of the New TradeZero Board, which indemnification agreements shall continue to be effective immediately following the Closing.

Except as otherwise directed in writing by TradeZero, and conditioned upon the occurrence of the Closing, Dune will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the persons constituting the officers of TradeZero prior to the effective time of the Business Combination to be the officers of New TradeZero (and holding the same titles as held at TradeZero) until the earlier of their resignation or removal or until their respective successors are duly appointed.

TradeZero will take all necessary action prior to the effective time of the Business Combination such that (a) each director of TradeZero in office immediately prior to the effective time of the Business Combination not named in the Director Nomination Proposal shall cease to be a director immediately following the effective time of the Business Combination (including by causing each such director to tender an irrevocable resignation as a director, effective as of the effective time of the Business Combination) and (b) certain directors or executive officers of TradeZero, as set forth in the Director Nomination Proposal, shall be appointed to the New TradeZero Board, effective as of immediately following the effective time of the Business Combination, and, as of such time, shall be the only the members of the New TradeZero Board (including by causing the TradeZero Board to adopt resolutions prior to the effective time of the Business Combination that expand or decrease the size of the TradeZero Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the TradeZero Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Stock Exchange Listing

Our units, Class A common stock and public warrants are publicly traded on Nasdaq under the symbols “DUNEU”, “DUNE” and “DUNEW”, respectively. We intend to apply to list the New TradeZero Common Stock and public warrants on the NYSE under the symbols “TRAD” and “TRAD WS”, respectively, upon the Closing. New TradeZero will not have units traded following the Closing.

Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby Dune is treated as the acquired company, and TradeZero is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TradeZero issuing stock for the net assets of Dune, accompanied by a recapitalization. The net assets of Dune will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of TradeZero.

TradeZero has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•        TradeZero’s existing stockholders will have the greatest voting interest in the combined entity with over 65% of the voting interest in all redemption scenarios;

•        TradeZero will have the ability to nominate a majority of the initial members of the New TradeZero Board;

•        TradeZero’s senior management will be the senior management of the combined entity; and

•        TradeZero is the larger entity based on historical operating activity and has the larger employee base.

The Merger Agreement

This subsection of the proxy statement describes the material provisions of the Merger Agreement and the First Amendment, but does not purport to describe all of the terms of the Merger Agreement and the First Amendment. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the First Amendment, a copy of which are attached as Annex A and Annex E hereto, respectively. You are urged to read the Merger Agreement and the First Amendment in their entirety because they are the primary legal documents that govern the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of Dune or TradeZero, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement. Please see the section entitled “Where You Can Find More Information.” Dune will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

Structure of the Business Combination

On October 12, 2021, Dune, Merger Sub, Merger Sub II and TradeZero entered into the Merger Agreement. The terms of the Merger Agreement, which contains customary representations and warranties, covenants, Closing conditions, termination provisions and other terms relating to business combination and the other transactions contemplated thereby, are summarized below.

On January 26, 2022, Dune, Merger Sub, Merger Sub II and TradeZero entered into the First Amendment, by which the Merger Agreement was amended to (i) clarify that, upon the occurrence of a sale during the Earn Out Period of more than 50% of the total voting power of New TradeZero or all or substantially all of the assets of New TradeZero, the dilutive effect of any Earn Out Shares to be issued in connection with such sale must be taken into account when calculating the Share Price to determine if any triggering events for Earn Out Shares have been achieved, (ii) provide that if any Earn Out Shares are forfeited pursuant to the terms of any applicable RSU Earn Out Awards, such Earn Out Shares shall not be redistributed to the holders of TradeZero Common Stock and (iii) clarify that each of Charter Amendment Proposal B and Charter Amendment Proposal C are not Condition Precedent Proposals.

In connection with the Merger Agreement, at the Closing, (i) in accordance with the DGCL, Merger Sub will merge with and into TradeZero with TradeZero surviving the merger as a direct, wholly-owned subsidiary of Dune and (ii) Dune will be renamed “TradeZero Global Inc.” Although TradeZero has the option to consummate the Second Merger, it does not currently intend to do so. In addition, New TradeZero will amend and restate its charter to be the Proposed Charter as described in the section of this proxy statement titled “Description of New TradeZero Securities.”

Consideration to TradeZero Stockholders; Treatment of Equity Awards

The aggregate value of the consideration to be paid in respect of TradeZero is $500,000,000. Each issued and outstanding share of TradeZero Common Stock will automatically be converted into a number of shares of New TradeZero Common Stock equal to an exchange ratio determined by dividing (A) the quotient of (x) $500,000,000 divided by (y) the number of shares of TradeZero Common Stock issued and outstanding immediately prior to the Closing (including the shares of TradeZero Common Stock subject to any restricted stock unit awards of TradeZero, but excluding shares of TradeZero Common Stock subject to any stock option awards) by (B) $10.00 per share. Additionally, (1) all of the outstanding TradeZero restricted stock unit awards will be converted into New TradeZero restricted stock unit awards on the same terms and conditions as the existing awards (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of the number of shares of TradeZero Common Stock underlying the original award and the Exchange Ratio and (2) all of the outstanding TradeZero stock option awards will be converted into New TradeZero stock option awards on the same terms and conditions as the existing award (including with respect to vesting and acceleration, if any) to be governed by the Incentive Plan and with respect to a number of shares of New TradeZero Common Stock equal to the product of the number of shares of TradeZero Common Stock underlying the original award and the Exchange Ratio and an exercise price per share of New TradeZero Common Stock subject to the award equal to the existing exercise price of the award divided by the Exchange Ratio.

In addition, immediately prior to the Closing, the existing holders of the TradeZero Common Stock will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at Closing and $10,000,000 and (ii) $30,000,000.

Earn Out Shares

On or as soon as practicable following the Closing, New TradeZero will grant the RSU Earn Out Awards, which shall be governed by the Incentive Plan and shall be subject to the specific terms and conditions described in the applicable award agreement. Following the Closing and during the Earn Out Period, the holders of TradeZero Common Stock immediately prior to the First Effective Time and the holders of the RSU Earn Out Awards will be eligible to receive a pro-rata share of up to 9,000,000 Earn Out Shares contingent on the occurrence of certain triggering events as follows:

•        a one-time issuance of 3,000,000 Earn Out Shares, if after the Closing Date (but during the Earn Out Period) the Share Price is equal to or greater than $12.00 per share;

•        a one-time issuance of 3,000,000 Earn Out Shares, if after the Closing Date (but during the Earn Out Period) the Share Price is equal to or greater than $15.00 per share; and

•        a one-time issuance of 3,000,000 Earn Out Shares, if after the Closing Date (but during the Earn Out Period) the Share Price is equal to or greater than $18.00 per share.

Closing

The Closing will take place on a date that is three business days after the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or on such other date as the parties may agree in writing.

Representations and Warranties

The Merger Agreement contains customary representations, warranties and covenants of Dune, Merger Sub, Merger Sub II and TradeZero relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire on the Closing Date. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

The Merger Agreement contains representations and warranties made by TradeZero to Dune, Merger Sub and Merger Sub II relating to a number of matters, including the following:

•        corporate organization;

•        subsidiaries;

•        due authorization to enter into the Merger Agreement and to complete the contemplated transactions;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements or permits;

•        required consents of governmental and regulatory authorities in connection with the Business Combination;

•        capitalization;

•        financial statements;

•        absence of undisclosed liabilities;

•        litigation and proceedings;

•        compliance with laws;

•        material contracts;

•        benefit plans;

•        labor matters;

•        taxes;

•        insurance;

•        equipment and other tangible property;

•        real property;

•        intellectual property and IT security;

•        absence of any material adverse effect;

•        brokers’ fees;

•        related party transactions;

•        accuracy and completeness of information supplied for inclusion in this proxy statement;

•        international trade and anti-corruption matters; and

•        broker-dealer matters.

The Merger Agreement contains representations and warranties made by Dune, Merger Sub and Merger Sub II to TradeZero relating to a number of matters, including the following:

•        corporate organization;

•        due authorization to enter into the Merger Agreement and to complete the contemplated transactions;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements;

•        litigation and proceedings;

•        compliance with laws;

•        required consents of governmental and regulatory authorities in connection with the Business Combination;

•        the Trust Account;

•        brokers’ fees;

•        proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

•        absence of business activities;

•        taxes;

•        capitalization;

•        the listing of Dune Class A Common Stock and warrants of Dune on Nasdaq;

•        related party transactions;

•        accuracy and completeness of information supplied for inclusion in this proxy statement;

•        absence of any material adverse effect;

•        absence of indebtedness; and

•        the Sponsor Agreement.

Conduct of Business Pending the Merger

TradeZero agreed that, prior to the Closing or termination of the Merger Agreement, subject to specified exceptions, it will use commercially reasonable efforts to conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business in all material respects and maintain the existing relations and goodwill of TradeZero and its subsidiaries with the customers, suppliers, joint venture partners, distributors and creditors of TradeZero and its subsidiaries in all material respects.

In addition to the general covenants described above, TradeZero agreed that prior to the Closing, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of Dune (which may not be unreasonably conditioned, withheld or delayed):

•        change or amend its organizational documents;

•        make, declare, set aside, establish a record date for or pay any dividend or distribution, other than dividends or distributions from any wholly-owned subsidiary either to TradeZero or any other wholly-owned subsidiaries;

•        except in the ordinary course of business or with respect to contracts entered into in connection with the transactions otherwise permitted by the Merger Agreement, enter into, materially and adversely modify, materially and adversely amend, waive any material right under, or terminate any material contract;

•        (a) issue, deliver, sell, transfer, pledge or dispose of, or place any lien (other than certain permitted liens) on any equity securities of TradeZero or any of its subsidiaries or (b) issue any equity securities of TradeZero or its subsidiaries, except (i) TradeZero Common Stock, (ii) Class B common stock, par value $0.001 per share, of TradeZero or (iii) the grant of restricted stock units awards of TradeZero under the RSU Plan (as defined below) or the grant of stock option awards of TradeZero issued under the Option Plan (as defined below);

•        sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any lien (other than certain permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material owned intellectual property) of TradeZero or any of its subsidiaries, other than (a) equipment deemed by TradeZero in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (b) transactions TradeZero and its wholly-owned subsidiaries or among its wholly-owned subsidiaries, or (c) in the ordinary course of business;

•        disclose to any person any trade secrets of TradeZero or any source code constituting owned intellectual property of TradeZero (in each case, other than to a representative of TradeZero, Dune or Dune’s representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Business Combination);

•        subject to the actions permitted by the Merger Agreement with respect to any litigation relating to the Business Combination, settle any pending or threatened action, (a) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting TradeZero or any of its subsidiaries in a manner materially adverse to TradeZero or (b) to the extent such settlement involves any alleged criminal wrongdoing;

•        except as in the ordinary course of business (which ordinary course of business operations shall include, for the avoidance of doubt, the entry into any employment offer letter with any non-executive level employee that provides for an annual base salary less than $300,000), or required by the terms of any existing employee benefit plans of TradeZero or otherwise contemplated by the Merger Agreement, (a) materially increase the compensation or benefits of any current or former employee of TradeZero with an annual base salary in excess of $300,000; (b) make any grant or promise of any severance, retention or termination payment or arrangement to any employee of TradeZero with an annual base salary in excess of $300,000, except for any severance or termination payments in connection with the termination of any employee of TradeZero with an annual base salary in excess of $300,000 in the ordinary course of business; (c) terminate (other than for “cause” or due to death or disability) the employment of any employee of TradeZero with an annual base salary in excess of $300,000 or hire any individual who would be, upon such hire, an employee of TradeZero with an annual base salary in excess of $300,000 (except as necessary to replace any such terminated employee); (d) take any action to accelerate any payments, severance or benefits, or the funding of any payments, severance or benefits, payable or to become payable to any employee of TradeZero with an annual base salary in excess of $300,000; or (e) establish, adopt, enter into, amend or terminate in any material respect any material employee benefit plans of TradeZero or any plan, agreement, program, policy, trust, fund, contract or other arrangement that would be an employee benefit plan of TradeZero if it were in existence as of the date of the Merger Agreement; provided that, it shall not be a violation if TradeZero adopts the RSU Plan or the Option Plan or enters into any award agreements for the purpose of granting the restricted stock unit awards of TradeZero under the RSU Plan or the stock option awards of TradeZero under the Option Plan;

•        implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that requires notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar laws;

•        (a) negotiate, modify, extend, or enter into any collective bargaining agreement or (b) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee of TradeZero or any of its subsidiaries;

•        waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is an employee of TradeZero with an annual base salary in excess of $300,000 as of the date of the Merger Agreement in connection with the termination of services thereof;

•        directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof, in each case, that would be material to TradeZero or any of its subsidiaries, taken as a whole, and other than in the ordinary course of business;

•        make any loans or advance any money or other property to any person, except for (a) advances in the ordinary course of business to employees, officers or independent contractors of TradeZero or any of its subsidiaries for expenses not to exceed $200,000 individually or $400,000 in the aggregate (b) prepayments and deposits paid to suppliers of TradeZero or any of its subsidiaries in the ordinary course of business, (c) trade credit extended to customers of TradeZero or any of its subsidiaries in the ordinary course of business, and (d) loans or advances among TradeZero and its wholly-owned subsidiaries or among the wholly-owned subsidiaries;

•        redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of TradeZero or any of its subsidiaries, except for (a) the acquisition by TradeZero or any of its subsidiaries of any equity securities of TradeZero or its subsidiaries in connection with the forfeiture or cancellation of such interests and (b) transactions between TradeZero and a wholly-owned subsidiary of TradeZero or between wholly-owned subsidiaries of TradeZero;

•        adjust, split, combine, subdivide, recapitalize or reclassify any change in respect of any equity securities of TradeZero or any of its subsidiaries, except for any such transaction by a wholly-owned subsidiary of TradeZero that remains a wholly-owned subsidiary of TradeZero after consummation of such transaction;

•        make any material change in accounting principles or methods of accounting, other than as may be required by the United States generally accepted accounting principles or applicable law (including to obtain compliance with the Public Company Accounting Oversight Board auditing standards);

•        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TradeZero or any of its subsidiaries (other than the Business Combination);

•        other than in the ordinary course of business, as would not be material, or as required by applicable law, (a) make, change or revoke any tax election in a manner inconsistent with past practice, (b) adopt, change or revoke any accounting method with respect to taxes, (c) amend any tax return in a manner inconsistent with past practice, (d) settle or compromise any tax liability or any action, audit or other similar proceeding related to taxes, (e) enter into any closing agreement with respect to any tax, (f) consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, (g) knowingly surrender any claim for a refund of taxes, or (h) enter into any tax allocation, tax sharing, tax indemnification or similar agreement or arrangement (other than (i) any agreement not primarily relating to taxes or (ii) an agreement among any of TradeZero and its subsidiaries);

•        take or permit to be taken, or fail to take or permit to be failed to be taken, any action that could reasonably be expected to impair, impede or prevent the Business Combination from qualifying for its intended tax treatment, provided that (a) TradeZero shall only be required to use commercially reasonable efforts to take or permit to be taken such action or inaction and (b) TradeZero shall not be in breach unless such action could negatively and materially impact the stockholders of Dune prior to the Closing or Sponsor;

•        (a) incur, create or assume any indebtedness, (b) modify the terms of any indebtedness, or (c) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, in each case, other than any (i) indebtedness incurred in the ordinary course of business, (ii) indebtedness incurred between TradeZero and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries, (iii) extensions of credit to customers or (iv) guarantees of indebtedness of a wholly-owned subsidiary of TradeZero otherwise incurred in compliance with the foregoing;

•        pay or agree to pay the transaction expenses incurred by TradeZero in connection with the Business Combination such that the aggregate amount of such transaction expenses exceed $8,250,000;

•        enter into any contract between TradeZero or any of its subsidiaries, on the one hand, and any officer director or holder of TradeZero Common Stock or any affiliate or family member of any of the foregoing, on the other hand, or amend in any material respect any such existing contract (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of TradeZero or its subsidiaries in their capacity as an officer or director); or

•        enter into any contract, or otherwise become obligated, to do any action listed above.

Dune, Merger Sub and Merger Sub II agreed that, prior to the Closing or termination of the Merger Agreement, it will use commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects. In addition, Dune, Merger Sub and Merger Sub II have agreed that prior to the Closing, subject to specified exceptions, they will not, without the written consent of TradeZero (which may not be unreasonably withheld, delayed or conditioned):

•        change, modify or amend the Trust Agreement, the organizational documents of Dune or enter into or amend any other agreement related to the Trust Account;

•        (a) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities of Dune, Merger Sub or Merger Sub II, (b) split, combine or reclassify any equity securities of Dune, Merger Sub or Merger Sub II, or (c) other than in connection with the redemption of the Dune Class A Common Stock by its stockholders or as otherwise required by the organizational documents of Dune in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of Dune, Merger Sub or Merger Sub II;

•        (a) make, change or revoke any tax election in a manner inconsistent with past practice, (b) adopt, change or revoke any accounting method with respect to taxes, (c) amend any tax return in a manner inconsistent with past practice, (d) settle or compromise any tax liability or any action, audit or other similar proceeding related to any amount of taxes, (e) enter into any closing agreement with respect to any tax, (f) consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, (g) knowingly surrender any claim for a refund of taxes, or (h) enter into any tax allocation, tax sharing, tax indemnification or similar agreement or arrangement (other than any commercial agreement entered into in the ordinary course of business and not primarily relating to taxes);

•        take or permit to be taken, or fail to take or permit to be failed to be taken, any action that could reasonably be expected to impair, impede or prevent the Business Combination from qualifying for its intended tax treatment; provided that, in each case, Dune shall only be required to use commercially reasonable efforts to take or permit to be taken such action or inaction, and provided further that, nothing in the Merger Agreement shall require Dune to (a) violate applicable law or the governing documents of Dune, (b) consent to or obtain any debt or equity financing of Dune, (c) distribute cash from the Trust Account to the Dune stockholders or (d) cause the equityholders of Dune or Sponsor to exchange their shares of Dune Class A Common Stock for equity securities of an entity other than Dune;

•        enter into, renew or amend in any material respect, any transaction or contract, other than those that Dune reasonably believes are necessary to effect the Closing;

•        subject to the actions permitted by the Merger Agreement with respect to any litigation relating to the Business Combination, waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability;

•        incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another person, other than indebtedness from Dune’s affiliates and stockholders to provide working capital to Dune up to $1,500,000;

•        (a) hire any employee, (b) make any change in the management structure of Dune, Merger Sub or Merger Sub II or (c) except as expressly contemplated by the Merger Agreement, establish, adopt or enter into any employee benefit plan;

•        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Dune, Merger Sub or Merger Sub II (other than the Business Combination);

•        adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of Dune, Merger Sub or Merger Sub II;

•        directly or indirectly acquire by merging or consolidating with, or by purchasing any assets of, or by purchasing any equity security in, or by any other manner, any person;

•        other than in connection with certain pre-approved arrangements, (a) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities (other than warrants to be issued to Dune’s affiliates or stockholders in satisfaction of any indebtedness from Dune’s affiliates and stockholders to provide working capital to Dune incurred in compliance with the Merger Agreement), (b) amend, modify or waive any of the terms or rights set forth in, any warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein or (C) acquire any equity securities in any person or form any subsidiary;

•        pay or agree to pay the transaction expenses incurred by Dune in connection with the Business Combination such that the aggregate amount of such transaction expenses exceed $17,500,000;

•        make any material change in accounting principles or methods of accounting, other than as may be required by United States generally accepted accounting principles;

•        enter into any transactions, contracts, arrangements or understandings between any Dune, Merger Sub or Merger Sub II, on the one hand, and any director, officer, employee, stockholder, equity holder, warrant holder or affiliate of Dune, Merger Sub or Merger Sub II, on the other hand;

•        make, or commit to make, any capital expenditures; or

•        enter into any agreement, or otherwise become obligated, to do any action listed above.

Proxy Statement

As promptly as practicable after the execution of the Merger Agreement, Dune and TradeZero agreed to prepare, and Dune shall file with the SEC, this proxy statement to be sent to the stockholders of Dune in advance of the Special Meeting to consider the Condition Precedent Proposals.

Dune Stockholders’ Meetings

Dune agreed to call and hold the Special Meeting as promptly as practicable following the clearance of this proxy statement by the SEC. Dune agreed, through its Board, to recommend to its stockholders that they approve the proposals, including the Condition Precedent Proposals, and to include the recommendation of the Dune Board in this proxy statement. Notwithstanding the foregoing, if our Board determines that a Company Material Adverse Effect has occurred, our Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation if a failure to do so would, upon the advice of counsel, reasonably be expected to constitute a breach of its fiduciary duties to the stockholders under applicable law (a “Change in Recommendation”). Dune agreed that its obligations under the Merger Agreement will not be affected by any Change in Recommendation and agreed (a) that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Change in Recommendation or other intervening event or circumstance and (b) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the proposals in this proxy statement, in each case in accordance with the Business Combination, regardless of any Change in Recommendation or other intervening event or circumstance. Dune agreed to postpone or adjourn any Special Meeting on each and every occasion if (i) a postponement or adjournment is required by law, (ii) as of the time for which the Special Meeting is originally scheduled (as set forth in this proxy statement) there are insufficient shares of common stock of Dune represented (either in person or by proxy) and voting to approve the proposals set forth in this proxy statement or to constitute a quorum necessary to conduct the business of the Special Meeting, or (iii) Dune or TradeZero determines the payments for the exercise of redemption rights by the public stockholders could reasonably be expected to cause the conditions precedent for the Closing to not be satisfied at the Closing; provided, however, in no event will Dune be required to adjourn or postpone the Special Meeting more than six weeks from the initial date of the Special Meeting set forth in this proxy statement.

TradeZero has obtained and delivered to Dune an irrevocable written consent of the holders of all of TradeZero Common Stock to approve the Merger Agreement and the transactions contemplated thereby.

HSR and Regulatory Approvals

Dune and TradeZero have each agreed to (a) use its respective commercially reasonable efforts to make all required filings pursuant to the HSR Act with respect to the Business Combination promptly following the date of the Merger Agreement and (b) respond as promptly as reasonably practicable to any requests by any governmental authority for additional information and documentary material that may be requested pursuant to the HSR Act. Dune and TradeZero made the required filings pursuant to the HSR Act on November 24, 2021. Dune and TradeZero have each agreed to request early termination of all waiting periods applicable to the Business Combination under the HSR Act (to the extent early termination is then available), and Dune and TradeZero and their respective affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any governmental authority not to consummate the Business Combination, except with the prior written consent of the other party.

TradeZero has agreed to (a) use its commercially reasonable efforts to prepare and file, or cause to be prepared and filed, the continuing membership application on Form CMA pursuant to FINRA Rule 1017 with respect to TradeZero America (the “Continuing Membership Application”) in connection with the Business Combination promptly following the date of the Merger Agreement, and (b) provide Dune with an opportunity to review and comment upon such application (which comments TradeZero shall consider in good faith and, to the extent any such comments are reasonable and relate to Dune or the Business Combination, TradeZero shall incorporate such comments into the Continuing Membership Application). Dune filed the Continuing Membership Application on November 24, 2021. Dune shall use its commercially reasonable efforts to cooperate with TradeZero in preparing the Continuing Membership Application, including by promptly making available additional information relating to its business, assets, properties, or ownership as may be requested by FINRA and by taking such other actions requested by FINRA in connection with the Continuing Membership Application. Dune and TradeZero shall respond as promptly as practicable to all requests or inquiries received from FINRA for additional documentation or information in connection with the Continuing Membership Application.

Each of Dune and TradeZero agreed to (a) use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any other consents of any governmental authorities necessary to consummate the Business Combination, (b) promptly inform the other of any communications it has with any governmental authority regarding the Business Combination or the Merger Agreement or any other transaction documents contemplated thereby and (c) to give counsel for the other a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any governmental authority relating to the Business Combination or the Merger Agreement or any other transaction documents contemplated thereby. Each of Dune and TradeZero agreed not to participate in any substantive meeting or discussion with any governmental authority in connection with the Business Combination unless it consults with the other in advance and, to the extent not prohibited by such governmental authority, gives the other the opportunity to attend and participate in such meeting or discussion. Dune and TradeZero will each pay 50% all filing fees in connection with the HSR Act, the Continuing Membership Application and other materials contemplated by the Merger Agreement.

Exclusivity

From the date of the Merger Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Merger Agreement, TradeZero agreed to not take, and not permit any of its affiliates or representatives to take, whether directly or indirectly:

•        any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any person (other than Dune or any of its affiliates or representatives) concerning any merger or similar business combination transaction or sale of substantially all of the assets involving TradeZero or its subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business) (each such acquisition transaction, but excluding the Business Combination, a “TradeZero Acquisition Transaction”); provided, that the execution, delivery and performance of the Merger Agreement and the other related agreements and the consummation of the Business Combination shall not be deemed a violation; or

•        any action in connection with a public offering of any equity securities of TradeZero or any of its subsidiaries (or any affiliate or successor of TradeZero or any of its subsidiaries).

In addition, TradeZero has agreed to, and to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a TradeZero Acquisition Transaction.

From the date of the Merger Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Merger Agreement, Dune agreed to not take, and not permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than TradeZero, its stockholders or any of their respective affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination involving Dune (a “Dune Business Combination Proposal”) other than with TradeZero, its stockholders and their respective affiliates and representatives; provided, that the execution, delivery and performance of the Merger Agreement and the other related agreements and the consummation of the Business Combination shall not be deemed a violation.

In addition, Dune has agreed to, and to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Dune Business Combination Proposal.

NYSE Listing

Dune has agreed that it will use its commercially reasonable efforts to cause the shares of Dune Class A Common Stock to be approved for listing on the NYSE at the Closing Date or on the trading day immediately following the Closing Date. Until our Class A common stock become listed on the NYSE, Dune has agreed that it will use its commercially reasonable efforts to keep our Class A common stock listed for trading on Nasdaq.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•        Dune and TradeZero providing access to books, records, properties and personnel and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•        TradeZero waiving claims to the Trust Account;

•        TradeZero delivering the audited financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited financial statements for the nine months ended September 30, 2021, as soon as reasonably practicable following the date of the Merger Agreement;

•        TradeZero agreeing not to, and to cause its subsidiaries, directors, officers and its and their affiliates not to engage in transactions involving securities of Dune if TradeZero possess material non-public information of Dune;

•        director and officer indemnification;

•        Dune taking steps to exempt the acquisition of Dune Class A Common Stock by individuals subject to Section 16(a) of the Exchange Act from Rule 16b-3 promulgated under the Exchange Act;

•        Dune taking all necessary action so that immediately after the Closing, the New TradeZero Board will be comprised of the individuals set forth in the Director Election Proposal;

•        Dune adopting the Incentive Plan and ESPP to be effective after the Closing;

•        TradeZero using commercially reasonable efforts to cooperate if Dune seeks certain pre-approved financing arrangements;

•        Dune keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable laws;

•        Dune making disbursements from the Trust Account;

•        Dune not taking any actions to cause the Business Combination to be subject to, or taking actions to exempt or ensure the continued exemption of the Business Combination from, applicable takeover laws

•        Dune, Merger Sub, Merger Sub II and TradeZero using commercially reasonable efforts to consummate the Business Combination; and

•        confidentiality and public announcements relating to the Business Combination.

Conditions to Closing of the Merger Agreement

Mutual Conditions

The obligations of Dune and TradeZero to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of each of the following mutual conditions:

•        HSR Approval.    All applicable waiting periods (and any extensions thereof) under the HSR Act in respect to the Business Combination shall have expired or been terminated.

•        Other Approvals.    Dune and TradeZero shall have received certain pre-closing approvals and consents specified by the Merger Agreement, including approval of the Continuing Membership Application.

•        No Prohibition.    There shall not be in force any law or governmental order by any governmental authority of competent jurisdiction and having jurisdiction over the parties with respect to the Business Combination enjoining, prohibiting, or making illegal the consummation of the Business Combination.

•        Stockholder Approval.    The approval of the holders of a majority of TradeZero Common Stock of the Merger Agreement and the transactions contemplated thereby and the approval of the Condition Precedent Proposals by the Dune stockholders shall have been obtained.

•        Minimum Closing Dune Cash.    The amount of funds held in the Trust Account (net of any cash proceeds required to satisfy an exercise of redemption rights by the public stockholders in accordance with Dune’s governing documents), plus the aggregate amount of net cash proceeds from the consummation of any debt or equity financing by Dune permitted by the Merger Agreement, plus the aggregate amount of any net proceeds obtained by TradeZero as a result of any debt financing arrangements for borrowed money entered into by TradeZero that remains outstanding as of the Closing, plus any other cash on hand of Dune, shall not be less than $80,000,000.

•        Listing.    The shares of Dune Class A Common Stock shall be listed or have been approved for listing on the NYSE (or, to the extent applicable, Nasdaq), subject to only official notice of issuance thereof.

Dune’s, Merger Sub’s and Merger Sub II’s Conditions

The obligations of Dune, Merger Sub and Merger Sub II to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•        Representations and Warranties.

•        Certain of the representations and warranties of TradeZero regarding corporate organization, subsidiaries, due authorization, current capitalization and brokers’ fees shall be true and correct in all material respects as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

•        The representations and warranties of TradeZero regarding absence of changes shall be true and correct in all respects as of the Closing.

•        All of the other representations and warranties of TradeZero shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

•        Agreements and Covenants.    The covenants and agreements of TradeZero in the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that a covenant or agreement of TradeZero shall only be deemed to have not been performed if TradeZero has materially breached such covenant or agreement and such material breach is incapable of being cured, or TradeZero has failed to cure such breach within 30 days after written notice of such breach has been delivered TradeZero (or if earlier, June 12, 2022).

•        Officer’s Certificate.    TradeZero shall have delivered to Dune a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•        Company Material Adverse Effect.    Since the date of the Merger Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured.

•        Employment Agreements.    The employment agreements between TradeZero or one of its subsidiaries and certain key employees have not been rescinded, amended, restated or otherwise modified in any respect.

•        Closing Deliveries.    TradeZero shall have delivered to Dune certain specified documents.

•        Financial Statements.    TradeZero’s audited financial statements for the years ended December 31, 2020 and December 31, 2019 delivered after the date of the Merger Agreement shall not materially deviate from TradeZero’s unaudited financial statements for the years ended December 31, 2020 and December 31, 2019 delivered on the date of the Merger Agreement.

Some of the conditions to Dune’s obligations are qualified by the concept of a “Company Material Adverse Effect.” Under the terms of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, operations, results of operations or financial condition of TradeZero and its subsidiaries, taken as a whole, or (b) have a material adverse effect on the ability of TradeZero to consummate the Business Combination; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable laws (including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, guidelines or recommendations by any governmental authority in connection with COVID-19) or GAAP or any official or judicial interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which TradeZero or its subsidiaries operate, (iii) the announcement of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, TradeZero or its subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of TradeZero or its subsidiaries to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any action required to be taken, or required not to be taken, pursuant to the terms of the Merger Agreement or (viii) any action taken by, or at the request of, Dune, Merger Sub or Merger Sub II; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on TradeZero and its subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which TradeZero and its subsidiaries operate.

TradeZero’s Conditions

The obligations of TradeZero to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•        Representations and Warranties.

•        Certain of the representations and warranties of Dune, Merger Sub and Merger Sub II regarding corporate organization, due authorization, brokers’ fees, business activities and capitalization shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

•        The representations and warranties of Dune, Merger Sub and Merger Sub II regarding absence of changes shall be true and correct in all respects as of the Closing.

•        All of the other representations and warranties of Dune, Merger Sub and Merger Sub II shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

•        Agreements and Covenants.    The covenants and agreements of Dune, Merger Sub and Merger Sub II in the Merger Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that a covenant or agreement of Dune, Merger Sub or Merger Sub II shall only be deemed to have not been performed if Dune, Merger Sub or Merger Sub II has materially breached such covenant or agreement and such material breach is incapable of being cured, or Dune, Merger Sub or Merger Sub II has failed to cure such breach within 30 days after written notice of such breach has been delivered Dune (or if earlier, June 12, 2022).

•        Officer’s Certificate.    Dune shall have delivered to TradeZero a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•        Trust Account.    Dune shall have made appropriate arrangements to have the Trust Account, less amounts paid and payable (a) to stockholders who elect to have their Dune Class A Common Stock converted to cash in accordance with the provisions of Dune’s organizational documents, (b) for income tax and other tax obligations of Dune prior to Closing and (c) for any transaction costs of Dune incurred in connection with the Business Combination, available to Dune for payment of TradeZero’s and Dune’s transaction expenses incurred in connection with the Business Combination at the Closing.

•        SPAC Material Adverse Effect.    Since the date of the Merger Agreement, no SPAC Material Adverse Effect shall have occurred which is continuing and uncured.

•        Closing Deliveries.    Dune shall have delivered to TradeZero certain specified documents.

Some of the conditions to TradeZero’s obligations are qualified by the concept of a “SPAC Material Adverse Effect.” Under the terms of the Merger Agreement, a “SPAC Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the ability of Dune, Merger Sub, Merger Sub II or Sponsor to consummate the Business Combination; provided, however, that in no event shall any of the following be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable laws or GAAP or any official or judicial interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting SPACs, (iii) the announcement of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement, including the impact thereof on the Dune’s stock price or the amount of redemptions by the public stockholders in accordance with Dune’s governing documents, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in the United States, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any territories, possessions, or diplomatic or consular offices of the United States or upon any United States military installation, equipment or personnel, (vi) any action required to be taken, or required not to be taken, pursuant to the terms of the Merger Agreement or (vii) any action taken by, or at the request of, TradeZero or its subsidiaries; provided, that in the case of clauses (i), (ii), (iv) and (v), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on Dune, as compared to other SPACs.

Termination

The Merger Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of the Merger Agreement and the Business Combination by the equityholders of TradeZero or the stockholders of Dune, as follows:

•        by mutual written consent of Dune and TradeZero;

•        by either Dune or TradeZero, if there shall be in effect any (a) law in any jurisdiction of competent authority or (b) governmental order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (a) and (b), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination and in the case of any such governmental order, such governmental order shall have become final and non-appealable;

•        by Dune or TradeZero, if the consummation of the First Merger has not occurred by 11:59 p.m., New York City time, on July 12, 2022; provided, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose breach of any provision of the Merger Agreement primarily causes or results in the failure of the Business Combination to be consummated by such time;

•        by Dune or TradeZero, if Dune fails to obtain the approval of the Condition Precedent Proposals by the Dune stockholders following any adjournment or postponement thereof); provided, that the right to terminate the Merger Agreement pursuant to this provision will not be available to Dune if it breaches its obligations under the Merger Agreement relating to the Special Meeting or proxy statement;

•        by Dune, if TradeZero has breached or failed to perform any of its (a) representations or warranties or (b) covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in the failure of a Closing condition of Dune to be satisfied and (ii) is not capable of being cured or, if capable of being cured, is not cured TradeZero before the earlier of (A) the third business day immediately prior to July 12, 2022 and (B) the 30th day following receipt of written notice from Dune of such breach or failure to perform; provided, that Dune shall not have the right to terminate the Merger Agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement that would result in the failure of a Closing condition of TradeZero to be satisfied;

•        by Dune, if (a) following the Special Meeting and assuming the satisfaction of all of the exercises of redemption rights by the public stockholders in accordance with Dune’s governing documents that have been elected at such time, the Available Closing SPAC Cash condition is not satisfied and (b) TradeZero has not waived such condition within two business days following Dune’s request for such waiver; provided, that the right to terminate the Merger Agreement pursuant to this provision will not be available to Dune if it materially breaches its obligations under the Merger Agreement relating to the Special Meeting and proxy statement and such breach has not been cured prior to termination;

•        by Dune, if, following the delivery of TradeZero and its subsidiaries’ audited financial statements for the years ended December 31, 2020 and December 31, 2019, the condition to Closing of Dune regarding TradeZero’s financial statements cannot be satisfied; or

•        by TradeZero, if any of Dune, Merger Sub or Merger Sub II has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) would result in the failure of a Closing condition of TradeZero to be satisfied and (b) is not capable of being cured or, if capable of being cured, is not cured by Dune, Merger Sub or Merger Sub II, as applicable, before the earlier of (i) the third business day immediately prior to July 12, 2022 and (ii) the 30th day following receipt of written notice from TradeZero of such breach or failure to perform; provided, that TradeZero shall not have the right to terminate the Merger Agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement that would result in the failure of a Closing condition of Dune to be satisfied.

Effect of Termination

If the Merger Agreement is terminated pursuant to one of the events described above in the Termination section, the Merger Agreement will forthwith become void, and have no effect, without any liability on the part of any party to the Merger Agreement or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party for any fraud by such party occurring prior to such termination or as set forth in the applicable provision of the Merger Agreement. The confidentiality agreement and the sections of the Merger Agreement relating to claims against the Trust Account, confidentiality and publicity, and effect of termination, along with any other sections referenced by those sections that are needed to give them effect, survive termination.

Ancillary Agreements Related to the Business Combination

TradeZero Support Agreement

On October 12, 2021, Dune and the TradeZero stockholders entered into the Support Agreement. Under the Support Agreement, the TradeZero stockholders agreed that they will not transfer their shares of TradeZero stock and will continue to support, and refrain from taking certain actions, in each case, subject to the terms and conditions contemplated by the Support Agreement.

Sponsor Agreement

On October 12, 2021, Dune, the Sponsor and TradeZero entered into the Sponsor Agreement. Under the Sponsor Agreement, the Sponsor agreed to, among other things, (i) vote in favor of the Business Combination, (ii) waive the anti-dilution protection afforded under Dune’s amended and restated certificate of incorporation in respect of the shares of Class B common stock of Dune held by the Sponsor in connection with the Business Combination and

(iii) not transfer its shares of Dune capital stock and will continue to support, and refrain from taking certain actions that would negatively affect, the transactions contemplated by the Merger Agreement from occurring, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Pursuant to the Sponsor Agreement, Dune has agreed to indemnify the Sponsor for a period of six years after the Closing against any claims directly relating to the Business Combination arising from the Sponsor’s ownership of Dune’s equity securities or its control or ability to influence Dune, subject to certain limited exceptions.

Lock-Up Agreement

On October 12, 2021, Dune, the Sponsor and TradeZero’s stockholders entered into Lock-Up Agreement, which will be effective as of the Closing. Under the Lock-Up Agreement, the Sponsor and the TradeZero stockholders agreed to certain restrictions on transfer with respect to the shares of New TradeZero Common Stock and private placement warrants they hold or will receive upon the Closing, which restrictions amend and supersede the restrictions on transfer the Sponsor agreed to in that certain Letter Agreement, dated December 17, 2020, entered into by and among Dune, the Sponsor and Dune’s officers and directors in connection with Dune’s IPO. The restrictions on transfer contained in the Lock-Up Agreement apply to both the Sponsor and TradeZero’s existing stockholders and end: (i) with respect to the New TradeZero Common Stock, on the earlier of 180 days after Closing and the date on which New TradeZero completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the New TradeZero Common Stock being converted into cash, securities or other property; and (ii) with respect to New TradeZero’s private placement warrants, 30 days after the Closing.

Board Nomination Agreement

The Merger Agreement contemplates that, at the Closing, New TradeZero will enter into the Board Nomination Agreement with the TradeZero Members and the Sponsor, pursuant to which the TradeZero Members will have the right to nominate members of the New TradeZero Board. Following the Closing, the New TradeZero Board will consist of at least nine directors, with the board to be divided into three classes. The directors shall initially include: (i) Daniel Pipitone and John Muscatella as Class I directors; (ii) four independent director nominees to be designated by TradeZero prior to the Closing, one of which shall be Marc Symons (who shall be a Class III director); (iii) one independent director nominee to be designated by Dune prior to the Closing (who shall be a Class III director); (iv) two independent director nominees to be designated by Dune, who shall initially be Carter Glatt (who shall be a Class II director) and William Nance (who shall be a Class I director); and (v) such other director nominees to be designated by TradeZero pursuant to written notice to Dune following the date of the Merger Agreement. Carter Glatt, William Nance and the independent director nominee to be designated by Dune prior to the Closing are entitled serve on the New TradeZero Board until the expiration of their initial terms.

The Nomination Agreement will provide that: (i) for so long as the TradeZero stockholders and any of their respective affiliates, family members and affiliated investors and their respective permitted assigns (the “TradeZero Group”) beneficially own a number of shares representing at least 50% of the number of shares of common stock of New TradeZero Common Stock held by the TradeZero Group on the Closing Date (the “Initial Share Ownership”), the TradeZero Group will have the right to nominate four directors to the New TradeZero Board (two of whom must qualify as “independent” for all purposes under the rules and regulations of the applicable stock exchange on which the New TradeZero Common Stock is listed); (ii) for so long as the TradeZero Group beneficially own a number of shares of New TradeZero Common Stock representing less than 50% of the Initial Share Ownership but at least 30% of the Initial Share Ownership, the TradeZero Group will have the right to nominate three directors to the board of directors of New TradeZero (one of whom must qualify as “independent” for all purposes under the rules and regulations of the applicable stock exchange on which the New TradeZero Common Stock is listed); (iii) for so long as the TradeZero Group beneficially own a number of shares of New TradeZero Common Stock representing less than 30% of the Initial Share Ownership but at least 15% of the Initial Share Ownership, the TradeZero Group will have the right to nominate two directors to the board of directors of New TradeZero; and (iv) for so long as the TradeZero Group beneficially own a number of shares of New TradeZero Common Stock representing less than 15% of the Initial Share Ownership but at least 5% of the Initial Share Ownership, the TradeZero Group will have the right to nominate one director to the board of directors of New TradeZero. At any time, any of the foregoing provisions described in this paragraph are in effect, the TradeZero Group may require that the chairperson of the board of directors be one of the TradeZero Group’s nominees.

A&R Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New TradeZero, the Sponsor, and the TradeZero Members and certain of their permitted transferees will enter into the A&R Registration Rights Agreement, pursuant to which, among other things Dune will agree to register for resale, pursuant to Rule 415 under the Securities Act, (a) the shares of New TradeZero Common Stock issued or issuable upon the conversion of the founder shares, (b) the warrants (including any shares of New TradeZero Common Stock issued or issuable upon the exercise of the warrants), (c) any outstanding shares of New TradeZero Common Stock or any other equity security (including the shares of New TradeZero Common Stock issued or issuable upon the exercise of any other equity security) of New TradeZero held by a party to the A&R Registration Rights Agreement, and (d) any other equity security of New TradeZero issued or issuable with respect to any such shares of New TradeZero Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (the “Registrable Securities”), subject to the terms and conditions set forth in the A&R Registration Rights Agreement.

Pursuant to the A&R Registration Rights Agreement, New TradeZero will agree to file with the SEC within 30 days after the Closing a registration statement registering the resale of all Registrable Securities permitted to be registered for resale from time to time pursuant to the applicable rules and regulations under the Securities Act. New TradeZero will use its reasonable best efforts to cause the registration statement to be become effective and remain effective, in accordance with the A&R Registration Rights Agreement. Additionally, New TradeZero will agree that, as soon as reasonably practicable after New TradeZero is eligible to register the securities of the parties to the A&R Registration Rights Agreement on a registration statement on Form S-3, New TradeZero will file a new registration statement with the SEC (at New TradeZero’s sole cost and expense) and New TradeZero will use its reasonable best efforts to cause such new registration statement become effective and remain effective, in accordance with the A&R Registration Rights Agreement. The A&R Registration Rights Agreement also provides the parties to the A&R Registration Rights Agreement with certain customary demand and piggyback registration rights.

Vote Required for Approval

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal. The Business Combination Proposal is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by the Dune stockholders.

Our Sponsor has agreed to vote the founder shares and any public shares owned by it in favor of the Business Combination Proposal. See “The Business Combination Proposal — Ancillary Agreements Related to the Business Combination — Sponsor Agreement” for more information.

Recommendation of the Dune Board

DUNE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION Proposal.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what they may believe is in our best interests and our stockholders and what they may believe is best for himself or themselves in determining to recommend that our stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Dune’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

THE STOCK ISSUANCE PROPOSAL

Overview

The Stock Issuance Proposal is a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Business Combination, consisting of the issuance of (i) shares of New TradeZero Common Stock to the TradeZero stockholders pursuant to the terms of the Merger Agreement and (ii) any shares of New TradeZero Common Stock pursuant to subscription agreements we may enter into prior to the Closing, as permitted by the Merger Agreement, and (y) the issuance of shares of New TradeZero Common Stock to the TradeZero stockholders in connection with the Business Combination that would result in the TradeZero stockholders owning more than 20% of the New TradeZero Common Stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules.

If the Stock Issuance Proposal is adopted,          shares of New TradeZero Common Stock will be issued to the TradeZero stockholders in connection with the Business Combination pursuant to the Merger Agreement plus any additional shares of New TradeZero Common Stock we may issue pursuant to subscription agreements we may enter into prior to the Closing.

Why Dune Needs Stockholder Approval

We are proposing the Stock Issuance Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d). Pursuant to the Business Combination, we may require stockholder approval in accordance with the aforementioned Nasdaq Listing Rules as a result of (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Business Combination, consisting of the issuance of (i) shares of New TradeZero Common Stock to the TradeZero stockholders pursuant to the terms of the Merger Agreement and (ii) any shares of New TradeZero Common Stock pursuant to subscription agreements we may enter into prior to the Closing, as permitted by the Merger Agreement, and (y) the issuance of shares of New TradeZero Common Stock to the TradeZero stockholders in connection with the Business Combination that would result in the TradeZero stockholders owning more than 20% of the New TradeZero Common Stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules. Assuming no redemptions and excluding the Earn Out Shares, we expect that approximately 50,000,000 shares of common stock will be issued to TradeZero stockholders in connection with the Business Combination, plus any additional shares of New TradeZero Common Stock we may issue pursuant to subscription agreements we may enter into prior to the Closing, as permitted by the Merger Agreement. Since we may issue 20% or more of our outstanding common stock as consideration in the Business Combination, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d).

Effect of Proposal on Current Stockholders

If the Stock Issuance Proposal is adopted,          shares of New TradeZero Common Stock will be issued to the TradeZero stockholders in connection with the Business Combination pursuant to the Merger Agreement plus any additional shares of New TradeZero Common Stock we may issue pursuant to subscription agreements we may enter into prior to the Closing may be issued, which collectively represents at least approximately         % of the 21,562,500 Dune Shares outstanding as of the date hereof. The issuance of these shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in our voting power, liquidation value and aggregate book value.

In the event that the Stock Issuance Proposal is not approved by our stockholders, the Business Combination may not be consummated. In the event that the Stock Issuance Proposal is approved by our stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of such shares of New TradeZero Common Stock, the Company will not issue such shares of New TradeZero Common Stock.

Vote Required for Approval

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

The Business Combination is conditioned upon the approval of the Stock Issuance Proposal. The Stock Issuance Proposal is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by the Dune stockholders.

Our Sponsor has agreed to vote the founder shares and any public shares owned by it in favor of the Stock Issuance Proposal. See “The Business Combination Proposal — Ancillary Agreements Related to the Business Combination — Sponsor Agreement” for more information.

Recommendation of the Dune Board

DUNE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE STOCK Issuance Proposal.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what they may believe is in our best interests and our stockholders and what they may believe is best for himself or themselves in determining to recommend that our stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Dune’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

THE CHARTER AMENDMENT PROPOSALS

Overview

In connection with the Business Combination, Dune is asking its stockholders to approve (i) the adoption of the Proposed Charter, in the form attached hereto as Annex B and (ii) amendments to the Current Charter to increase Dune’s authorized capital stock and provide that the number of authorized shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Dune’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. If the Business Combination and the Charter Amendment Proposals are approved, the Proposed Charter would replace the Current Charter.

Charter Amendment Proposals A, B and C

Each of Charter Amendment Proposal A, Charter Amendment Proposal B and Charter Amendment Proposal C will be voted on separately by our stockholders as follows:

•        Charter Amendment Proposal A.    In Charter Amendment Proposal A, Dune’s stockholders are being asked to approve and adopt the Proposed Charter (other than the proposals addressed in Charter Amendment Proposal B and Charter Amendment Proposal C), which will replace the Current Charter as of the Closing. The holders of Dune Class A Common Stock and Dune Class B Common Stock will vote together as a single class on Charter Amendment Proposal A.

•        Charter Amendment Proposal B.    In Charter Amendment Proposal B, the holders of Dune Class A Common Stock are being asked to approve and adopt an amendment to the Current Charter to (i) increase the number of authorized shares of Dune’s capital stock, each with a par value of $0.0001 per share, from 401,000,000 shares consisting of 380,000,000 shares of Dune Class A Common Stock, 20,000,000 shares of Dune Class B Common Stock, and 1,000,000 shares of preferred stock, to 551,000,000 New TradeZero shares, consisting of 550,000,000 shares of New TradeZero Common Stock and 1,000,000 shares of preferred stock and (ii) to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New TradeZero’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. If approved, such amendments will be in effect as of the Closing.

•        Charter Amendment Proposal C.    In Charter Amendment Proposal C, the holders of Dune Class A Common Stock are being asked to approve and adopt an amendment to the Current Charter to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, which, if approved, will both be in effect upon the Closing.

Reasons for the Approval of the Charter Amendment Proposals

In the judgment of our Board, the Proposed Charter is necessary to address the needs of New TradeZero. Our Board’s reasons for proposing each of these amendments to the Current Charter are set forth below.

Charter Amendment Proposal A

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter, as well as our Board’s reasons for approval of the Charter Amendment Proposal A. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.

•        Change the post-combination company’s name to TradeZero Global Inc.    Currently, our name is Dune Acquisition Corporation. If Charter Amendment Proposal A is approved, Dune’s name will be changed to “TradeZero Global Inc.” Our Board believes the name of the post-combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed this name change. In addition, our Board believes that having the TradeZero Global Inc. name as our own going forward will strengthen our reputation, brand and, as a result, stockholder value.

•        Remove blank check company provisions.    Our Board has determined that it is in the best interest of Dune to eliminate provisions of the Current Charter that are specific to Dune’s status as a blank check company. Removal of these provisions is desirable because these provisions will serve no purpose following consummation of the Business Combination, and many of these provisions cease to apply upon the consummation of our initial business combination. For example, the Proposed Charter allows New TradeZero to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our Board believes it is the most appropriate period for New TradeZero following consummation of the Business Combination. In addition, certain other provisions in our Current Charter require that proceeds from our IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

•        Elimination of Class B common stock.    The Current Charter contains provisions relating to Dune Class B Common Stock, including provisions regarding the conversion of the Dune Class B Common Stock and anti-dilution protections in respect of such Dune Class B Common Stock. The Current Charter also requires the affirmative vote of the holders of a majority of the shares of Dune Class B Common Stock in order to make any amendment that would alter or change the powers, preferences, or other rights of the holders of Dune Class B Common Stock. The Proposed Charter eliminates the Dune Class B Common Stock and any rights of holders thereof. Following the Business Combination, all shares of Dune Class B Common Stock will have converted into Dune Class A Common Stock and the protections afforded to the Dune Class B Common Stock will no longer be necessary. Accordingly, our Board believes the provisions relating to the Dune Class B Common Stock will no longer be relevant to New TradeZero following Closing and should be eliminated.

•        Require a 66⅔% stockholder vote for stockholders to remove directors for cause.    Under the Proposed Charter, members of our Board may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of Dune, subject to the rights of the holders of one or more series of preferred stock and any rights and obligations under the Board Nomination Agreement. Our Board believes that the extraordinary action of removing a director, or the entire New TradeZero Board, for cause, should not be taken without the approval of a substantial portion of TradeZero’s voting power. In the absence of this provision of the Proposed Charter, a person or group acquiring a simple majority of the shares could remove one or more directors, or the entire New TradeZero Board, regardless of whether that action was in the best interests of New TradeZero and its stockholders, and would deprive smaller stockholders of the ability to consider and vote on this important matter. Imposition of a two-thirds voting requirement for this action will ensure that any removal cannot be effected in such circumstances. In reaching this conclusion, our Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the New TradeZero. Dune further believes that, going forward, a supermajority voting requirement encourages persons seeking control of TradeZero to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

•        Stockholder action by written consent.    Under the Proposed Charter, until the Voting Threshold Date, any actions required to be taken or permitted to be taken by the New TradeZero stockholders may be taken by written consent signed by the New TradeZero stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, as opposed to the Current Charter, which provides that only the holders of Dune Class B Common Stock have the right to take action by written consent. Our Board determined that, upon the conversion of all Dune Class B Common Stock to Dune Class A Common Stock, there was no longer a need for a provision applicable to the Dune Class B Common Stock held by our Sponsor. Instead, because New TradeZero will be controlled by the Principal Stockholders following Closing, our Board believes it is appropriate to permit stockholder action by written consent for so long as the Principal Stockholders hold at least 50% of New TradeZero’s outstanding shares. This provision is customary for controlled companies and will allow us to take corporate action faster and more efficiently than if a stockholder meeting was required.

After the Voting Threshold Date, the Proposed Charter will provide that the New TradeZero stockholders do not have a right to act by written consent. Eliminating the right of New TradeZero stockholders, after the Voting Threshold Date, to act by written consent will limit the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New TradeZero’s organizational documents outside of a duly called special or annual meeting of the stockholders of New TradeZero. Further, our Board believes that limiting New TradeZero stockholders’ ability to act by written consent after the Voting Threshold Date, that is, after we cease to be a controlled company, will reduce the time and effort the New TradeZero Board and New TradeZero Management would need to devote to New TradeZero stockholder proposals, which time and effort could distract those directors and management from other important company business.

The loss of New TradeZero stockholders’ ability (after the Voting Threshold Date) to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New TradeZero Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Dune is aware to obtain control of TradeZero, and Dune and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, our Board does not believe that the effects of the loss of the ability of New TradeZero stockholders to act by written consent (after the Voting Threshold Date) will create a significant impediment to a tender offer or other effort to take control of New TradeZero. Inclusion of these provisions in the Proposed Charter might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New TradeZero Board and thereby help protect New TradeZero stockholders from the use of abusive and coercive takeover tactics.

•        Require a 66⅔% stockholder vote for stockholders to amend the Bylaws.    Under the Proposed Charter, any amendment to the New TradeZero Bylaws will require approval of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero. Our Board believes that this amendment protects the New TradeZero Bylaws from arbitrary changes and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

•        Election not to be governed by Section 203 of the DGCL.    Under the Current Charter, Dune is subject to Section 203 of the DGCL. The amendment in the Proposed Charter would cause the combined company to not be governed by Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an “interested stockholder”, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and the holders of at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. In accordance with Section 203, New TradeZero’s election to opt out of Section 203 will take effect 12 months following the date the Proposed Charter is filed and, during this 12-month waiting period, the restrictions on business combinations described above will continue to apply. Our Board believes that this provision is in line with market practice for a controlled company like New TradeZero is anticipated to be.

•        Change the stockholder vote required to 66⅔% in voting power of then outstanding shares of New TradeZero Common Stock to amend certain provisions of the Proposed Charter.    The Proposed Charter requires the affirmative vote of at least two-thirds of the voting power of the outstanding shares of New TradeZero Common Stock to amend, alter, repeal or rescind Articles V (Board of Directors), VI (Stockholders), VII (Liability and Indemnification), VIII (Exclusive Forum), IX (Certain Stockholder Relationships), X (Amendment of the Certificate of Incorporation and Bylaws) and XI (DGCL Section 203). Our Board believes that supermajority voting requirements proposed herein are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. Dune further believes that, going forward, a supermajority voting requirement encourages the person seeking control of New TradeZero to negotiate with the board of directors to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of New TradeZero stockholders from taking actions that may be harmful to other New TradeZero stockholders or making changes to provisions that are intended to protect all New TradeZero stockholders.

•        Stockholder ability to call a special meeting.    Under the Proposed Charter, special meetings of stockholders for any purpose or purposes may be called at any time only by the New TradeZero Board, the Chairperson of the New TradeZero Board, or the Chief Executive Officer of New TradeZero; provided, however, that prior to the Voting Threshold Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the Principal Stockholders (acting by holders of a majority of the New TradeZero Common Stock held by the Principal Stockholders). The Dune Board believes that prohibiting stockholders to call special meetings after the Voting Threshold Date is an appropriate governance measure to protect New TradeZero from unwarranted attempts to gain corporate control in its post-Business Combination phase, including for purposes of seeking to implement an opportunistic change in control of New TradeZero without the support of the then-incumbent directors and without the benefit of a stockholder meeting to consider important corporate issues which is called and held in accordance with the Proposed Charter and New TradeZero Bylaws. Prohibiting stockholders from calling special meetings will help to reduce the possibility of such unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and New TradeZero Bylaws.

Charter Amendment Proposal B

•        Change in Authorized Shares.    The Proposed Charter authorizes 551,000,000 shares consisting of 550,000,000 shares of New TradeZero Common Stock and 1,000,000 shares of preferred stock, as opposed to the 401,000,000 shares of Dune, consisting of 380,000,000 shares of Dune Class A Common Stock, 20,000,000 shares of Dune Class B Common Stock, and 1,000,000 shares of preferred stock authorized under the Current Charter. Although Dune has a sufficient number of authorized but unissued shares of common stock to complete the Business Combination, our Board has determined that the increase in the number of authorized shares of Dune Class A Common Stock is desirable and in the best interest of stockholders because it will enhance New TradeZero’s flexibility following the Closing to consider and respond to future business needs and opportunities as they arise from time to time, without incurring the risk, delay, and potential expense associated with obtaining stockholder approval. Although there is no present intention to issue any shares beyond those contemplated by the Merger Agreement and the reservation of shares for grants pursuant to the Incentive Plan and issuances pursuant to the ESPP, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since stockholders of New TradeZero will have no preemptive rights, the New TradeZero Board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or NYSE rules. The terms upon which any such securities may be issued will be determined by the New TradeZero Board. Incidental effects of the increase in the outstanding number of shares of New TradeZero Common Stock may include dilution of ownership and voting power of existing holders of New TradeZero Common Stock. New TradeZero could also use the increased number of shares of New TradeZero Common Stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of New TradeZero Common Stock.

The determination to increase the number of authorized shares of New TradeZero Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, the approval of Charter Amendment Proposal B and Charter Amendment Proposal C could facilitate future efforts by New TradeZero to deter or prevent changes in control of New TradeZero, including transactions the New TradeZero Board determines are not in the best interests of New TradeZero or its stockholders. For example, without further stockholder approval, the New TradeZero Board could sell shares of New TradeZero Common Stock in a private transaction to purchasers who would oppose a takeover or favor the New TradeZero Board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

Charter Amendment Proposal C

•        Opt out of Section 242(b)(2) of the DGCL.    The Proposed Charter provides that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New TradeZero’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. Our Board believes it is appropriate at this time to remove the separate class vote for increases or decreases of the authorized shares of any class of capital stock to allow all stockholders to vote upon such matters.

Vote Required for Approval

The Business Combination is conditioned on the approval and adoption of Charter Amendment Proposal A, but is not conditioned on the approval and adoption of Charter Amendment Proposal B or Charter Amendment Proposal C. Approval of Charter Amendment Proposal A requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock and Dune Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Approval of each of Charter Amendment Proposal B and Charter Amendment Proposal C requires the affirmative vote of holders of a majority of the outstanding shares of Dune Class A Common Stock. Charter Amendment Proposal A is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals; however, each of Charter Amendment Proposal B and Charter Amendment Proposal C are not Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Charter Amendment Proposals will have no effect, even if approved by our stockholders. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposals.

The sole reason that Dune is presenting separate charter amendment proposals is to provide for a separate Dune Class A Common Stock vote on each of Charter Amendment Proposal B and Charter Amendment Proposal C pursuant to Section 242(b)(2) of the DGCL and thereby enable holders of Dune Class A Common Stock to vote separately as a class on two matters: (i) the increase in the authorized number of shares of Dune Class A Common Stock and (ii) the amendment to provide that further increases or decreases (but not below the number of shares then outstanding) of any class of common stock or preferred stock may be approved by the holders of a majority of Dune’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Recommendation of the Dune Board

THE DUNE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DUNE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF BOTH OF THE CHARTER AMENDMENT PROPOSALS.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what they may believe is in our best interests and our stockholders and what they may believe is best for himself or themselves in determining to recommend that our stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Dune’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS

Overview

Our stockholders are also being asked to vote on a series of separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal, but pursuant to SEC guidance, we are required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is advisory in nature, and is not binding on Dune or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on this proposal, Dune intends that the Proposed Charter will take effect at the Closing.

Advisory Charter Proposal A — Stockholder Removal of Directors

Under the Current Charter, members of our Board may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of Dune entitled to vote generally in the election of directors, voting together as a single class.

Under the Proposed Charter, members of the New TradeZero Board may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero, subject to the rights of the holders of one or more series of preferred stock and any rights and obligations under the Board Nomination Agreement.

Our Board believes that the extraordinary action of removing a director, or the entire New TradeZero Board, for cause should not be taken without the approval of a substantial portion of TradeZero’s voting power. In the absence of this provision of the Proposed Charter, a person or group acquiring a simple majority of the shares could remove one or more directors, or the entire New TradeZero Board, regardless of whether that action was in the best interests of New TradeZero and its stockholders, and would deprive smaller stockholders of the ability to consider and vote on this important matter. Imposition of a two-thirds voting requirement for this action will ensure that any removal cannot be effected in such circumstances. In reaching this conclusion, our Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New TradeZero. Dune further believes that, going forward, a supermajority voting requirement encourages persons seeking control of New TradeZero to negotiate with its board of directors to reach terms that are appropriate for all stockholders.

Advisory Charter Proposal B — Stockholder Action by Written Consent

Under the Current Charter, stockholders may not act by written consent, other than holders of Dune Class B Common Stock.

Under the Proposed Charter, until the Voting Threshold Date, any actions required to be taken or permitted to be taken by the New TradeZero stockholders may be taken by written consent signed by the New TradeZero stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting.

Our Board determined that, upon the conversion of the Class B common stock to Class A common stock, there was no longer a need for a provision applicable to the Class B common stock held by our Sponsor. Instead, because New TradeZero will be controlled by the Principal Stockholders following Closing, our Board believes it is appropriate to permit stockholder action by written consent for so long as the Principal Stockholders hold at least 50% of New TradeZero’s outstanding shares. This provision is customary for controlled companies and will allow us to take corporate action faster and more efficiently than if a stockholder meeting was required. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

After the Voting Threshold Date, the Proposed Charter will provide that the New TradeZero stockholders do not have a right to act by written consent. Eliminating the right of New TradeZero stockholders, after the Voting Threshold Date, to act by written consent will limit the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New TradeZero’s organizational documents outside of a duly called special or annual meeting of the stockholders of New TradeZero. Further, our Board believes that limiting New TradeZero stockholders’ ability to act by written consent after the Voting Threshold Date, that is, after we cease to be a controlled company, will reduce the time and effort the New TradeZero Board and New TradeZero Management would need to devote to New TradeZero stockholder proposals, which time and effort could distract those directors and management from other important company business.

The loss of New TradeZero stockholders’ ability (after the Voting Threshold Date) to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New TradeZero Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Dune is aware to obtain control of New TradeZero, and Dune and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, our Board does not believe that the effects of the loss of the ability of New TradeZero stockholders to act by written consent (after the Voting Threshold Date) will create a significant impediment to a tender offer or other effort to take control of New TradeZero. Inclusion of these provisions in the Proposed Charter might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New TradeZero Board and thereby help protect New TradeZero stockholders from the use of abusive and coercive takeover tactics.

Advisory Charter Proposal C — Stockholder Amendment of the Bylaws

Under the Current Charter, Dune’s bylaws may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Dune entitled to vote generally in the election of directors, voting together as a single class.

Under the Proposed Charter, any stockholder amendment to New TradeZero Bylaws will require approval of at least two-thirds (66⅔%) of the voting power of all of the then-outstanding shares of voting stock of New TradeZero.

Our Board believes that this amendment protects the New TradeZero Bylaws from arbitrary changes and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Charter Proposal D — Section 203 of the DGCL Opt Out

Under the Current Charter, Dune is subject to Section 203 of the DGCL. The amendment in the Proposed Charter would cause the combined company to not be governed by Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an “interested stockholder”, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and the holders of at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. In accordance with Section 203, New TradeZero’s election to opt out of Section 203 will take effect 12 months following the date the Proposed Charter is filed and, during this 12-month waiting period, the restrictions on business combinations described above will continue to apply.

Our Board believes that this provision is in line with market practice for a controlled company, which is what New TradeZero is anticipated to be.

Advisory Charter Proposal E — Stockholder Vote to Amend Certain Charter Provisions

The Current Charter provides that, with limited exceptions, amendments to the Current Charter require the affirmative vote of the holders of a majority of the voting power of Dune’s outstanding common stock entitled to vote thereon.

Under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of our Board, removal of directors from office, and filling vacancies on the New TradeZero Board, (ii) actions taken by the stockholders of New TradeZero, (iii) exculpation of personal liability of a director of New TradeZero and indemnification of persons serving as directors or officers of New TradeZero, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, (vi) amendments to the Proposed Charter and New TradeZero Bylaws, and (vii) the election not to be governed by Section 203 of the DGCL.

Our Board believes that supermajority voting requirements proposed herein are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. Dune further believes that, going forward, a supermajority voting requirement encourages the person seeking control of New TradeZero to negotiate with the board of directors to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of New TradeZero stockholders from taking actions that may be harmful to other New TradeZero stockholders or making changes to provisions that are intended to protect all New TradeZero stockholders.

Advisory Charter Proposal F — Stockholder Ability to Call a Special Meeting

Under the Current Charter, special meetings of stockholders for any purpose or purposes may be called at any time only by our Board, the chairperson of our Board, or the Chief Executive Officer of Dune.

Under the Proposed Charter, special meetings of stockholders for any purpose or purposes may be called at any time only by the New TradeZero Board, the Chairperson of the New TradeZero Board, or the Chief Executive Officer of New TradeZero; provided, however, that prior to the Voting Threshold Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the holders of Principal Stockholders (acting by holders of a majority of the New TradeZero Common Stock held by the Principal Stockholders). Our Board believes that prohibiting stockholders to call special meetings after the Voting Threshold Date is an appropriate governance measure to protect New TradeZero from unwarranted attempts to gain corporate control in its post-Business Combination phase, including for purposes of seeking to implement an opportunistic change in control of New TradeZero without the support of the then-incumbent directors and without the benefit of a stockholder meeting to consider important corporate issues which is called and held in accordance with the Proposed Charter and New TradeZero Bylaws. Prohibiting stockholders from calling special meetings will help to reduce the possibility of such unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and New TradeZero Bylaws.

Advisory Charter Proposal G — Removal of Provisions Relating Only to Blank Check Companies and Dune’s Operations as a Special Purpose Acquisition Company

The Current Charter contains various provisions applicable only to blank check companies and Dune’s operations as a SPAC prior to a Business Combination (as defined in the Current Charter). The Proposed Charter does not include provisions applicable only to blank check companies and to operations as a SPAC because, upon consummation of the Business Combination, the combined company will not be a SPAC. In addition, the provisions in the Current Charter requiring that Dune have net tangible assets of at least $5,000,001 immediately prior to a Business Combination (as defined in the Current Charter) will not be applicable to the combined company following consummation of the Business Combination.

Reasons for the Amendment

Our Board determined that upon the elimination of separate classes of stock and the conversion of all the Class B common stock to Class A common stock, there was no longer a need for a provision applicable to the Class B common stock held by our Sponsor. In addition, our Board believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.

Vote Required for Approval

The Business Combination is not conditioned on the Advisory Charter Proposals. Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Recommendation of the Dune Board

THE DUNE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DUNE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what they may believe is in our best interests and our stockholders and what they may believe is best for himself or themselves in determining to recommend that our stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Dune’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

THE INCENTIVE PLAN PROPOSAL

Overview

Assuming that the other Condition Precedent Proposals are approved, Dune’s stockholders are also being asked to approve and adopt the Incentive Plan. Our Board intends to approve the Incentive Plan prior to, and subject to stockholder approval at, the Special Meeting, and, in connection with and following the Business Combination, all equity-based awards granted by New TradeZero will be granted under the Incentive Plan. For further information about the Incentive Plan, please refer to the complete copy of the Incentive Plan, which is attached hereto as Annex C.

Purpose of the Incentive Plan Proposal

After careful consideration, our Board believes that approving the Incentive Plan is in the best interests of New TradeZero. The Incentive Plan promotes ownership in New TradeZero by its employees, non-employee directors and consultants, and aligns incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, our common stock.

In addition, stockholder approval of the Incentive Plan is necessary in order for New TradeZero to (a) meet the stockholder approval requirements of Nasdaq and (b) grant incentive stock options (“ISOs”). Stockholders are also being asked to approve an annual limitation on the compensation paid to non-employee directors.

Therefore, our Board recommends that our stockholders approve the Incentive Plan. If the Incentive Plan Proposal is not approved by our stockholders, the Incentive Plan will not become effective, and we will not be able to grant equity awards under the Incentive Plan. We believe that our ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan Proposal is not approved.

Summary of the Incentive Plan

The following summary describes the material terms of the Incentive Plan. This summary is not a complete description of all provisions of the Incentive Plan and is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached hereto as Annex C, and we urge you to read it in its entirety.

Administration

The Incentive Plan will be administered by our Board or a committee of our Board consisting of two or more non-employee directors (as applicable, the “Administrator”), each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and an “independent director” under the rules of any exchange on which our common stock is listed except as otherwise determined by our Board.

Number of Shares

The total number of shares of New TradeZero Common Stock reserved and available for delivery with respect to awards under the Incentive Plan is equal to (i) 8% of the number of shares of New TradeZero Common Stock outstanding immediately following the Closing, and such number of shares shall be available for the issuance of shares upon the exercise of incentive stock options, plus (ii) shares subject to awards of restricted stock units originally granted under the RSU Plan that are assumed and converted in accordance with the Merger Agreement, plus (iii)              shares subject to RSU Earn Out Awards that are issued in accordance with the Merger Agreement, minus (iv)              shares subject to awards of stock options originally granted under the Option Plan that are assumed and converted in accordance with the Merger Agreement; provided, that, on January 1 of each calendar year occurring after the effective date of the Incentive Plan and prior to the tenth anniversary of such effective date, the total number of shares reserved and available for delivery with respect to awards under the Incentive Plan shall increase by a number of shares equal to the lesser of (x) 4% of the total number of shares of New TradeZero Common Stock outstanding as of December 31 of the immediately preceding calendar year and (y) such smaller number of shares of stock as is determined by our Board.

The closing price of a share of Dune Class A Common Stock, as quoted on Nasdaq on             , 2022, the record date, was $            .

If stockholders approve the Incentive Plan, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the shares reserved and available for delivery with respect to awards under the Incentive Plan.

Source of Shares

The shares issuable under the Incentive Plan shall be made available from (i) authorized but unissued shares, (ii) shares held in treasury, or (iii) previously issued shares that are reacquired, including shares purchased on the open market.

If all or any portion of an award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares subject to such award (including (i) shares forfeited with respect to restricted stock, and (ii) the number of shares withheld or surrendered to New TradeZero in payment of any exercise or purchase price of an award or taxes relating to awards) shall not be considered “delivered shares” under the Incentive Plan, and shall be available for delivery with respect to awards.

Director Award Limitations

In each calendar year during any part of which the Incentive Plan is in effect, a non-employee member of our Board may not be granted awards for such individual’s service on our Board having a value (determined, if applicable, pursuant to ASC Topic 718) on the date of grant in excess of $500,000; provided, that for any calendar year in which a non-employee member of our Board (i) first commences service on our Board, (ii) serves on a special committee of our Board or (iii) serves as lead director or chairman of our Board, additional awards may be granted to such non-employee member of our Board in excess of such limit; provided, further, that the foregoing limit shall be applied without regard to (A) cash fees paid to a non-employee member of our Board during such calendar year (or grants of awards, if any, made to a non-employee member of our Board in lieu of all or any portion of such cash fees) or (B) grants of awards, if any, made to a non-employee member of our Board during any period in which such individual was an employee or was otherwise providing services to New TradeZero or to any affiliate other than in the capacity as a director.

Eligibility

Employees (including officers), non-employee directors and consultants who render services to New TradeZero or an affiliate thereof are eligible to receive awards under the Incentive Plan. As of            and assuming the Closing occurs, approximately            executive officers,            other employees and            non-employee directors would be eligible to participate in the Incentive Plan.

Awards

The Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards.

Options.    Options may be granted under the Incentive Plan to eligible persons including: (i) incentive stock options (only to employees of New TradeZero or its subsidiaries) which comply with Section 422 of the Code; and (ii) nonstatutory options. The exercise price of each option granted under the Incentive Plan will be stated in the option agreement and may vary; however, the exercise price for an option must not be less than the fair market value per share of New TradeZero Common Stock as of the date of grant (or 110% of the fair market value for certain incentive stock options). Options may be exercised as the Administrator determines, but not later than ten years from the date of grant. The Administrator will determine the methods and form of payment for the exercise price of an option (including, in the discretion of the Administrator, payment in New TradeZero Common Stock, other awards or other property) and the methods and forms in which New TradeZero Common Stock will be delivered to a participant.

Stock Appreciation Rights (SARs).    A SAR is the right to receive a share of New TradeZero Common Stock, or an amount equal to the excess of the fair market value of one share of New TradeZero Common Stock on the date of exercise over the grant price of the SAR, as determined by the Administrator. The exercise price of a share of New TradeZero Common Stock subject to the SAR shall be determined by the Administrator, but in no event shall that exercise price be less than the fair market value of New TradeZero Common Stock on the date of grant. The Administrator will have the discretion to determine other terms and conditions of an SAR award.

Restricted stock awards.    A restricted stock award is a grant of shares of New TradeZero Common Stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of the Incentive Plan or an award agreement, the holder of a restricted stock award will have rights as a stockholder, including the right to vote the New TradeZero Common Stock subject to the restricted stock award or to receive dividends on the New TradeZero Common Stock subject to the restricted stock award during the restriction period. The Administrator shall provide, in the restricted stock award agreement, whether the restricted stock will be forfeited upon certain terminations of employment. Unless otherwise determined by the Administrator, New TradeZero Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock award with respect to which such common stock or other property has been distributed.

Restricted stock units (RSUs).    RSUs are rights to receive New TradeZero Common Stock, cash, or a combination of both at the end of a specified period. The Administrator may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the RSU award agreement, and those restrictions may lapse at such times determined by the Administrator. Restricted stock units may be settled by delivery of New TradeZero Common Stock, cash equal to the fair market value of the specified number of shares of New TradeZero Common Stock covered by the RSUs or any combination thereof determined by the Administrator at the date of grant or thereafter. Dividend equivalents on the specified number of shares of New TradeZero Common Stock covered by RSUs may be paid on a current, deferred or contingent basis, as determined by the Administrator on or following the date of grant.

Stock Awards.    A stock award is a grant of unrestricted or fully vested shares of New TradeZero Common Stock.

Dividend Equivalents.    Dividend equivalents entitle a participant to receive cash or New TradeZero Common Stock equal in value to dividends paid with respect to a specified number of shares of New TradeZero Common Stock.

Other Stock-Based Awards; Cash Awards.    Other stock-based awards and cash awards are awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock or awards of cash. Such awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The Administrator will determine the terms and conditions of such awards, which may include vesting conditions based on continued service, performance and/or other conditions.

Substitute Awards.    Awards may be granted in substitution or exchange for any other award granted under the Incentive Plan or under another equity incentive plan or any other right of an eligible person to receive payment from us. Awards may also be granted under the Incentive Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with New TradeZero or one of its affiliates.

Certain Transactions

If any change is made to New TradeZero’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of New TradeZero Common Stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the Incentive Plan. The Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

Plan Amendment and Termination

Our Board may amend or terminate the Incentive Plan at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator will not have the authority, without the approval of stockholders, to amend any outstanding stock option or SAR to reduce its exercise price per share. The Incentive Plan will remain in effect for a period of ten years (unless earlier terminated by our Board).

Clawback

All awards under the Incentive Plan will be subject to any clawback or recapture policy adopted by the Company, as in effect from time to time.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to participants arising from participation in the Incentive Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the Incentive Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, nonqualified stock options and SARs with an exercise price less than the fair market value of shares of common stock on the date of grant, SARs payable in cash, RSUs, and certain other awards that may be granted pursuant to the Incentive Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants

Options and SARs.    Participants will not realize taxable income upon the grant of an option or a SAR. Upon the exercise of a nonqualified stock option or a SAR, a participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the shares of common stock received, over (ii) the exercise price of the award. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a nonqualified stock option or SAR that equals the fair market value of such shares of common stock on the date of exercise. Subject to the discussion under “— Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules. When a participant sells the shares of common stock acquired as a result of the exercise of a nonqualified stock option or SAR, any appreciation (or depreciation) in the value of the shares of common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The shares of common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an option intended to qualify as an incentive option (i.e., under Section 422 of the Code) will not recognize taxable income on the grant of an incentive option. Upon the exercise of an incentive option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive option (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that have been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Shares. However, if a participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the incentive option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Shares. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive option, unless a participant makes a Disqualifying Disposition of the ISO Shares. If a participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “— Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Shares that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an option, whether a nonqualified stock option or an incentive option, no additional gain will be recognized on the transfer of such previously held shares of common stock in satisfaction of the nonqualified stock option or incentive option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonqualified stock option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

The Incentive Plan generally prohibits the transfer of awards other than by will or according to the laws of descent and distribution or pursuant to a qualified domestic relations order, but the Incentive Plan allows the Administrator to permit the transfer of awards (other than incentive options), in its discretion. For income and gift tax purposes, certain transfers of nonqualified stock options should generally be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of nonqualified stock options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the options. If a nonqualified stock option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested nonqualified stock option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the nonqualified stock option at the time of the gift. The value of the nonqualified stock option may be affected by several factors, including the difference between the exercise price and the fair market value of the shares of common stock, the potential for future appreciation or depreciation of the shares of common stock, the time period of the nonqualified stock option and the illiquidity of the nonqualified stock option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $16,000 per donee (for 2022, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit or (iii) the marital or charitable deductions. The gifted nonqualified stock option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested nonqualified stock options has not been extended to unvested nonqualified stock options. Whether such consequences apply to unvested nonqualified stock options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Other Awards: Restricted Stock, RSUs Stock Awards, Other Stock-Based Awards, and Cash Awards.    A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit award, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of common stock in settlement of the restricted stock unit award, as applicable, in an amount equal to the cash or the fair market value of the shares of common stock received.

A recipient of a restricted stock award, stock award or other stock-based award generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of common stock when received, reduced by any amount paid by the recipient; however, if the shares of common stock are not transferable and are subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock (i) when the shares of common stock first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code, or (ii) when the award is received, in cases where a participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares of common stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of common stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above. The tax basis in the shares of common stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares of common stock will commence on the later of the date the shares of common stock are received or the restrictions lapse. Subject to the discussion below under “— Tax Consequences to the Post-Combination Company,” New TradeZero will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to the Post-Combination Company

Reasonable Compensation.    In order for the amounts described above to be deductible by New TradeZero (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments.    The ability of New TradeZero (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Section 162(m).    The ability of New TradeZero (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New TradeZero’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

No awards will be granted under the Incentive Plan until after the Closing Date. As described in the Merger Agreement, on or as soon as practicable following the Closing Date, we will grant certain earn out restricted stock unit awards (the “Earnout Awards”) to holders of New TradeZero RSUs that were originally granted under the RSU Plan. Assuming that stockholders approve the Incentive Plan Proposal, the Earnout Awards will be granted under the Incentive Plan. Because other awards granted under the Incentive Plan are at the discretion of the Administrator, it is not possible to determine any other benefits or amounts that will be received by or allocated to participants under the Incentive Plan except for the Earnout Awards. The Earnout Awards are described in the table below.

Name	Dollar Value ($)(1)	Number of RSUs(2)
Daniel Pipitone Chief Executive Officer	—
Kosta Corriveau Chief Technology Officer	—
All Executive Officers as a Group	—
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group (approximately persons)	—
Total	—

____________

(1)      The actual dollar value of the Earnout Awards will not be determinable until the date of grant.

(2)      The RSUs will vest if certain volume-weighted average closing sale price targets are achieved.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2020, neither Dune nor New TradeZero had any equity compensation plans under which equity securities were authorized for issuance. Therefore, the Equity Compensation Plan Information table is not provided.

Vote Required for Approval

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The Business Combination is conditioned upon the approval of the Incentive Plan Proposal. The Incentive Plan Proposal is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by the Dune stockholders.

Recommendation of the Dune Board

THE DUNE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DUNE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what they may believe is in our best interests and our stockholders and what they may believe is best for himself or themselves in determining to recommend that our stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Dune’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

THE ESPP PROPOSAL

Overview

Assuming that other Condition Precedent Proposals are approved, our stockholders are also being asked to approve the ESPP. Our Board intends to approve the ESPP prior to, and subject to stockholder approval at, the Special Meeting. For further information about the ESPP, please refer to the complete copy of the ESPP, which is attached hereto as Annex D.

Purpose of the ESPP Proposal

After careful consideration, our Board believes that approving the ESPP is in the best interests of New TradeZero. The ESPP encourages employee stock ownership, thus aligning employee interests with those of our stockholders, and enhances the ability of New TradeZero to attract, motivate and retain qualified employees. We believe that the ESPP will offer a convenient means for our employees who might not otherwise own New TradeZero Common Stock to purchase and hold shares.

In addition, we are seeking stockholder approval to qualify the ESPP as an “employee stock purchase plan” under Section 423 of the Code and its related regulations.

Therefore, our Board recommends that our stockholders approve the ESPP. If the ESPP Proposal is not approved by stockholders, the ESPP will not become effective. We believe that our ability to recruit, retain and incentivize top talent will be adversely affected if the ESPP Proposal is not approved.

Summary of the ESPP

The following summary describes the material terms of the ESPP. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, a copy of which is attached hereto as Annex D, and we urge you to read it in its entirety.

General

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. During regularly scheduled “offering periods” under the ESPP, participants will be able to request payroll deductions, which will be applied periodically to purchase a number of shares of New TradeZero Common Stock at a discount to the market price and in an amount determined in accordance with the ESPP’s terms.

Administration

The ESPP will be administered by the New TradeZero Board’s compensation committee or a committee of officers and/or employees of New TradeZero appointed by such compensation committee (as applicable, the “Administrator”). Subject to the terms of the ESPP, the Administrator will have the complete discretion to establish the terms and conditions of offering periods under the ESPP, to interpret the ESPP and to make all decisions related to the operation of the ESPP.

Number of Shares

Subject to adjustment as provided in the ESPP, the aggregate number of shares of New TradeZero Common Stock reserved and available for issuance pursuant to the ESPP is equal to 2% of the number of shares of New TradeZero Common Stock outstanding immediately following the Closing.

On             , the record date, shares of Dune Class A Common Stock closed at $            .

If Dune’s stockholders approve the ESPP, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the shares reserved and available under the ESPP.

Source of Shares

The shares issuable under the ESPP may be unissued shares or reacquired shares, including shares bought on the open market or otherwise.

Eligibility and Participation

With respect to each offering date, each employee of New TradeZero or any participating company who has been continuously employed for at least two years whose customary employment is for at least five months in a given calendar year and who is regularly scheduled to work more than 20 hours per week is generally eligible to participate in the ESPP. Different eligibility requirements may apply to employees who are residents of a foreign jurisdiction, as determined by the Administrator.

As of         , 2022, and assuming the Closing occurs, there were approximately          eligible employees. No employee will be allowed to participate in the ESPP if his or her participation in the ESPP is prohibited by local law or if complying with local law would cause the ESPP or an offering period that is intended to qualify under Section 423 of the Code to violate the requirements of Section 423 of the Code. In the case of an offering period that is not intended to qualify under Section 423 of the Code, the Administrator may exclude any individual(s) from participation if the Administrator determines that the participation of such individual(s) is not advisable or practicable. Also, in accordance with Section 423 of the Code, no employee may be granted an option under the ESPP if, immediately after the grant, such employee would own New TradeZero Common Stock and/or hold outstanding options to purchase stock possessing more than 5% of the total combined voting power or value of all classes of the New TradeZero Common Stock or any parent or subsidiary.

The ESPP will permit an eligible employee to purchase New TradeZero Common Stock through payroll deductions, which may not exceed 75% of the employee’s eligible compensation (or such lower limit as may be determined by the Administrator for an offering period). Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering period. Participation in the ESPP will end automatically upon termination of employment. In the event of withdrawal or termination of participation in the ESPP, a participant’s accumulated payroll contributions will be refunded without interest.

Certain limitations on the number of shares that a participant may purchase apply. For example, the option granted to an employee may not permit him or her to purchase stock under the ESPP at a rate which exceeds $25,000 in fair market value of such stock (determined as of the start of the applicable offering period) for each calendar year in which the option is outstanding. The Administrator may also establish one or more limits on the number of shares that may be purchased during any offering period and/or purchase period. Unless the Administrator provides otherwise with respect to an offering period, no participant may purchase more than 10,000 shares during any purchase period within an offering period.

Offering Periods and Purchase Price

The ESPP will be implemented through a series of offerings periods. Unless and until the Administrator specifies different offerings periods in writing, there shall be two offerings periods during a given calendar year, the first of which commences on January 1 and ends on September 30, and the second of which begins on July 1 and ends on December 31. In no event shall an offerings periods exceed 27 months. During each purchase period, payroll contributions will accumulate without interest. On the last trading day of the purchase period, accumulated payroll deductions will be used to purchase New TradeZero Common Stock.

The purchase price for each offering period will be established by the Administrator and may not be less than 85% of the fair market value per share of New TradeZero Common Stock on either the first trading day in an offering period or on the purchase date, whichever is less.

Special Offerings for Certain Residents of Foreign Jurisdictions

Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code), including employees of a foreign subsidiary of New TradeZero, may participate in an offering on terms and conditions that are less favorable than the terms and conditions of the offering to employees resident in the United States or may participate in an offering that is not intended to comply with Section 423 of the Code, in each case to the extent such terms and conditions or such offering would not otherwise cause an offering under the ESPP intended to comply with Section 423 of the Code to violate the requirements of Section 423 of the Code.

Changes in Capital Structure

In the event that there is a specified type of change in New TradeZero’s capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP and the maximum size of the annual increase in shares, (2) the individual participant share limitations described in the ESPP and (3) the purchase price per share and the number and class of stock covered by each outstanding option which has not yet been exercised.

Corporate Reorganization

In the event of certain corporate reorganizations, any offering period then in progress will terminate unless the ESPP is continued, assumed or substituted by the surviving corporation or its parent. In the event an offering period is terminated, a new purchase date will be set for such offering period prior to the effective time of the reorganization and each outstanding purchase right will be exercised on such date.

Amendment and Termination

The Administrator will have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation. If not sooner terminated, the ESPP will terminate on the 10th anniversary of the Adoption Date.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following is a brief summary of the general U.S. federal income tax consequences of participation in the ESPP as of the date of this proxy statement. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different. Further, changes to tax laws following the date of this proxy statement could alter the tax consequences described below. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of awards under the ESPP.

Tax Consequences to Participants

Payroll deductions under the ESPP are made on an after-tax basis (i.e., contributions to the ESPP do not reduce a participant’s taxable income).

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under the provisions of Section 423 of the Code. As a result, participants in the ESPP will generally not recognize taxable income until they sell or otherwise dispose of the shares purchased under the ESPP. The amount of taxable income a participant will recognize in connection with the sale or other disposition of shares purchased under the ESPP will depend on how long the shares were held. If the shares were held at least two years from the start of the offering period in which the shares were purchased and one year from the date the shares were purchased, then the amount of ordinary income recognized will be equal to the lesser of (1) the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares or (2) the excess of the fair market value of the shares at the start of the offering period in which the shares were acquired over the purchase price, and any additional gain will be long-term capital gain. If a sale or other disposition occurs before satisfying one or both holding periods, then the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares and New TradeZero will be entitled to a compensation deduction equal to the income recognized by the participant. Any additional gain or loss recognized upon disposition of the shares will be a capital gain or loss, which will be long-term if the shares were held at least one year. Under current law, no withholding applies to transactions under the ESPP.

Tax Consequences to New TradeZero

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant.

New Plan Benefits

Benefits to be received under the ESPP are not determinable because they depend on discretionary participant elections whether and to what extent to participate in the ESPP.

Vote Required for Approval

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Dune Class A Common Stock and Dune Class B Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes have no effect on the proposal.

The Business Combination is conditioned upon the approval of the ESPP Proposal. The ESPP Proposal is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the ESPP Proposal will have no effect, even if approved by the Dune stockholders.

Recommendation of the Dune Board

THE DUNE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DUNE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Overview

Our Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Director Nominees

Our Board has determined to increase the size of the board from five to nine directors if the Business Combination is completed.

Our stockholders are being asked to consider and vote upon a proposal to elect nine directors to our Board, effective immediately upon the Closing, comprising three directors to serve as Class I directors, three directors to serve as Class II directors and three directors to serve as Class III directors, in each case to serve on New TradeZero’s Board for a term expiring at the annual meeting of stockholders to be held in, respectively, 2022 in the case of Class I directors, 2023 in the case of Class II directors and 2024 in the case of Class III directors, or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal.

We are proposing that Daniel Pipitone, John Muscatella, and William Nance serve as the Class I directors, Carter Glatt,             and              serve as Class II directors and Marc Symons,             and              serve as Class III directors.

The Merger Agreement contemplates that, at the Closing, New TradeZero will enter into the Board Nomination Agreement with the TradeZero Members and the Sponsor, pursuant to which the TradeZero Members will have the right to nominate members of the New TradeZero Board in the number and subject to the beneficial ownership thresholds and terms and conditions set forth therein. See “The Business Combination Proposal– Ancillary Agreements Related to the Business Combination — Board Nomination Agreement.”

Because our Board is currently classified and our directors currently serving in Class I, Class II and Class III have terms that extend beyond the Special Meeting, these directors have tendered their contingent resignations from their current terms, conditioned upon the approval of the Condition Precedent Proposals. These resignations will take effect immediately prior to the Closing, and if the requisite vote of our stockholders is obtained, each of these directors will begin new terms as directors on the New TradeZero Board.

For biographical information concerning each director nominee, see the section entitled “New TradeZero Management After the Business Combination — Directors and Officers”.

Vote Required for Approval

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes have no effect on the proposal.

The Business Combination is conditioned upon the approval of the Director Election Proposal. The Director Election Proposal is a Condition Precedent Proposal, and each of the Condition Precedent Proposals are conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Director Election Proposal will have no effect, even if approved by the Dune stockholders.

Recommendation of the Dune Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what they may believe is in our best interests and our stockholders and what they may believe is best for himself or themselves in determining to recommend that our stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Dune’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL

Overview

Our stockholders are being asked to vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of any of the Condition Precedent Proposals or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived.

Pursuant to the terms of the Merger Agreement, we are required to adjourn or postpone the Special Meeting on each and every occasion if (i) a postponement or adjournment is required by applicable law, (ii) as of the time for which the Special Meeting is originally scheduled there are insufficient shares of Dune Common Stock represented virtually at the Special Meeting and voting to approve the proposals presented at the Special Meeting or to constitute a quorum necessary to conduct the business of the Special Meeting or (iii) we or TradeZero determine that the payments for the redemption of public shares could reasonably be expected to cause the Closing conditions under the Merger Agreement to not be satisfied at the Closing; provided, however, in no event will we be required to adjourn or postpone the Special Meeting more than six weeks from the initial date of the Special Meeting set forth in this proxy statement.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented at the Special Meeting and is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of any of the Condition Precedent Proposals or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Dune stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The Adjournment Proposal is not conditioned on any other proposal.

Our Sponsor has agreed to vote the founder shares and any public shares owned by them in favor of the Adjournment Proposal (if necessary). See “The Business Combination Proposal — Ancillary Agreements Related to the Business Combination — Sponsor Agreement” for more information.

Recommendation of the Dune Board

DUNE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what they may believe is in our best interests and our stockholders and what they may believe is best for himself or themselves in determining to recommend that our stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Dune’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF TRADEZERO

The following discussion and analysis should be read in conjunction with TradeZero’s unaudited condensed consolidated financial statements as of September 30, 2021 and the nine months ended September 30, 2021 and September 30, 2020 and audited consolidated financial statements as of and for the years ended December 31, 2020 and December 31, 2019, including the related notes thereto, as well as the unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020, in each case, included elsewhere in this proxy statement.    In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause TradeZero actual results to differ materially from management’s expectations due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement. Factors which could cause such differences are discussed herein. For purposes of this section, unless otherwise specifically noted or the context otherwise requires, “TradeZero,” “we,” “us,” or “our” refers to TradeZero Holding Corp. and its consolidated subsidiaries, including TradeZero Bahamas, which serves international clients, and TradeZero America, which serves U.S. clients, prior to the consummation of the Business Combination.

Overview

TradeZero offers a full-service electronic retail trading platform that provides convenient, fast execution for its active trading customers. We have acquired and developed our own proprietary trading technology software which our brokerage subsidiaries use to provide a trading platform for U.S. Securities including stocks and options. We cater to both U.S. and international customers, with international customers making up 76.3% of the total active accounts as of September 30, 2021.

“Built By Active Traders, For Active Traders”, TradeZero was founded in 2015 by a team that leveraged decades of collective operating and trading experience to build a next-generation trading platform tailored to the needs of the growing community of active retail traders. TradeZero’s goal is to level the playing field for active retail traders by providing multiple, easy-to-use trading platforms, professional-grade features and market access with a regularly expanding offering of innovative products and features, while also providing exceptional customer service and support.

TradeZero’s revenues are primarily generated by offering fee and commission-based products, subscription services on our technology platforms and by receiving order flow rebates from securities exchanges and other brokers. See “Key Components of our Results of Operations — Revenues” below for more information on how we generate our revenues.

TradeZero offers the following platforms and services:

Platforms.    TradeZero offers a suite of easy-to-use desktop, web-based and mobile platforms for all types of traders, so they can choose the level that’s right for them. We specifically offer four different state-of-the-art zero commission trading software: (i) ZeroPro desktop application designed for the active day trader (“ZeroPro”), (ii) ZeroWeb internet-based application for the active online trader (“ZeroWeb”), (iii) ZeroFree software provides a zero cost software solution (“ZeroFree”) and (iv) ZeroMobile for real-time trading on the go (“ZeroMobile”). ZeroMobile and Zero Free are free mobile and desktop methods for customers to obtain Level 1 market data and trade within our ecosystem. ZeroWeb and ZeroPro are offered for monthly subscription fees and provide Level 2 data as well as other customizable features for the active traders. See the section “Information Related to TradeZero” for more information on the capabilities and differentiators between platforms as well as information about our new ZeroMobile App.

Services.    The following is a summary of the services we provide on our platforms.

Stock Locates, Pre-Borrows, and Borrows:    In order to short a stock, customers first must request permission to borrow shares of the particular stock. Shares of the requested stock are then located for a fee. Our patent pending TradeZero Short Locator provides the ability to short stock intra-day. TradeZero charges fees for locate services and incurs certain operating expenses in providing these services, including third party and software costs and securities lending desk expenses. The fee for locate services is based on the availability of stock and other factors set by TradeZero’s algorithm, including the difficulty in finding a stock to borrow. We have an unconditional right to keep the locate fee once it is paid by the customer, even if the customer never executes a trade on the located stock. The TradeZero Short Locator is meant to facilitate executing on our customer’s intra-day short strategies in a low cost manner.

In some cases, we may repurchase a stock locate from a customer to resell the stock locate to a different customer. This feature is a component of our filed patent for the TradeZero Short Locator and allows for the customer who has already purchased a stock locate, and no longer requires the stock locate, to put their stock locates up for sale in TradeZero’s ecosystem of customers. Customers may desire to use this service for a variety of reasons, including having already executed on their short strategy or no longer wishing to deploy their short strategy. Should a different customer require the same stock locates, TradeZero acquires the stock locates from the first customer and sells those locates to the other customer wishing to purchase those same locates.

In certain instances, equity securities which have persistently failed to deliver when borrowing of security is settled, market regulators require a pre-borrow of the stock rather than a short locate in order to short day trade such stocks (“Threshold Stocks”). Our customers can execute pre-borrows on our platform to execute their short strategy on these hard to borrow equity securities that meet the Threshold Stocks definition.

Last, if our customers would like to hold short positions overnight, customers would hold their short shares via locates or pre-borrows through 8:00 p.m. eastern standard time (close of day’s trading), this becoming a full borrow of the stock. Borrows are smaller portions of our revenue as most of our active trading customers are looking to execute their trading strategies intraday, and therefore utilize stock locates.

Customers use margin accounts for our shorting services. Margin accounts are a type of brokerage account which allows our customers to purchase securities with borrowed funds, requiring a deposit of cash as collateral to cover the risk on such transactions.

Equity:    We offer active traders the tools to short or long U.S. equities. Customers can utilize any of our four platforms to long or purchase equity, and depending on the customer level and geography, our customers can receive as much as 6 to 1 margin (or leverage) on certain equity securities. Permitted leverage amounts differ based on the types of securities.

If the customers reside in the U.S., for equity stocks above $1 per share, we do not charge commission, but instead receive revenue via payment for order flow from market makers as well as rebates from exchanges. TradeZero charges commission for trades by U.S. customers for securities priced below $1 per share or not traded on the NYSE, NYSE Amex Options exchange (“Amex”), or Nasdaq.

Under our current pricing structure, which may change in the future, we do not charge our international customers commissions on non-marketable limit orders that are 200 shares or more, but do charge commissions for marketable orders and non-marketable limits that are less than 200 shares. However, this may evolve with our corporate strategy over time.

Options:    We offer our retail customers the ability to purchase and sell options for U.S. equities. This can be done for all customers on the paid ZeroPro platform, and additionally international customers can pay a monthly fee on the ZeroFree platform to also experience options trading. TradeZero currently does not provide margin investing to customers for options trading.

For all options trading activity for our international customers, we charge $0.59 per contract. For our U.S. customers, we do not charge a fee or commission, but receive revenue via payment for order flow from market makers as well as rebates from exchanges.

For institutions trading in options, we also have brokers on the AmEx trading floor, interacting with market makers to execute on options orders for the institutional clients. This is currently the only institutional trading activity we facilitate, and we charge commissions based on volume of trades.

Overnight margin interest:    Our customers have the ability to hold their equity positions overnight. To the extent the value of the equity stocks exceed the customers’ equity balance, then there is margin interest that is charged to the customer based on the overage of the customers’ equity value. The interest rate charged varies based on the market.

Recent Developments

Recent events impacting our business are as follows:

Covid-19 Pandemic:    In March 2020, the World Health Organization recognized the outbreak of the COVID-19 caused by a novel strain of the coronavirus as a pandemic. Since the onset of the COVID-19 pandemic, we have seen volatility increase in the marketplace. As a result of increased volatility, we have seen growth in our customer base and higher trading activity, leading to higher fees and commission revenues. We may not be able to maintain the rate of growth in our customer base that we experienced throughout the COVID-19 pandemic, nor are we certain that the higher level of trading activity will be sustained.

As a company that embraces technology, we were able to adapt to the pandemic and follow a work from home policy, with little to no impact to the business. The virtual work environment has allowed us to continue and hire talent and operate efficiently to meet the demands of our customers.

New Memberships:    In August of 2021, we announced that TradeZero America was approved for membership on the NYSE and NYSE Arca exchanges. TradeZero has been a member of the Amex since 2019. In November of 2021, we also announced membership on the Nasdaq and Nasdaq BX Exchanges. Our memberships to these exchanges represent significant milestones in the forward momentum of our business because, among other things, it allows us to improve pricing for our retail customers and provides better execution.

Business Combination:    On October 12, 2021, TradeZero announced that it had entered into an agreement and plan of merger with Dune, a publicly traded special purpose acquisition company and certain of its subsidiaries. Under the terms of the proposed transaction, the estimated combined enterprise value of the surviving entity following the proposed transaction is approximately $556 million. Total consideration paid to TradeZero’s existing equity holders will be $500 million in shares of Class A common stock of Dune (valued at $10.00 per share). In addition, immediately prior to the closing of the proposed transaction, the holders of Class A common stock of TradeZero will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between TradeZero’s cash balance at the closing of the proposed transaction and $10 million and (ii) $30 million. Certain TradeZero equity holders will have the potential to receive an earn-out for additional shares of Class A common stock of Dune if certain price targets are met as set forth in the definitive merger agreement. The transaction is expected to close during the first half of 2022 and remains subject to customary Closing conditions. See the rest of this proxy statement for additional information regarding the business combination, including the sections entitled “Summary Term Sheet” and “The Business Combination Proposal”.

Market Opportunity

Across all asset classes and capital markets, trading technology and the dissemination of real-time market information and trading idea generation are becoming more and more democratized. Broad and persistent consumer trends have driven an increasingly decentralized base of traders to participate in capital markets. And the number of both domestic and international active retail traders continues to grow. For example, the percentage of retail trading volume as a percent of total participation in U.S. equity markets has increased from 10% in 2010 to 23% in 2021. Active retail participation in other asset classes, like cryptocurrencies, is significantly higher.

Demographic trends suggest that the number of active retail traders should continue to grow. Retail traders are technologically literate and are actively engaged with the trading tools that facilitate their trading across multiple platforms. In recent years, the average holder of U.S. equity securities has trended younger and more diverse, and ownership of U.S. equities by investors under 35 years-old is rising. Low-cost, technology-focused platforms that make it easy to open and fund accounts should be well positioned to meet the needs of active retail traders. The growing market to provide services to these customers should have favorable margins, unit economics and other financial characteristics relative to traditional brokerage businesses since the customers will be more active in their engagement with the platform than a traditional brokerage. In general, active retail traders have a higher risk appetite, are willing to use margin and locate services, and desire transparent, rapid and responsive online brokerage services. Persistent low interest rates across all consumer sectors have allowed broad access to consumer credit, further facilitating the prevalence of short-term trading and the use of margin investing by retail traders.

The increasingly democratized level of participation in the capital markets is not limited to trading in the major U.S.-based stock exchanges of the AMEX, the NYSE and the Nasdaq. There is a large and growing addressable market globally for online platforms used to provide active brokerage services for trading bonds, stocks, currencies and other financial instruments. There are 90+ stock exchanges representing a total value of approximately $119 trillion, and the market size for global online trading platforms is expected to grow to approximately $18.3 billion by 2027; compared with approximately $13.1 billion in 2019. As international customers increase smartphone usage, technology will continue to facilitate the decentralization of brokerage services worldwide, and the number of both domestic and international active retail traders continues to grow.

Key Performance Metrics

We view the following key metrics as key indicators for evaluating our business objectives, measure our performance, create business plans, and make strategic decisions.

	Nine Months or Month ended September 30,			Year ended December 31,
	2021	2020	(%) Change	2020	2019	(%) Change
Total active accounts	18,678	10,930	71%	12,650	5,762	120%
Total customer equity ($mm)	$129.2	$72.0	80%	$91.1	$25.0	264%
DARTs	112,939	57,857	95%	64,820	12,605	414%
Revenue per avg. account (Annualized)	$5,480	$5,845	(6)%	$5,955	$3,619	65%
DARTs per avg. account (Annualized)	1,716	1,784	(4)%	1,786	704	154%

Total active accounts:    We define active accounts as any account with more than $0.50 of equity balance. It is a core strategy of ours to convert customer accounts leads into funded customers and to keep our customers from leaving our platform. The more customers we have, the more transaction activity we have, which is a key factor in growing revenue. From 2019 to 2020 our active accounts grew by 120% due to the volatility in the marketplace, growth of our product mix via launching our patent pending stock locator in mid-2019, and increased awareness by customers. As of September 30, 2021, the number of active accounts grew 71% as compared to the nine months ended September 30, 2020.

Total customer equity:    Customer equity is defined as customer’s total net balance of cash and securities in their account. In general, the more equity our customers have, the larger the transactions or the more frequent the transactions they will have. Customer equity grew by 264% in 2020, driven by active account growth, net new deposits, and returns in customer equity accounts. The 2021 third quarter year-to-date also showed sustained growth of 80% compared to the same period of the prior year.

DARTs:    We define daily active revenue trades (“DARTs”) as customer trades (inclusive of both commission and non-commission trades and inclusive of stock locate transactions) divided by the number of trading days in the period. DARTs generally track the amount of trading activity, and therefore an increase in DARTs generally corresponds with an increase in revenue. However, not all DARTs are equally as profitable given differing fee structures and cost; it is a general indicator for the Company and a change in mix of activity in DARTs will also affect the effects on revenue and profit of the Company. DARTs grew by 414% in 2020 when compared to 2019 and 95% for third quarter 2021 year-to-date compared to the same period of the prior year. The growth in volatility in the market and increasing engagement of our customers explain the increased demand for active trading.

Revenue per average account (annualized):    To calculate this metric, we combine all trading related revenue, software subscriptions fees, rebates and other revenue, annualized for the period (for September YTD period multiplying by twelve and dividing by nine), and divide by the daily trading day average number of active accounts in the period. This is an important metric for the Company as we continue to try to expand our customer base with equally if not more profitable customers than our current customers. In general, the longer the customer stays with the Company, the more revenues that customer will generate for the Company in any given period. This helps track of our marketing, advertising, and retention efforts for our customers. As of December 2020, revenue per average account was $5,955, which was 65% higher than the prior year. Total revenue per average account was $5,845 for year-to-date September 30, 2020, and year-over-year that figure declined by 6% to $5,480 by year-to-date September 30, 2021. We believe this is a combination of higher customer growth in 2021, offset by less trades per account compared to the prior year, combined with free software subscription promotions we ran in the early part of 2021.

DARTs per average account (annualized):    To calculate this metric, we take the DARTs for the applicable time period, divide them on a per daily trading day average active account for the applicable period, and then annualize this figure. This metric allows us to look at trading activity per account and compare against prior periods, which is important to understand customer engagement and client overall activity level. As we look to add new features and products, we are looking to both grow the customer base but also increase the activity level per account. To annualize, we take the DARTs and multiply by number of trading days for the yearly period. Annualizing DARTs per average account helps us normalize for comparing across different periods. Our customers more than doubled in their DARTs per average account in 2020, growing by 154% from 704 to 1,786. As of September 30, 2021, this figure declined by 4% compared to the same period of the prior year. Our industry as a whole experienced softer trends in the trading environment beginning in the second half of 2021, which partially explains this decrease.

Key Components of our Results of Operations

Revenues

Revenues earned from services on the major product offerings discussed above constitute the vast majority of revenues for TradeZero. As our Company continues to evolve, we expect to make capital investments into new products and geographies to drive further revenue growth. In our financial statements we group the earnings from those products into the following categories:

Fees:    Revenue primarily consists of amounts earned from providing intra-day stock locates, pre-borrows, and borrows. This also includes subscription income from our customers utilizing our paid platform services. We also charge our clients for account-related fees such as wiring fees, broker assisted trades, paper statements, etc.

Commissions:    Revenue consists of amounts earned from equity and option trade executions and routing fees for trades made through our trading platform, as well as AmEx floor commissions for institutions. Commissions are determined based on a negotiated schedule for per-share basis based on a trade minimum.

Rebates:    Revenue is earned from payment for order flow and exchange rebates on our equity and option trades.

Interest and Other:    Margin interest income is primarily captured in this category.

Operating Expenses

Compensation and benefits:    These expenses include salaries, bonuses and other incentive compensation plans, group insurance contributions to benefit programs and other related employee costs. These figures also include excess owners’ compensation which we do not expect to continue following the closing of the current business combination with Dune.

Stock locate, clearance and execution fees:    Stock locate charges are what we pay to vendors that provide us with stock locates for our clients. They also include repurchase costs from our customers who are selling their locates to other customers. Clearance and execution charges primarily consist of costs of executing and clearing options and equity trades. Execution fees are paid primarily to electronic exchanges and market centers on which we trade. Clearing fees are paid to our clearing houses. A large portion of our brokerage and transaction costs are variable from trading and transaction volumes on our platform.

Consulting and professional fees:    These include fees related to variety of areas such as accounting, legal, tax, human resources, technology and other services to support growing business of the firm.

Occupancy, equipment, office and other:    Primarily includes rental payments, utilities, and other facility costs.

General and administrative:    General and administrative primarily includes depreciation of fixed assets and amortization of internally developed software, regulatory and exchange dues and insurance costs. As the Company shifts into becoming a public company, we expect there to be a material increase in amounts spent on insurance costs, as well as regulatory and financial reporting required for public companies.

Marketing:    Marketing consists of our costs for advertising. We use web advertisements and third-party relationships that advertise our platforms and introduce clients to TradeZero, for which we provide a fee to the third-party.

Technology, communication and market data services:    Technology, communications and market data services expenses consists of costs to support our platform and data center and voice and data telecommunications lines supporting our business. These costs are necessary to support and improve our products and platforms. Market data fees are paid to third parties to receive streaming price quotes and related information.

Customer bad debt:    This expense is primarily the result of the write-off of credits in customer accounts due to client margins in excess of customer balances and returned ACH transactions. We have implemented risk management strategies designed to prevent the incurrence of customer bad debt expense.

Interest:    Interest primarily consists of imputed interest for our financed software purchase.

Provision for income taxes:    This consists primarily of U.S. federal and state income taxes in the United States and income taxes in certain foreign jurisdictions in which we conduct business.

Results of Operations

Comparison for the Nine Months Ended September 30, 2021 and 2020

Revenues

The following table summarizes our revenues for the periods indicated:

	Nine Months Ended September 30,
(In thousands)	2021	2020	$ Change	% Change
	(in thousands)
Revenues
Fees	$40,246	$21,820	$18,426	84%
Commissions	20,971	11,099	9,872	89%
Rebates	6,241	2,923	3,318	114%
Interest and other	662	123	539	438%
Total revenues	$68,120	$35,965	$32,155	89%

Fee revenue increased by $18.4 million, or 84%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was driven by a higher demand for our stock locates service. Demand for short locate services was primarily driven by the increase in total active accounts of 71% during the same time period, resulting in a 74% increase in short locate transactions during the period.

Commission revenues increased by $9.9 million, or 89%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily driven by a 95% increase in equity trading and 164% increase in options trading activity, partially offset by trades from the U.S. that resulted in rebate income.

Rebates revenues increased by $3.3 million, or 114%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily attributable to growth in the number of transactions.

Interest and other revenues increased by $0.5 million for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily attributable to an increase in margin interest of $0.5 million resulting from more customers on our platform looking to borrow securities overnight, partly offset by lowered interest rates.

Operating Expenses

The following table summarizes our operating expenses for the periods indicated:

	Nine Months Ended September 30,
(In thousands)	2021	2020	$ Change	% Change
	(in thousands)
Operating expenses
Compensation and benefits	$20,680	$7,098	$13,582	191%
Stock locate, clearance and execution fees	13,544	8,023	5,521	69%
Consulting and professional fees	2,336	549	1,787	326%
Occupancy, equipment, office and other	1,574	1,196	378	32%
Marketing	1,518	584	934	160%
Technology, communication and market data services	1,449	748	701	94%
General and administrative	1,696	677	1,019	151%
Customer bad debt	170	246	(76)	(31)%
Interest	98	108	(10)	(9)%
Total Operating expenses	$43,065	$19,229	$23,836	124%

Compensation and benefits expense increased $13.6 million, or 191% for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. Of this increase, $10.5 million was associated with excess owner’s compensation. The remainder was attributable to increasing headcount to accommodate the growth of the business.

Stock locate, clearance and execution fees increased $5.5 million, or 69%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase is consistent with the increase in fee revenues for stock locates and commissions revenues for transactions that were processed through our platform.

Consulting and professional fees increased $1.8 million, or 326%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily attributable to new projects as well as TradeZero’s growing need for outsourced professional services.

Occupancy, equipment, office and other increased $0.4 million, or 32%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily driven by the growth of the Company.

Marketing expense increased $0.9 million, or 160%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily attributable to increased third party spending for advertising.

Technology, communication and market data services expense increased $0.7 million, or 94%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily attributable to the increased number of transactions on our trading platform that resulted in higher transaction-based fees and a $0.2 million increase in market data services to accommodate a growing number of paid subscribers to our software platform.

General and administrative expense increased $1.0 million, or 151%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily driven by a $0.7 million increase in amortization expense for our internally-developed software due to increased spending for our website and portal, front-end applications and back-end services and website and portal services.

Customer bad debt expense remained relatively consistent for the nine months ended September 30, 2021, as compared to the comparable period in 2020.

Interest expense remained relatively consistent for the nine months ended September 30, 2021, as compared to the comparable period in 2020.

Other income, net

	Nine Months Ended September 30,
(In thousands)	2021	2020	$ Change	% Change
	(in thousands)
Other income, net	$274	$—	$274	*

Other income, net for the nine months ended September 30, 2021 primarily consists of the $0.3 million gain on forgiveness of the loan received under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) and the Paycheck Protection Program (“PPP”).

Provision for Income Taxes

The following table summarizes our provision for income taxes for the periods indicated:

	Nine Months Ended September 30,
(In thousands)	2021	2020	$ Change	% Change
	(in thousands)
Provision for income taxes	$4,439	$4,288	$151	4%

Provision for income taxes remained relatively consistent for the nine months ended September 30, 2021, as compared to the comparable period in 2020. The effective tax rate was 17.5% and 25.6% in each of the nine months ended September 30, 2021 and 2020, respectively. The increase in the effective tax rate is primarily attributable to higher global intangible low-taxed income (GILTI) tax on foreign income.

Net Income Attributable to TradeZero Holding Corp. Stockholders, Net Income Attributable to TradeZero Holding Corp. Stockholders Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders, and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin

The following table summarizes our Net Income Attributable to TradeZero Holding Corp. Stockholders, Net Income Attributable to TradeZero Holding Corp. Stockholders Margin, Adjusted EBITDA, Adjusted Net Income Attributable to TradeZero Holding Corp., EBITDA Margin, and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin for the periods indicated.

	Nine Months Ended September 30,
(In thousands)	2021	2020	$ Change	% Change
	(in thousands)
Net Income Attributable to TradeZero Holding Corp. Stockholders	$20,877	$12,448	$8,429	68%
Net Income Attributable to TradeZero Holding Corp. Stockholders Margin	31%	35%	NA	(4)%
Adjusted EBITDA	$40,490	$20,563	$19,927	97%
Adjusted EBITDA Margin	59%	57%	NA	2%
Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders	$32,320	$14,940	$17,380	116%
Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin	47%	42%	NA	5%
NA – Not applicable

For a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin to their most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Net income attributable to TradeZero Holding Corp. Stockholders increased $8.4 million, or 68%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily attributable to the 89% increase in revenues during the same time periods. However Net Income Attributable to TradeZero Holding Corp. Stockholders margin declined from 35% down to 31% during the same time period primarily due to a 313% increase in excess owners’ compensation. For the nine months ended September 30, 2021, excess owners’ compensation was $13.8 million compared to $3.4 million for the nine months ended September 30, 2020.

Adjusted EBITDA increased $19.9 million, or 97%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily attributable to the 89% increase in revenues during the same time period and Adjusted EBITDA Margin improvement to 59% compared to 57% for the nine months ended September 30, 2020.

Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders increased $17.4 million, or 116%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily attributable to the 89% increase in revenues during the same time period as well as an effective tax rate of 17.5% for the nine months ended September 30, 2021 compared to 25.6% for the nine months ended September 30, 2020. As a result, Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margins increased to 47% for the nine months ended September 30, 2021, compared to 42% in the nine months ended September 30, 2020.

Comparison for the Year Ended December 31, 2020 and 2019

Revenues

The following table summarizes our revenues for the years indicated:

	Year Ended December 31,
(In thousands)	2020	2019	$ Change	% Change
	(in thousands)
Revenues
Fees	$33,729	$10,529	$23,200	220%
Commissions	16,552	4,296	12,256	285%
Rebates	4,188	1,046	3,142	300%
Interest and other	221	447	(226)	(51)%
Total revenues	$54,690	$16,318	$38,372	235%

Fees revenues increased by $23.2 million, or 220%, for the year ended December 31, 2020, compared to the prior year. The increase was driven primarily by increase in active accounts during that same time period by 120%. Furthermore, the Stock Locator launched in July 2019 and helped increase total stock locate transactions by 246% during the same time period.

Commissions revenues increased by $12.3 million, or 285%, for the year ended December 31, 2020, compared to the prior year. The increase was driven by increased trading activity in equities transactions of 442% and options transactions by 205% during the same time period, offset by those trades that resulted in PFOF and rebate revenue.

Rebates revenues increased by $3.1 million, or 300%, for the year ended December 31, 2020, compared to the prior year. The increase was primarily attributable to growth in transaction volume.

Interest and other revenues decreased by $0.2 million, or 51%, for the year ended December 31, 2020, compared to the prior year. The decrease was primarily attributable to related party revenues for services provided to TradeZero America as an equity method investment in the first quarter of 2019, prior to its acquisition in March 2019.

Operating Expenses

The following table summarizes our operating expenses for the years indicated:

	Year Ended December 31,
(In thousands)	2020	2019	$ Change	% Change
	(in thousands)
Operating expenses
Compensation and benefits	$19,188	$6,545	$12,643	193%
Stock locate, clearance and execution fees	11,903	3,759	8,144	217%
Consulting and professional fees	1,008	739	269	36%
Occupancy, equipment, office and other	1,912	1,079	833	77%
Marketing	787	347	440	127%
Technology, communication and market data services	1,111	677	434	64%
General and administrative	1,122	447	675	151%
Customer bad debt	327	78	249	* %
Interest	147	$17	$130	* %
Total operating expenses	$37,505	$13,688	$23,817	174%

Compensation and benefits increased $12.6 million, or 193%, for the year ended December 31, 2020, compared to the prior year. The increase was primarily attributable to an $8.8 million increase in excess owners’ compensation. The remainder of the increase is attributable to increase in number of employees due to our recent growth.

Stock locate, clearance and execution fees increased $8.1 million, or 217%, for the year ended December 31, 2020, compared to the prior year. That increase is consistent with the increase in fee revenues for stock locates and commissions revenues for transactions that were processed through our platform.

Consulting and professional fees increased $0.3 million, or 36%, for the year ended December 31, 2020, compared to the prior year. The increase was primarily attributable to new projects as well as the growing professional needs for the firm.

Occupancy, equipment, office and other increased $0.8 million, or 77%, for the year ended December 31, 2020, compared to the prior year. The increase was primarily attributable due to growth of the Company.

Marketing increased $0.4 million, or 127%, for the year ended December 31, 2020, compared to the prior year. The increase was primarily attributable to adding third-party marketing partnerships.

Technology, communication and market data services expense increased $0.4 million, or 64%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily attributable to $0.3 million increase in market data services to accommodate a growing number of paid subscribers to our software platform.

General and administrative expense increased $0.7 million, or 151%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily driven by a $0.4 million increase in amortization expense for our internally-developed software from increased spending for our front-end, back-end, and website and portal services.

Customer bad debt expense increased $0.2 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, due to the increase in margin loans.

Interest expense for the year ended December 31, 2020 of $0.1 million primarily related to the imputed interest for our financed software purchase.

Earnings in Equity Method Investment

The following table summarizes our earnings in equity method investment for the years indicated:

	Year Ended December 31,
(In thousands)	2020	2019	$ Change	% Change
	(in thousands)
Earnings in equity method investment	$—	$27	$(27)	(100)%

Earnings in equity method investment for the year ended December 31, 2019 relates to the results from our 24% investment in TradeZero America prior to our consolidation of TradeZero America upon acquiring the remaining outstanding 76% equity interest on March 28, 2019.

Provision for Income Taxes

The following table summarizes our provision for income taxes for the years indicated:

	Year Ended December 31,
(In thousands)	2020	2019	$ Change	% Change
	(in thousands)
Provisions for income taxes	$4,403	$435	$3,968	912%

Provision for income taxes increased $4.0 million, or 912%, for the year ended December 31, 2020, compared to the prior year. The increase was primarily driven by higher income before taxes due to the growth of the business and also higher GILTI tax on foreign income. The effective tax rate was 25.6% and 16.4% for the years ended December 31, 2020 and 2019, respectively.

Net Income, Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin

The following table summarizes our Net Income, Net Income Margin, Adjusted EBITDA, Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders, EBITDA Margin and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin for the years indicated:

	Year Ended December 31,
(In thousands)	2020	2019	$ Change	% Change
	(in thousands)
Net Income(1)	$12,782	$2,222	$10,560	475%
Net Income Margin	23%	14%	NA	9%
Adjusted EBITDA	$31,366	$7,677	$23,689	309%
Adjusted EBITDA Margin	57%	47%	NA	10%
Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders	$22,787	$6,141	$16,646	271%
Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin	42%	38%	NA	4%
NA – Not applicable

____________

(1)      Net income attributable to TradeZero Holding Corp. stockholders is the same as net income for the years ended December 31, 2020 and 2019.

For a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin to their most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Net income increased $10.6 million, or 475%, for the year ended December 31, 2020, compared to the prior year. The increase was primarily attributable to the 235% increase in revenues during the same time periods. The net income margin increased from 14% to 23% during the same time period primarily due to operating leverage in our technology driven business. However, the margin increase was partly offset by a 187% increase in excess owners’ compensation. For the year ended December 31, 2020, excess owners’ compensation was $13.5 million compared to $4.7 million for the year ended December 31, 2019.

Adjusted EBITDA increased $23.7 million, or 309%, for the year ended December 31, 2020, compared to the prior year. The increase was primarily attributable to revenue growth of 235% during the same period, and Adjusted EBITDA Margin improvement to 57% in 2020 compared to 47% for 2019. The margin improvement was directly a result of the operating leverage in our technology driven business.

Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders increased $16.6 million, or 271%, for the year ended December 31, 2020, compared to the prior year. The increase was primarily attributable to the revenue growth of 235%, offset by a higher effective tax rate of 25.6% for 2020 compared to 16.4% for 2019. As a result, Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders margins increased to 42% for 2020, compared to 38% for 2019.

Liquidity and Capital Resources

Our operations and growth have been financed primarily through cash flow from operating activities. As of September 30, 2021 and December 31, 2020, we have cash of $18.1 million and $11.6 million and no debt outstanding.

We believe our existing cash and cash flow from operations will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth, timing and extent of growth initiatives, and future product launches.

Cash Flows

The following table summarizes our cash flow activities for the years ended December 31, 2020 and 2019 and the nine months ended September 30, 2020 and 2021:

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019
	(in thousands)
Cash provided by (used in):
Operating activities	$17,904	$13,009	$14,517	$2,195
Investing activities	$(10,917)	$(3,445)	$(4,353)	$(1,090)
Financing activities	$(493)	$(229)	$(541)	$41

For the nine months ended September 30, 2021, cash provided by operating activities was $17.9 million, as compared to $13.0 million for nine months ended September 30, 2020. This increase of $4.9 million was primarily due to an increase of net income of $8.4 million, adjusted for the add back of non-cash expenses of $0.6 million primarily related to an increase of $0.8 million of depreciation and amortization expense partially offset by $0.3 million gain from the forgiveness of the PPP note. This increase was partially offset by a decrease in cash generated by operating assets and liabilities of $4.1 million which was primarily driven by (i) a $3.1 million increase in the use of cash for accrued taxes for the nine months ended September 30, 2021 resulting from higher cash tax payments in that period as compared to the nine months ended September 30, 2020, and (ii) an increase in receivable from customers of $2.2 million driven by a customer for a negative customer balance that is expected to be collected.

For the nine months ended September 30, 2021, cash used in investing activities was $10.9 million, as compared to $3.4 million for the nine months ended September 30, 2020. This increase of $7.5 million was driven by (i) the issuance of a $3.0 million note from a related party, (ii) payments related to the equity method investment and acquisition of Koonce Securities, LLC for $2.2 million (including $1.6 million in escrow), and (iii) $2.3 million higher aggregate spending for internally developed software and property, software and equipment.

For the nine months ended September 30, 2021, cash used in financing activities was $0.5 million, as compared to $0.2 million for the nine months ended September 30, 2020. The increase in cash used in financing activities of $0.3 million was primarily attributable to payments of transaction costs of $0.7 million for the planned business combination with Dune Acquisition Corp. and a decrease in proceeds in debt of $0.3 due to a PPP note received in the nine months ended September 30, 2020, partially offset by net cash received from a new investor of $0.6 million for OpenHand Holdings, Inc., a consolidated variable interest entity, after distributions to non-controlling stockholders. For the nine months ended September 30, 2020, we received proceeds from a mortgage of $1.5 million for the property purchased in Brooklyn, New York, offset by $1.5 million repayment of mortgage loans.

For the year ended December 31, 2020, cash provided by operating activities was $14.5 million, as compared to $2.2 million for year ended December 31, 2019. This increase of $12.3 million was primarily due to an increase of net income of $10.6 million, adjusted for the add back of non-cash expenses of $1.0 million, primarily related to an increase of $0.4 million of deferred tax expense, $0.4 million of depreciation and amortization expense and $0.1 million of non-cash interest expense.

For the year ended December 31, 2020, cash used in investing activities was $4.4 million, as compared to $1.1 million for the year ended December 31, 2019. This increase of $3.3 million was driven by higher aggregate spending for the purchase of property, software and equipment and internally developed software.

For the year ended December 31, 2020, cash used in financing activities was $0.5 million, as compared to cash provided by financing activities of $0.04 million for the year ended December 31, 2019. This increase in the cash used of $0.6 million was primarily attributable to an increase in proceeds from mortgage loans of $1.5 million, partially offset by higher payments of mortgage loans of $1.6 million, primarily attributable to repayment of the mortgage loan for the Brooklyn, New York property. There was also proceeds from PPP loan of $0.3 million in the year ended December 31, 2020.

Regulatory Capital Requirements

US FINRA Broker-Dealer Requirements

Our US FINRA Member Broker-Dealer is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of September 30, 2021 and December 31, 2020, our subsidiary had net capital of $2.5 million and $2.1 million, respectively, which was $2.3 million and $1.9 million, respectively, in excess of its required net capital of $0.2 million and $0.2 million, respectively. The aggregate indebtedness to net capital ratio was 1.3 to 1 and 1.25 to 1 as of September 30, 2021 and December 31, 2020, respectively. We do not hold customers’ cash or securities and, therefore, have no obligations under SEC Rule 15c3-3 under the Securities Exchange Act of 1934.

Bahamas Financial Regulatory Authority Broker-Dealer Requirements

Our Bahamian Broker-Dealer is subject to the Securities Commission of the Bahamas Regulatory Capital Requirement for Firms Managing Securities and Advisory on Securities Policy, which requires the maintenance of minimum regulatory capital. As of September 30, 2021 and December 31, 2020, our subsidiary had net free regulatory capital of $18.7 million and $9.4 million, respectively, which was $18.6 million and $9.3 million, respectively, in excess of its required net free regulatory capital of $0.1 million and $0.1 million.

Contractual Obligations

In April 2020, TZUSA entered into an agreement to purchase software related to the clearing and settlement of securities transactions for $2.5 million. The Company paid $0.2 million upon signing of the agreement and payments of $0.1 million are due on a quarterly basis through June 2024, with no interest.

The following table summarizes our contractual obligations as of the dates indicated below. The amount of the obligations presented in the table summarizes our commitments to settle contractual obligations in cash as of the dates presented.

	Payments Due by Period
(In thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in thousands)
As of December 31, 2020
Operating lease commitments	$121	$63	$46	$12	$—
Loans payable for software financing	1,925	550	1,100	275	—
Total contractual obligations	$2,046	$613	$1,146	$287	$—

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future material effect on our financial condition, changes in our financial condition, revenue, or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures to enhance the understanding of our financial results. These non-GAAP financial measures are:

•        Adjusted EBITDA:    Net Income attributable to TradeZero Holding Corp. stockholders before depreciation and amortization, taxes on income (tax benefit), share-based payment expense in the periods recorded, excess owners’ compensation, and

•        Adjusted EBITDA Margin:    Adjusted EBITDA divided by total revenues;

•        Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders:    Net income attributable to TradeZero Holding Corp. stockholders before share-based payment expense in the periods recorded, excess owners’ compensation, and employee non-cash expense; and

•        Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin:    Adjusted net income attributable to TradeZero Holding Corp. stockholders divided by total revenues.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin are supplemental measures of TradeZero’s performance that are neither required nor presented in accordance with U.S. GAAP. There are limitations related to the use of these non-GAAP financial measures, including that they exclude significant expenses that are required by GAAP to be recorded in our financial measures. Other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies. Thus, Adjusted EBITDA should not be considered a substitute for GAAP operating income, and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders should not be considered as a substitute for GAAP net income.

These metrics are used as part of our overall assessment of our performance, including the preparation of our annual operating budget and forecasts, to evaluate the effectiveness of our business strategies and our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry.

The reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin is below:

	Nine Months Ended September
(In thousands)	2021	2020
Reconciliation to Adjusted EBITDA and Adjusted EBITDA Margin
Net income attributable to TradeZero Holding Corp. stockholders	$20,877	$12,448
Provision for income taxes	4,439	4,288
Depreciation and amortization	1,300	477
EBITDA	26,616	17,213
Stock based compensation(1)	44	—
Excess owners’ compensation(2)	13,830	3,350
Adjusted EBITDA	$40,490	$20,563
Total revenues	$68,120	$35,965
Adjusted EBITDA Margin	59%	57%

____________

(1)      Represents expense for non-cash restricted stock units (“RSUs”) that have been issued. On September 28, 2021, a total of 3,913 RSUs were issued to current and former employees.

(2)      Costs related to compensation paid by TradeZero to its primary stockholders and excess compensation paid to certain other stockholder executives, such excess compensation determined relative to the compensation of such individuals as continuing employees of TradeZero which we believe are in line with market-based compensation for similar positions. Excess Owners’ Compensation increased by $10.5 million in the nine months ended 2021 compared to prior year period as we continued to experience tremendous growth. We do not expect to continue to incur Excess Owner’s Compensation expense following the completion of the Business Combination.

	Year Ended December 31,
(In thousands)	2020	2019
Reconciliation to Adjusted EBITDA and Adjusted EBITDA Margin
Net Income(1)	$12,782	$2,222
Provision for income taxes	4,403	435
Earnings in equity method investment	—	27
Depreciation and Amortization	729	307
EBITDA	17,914	2,991
Excess Owners’ Compensation(2)	13,452	4,686
Adjusted EBITDA	$31,366	$7,677
Total revenues	54,690	16,318
Adjusted EBITDA Margin	57%	47%

____________

(1)      Net income and net income attributable to TradeZero Holding Corp. stockholders is the same for the years ended December 31, 2020 and 2019.

(2)      Costs related to compensation paid by TradeZero to its primary stockholders and excess compensation paid to certain other stockholder executives, such excess compensation determined relative to the compensation of such individuals as continuing employees of TradeZero which we believe are in line with market-based compensation for similar positions. Excess Owners’ Compensation increased by $8.8 million in 2020 as we experienced tremendous growth and profitability in 2020. We do not expect to continue to incur Excess Owner’s Compensation expense following the completion of the Business Combination.

The reconciliation of Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders and Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin is below:

	Nine Months Ended September
(In thousands)	2021	2020
	(in thousands)
Reconciliation to Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders
Net income attributable to TradeZero Holding Corp. stockholders	$20,877	$12,448
Stock base compensation(1)	44	—
Excess owners’ compensation(2)	13,830	3,350
Tax effect of adjustments to net income attributable to TradeZero Holding Corp. stockholders(3)	(2,431)	(858)
Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders	$32,320	$14,940
Total Revenues	68,120	35,965
Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin	47%	42%

____________

(1)      Represents expense for non-cash RSUs. On September 28, 2021, a total of 3,913 RSUs were issued to employees.

(2)      Costs related to compensation paid by TradeZero to its primary stockholders and excess compensation paid to certain other stockholder executives, such excess compensation determined relative to the compensation of such individuals as continuing employees of TradeZero which we believe are in line with market-based compensation for similar positions. Excess Owners’ Compensation increased by $10.5 million in the nine months ended 2021 compared to the prior year period as we continued to experience tremendous growth.

(3)      Tax effect of the adjustments to net income attributable to TradeZero Holding Corp. stockholders is provided at the effective tax rate of 17.5% and 25.6% for the nine months ended September 2021 and 2020, respectively.

	Year Ended December 31,
(In thousands)	2020	2019
	(in thousands)
Reconciliation to Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders
Net Income(1)	$12,782	$2,222
Excess Owners’ Compensation(2)	13,452	4,686
Tax effect of adjustments to net income attributable to TradeZero Holding Corp. stockholders(3)	(3,447)	(767)
Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders	$22,787	$6,141
Total Revenues	$54,690	$16,318
Adjusted Net Income Attributable to TradeZero Holding Corp. Stockholders Margin	42%	38%

____________

(1)      Net income and net income attributable to TradeZero Holding Corp. stockholders is the same for the years ended December 31, 2020 and 2019.

(2)      Costs related to compensation paid by TradeZero to its primary stockholders and excess compensation paid to certain other stockholder executives, such excess compensation determined relative to the compensation of such individuals as continuing employees of TradeZero which we believe are in line with market-based compensation for similar positions. Excess Owners’ Compensation increased by $8.8 million in 2020 as we experienced tremendous growth and profitability in 2020.

(3)      Tax effect of the adjustments to net income attributable to TradeZero Holding Corp. stockholders is provided at the effective tax rate of 25.6% and 16.4% for the year ended December 31, 2020 and 2019, respectively.

Internal Controls and Procedures

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

TradeZero has identified material weaknesses in its internal control over financial reporting of accounting records and executive compensation. Prior to the completion of the Business Combination, TradeZero had been a private company that had required fewer accounting personnel to execute its accounting processes and supervisory resources to address its internal control over financial reporting, which it believed were adequate for a private company of its size and industry. In preparation for operating and reporting as a public company, TradeZero has hired additional accounting personnel and engaged third-party consultants to assist with the documentation, implementation and testing of enhanced accounting processes and control procedures required to meet the financial reporting requirements of a public company. In connection with the preparation and review of our audited consolidated and combined financial statements for the years ended December 31, 2020 and 2019, our management identified certain material weaknesses related to its internal control over financial reporting of accounting records and executive compensation and, made numerous reclassifications and adjusting entries that were material to those consolidated financial statements as a whole. TradeZero did not maintain an effective control environment as there were certain areas in which the accounting function did not operate as expected, resulting in numerous reclassifications and adjusting entries that were material to the consolidated financial statements as a whole. In particular, there are material adjustments related to errors in: (i) understating the amount of capitalized costs related to internal use software development resulting in an understatement of net income during 2019 and 2020; (ii) incorrectly netting customer receivable amounts and customer payable amounts related to margin balances and interests on margin trades and (iii) recognition of revenue attributable to improper classification of rebate revenue and locate fee revenue and certain related expenses as a net revenue number instead of recording as gross revenue and expense for both revenue streams. TradeZero also reclassified certain executive compensation expenditures as compensation expenses rather than consulting fees. TradeZero initially classified most executive compensation as consulting fees paid to the applicable officers’ limited liability companies which were classified as independent contractors, as opposed to processing through TradeZero’s payroll system as executive compensation. The expense was reclassified to compensation expense and was a material reclassification to the consolidated statements of operations for both 2020 and 2019.

Management is taking steps to remediate the material weaknesses in our internal control over financial reporting described above and plans to take additional actions in the future. These steps include implementing additional review procedures, employing additional finance and accounting personnel and re-evaluating our internal reporting procedures. We intend to have this remediation process completed and the appropriate controls in place by 2022. There is no assurance that we will be able to complete this remediation and put the appropriate controls in place within this timeframe. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

Due to the material weaknesses described above, management performed further analysis and procedures in order to conclude that our consolidated and combined financial statements for the years ended December 31, 2020 and 2019, respectively, are fairly presented, in all material respects, in accordance with GAAP.

Recent Accounting Pronouncements

For a discussion of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted, if any, see Note 2 to our consolidated financial statements included elsewhere in this proxy statement.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and market prices. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Market-related Credit Risk

We are indirectly exposed to equity securities risk in connection with securities collateralizing margin receivables. We manage risk on margin and securities-based lending by requiring customers to maintain collateral in compliance with internal and, as applicable, regulatory guidelines. We monitor required margin levels daily and require our customers to deposit additional collateral, or to reduce positions, when necessary. We continuously monitor customer accounts to detect excessive concentration, large orders or positions, and other activities that indicate increased risk to us.

Interest Rate Risk

Our interest rate risk exposure, which results from fluctuations in interest rates, is not material for the nine months ended September 30, 2021 and 2020 and the years ended December 31, 2020 and 2019.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, and other assumptions we believe to be reasonable under the circumstances, which together form the basis for making judgments about the carrying values of assets and liabilities. We regularly assess these estimates; however, actual amounts could differ from those estimates.

An accounting policy is considered to be critical if the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the effect of the estimates and assumptions on financial condition or operating performance. The accounting policies we believe to reflect our more significant estimates, judgments and assumptions that are most critical to understanding and evaluating our reported financial results are described below. For further information, see Note 2 to TradeZero’s annual consolidated financial statements accompanying this proxy statement.

Revenue Recognition

We earn transaction-based revenues for the fees for our stock locates which are earned when the performance obligation is satisfied, which is at the point in time when the short sale occurs or the locate expires unused. We also earn transaction-based revenues for commissions, when customers place equity and option trades through our platform, and rebates for PFOF. Commissions and PFOF are earned when the performance obligation is satisfied, which is at the point in time when the trades are executed.

Stock-Based Payments

We account for all stock-based payments to employees and non-employees, including restricted stock units (“RSUs”) to be recognized in our consolidated financial statements, based on their respective grant date fair values. The RSUs are valued based on the fair value of our common stock on the date of grant. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. We expense stock-based compensation related to the RSUs over the requisite service period. Forfeitures are recorded as they occur.

Common Stock Valuations

There has been no public market for our common stock to date. As such, the estimated fair value of our common stock and underlying RSUs has been determined at each grant date by our board of directors, with input from management, based on the information known to us on the grant date and upon a review of any recent events and their potential impact on the estimated per share fair value of our common stock. As part of these fair value determinations, our board of directors obtained and considered valuation reports prepared by a third-party valuation firm in accordance with the guidance outlined in the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In order to determine the fair value, we considered, among other things, our actual operating and financial performance; our current business conditions and projections; the lack of marketability of our common stock; and the market performance of comparable publicly traded companies.

Application of this approach involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between the assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Once a public trading market for our common stock has been established in connection with the closing of this merger, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted RSUs and other such awards we may grant, as the fair value of our common stock will be determined based on the closing price of our common stock as reported on the date of grant.

Loss Contingencies

We are subject to claims and lawsuits in the ordinary course of business, including arbitration, class actions and other litigation, some of which include claims for substantial or unspecified damages. We are also the subject of inquiries, investigations, and proceedings by regulatory and other governmental agencies. We review our lawsuits, regulatory inquiries and other legal proceedings on an ongoing basis and provide disclosures and record loss contingencies in accordance with the loss contingencies accounting guidance. We establish an accrual for losses at management’s best estimate when we assess that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If no amount within the range is considered a better estimate than any other amount, an accrual for losses is recorded based on the bottom amount of the range. Accrual for loss contingencies are recorded in accounts payable and accrued expenses on the consolidated balance sheets and expensed in general and administrative expenses in our consolidated statements of operations. We monitor these matters for developments that would affect the likelihood of a loss and the accrued amount, if any, and adjust the amount as appropriate.

Income Taxes

Income tax expense is an estimate of current income taxes payable in the current fiscal year based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences and carryforwards that we recognize for financial reporting and income tax purposes at enacted tax rates expected to be in effect when taxes are actually paid or recovered.

We account for income taxes under the liability approach for deferred income taxes, which requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements, but have not been reflected in our taxable income. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent we believe that they will not be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets including, but not limited to, historical cumulative loss experience and expectations of future earnings, tax planning strategies, and the carry-forward periods available for tax reporting purposes. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our tax provision would increase or decrease in the period in which the assessment is changed.

We recognize a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. We account for uncertain tax positions, including net interest and penalties, as a component of income tax expense or benefit. We make adjustments to these uncertain tax positions in accordance with applicable income tax guidance and based on changes in facts and circumstances. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact to our consolidated financial statements and operating results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF DUNE

The following discussion and analysis of the financial condition and results of operations of Dune Acquisition Corporation (for purposes of this section, “Dune,” “Company,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of Dune included elsewhere in this proxy statement.    This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses. We consummated the IPO on December 22, 2020. We intend to use the cash proceeds from our IPO and the private placement of warrants described below as well as additional issuances, if any, of our capital stock, debt or a combination of cash, stock and debt to complete the Business Combination.

We expect to incur significant costs in the pursuit of our acquisition plans. There can be no assurance that our plans to raise capital or to complete our initial Business Combination will be successful.

Results of Operations and Known Trends or Future Events

We have neither engaged in any significant business operations nor generated any revenues to date. All activities to date relate to Dune’s formation and the IPO. We expect to generate non-operating income in the form of interest income on cash, cash equivalents, and marketable securities that will be held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses as we locate a suitable Business Combination.

For the three months ended September 30, 2021, we had a net income of approximately $1,800,000, which consisted of $2,000,000 in non-operating gain from the change in fair value of derivative warrant liabilities and income on investments held in Trust Account of approximately $20,000, offset by approximately $129,000 in general and administrative expenses, $30,000 in general and administrative expenses — related party, and approximately $50,000 in franchise tax.

For the nine months ended September 30, 2021, we had a net income of approximately $1,800,000, which consisted of $2,000,000 in non-operating gain from the change in fair value of derivative warrant liabilities and income on investments held in Trust Account of approximately $20,000, offset by approximately $129,000 in general and administrative expenses, $30,000 in general and administrative expenses — related party, and approximately $50,000 in franchise tax.

For the three months ended September 30, 2020, we had a net loss of approximately $300, which consisted of approximately $300 in general and administrative expenses.

For the period from June 18, 2020 (inception) through September 30, 2020, we had a net loss of approximately $300, which consisted of approximately $300 in general and administrative expenses.

Liquidity and Going Concern

As of September 30, 2021, we had approximately $240,000 in cash in our operating account and working capital of approximately $199,000.

Our liquidity needs prior to the consummation of our IPO were satisfied through the payment of $25,000 from our Sponsor to purchase founders shares, and loan proceeds from our Sponsor of approximately $31,000 under the Note. We repaid the loan in full on December 22, 2020. Subsequent from the consummation of our IPO, our liquidity needs have been satisfied through the net proceeds from the consummation of our IPO and sale of the private placement warrants held outside of the Trust Account.

Based on the foregoing, our management believes that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, we will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating a business combination.

Contractual Obligations

As of September 30, 2021, we did not have any long-term debt, capital or operating lease obligations. We entered into an administrative services agreement in which we will pay our Sponsor for office space and secretarial and administrative services provided to members of Dune’s management team, in an amount not to exceed $10,000 per month.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed financial statements and accompanying notes. Actual results could differ from those estimates. Dune has identified the following as its critical accounting policies:

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The public warrants and private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The initial fair value of the public warrants have been measured at fair value using a Monte Carlo simulation model. The fair value of the private placement warrants were estimated using Black-Scholes. The fair value of the public warrants as of September 30, 2021 is based on observable listed prices for such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

Dune accounts for its Dune Class A Common Stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Dune Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Dune Class A Common Stock (including Dune Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Dune’s control) are classified as temporary equity. At all other times, shares of Dune Class A Common Stock are classified as stockholders’ equity. The shares of Dune Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of the IPO, 17,250,000 shares of Dune Class A Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net Income (Loss) Per Share of Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Dune Class A Common Stock and Dune Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the units sold in the IPO (including the consummation of the over-allotment option) and the private placement warrants to purchase an aggregate of 13,475,000 shares of Dune Class A Common Stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021. Accretion associated with the redeemable Dune Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021 using the modified retrospective method for transition. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

Our management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our unaudited condensed financial statements.

Off-Balance Sheet Arrangement

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

INFORMATION RELATED TO TRADEZERO

For purposes of this section, unless otherwise specifically noted or the context otherwise requires, “TradeZero,” “we,” “us, “or “our” refers to TradeZero Holding Corp., and its subsidiaries prior to the consummation of the Business Combination.

Overview

“Built By Active Traders, For Active Traders”, TradeZero was founded in 2015 by a team that leveraged decades of collective operating and trading experience to build a next-generation trading platform tailored to the needs of the ever-growing community of active retail traders. TradeZero team’s goal is to level the playing field for active retail traders by providing multiple, easy-to use trading platforms and professional-grade features with a regularly expanding offering of innovative products and features, while also providing exceptional customer service and support. In addition to offering access to U.S. equities and equity options, TradeZero offers a unique and innovative patent-pending technology TradeZero Short Locator, which facilitates providing short locates for the retail trader, thus making short selling easily accessible for its customers and potentially less expensive through recycling of unused locates to other TradeZero customers, and is in the process of significant near-term growth of its product offering. Starting in the second half of 2022, TradeZero intends to engage with Zero Hash and certain other parties to facilitate commission-free cryptocurrency trading and real time data for more than 15 cryptocurrencies. We also intend to launch our innovative Institutional Locates platform, expanding our short locates platform to institutional investors, and an upgraded ZeroMobile trading application in the first quarter of 2022. TradeZero also plans to expand further with an enhanced options trading platform to permit our customers to engage in more advanced options trading strategies by the first half of 2022. TradeZero already serves both domestic and international active traders, representing a robust and growing total addressable market, and has plans to expand into additional geographies over the next few years.

The TradeZero platform offers:

•        commission-free and commission-based trading in U.S.-listed stocks and ETFs, as well as related options;

•        easy access to U.S. equities for international users;

•        free web and mobile trading platforms, including an upgraded ZeroMobile trading application launching in the first quarter of 2022, which, among other things, adds hot key order entry to ZeroMobile, provides fast execution and a more simplified and sophisticated ZeroMobile user interface;

•        access to professional grade web and desktop platforms with powerful trading tools typically used by professional traders and hedge funds such as stock data and hotkeys;

•        access to streaming, real-time market data, charting, real-time news on all platforms;

•        access to easily available short selling with our patent pending TradeZero Short Locator product across all platforms, including beginning in the first quarter of 2022 an institutional locates platform;

•        beginning in the first half of 2022, access to commission-free cryptocurrency trading and real time data for cryptocurrencies through a commercial arrangement with Zero Hash (defined below);

•        pre and post market trading from 4:00 AM to 8:00 PM; and

•        24/7 live customer support.

TradeZero’s cutting edge platform, sophisticated trading tools, unique and growing product offering and superior customer service has resulted in growing and increasingly engaged customer base. The chart below details TradeZero’s total active accounts and average account balance per account on a quarterly basis for the last five years.

Total Active Accounts and Average Equity Over Time(1)
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
~19K Active Account
Avg Account Equity of $7K
1Q 2018
2Q 2018
3Q 2018
4Q 2018
1Q 2019
2Q 2019
3Q 2019
4Q 2019
1Q 2020
2Q 2020
3Q 2020
4Q 2020
1Q 2021
2Q 2021
3Q 2021
Active Accounts
Avg. Account Equity

(1) As per FINRA definition, "active account" is any account with more than $0.50 of equity and Average Account Equity represents the average account balance per account as of September 2021.

TradeZero already serves both domestic and international active traders and a core pillar of our growth strategy is to further expand our brokerage services to international markets. TradeZero, founded in 2015, originally provided services through TradeZero Bahamas, a Nassau, Bahamas based broker-dealer providing non-U.S. investors access to U.S. equity and options market centers. In 2019, TradeZero expanded to form TradeZero America, a U.S. broker-dealer serving U.S. clients since 2019 with the same high tech and innovative features as the TradeZero international site for non-U.S. residents. As of September 30, 2021, approximately 76% of our customers are non-U.S. investors. Given our significant prior experience with the international trading community, TradeZero believes it is well positioned to expand into other international geographies. TradeZero is currently in the process of expanding its services to the Canadian market in the first half of 2022 (subject to applicable regulatory approvals, via TradeZero Canada, a registered broker-dealer in Canada). In addition, after the launch of the Canadian broker-dealer services, we intend to launch similar services and associated marketing campaigns in the future in the United Kingdom, Europe and the Middle East, with subsequent launches in the Asian Pacific region and certain countries in Latin America. TradeZero America is a member of various exchanges, industry groups and regulatory bodies, including the Nasdaq, the Nasdaq BX, the NYSE, the NYSE American Exchange, NYSE Arca, Inc., NYSE American LLC, Cboe EDGX Exchange, Inc., FINRA and SIPC.X. TradeZero America’s membership with these organizations should, among other things, (i) provide TradeZero with the ability to directly and rapidly interact with the major U.S. exchanges and regulatory bodies, (ii) provide preferred pricing options on limit orders for TradeZero’s customers and (iii) facilitate better routing capabilities for its customers.

Market Opportunity

Across all asset classes and capital markets, trading technology and the dissemination of real time market information and trading idea generation are becoming more and more democratized. Broad and persistent consumer trends have driven an increasingly decentralized base of traders to participate in capital markets. And the number of both domestic and international active retail traders continues to grow. For example, the percentage of retail trading volume as a percent of total participation in U.S. equity markets has increased from 10% in 2010 to 23% in 2021. Active retail participation in other asset classes, like cryptocurrencies, is significantly higher.

Demographic trends suggest that the number of active retail traders should continue to grow. Retail traders are technologically literate and are actively engaged with the trading tools that facilitate their trading across multiple platforms. In recent years, the average holder of U.S. equity securities has trended younger and more diverse, and ownership of U.S. equities by investors under 35 years-old is rising. Low-cost, technology-focused platforms which provide an ease of opening an account and seamless funding should be well positioned to meet the needs of active retail traders. The growing market to provide services to these customers should have favorable margins, unit economics and other financial characteristics relative to traditional brokerage businesses since the customers will be more active in their engagement with the platform than a traditional brokerage. In general, active retail traders have a higher risk appetite, are willing to use margin and locate services, and desire transparent, rapid and responsive online brokerage services. Persistent low interest rates across all consumer sectors have allowed broad access to consumer credit, further facilitating the prevalence of short term trading and the use of margin investing by retail traders.

The increasingly democratized level of participation in the capital markets is not limited to trading in the major U.S.-based stock exchanges of the AMEX, the NYSE and the Nasdaq. There is a large and growing addressable market globally for online platforms used to provide active brokerage services for trading bonds, stocks, currencies and other financial instruments. There are 90+ stock exchanges representing a total value of approximately $119 trillion, and the market size for global online trading platforms is expected to grow to approximately $18.3 billion by 2027; compared with approximately $13.1 billion in 2019. As international customers increase smartphone usage, technology will continue to facilitate the decentralization of brokerage services worldwide, and the number of both domestic and international active retail traders continues to grow.

TradeZero’s Three Pillar Expansion Strategy

While TradeZero has achieved significant growth and scale to date through developing our platform and customer base to date, our total addressable market is vast, and we believe we have a long runway for future growth. TradeZero has a multi-pronged strategy for growth, focusing on product and platform expansions that should appeal to our target customer base, as well as focused on expanding our customer base further in international markets. We expect to fund this growth with at least $80,000,000 in cash raised from the Business Combination, which should provide us with the ability to substantially increase our expansion expenditures versus our historical expenditure levels.

Expanding Geographic Scope.    TradeZero already serves both domestic and international active traders and a core pillar of our growth strategy is further expansion into international markets. As a Bahamas-domiciled entity, TradeZero Bahamas acts as a broker-dealer for international clients accessing the U.S. equity markets and 76% of our customers are located outside of the U.S. There is a large and growing addressable market to continue the expansion of our brokerage services to international markets. Beginning in 2022, we will launch TradeZero Canada (pending regulatory approval). To support an expansion of our Canadian base, we intend to increase marketing and customer engagement activities in the first half of 2022 and thereafter. In addition, after the launch of the Canadian broker-dealer services, we intend to launch similar services and associated marketing campaigns in the future in the United Kingdom, Europe and the Middle East, with subsequent launches in the Asian Pacific region and certain countries in Latin America. Through these international expansion activities, we estimate that we can significantly increase our userbase and associated financial performance metrics.

Expanding Product Offerings.    TradeZero intends to expand the instruments traded on its platform beyond equity securities, equity options and short locate services to provide additional trading functionality for its existing users and to expand its customer base. Through a commercial relationship with Zero Hash, a leading multi-platform and multi-custodial settlement agent that can facilitate the calculation of trade obligations and delivery of assets, we plan to offer commission-free cryptocurrency trading and real time data for more than 15 cryptocurrencies beginning in the first half of 2022. As a result of this relationship, TradeZero customers will be introduced to our cryptocurrency provider Zero Hash where they will be able to execute cryptocurrency purchases and access their portfolio of cryptocurrencies. TradeZero plans to engage with third parties such as Zero Hash to provide back-end liquidity, market pricing and settlement services for such customer cryptocurrency trading. We believe our status as a growing trading platform, as well as our strong customer service, positions us well to enter the cryptocurrency market in this manner. We plan to continue to invest in cryptocurrency trading product offerings, evaluating new features and product capabilities as the cryptocurrency market develops.

We also intend to launch complex options trading functionality by the first half of 2022, which should be available across all TradeZero platforms and will permit our customers to engage in more advanced options trading strategies. Beyond the addition of cryptocurrencies and complex options, TradeZero is continually evaluating and considering adding additional products and instruments not currently available on its platforms, including the trading of foreign currencies, futures and international securities.

Platform Build Out.    Our customers actively use and engage with our products across our various platforms, and we intend to continually improve and expand our technology and trading platforms to enhance our user experience and broaden our customer reach. We intend to launch our innovative Institutional Locates in the first quarter of 2022, which will allow brokers and clearing firms to access the TradeZero locate platform and provide additional liquidity for our users engaged in short sale activities. The development of Institutional Locates should diversify our revenue streams to include institutional customers.

TradeZero expects to launch an upgraded ZeroMobile trading application in the first quarter of 2022, which, among other things, adds hot key order entry to ZeroMobile, provides faster execution and a more simplified and sophisticated ZeroMobile user interface. We intend to continue to add additional functionality and features to improve our existing platforms, including features to assist in customer leverage enhancement strategies such as extended leverage margin loans, the ability of our customers to generate additional returns through security lending, and the establishment of self-clearing abilities to minimize our transaction costs and better control start of day balances and end of day processing.

The TradeZero Competitive Advantage

Compelling next generation platform built to optimally serve the needs of the global active trader community.    TradeZero provides its clients with a differentiated advanced suite of desktop, web-based and mobile software platforms, each includes streaming, real-time market data, charting, real-time news, which are all connected to our proprietary TradeZero Short Locator (U.S. patent pending). These platforms offer retail clients access to commission-free trading and direct market center access to U.S. equities and equity options trading and direct market center access to U.S. equities and equity options trading. TradeZero’s U.S. broker-dealer subsidiary also offers commission-free equity options trading. All commission-free plans are subject to various conditions described on the applicable broker-dealers’ websites, which conditions are subject to change in the future, and we also otherwise provide similar commission-based access. In addition, TradeZero’s innovative features and capabilities for stock shorting accommodate all types of retail traders, especially the active trader. Through its platforms, TradeZero provides access to pre and post-market trading, real-time and historical charting hot key order entry, and the TradeZero Short Locator. The mobile trading application, ZeroMobile, provides clients with easy, on-the-go access to the TradeZero Short Locator and we hope to further improve the ZeroMobile application with an upgraded version expected to launch in the first quarter of 2022. In addition, TradeZero America is a member of Nasdaq, the Nasdaq BX, the NYSE, the NYSE American Exchange, NYSE Arca, Inc., NYSE American LLC, Cboe EDGX Exchange, Inc., FINRA and SIPC.X, which we believe benefits our customers by, among other things, provide preferred pricing options on limit orders for TradeZero’s customers and enhanced order routing capabilities. We believe TradeZero’s differentiated platform across product, technology, access and support should continue to make it a leading choice for active retail traders.

Innovative and Easily Accessible Short Selling with the World’s only Retail Market Place for Short Locates.    TradeZero has implemented differentiated products to make short selling shares easy and potentially more lucrative for active retail traders. TradeZero launched the patent pending TradeZero Short Locator in July of 2019 that allows users to sell back short locates that are no longer needed, creating additional revenue opportunities for our customers. Our TradeZero platform typically locates non easy to borrow (“ETB”) shares in seconds, and generates fees when the user accepts the non-ETB located shares. The platform permits our customer to recycle locates that are no longer needed to other TradeZero customers, providing an opportunity for our customers to recover a portion of the locate fees incurred. Most retail broker-dealers do not offer a locate service, let alone these recycling capabilities. The proprietary short locate platform created by TradeZero hosts a competitive community of locate providers, which provides robust supply of shares, even with harder to locate symbols, enhancing the speed and transparency of our locate service relative to other locate providers. TradeZero has experienced significant growth in use of this feature as sell backs contributed to the growth in total locate revenue to $29.4 million in the nine months ended September 30, 2021 compared to $16.4 million in the nine months ended September 30, 2020.

Focus on Exceptional Customer Service.    Active retail traders expect personalized and dynamic customer service. TradeZero has always set a high bar for our customer service, and expects to maintain continued focus on premium customer support as we expand into other product lines into the future. The TradeZero customer service team provides 24 x 7 x 365 web and live chat support and also provides customers with the ability to speak with a licensed representative quickly and efficiently, with an average waiting time of less than two minutes through the chat function. This individualized, multifaceted approach to customer service has led to TradeZero receiving best-in-class customer service reviews, including some of the highest customer service ratings for online brokerages on TrustPilot.

TradeZero’s exceptional customer service and differentiated platform have allowed TradeZero to create a loyal and engaged customer base. The graphic below represents our quarterly revenue by annual new customer cohort, illustrating the continued retention of and engagement of our customers on our platform over time, creating a growing recurring revenue base for TradeZero.

Founder-Led, Experienced and Aligned Management Team.    TradeZero was founded in 2015 by our Chief Executive Officer, Daniel Pipitone and our Directors John Muscatella, John Caruso and Giovanni Ferrara, with the mission to provide the optimal trading platform for active retail traders — a program for active traders built by active traders. Our founders have scaled TradeZero’s business without any outside capital and are expected to roll 100% of their existing equity in TradeZero into the combined company, resulting in our founders and management team collectively owning approximately 70% of TradeZero’s common stock following the Closing, creating significant alignment with our public stockholders. Importantly, our founders have deep industry experience with a combined 50+ years in the brokerage and broker-dealer businesses, including the founding and managing of NobleTrading.com, Inc., an online brokerage firm, for over 10-years prior to its sale in 2010. Our founders further enhanced the team with the additions of Kosta Corriveau, our Chief Technology Officer, who has over 12-years of experience in trading and quantitative market technology solutions, Joshua Choi, our Chief Financial Officer, who has 16-years of experience in public and private capital markets transactions and financings, and Andrew Koslow, our general counsel, who has over 20-years of legal experience in the financial services industry. See “Management” for more information on our executive leadership team and “Beneficial Ownership of Securities” for more information on our founder’s expected share ownership following the Closing.

Products and Services

TradeZero offers a suite of easy-to-use desktop, web-based and mobile platforms for all types of traders, so they can choose the level that’s right for them. It specifically offers four different state-of-the-art zero commission trading software: (i) ZeroPro desktop application designed for the active day trader (“ZeroPro”), (ii) ZeroWeb internet based application for the active online trader (“ZeroWeb”), (iii) ZeroFree software provides a zero cost software solution (“ZeroFree”) and (iv) ZeroMobile for real-time trading on the go (“ZeroMobile”).

ZeroFree — ZeroFree is the free real-time browser based trading system. Designed for MacOS and Windows, and built for investors and beginner to active traders. Real-time market data, real-time and historical charting, and real-time news is included, along with access to the TradeZero Short Locator. ZeroFree can be scaled up with optional add-ons including: order entry using advanced hot keys, options trading and Over-The-Counter Bulletin Board (the “OTCBB”) Level 1 and Level 2 data. The add-on for Level 2 data costs $25 per month and includes access to the advanced hotkeys option.

ZeroWeb — ZeroWeb is an easy-to-use browser based stock trading platform built for the active trader. It offers TradeZero clients with customizable layouts and the ability to open multiple charting and market depth windows, and includes real-time and historical charting hot key order entry, real-time news, streaming Level 1 and Level 2 market data, and access to the TradeZero Short Locator. ZeroWeb is sold for $59 per month and also includes access to ZeroPro.

ZeroPro — ZeroPro is TradeZero’s flagship platform. It is a Windows based, downloadable desktop trading platform providing complete layout flexibility and the ability to setup and send orders rapidly. It provides clients with access to the TradeZero Short Locator, dynamic streaming Levels 1 and 2 quotes, options trading, real-time and historical charting, alerts, time and sales, customizable watch lists, top lists of stocks by exchange for winners/losers/activity, Hi/Lo scrolling ticker, real-time news and more. ZeroPro is sold for $59 per month and also includes access to ZeroWeb.

ZeroMobile — TradeZero’s mobile platform provides clients with the ability to trade stocks and access the TradeZero Short Locator for free. Among other features, customers can view real-time streaming quotes, real-time news, charting, and company fundamental data; access their account portfolio; check and cancel open orders; and view all executions. The mobile syncs with ZeroPro, ZeroWeb and ZeroFree.

New ZeroMobile App Launching First Quarter — TradeZero expects to launch an upgraded ZeroMobile trading application in the first quarter of 2022, which, among other things, adds hot key order entry to ZeroMobile, provides faster execution and a more simplified and sophisticated ZeroMobile user interface.

Please see the table below for a comparison of all of the features available with each of our web and mobile platforms and a detailed description of each feature below the table:

Features	ZeroPro	ZeroWeb	ZeroFree	ZeroMobile	Mobile 2.0
Price per month (Free after 100k Shares)	$59 per mo. includes both		$0 per mo.	$0 per mo./included with all platforms	$0 per mo./included with all platforms
Level 2 /# of Level 2 Windows	Yes/6 windows	Yes/4 windows	Add-on/1 window -$25 per month	No	Not on launch
Advanced HotKeys	Yes	Yes	Add-on/included with Level 2	No	No
Hot Buttons	Yes	No	No	No	Yes
Time Sales	Yes	No	No	No	No
Charting with Indicators	Yes/10 windows	Yes/6 windows	Yes/2 windows	Yes	Yes
Real-time News	Yes	Yes	Yes	Yes	Yes
Direct Short Locates	Yes	Yes	Yes	Yes	Yes
Stock Screener	Yes	No	No	No	No
Options Trading	Yes	No	$25 per month	Coming Soon	Coming Soon
Alerts	Yes	No	No	No	Yes
Real-time NYSE, AMEX and Nasdaq Level 1	Yes	Yes	Yes	Yes	Yes

Features	ZeroPro	ZeroWeb	ZeroFree	ZeroMobile	Mobile 2.0
Top Lists – Gainers, Losers, Changers	Yes	No	No	No	No
Custom Layouts	Yes	Yes	No	No	No
Window Linking	Yes	Yes	Yes	No	N/A
OTC Markets Level 1	$5 per month	$5 per month	$5 per month	$5 per month	$5 per month
OTC Markets Level 2	$15 per month	$15 per month	$15 per month	$15 per month	$15 per month

Key Features

Level 2 Access and Number of Level 2 Windows — Our Level 2 feature provides market depth on any NYSE, AMEX, Nasdaq and OTCBB stock as it allows our customers to see all of the available orders in the market for that stock which support the price level. This ranks prices at their most competitive on the bid and ask spread, and also includes order sizes, making the market more transparent for our users. Our users can enter orders to buy, sell and short stocks from the Level 2 window and have the ability to pre-load positions quickly with the position button. The platform allows the Level 2 window to be linked with other windows for quick information and up to 6 Level 2 windows can be opened simultaneously.

Advanced Hotkeys — Our advanced hotkeys are shortcut commands which our users may pre-select and customize that execute actions on our trading platform at the simple touch of a button (keystroke) or combination of keystrokes, allowing our users significant speed in execution of trades compared to the manual steps a user would ordinarily take to perform an action.

Hot Buttons — An evolution of hot keys where TradeZero users can map hot keys keystroke combinations to a hot button that attaches to the Level 2 window and the click of such a Hot Button performs the mapped hot key function.

Time Sales — Dynamically updating window that shows all trades and quotes for a symbol in real-time, where the trades are color coded to indicate whether they occurred (i) below the bid at the bid, (ii) in between the bid and ask, (iii) at the ask or (iv) above the ask. Trades can be filtered to only show those trades that are larger than the user-defined parameters. The window will also display the exchange on which the trade occurred.

Charting with Indicators — We bring real-time charting to our customers’ fingertips. This feature is built for speed and accuracy for active traders and is fully customizable and designed to perform in active markets. Users can add and configure over seventy indicators and highlight key trends, patterns and levels with our drawing tools across customizable time increments. Customers can visibly plot entry and exit options on executed traders. Also, open active orders can be plotted on charts. Indicator sets may be saved and utilized in future log-ins.

Real Time News Updates — We provide dynamic up-to-date scrolling news to keep traders on top of the latest stories that are moving the market. When researching individual stocks, our traders can see any recent news related to the stock they are researching. The news feed provides access to the “Why is it Moving?” feed of Benzinga.com, which provides users with real-time information as to why a stock is on the move in headline form.

Direct Short Locates and Locate Sell Backs — TradeZero customers can source locates on symbols that are not easy to borrow. Users can check pricing and availability of locate shares. When locates that were sourced are no longer needed they can be marked for credit (put up for sale) where on a first in, first out basis, they can be sold to the next TradeZero trader that wants to locate those same shares.

Stock Screener — Our stock screener allows users to view all stocks that are making day highs and lows as well as 52 week highs and lows, and it runs and updates from 4:00 AM to 8:00 PM EST on all trading days. Symbols can be filtered in or out based on listed exchange, stock price, net change, percentage change and daily volume to further filter the list of matching symbols.

Options Trading — Our options window provides a straightforward layout for viewing call/put quotes across expiration dates and strike prices. From the options window, users have quick access to placing orders for their desired option trade.

Alerts — We provide our users a custom watch lists to track stocks and create market lists easily. The watch list dynamically updates tick-for-tick in real time. Customers can change the column order and filter as well as set audio and visual alerts for price movements.

Real Time NYSE, Nasdaq and Amex Level 1 — We provide our users with a Level 1 trading screen that displays the best bid-offer-volume quotes for NYSE, Nasdaq and Amex listed stock in real-time, or the national best bid and offer. This allows our customers to see how a specific stock is performing over time as well as where the market action is consolidating.

Top Lists — Gainers, Losers, Changers — Our Top List feature allows users to easily find lists of “top” stock symbols based on several of characteristics such as most active, largest net change up/down and percentage change up/down in real-time for each U.S. exchange, including OTCBB.

Custom Layouts — Users may select the windows with the key features and charts they find most helpful to facilitate their trading and research. The platform allows users to save their preferred customized layouts and free floating windows so they can reload multiple preferred layouts and windows whenever they are using the platform.

Window Linking — This feature allows our customers to link their order entry window, chart window, time sales, news watchlist and top list window. This allows for all windows linked to a group to be updated to the same symbol once one of the linked windows is updated with a different symbol.

OTC Markets Level 1-A dynamically, updating real time stream window that is required to trade OTCBB and Pink Sheet listed symbols.

OTC Markets Level 2 — Provides users a look behind the market for best bid and offer information for OTCBB and Pink Symbols, providing in-depth market intelligence for all OTCBB and Pink Sheet symbols.

TradeZero Short Locator Product and Service

One of our core competitive advantages is our patent pending easy-to-use TradeZero Short Locator, which allows our users to locate or borrow shares of stocks for short selling via its stock locate feature built into all of its platforms. With its locate sell back feature, TradeZero has created a platform where customers can access hard-to-borrow stocks for shorting and sell unwanted locates to other TradeZero users who can also use them for their own short selling. Our TradeZero Short Locator gives TradeZero clients access to over 8,000 symbols to short daily. Rule 203 of Regulation SHO (“Regulation SHO”) prohibits a broker-dealer from accepting a short sale order in stock unless the broker has borrowed the stock or has reasonable grounds to believe it can be borrowed for delivery on settlement. For stocks that are not easy to borrow, a broker can locate shares of such stocks to utilize for short selling. A “locate” satisfies the Rule 203 of Regulation SHO by providing a broker with a reasonable basis to believe that if the stock is shorted and held overnight, that delivery can be made by the locate provider on settlement. Locates are important to traders that want the flexibility to trade both long and short as well as those that just wish to short sell. TradeZero’s patent pending TradeZero Short Locator creates a competitive environment where locate providers compete to sell their locate inventory, and TradeZero customers can sell their unwanted locates to other TradeZero users.

We intend to launch our innovative Institutional Locates platform in the first quarter of 2022, which will allow brokers and clearing firms to access the TradeZero locate platform and provide additional liquidity for our users engaged in short sale activities. The development of Institutional Locates should diversify our revenue streams to include institutional customers.

Direct Market Access

Other trading platforms allow traders to designate the individual market center where buy and sell orders are routed for execution, but there is typically a commission. TradeZero offers direct market center access routing that allows traders to select the individual exchange or market center where orders are routed for execution, a service that is commission free for traders who maintain a minimum account balance of $30,000. It passes the rebate along to those traders who qualify and request direct market access, potentially offsetting per share cost, and giving its customers additional edge.

Cryptocurrency Trading

To expand our customers’ access to the emerging digital asset ecosystem, we plan to offer commission-free cryptocurrency trading and real time data for more than 15 cryptocurrencies on our platform through a commercial relationship with Zero Hash LLC and its affiliate, Zero Hash Liquidity Services LLC (together, “Zero Hash”) in the first half of 2022. Both Zero Hash entities are registered as money services businesses and have the required state-level licenses for engaging in digital assets activities where the Zero Hash services are offered. The multi-year agreements have customary renewal and termination provisions.

As a result of this commercial relationship, TradeZero customers should be able to fund and execute cryptocurrency purchases using their brokerage account and view and access their portfolio of cryptocurrencies. As part of the account opening process, each such customer will be required to enter into a separate user agreement with Zero Hash and, under the terms of the agreements, TradeZero will not be directly involved in any cryptocurrency transactions or the exchange of fiat funds for cryptocurrency taking place at or through Zero Hash. Transactions in additional digital assets may only be made on the platform should we and Zero Hash both agree to facilitate such transactions.

TradeZero plans to engage with third parties such as Zero Hash to provide back-end liquidity, market pricing and settlement services for such customer cryptocurrency trading. We believe our status as a growing trading platform, as well as our strong customer service, positions us well to enter the cryptocurrency market in this manner. We plan to continue to invest in cryptocurrency trading product offerings, evaluating new features and product capabilities as the cryptocurrency market develops. TradeZero’s evaluation of whether to provide any additional digital currency-related products or services on our platform will depend on customer demand, estimated costs, potential risks and applicable regulatory requirements, among other factors.

Competition

The market for electronic brokerage services is rapidly evolving and highly competitive. Our primary competitors, both in the U.S. and abroad, include the prime brokerage and electronic brokerage arms of major commercial and investment banks and brokers, and large online retail brokers, whose offerings target professional and other active traders. We also face competition from international electronic trading firms such as Interactive Brokers Group, Inc. Since our inception, we have been driven to transforming the electronic brokerage business through innovation, with software development, product improvement, expansion of products and geographies, and management focus dedicated to this mission. In contrast, the electronic brokerage activities of many of our competitors are relatively insignificant within the totality of their firms’ businesses.

Customers

TradeZero is built with the active retail trader in mind. The tools, products and services provided to TradeZero clients enable them to have market access to NYSE, Nasdaq, ETFs and OTC stocks and an extensive list of hard to borrow stocks for short selling. TradeZero customers are generally individuals investing their own personal capital. The median user age is 33 years old, and the average age is 34 years old. The user base is global with 76% of users residing outside the U.S. User engagement is strong and consistently growing. On average, over 75% of users engage in the TradeZero platform on a monthly basis.

Intellectual Property

Our success and ability to compete are significantly dependent on our core technology and intellectual property. We rely on a combination of trademarks, copyrights, trade secrets, know-how and expertise, registered domain names, license agreements, confidentiality procedures and non-disclosure agreements to establish and protect our intellectual property and proprietary rights. We seek to protect our intellectual property and proprietary rights, including our proprietary technology, software, know-how and brand, by relying on a combination of federal, state, and common law rights in the United States and other countries, as well as on contractual measures. However, these laws, agreements, and procedures provide only limited protection. It is our practice to enter into confidentiality and non-disclosure agreements with third parties, in order to limit access to, and disclosure and use of, our confidential information, trade secrets, know-how and proprietary technology. Though we rely in part upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees and the functionality and frequent enhancements to our solutions are large contributors to our success in the marketplace.

We own one pending patent application in the United States related to the TradeZero Short Locator. The United States Patent and Trademark Office accepted the application but has not yet substantively examined its contents. Therefore, it is unclear what scope of patent coverage, if any, will eventually be provided as a result of the application. Failure to obtain comprehensive patent coverage for the TradeZero Short Locator could significantly impair our ability to prevent competitors from replicating some or all portions of the TradeZero Short Locator. For more information, please see “Risk Factors — Risks Related to Our Intellectual Property — We may not be able to prevent competitors from replicating or developing a better version of our short securities locate sell back feature, which could result in a substantial decrease in our revenue and limit demand for our services.” and “Risk Factors — Risks Related to Our Intellectual Property — We may not be able to obtain, maintain, protect, defend and enforce patents, and the legal protection afforded by any patents may not adequately cover the full scope of our business or permit us to gain or keep competitive advantage.”

We have three trademarks registrations and one pending trademark application in the United States. We have an ongoing trademark and service mark registration program pursuant to which we register our brand names and solution names, taglines and logos in the United States to the extent we determine appropriate and cost-effective. We are the registered holder of two U.S. trademark registrations and one domain name that includes the term “TradeZero” and a U.S. trademark registration for the slogan, “got shorts?”. We have also applied for registration for “gocates”, related to mobile locates. We also have common law rights in certain unregistered trademarks that were established over years of use. We are the authorized user of a variety of social media handles, pages and profiles that reflect our primary brand.

Despite our efforts to protect our intellectual property rights, we cannot be certain that the steps we have taken will be sufficient or effective to prevent the unauthorized access, use, copying, or the reverse engineering of our technology and other proprietary information, including by third parties who may use our technology or other proprietary information to develop services that compete with ours, and our intellectual property rights may not be respected in the future or may be invalidated, circumvented or challenged. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. In addition, we intend to expand our international operations, and effective patent, copyright, trademark, and trade secret protection may not be available or may be limited in foreign countries. We believe that competitors will try to develop products that are similar to ours and that may infringe, misappropriate or otherwise violate our intellectual property rights. Our competitors or other third parties may also claim that our platform and other solutions infringe, misappropriate or otherwise violate their intellectual property rights. Policing the unauthorized use of our intellectual property and proprietary rights can be difficult. The enforcement of our intellectual property and proprietary rights also depends on any legal actions we may bring against any such parties being successful, but these actions are costly, time-consuming, and may not be successful, even when our rights have been infringed, misappropriated, or otherwise violated.

Third parties may in the future assert claims of infringement, misappropriation and other violations of intellectual property rights against us. Successful claims of infringement, misappropriation or other violations by a third party could prevent us from offering certain products or features, require us to develop alternate, non-infringing technology, which could require significant time and during which we could be unable to continue to offer our affected products or solutions, require us to obtain a license, which may not be available on reasonable terms or at all, or force us to pay substantial damages, royalties or other fees. Additionally, we use open source software in our products and services and anticipate using open source software in the future. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our services. See “Risk Factors — Risks Related to Our Intellectual Property” for a more comprehensive description of risks related to our intellectual property and proprietary rights.

Risk management

TradeZero is exposed to significant risks relevant to its subsidiary broker-dealers’ operations, legal and compliance obligations, counterparty, credit, market, liquidity, and conduct. In order to identify, prevent and mitigate such risks, TradeZero’s subsidiary broker dealers have established governance and supervisory frameworks that address these risks and fulfill the requirements of their respective regulatory authorities chiefly, the SEC and FINRA in the United States for TradeZero America; the Securities Commission of the Bahamas (the “SCB”) for TradeZero Bahamas; and IIROC and OSC for TradeZero Canada, Inc., pending its approval to begin operations.

TradeZero subsidiary broker-dealers designate key members of their respective staff that are responsible for the governance and supervisory framework of each broker-dealer’s business areas including for example: risk and trading operations; account opening and funding; anti-money laundering and OFAC responsibilities; and customer service.

Annually, each of our broker-dealer subsidiaries assesses, tests, or audits its supervisory and risk controls and submits a report of the findings of such assessment, test, or audit to its senior management and any necessary regulators. The report may detail any significant identified exceptions and explain any additional or amended supervisory procedures or risk controls implemented in response to the assessment or test. For example, at our US subsidiary broker-dealer, TradeZero America’s chief executive officer performs an annual certification that the broker-dealer has in place processes to establish, maintain, review, test, and modify written compliance policies and supervisory procedures reasonably designed to achieve compliance with FINRA rules and federal securities laws and regulation. The board of directors at our Bahamian broker-dealer subsidiary is responsible for reviewing the risk assessment report, providing feedback to the broker dealer’s management and submitting the report to its regulatory authority, the SCB, as required.

Systems and controls

TradeZero’s shared and common technology including its back-office systems and trading platforms allow our subsidiary broker-dealers to configure and implement risk controls according to their specific risk profiles and regulatory requirements. For example, our systems can reduce risks on a symbol-by-symbol basis by reducing the margin allowed for a particular symbol based on volatility and related factors. The systems can also set automated risk reduction protocols by sending an order to close a user’s position when that user’s margin/leverage falls below a pre-set threshold. The subsidiary broker-dealers also utilize appropriately licensed personnel to monitor client trading and risk in real-time using TradeZero’s back-office systems. Such monitoring serves to ensure the adequacy and efficacy of the broker-dealers’ automated risk control systems.

In regards to short selling functionality, TradeZero’s systems, including the TradeZero Short Locator and the trading platforms, operate together to perform necessary functionality to maintain compliance with, among other regulations, the order marking requirement of Rule 200 of Regulation SHO; the locate requirement of Rule 203 of Regulation SHO; and help to reduce the likelihood of a failure to deliver. For example, the systems identify and differentiate between easy to borrow, locate required, and pre-borrow required stocks and subsequently prevent a user from placing a short sale order prior to either locating or pre-borrowing an adequate number of shares in such stocks. Furthermore, the patent-pending sell-back feature on the TradeZero Short Locator restricts a user from selling unused or unwanted locate shares if such shares are necessary for maintaining a currently open short position in that stock.

Each of our broker-dealer subsidiaries maintains controls that utilize our systems in conjunction with vendor, routing partner, or clearing entity products and solutions, as necessary, to aid in identifying any user activity that is indicative for or potentially violates any respective regulatory rules, laws, or broker-dealer risk thresholds. For example, our U.S. subsidiary utilizes such controls to identify patterns of trading that could indicate market manipulation, such as wash trading, layering, spoofing, and marking the close. Furthermore, post-order entry controls may provide indications of potential money laundering or fraud including for example, transactions inconsistent with customer profiles, structuring of trading transactions and funds transfers, or a period of account activity following long periods of account dormancy.

Governmental Regulation

Registrations and Licenses

We operate two broker-dealers, TradeZero Bahamas, a Nassau, Bahamas based broker-dealer serving international clients since 2015, and TradeZero America, a U.S. broker-dealer serving U.S. clients since 2019. TradeZero America is registered as a broker-dealer with the SEC, a member of FINRA, and is licensed as a securities broker-dealer in all 50 U.S. states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. TradeZero Bahamas is licensed as a securities broker-dealer in the Bahamas. Neither broker-dealer is licensed or authorized to conduct business in any other country. There are applications in progress for the approval of a Canadian broker-dealer subsidiary. Current applications for a Canadian broker-dealer subsidiary, once approved, would require this broker-dealer to maintain adequate levels of regulatory “Risk Adjusted Capital” based on formulas outlined within IIROC Dealer Member

Rule 4110. TradeZero America is a member of the Nasdaq, the Nasdaq BX, the NYSE, NYSE American Exchange, NYSE Arca, Inc., NYSE American LLC, Cboe EDGX Exchange, Inc., FINRA and SIPC. Both TradeZero America and TradeZero Bahamas are subject to regulation by their respective regulators and any other SROs of which they are or may become member, and the nations, or U.S. states and territories in which they operate.

Regulation of Short Sales

Our flagship platform feature is our TradeZero Short Locator, which allows our customers to locate or borrow shares of stocks for short selling via its stock locate feature built into all of its platforms. Accordingly, we are subject to Regulation SHO, as interpreted and implemented by the SEC, which is the principal regulation governing short sales. Regulation SHO establishes locate and close-out requirements aimed at curtailing naked short selling and other practices. Naked shorting takes place when traders sell short shares that they do not possess and have not confirmed their ability to possess.

Specifically, Rule 203 of Regulation SHO requires that prior to entering a short sale order, a broker-dealer must either borrow the security it intends to short sell or enter into a bona fide agreement with a party that gives the broker-dealer reasonable grounds to believe that the shares can be borrowed for delivery on the settlement date (the “Locate Requirement”). Short selling and the Locate Requirement of Regulation SHO remain potentially problematic issues for broker-dealers. For example, on May 19, 2021, the Securities and Exchange Commission charged broker-dealer BTIG, LLC with repeatedly violating the order-marking and locate provisions of Regulation SHO. Because our transaction-based locate revenue depends upon on our compliance with Regulation SHO and any other short selling related rules and regulations, any new regulation related to short selling of, or any bans on, locates or pre-borrows, may result in reduced profitability, increased compliance costs and expanded potential for negative publicity. We believe our TradeZero Short Locator satisfies Rule 203 of Regulation SHO by providing our users with access to locate shares, which provides the broker-dealer reasonable basis to believe that if the stock is shorted and held overnight, that delivery can be made by the locate provider on settlement. However, our U.S. broker-dealer subsidiary is subject to an ongoing FINRA review of the broker-dealer’s activity related to Regulation SHO relating to how the broker-dealer satisfies the locate requirement of Rule 203 of Regulation SHO and its utilization of locate shares in threshold and hard to borrow stocks.

Various lawmakers, regulators and other public officials have recently made statements about our industry and the business of broker-dealers, potentially signaling an increased focus on enforcement in this area and/or an intent to adopt new or additional laws or regulations that, if acted upon, could impact our TradeZero Short Locate platform business. For example, in connection with the trading of certain “meme” securities popularized by online fora such as Reddit, regulators have indicated that, at certain times, the amount of locates for short sales seemed excessive for certain securities. The regulatory agenda published by the SEC on June 11, 2021, announced that the SEC may consider proposing rules in the next year to modernize equity market structure which could include additional short selling regulations or alterations to existing regulations. On May 6, 2021, Gary Gensler, the chairman of the SEC, testified in front of the Committee on Financial Services of the U.S. House of Representatives that he had instructed the staff of the SEC to study, and some cases, provide rulemaking recommendations concerning a variety of market issues and practices, including whether broker-dealers have appropriate tools to manage their liquidity and risk profiles. For example, on June 22, 2021, the SEC granted the accelerated approval of a rule change proposed by the National Securities Clearing Corporation related to its calculation and collection of supplemental liquidity deposits. The change would have both activities performed on a daily rather than monthly basis and could disclose hedge funds and brokers’ short sell positions. Additionally, on June 8, 2021 FINRA proposed changes to Rule 4560 that would increase the frequency of short-interest reports from twice a month to weekly or even daily, requiring firms to segregate the total reportable short interest into two categories — short interest held in proprietary accounts and short interest held in customer accounts and adopting a new rule requiring members to submit a report of daily allocations of fail to-deliver positions to correspondent firms pursuant to Rule 204(d) of Regulation SHO.

There is no guarantee that the SEC, other regulatory authorities or legislative bodies will not adopt additional regulation or legislation relating to locate and/or short selling practices as a result of such heightened scrutiny or otherwise, including regulation that could substantially limit or ban such practices, or pursue additional inquiries or investigations relating to locate and/or short selling practices. See “Risk Factors — Risks Related to Our Business — Because a majority of our revenue is transaction-based (including fees for intra-day short securities locates and pre-borrows, commissions and PFOF and exchange rebates on equities and options), reduced spreads in securities pricing, reduced levels of trading activity generally, changes in our business relationships with market makers and sources of securities to support our short securities locates services and any new regulation of, or any bans on, short securities locates, pre-borrows, commissions, PFOF and similar practices may result in materially reduced profitability, increased compliance costs and expanded potential for negative publicity” for more information.

Scope of Regulation

The principal purpose of regulating broker-dealers is the protection of clients and securities markets. The regulations cover all aspects of the broker-dealer business and operations, including, among other things, sales and trading practices and reporting requirements, client onboarding, advertising and marketing, publication or distribution of research, margin lending, uses and safekeeping of clients’ funds and securities, capital adequacy, recordkeeping, reporting, fee arrangements, disclosures to clients, suitability, acting in a client’s best interests when making recommendations to retail customers, customer privacy, data protection, information security and cybersecurity, the safeguarding of customer information, the sharing of customer information, best execution of customer orders, public offerings, customer qualifications for margin and options transactions, registration of personnel, business continuity planning, transactions with affiliates, conflicts, and the conduct of directors, officers and employees.

Net Capital and Deposit Requirements

TradeZero America is subject to Rule 15c3-1 under the Exchange Act (the “Uniform Net Capital Rule”) and related SRO requirements. The Uniform Net Capital Rule specifies minimum capital requirements intended to ensure the general financial soundness and liquidity of broker-dealers. Generally, a broker-dealer’s net capital is its net worth plus qualified subordinated debt less deductions for certain types of assets. The Uniform Net Capital Rule effectively requires that most of a broker-dealer’s assets be maintained in a relatively liquid form. The SEC and FINRA rules require notification when net capital falls below certain defined criteria, or when withdrawals of capital exceed certain thresholds. These rules also dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer. If TradeZero America fails to maintain specified levels of net capital, it could be subject to immediate suspension or revocation of registration, and suspension or expulsion could ultimately lead to the liquidation of either entity or to their broker-dealer business being wound down. In addition, the SEC and FINRA may place restrictions on TradeZero America’s ability to expand its existing business or to commence new businesses in the event of such failure. Such failure could also constitute a default by us of certain debt covenants under our credit agreements. The Uniform Net Capital Rule and FINRA requirements prohibit TradeZero America from paying cash dividends, making unsecured advances or loans to affiliates or repaying subordinated loans if such payment would result in a net capital amount of less than 5% of aggregate debit balances or less than 120% of its applicable minimum net capital requirement. The minimum net capital requirement for TradeZero America was $224,527 as of September 30, 2021. In addition, TradeZero America is subject to the clearing and credit policies of Apex Clearing corporation as an introducing broker-dealer pursuant to a fully disclosed clearing agreement for retail equites and options; and Vision Financial Markets LLC pursuant to a clearing agreement for institutional option orders. Furthermore, TradeZero Bahamas is subject to the requirements of its omnibus relationship with Vision Financial Markets LLC for both equities and options trading. In addition, current applications for a Canadian broker-dealer subsidiary, once approved, would require our potential Canadian subsidiary broker-dealer to maintain adequate levels of regulatory Risk Adjusted Capital based on formulas outlined within IIROC Dealer Member Rule 4110.

If we do not maintain the capital levels required by regulators and SROs, including the SEC and FINRA, our applicable broker-dealer businesses may be restricted and we may be fined or subject to other disciplinary or corrective actions, which could harm our business, financial condition, operating results, cash flows and prospects. In a worst-case scenario, failure to maintain these requirements could lead to our broker-dealer business being liquidated or wound down.

Best Execution

As a registered broker-dealer, TradeZero America is also subject to “best execution” requirements under SEC guidelines and FINRA rules, which require TradeZero America to obtain the best reasonably available terms for customer orders. In part, this requires broker-dealers to use reasonable diligence so that the price to the customer is as favorable as possible under prevailing market conditions, taking into account, among other things, the character of the market for the security, the size and type of the transaction, the number of markets checked, accessibility of quotations and the terms and conditions of the order as communicated by the broker-dealer’s customer. Although a broker-dealer is not required to examine every customer order individually for compliance with its duty of best execution, it must undertake regular and rigorous reviews of the quality of its customer order executions. The SEC is currently broadly examining our practices related to best execution in connection with a current examination of our U.S. broker-dealer subsidiary. For more information, see “— Risk Related to Regulation and Ligation — We have been subject to regulatory investigations, actions and settlements and we expect to continue to be subject to such proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.”

Furthermore, as registered broker-dealers, market makers must comply with rules and regulations that are generally intended to prohibit them from taking advantage of information they obtain while executing orders (e.g., through the prohibition on “front running”). Market makers also have a duty to seek “best execution” of customers’ equity and option orders we send to them. If the market makers we use to execute our customer’s equity and option trades were to violate such rules and regulations and use this data for their own benefit in violation of applicable rules and regulations, it could result in negative publicity for us by association. See “— Risks Related to Negative Publicity Associates with PFOF or our Market Makers” for more information.

SEC guidelines and FINRA rules require that TradeZero America review the quality of execution it receives from the market centers to which it routes customer orders and to use reasonable diligence to ascertain the best market center to route customer orders based on a number of factors that are more fully discussed in the Supplemental Materials of FINRA Rule 5310, including, where applicable, but not necessarily limited to, speed of execution, price improvement opportunities, differences in price disimprovement (i.e., situations in which a customer receives a worse price at execution than the best quotes prevailing at the time the order is received by the market), likelihood of executions, the marketability of the order, size guarantees, service levels and support, the reliability of order handling systems, client needs and expectations, transaction costs and whether the firm will receive remuneration for routing order flow to such market centers. Currently, TradeZero America has a pending exam with the SEC concerning the broker dealer’s review of customer order flow execution quality for the purpose of ascertaining the best available market center for routing customer orders. In addition, TradeZero routes orders to market centers and, in exchange, receives consideration. With respect to equities and options trading, such fees are known as PFOF from market makers and rebates from securities exchanges. TradeZero also receives payments from the exchanges for getting certain trades routed to them (“Exchange Rebates”). With respect to cryptocurrency trading, when we begin receiving revenues from this category, we will receive “Transaction Rebates.” As of September 30, 2021, TradeZero had relationships with four equity market makers, two option market makers, and two exchanges. For the year ended December 31, 2020, revenue derived from PFOF and Exchange Rebates represented 9% of our total revenues, and for the nine months ended September 30, 2021, represented 9% of our total revenues. The consideration TradeZero earns through these PFOF practices are identical among all market makers. TradeZero routes equity and option orders in priority to participating market makers that we believe are most likely to give our customers the best execution, based on historical performance (according to order price, trading symbol, availability of the market maker and, if statistically significant, order size), and, in the case of options, the likelihood of the order being filled is a factor as well. Market makers can frequently provide retail orders with some degree of price improvement, meaning they can execute the orders inside the spread of the national best bid and national best offer quoted on national securities exchanges. Market-makers may also be able to provide retail orders with size improvement (i.e., more shares at a single price point than may be available at the national best bid or national best offer quoted on national securities exchanges). While the SEC and FINRA have not provided specific approval of TradeZero’s PFOF arrangements, PFOF arrangements generally are permitted under current SEC guidelines and FINRA rules, provided that best execution principles are met and, in the case of the SEC, we make certain disclosures regarding our PFOF arrangements. However, PFOF practices have drawn heightened scrutiny from the U.S. Congress, the SEC and other regulatory and legislative authorities and there is no guarantee that they will not adopt additional regulation relating to PFOF practices as a result of such heightened scrutiny or otherwise or pursue additional inquiries or investigations relating to PFOF practices. See “Risk Factors — Risks Related to Our Business — Because a majority of our revenue is transaction-based (including fees for intra-day short securities locates and pre-borrows, commissions and PFOF and exchange rebates on equities and options), reduced spreads in securities pricing, reduced levels of trading activity generally, changes in our business relationships with market makers and sources of securities to support our short securities locates services and any new regulation of, or any bans on, short securities locates, pre-borrows, commissions, PFOF and similar practices may result in materially reduced profitability, increased compliance costs and expanded potential for negative publicity” for more information.

Other Matters related to our new Cryptocurrency Products and Services

We also anticipate making certain cryptocurrency-related products or services available to our customers beginning in the first half of 2022 through one or more regulated partners. On July 27, 2021, we signed licensing and cooperation agreements with Zero Hash. Both Zero Hash entities engaged in services under the agreements are registered as money services businesses and have the necessary state-level licenses for engaging in digital assets activities where the Zero Hash services are offered. Under the terms of the agreements, we will not be directly involved in any cryptocurrency transactions or the exchange of fiat funds for cryptocurrency at or through Zero Hash, and therefore, we do not currently expect to be subject to money services business, money transmitter licensing, or other licensing or regulatory requirements specific to transactions relating to virtual currencies. Zero Hash will remain primarily liable for its digital assets activities, and the agreements specifically require Zero Hash to indemnify us for, among other things, Zero Hash’s failure to perform or comply with the provisions of the agreements, any claims or disputes concerning Zero Hash’s provision of cryptocurrency services, and any failure by Zero Hash to comply with applicable laws and regulations. To the extent claims are made against us and/or we incur liabilities as a result of any such failures, claims or disputes by Zero Hash and Zero Hash is not able to indemnify us for such claims or liabilities, we may suffer losses.

With respect to each of our new product offerings, to the extent the application of federal, state, and local laws or regulations to these products is unclear or evolving, including changing interpretations and the implementation of new or varying regulatory requirements by federal or state governments and regulators, this may significantly affect or change our proposed business model, increase our operating expenses and hinder or delay our anticipated launch timelines for new products and services.

Privacy and Security

As a result of our use, collection, storage, sharing, disclosure, transfer and other processing of personal data and other sensitive data, we are subject to certain privacy and information security laws, including, for example, the Gramm-Leach-Bliley Act of 1999 (“GLBA”), the California Consumer Privacy Act (“CCPA”), the California Privacy Rights Act (“CPRA”), the GDPR, the UK GDPR, and other state, federal, and international laws, rules and regulations designed to regulate consumer information and data privacy, security and protection, and mitigate identity theft. Some of these laws may require that financial services providers have in place policies regarding information privacy and security. In addition, under certain of these laws, we must provide notice to consumers of our policies and practices for sharing personal data with third parties, provide notice of changes to our policies and, with limited exceptions, give consumers the right to prevent use of their personal data and disclosure of it to third parties. Further, in addition to all 50 states, Puerto Rico, Guam, the District of Columbia and the Virgin Islands, as well as most other jurisdictions, have adopted data breach notification laws that impose, in varying degrees, an obligation to notify affected individuals in the event of a data or security breach or compromise of our systems, including when their personal data has or may have been accessed by an unauthorized person. These laws may also require us to notify relevant law enforcement, regulators or consumer reporting agencies in the event of a data breach. Some laws may also impose physical and electronic security requirements regarding the safeguarding of personal data. Privacy and information security laws evolve regularly, and complying with these various laws, rules, regulations and standards, and with any new laws or regulations or changes to existing laws, could cause us to incur substantial costs that are likely to increase over time, requiring us to adjust our compliance program on an ongoing basis, change our business practices in a manner adverse to our business, divert resources from other initiatives and projects, and restrict the way products and services involving data are offered. In addition, a failure to comply with any of these laws, rules, regulations, and standards may result in fines, regulatory investigations or enforcement actions, and class action liability. See “Risk Factors — Risks Related to Cybersecurity and Data Privacy.”

Employees

As of September 30, 2021, TradeZero had 127 employees, including 91 regular full-time employees and 36 contractors. None of TradeZero’s employees are represented by a labor union or covered by a collective bargaining agreement.

Facilities

TradeZero’s primary office is located at 68 34th Street Suite 513B, Brooklyn, NY 11232 and its international subsidiary maintains an office at 204 Church Street, Sandyport West Bay Street, Nassau, Bahamas. TradeZero also maintains offices in Austin, Texas at 14425 Falcon Head Blvd, Building E, Austin, TX 78738 and in Canada at Unit 14, 323 Church Street, Oakville, Ontario L6J 1P2.

Legal Proceedings

From time to time, TradeZero may be a party to legal proceedings or subject to claims arising in the ordinary course of business. We are also the subject of various actions, inquiries, investigations, including lawsuits, arbitration claims, governmental subpoenas, and regulatory, governmental and SRO inquiries, examinations, investigations and enforcement proceedings.

For example, TradeZero America is subject to an ongoing FINRA review of the broker-dealer’s activity related to Regulation SHO relating to how the broker-dealer satisfies the locate requirement of Rule 203 of Regulation SHO and its utilization of locate shares in threshold and hard to borrow stocks. If the review prompts FINRA to take enforcement or other disciplinary action against TradeZero America, such action could have a material adverse impact on our business and damage to our reputation. Additionally, in an ongoing examination of TradeZero America, the SEC has identified deficiencies related to Regulation S-P and TradeZero America’s policies and procedures for safeguarding customer records and information, as well as the Regulation S-ID requirement to implement policies and procedures under an identity theft prevention program, as well as a number of deficiencies related to disclosure requirements under FINRA SEC Rule 606, due diligence requirements under FINRA Rule 5310, supervision requirements under FINRA Rule 3110, and weaknesses with implementing certain of the subsidiary’s written supervisory procedures. Remediation and correction of such deficiencies could be a substantial cost for this subsidiary and any related SEC enforcement action could result in substantial fines and damage the subsidiary’s public reputation. Due to the relatively early stage of these matters, we are not able to provide any certainty as to their outcomes or the potential for loss or other issues. In addition, the SEC is currently broadly examining TradeZero’s practices related to best execution in connection with its current examination of TradeZero America, its U.S. broker-dealer subsidiary.

SEC Investigation

In March 2021, the SEC Enforcement Division commenced an investigation into TradeZero America’s social media practices and statements made by a TradeZero America representative and our parent company CEO, Daniel Pipitone, regarding any actual or potential collateral increases, margin requirements, and trading restrictions imposed on TradeZero America by its clearing brokers or clearinghouse in January and February 2021, and any trading restrictions that TradeZero America placed on its customers in that same time period. The Company is cooperating in the SEC’s investigation and we cannot predict its outcome or any potential impact on our financial condition or operations. See “— Risk Related to Regulation and Ligation” and Note 2 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2021 included elsewhere in this prospectus for more information about this matter.

In addition, we have been subject, and, given the highly regulated nature of the industries in which we operate, expect that we will be subject in the future, to a number of SEC and FINRA examinations and investigations, including examinations and investigations related to broker-dealer and financial services rules and regulations, including our trading and supervisory policies and procedures, our public communications, our compliance with anti-money laundering and other financial crimes regulations, cybersecurity matters and our business continuity plans. We may be subject in the future to inquiries, investigations and examinations by other federal agencies such as OFAC and state regulatory agencies.

INFORMATION RELATED TO DUNE

Introduction

We are a blank check company incorporated as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Merger Agreement, our efforts were limited to organizational activities, completion of our IPO and the evaluation of possible business combinations.

Initial Public Offering

Dune has neither engaged in any operations nor generated any revenue to date. Based on Dune’s business activities, Dune is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On December 22, 2020, we consummated our IPO of 17,250,000 units, including 2,250,000 additional units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $17,250,000, and incurring offering costs of $3,650,000.

Simultaneously with the consummation of the IPO, we consummated the private sale of an aggregate of 4,850,000 private placement warrants, each exercisable to purchase one share of our Class A common stock at $11.50 per share, to our Sponsor at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $4,850,000. The private placement warrants are identical to the warrants included in the units sold in the IPO, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by us, (ii) they (including the shares of Dune Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Dune completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights.

Upon the closing of the IPO and the private placement warrants, $172,500,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except for the withdrawal of interest to pay taxes, if any, the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of (i) the completion of an initial business combination; (ii) the redemption of any of the public shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of Dune’s obligation to redeem 100% of the public shares if Dune does not complete an IPO within 18 months from the closing of its IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the public shares if Dune is unable to complete an initial business combination within 18 months from the closing of Dune’s IPO, subject to applicable law. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of September 30, 2021 there was $172,521,471 in investments and cash held in the Trust Account.

Fair Market Value of TradeZero’s Business

Nasdaq rules require that Dune must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. Dune will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. Our Board determined that these tests were met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Under the Current Charter, in connection with any proposed business combination, Dune must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for Dune’s IPO. Accordingly, in connection with the Business Combination, our stockholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement.

Voting Restrictions in Connection with Stockholder Meeting

In connection with our IPO, our Sponsor, officers and directors entered into a Letter Agreement to vote their Dune Shares in favor of the Business Combination Proposal, and we also expect them to vote their Dune Shares in favor of all other proposals being presented at the Special Meeting. In addition, in connection with the signing of the Merger Agreement, our Sponsor entered into a sponsor agreement, pursuant to which it agreed to, among other things, vote its Dune Shares in favor of the proposals being presented at the Special Meeting. As of the date hereof, our Sponsor owns 20% of the total outstanding Dune Shares.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding us or our securities, our Sponsor, directors, officers, advisors and/or their affiliates, and TradeZero and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) Dune satisfies the Available Closing SPAC Cash condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by our Sponsor for nominal value.

Liquidation if No Business Combination

Dune has until June 22, 2022 to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its stockholders may approve in accordance with the Current Charter), Dune will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Dune’s remaining stockholders and its board of directors, liquidate and dissolve, subject, in each case, to Dune’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if Dune fails to complete its initial business combination by June 22, 2022.

Our Sponsor, directors and members of the management team have entered into a letter agreement with us pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete its initial business combination within the required time frame. However, if our Sponsor, officers and directors acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete its initial business combination by June 22, 2022.

Our Sponsor and our officers and directors have also agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Current Charter to modify the substance or timing of our obligation to redeem 100% of the public shares if we do not complete our initial business combination by June 22, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares.

We expect that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $439,000 of proceeds held outside the Trust Account as of September 30, 2021, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If Dune was to expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon its dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors, which would have higher priority than the claims of its public stockholders. Dune cannot assure you that the actual per-share redemption amount received by stockholders will not be less than $10.00. While Dune intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Dune will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Dune’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where Dune may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. As of the date of this proxy statement, Dune is not a party to any agreement that does not contain such a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Dune and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to Dune if and to the extent any claims by a third party for services rendered or products sold to Dune, or a prospective target business with which Dune has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Dune’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. However, Dune has not asked our Sponsor to reserve for such indemnification obligations, nor has Dune independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and Dune believes that our Sponsor’s only assets are Dune’s securities. Therefore, Dune cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, Dune may not be able to complete the Business Combination, and the public stockholders would receive such lesser amount per share in connection with any redemption of their public shares. None of Dune’s officers or directors will indemnify Dune for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Dune’s independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While Dune currently expects that its independent directors would take legal action on its behalf against our Sponsor to enforce its indemnification obligations to Dune, it is possible that Dune’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Dune cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. As of September 30, 2021, we had access to up to approximately $439,000 held outside the Trust Account with which it may pay any such potential claims (including costs and expenses incurred in connection with Dune’s liquidation, currently estimated to be no more than approximately $100,000). In the event that Dune liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

If Dune files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of Dune’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Dune cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if Dune files a bankruptcy petition or an involuntary bankruptcy petition is filed against Dune that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Dune’s stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to Dune’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Dune cannot assure you that claims will not be brought against it for these reasons.

The public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the public shares if Dune does not complete its initial business combination by June 22, 2022, (ii) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of Dune’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by June 22, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of Dune’s initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event Dune seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to Dune for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.

Properties

Dune’s utilizes executive offices at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401 from our Sponsor and the members of our management team. We have agreed to pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Upon completion of our initial business combination or liquidation, we will cease paying these monthly fees. Dune considers its current office space adequate for its current operations.

Employees

Dune currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Dune’s matters but they intend to devote as much of their time as they deem necessary to Dune’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. Dune does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Carter Glatt	28	Chief Executive Officer and Director
Michael Castaldy	43	Chief Financial Officer and Director
William Nance	45	Director
Igor Fuks	40	Director
Jeron Smith	36	Director

Carter Glatt has been our Chief Executive Officer and Director since June 2020. He most recently from 2018 to 2020 served as the Head of Corporate Development and Senior Vice President of GTY Technology Holdings Inc., or GTY (Nasdaq: GTYH), a SaaS company that offers a cloud-based suite of solutions for the public sector which was formerly a SPAC founded by the former chairmen of EMC Corporation, VMware, Inc. and Accenture PLC. In such role, Mr. Glatt oversaw or was directly involved in all M&A, joint venture, capital raising, investor relations and strategic alternatives efforts for GTY. Since 2020, Mr. Glatt has served as Chief Investment Officer and Managing Partner of delta2 Capital, a SPAC-focused investment fund. Mr. Glatt’s SPAC expertise and operational leadership is complemented by his background in investment banking. He began his career at Barclays (NYSE: BCS) covering the financial technology, consumer retail and healthcare industries before becoming a private equity investor. Mr. Glatt holds a BA with Honors from Dartmouth College.

Michael Castaldy has been our Chief Financial Officer and Director since June 2020. He has over twenty-five years of experience as a portfolio manager and currently serves as the Chief Executive Officer and Managing Partner of delta2 Capital, where he has held such roles since 2020. Prior to managing delta2 Capital, Mr. Castaldy co-founded Diverse Partners, LP in 2014, a multi-strategy hedge fund that engages in a broad array of investment activities, including SPAC investing, private transactions and quantitative volatility trading. Through Diverse Partners, LP, Mr. Castaldy structured numerous SPAC IPOs and business combinations as well as led venture rounds for SaaS and health technology companies until 2019. Prior to co-founding Diverse Partners, LP, Mr. Castaldy was a proprietary trader at ECHOtrade, LLC for six years, trading U.S. equities and options. Prior to his time at ECHOtrade, LLC, Mr. Castaldy was the Senior Market Strategist at CAM Asset Management, LLC for five years. From 2019 to 2020, Mr. Castaldy also served as the Chief Financial Officer of Curant, a software startup that has built a mobile platform to enhance service, payment, and promotions across various sectors. Mr. Castaldy attended the United States Military Academy at West Point, Hofstra University, and Quantic School of Business and Technology. He has post-graduate certificates in data science and machine learning.

William Nance has served on our Board since December 2020. Since 2019, Mr. Nance has served as the Senior Vice President of Business Development at U.S. Real Estate Market Holdings, Inc., a capital markets technology firm. From 2012 to 2019, Mr. Nance was a vice president at First Data Corporation (acquired by Fiserv, Inc. (Nasdaq: FISV)), where he was a senior member within the business development organization and, from 2016, led the group responsible for the firm’s venture capital investments. Before that, Mr. Nance held senior-level finance, business development, analytics, and general management roles at Patch Media Corporation (acquired by AOL, Inc.). Earlier in his career, Mr. Nance was an associate in the investment banking division at Lehman Brothers and prior to that, he helped establish the New York office of Mainspring, Inc. (acquired by International Business Machines Corporation (NYSE: IBM)). He began his career as a business analyst at Deloitte Consulting, the management consulting division of Deloitte Touche Tohmatsu Limited. Mr. Nance holds an A.B. degree in History from Princeton University and an M.B.A. from the Harvard Business School.

Igor Fuks has served on our Board since December 2020. Mr. Fuks has served as Managing Director, Head of Special Situations at Trilantic North America since 2021. Prior to joining Trilantic North America in 2021, Mr. Fuks was Portfolio Manager and Managing Director at Tarsadia Capital from 2019 to 2021. Prior to joining Tarsadia Capital, Mr. Fuks was a Managing Principal at Bardin Hill Investment Partners and held various roles at the predecessor firm, Halcyon Capital Management, from 2011 to 2019. Prior to joining the predecessor to Bardin Hill Investment Partners, Mr. Fuks served as an analyst in the Credit Opportunities group of D.E. Shaw & Co., L.P from 2008 to 2011. Before this, Mr. Fuks was an attorney in the restructuring and finance group at Wachtell, Lipton, Rosen & Katz. Mr. Fuks holds a Bachelor of Arts degree in Government from Dartmouth College and a Juris Doctor from Columbia Law School.

Jeron Smith has served our Board since December 2020. Jeron founded Unanimous Media with business partner Stephen Curry of the Golden State Warriors. Unanimous develops and produces television, film and digital content. Unanimous launched in April 2018 in partnership with Sony Pictures Entertainment across its film, television, and worldwide partnerships operations. In conjunction with Sony Pictures Entertainment, Mr. Smith is also a founder of The Incubation Lab, a culture-forward media incubator. Mr. Smith is a seasoned leader in brand management, helping spearhead the launch of Stephen Curry 30 Inc., as Chief Marketing Officer, and overseeing Mr. Curry’s holistic brand strategy and partnership portfolio. In his role at Stephen Curry 30 Inc., Mr. Smith developed an industry-leading benchmark formula for player marketing and engineered various prominent partnership deals. Prior to teaming up with Mr. Curry, Mr. Smith worked at the White House Office of Digital Strategy under President Barack Obama, where he developed and implemented a comprehensive digital strategy for the Executive Office of the President including digital content, media partners, whitehouse.gov, as well as @whitehouse and @POTUS social media channels for specific policy initiatives. Before joining the White House, Mr. Smith served as a Brand Marketing Strategic Lead across several categories and territories at Nike Inc. While there, Mr. Smith leveraged the integrated marketing mix to launch and lead disruptive marketing campaigns. In 2015, Mr. Smith was recognized on Forbes’ 30 under 30 list for Marketing and Advertising and the Ad Age 40 Under 40 list, and his expertise in digital marketing is highlighted through his published research in the International Journal of Mobile Marketing. Mr. Smith holds a B.A. in Business Administration from Howard University, and Master’s degrees from Georgetown University and Columbia University.

Our Sponsor, executive officers and directors are deemed to be its “promoters” as such term is defined under the federal securities laws.

See “Certain Relationships and Related Party Transactions” for additional information regarding Dune’s relationships with its promoters.

Executive and Director Compensation

None of Dune’s executive officers or directors have received any cash compensation for services rendered to Dune. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Dune to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

Number and Terms of Office of Officers and Directors

Our Board consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class serving a three-year term. In accordance with Nasdaq corporate governance requirements, Dune is not required to hold an annual meeting until one year after its first fiscal year end following its listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Smith, will expire at Dune’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Nance and Mr. Fuks, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Glatt and Mr. Castaldy, will expire at the third annual meeting of stockholders.

Dune’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our Board is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.

In 2020, our Board held one meeting on December 23, 2020. All directors are expected to attend annual meetings of Dune’s stockholders. No annual meeting was held in 2020.

Board Leadership Structure and Role in Risk Oversight

The leadership of our Board is structured so that it is led by our Chief Executive Officer and Director, Carter Glatt. If our Board convenes for a meeting, the non-management directors will meet in executive session if the circumstances warrant. Given the composition of our Board with a strong slate of independent directors, our Board does not believe that it is necessary to formally designate a lead independent director at this time, although it may consider appointing a lead independent director if the circumstances change.

Our Board’s oversight of risk is administered directly through our Board, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to our Board to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of our financial statements and the independent audit thereof. Management furnishes information regarding risk to our Board as requested.

Director Independence

The rules of Nasdaq require that a majority of our Board be independent within one year from the date of our IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Our Board has determined that Mr. Nance, Mr. Smith and Mr. Fuks are “independent directors” as defined in the rules of Nasdaq and applicable SEC rules. Dune’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We established an audit committee of its board of directors. Mr. Nance, Mr. Smith and Mr. Fuks serve as members of our audit committee, and Mr. Nance chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Mr. Nance, Mr. Smith and Mr. Fuks are independent.

Each member of the audit committee is financially literate and our Board has determined that Mr. Nance qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•        reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

During 2020, the audit committee held one meeting.

Compensation Committee

Dune has established a compensation committee of our Board. Mr. Smith and Mr. Fuks serve as members of Dune’s compensation committee. Under the Nasdaq listing standards and applicable SEC rules, Dune is required to have at least two members of the compensation committee, all of whom must be independent, subject to the exception described below. Mr. Smith and Mr. Fuks are independent and Mr. Smith serves as the chair of the compensation committee.

Dune adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of its other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

During 2020, the compensation committee did not hold any meetings.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors, subject to the phase-in rules of Nasdaq listing standards. Our Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Mr. Nance, Mr. Smith and Mr. Fuks. Mr. Nance, Mr. Smith and Mr. Fuks are independent directors. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of Stockholders (or, if applicable, a special meeting of stockholders). Our Stockholders who wish to nominate a director for election to our Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board.

Communication with Directors

Our Board has established a process for stockholders to send communications to our Board. Stockholders may communicate with our Board generally or a specific director at any time by writing to our Chief Executive Officer, c/o Dune Acquisition Corporation, 700 S. Rosemary Avenue, Suite 204, West Palm Beach, Florida 33401. We will review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to our Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to our Board generally, to Carter Glatt, our Chief Executive Officer and Director. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to our Board.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees that complies with the rules and regulations of Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We previously filed copies of our form of Code of Ethics, our form of audit committee charter and our form of compensation committee charter as exhibits to its registration statement in connection with its IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations to present the opportunity to such entity, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination.

In addition, the Sponsor and our officers and directors may sponsor or form other SPACs similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

In considering the recommendation of our Board in favor of approval of Business Combination, it should be noted that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a Dune Stockholder. These interests include, among other things:

•        Our Sponsor will lose their entire investment in us if we do not complete a business combination by June 22, 2022. If we are unable to complete our initial business combination by June 22, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Dune’s Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our Board, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by June 22, 2022.

•        Simultaneously with the consummation of our IPO, we sold 4,850,000 warrants, each exercisable to purchase one share of our Class A common stock at $11.50 per share, at a price of $1.00 per warrant for an aggregate of $4,850,000 to our Sponsor. Upon the closing, each warrant will become exercisable to purchase one share of New TradeZero Common Stock at $11.50 commencing days following the Closing. Such warrants have an aggregate market value of approximately $             based upon the closing per warrant price of $             on Nasdaq on             , 2022, the record date.

•        Carter Glatt, our Chief Executive Officer and Director, and William Nance, our Director, are expected to serve as directors of New TradeZero after the Closing. As such, in the future, they may receive any cash fees, stock options or stock awards that the New TradeZero Board determines to pay its directors and/or officers.

•        Our Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete a business combination by June 22, 2022.

•        In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act.

•        In connection with the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to us and remain outstanding. As of the date of this proxy statement, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by us from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Such reimbursable out-of-pocket expenses, if any, are not expected to be material. As of             , the total aggregate amount of out-of-pocket expenses expected to be repaid by Dune upon consummation of the Business Combination is $            .

•        Upon the completion of the Business Combination, Cantor and Needham, who acted as Dune’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $6,037,500. Additionally, PJT, who acted as Dune’s financial advisor in connection with the Business Combination, and Appleby, who acted as TradeZero’s financial advisor in connection with the Business Combination, will receive, in the aggregate, up to $7,000,000 in fees in connection with certain financial advisory services provided to Dune and TradeZero, respectively. None of Cantor, Needham, PJT or Appleby will receive such fees unless the Business Combination is successfully completed.

•        Given the differential in the purchase price that our Sponsor paid for the founder shares as compared to the price of the units sold in our IPO, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TradeZero Common Stock trades below the price initially paid for the units in Dune’s IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•        Pursuant to the Sponsor Agreement, Dune has agreed to indemnify the Sponsor for a period of six years after the Closing against any claims directly relating to the Business Combination arising from the Sponsor’s ownership of Dune’s equity securities or its control or ability to influence Dune, subject to certain limited exceptions.

The potential conflicts described above may not be resolved in Dune’s favor.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Dune or any members of its management team in their capacity as such, and Dune and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement.

Periodic Reporting and Audited Financial Statements

Dune has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Dune’s annual reports contain consolidated financial statements audited and reported on by Dune’s independent registered public accounting firm.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock before the Business Combination and, immediately following consummation of the Business Combination, ownership of shares of New TradeZero Common Stock assuming that no public shares are redeemed, and alternatively that the maximum number of our public shares are redeemed, by:

•        each person known by us to be or expected to be, the beneficial owner of more than 5% of our outstanding common stock;

•        each of our executive officers and directors;

•        each person who will become an executive officer or director of New TradeZero; and

•        all our executive officers and directors as a group before the Business Combination and all executive officers and directors of New TradeZero following the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our common stock pre-Business Combination is based on 21,562,500 shares of Dune common stock (including 17,250,000 public shares and 4,312,500 founder shares) issued and outstanding as of September 30, 2021.

The expected beneficial ownership of New TradeZero Common Stock after the Business Combination, assuming none of our public shares are redeemed, has been determined based on the following: (i) none of our stockholders exercise their redemption rights to receive cash from the Trust Account in exchange for their shares of Dune Class A Common Stock and we have not issued any additional shares of our Class A common stock; (ii) 50,000,000 shares of New TradeZero Common Stock have been issued pursuant to the Merger Agreement, (iii) no warrants have been exercised by any warrant holder, and (iv) there will be an aggregate of 71,562,500 shares of New TradeZero Common Stock (including shares issued upon conversion of the founder shares) issued and outstanding at the Closing.

The expected beneficial ownership of New TradeZero Common Stock after the Business Combination, assuming that the maximum number of public shares are redeemed has been determined based on the following: (i) holders of 9,269,440 public shares have exercised their redemption rights to receive cash from the Trust Account in exchange for their shares of Dune Class A Common Stock and we have not issued any additional shares of our Class A common stock; (ii) 50,000,000 shares of New TradeZero Common Stock have been issued pursuant to the Merger Agreement, (iii) no warrants have been exercised by any warrant holder, and (iv) there will be an aggregate of 62,293,060 shares of New TradeZero Common Stock (including shares issued upon conversion of the founder shares) issued and outstanding at the Closing. The expected beneficial ownership percentages set forth below do not take into account warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later to occur of 12 months from the closing of the IPO (and 30 days after the Closing), but do take into account the shares of Dune Class B Common Stock, which at Closing will convert on a one-for-one basis into shares of Dune Class A Common Stock.

If the actual facts are different than the assumptions set forth above, the share numbers and ownership percentages set forth above and below will be different.

	Before the Business Combination					After the Business Combination
						Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of shares of Dune Class A Common Stock	%	Number of shares of Dune Class B Common Stock	%	% of Total Voting Power	Number of shares of New TradeZero Common Stock	%	Number of shares of New TradeZero Common Stock	%	Number of shares of New TradeZero Common Stock	%	Number of shares of New TradeZero Common Stock	%
Directors and Executive Officers of Dune
Carter Glatt	—	—%	4,312,500	100%	20%	4,312,500	6.0%	4,312,500	6.4%	4,312,500	6.9%	4,312,500	6.9%
Michael Castaldy	—	—%	—	—%	—%	—	—%	—	—%	—	—%	—	—%
William Nance	—	—%	—	—%	—%	—	—%	—	—%	—	—%	—	—%
Igor Fuks	—	—%	—	—%	—%	—	—%	—	—%	—	—%	—	—%
Jeron Smith	—	—%	—	—%	—%	—	—%	—	—%	—	—%	—	—%
All Directors and Executive Officers of Dune as a Group (5 Individuals)	—	—%	4,312,500	100%	20.0%	4,312,500	6.0%	4,312,500	6.4%	4,312,500	6.9%	4,312,500	6.9%
Holders of more than 5% of Dune’s outstanding shares of Common Stock prior to the Business Combination
Dune Acquisition Holdings, LLC	—	—%	4,312,500	100%	20.0%	4,312,500	6.0%	4,321,500	6.4%	4,312,500	6.9%	4,312,500	6.9%
Aristeria Capital, L.L.C.(2)	1,100,000	6.4%	—	—%	5.1%	1,100,00	1.5%	1,100,000	1.6%	1,100,000	1.7%	1,100,000	1.8%
Saba Capital Management, L.P.(3)	1,095,061	6.4%	—	—%	5.1%	1,095,061	1.5%	1,095,061	1.6%	1,095,061	1.7%	1,095,061	1.8%
Anson(4)	1,050,000	6.1%	—	—%	4.9%	1,095,061	1.5%	1,095,061	1.6%	1,095,061	1.7%	1,095,061	1.7%
Directors and Executive Officers of New TradeZero After Consummation of the Business Combination
Carter Glatt	—	—%	—	—%	—%	4,312,500	6.0%	4,312,500	6.4%	4,312,500	6.9%	4,312,500	6.9%
William Nance	—	—%	—	—%	—%	—	—%	—	—%	—	—%	—	—
Daniel Pipitone(5)	—	—%	—	—%	—%	11,839,649	16.5%	11,839,649	17.6%	11,839,649	18.8%	11,839,649	19.0%
John Muscatella(5)	—	—%	—	—%	—%	11,839,649	16.5%	11,839,649	17.6%	11,839,649	18.8%	11,839,649	19.0%
Giovanni Ferrara(5)	—	—%	—	—%	—%	11,839,649	16.5%	11,839,649	17.6%	11,839,649	18.8%	11,839,649	19.0%
John Caruso(5)	—	—%	—	—%	—%	9,471,719	13.2%	9,471,719	14.1%	9,471,719	15.0%	9,471,719	15.2%
Kosta Corriveau(5)	—	—%	—	—%	—%	2,367,929	3.3%	2,367,929	3.5%	2,367,929	3.8%	2,367,929	3.8%
Marc Symons(5)	—	—%	—	—%	—%	—	—%	—	—%	—	—%	—	—
All Directors and Executive Officers of New TradeZero as a Group (8 Individuals)	—	—%	—	—%	—%	51,671,095	72.2%	51,671,095	76.8%	51,671,095	82.1%	51,671,095	82.9%

	After the Business Combination
	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of shares of New TradeZero Common Stock	%	Number of shares of New TradeZero Common Stock	%	Number of shares of New TradeZero Common Stock	%	Number of shares of New TradeZero Common Stock	%
Holders of more than 5% of New TradeZero’s outstanding shares of common stock After Consummation of the Business Combination
Carter Glatt	4,312,500	6.0%	4,312,500	6.4%	4,312,500	6.9%	4,312,500	6.9%
Daniel Pipitone(5)	11,839,649	16.5%	11,839,649	17.6%	11,839,649	18.8%	11,839,649	19.0%
John Muscatella(5)	11,839,649	16.5%	11,839,649	17.6%	11,839,649	18.8%	11,839,649	19.0%
Giovanni Ferrara(5)	11,839,649	16.5%	11,839,649	17.6%	11,839,649	18.8%	11,839,649	19.0%
John Caruso(5)	9,471,719	13.2%	9,471,719	14.1%	9,471,719	15.0%	9,471,719	15.2%

____________

*         Denotes less than 1%

(1)      Unless otherwise noted, the business address of each of these stockholders is c/o Dune Acquisition Corporation, 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401.

(2)      According to a Schedule 13G filed with the SEC on February 16, 2021, Aristeria Capital, L.L.C. beneficially owns 1,100,000 shares of Dune Class A Common Stock. The address of Aristeria Capital, L.L.C. is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(3)      According to a Schedule 13G filed with the SEC on March 26, 2021, Saba Capital Management, L.P., Saba Capital Management GP, LLC and Boaz R. Weinstein may be deemed to beneficially own 1,095,061 shares of Dune Class A Common Stock. The address of each reporting person is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(4)      According to a Schedule 13G filed with the SEC on February 10, 2021 on behalf of Anson Funds Management LP (d/b/a Anson Funds), Anson Management GP LLC, Bruce R. Winson, Anson Management GP LLC, Anson Advisors Inc., Amin Nathoo, and Moez Kassam (collectively, “Anson”). Anson Funds Management LP and Anson Advisors Inc. serve as co-investment advisors to a private fund (the “Fund”) and may direct the vote and disposition of the 1,050,000 shares of the Company’s Class A common stock held by the Fund. As the general partner of Anson Funds Management LP, Anson Management GP LLC may direct the vote and disposition of the 1,050,000 shares of the Company’s Class A common stock held by the Fund. As the principal of Anson Funds Management LP and Anson Management GP LLC, Mr. Winson may direct the vote and disposition of the 1,050,000 shares of the Company’s Class A common stock held by the Fund. As directors of Anson Advisors Inc., Mr. Nathoo and Mr. Kassam may each direct the vote and disposition of the 1,050,000 shares of the Company’s Class A common stock held by the Fund. The business address of Anson Funds Management LP, Anson Management GP LLC and Mr. Winson is 5950 Berkshire Lane, Suite 210, Dallas, Texas 75225. The business address of Anson Advisors Inc., Mr. Nathoo and Mr. Kassam is 155 University Ave, Suite 207, Toronto, ON, M5H 3B7.

(5)      Unless otherwise noted, the business address of each of these stockholders is 68 34th Street, Suite 513B, Brooklyn, NY 11232.

EXECUTIVE COMPENSATION

Dune

None of our executive officers or directors have received any cash compensation for services rendered to us. Our Sponsor and our executive officers, directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates. We note that some named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, please see the section entitled “The Business Combination Proposal — Interests of Dune’s Sponsor, Directors and Officers in the Business Combination.”

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled “New TradeZero Management After the Business Combination.”

TradeZero

Throughout this section, unless otherwise noted, “we,” “us,” “our,” the “company” and similar terms refer to TradeZero and its subsidiaries prior to the consummation of the Business Combination, and to TradeZero and its subsidiaries after the Business Combination.

Upon the consummation of the Business Combination, TradeZero will be considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, TradeZero is required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures. Further, TradeZero’s reporting obligations extend only to the individuals serving as its chief executive officer and its two other most highly compensated executive officers during the last completed fiscal year. For the fiscal year ended December 31, 2020, TradeZero had only two executive officers and hence our named executive officers were:

•        Daniel Pipitone, Chief Executive Officer

•        Kosta Corriveau, Chief Technology Officer

Summary Compensation Table

The following table shows information regarding the compensation of TradeZero’s named executive officers for services performed during the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Total ($)
Daniel Pipitone, Chief Executive Officer	2020	310,002	3,340,000	3,650,002
Kosta Corriveau, Chief Technology Officer	2020	310,002	940,000	1,250,002

____________

(1)                          Amounts reported in this column reflect bonus compensation distributed to TradeZero’s named executive officers for services performed during the fiscal year ended December 31, 2020.

Narrative Disclosure to Summary Compensation Table

For the fiscal year ended December 31, 2020, the compensation provided to TradeZero’s named executive officers consisted solely of base salary and the bonus compensation described in the Summary Compensation Table and TradeZero’s named executive officers did not receive any bonuses, equity awards, perquisites, personal benefits or other forms of compensation. However, TradeZero does reimburse TradeZero’s named executive officers for their necessary and reasonable business and travel expenses incurred in connection with their services to us. TradeZero’s named executive officers are eligible to participate in TradeZero’s health and welfare plans to the same extent as other full-time employees generally.

Outstanding Equity Awards at 2020 Fiscal Year-End

None of TradeZero’s named executive officers held outstanding equity awards as of December 31, 2020.

Additional Narrative Disclosures

Employment Agreements with Messrs. Pipitone and Corriveau

TradeZero intends to enter into employment agreements with each of Messrs. Pipitone and Corriveau that will become effective concurrently with the Closing.

We expect the employment agreements will provide for an initial term with automatic renewals for successive 12-month periods unless either party elects not to renew. Each employment agreement generally provides for an annualized base salary, annual cash incentive bonuses and eligibility to participate in all of our benefit plans and programs available to similarly situated employees.

Upon a termination of the named executive officer’s employment by the Company without “cause” or by the executive for “good reason” or upon the expiration of the initial term or a renewal term following the Company’s issuance of a notice of non-renewal, we expect that the named executive officer will be entitled to: (i) a pro rata portion of the annual cash incentive bonus that the named executive officer would have been paid for the year in which the date of termination occurs; (ii) full accelerated vesting of unvested equity awards subject to time-based vesting and any service requirement applicable to any unvested equity awards subject to performance-based vesting will be deemed satisfied as to a pro rata portion and such pro rata portion shall remain outstanding and eligible to become earned based on actual performance through the end of the applicable performance period; (iii) severance equal to (a) if the date of termination occurs outside of the period beginning on the date that is three months before a “change in control” and ending on the date that is 12 months after a change in control (the “Change in Control Period”), one times the sum of (1) base salary and (2) the greater of (x) any target annual cash incentive bonus for the year in which the date of termination occurs or (y) the actual annual cash incentive bonus for the year prior to the year in which the date of termination occurs, or (b) if the date of termination occurs during the Change in Control Period, two times the sum of (1) base salary and (2) the greater of (x) any target annual cash incentive bonus for the year in which the date of termination occurs or (y) the actual annual cash incentive bonus for the year prior to the year in which the date of termination occurs; and (iv) up to 12 months of subsidized Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premiums at the rate paid by similarly situated executive employees. If a named executive officer’s employment is terminated due to death or disability, we expect that the employment agreements will provide for the pro rata annual cash incentive bonus, the equity award vesting and the COBRA subsidy described in clauses (i), (ii) and (iv) of the preceding sentence and no other payments or benefits following termination.

In addition, we expect the employment agreements to contain certain restrictive covenants, including provisions that prohibit, with certain limitations, a named executive officer from competing with us or soliciting our employees, customers or suppliers. These restrictions generally apply during the term of a named executive officer’s employment and either six or 12 months following the termination of such employment.

Employment Agreement with Mr. Choi

On October 4, 2021, our subsidiary, TradeZero USA Inc., entered into an employment agreement with Joshua Choi, who was not one of TradeZero’s named executive officers for the fiscal year ended December 31, 2020 but will serve as TradeZero’s Chief Financial Officer upon the consummation of the Business Combination.

The employment agreement with Mr. Choi provides for an initial term of one year with automatic renewals for successive 12-month periods unless either party elects not to renew. The employment agreement provides for (i) an annualized base salary of $400,000, (ii) an annual cash incentive bonus in an amount up to $100,000, (iii) a signing bonus of $50,000, (iv) payment by the Company of the cost of continuing education tuition charges (but not other costs of attendance) actually incurred by Mr. Choi in an amount not to exceed $29,000 and (v) a one-time grant of 427 restricted stock units under the RSU Plan (as defined below) and a one-time grant of 1,184 stock options under the Option Plan (as defined below).

Upon a termination of Mr. Choi’s employment by the Company without “cause” or by the executive for “good reason” within 12 months following a “qualifying transaction,” Mr. Choi will receive an amount equal to the greater of (i) four times base salary and (ii) $2,000,000.

In addition, the employment agreement contains certain restrictive covenants, including provisions that prohibit, with certain limitations, Mr. Choi from competing with us or soliciting our employees, customers or suppliers. These restrictions generally apply during the term of Mr. Choi’s employment and six months following the termination of such employment.

Equity Awards

2021 Restricted Stock Unit Award Plan and 2021 Stock Option Plan.    On September 27, 2021, the TradeZero Board adopted the TradeZero Holding Corp. 2021 Restricted Stock Unit Award Plan (the “RSU Plan”), which provides for the grant of restricted stock units. The RSU Plan initially reserved 10,000 shares of TradeZero Common Stock for issuance. As of November 30, 2021, 5,039 shares of TradeZero Common Stock were subject to outstanding restricted stock unit awards.

On October 5, 2021, the TradeZero Board adopted the TradeZero Holding Corp. 2021 Stock Option Plan (the “Option Plan”), which provides for the grant of stock options. The Option Plan initially reserved 3,200 shares of TradeZero Common Stock for issuance. As of November 30, 2021, 3,111 shares of TradeZero Common Stock were subject to outstanding stock option awards.

No further awards will be made under the RSU Plan or the Option Plan after the consummation of the Business Combination; however, awards outstanding under RSU Plan or the Option Plan at the time of the Business Combination will be assumed and converted in accordance with the terms of the Merger Agreement and will remain outstanding under the LTIP.

2022 Long Term Incentive Plan and 2022 Employee Stock Purchase Plan.    Assuming the approval of Proposal No. 5 and Proposal No. 6, following the Closing, the post-combination company will have the LTIP and the ESPP. For a description of these plans see “Proposal No. 5 — LTIP Proposal” and “Proposal No. 6 — ESPP Proposal.”

Director Compensation

No obligations with respect to director compensation have been accrued or paid by TradeZero for any periods prior to the consummation of the Business Combination.

Following the Business Combination, the post-combination company expects to implement a compensation program for its non-employee directors although final decisions regarding such program have not yet been made.

We expect to reimburse our directors for certain reasonable expenses incurred in connection with their services to us.

We expect that directors who are also employees will not receive any additional compensation for their service on the board of directors.

NEW TRADEZERO MANAGEMENT AFTER THE BUSINESS COMBINATION

Board of Directors and Management

The following is a list of the persons who are anticipated to be New TradeZero’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.

Name	Age	Position
Daniel Pipitone	47	Chief Executive Officer, Director — Class I
John Muscatella	47	Director — Class I
William Nance	45	Director — Class I
Marc Symons	59	Director — Class III
Carter Glatt	28	Director — Class II
Kosta Corriveau	47	Chief Technology Officer
Joshua Choi	38	Chief Financial Officer
Andrew Koslow	61	General Counsel and Secretary
John Caruso	48	Senior Vice President
Giovanni Ferrara	47	Senior Vice President

Directors

Daniel Pipitone.    Upon the consummation of the Business Combination, Mr. Pipitone, will serve as TradeZero’s Chief Executive Officer and as a Class I Director. Mr. Pipitone currently serves on the board of TradeZero Holding Corp., a position he has held since its inception in 2018. Mr. Pipitone co-founded TradeZero and has led its growth and establishment as the preeminent trading platform for retail clients and individual traders in the U.S. Mr. Pipitone came to TradeZero as a distinguished executive with decades of experience in the tech, investing and finance communities. His experience includes serving as Co-Founder and Principal at NobleTrading, Inc., from October 1999 until February 2010, when NobleTrading was sold to Lightspeed Trading and as Vice President of Operations at TurnKey Brokerage Solutions. Inc. from June 2010 to through September of 2015. Mr. Pipitone has a B.S. in Accounting from Binghamton University and is a graduate of Regis High School in New York City. We believe that Mr. Pipitone is qualified to serve as a director because of his operational and historical expertise gained from serving as TradeZero’s Chief Executive Officer and his extensive professional experience in the technology and finance industries.

John Muscatella.    Upon the consummation of the Business Combination, John Muscatella will serve as a Class I Director. Mr. Muscatella, a Co-Founder of TradeZero, has served on the TradeZero Board since 2015. Prior to co-founding TradeZero in 2015, Mr. Muscatella served as President of TurnkeyBroker.com, which he co-founded. Prior to that, he was Co-Founder, President, and Chief Financial Officer of NobleTrading.Com Inc. Mr. Muscatella holds a B.S. in Business Management Information Systems from Binghamton University.

Carter Glatt.    Upon the consummation of the Business Combination, Carter Glatt will serve as a Class II Director. Mr. Glatt has served as the Chief Executive Officer and Director of Dune Acquisition Corp. since December 2020. Prior thereto, from 2018 to 2020, he served as the Head of Corporate Development and Senior Vice President of GTY Technology Holdings Inc., or GTY (Nasdaq: GTYH), a SaaS company that offers a cloud-based suite of solutions for the public sector which was formerly a SPAC founded by the former chairmen of EMC Corporation, VMware, Inc. and Accenture PLC. In such role, Mr. Glatt oversaw or was directly involved in all M&A, joint venture, capital raising, investor relations and strategic alternatives efforts for GTY. Since 2020, Mr. Glatt has served as Chief Investment Officer and Managing Partner of delta2 Capital, a SPAC-focused investment fund. Mr. Glatt’s SPAC expertise and operational leadership is complemented by his background in investment banking. He began his career at Barclays (NYSE: BCS) covering the financial technology, consumer retail and healthcare industries before becoming a private equity investor. Mr. Glatt holds a BA with Honors from Dartmouth College. Mr. Glatt’s qualifications to serve on the board include his expertise in SPACs, deal sourcing, M&A structuring, and capital raising.

William Nance.    Upon the consummation of the Business Combination, William Nance will serve as a Class II Director. Mr. Nance has served a member of Dune Acquisition Corp.’s board of directors since December 2020. Since 2019, Mr. Nance has served as the Senior Vice President of Business Development at U.S. Real Estate Market Holdings, Inc., a capital markets technology firm. From 2012 to 2019, Mr. Nance was a vice president at First Data Corporation (acquired by Fiserv, Inc. (Nasdaq: FISV)), where he was a senior member within the business development organization and, from 2016, led the group responsible for the firm’s venture capital investments. Before that, Mr. Nance held senior-level finance, business development, analytics, and general management roles at Patch Media Corporation (acquired by AOL, Inc.). Earlier in his career, Mr. Nance was an associate in the investment banking division at Lehman Brothers and prior to that, he helped establish the New York office of Mainspring, Inc. (acquired by International Business Machines Corporation (NYSE: IBM)). He began his career as a business analyst at Deloitte Consulting, the management consulting division of Deloitte Touche Tohmatsu Limited. Mr. Nance holds an A.B. degree in History from Princeton University and an M.B.A. from the Harvard Business School. Mr. Nance’s qualifications to serve on our board of directors include his investment, venture capital, financial and business strategy expertise.

Marc Symons.    Upon consummation of the business combination, Marc Symons will serve as a Class III Director, Chairman of the Audit Committee and member of the Compensation Committee. Mr. Symons was a Partner at Ernst & Young LLP in New York, Hong Kong and Los Angeles from February 2006 to July 2019. Mr. Symons retired from Ernst & Young LLP in July 2019 as Partner leading the Americas Banking & Capital Markets and FinTech Mergers & Acquisitions practice. In this role Mr. Symons provided merger and acquisition advisory services to financial institutions, private equity, venture capital, FinTech and governments. Prior thereto from September 1986 to February 2006, Mr. Symons held progressive roles at Deloitte Touche Tohmatsu Limited in Toronto, London, Hong Kong, Paris, Washington DC and New York. He was made Partner at Deloitte LLP in New York in June 2000. At Deloitte LLP Mr. Symons specialized in the audits of banks and broker dealers. Mr. Symons holds a Bachelor of Arts in Economics from the University of Western Ontario and an Honors Bachelor of Commerce in Finance and Accounting from the University of Windsor. Mr. Symons is a Certified Public Accountant in New York State and a Canadian Chartered Accountant. Mr. Symons qualifications to serve on the board include his expertise in global financial institution strategy and operations, finance and accounting, audit, regulatory reporting, financial services mergers and acquisitions and FinTech.

Executive Officers

Daniel Pipitone.    Upon the consummation of the Business Combination, Mr. Pipitone, will serve as TradeZero’s Chief Executive Officer and as a director. See “New TradeZero Management After the Business Combination — Executive Directors” for more info.

Kosta Corriveau.    Upon the consummation of the Business Combination, Kosta Corriveau will serve as TradeZero’s Chief Technology Officer and is responsible for all technology development and operations. Mr. Corriveau has served as Chief Technology Officer of TradeZero since November 2018. He has over 15 years of experience in trading and quantitative market technology solutions. Before working at TradeZero, he worked as a Quantitative Equities Trader at Parallax Volatility Advisors, LP from February 2017 to June 2018, and prior to that as Managing Director of Essor Partners, which performed quantitative equities automated trading, from June 2005 to January 2017. Mr. Corriveau was also the Chief Technology Officer of Alphabet Management LLC, a global derivative hedge fund from September 2010 to June 2011. Prior to that, he was a Founder of TradeOptimizer Group Inc. from January 2002 to July 2010.

Joshua Choi.    Joshua Choi will serve as TradeZero’s Chief Financial Officer. Mr. Choi is responsible for oversight of TradeZero’s financial and accounting functions. Prior to being appointed Chief Financial Officer in November of 2021, Mr. Choi was a Director at Fortress Investment Group, where he worked with the strategic capital team investing in fintech, depositories, specialty finance, and brokerage companies. From 2013 to 2015, he was with the private equity team at Morgan Stanley Infrastructure Partners. From 2008 to 2011, Mr. Choi was with the private equity firm JC Flowers & Co., where he invested in distressed banks and brokerage companies. Prior to that, Mr. Choi was an investment banker with JP Morgan and HSBC. Mr. Choi holds a master of business administration degree from Harvard Business School and a bachelor’s degree from the University of Pennsylvania’s Wharton School. In addition, he has served on several corporate boards working with company management as both an investor and an advisor.

Andrew Koslow.    Andrew Koslow will serve as TradeZero’s General Counsel and Secretary. Mr. Koslow is responsible for overseeing legal matters at TradeZero. Prior to joining TradeZero in October of 2021, Mr. Koslow served as: General Counsel and Strategic Advisor to Clear Street Group from January 2021 to October 2021; Executive Vice President-Strategic Transactions, General Counsel to Folio Financial from July 2018 to January 2021, and Vice President of Goldman Sachs from January 2021 to September 2021 (Goldman Sachs acquired Folio Financial); and General Counsel and SVP Strategic Initiatives to Lime Brokerage and Wedbush Securities, respectively, from March 2013 to July 2018 (Lime Brokerage and Wedbush Securities are affiliated companies). Mr. Koslow also has served as Chief

Administrative Officer at Cantor Fitzgerald, Executive Vice President-Strategic Transactions and General Counsel at Penson Worldwide and Chief Administrative Officer and General Counsel of D.E. Shaw Financial Technology. He earned his juris doctor degree at New York University and holds a bachelor’s and master’s degree from Johns Hopkins University.

John Caruso.    John Caruso serves as TradeZero’s Senior Vice President. Mr. Caruso co-founded TradeZero in 2015 and is the author and architect of the Locator, the web and mobile platforms and various other critical systems used by our company for short stock locates. Prior to co-founding TradeZero, Mr. Caruso worked at Goldman Sachs for more than 8 years in Operational Risk, Compliance Technology, and Security Engineering. Mr. Caruso has a bachelor’s degree in Computer Science from Queens College.

Giovanni Ferrara.    Giovanni Ferrara will serve as TradeZero’s Director of Bahamas and India. Mr. Ferrara is responsible for brokerage operations in Bahamas and Indian customer support teams. Mr. Ferrara co-founded TradeZero Bahamas in 2015 and TradeZero America in 2019. Mr. Ferrara has been instrumental in managing TradeZero’s growth and customer support operations. His experience includes serving as Chief Compliance Officer of NobleTrading, Co-Founder and Principal at NobleTrading, Inc., from October 1999 until February 2010, when NobleTrading was sold to Lightspeed Trading. Mr. Ferrara has a bachelor’s degree in Marketing from St. Johns University. Mr. Ferrara held series 7, 63, 24, and 55 licenses.

Corporate Governance

New TradeZero will structure its corporate governance in a manner that TradeZero and Dune believe will closely align its interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:

•        New TradeZero will have independent director representation on its audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•        at least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•        it will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight

The New TradeZero Board will have extensive involvement in the oversight of risk management related to New TradeZero and its business and will accomplish this oversight through the regular reporting to the New TradeZero Board by the audit committee. The audit committee will represent the New TradeZero Board by periodically reviewing New TradeZero’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New TradeZero’s business and summarize for the New TradeZero Board all areas of risk and the appropriate mitigating factors. In addition, the New TradeZero Board will receive periodic detailed operating performance reviews from management.

Composition of the New TradeZero Board of Directors After the Merger

New TradeZero’s business and affairs will be managed under the direction of the New TradeZero Board.

Independence of the Board of Directors

In connection with the Business Combination, the New TradeZero Common Stock will be listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (b) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(i)     the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and

(ii)    whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Dune Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, Dune anticipates that           ,            and            will be considered “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.

Board Committees

After the completion of the Business Combination, the standing committees of New TradeZero’s Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The New TradeZero Board may, from time to time, establish other committees.

New TradeZero’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of New TradeZero’s Board will provide appropriate risk oversight.

Audit Committee

Upon the completion of the Business Combination, we expect New TradeZero to have an audit committee, consisting of           , who will be serving as the chairperson,           ,            and           . Each of the members of New TradeZero’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of the NYSE.

Following the Business Combination, New TradeZero’s Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New TradeZero’s proxy statement and to assist the New TradeZero Board in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New TradeZero’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New TradeZero’s internal audit function and (5) the performance of New TradeZero’s independent registered public accounting firm.

The New TradeZero Board will adopt a written charter for the audit committee which will be available New TradeZero’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect New TradeZero to have a compensation committee, consisting of           , who will be serving as the chairperson,           ,            and           . Each of the members of New TradeZero’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of the NYSE.

The purpose of the compensation committee is to assist the New TradeZero Board in discharging its responsibilities relating to (1) setting New TradeZero’s compensation program and compensation of its executive officers and directors, (2) monitoring New TradeZero’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New TradeZero’s proxy statement under the rules and regulations of the SEC.

The New TradeZero Board will adopt a written charter for the compensation committee which will be available on New TradeZero’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect New TradeZero to have a nominating and corporate governance committee, consisting of           , who will be serving as the chairperson,            and           . Each of the members of New TradeZero’s nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of the NYSE.

The purpose of the nominating and corporate governance committee will be to assist the New TradeZero Board in discharging its responsibilities relating to (1) identifying individuals qualified to become members of the New TradeZero Board members, consistent with criteria approved by the New TradeZero Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for re-election and selecting, or recommending that the New TradeZero Board select, the director nominees for the next annual meeting of stockholders, (3) identifying New TradeZero Board members qualified to fill vacancies on any New TradeZero Board committee and recommending that the New TradeZero Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the New TradeZero Board corporate governance principles applicable to New TradeZero, (5) overseeing the evaluation of the New TradeZero Board and management and (6) handling such other matters that are specifically delegated to the committee by the New TradeZero Board from time to time.

The New TradeZero Board will adopt a written charter for the nominating and corporate governance committee which will be available on New TradeZero’s website upon completion of the Business Combination.

Code of Business Conduct

New TradeZero will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New TradeZero’s website upon the completion of the Business Combination. New TradeZero’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that New TradeZero’s Internet website address is provided as an inactive textual reference only. New TradeZero will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2020, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our compensation committee.

Compensation of Directors and Executive Officers

Overview

Following the Closing, we expect New TradeZero’s executive compensation program to be consistent with TradeZero’s existing compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing TradeZero’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•        reward senior management in a manner aligned with TradeZero’s financial performance; and

•        align senior management’s interests with TradeZero’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing, decisions with respect to the compensation of New TradeZero’s executive officers, including its named executive officers, will be made by the compensation committee of the New TradeZero Board. In connection with the Business Combination, the compensation committee also retained         , an independent executive compensation consultant, to advise on New TradeZero’s executive and director compensation. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for New TradeZero’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. New TradeZero will also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Base Salary

We expect that the base salaries of New TradeZero’s named executive officers in effect prior to the Business Combination as described under “New TradeZero Management after the Business Combination — Compensation of Directors and Executive Officers” will be subject to increases made in connection with reviews by the compensation committee.

Annual Bonuses

We expect that New TradeZero will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect New TradeZero to use stock-based awards in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of New TradeZero’s equity holders. Stock-based awards for our directors and named executive officers will be awarded in future years under the Incentive Plan, which will be adopted by our Board in connection with the Business Combination and is being submitted to Dune’s stockholders for approval at the Special Meeting. For a description of the Incentive Plan, please see “The Incentive Plan Proposal.”

Other Compensation

We expect New TradeZero to continue to maintain various employee benefit plans currently maintained by TradeZero, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. We also expect New TradeZero to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by TradeZero that are not generally available to all employees.

Director Compensation

Following the Business Combination, non-employee directors of New TradeZero will receive varying levels of compensation for their services as directors and members of committees of the New TradeZero Board, in accordance with a non-employee director compensation policy that will be put in place following the Business Combination. New TradeZero anticipates determining director compensation in accordance with industry practice and standards.

DESCRIPTION OF NEW TRADEZERO SECURITIES

As a result of the Business Combination, TradeZero stockholders who receive shares of New TradeZero Common Stock in the transactions will become New TradeZero stockholders.    Your rights as New TradeZero stockholders will be governed by Delaware law and the Proposed Charter and bylaws. The following description of the material terms of New TradeZero’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the reorganization as part of the Business Combination, we will amend and restate its charter and bylaws.    The following summary of the material terms of New TradeZero’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex B to this proxy statement. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the post-Business Combination bylaws in their entirety for a complete description of the rights and preferences of New TradeZero securities following the Business Combination.

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance of 551,000,000 shares, of which 550,000,000 shares will be shares of New TradeZero Common Stock, par value $0.0001 per share and 1,000,000 shares will be shares of New TradeZero preferred stock, par value $0.0001 per share.

As of           , 2022, the record date, we had approximately 17,250,000 shares of Dune Class A Common Stock and 4,312,500 shares of our Class B common stock outstanding. We also issued 13,475,000 warrants consisting of 8,625,000 public warrants and 4,850,000 private placement warrants outstanding.

After giving effect to the Business Combination, New TradeZero will have 71,562,500 shares of common stock outstanding (assuming no redemptions) and 13,475,000 warrants outstanding.

New TradeZero Common Stock

The Proposed Charter provides that the New TradeZero Common Stock will have identical rights, powers, preferences and privileges to the current Dune Class A Common Stock.

Voting Rights

Except as otherwise provided by law or in the Proposed Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New TradeZero Common Stock will possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of New TradeZero Common Stock will be entitled to one vote per share on matters to be voted on by stockholders and will not have the right to cumulate votes in the election of directors.

Dividend Rights

Holders of New TradeZero Common Stock will be entitled to receive dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board from time to time out of assets or funds of the Company legally available therefor.

Liquidation, Dissolution and Winding Up

Holders of New TradeZero Common Stock will be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after the rights of the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

Under the Proposed Charter, our stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our common stock.

Preferred Stock

The Proposed Charter provides that shares of New TradeZero preferred stock may be issued from time to time in one or more series. The New TradeZero Board will be authorized to establish the number of shares to be included in such series, and fix the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, applicable to the shares of each series. Our Board will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the post-combination company or the removal of management of the post-combination company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 8,625,000 public warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New TradeZero Common Stock.

Each whole warrant will entitle the registered holder to purchase one share of New TradeZero Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our Business Combination, provided that we have an effective registration statement under the Securities Act covering the shares of New TradeZero Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New TradeZero Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless a holder has at least two units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New TradeZero will not be obligated to deliver any New TradeZero Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New TradeZero Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New TradeZero satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of New TradeZero Common Stock upon exercise of a warrant unless the share of New TradeZero Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New TradeZero be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New TradeZero Common Stock underlying such unit.

We are not registering the shares of common stock issuable upon exercises of the warrants at this time. However, New TradeZero has agreed that as soon as practicable, but in no event later than 15 business days after the Closing, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New TradeZero Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of New TradeZero Common Stock issuable upon exercise of the warrants is not effective by 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if New TradeZero Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per share of common stock equals or exceeds $18.00.

Once the warrants become exercisable, New TradeZero may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of New TradeZero Common Stock and equity-linked securities for capital raising purposes in connection with the Closing as described elsewhere in this proxy statement) for any 20 trading days within a 30-trading day period ending three business days before New TradeZero sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New TradeZero for cash, New TradeZero may exercise its redemption right even if New TradeZero is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New TradeZero has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New TradeZero issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New TradeZero Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If New TradeZero calls the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New TradeZero Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New TradeZero Common Stock equal to the quotient obtained by dividing (x) the product of the number of New TradeZero Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our New TradeZero Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the New TradeZero Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New TradeZero Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New TradeZero Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New TradeZero Common Stock is increased by a stock dividend payable in shares of New TradeZero Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New TradeZero Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase New TradeZero Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New TradeZero Common Stock equal to the product of (i) the number of shares of New TradeZero Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New TradeZero Common Stock) and (ii) the quotient of (x) the price per share New TradeZero Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New TradeZero Common Stock, in determining the price payable for New TradeZero Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New TradeZero Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the New TradeZero Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New TradeZero Common Stock on account of such New TradeZero Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of New TradeZero Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New TradeZero Common Stock in respect of such event.

If the number of outstanding shares of New TradeZero Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of New TradeZero Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New TradeZero Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of New TradeZero Common Stock.

Whenever the number of shares of New TradeZero Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New TradeZero Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New TradeZero Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of New TradeZero Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of New TradeZero Common Stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of New TradeZero Common Stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “Redemption of Warrants when the price per share of common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding New TradeZero Common Stock (other than those described above or that solely affects the par value of such New TradeZero Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of outstanding New TradeZero Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New TradeZero Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New TradeZero Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New TradeZero Common Stock in such a transaction is payable in the form of New TradeZero Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, at least 50% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive New TradeZero Common Stock. After the issuance of New TradeZero Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New TradeZero Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us and New TradeZero” for more information. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the New TradeZero Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except in limited circumstances) and they will not be redeemable by New TradeZero so long as they are held by our Sponsor or its permitted transferees. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by New TradeZero and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of New TradeZero Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New TradeZero Common Stock underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the New TradeZero Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to finance transaction costs in connection with our initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Our Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the New TradeZero Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date of the Closing (except in limited circumstances). In addition, the private placement warrants will not be exercisable more than five years from the effective date of the registration statement for our IPO in accordance with FINRA rules.

Anti-Takeover Effects of Provisions of the Proposed Charter, the New TradeZero Bylaws and Applicable Law

Certain provisions of the Proposed Charter, New TradeZero Bylaws, and laws of the State of Delaware, where New TradeZero is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the New TradeZero Common Stock. New TradeZero believes that the benefits of increased protection give New TradeZero the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New TradeZero and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the New TradeZero Common Stock remains listed on NYSE require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New TradeZero by means of a proxy contest, tender offer, merger, or otherwise.

Number of Directors

The Proposed Charter and the New TradeZero Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the New TradeZero Board. The initial number of directors will be set at nine.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The New TradeZero Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the New TradeZero Board or a committee of the New TradeZero Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New TradeZero with certain information. Generally, to be timely, a stockholder’s notice must be received at New TradeZero’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The New TradeZero Bylaws also specify requirements as to the form and content of a stockholder’s notice. The New TradeZero Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New TradeZero.

Limitations on Stockholder Action by Written Consent

The Proposed Charter provides that, subject to the terms of any series of New TradeZero Preferred Stock, until the Voting Threshold Date, any actions required to be taken or permitted to be taken by the Dune stockholders may be taken by written consent signed by the Dune stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting. Following the Voting Threshold Date, any action required or permitted to be taken by the stockholders of New TradeZero must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)    prior to such time the board of directors of the corporation approved either an initial business combination or transaction which resulted in the stockholder becoming an interested stockholder;

(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)    at or subsequent to such time an initial business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New TradeZero’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

The Proposed Charter would cause the combined company to not be governed by Section 203 of the DGCL.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Forum Selection Clause

The Proposed Charter will require provide that, unless New TradeZero consents to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of New TradeZero; (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New TradeZero to New TradeZero or New TradeZero’s stockholders; (iii) action asserting a claim against New TradeZero or any director or officer arising pursuant to any provision of the DGCL or the Proposed Charter or New TradeZero Bylaws; or (iv) action asserting a claim against New TradeZero or any director or officer of New TradeZero governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Chancery Court or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of New TradeZero Common Stock shall be deemed to have notice of and to have consented to the forum provisions in New TradeZero’s certificate of incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New TradeZero or New TradeZero’s directors, officers or other employees, which may discourage such lawsuits. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Section 22 of the Securities Act, however, created concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such exclusive forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions; however, we note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. New TradeZero’s Proposed Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The New TradeZero Bylaws provide that New TradeZero must indemnify and advance expenses to New TradeZero’s directors and officers to the fullest extent authorized by the DGCL. New TradeZero also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New TradeZero directors, officers, and certain employees for some liabilities. New TradeZero believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and the New TradeZero Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New TradeZero and its stockholders. In addition, your investment may be adversely affected to the extent New TradeZero pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of New TradeZero’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

Under the Proposed Charter, New TradeZero will renounce any interest or expectancy in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, non-employee directors of New TradeZero (including any non-employee director who serves as an officer of New TradeZero, in both his or her director and officer capacities, or his or her affiliates), except that New TradeZero will not renounce its interest in any corporate opportunity offered to any non-employee director (including a non-employee director who serves as an officer of New TradeZero in both his or her director and officer capacities) if such opportunity is expressly offered to such person solely in his or her capacity as a director of new TradeZero.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New TradeZero’s stockholders will not have appraisal rights in connection with a merger or consolidation of New TradeZero while New TradeZero’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders, subject to certain exceptions. Stockholders’ Derivative Actions

Under the DGCL, any of New TradeZero’s stockholders may bring an action in New TradeZero’s name to procure a judgment in New TradeZero’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New TradeZero’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent, Warrant Agent and Registrar

The transfer agent for New TradeZero capital stock will be Continental. New TradeZero will agree to indemnify Continental in its roles as Transfer Agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants of New TradeZero for at least nine months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New TradeZero at the time of, or at any time during the three months preceding, a sale and (ii) New TradeZero is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants of New TradeZero for at least nine months but who are affiliates of New TradeZero at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of New TradeZero Common Stock then outstanding; or

•        the average weekly reported trading volume of the New TradeZero Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by New TradeZero affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New TradeZero.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor, New TradeZero’s officers, directors and other affiliates will be able to sell the New TradeZero Common Stock they receive upon conversion of their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after Dune has completed its initial business combination.

Following the Closing, New TradeZero will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Registration Rights

The holders of the (i) founder shares, which were issued in a private placement prior to the closing of our IPO, (ii) private placement warrants, which were issued in a private placement simultaneously with the closing of our IPO and the shares of Dune Class A Common Stock underlying such private placement warrants and (iii) private placement warrants that may be issued upon conversion of working capital loans are entitled to registration rights under that certain registration rights agreement between Dune and our Sponsor entered into on December 17, 2020 (the “Registration Rights Agreement”) entered into in connection with the IPO. In connection with the Closing, New TradeZero will enter into the A&R Registration Rights Agreement, which, among other things, amends and restates the registration rights agreement entered into in connection with the IPO. Pursuant to the terms of the A&R Registration Rights Agreement, New TradeZero will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New TradeZero Common Stock and other equity securities of New TradeZero that are held by the parties thereto from time to time and the Sponsor and TradeZero’s stockholders will be granted certain registration rights. For more information about the A&R Registration Rights Agreement, please see the section entitled “The Business Combination Proposal.”

Listing of Common Stock

Application will be made for the shares of New TradeZero Common Stock and public warrants to be approved for listing on the NYSE under the symbols “TRAD” and “TRAD WS,” respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Dune

Purchase of Founder Shares and Private Placement Warrants

On July 10, 2020, our Sponsor purchased 3,737,500 shares of our founder shares, par value $0.0001 per share, for an aggregate price of $25,000. On December 17, 2020, pursuant to Current Charter, each share of our Class B common stock outstanding immediately prior to December 17, 2020 was converted into one and two-thirteenths (1 2/13) shares of our Class B common stock, resulting in our Sponsor holding 4,312,500 founder shares. Our Sponsor purchased an aggregate of 4,850,000 Private Placement Warrants, at a price of $1.00 per private placement warrant, or $4,850,000 in the aggregate, in a private placement that occurred simultaneously with the closing of the IPO. Each private placement warrant is exercisable for one whole share of Dune Class A Common Stock at a price of $11.50 per share. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

Administrative Services Agreement

We entered into an agreement that provided that, commencing on the date that our securities were first listed on Nasdaq until the earlier of our consummation of a Business Combination or our liquidation, we will pay our Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of our management team.

Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, our executive officers or directors or their affiliates.

Related Party Reimbursements and Loans

On June 18, 2020, our Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to our IPO pursuant to a promissory note (the “Note”). This loan was noninterest bearing and payable on the earlier of December 31, 2020 or the completion of the Public Offering. We borrowed approximately $31,000 under the Note and fully repaid the Note in full on December 22, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we will repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, we have no borrowings under the Working Capital Loans.

Registration Rights

The holders of founder shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any underlying securities) are entitled to registration rights pursuant to our existing registration rights agreement.

Dune’s Policy for Approval of Related Party Transactions

Our Board’s audit committee has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which we were or are to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) $120,000 or 1% of the average of our total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee considers (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

TradeZero

Real Property Agreements

Bahamas Real Estate

In February 2019, TZ Properties Ltd. (“TZ Properties”), an entity that has common ownership with us, purchased a property in the Bahamas for $0.3 million, which is beneficially owned by us. We were responsible for the remaining balance of the mortgage loan of $0.2 million on the purchase date. We paid for improvements to the property of $0.1 million and made mortgage payments of $36,000 during the nine months ended September 30, 2020. In July 2021, TZ Properties purchased a separate property in the Bahamas for $1.6 million, which is beneficially owned by and paid for by us. In September 2021, the beneficial ownership with TZ Properties for both the properties in the Bahamas, which had carrying values of $0.4 million and $1.6 million, respectively, was terminated and the properties were derecognized from our consolidated balance sheet and distributed on a pro-rata basis to our primary stockholders, and ultimately TZ Properties, through a dividend. In September 2021, we entered into a lease for office space from TZ Properties for one of the properties in the Bahamas, with annual rent of approximately $0.1 million. The lease expires in July of 2025.

New York Real Estate

In September 2021, we entered into a Sale Deed with 671 Equity Holdings Inc. (“671 Holdings”), a related party that is owned by our primary stockholders, for the building and improvements thereon in Brooklyn purchased by us during 2020 with a book value of $2.5 million (the “Brooklyn Property”). The Sale Deed resulted in a distribution of the Brooklyn Property on a pro-rata basis to our primary stockholders through a dividend of $4.4 million, and ultimately was contributed by our primary stockholders to 671 Equity Holdings Inc. In September 2021, we entered into a lease for office space from TZ Properties for a property in New York, with annual rent of approximately $0.1 million. This lease also expires in July of 2025.

In October 2021, our subsidiary, TradeZero USA Inc., entered into a lease agreement, as tenant, with an entity controlled by one of our Principal Stockholders, as landlord, for use of an apartment in Brooklyn, which is used for executives and consultants to alleviate hotel expenses for these individuals that work in our Brooklyn office but are not residents of the area. We make a monthly lease payment of $2,500 for this apartment and have agreed to a five year term.

Promissory Notes to Original Stockholders

Each of the Principal Stockholders have executed a promissory note with the company for an original principal amount of $600,000, or $3.0 million in the aggregate, dated March 16, 2021. All outstanding amounts owed under each such promissory note shall be paid off in full in connection with the Closing.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTIONS TO
HOLDERS OF DUNE CLASS A COMMON STOCK

The following is a discussion of certain material U.S. federal income tax considerations for holders of shares of Dune Class A Common Stock that elect to have their Dune Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion does not address the tax treatment of other transactions occurring in connection with the Business Combination, including, but not limited to, the tax treatment of the Business Combination to holders of TradeZero Common Stock or RSUs. This discussion applies only to Dune Class A Common Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address U.S. federal estate or gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to shares of Dune Class A Common Stock;

•        persons holding Dune Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the United States;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons that directly, indirectly or constructively own 5% or more (by vote or value) of any class of Dune Shares;

•        persons who received their shares of Dune Class A Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and holders of interests therein;

•        tax-exempt entities;

•        holders of TradeZero Common Stock or RSUs prior to the Business Combination;

•        holders of founder shares and private placement warrants; and

•        our Sponsor and our officers and directors.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Dune Class A Common Stock, the U.S. federal income tax treatment of the partners in such partnership will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of the Business Combination.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”) and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations in effect as of the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, including as a result of legislation proposed as of the date hereof, and changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein or a formal opinion of tax advisors with respect to the statements made and the conclusions reached in the following discussion. Statements contained herein that Dune or New TradeZero “believes,” “expects” or “intends” or other similar phrases are not legal conclusions or opinions of W&S. There can be no assurance that the IRS, a court, our tax advisors or your tax advisor will agree with the statements and conclusions herein, and any contrary determination by the IRS may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

You are urged to consult with and rely solely upon your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Redemption of Dune Class A Common Stock

In the event that a holder’s shares of Dune Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “The Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Dune Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Dune Class A Common Stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Sale of Dune Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Dune Class A Common Stock.” If the redemption does not qualify as a sale of shares of Dune Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of Dune Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our Class A common stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any New TradeZero Common Stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Dune Class A Common Stock generally will be treated as a sale of Dune Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our Class A common stock actually owned by the holder, but also shares of our Class A common stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Dune Class A Common Stock that could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any New TradeZero Class A Common Stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Dune Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Dune Class A Common Stock and the New TradeZero Common Stock to be issued pursuant to the

Business Combination). There will be a complete termination of a holder’s interest if either (1) all of the shares of our Class A common stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our Class A common stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our Class A common stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of Dune Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Dune Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to a redeemed U.S. holder will be as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to a redeemed Non-U.S. holder will be as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed Dune Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining Dune Shares, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other Dune Shares constructively owned by it.

Each holder should consult with and rely solely upon its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Dune Class A Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

Taxation of Redemption Treated as a Distribution.    If our redemption of a U.S. holder’s shares of Dune Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Dune Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of Dune Class A Common Stock. Any remaining excess will be treated as gain realized on the sale of shares of Dune Class A Common Stock and will be treated as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Sale of Dune Class A Common Stock.”

Any portion of a distribution that is treated as a dividend paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied, but may be subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. holder’s basis in its shares of Dune Class A Common Stock and thus increase the amount of gain or decrease the amount of loss recognized by such U.S. holder in connection with a disposition of its shares). With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Dune Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the applicable holding period requirements are not satisfied, a corporate U.S. holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential income tax rate that applies to qualified dividend income.

Taxation of Redemption Treated as a Sale of Dune Class A Common Stock.    If our redemption of a U.S. holder’s shares of Dune Class A Common Stock is treated as a sale, as discussed above under the section entitled “— Redemption of Dune Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of Dune Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its Dune Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Dune Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Dune Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Dune Class A Common Stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Dune Class A Common Stock is suspended, U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment. If the one-year holding period requirement is not satisfied, any gain would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates.

Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. holders who hold different blocks of Dune Class A Common Stock (shares of Dune Class A Common Stock purchased or acquired on different dates or at different prices) should consult with and rely solely upon their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of Dune Class A Common Stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or a trust that is not a U.S. holder.

Taxation of Redemption Treated as a Distribution.    If our redemption of a Non-U.S. holder’s shares of Dune Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Dune Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of such dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any portion of a distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Dune Class A Common Stock redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the Dune Class A Common Stock, which will be treated as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Dune Class A Common Stock.”

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Dune Class A Common Stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “— Redemption of Dune Class A Common Stock”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult with and rely solely upon their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, that are treated as attributable to a permanent establishment maintained by the Non-U.S. older in the United States). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption.

A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).

Taxation of Redemption Treated as a Sale of Dune Class A Common Stock.    If our redemption of a Non-U.S. holder’s shares of Dune Class A Common Stock is treated as a sale of Dune Class A Common Stock, as discussed above under the section entitled “— Redemption of Dune Class A Common Stock,” subject to the discussion of backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. holder held Dune Class A Common Stock and, in the case where shares of Dune Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of the Dune Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of Dune Class A Common Stock. Although we intend to take the position that the Dune Class A Common Stock is and has been regularly traded on an established securities market, there can be no assurance that the Dune Class A Common Stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax”

at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such gain at a tax rate of 30% (or a lower applicable income tax treaty rate), which gain generally may be offset by U.S. source capital losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption if the Dune Class A Common Stock were not considered to be regularly traded on an established securities market.

We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Payments of cash as a result of our redemption of our Dune Class A Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Dune Class A Common Stock paid to a Non-U.S. holder, regardless of whether any tax was actually withheld.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions of the Code, Treasury regulations and related guidance commonly referred to as “FATCA” impose a withholding tax of 30% on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on Dune Class A Common Stock. Such 30% withholding tax under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S. source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued.

In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult with and rely solely upon their tax advisors regarding the effects of FATCA on a redemption of Dune Class A Common Stock.

APPRAISAL RIGHTS

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of our Class A common stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of our Class A common stock). Holders of Dune Class A Common Stock may vote against the Business Combination Proposal or redeem their shares of Dune Class A Common Stock if they are not in favor of the adoption of the Merger Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of our Class B common stock because they have agreed to vote in favor of the Business Combination.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Dune Acquisition Corporation, 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401 or by telephone at (917) 742-1904 (310) 745-8669, to inform us of his or her request; or

•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, our bylaws provide that the stockholder must give timely notice in proper written form to our secretary and such business must otherwise be a proper matter for stockholder action. Such notice, to be timely, must be received at least 90 days, but no more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders for the annual meeting; provided that in the event that the annual meeting is called for a date that is not within 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the bylaws. Carter Glatt, our Chief Executive Officer and Director, may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement to any of TradeZero’s or our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the proxy statement and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement forms a part, New TradeZero will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read New TradeZero’s or our SEC filings, including New TradeZero’s registration statement and our proxy statement, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Dune Acquisition Corporation
700 S. Rosemary Avenue, Suite 204
West Palm Beach, FL 33401
(917) 742-1904

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers can call collect at (203) 658-9400
Email: DUNE.info@investor.morrowsodali.com

If you are one of our stockholders and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first-class mail, or another equally prompt means.

This document is a proxy statement of us for our Special Meeting. Neither Dune nor TradeZero has authorized anyone to give any information or make any representation about the Business Combination, New TradeZero or Dune that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated by reference into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Dune Acquisition Corporation

Page
Financial Statements for the three months ended September 30, 2021 and 2020
Balance Sheets as of September 30, 2021 and September 30, 2020	F-2
Statements of Operations for the three months ended September 30, 2021 and 2020	F-3
Statements of Changes in Stockholders’ Equity for the three months ended September 30, 2021 and 2020	F-4
Statements of Cash Flows for the three months ended September 30, 2021 and 2020	F-5
Notes to Financial Statements	F-6
Audited Financial Statements for the years ended December 31, 2020 and December 31, 2019 and the period from June 18, 2020 (inception) through December 31, 2020
Report of Independent Registered Public Accounting Firm	F-25
Balance Sheet as of December 31, 2020 (As Restated)	F-26
Statement of Operations for the period from June 18, 2020 (inception) through December 31, 2020 (As Restated)	F-27
Statement of Changes in Stockholders’ Equity for the period from June 18, 2020 (inception) through December 31, 2020 (As Restated)	F-28
Statement of Cash Flows for the period from June 18, 2020 (inception) through December 31, 2020 (As Restated)	F-29
Notes to Financial Statements (As Restated)	F-30

TradeZero Holding Corp. and its Subsidiaries

DUNE ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$240,149	$941,242
Prepaid expenses	158,640	316,989
Total current assets	398,789	1,258,231
Investments held in Trust Account	172,521,417	172,511,212
Total Assets	$172,920,206	$173,769,443

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$26,196	$332,263
Accrued expenses	145,000	70,000
Due to related party	28,390	—
Franchise tax payable	106,279	106,899
Total current liabilities	305,865	509,162
Deferred underwriting commissions	6,037,500	6,037,500
Derivative warrant liabilities	8,758,750	14,580,610
Total liabilities	15,102,115	21,127,272

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 17,250,000 shares at $10.00 per share as of September 30, 2021 and December 31, 2020	172,500,000	172,500,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no non-redeemable shares issued and outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 4,312,500 shares issued and outstanding as of September 30, 2021 and December 31, 2020	431	431
Additional paid-in capital	—	—
Accumulated deficit	(14,682,340)	(19,858,260)
Total stockholders’ deficit	(14,681,909)	(19,857,829)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$172,920,206	$173,769,443

The accompanying notes are an integral part of these unaudited condensed financial statements.

DUNE ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30, 2021	For The Period From June 18, 2020 (inception) Through September 30, 2020
	2021	2020
General and administrative expenses	$128,964	$268	$494,223	$768
General and administrative expenses – related party	30,000	—	90,000	—
Franchise tax expense	50,411	—	150,440	—
Total operating expenses	(209,375)	(268)	(734,663)	(768)
Other income (expenses):
Change in fair value of derivative warrant liabilities	2,021,250	—	5,821,860	—
Income on investments held in Trust Account	19,924	—	88,723	—
Total other income (expenses)	2,041,174	—	5,910,583	(768)
				—
Net income (loss)	$1,831,799	$(268)	$5,175,920	$(768)

Weighted average shares outstanding of Class A common stock, basic and diluted	17,250,000	—	17,250,000	—
Basic and diluted net income per share, Class A common stock	$0.08	$—	$0.24	$—
Weighted average shares outstanding of Class B common stock, basic and diluted	4,312,500	3,750,000	4,312,500	3,750,000
Basic and diluted net income (loss) per share, Class B common stock	$0.08	$(0.00)	$0.24	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

DUNE ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	For the Three and Nine Months Ended September 30, 2021
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020 (audited), as restated	—	$—	4,312,500	$431	$—	$(19,858,260)	$(19,857,829)
Net income	—	—	—	—	—	6,051,134	6,051,134
Balance – March 31, 2021, as restated	—	—	4,312,500	431	—	(13,807,126)	(13,806,695)
Net loss	—	—	—	—	—	(2,707,013)	(2,707,013)
Balance – June 30, 2021, as restated	—	—	4,312,500	431	—	(16,514,139)	(16,513,708)
Net income	—	—	—	—	—	1,831,799	1,831,799
Balance – September 30, 2021	—	$—	4,312,500	$431	$—	$(14,682,340)	$(14,681,909)
	For The Period From June 18, 2020 (inception) Through September 30, 2020
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – June 18, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	4,312,500	431	24,569	—	25,000
Net loss	—	—	—	—	—	(768)	(768)
Balance – September 30, 2020	—	$—	—	$—	$—	$(768)	$24,232

The accompanying notes are an integral part of these unaudited condensed financial statements.

DUNE ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2021	For The Period From June 18, 2020 (inception) Through September 30, 2020
Cash Flows from Operating Activities:
Net income	$5,175,920	$(768)
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(5,821,860)	—
Income on investments held in Trust Account	(88,723)	—
Changes in operating assets and liabilities:
Prepaid expenses	158,349	—
Accounts payable	(306,067)	216
Due to related party	28,390	—
Accrued expenses	75,000	552
Franchise tax payable	(620)	—
Net cash used in operating activities	(779,611)	—

Cash Flows from Investing Activities:
Investment income released from Trust Account	78,518	—
Net cash provided by investing activities	78,518	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Net cash provided by financing activities	—	25,000

Net change in cash	(701,093)	25,000

Cash – beginning of the period	941,242	—
Cash – end of the period	$240,149	$25,000

Supplemental disclosure of noncash financing activities:
Offering costs included in accounts payable	$—	$22,420
Offering costs included in accrued expenses	$—	$252,373

The accompanying notes are an integral part of these unaudited condensed financial statements.

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

1. Organization and Business Operations

Incorporation

Dune Acquisition Corporation (the “Company”) was incorporated as a Delaware corporation on June 18, 2020.

Sponsor

The Company’s sponsor is Dune Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”).

Business Purpose

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (“Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from June 18, 2020 (inception) through September 30, 2021 relates to the Company’s formation and the initial public offering (the “Public Offering”), described below, and since the closing of the Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on investments held in the Trust Account.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.

Financing

The registration statement for the Company’s Public Offering was declared effective on December 17, 2020 by the U.S. Securities and Exchange Commission (“SEC”). On December 22, 2020, the Company consummated its Public Offering of 17,250,000 units, including the issuance of 2,250,000 units as a result of the underwriters’ exercise of their over-allotment option in full (the “Units”) at $10.00 per Unit, generating gross proceeds of $172,500,000. Simultaneously with the closing of the Public Offering, the Company consummated the private placement (“Private Placement”) of 4,850,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $4,850,000. Upon the closing of the Public Offering and the Private Placement, $172,500,000 of the net proceeds of the Public Offering and certain of the proceeds of the Private Placement was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”).

Trust Account

The proceeds held in the Trust Account were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s amended and restated certificate of incorporation (the “Charter”) provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any of the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”)

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

1. Organization and Business Operations (cont.)

included in the Units sold in the Public Offering properly submitted in connection with a stockholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the common stock included in the Units being sold in the Public Offering if the Company does not complete the Business Combination within 18 months from the closing of the Public Offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity or (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination within 18 months from the closing of the Public Offering.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. However, in no event will the Company redeem the Class A Common Stock included in the Units sold in the Public Offering (the “public shares”) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to pay taxes. As a result, such common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standard Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity”.

The Company has 18 months from the closing of the Public Offering to complete its Business Combination (or until June 22, 2022). If the Company does not complete a Business Combination within this period of time, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s executive officers and independent directors (the “initial stockholders”) entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A Common Stock, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until June 22, 2022 to consummate the proposed

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

1. Organization and Business Operations (cont.)

Business Combination. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern.

No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 22, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by June 22, 2022.

Liquidity and Going Concern

As of September 30, 2021, the Company had approximately $240,000 in cash in its operating account and working capital of approximately $199,000.

The Company’s liquidity needs prior to the consummation of the Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founders Shares (as defined in Note 4), and loan proceeds from the Sponsor of approximately $31,000 under the Note (Note 4). The Company repaid the loan in full on December 22, 2020. Subsequent from the consummation of the Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Public Offering and the Private Placement held outside of the Trust Account.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

2. Basis of Presentation and Summary of Significant Accounting Policies (As Restated)

Basis of Presentation

These unaudited condensed financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. The interim financial information provided is unaudited but includes all adjustments which management considers necessary for the fair presentation of the results for the period ended September 30, 2021. Operating results for the period ended September 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or any period thereafter and should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020 filed with the SEC on December 3, 2021.

Restatement of Previously Reported Financial Statements

In preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments in ASC 480-10-S99, redemption provisions not solely within the control of the Company, require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

2. Basis of Presentation and Summary of Significant Accounting Policies (As Restated) (cont.)

condensed financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has restated its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Quarterly Periods should be restated to present all Class A common stock subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report.

The impact of the restatement on the financial statements for the Affected Quarterly Periods is presented below.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of March 31, 2021:

As of March 31, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$173,291,696	$—	$173,291,696
Total liabilities	$14,598,391	$—	$14,598,391
Class A common stock subject to possible redemption	153,693,300	18,806,700	172,500,000
Preferred stock	—	—	—
Class A common stock	188	(188)	—
Class B common stock	431	—	431
Additional paid-in capital	1,230,278	(1,230,278)	—
Retained earnings (accumulated deficit)	3,769,108	(17,576,234)	(13,807,126)
Total stockholders’ equity (deficit)	$5,000,005	$(18,806,700)	$(13,806,695)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$173,291,696	$—	$173,291,696
Shares of Class A common stock subject to possible redemption	15,369,330	1,880,670	17,250,000
Shares of Class A common stock	1,880,670	(1,880,670)	—

The Company’s statement of stockholders’ equity has been restated to reflect the changes to the impacted stockholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the three months ended March 31, 2021:

For the Three Months Ended March 31, 2021	As Reported As Previously Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$6,051,130	$(6,051,130)	$—

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

2. Basis of Presentation and Summary of Significant Accounting Policies (As Restated) (cont.)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:

As of June 30, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$173,056,990	$—	$173,056,990
Total liabilities	$17,070,698	$—	$17,070,698
Class A common stock subject to possible redemption	150,986,290	21,513,710	172,500,000
Preferred stock	—	—	—
Class A common stock	215	(215)	—
Class B common stock	431	—	431
Additional paid-in capital	3,937,261	(3,937,261)	—
Retained earnings (accumulated deficit)	1,062,095	(17,576,234)	(16,514,139)
Total stockholders’ equity (deficit)	$5,000,002	$(21,513,710)	$(16,513,708)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$173,056,990	$—	$173,056,990
Shares of Class A common stock subject to possible redemption	15,098,629	2,151,371	17,250,000
Shares of Class A common stock	2,151,371	(2,151,371)	—

The Company’s statement of stockholders’ equity has been restated to reflect the changes to the impacted stockholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2021:

For the Six Months Ended June 30, 2021	As Previously Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$(3,344,120)	$3,344,120	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the Affected Quarterly Periods:

	Earnings Per Share for Class A common stock
	As Reported	Adjustment	As Adjusted
For the three months ended March 31, 2021
Net income	$6,051,134	$—	$6,051,134
Weighted average shares outstanding	17,250,000	—	17,250,000
Basic and diluted earnings per share	$—	$0.28	$0.28
For the three months ended June 30, 2021
Net loss	$(2,707,013)	$—	$(2,707,013)
Weighted average shares outstanding	17,250,000	—	17,250,000
Basic and diluted earnings per share	$—	$(0.13)	$(0.13)
For the six months ended June 30, 2021
Net income	$3,344,121	$—	$3,344,121
Weighted average shares outstanding	17,250,000	—	17,250,000
Basic and diluted earnings per share	$—	$0.16	$0.16

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

2. Basis of Presentation and Summary of Significant Accounting Policies (As Restated) (cont.)

	Earnings Per Share for Class B common stock
	As Reported	Adjustment	As Adjusted
For the three months ended March 31, 2021
Net income	$6,051,134	$—	$6,051,134
Weighted average shares outstanding	4,312,500	—	4,312,500
Basic and diluted earnings per share	$1.40	$(1.12)	$0.28
For the three months ended June 30, 2021
Net loss	$(2,707,013)	$—	$(2,707,013)
Weighted average shares outstanding	4,312,500	—	4,312,500
Basic and diluted earnings per share	$(0.63)	$0.50	$(0.13)
For the six months ended June 30, 2021
Net income	$3,344,121	$—	$3,344,121
Weighted average shares outstanding	4,312,500	—	4,312,500
Basic and diluted earnings per share	$0.78	$(0.62)	$0.16

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. One of the more significant accounting estimates included in these unaudited condensed financial

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

2. Basis of Presentation and Summary of Significant Accounting Policies (As Restated) (cont.)

statements is the determination of the fair value of the derivative warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2021 and December 31, 2020, the Company had no cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000, and investments held in Trust Account. To date, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

2. Basis of Presentation and Summary of Significant Accounting Policies (As Restated) (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed balance sheets.

Offering Costs Associated with the Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Public Offering. Offering costs are allocated to the separable financial instruments issued in the Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the public shares were charged against the carrying value of the shares of Class A common stock upon the completion of the Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants to purchase Class A common stock issued in connection with the IPO (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The initial fair value of the Public Warrants have been measured at fair value using a Monte Carlo simulation model. The fair value of the Private Placement Warrants were estimated using Black-Scholes. The fair value of the Public Warrants as of September 30, 2021 is based on observable listed prices for such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of the Public Offering, 17,250,000 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

2. Basis of Presentation and Summary of Significant Accounting Policies (As Restated) (cont.)

Effective with the closing of the Public Offering and the over-allotment option, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Public Offering (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 13,475,000 shares of Class A common stock in the calculation of diluted income (loss) per share of common stock, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share of common stock for the three and nine months ended September 30, 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share of common stock:
Numerator:
Allocation of net income	$1,465,439	$366,360	$4,140,736	$1,035,184

Denominator:
Basic and diluted weighted average common shares outstanding	17,250,000	4,312,500	17,250,000	4,312,500

Basic and diluted net income per share of common stock	$0.08	$0.08	$0.24	$0.24

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

2. Basis of Presentation and Summary of Significant Accounting Policies (As Restated) (cont.)

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s current taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021 using the modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

3. Public Offering

Public Units

In the Public Offering, which closed December 22, 2020, the Company sold 17,250,000 Units, including the issuance of 2,250,000 units as a result of the underwriters’ exercise of their over-allotment option in full, at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock and one-half of one redeemable warrant (each whole warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of the Public Offering. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation.

The Company granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover any over-allotment, at the Public Offering price less the underwriting discounts and commissions. The Company issued 2,250,000 Units in connection with the underwriters’ exercise of the over-allotment option in full.

4. Related Party Transactions

Founder Shares

On July 10, 2020, the Sponsor purchased 3,737,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. On December 17, 2020, pursuant to the amended and restated certificate of incorporation, each share of the Company’s Class B common stock outstanding immediately prior to December 17, 2020 was converted into one and two-thirteenths (1 2/13) shares of Class B common stock, resulting in an aggregate of 4,312,500 shares of Class B common stock outstanding. The initial stockholders agreed to forfeit up to 562,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

4. Related Party Transactions (cont.)

after the Public Offering. The underwriter exercised its over-allotment option in full on December 22, 2020; thus, these 562,500 Founder Shares were no longer subject to forfeiture. The Founder Shares are identical to the shares of Class A Common Stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.

Private Placement Warrants

In conjunction with the Public Offering, the Company consummated the Private Placement of 4,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of $4,850,000. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account such that at closing of the Public Offering, $172,000,000 was placed in the Trust Account.

The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they are non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable for cash by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Warrants issued to the Sponsor will expire worthless.

Related Party Loans

On June 18, 2020, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Public Offering. The Company borrowed approximately $31,000 under the Note and fully repaid the Note in full on December 22, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

4. Related Party Transactions (cont.)

Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an administrative services agreement in which the Company will reimburse an affiliate of the Sponsor for office space, utilities and secretarial and administrative services provided to members of the Company’s management team in an amount not to exceed $10,000 per month. The administrative services fee commenced on December 22, 2020. For the three and nine months ended September 30, 2021, the Company incurred $30,000 and $90,000 in administrative services expenses under this agreement, respectively. As of September 30, 2021 and December 31, 2020, the Company had no balance outstanding for services in connection with such agreement on the accompanying condensed balance sheets.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.

5. Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any underlying securities) are entitled to registration rights pursuant to a registration rights agreement. These holders are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover any over-allotment, at the Public Offering price less the underwriting discounts and commissions. On December 22, 2020 Company issued 2,250,000 Units in connection with the underwriters’ exercise of the over-allotment option in full. The Company paid an underwriting discount of $3,450,000 ($0.20 per Unit sold) to the underwriters at the closing of the Public Offering on December 22, 2020, with an additional fee (“Deferred Discount”) of $6,037,500 ($0.35 per Unit sold) payable upon the Company’s completion of an initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s, or its target’s, financial position, results of its operations and/or completion of the Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

6. Derivative Warrant Liabilities

As of both September 30, 2021 and December 31, 2020, the Company had 8,625,000 and 4,850,000 Public Warrants and Private Placement Warrants outstanding, respectively.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

If (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

6. Derivative Warrant Liabilities (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

7. Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2021, there were 17,250,000 shares of Class A common stock issued and outstanding, all of which were subject to possible redemption and have been classified as temporary equity (see Note 6).

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were 4,312,500 shares of Class B common stock issued and outstanding (see Note 4).

8. Fair Value Measurements

As of December 31, 2020, both the Public and Private Placement Warrants were measured utilizing a Monte Carlo simulation model. Subsequently, the Public Warrants have been measured at fair value utilizing their listed trading price and the Private Placement Warrants have been measured utilizing a Modified Black-Scholes model.

For the three and nine months ended September 30, 2021, the Company recognized a gain from a decrease in the fair value of liabilities of $2.0 million and $5.8 million, respectively, presented as change in fair value of derivative warrant liabilities in the accompanying unaudited condensed statement of operations. The estimated fair values of the Private Placement Warrants and the Public Warrants as of December 31, 2020 were determined utilizing Level 3 inputs. Inherent in a Monte Carlo simulation and Modified Black-Scholes model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

8. Fair Value Measurements (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020 by level within the fair value hierarchy:

September 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury securities	$172,521,417	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$5,606,250	$—	$—
Derivative warrant liabilities – Private	$—	$—	$3,152,500

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury securities	$172,511,212	$—	$—
Liabilities:
Derivative warrant liabilities – Public	$—	$—	$9,249,400
Derivative warrant liabilities – Private	$—	$—	$5,331,210

Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 fair value measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in February 2021. There were no other transfers to/from Levels 1, 2, and 3 during the three and nine months ended September 30, 2021.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of September 30, 2021	As of December 31, 2020
Exercise price	$11.50	$11.50
Unit price	$10.22	$10.25
Volatility	10.55%	17.70%
Stock price	$9.90	$9.71
Expected life of the options to convert (years)	5.72	6.47
Risk-free rate	1.10%	0.57%

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

8. Fair Value Measurements (cont.)

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three and nine months ended September 30, 2021 is summarized as follows:

Derivative warrant liabilities as of December 31, 2020	$14,580,610
Transfer out of Level 3, Public Warrants start trading	(5,354,620)
Change in fair value of derivative warrant liabilities	(6,206,630)
Derivative warrant liabilities as of March 31, 2021	3,019,360
Change in fair value of derivative warrant liabilities – Private Warrants	860,640
Derivative warrant liabilities as of June 30, 2021 – Private Warrants	3,880,000
Change in fair value of derivative warrant liabilities	(727,500)
Derivative warrant liabilities as of September 30, 2021 – Private Warrants	$3,152,500

9. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date unaudited condensed financial statements were issued. Based on this evaluation, the Company identified the following subsequent event for disclosure.

Proposed Business Combination

On October 12, 2021, Dune Acquisition Corporation, a Delaware corporation (“Dune”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Dune, Dune Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Dune (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Dune (“Merger Sub II”), and TradeZero Holding Corp., a Delaware corporation (“TradeZero”).

Consideration

In accordance with the terms and subject to the conditions of the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), (i) each issued and outstanding share of common stock of TradeZero will automatically be converted into a number of shares of Class A common stock of New TradeZero (as defined below) equal to an exchange ratio (the “Exchange Ratio”) determined by dividing (A) the quotient of (x) $500,000,000 divided by (y) the number of shares common stock of TradeZero immediately prior to the Closing (including the shares of common stock of TradeZero subject to any restricted stock unit awards of TradeZero) by (B) $10.00 per share (the “Merger Consideration”), (ii) all of the outstanding TradeZero restricted stock unit awards will be converted into New TradeZero restricted stock unit awards on the same terms and conditions as the existing awards (including with respect to vesting and acceleration, if any) to be governed by an equity incentive plan to be adopted in connection with the Closing, in the form attached to the Merger Agreement (the “New TradeZero Incentive Plan”) and with respect to a number of shares of New TradeZero Class A common stock equal to the product of (A) the number of shares of TradeZero common stock underlying the original award and (B) the Exchange Ratio and (iii) and all of the outstanding TradeZero stock option awards will be converted into New TradeZero stock option awards on the same terms and conditions as the existing award (including with respect to vesting and acceleration, if any) to be governed by the New TradeZero Incentive Plan and with respect to a number of shares of New TradeZero Class A common stock equal to the product of (A) the number of shares of TradeZero common stock underlying the original award and (B) the Exchange Ratio and an exercise price per share of New TradeZero Class A common stock subject to the award equal to (A) the existing exercise price of the award divided by (B) the Exchange Ratio.

In addition, immediately prior to the Closing, the holders of Class A common stock of TradeZero immediately prior to the Closing will receive a cash disbursement from the funds released from the Trust Account equal to the lesser of (i) the difference between the TradeZero’s cash balance at the Closing and $10,000,000 or (ii) $30,000,000. On or as soon as practicable following the Closing, New TradeZero shall grant restricted stock unit awards of New TradeZero to certain TradeZero equityholders (the “RSU Earnout Awards”), and the holders of Class A common stock of TradeZero

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

9. Subsequent Events (cont.)

immediately prior to the Closing and the holders of the RSU Earnout Awards will have the right to receive a pro-rata share of up to 9,000,000 additional shares of New TradeZero Class A common stock upon the occurrence of certain earn-out triggering events, as follows: (i) 3,000,000 shares (the “$12.00 Earn Out Shares”) upon the date on which the volume weighted average closing sale price of New TradeZero’s Class A common stock as reported on the New York Stock Exchange (or the stock exchange on which New TradeZero’s Class A common stock is then listed) (the “Stock Exchange”) for a period of twenty (20) trading days out of thirty (30) consecutive trading days (as equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any divided or distribution of securities convertible into New TradeZero Class A common stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to New TradeZero Class A common stock) (such price, the “Share Price”) is equal to or greater than $12.00 per share at any time during the period beginning at the Closing and ending on the three-year anniversary of the Closing date (the “Earn Out Period”); (ii) 3,000,000 shares (the “$15.00 Earn Out Shares”) upon the date on which the Share Price is equal to or greater than $15.00 per share during the Earn Out Period; and (iii) 3,000,000 shares (the “$18.00 Earn Out Shares”) upon the date on which the Share Price is equal to or greater than $18.00 per share during the Earn Out Period.

The Mergers

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”): (i) at the Closing, (A) in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into TradeZero with TradeZero surviving the merger as a direct, wholly-owned subsidiary of Dune, and (B) subject to certain exceptions, in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware, TradeZero will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a direct, wholly-owned subsidiary of Dune; and (ii) Dune will be renamed “TradeZero Global Inc.” (“New TradeZero”).

The board of directors of Dune (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Dune. The board of directors of TradeZero has also unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of TradeZero.

The board of directors of TradeZero unanimously approved the Merger Agreement and the transactions contemplated thereby. The Merger Agreement and the transactions contemplated thereby were approved by the TradeZero stockholders following the execution of the Merger Agreement on October 12, 2021.

Conditions to Closing

The obligation of Dune and TradeZero to consummate the Business Combination pursuant to the Merger Agreement is subject to the satisfaction or waiver of certain closing conditions, including, among others: (i) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”); (ii) approval by the Financial Industry Regulatory Authority (“FINRA”) and other international regulatory agencies (if necessary); (iii) approval of the Business Combination and related agreements and transactions (as more particularly set forth in the Merger Agreement) by the respective stockholders of Dune and TradeZero; (iv) the aggregate cash proceeds from Dune’s trust account or other available cash (including any potential financing conducted by Dune as permitted under the Merger Agreement or the net proceeds obtained by TradeZero as a result of any debt financing arrangements that remain outstanding following the Closing) equaling or exceeding $80,000,000 after giving effect to the redemption of any shares of Dune’s Class A common stock, par value $0.0001 per share, in connection with the stockholder vote to approve the Business Combination (the “Available Closing SPAC Cash”); (v) the listing or receipt

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

9. Subsequent Events (cont.)

of approval for listing of New TradeZero’s shares of Class A common stock on the New York Stock Exchange; and (vi) receipt of TradeZero’s audited financial statements which shall not materially deviate from TradeZero’s previously delivered unaudited combined financial statements for the same periods.

Covenants

The Merger Agreement contains certain covenants, including, among others, providing for: (i) the parties to conduct their respective businesses in the ordinary course through the Closing; (ii) TradeZero to provide to Dune and its representatives reasonable access through the Closing to TradeZero’s properties, books, records and personnel; (iii) TradeZero to prepare and deliver certain of its unaudited interim financial statements and audited financial statements; (iv) the parties to use commercially reasonable best efforts to make all required filings pursuant to the HSR Act and to request early termination of all waiting periods applicable under the HSR Act; (v) TradeZero to use its commercially reasonable efforts to prepare and file with FINRA the continuing membership application on Form CMA pursuant to FINRA Rule 1017 with respect to TradeZero America, Inc.; (vi) Dune and TradeZero to prepare, and Dune to file, the proxy statement in connection with the Business Combination and Dune to take certain other actions to obtain the requisite approval of Dune stockholders of certain proposals regarding the Business Combination; (viii) Dune to adopt, subject to the approval of its stockholders, the New TradeZero Incentive Plan and an employee stock purchase plan and (ix) the parties to not initiate any negotiations or enter into any agreements for certain alternative transactions.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by Dune, Merger Sub, Merger Sub II, and TradeZero. The representations and warranties of the respective parties to the Merger Agreement will not survive the Closing.

Termination

The Merger Agreement may be terminated under certain limited circumstances prior to the Closing, including, among others, (i) by mutual written consent of Dune and TradeZero, (ii) by either Dune or TradeZero if there is in effect any law or final, non-appealable order, judgment, injunction, decree, writ, ruling, stipulation, determination or award issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination, (iii) by either Dune or TradeZero if the Closing has not occurred on or before July 12, 2022, (iv) by either Dune or TradeZero if certain approvals of Dune’s stockholders are not obtained, (v) by Dune in certain circumstances following Dune’s special meeting if the Available Closing SPAC Cash would be less than $80,000,000, and (vi) by Dune if TradeZero’s audited combined financial statements materially deviate from its unaudited financial statements.

Certain Related Agreements

Support Agreement

On October 12, 2021, TradeZero’s stockholders entered into a support agreement with Dune (the “Support Agreement”). Under the Support Agreement, TradeZero’s stockholders agreed that they will not transfer their shares of TradeZero capital stock and will continue to support, and refrain from taking certain actions, in each case, subject to the terms and conditions contemplated by the Support Agreement.

Sponsor Agreement

On October 12, 2021, Dune, Dune Acquisition Holdings, LLC (the “Sponsor”) and TradeZero entered into a sponsor agreement (the “Sponsor Agreement”). Under the Sponsor Agreement, the Sponsor agreed to, among other things, (i) vote in favor of the Business Combination, (ii) waive the anti-dilution protection afforded under Dune’s amended and restated certificate of incorporation in respect of the shares of Class B common stock of Dune held by

DUNE ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (AS RESTATED)

9. Subsequent Events (cont.)

the Sponsor in connection with the Business Combination and (iii) not transfer its shares of Dune capital stock and will continue to support, and refrain from taking certain actions that would negatively affect, the transactions contemplated by the Merger Agreement from occurring, in each case, subject to the terms and conditions contemplated by the Sponsor Agreement. Pursuant to the Sponsor Agreement, Dune agreed to indemnify the Sponsor against certain liabilities it may incur in connection with the Business Combination, subject to certain exceptions.

Lock-up Agreement

On October 12, 2021, Dune, the Sponsor and TradeZero’s stockholders entered into a lock-up agreement (the “Lock-up Agreement”), which will be effective as of the Closing. Under the Lock-up Agreement, the Sponsor and the TradeZero stockholders agreed to certain restrictions on transfer with respect to the shares of New TradeZero Class A common stock and private placement warrants they hold or will receive upon the Closing, which restrictions amend and supersede the restrictions on transfer the Sponsor agreed to in that certain letter agreement, dated December 17, 2020, entered into by and among Dune, the Sponsor and Dune’s officers and directors in connection with Dune’s initial public offering. The restrictions on transfer contained in the Lock-up Agreement apply to both the Sponsor and TradeZero’s existing stockholders and end: (i) with respect to New TradeZero’s Class A common stock, on the earlier of 180 days after Closing and the date on which New TradeZero completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the Class A common stock of New TradeZero being converted into cash, securities or other property; and (ii) with respect to New TradeZero’s private placement warrants, on the later of thirty days after the Closing and December 22, 2021.

Nomination Agreement

The Merger Agreement contemplates that, at the Closing, New TradeZero will enter into a nomination agreement (the “Nomination Agreement”) with John Muscatella, Daniel Pipitone, Giovanni Ferrara, John Caruso and Kosta Corriveau (the “TradeZero Members”) and the Sponsor, pursuant to which the TradeZero Members will have the right to nominate members of the board of directors of New TradeZero in the number and subject to the beneficial ownership thresholds and terms and conditions set forth therein. Following the Closing, the board of directors will consist of at least seven (7) directors, with the board to be divided into three (3) classes. The directors shall initially include: (i) Daniel Pipitone and John Muscatella as Class I directors; (ii) two (2) independent director nominees to be designated by TradeZero prior to the Closing; (iii) one (1) independent director nominee to be designated by Dune prior to the Closing (who shall be a Class III director); (iv) two (2) independent director nominees to be designated by Dune, who shall initially be Carter Glatt (who shall be a Class II director) and William Nance (who shall be a Class I director); and (v) such other director nominees to be designated by TradeZero pursuant to written notice to Dune following the date of the Merger Agreement. Carter Glatt, William Nance and the independent director nominee to be designated by Dune prior to the Closing are entitled serve on the Board until the expiration of their initial terms.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Dune Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Dune Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from June 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to complete a business combination by June 22, 2022 then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
June 21, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is December 3, 2021

DUNE ACQUISITION CORPORATION
BALANCE SHEET
As Restated — See Note 2

December 31, 2020

Assets:
Current assets:
Cash	$941,242
Prepaid expenses	316,989
Total current assets	1,258,231
Investments held in Trust Account	172,511,212
Total Assets	$173,769,443

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$332,263
Accrued expenses	70,000
Franchise tax payable	106,899
Total current liabilities	509,162
Deferred underwriting commissions	6,037,500
Derivative warrant liabilities	14,580,610
Total liabilities	21,127,272

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 17,250,000 shares at $10.00 per share	172,500,000

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no non-redeemable shares issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 4,312,500 shares issued and outstanding	431
Additional paid-in capital	—
Accumulated deficit	(19,858,260)
Total stockholders’ deficit	(19,857,829)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$173,769,443

The accompanying notes are an integral part of these financial statements.

DUNE ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
As Restated — See Note 2

For the Period from June 18, 2020 (inception) through December 31, 2020

General and administrative expenses	$33,465
General and administrative expenses – related party	10,000
Franchise tax expense	106,899
Total operating expenses	(150,364)
Other income (expense)
Change in fair value of derivative warrant liabilities	(1,673,870)
Financing costs – derivative warrant liabilities	(469,004)
Gain on investments held in Trust Account	11,212
Net loss	$(2,282,026)

Weighted average shares outstanding of Class A common stock	985,714
Basic and diluted net loss per share, Class A common stock	$(0.48)
Weighted average shares outstanding of Class B common stock	3,782,143
Basic and diluted net loss per share, Class B common stock	$(0.48)

The accompanying notes are an integral part of these financial statements.

DUNE ACQUISITION CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
As Restated — See Note 2

For the Period from June 18, 2020 (inception) through December 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – June 18, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	4,312,500	431	24,569	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	170,040	—	170,040
Accretion of Class A common stock subject to redemption amount	—	—	—	—	(194,609)	(17,576,234)	(17,770,843)
Net loss	—	—	—	—	—	(2,282,026)	(2,282,026)
Balance – December 31, 2020 (restated)	—	$—	4,312,500	$431	$—	$(19,858,260)	$(19,857,829)

The accompanying notes are an integral part of these financial statements.

DUNE ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
As Restated — See Note 2

For the Period from June 18, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(2,282,026)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor under promissory note	959
Change in fair value of derivative warrant liabilities	1,673,870
Financing costs – derivative warrant liabilities	469,004
Gain on investments held in Trust Account	(11,212)
Changes in operating assets and liabilities:
Prepaid expenses	(316,989)
Accounts payable	332,263
Franchise tax payable	106,899
Net cash used in operating activities	(27,232)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(172,500,000)
Net cash used in investing activities	(172,500,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from note payable to related party	30,000
Repayment of note payable to related party	(30,959)
Proceeds received from initial public offering, gross	172,500,000
Proceeds received from private placement	4,850,000
Offering costs paid	(3,905,567)
Net cash provided by financing activities	173,468,474

Net increase in cash	941,242

Cash – beginning of the period	—
Cash – end of the period	$941,242

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$70,000
Deferred underwriting commissions in connection with the initial public offering	$6,037,500

The accompanying notes are an integral part of these financial statements.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Dune Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on June 18, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from June 18, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Dune Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 17, 2020. On December 22, 2020, the Company consummated its Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 2,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $172.5 million, and incurring offering costs of approximately $10.0 million, of which approximately $6.0 million was for deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,850,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $4.9 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $172.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering, or June 22, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, except for the Company’s independent registered public accounting firm, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $941,000 in cash, approximately $317,000 in prepaid expenses, and working capital of approximately $856,000 (excluding tax obligations of approximately $107,000 that may be paid using investment income earned from the Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founders Shares (as defined in Note 5), and loan proceeds from the Sponsor of approximately $31,000 under the Note (Note 5). The Company repaid the loan in full on December 22, 2020. Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Going Concern

Subsequent to the Company’s previously issued Form 10-K/A on June 21, 2021, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by June 22, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 22, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by June 22, 2022.

Note 2 — Restatement of Previously Issued Financial Statements

The Company concluded it should restate its previously issued financial statements by amending Amendment No. 1 to its Annual Report on Form 10-K/A, filed with the SEC on June 21, 2021, to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with ASC Topic 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity, or total stockholders’ equity. Although the Company did not specify a maximum redemption threshold, the Charter provides that the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Also, in connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also restated its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination within the time provided by the Charter as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. As a result, the Company restated its previously filed financial statements to present all redeemable Class A common stock as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480. The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on December 30, 2020 (the “Post-IPO Balance Sheet”), and the Company’s Annual Report on 10-K for the annual period ended December 31, 2020, which were previously restated in the Company’s Amendment No. 1 to its Form 10-K as filed with the SEC on June 21, 2021, as well as the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021 (the periods included in such Quarterly Reports, the “Affected Quarterly Periods”). These financial statements restate the Company’s previously issued audited and unaudited financial statements covering the periods through December 31, 2020. The Affected Quarterly Periods will be restated in an Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2021, to be filed with the SEC.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

Impact of the Restatement

The change in the carrying value of the redeemable shares of Class A common stock in the Post-IPO Balance Sheet resulted in a reclassification of 2.3 million shares of Class A common stock from permanent equity to temporary equity. The impact of the restatement to the Post-IPO Balance Sheet is as follows:

As of December 22, 2020	As Previously Amended	Adjustment	As Restated
Total assets	$173,768,042	$—	$173,768,042
Total liabilities	$19,416,756	$—	$19,416,756
Class A common stock subject to possible redemption	149,351,280	23,148,720	172,500,000
Preferred stock	—	—	—
Class A common stock	231	(231)	—
Class B common stock	431	—	431
Additional paid-in capital	5,572,255	(5,572,255)	—
Accumulated deficit	(572,911)	(17,576,234)	(18,149,145)
Total stockholders’ equity (deficit)	$5,000,006	$(23,148,720)	$(18,148,714)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$173,768,042	$—	$173,768,042
Shares of Class A common stock subject to possible redemption	14,935,128	2,314,872	17,250,000
Shares of Class A common stock	2,314,872	(2,314,872)	—

The change in the carrying value of the redeemable shares of Class A common stock in the financial statements for the period ended December 31, 2020 resulted in a reclassification of 2.5 million shares of Class A common stock from permanent equity to temporary equity. The impact of the restatement is as follows:

As of December 31, 2020	As Previously Reported	Adjustment	As Restated
Total assets	$173,769,443	$—	$173,769,443
Total liabilities	$21,127,272	$—	$21,127,272
Class A common stock subject to possible redemption	147,642,170	24,857,830	172,500,000
Preferred stock	—	—	—
Class A common stock	249	(249)	—
Class B common stock	431	—	431
Additional paid-in capital	7,281,347	(7,281,347)	—
Accumulated deficit	(2,282,026)	(17,576,234)	(19,858,260)
Total stockholders’ equity (deficit)	$5,000,001	$(24,857,830)	$(19,857,829)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$173,769,443	$—	$173,769,443
Shares of Class A common stock subject to possible redemption	14,764,217	2,485,783	17,250,000
Shares of Class A common stock	2,485,783	(2,485,783)	—

The Company’s statement of stockholders’ equity (deficit) has been restated to reflect the changes to the impacted stockholders’ equity (deficit) accounts described above.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

The impact of the restatement to the previously reported statement of cash flows (as restated) for the period ended December 31, 2020 is presented below:

For The Period From June 18, 2020 (Inception) Through December 31, 2020	As Previously Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Initial value of Class A common stock subject to possible redemption	$162,258,020	$(162,258,020)	$—
Change in value of Class A common stock subject to possible redemption	$(14,615,850)	$14,615,850	$—

In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company. The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common stock is presented below for the period ended December 31, 2020:

	Earnings Per Share for Class A common stock
For the period from June 18, 2020 (inception) through December 31, 2020	As Reported	Adjustment	As Adjusted
Net loss	$(2,282,026)	$—	$(2,282,026)
Weighted average shares outstanding	17,250,000	(16,264,286)	985,714
Basic and diluted earnings per share	$—	$(0.48)	$(0.48)
	Earnings Per Share for Class B common stock
For the period from June 18, 2020 (inception) through December 31, 2020	As Reported	Adjustment	As Adjusted
Net loss	$(2,282,026)	$—	$(2,282,026)
Weighted average shares outstanding	3,782,143	—	3,782,143
Basic and diluted earnings per share	$(0.60)	$0.12	$(0.48)

Note 3 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s financial statements for the year ended December 31, 2020 (collectively, the “Affected Period”), are restated in this Annual Report on Form 10-K/A (Amendment No. 2) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s Public Shares in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the derivative warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in interest and dividends from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially and subsequently measured at fair value using a Monte Carlo simulation model.

Fair Value of Financial Instruments

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses and franchise tax payable approximate their fair values due to the short-term nature of the instruments. As of December 31, 2020, the Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the condensed

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

statements of operations. Offering costs associated with the Class A common stock were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering on December 22, 2020. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 8,625,000 issued in connection with the Initial Public Offering (the “Public Warrants”) and the 4,850,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially and subsequently measured at fair value using a Monte Carlo simulation model. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, a total of 17,250,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Loss Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common stock is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 3 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 13,475,000 shares of common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:

	For The Period From June 18, 2020 (Inception) Through December 31, 2020 (As Restated)
	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net loss	$(471,790)	$(1,810,236)

Denominator:
Basic and diluted weighted average common stock outstanding	985,714	3,782,143
Basic and diluted net loss per common stock	$(0.48)	$(0.48)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 4 — Initial Public Offering

On December 22, 2020, the Company consummated its Initial Public Offering of 17,250,000 Units, including 2,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $172.5 million, and incurring offering costs of approximately $10.0 million, of which approximately $6.0 million was for deferred underwriting commissions.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 4 — Initial Public Offering (cont.)

Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 5 — Related Party Transactions

Founder Shares

On July 10, 2020, the Sponsor purchased 3,737,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. On December 17, 2020, pursuant to the amended and restated certificate of incorporation, each share of the Company’s Class B common stock outstanding immediately prior to December 17, 2020 was converted into one and two-thirteenths (1 2/13) shares of Class B common stock, resulting in an aggregate of 4,312,500 shares of Class B common stock outstanding. The initial stockholders agreed to forfeit up to 562,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on December 22, 2020; thus, these 562,500 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $4.9 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are transferable, assignable or salable until 30 days after the completion of the initial Business Combination.

Related Party Loans

On June 18, 2020, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $31,000 under the Note and fully repaid the Note in full on December 22, 2020.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team.

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors of the Company or their affiliates.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any underlying securities) are entitled to registration rights pursuant to a registration rights agreement. These holders are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $3.45 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per unit, or approximately $6.0 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Derivative Warrant Liabilities

As of December 31, 2020, the Company had 8,625,000 and 4,850,000 Public Warrants and Private Warrants outstanding, respectively.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 7 — Derivative Warrant Liabilities (cont.)

closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

If (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 7 — Derivative Warrant Liabilities (cont.)

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2020, there were 17,250,000 shares of Class A common stock outstanding, which were all subject to possible redemption and classified outside of permanent equity in the balance sheet.

The Class A common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross proceeds	$172,500,000
Less:
Fair value of Public Warrants at issuance	(8,226,780)
Offering costs allocated to Class A common stock subject to possible redemption	(9,544,063)
Plus:
Accretion on Class A common stock subject to possible redemption amount	17,770,843
Class A common stock subject to possible redemption	$172,500,000

Note 9 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 17,250,000 shares of Class A common stock issued and outstanding, all of which were subject to possible redemption and have been classified as temporary equity (see Note 6).

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On July 10, 2020, the Company issued 3,737,500 shares of Class B common stock. On December 17, 2020, pursuant to the Company’s amended and restated certificate of incorporation, each share of the Company’s Class B common stock outstanding immediately prior to December 17, 2020 was converted into one and two-thirteenths (1 2/13) shares of Class B common stock, resulting in an aggregate of 4,312,500 shares of Class B common stock outstanding. Of the 4,312,500 shares of Class B common stock outstanding, up to 562,500 shares were subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on December 22, 2020; thus, these 562,500 Founder Shares were no longer subject to forfeiture.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 9 — Stockholders’ Deficit (cont.)

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 10 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account(1)	$172,511,212	$—	$—
Liabilities:
Derivative warrant liabilities	$—	$—	$14,580,610

____________

(1)      Excludes $518 of investments held in cash within the Trust Account.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the hierarchy in during the period from June 18, 2020 (inception) through December 31, 2020.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially and subsequently measured at fair value using a Monte Carlo simulation model. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $1.7 million presented as change in fair value of derivative warrant liabilities in the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 10 — Fair Value Measurements (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of December 18, 2020	As of December 31, 2020
Exercise price	$11.50	$11.50
Unit price	$10.00	$10.25
Volatility	16.90%	17.70%
Stock price	$9.52	$9.71
Expected life of the options to convert (years)	6.50	6.47
Risk-free rate	0.60%	0.57%

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the period from June 18, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities as of June 18, 2020 (inception)	$—
Issuance of Public and Private Warrants on December 18, 2020 – Level 3	12,906,740
Change in fair value of derivative warrant liabilities – Level 3	1,673,870
Derivative warrant liabilities as of December 31, 2020 – Level 3	$14,580,610

Note 11 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from June 18, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following for the period from June 18, 2020 (inception) through December 31, 2020:

Current
Federal	$—
State	—
Deferred
Federal	(29,222)
State	—
Valuation allowance	29,222
Income tax provision	$—

The Company’s net deferred tax assets are as follows as of December 31, 2020:

Deferred tax assets:
Start-up/Organization costs	$9,128
Net operating loss carryforwards	20,094
Total deferred tax assets	29,222
Valuation allowance	(29,222)
Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. As of December 31, 2020,

DUNE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 11 — Income Taxes (cont.)

deferred tax assets were comprised of $9,128 in start-up/organization costs and $20,094 in net operating losses carried forward for a total of $29,222. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the period from June 18, 2020 (inception) through December 31, 2020:

Statutory federal income tax rate	21.0%
Change in fair value and financing costs of derivative warrant liabilities	(19.7)%
Change in valuation allowance	(1.3)%
Income tax expense	0.0%

Note 12 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were issued require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

TRADEZERO HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash ($0.4 million as of September 30, 2021 for VIE. No cash as of December 31, 2020 for VIE)	$18,130	$11,632
Deposits with and receivables from clearing brokers	36,117	18,550
Receivables from customers	12,097	7,879
Receivables from brokers, dealers and security exchanges	996	801
Receivable from related party	3,000	—
Equity method investment	548	—
Prepaid expenses and other assets	2,827	91
Property, software and equipment, net(1)	7,227	7,185
Right of use asset – operating leases(1)	530	109
TOTAL ASSETS	$81,472	$46,247

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$1,724	$939
Payable to customers	38,245	21,818
Tax liabilities	4,912	3,824
Operating lease liabilities(1)	531	110
Deferred tax liability	891	891
Loans payable(1)	1,336	1,960
Total liabilities	47,639	29,542

Commitments and contingencies (Notes 2 and 9)

Equity
Class A Common Stock, $0.001 par value per share, 500,000 shares authorized and 100,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Class B Common Stock, $0.001 par value per share, 500,000 shares authorized as of September 30, 2021. No shares were authorized as of December 31, 2020. No shares were issued and outstanding as of September 30, 2021 and December 31, 2020.	—	—
Additional paid-in capital	1,304	859
Retained earnings	32,313	15,846
Accumulated other comprehensive gain	4	—
Total TradeZero Holding Corp. stockholders’ equity	33,621	16,705
Non-controlling interest	212	—
Total equity	33,833	16,705
TOTAL LIABILITIES AND EQUITY	$81,472	$46,247

____________

(1)      Balance includes related-party transactions entered into with an entity with common ownership. See Note 10.

See accompanying notes to these unaudited condensed consolidated financial statements.

TRADEZERO HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except share and per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Revenues
Fees	$40,246	$21,820
Commissions	20,971	11,099
Rebates	6,241	2,923
Interest and other	662	123
Total revenues	68,120	35,965

Operating expenses
Compensation and benefits	20,680	7,098
Stock locate, clearance and execution fees	13,544	8,023
Consulting and professional fees	2,336	549
Occupancy, equipment, office and other	1,574	1,196
General and administrative	1,696	677
Marketing	1,518	584
Technology, communication and market data services	1,449	748
Customer bad debt	170	246
Interest	98	108
Total operating expenses	43,065	19,229
Other income, net	274	—
Income before provision for income taxes	25,329	16,736
Provision for income taxes	4,439	4,288
Net income	20,890	12,448
Less: Net income attributable to non-controlling interest	13	—
Net income attributable to TradeZero Holding Corp. stockholders	20,877	12,448
Other comprehensive income
Foreign currency translation adjustments	4	—
Total comprehensive income attributable to TradeZero Holding Corp. stockholders	$20,881	$12,448
Per share information attributable to TradeZero Holding Corp. stockholders:
Net income per common share – basic	$208.77	$124.48
Weighted-average common shares outstanding – basic	100,000	100,000
Net income per common share – diluted	$208.76	$124.48
Weighted-average common shares outstanding – diluted	100,005	100,000

See accompanying notes to these unaudited condensed consolidated financial statements.

TRADEZERO HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	TradeZero Holding Corp Stockholders’ Equity	Non-Controlling Interest	Total Equity
	Shares	Amount
Balance at January 1, 2021	100,000	$—	$859	$15,846	$—	$16,705	$—	$16,705
Dividend of property to owners	—	—	—	(4,410)		(4,410)		(4,410)
Issuance of shares of a consolidated VIE, net of fees of $40	—	—	401	—	—	401	409	810
Distribution to non-controlling stockholders of a consolidated VIE	—	—	—	—	—	—	(210)	(210)
Stock-based compensation expense	—	—	44	—	—	44	—	44
Foreign currency translation gain	—	—	—	—	4	4	—	4
Net income	—	—	—	20,877	—	20,877	13	20,890
Balance at September 30, 2021	100,000	$—	$1,304	$32,313	$4	$33,621	$212	$33,833
	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Equity
	Shares	Amount
Balance at January 1, 2020	100,000	$—	$859	$3,064	$3,923
Net income	—	—	—	12,448	12,448
Balance at September 30, 2020	100,000	$—	$859	$15,512	$16,371

See accompanying notes these unaudited to condensed consolidated financial statements.

TRADEZERO HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,890	$12,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,300	477
Amortization of right-of-use assets	42	39
Stock-based compensation expense	44	—
Earnings in equity method investment	(9)	—
Forgiveness of PPP note	(310)	—
Non-cash interest expense	98	73
Changes in operating assets and liabilities
Deposits with and receivables from clearing brokers	(17,567)	(11,010)
Receivables from customers	(4,218)	(2,003)
Receivables from brokers, dealers and security exchanges	(195)	(695)
Prepaid expenses and other assets	(430)	25
Accounts payable and accrued liabilities	786	220
Payable to customers	16,427	9,292
Taxes payable	1,088	4,183
Operating lease liabilities	(42)	(40)
NET CASH PROVIDED BY OPERATING ACTIVITIES	17,904	13,009

CASH FLOWS FROM INVESTING ACTIVITIES
Issuance of note receivable from related party	(3,000)	—
Equity method investment in Koonce Securities, LLC	(539)	—
Deposits in escrow for the Koonce Transaction	(1,625)	—
Purchase of property, software and equipment(1)	(1,876)	(2,447)
Capitalization of internally developed software asset	(3,877)	(998)
NET CASH USED IN INVESTING ACTIVITIES	(10,917)	(3,445)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares of a consolidated VIE	850	—
Fees paid for issuance of shares of a consolidated VIE	(40)	—
Distributions to non-controlling stockholders	(210)	—
Proceeds from mortgage loans(1)	—	1,470
Proceeds from PPP Loan	—	310
Payment of deferred transaction costs	(680)	—
Repayment of mortgage loans(1)	—	(1,506)
Repayment of software loan	(413)	(503)
NET CASH USED IN FINANCING ACTIVITIES	(493)	(229)
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	4	—
NET CHANGE IN CASH	6,498	9,335
CASH AT BEGINNING OF PERIOD	11,632	2,009
CASH AT END OF PERIOD	$18,130	$11,344

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$35
Cash paid for income taxes	$3,351	$104

Supplemental disclosure of noncash investing and financing activities:
Software acquired for debt	$—	$2,097
Deposit paid in previous period for acquisition of property	$—	$210
Right-of-use assets obtained in exchange for operating lease liabilities(1)	$463	$27
Dividend of property to owners	$4,410	$—

____________

(1)      Balance includes related-party transactions entered into with an entity with common ownership. See Note 10.

See accompanying notes to these unaudited condensed consolidated financial statements.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND NATURE OF BUSINESS

TradeZero Holding Corp. (the “Company”) is a Delaware financial technology holding company that includes various subsidiaries made up of registered broker dealers in multiple regulated jurisdictions as well as technology and software development companies. The Company has acquired and developed its own proprietary trading technology software for which its brokerage subsidiaries provide a zero-commission trading platform for retail customers to trade U.S. Securities including stocks and options. The revenues are primarily generated by offering fee-based products and services on its technology platform and by receiving order flow rebates from securities exchanges and other brokers. The Company also has a desk on the American Stock Exchange (“AMEX”) where its brokers execute large orders for institutional clients.

The Company conducts its business through its significant operating subsidiaries: (i) TradeZero, Inc.(Bahamas), a wholly owned subsidiary that is a broker dealer registered in the Bahamas under the Securities Commission of the Bahamas; (ii) TradeZero USA Inc., a wholly owned subsidiary that holds the Company’s internally developed proprietary trading technology software platform and its wholly owned subsidiary TradeZero America, Inc. (“TZA”), a registered broker dealer with the Securities Exchange Commission (“SEC”) and a member of the Financial Industry Regulatory Authority (“FINRA”), as of March 28, 2019 after purchasing the remaining 76% interest of TZA; (iii) TradeZero Canada Inc. (“TradeZero Canada”), a wholly owned subsidiary, and its wholly owned subsidiary TradeZero Canada Securities ULC, a broker dealer in Canada that will begin operations upon completion of registration with the Investment Industry Regulatory Organization of Canada (“IIROC”), both of which were formed during 2021, and (iv) TBTTS, Inc., a majority owned subsidiary that holds the Company’s original trading technology software platform. The Company holds a 48.5% interest in OpenHand Holding, Inc. (“OpenHand”), a United States domestic broker that processes only transactions of the Company and is accounted for as a consolidated variable interest entity (“VIE”).

In June 2021, the Company formed TradeZero Crypto, LLC, a wholly owned subsidiary for the Company’s customers’ transactions related to cryptocurrency, which is expected to begin operations in 2022.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

The accompanying condensed consolidated balance sheet as of September 30, 2021, the condensed consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the nine months ended September 30, 2021 and 2020, are unaudited. The interim condensed consolidated financial statements have been prepared on the same basis as the audited annual financial statements and, in management’s opinion, include all adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of September 30, 2021 and its results of operations and cash flows for the nine months ended September 30, 2021 and 2020. The results of operations for the nine months ended September 30, 2021 and 2020 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

These interim condensed consolidated financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2020 included elsewhere in this prospectus.

In March 2020, the World Health Organization recognized the outbreak of the Coronavirus Disease 2019 (“COVID-19”) caused by a novel strain of the coronavirus as a pandemic. Since the onset of the COVID-19 pandemic, the Company has seen volatility increase in the marketplace. As a result of increased volatility, the Company has seen growth in its customer base and higher trading activity, leading to higher fees and commission revenues. The Company may not be able to maintain the rate of growth in its customer base that it experienced throughout the COVID-19 pandemic, nor is the Company certain that the higher level of trading activity will be sustained.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company was able to adapt to the pandemic and follow a work from home policy, with little to no impact to the business.

The Company continues to monitor the effects of the COVID-19 Pandemic.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of TradeZero Holding Corp. and its wholly owned subsidiaries and its majority owned subsidiary, TBTTS, Inc. In addition, the Company consolidates entities that meet the definition of a VIE for which the Company is the related party most closely associated with and is the primary beneficiary.

For consolidated entities that are less than wholly owned, the third party’s holding of an equity interest is presented as non-controlling interests in the Company’s condensed consolidated balance sheets and condensed consolidated statements of stockholders’ equity. The portion of net income (loss) attributable to the non-controlling interests is presented as net income attributable to non-controlling interests in the condensed consolidated statements of operations and comprehensive income.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the financial statements relate to and include, but are not limited to, revenue recognition, receivables from customers, the fair value of common stock and other assumptions used to measure stock-based compensation, the recognition, measurement and valuation of current and deferred income taxes and the estimated useful lives of fixed assets, including internally developed software costs.

Cash

Cash consists of interest and non-interest bearing deposits with banks. As of September 30, 2021 and December 31, 2020, the Company does not have any cash equivalents.

Deposits With and Receivables From Clearing Brokers

Deposits with and receivables from clearing brokers includes:

•        Net cash balances if all customer accounts on deposit with the Company’s clearing brokers of $26.1 million and $13.9 million as of September 30, 2021 and December 31, 2020, respectively. There is a corresponding balance in payable to customers.

•        Company funded deposits that are required by the Company’s clearing brokers determined based on the Company’s transaction volume. As of September 30, 2021 and December 31, 2020, the Company’s deposits with the clearing brokers is $1.8 million and $1.0 million, respectively.

•        Company cash balances due from the Company’s clearing brokers.

The Company continually reviews the credit quality of its counterparties and have not experienced a default. As a result, the Company does not have an expectation of credit losses for these arrangements.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Receivables from Customers

Receivables from customers consists of receivables for margin loans. Margin loans are adequately collateralized by customers’ marketable securities balances, which are held by the Company’s brokers, and are reported at their outstanding principal balance. The Company monitors margin levels and requires customers to deposit additional collateral, or reduce margin positions, to meet minimum collateral requirements and avoid automatic liquidation of their positions.

The Company applies the practical expedient based on collateral maintenance provisions in estimating an allowance for credit losses for margin loans. The Company has no expectation of credit losses for margin loans that are fully secured, where the fair value of the collateral securing the loans is equal to or in excess of the loaned amount. This is based on our assessment of the nature of the collateral (liquid investments actively traded), potential future changes in collateral values, and historical credit loss information relating to fully secured receivables. In cases where the fair value of the collateral is less than the outstanding margin balance, the Company has an unsecured receivable from customer. The Company reviews unsecured receivables from customers at the end of each reporting period that the transaction occurs and records bad debt expense in the condensed consolidated statements of operations for unsecured receivables from customers that are not expected to be collected. As of September 30, 2021, the Company has $1.9 million of unsecured receivables from customers primarily attributable to one customer. Management determined that an allowance for credit losses is not required based on the client relationship and adherence to a payment plan. As of December 31, 2020, the Company does not have any unsecured receivables from customers.

Receivables from Brokers, Dealers and Security Exchanges

Receivables from brokers, dealers and security exchanges primarily includes commissions due from brokers and exchanges and rebates from order flow.

Deferred Transaction Costs

The Company capitalizes transaction costs consisting of direct, incremental legal, accounting and other fees in connection with the anticipated business combination with Dune Acquisition Corporation (“Dune”) (see Note 14). The deferred transaction costs will be offset against the proceeds from the transaction upon the consummation of the business combination. Should the business combination be abandoned, the deferred transaction costs will be expensed immediately as a charge to operating expenses in the condensed statements of operations and comprehensive income. As of September 30, 2021, the Company incurred $0.7 million of deferred transaction costs, which were included in other assets on the condensed balance sheets. As of December 31, 2020, the Company had not incurred any such costs.

Property, Software and Equipment, Net

Property, software and equipment are recorded at cost. Labor costs directly attributable to the development of internal-use software, including website development, are capitalized. Once the software is ready for its intended use, the Company begins amortizing these costs.

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Additions and improvements that extend the lives of assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred.

The following table summarizes the estimated useful lives of the property, software and equipment:

Estimated Useful Lives (in years)
Building and improvements	30 – 40
Software (acquired and internally developed)	3
Computer equipment	3

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of Long-Lived Assets

The Company reviews property, equipment and software (acquired and internally developed) for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss is recognized when the asset’s carrying value exceeds the total undiscounted cash flows expected from its use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value. For the nine months ended September 30, 2021 and 2020, the Company determined that there was no impairment of property, equipment and software.

Payable to Customers

Payable to customers represents customer cash balances on deposit with the Company’s clearing brokers.

Leases

The Company accounts for its leases under Accounting Standards Codification (“ASC”) 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded in the condensed consolidated balance sheets as both a right of use asset and a lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. In calculating the right of use assets and lease liabilities, the Company elects to combine lease and non-lease components.

Variable Interest Entity

A VIE is an entity that either has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or has equity investors who lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the party with both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb the losses or the right to receive benefits that could potentially be significant to the VIE.

To assess whether the Company has the power to direct the activities of a VIE that most significantly impact its economic performance, the Company considers all the facts and circumstances including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes identifying the activities that most significantly impact the VIE’s economic performance and identifying which party, if any, has power over those activities. In general, the party that makes the most significant decisions affecting the VIE is determined to have the power to direct the activities of the VIE. To assess whether the Company has the obligation to absorb the losses or the right to receive benefits that could potentially be significant to the VIE, the Company considers all of its economic interests, including debt and equity interests, servicing rights and fee arrangements, and any other variable interests in the VIE. If the Company determines that the Company is the party with the power to make the most significant decisions affecting the VIE, and the Company has an obligation to absorb the losses or the right to receive benefits that could potentially be significant to the VIE, then the Company consolidates the VIE.

The Company performs ongoing reassessments of whether the Company is the primary beneficiary of a VIE. The reassessment process considers whether the Company has acquired or divested the power to direct the most significant activities of the VIE through changes in governing documents or other circumstances. The Company also reconsiders whether entities previously determined not to be VIEs have become VIEs, based on new events, and therefore could be subject to the VIE consolidation framework. OpenHand has been determined to be a VIE as its equity at risk is not sufficient to finance its activities without additional financial support from the Company. The Company is the primary beneficiary of OpenHand as the Company has greater ownership than any other investor and OpenHand is wholly reliant on the Company for its operations.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

On January 31, 2021, amended August 18, 2021, OpenHand entered into a stock purchase agreement with Siebert Financial Corp. (“Siebert”) to sell 2% of the common stock of OpenHand for $0.9 million resulting in the Company’s ownership interest to be reduced to 48.5%. In February 2021, OpenHand distributed $0.2 million of the proceeds from the sale of common stock to the non-controlling stockholders. The agreement also provides for an option that expires in November 2022 for Siebert to purchase an additional 2% interest in OpenHand for $0.9 million. The Company determined the Siebert purchase agreement represented a reconsideration event and determined that OpenHand is still a VIE.

OpenHand did not have material results of operations for the nine months ended September 30, 2021 and 2020.

The Company’s condensed consolidated balance sheet includes $0.4 million of cash and less than $14,000 of payables of OpenHand as of September 30, 2021. Although the Company has consolidated the net assets of OpenHand, it has no right to the use of those assets for its standalone operations.

Revenue Recognition

The Company accounts for revenue earned from contracts with customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•        Step 1: Identify the contract with the customer.

•        Step 2: Identify the performance obligations in the contract.

•        Step 3: Determine the transaction price.

•        Step 4: Allocate the transaction price to the performance obligations in the contract.

•        Step 5: Recognize revenue when, or as, the company satisfies a performance obligation.

Fees

The Company earns fees from providing customers intra-day, or in certain cases overnight, short stock locates, the right to sell a particular stock on a particular day, pre-borrows and borrows. Fees for stock locates are recognized when the Company’s performance obligation is satisfied, which is at the point in time when the customer uses the stock locate or it expires. Fees for pre-borrows and borrows are recognized at the point in time when the borrowing occurs for each day securities are borrowed.

Fees are also earned from subscription income from the customers utilizing the Company’s paid platform services, and are recognized over time as the customer simultaneously receives and consumes the benefits of the platform service. Fees are also charged to clients for regulatory fees and account-related fees, including, wiring fees, broker assisted trades and paper statements, and are recognized when the Company’s performance obligation is satisfied, which is at the point in time when the service is performed.

Commissions

Commissions are earned from equity and option trade executions and routing fees for trades made through the Company’s trading platform, as well as American Stock Exchange (“AmEx”) floor commissions. Commissions are recognized at the point in time when equity and option trades are executed.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Rebates

The Company earns rebates for payment for order flow (“PFOF”) from securities exchanges and other executing brokers where trades have been routed. Rebates are recognized at the point in time when trades have been routed.

Contract Balances

Contract assets arise when the revenue associated with the contract is recognized prior to the Company’s unconditional right to receive payment under a contract with a customer (i.e., unbilled receivable) and are derecognized when either it becomes a receivable, or the cash is received. Contract liabilities arise when customers remit contractual cash payments in advance of the Company satisfying its performance obligations under the contract and are derecognized when the revenue associated with the contract is recognized either when a milestone is met triggering the contractual right to bill the customer or when the performance obligation is satisfied. As of September 30, 2021 and December 31, 2020, the Company did not have any contract assets or liabilities.

The following table provides revenue by geographic location for the nine months ended September 30, 2021 and 2020 (in thousands):

	Nine Months Ended September 30,
	2021	2020
United States	$21,792	$11,284
Bahamas	46,328	24,681
Total revenues	$68,120	$35,965

TradeZero Canada did not have revenues during the nine months ended September 30, 2021.

Advertising

The Company expenses advertising costs as they are incurred. Total advertising expense for the nine months ended September 30, 2021 and 2020 were $1.5 million, and $0.6 million, respectively.

Stock-Based Compensation

The Company accounts for all stock-based payments to employees and non-employees, including grants of restricted stock units (“RSUs”) based on their respective grant date fair values. The RSUs are valued based on the fair value of the Company’s common stock on the date of grant. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. The Company expenses stock-based compensation related to RSUs over the requisite service period on a straight-line basis. For awards that vest upon a Change in Control, as defined, any unrecognized compensation cost for unvested awards would be recognized immediately upon the Change in Control and the vesting of the awards. All stock-based compensation costs are recorded in compensation and benefits in the condensed consolidated statements of operations and comprehensive income. Forfeitures are recorded as they occur.

RSU awards that are settled as Class B common stock, or Class A common stock if a Change in Control has occurred, will be measured at the fair value of the Class B common stock on the date of grant as the basis of measurement of the total compensation of the award. On the date of a Change in Control, the fair value of the Class A common stock, measured at the grant date, would become the basis for the measurement of total compensation cost for the award.

Common Stock Valuations

If different assumptions had been made, equity-based compensation expense, net income, and net income per common share could have been significantly different.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). The Company follows an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed as the difference between the financial statement and tax bases of assets and liabilities based on presently enacted tax laws and rates. Valuation allowances are established to reduce deferred tax assets when it is deemed more likely than not that such assets will not be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities.

When facts and circumstances change, the Company reassesses these probabilities and records any changes in the financial statements as appropriate. Interest and penalties, if any, related to unrecognized tax benefits are recorded in the income tax provision. U.S. GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. The guidance requires the evaluation of tax positions taken or expected to be taken to determine whether the tax positions are “more likely-than-not” of being sustained by the applicable tax authority. The Company recognizes the effect of income tax positions if those positions are more likely than not of being sustained.

The global intangible low-taxed income (GILTI) provisions of the Tax Cut and Jobs Act impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporation. The Company elects to treat any potential GILTI inclusions as a period cost.

Net income per Share

Basic net income per share attributable to TradeZero Holding Corp. stockholders is computed by dividing net income attributable to TradeZero Holding Corp. stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted net income per share attributable to TradeZero Holding Corp. stockholders is computed by dividing net income attributable to TradeZero Holding Corp. stockholders by the weighted-average common shares outstanding for the period, plus the effective of dilutive potential common shares outstanding during the period calculated using the treasury stock method. Dilutive potential common shares include restricted stock units granted by the Company.

The following table reconciles net income and the weighted-average shares used in computing basic and diluted net income per share (in thousands except share and per share amounts):

	Nine Months Ended September 30,
	2021	2020
Numerator:
Net income attributable to TradeZero Holding Corp. stockholders	$20,877	$12,448

Denominator:
Weighted-average common shares outstanding – basic	100,000	100,000
Dilutive potential common stock issuable:
RSUs	5	—
Weighted-average common shares outstanding – diluted	100,005	100,000
Net income per share attributable to TradeZero Holding Corp. stockholders
Basic	$208.77	$124.48
Diluted	$208.76	$124.48

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company operates and reports financial information in one operating segment. All of the Company’s revenues are attributed to the United States and the Bahamas. For the nine months ended September 30, 2021, the Company does not have revenues in Canada. All of the Company’s assets are attributed to or located in the United States, the Bahamas and Canada.

Foreign Currency

The reporting currency for the condensed consolidated financial statements of the Company is the U.S. dollar. The functional currency of the Company’s foreign subsidiaries is the local currency of the subsidiaries. The assets and liabilities of these subsidiaries are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Revenues and expenses for these subsidiaries are translated at average exchange rates in effect during the applicable period. Translation adjustments are included in accumulated other comprehensive income as a component of stockholders’ equity.

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized gains and losses are included in other income, net in the condensed consolidated statements of operations.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and receivables from customers. The Company maintains cash balances in interest and non-interest-bearing accounts. As of September 30, 2021 and December 31, 2020, the Company had cash balances in excess of U.S. Federal Deposit Insurance Corporation (“FDIC”) insured amounts. The Company’s receivable from customers primarily consist of margin loans that are collateralized by customers’ marketable securities balances, which are held by the Company’s brokers. As of September 30, 2021, one customer with an unsecured receivable balance represents 15% and two customers with secured receivable balances represent 52% of the Company’s receivables from customers. As of December 31, 2020, one customer with a secured receivable balance represents 67% of the Company’s receivables from customers. The Company does not have any concentrations in revenue for the nine months ended September 30, 2021 and 2020.

Credit Risk

The Company’s receivables from broker-dealers and clearing organizations include amounts receivable from accrued interest and cash deposits. The Company’s trades and contracts are cleared through a clearing organization and settled with the Company on a daily basis. As there is unsettled credit exposure for a very short period of time, the Company has not provided an allowance for credit losses. The Company continually reviews the credit quality of its counterparties.

Contingencies

The Company is subject to claims and lawsuits in the ordinary course of business. The Company is also the subject of inquiries, investigations, and proceedings by regulatory and other governmental agencies. The Company establishes an accrual for losses when the Company assess that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If no amount within the range is considered a better estimate than any other amount, an accrual for losses is recorded based on the bottom amount of the range. Although it is not possible to predict how litigation and other claims will be resolved, the Company does not believe that any currently identified claims or litigation matters will have a material adverse effect on its condensed consolidated financial position or results of operations.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In March 2021, the SEC’s Division of Enforcement (“Enforcement Division”) commenced an investigation into TZA’s social media practices and statements made by a TZA representative and the Company’s Chief Executive Officer, regarding any actual or potential collateral increases, margin requirements, and trading restrictions imposed on TZA by its clearing brokers or clearinghouse in January and February 2021, and any trading restrictions that TZA placed on its customers in that same time period. The Company believes that the expected fine related to the 2021 transactions will be at least $0.1 million. The Company recorded $0.1 million in general and administrative expenses for the nine months ended September 30, 2021.

Recently Adopted Accounting Pronouncements

On January 1, 2021, the Company adopted Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The adoption of this statement did not have a material impact on the Company’s condensed consolidated financial statements.

NOTE 3: EQUITY INVESTMENT

On April 30, 2021, amended June 22, 2021, the Company entered into a Broker Dealer Purchase Agreement with Koonce Securities, LLC and its sole member Calvin Scott Koonce (collectively “Koonce”) for the purchase of a 24.9% ownership interest in Koonce for $0.5 million, and an irrevocable option for $1.6 million (the “Option Price”) to purchase the remaining 75.1%. The Company will exercise the option upon the approval of all regulatory agencies. As of September 30, 2021, the Option Price, which was paid by the Company and is held in escrow, is included in prepaid expenses and other assets.

The Company accounted for its investment in Koonce using the equity method of accounting as the Company has the ability to exercise significant influence due to its ownership interest. Under the equity method, the Company accounts for its investment at cost and will subsequently adjust the carrying amount of the investment for its share of the after-tax earnings or losses. As of September 30, 2021, the carrying amount of the Company’s investment in Koonce is $0.5 million. Equity in earnings of the investment in Koonce was $9,000 and is included in other income, net in the consolidated statement of operations and comprehensive income for the nine months ended September 30, 2021.

NOTE 4: PROPERTY, SOFTWARE AND EQUIPMENT, NET

The Company’s property, software and equipment, net was comprised of the following (in thousands):

	September 30, 2021	December 31, 2020
Building and building improvements	$—	$2,868
Software – acquired	3,226	3,226
Software – internally developed	6,266	2,391
Computer equipment	671	410
Total property, software and equipment	10,163	8,895
Less: accumulated depreciation and amortization	(2,936)	(1,710)
Property, software and equipment, net	$7,227	$7,185

Depreciation and amortization expense for the nine months ended September 30, 2021 and 2020 was $1.3 million and $0.5 million, respectively.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4: PROPERTY, SOFTWARE AND EQUIPMENT, NET (cont.)

The following table shows the remaining amortization expense associated with amortizable intangible assets as of September 30, 2021 (in thousands):

	Software Acquired Amortization	Software – Internally Developed Amortization	Total Amortization
Three months ending December 31, 2021	$7	$449	$456
Year ending December 31, 2022	—	1,685	1,685
Year ending December 31, 2023	—	1,315	1,315
Year ending December 31, 2024	—	352	352
Total	$7	$3,801	$3,808

As of September 30, 2021, the Company has not begun amortizing software — acquired and software — internally developed of $2.1 million and $0.9 million, respectively, as it is not ready for its intended use.

NOTE 5: ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The Company’s accounts payable and accrued expenses was comprised of the following (in thousands):

	September 30, 2021	December 31, 2020
Accounts payable	$1,372	$848
Accrued expenses	352	91
Total accounts payable and accrued expenses	$1,724	$939

NOTE 6: STOCKHOLDERS’ EQUITY

As of December 31, 2020, the Company was authorized to issue 500,000 shares of Class A Common Stock. In June 2021, the Company amended its certificate of incorporation to authorize two classes of shares. The 500,000 authorized shares of common stock is comprised of 494,800 shares of $0.001 par value Class A voting common stock and 5,200 shares of $0.001 par value Class B nonvoting common stock. In September 2021, the Company amended and restated its certificate of incorporation to authorize 500,000 shares of $0.001 par value Class A voting common stock and 500,000 shares of $0.001 par value Class B nonvoting common stock.

As of September 30, 2021 and December 31, 2020, the Company had 100,000 shares of Class A Common Stock issued and outstanding.

Each holder of the Class A Common Stock shall have one vote for each share thereof on matters submitted to vote to the stockholders of the Company and are entitled to dividends when and if declared by the Company’s board of directors. Holders of Class B Common Stock are not entitled to any voting powers and are not entitled to receive any dividends other than those specifically provided for by resolution of the Company’s board of directors.

Distributions

As discussed in Note 10, in connection with the derecognition of certain related party properties, the Company distributed on a pro-rata basis to the owners of the Company, and ultimately TZ Properties Ltd. and 671 Equity Holdings Inc., the properties through a dividend of $4.4 million.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7: STOCK-BASED COMPENSATION

In September 2021, the Restricted Stock Unit Award Plan (the “RSU Plan”) which permits granting of restricted stock units to directors, officers, employees, consultants and advisors of the Company and its affiliates became effective. As of September 30, 2021, 10,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock are authorized for issuance under the RSU Plan. As of September 30, 2021, 6,087 shares of Class A common stock and 6,087 shares of Class B common stock remain available for issuance under the RSU Plan, as the RSUs may settle in either Class A common stock or Class B common stock.

The Company’s RSU activity for the nine months ended September 30, 2021 is as follows:

	Number of Shares	Weighted Average Grant Price (per share)
Unvested as of January 1, 2021	—	$—
Granted	3,913	4,132
Unvested as of September 30, 2021 (unaudited)	3,913	$4,132

RSUs vest over four years and will settle in shares of Class B common stock, or shares of Class A common stock if a Change in Control occurs. Vested RSUs will settle annually for 25% of the RSUs after six months, seven months, eight months and nine months, respectively, following the earlier of July 1st or a Change in Control.

The RSUs are measured at the fair value of the Class B common stock on the date of grant of $4,132.00. Upon a Change in Control, the RSUs would be adjusted to the fair value of the Class A common stock, measured at the grant date, of $4,359.20.

As of September 30, 2021, there was approximately $16.1 million of unrecognized compensation expense related to the RSUs which will be recognized over the remaining weighted-average vesting term or approximately 2.0 years.

NOTE 8: INCOME TAXES

The Company recorded tax provisions of $4.4 million and $4.2 million for the nine months ended September 30, 2021 and 2020, respectively. The Company’s effective tax rate was 17.5% and 25.6% for the nine months ended September 30, 2021 and 2020, respectively.

The tax provision for the interim period is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items arising in the period. The Company’s effective tax rate differs from the U.S. Statutory rate in the nine months ended September 30, 2021 and 2020 primarily due to foreign rate differences.

No uncertain tax positions or related interest and penalties related to uncertain tax positions is reported in the consolidated financial statements.

NOTE 9: LEASES

All of the Company’s leases are classified as operating leases. The Company leases office space in the Bahamas and Florida under leases that expire in July 2022 and August 2025, respectively. In September 2021, the Company began leasing office space from related parties (see note 10) for office space in New York, with annual rent of approximately $0.1 million, and the Bahamas, with annual rent of approximately $0.1 million, under leases that each expire in July 2025.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: LEASES (cont.)

The tables below present information regarding the Company’s lease assets and liabilities (amounts in thousands, except term and discount rate):

	Nine Months Ended September 30,
	2021	2020
Operating cash flows – operating leases	$49	$46
Right-of-use assets obtained in exchange for operating lease liabilities	$463	$27
Weighted-average remaining lease term – operating leases (in years)	3.6	2.5
Weighted-average discount rate – operating leases	8.3%	8.3%

The following table provides the components of the Company’s rent expense (in thousands):

	Nine Months Ended September 30,
	2021	2020
Operating leases
Operating lease cost	$54	$47
Rent expense	$54	$47

The Company did not have any variable rent expense.

As of September 30, 2021 the maturities of lese liabilities were as follows (in thousands):

Three months ended December 31, 2021	$35
Year ended December 31, 2022	151
Year ended December 31, 2023	166
Year ended December 31, 2024	171
Year ended December 31, 2025	103
Thereafter	—
Total	626
Less present value discount	(95)
Operating lease liabilities	$531

NOTE 10: RELATED PARTIES

In February 2019, TZ Properties Ltd., an entity that has common ownership with the Company, purchased a property in the Bahamas for $0.3 million, which is beneficially owned by the Company and the Company was responsible for the remaining balance of the mortgage loan of $0.2 million on the purchase date. The Company paid for improvements to the property of $0.1 million and made mortgage payments of $36,000 during the nine months ended September 30, 2020. As of September 30, 2020, the balance owed on the mortgage loan was $0.1 million. The remaining balance of the mortgage loan was paid during 2020. Interest related to the mortgage loan was immaterial for the nine months ended September 30, 2020.

In March 2021, the Company entered into five Promissory Notes of $0.6 million due from each of the owners of the Company (the “Notes”) in exchange for an aggregate of $3.0 million cash. The Notes mature on the earlier of December 31, 2022 or upon an acquisition, including with a special purpose acquisition company, of 50% or more of the assets of the Company or a merger where the Company is not the surviving entity. Interest related to the Notes is immaterial.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10: RELATED PARTIES (cont.)

In July 2021, TZ Properties Ltd. purchased a property in the Bahamas for $1.6 million, which is beneficially owned by and paid for by the Company.

In September 2021, the beneficial ownership with TZ Properties Ltd. for the properties in the Bahamas, with a carrying values of $0.4 million and $1.6 million, was terminated and the properties were derecognized from the consolidated balance sheet and distributed on a pro-rata basis to the owners of the Company, and ultimately TZ Properties Ltd., through a dividend.

In September 2021, the Company entered into a Sale Deed with 671 Equity Holdings Inc., a related party that is owned by the owners of the Company, for the building and improvements in Brooklyn purchased by the Company during 2020 with a book value of $2.5 million (the “Brooklyn Property”). The Sale Deed resulted in a distribution of the Brooklyn Property on a pro-rata basis to the owners of the Company through a dividend, and ultimately was contributed by the owners to 671 Equity Holdings Inc.

In September 2021, the Company entered into two leases for office space from TZ Properties Ltd. for office space in New York, with annual rent of approximately $0.1 million, and the Bahamas, with annual rent of approximately $0.1 million, under leases that each expire in July 2025. See Note 9.

The Company paid $13.8 million and $3.4 million in non-pro rata payments to the executives of the Company, which is recorded in compensation and benefits in the statements of operations for the nine months ended September 30, 2021 and 2020, respectively.

As of September 30, 2021 and December 31, 2020, the Company had a loan from an employee for $50,000.

NOTE 11: REGULATORY REQUIREMENTS

US FINRA Broker-Dealer Requirements

The Company’s US FINRA Member Broker-Dealer is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of September 30, 2021 and December 31, 2020, the Company’s subsidiary had net capital of $2.5 million and $2.1 million, respectively, which was $2.3 million and $1.9 million, respectively, in excess of its required net capital of $0.2 million and $0.2 million, respectively. The aggregate indebtedness to net capital ratio was 1.3 to 1 and 1.25 to 1 as of September 30, 2021 and December 31, 2020, respectively. The Company does not hold customers’ cash or securities and, therefore, has no obligations under SEC Rule 15c3-3 under the Securities Exchange Act of 1934.

Bahamas Financial Regulatory Authority Broker-Dealer Requirements

The Company’s Bahamian Broker-Dealer is subject to the Securities Commission of the Bahamas Regulatory Capital Requirement for Firms Managing Securities and Advisory on Securities Policy, which requires the maintenance of minimum regulatory capital. As of September 30, 2021 and December 31, 2020, the Company’s subsidiary had net free regulatory capital of $18.7 million and $9.4 million, respectively, which was $18.6 million and $9.3 million, respectively, in excess of its required net free regulatory capital of $0.1 million and $0.1 million.

NOTE 12: LOANS PAYABLE

In October 2018, TBTTS entered into an agreement to purchase software for $0.3 million and a 6% interest in TBTTS. The Company paid $20,000 upon signing of the agreement and payments of $10,000 are due on a monthly basis through February 2021, with no interest. The Company recorded an immaterial amount of imputed interest upon acquisition of the software and is amortizing this balance to interest expense using the effective interest method. The Company repaid the entire loan as of December 31, 2020.

TRADEZERO HOLDING CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12: LOANS PAYABLE (cont.)

In April 2020, the Company received a loan of $0.3 million under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) and the Paycheck Protection Program (“PPP”) offered by the U.S. Small Business Administration (“SBA”). The PPP Loan was made through TD Bank (the “Lender”), has a two-year term, bears interest at 0.35% per annum, and matures on April 24. 2022. The PPP Loan may be forgiven, in whole or in part, if the Company was eligible for the PPP Loan at the time of application, used the loan proceeds for eligible expenses within the defined 24-week period after the PPP loan was disbursed (“Covered Period”), and otherwise satisfied PPP requirements. If the PPP Loan is not forgiven, monthly principal and interest payments are deferred until ten months after the end of the Covered Period. Accordingly, the Company has reflected the PPP Loan as loans payable as of December 31, 2020. In August 2021, the Company received full forgiveness of the PPP Loan and recorded a gain on forgiveness of debt of $0.3 million included in other income, net in the condensed consolidated statement of operations and comprehensive income for the nine months ended September 30, 2021.

In April 2020, TZUSA entered into an agreement to purchase software related to the clearing and settlement of securities transactions for $2.5 million. The Company paid $0.2 million on signing of the agreement and payments of $0.1 million are due on a quarterly basis through June 2024, with no interest. The Company recorded a debt discount of $0.4 million for imputed interest upon acquisition of the software and is amortizing this balance to interest expense using the effective interest method. The Company recorded interest expense of $0.1 million in each of the nine months ended September 30, 2021 and 2020. As of September 30, 2021 and December 31, 2020, the debt balance of $1.3 million, including a debt discount of $0.2 million, and $1.7 million, including a debt discount of $0.3 million, respectively, is included in loans payable in the condensed consolidated balance sheets. The following table provides the remaining principal payments as of September 30, 2021 (in thousands):

Three months ending December 31, 2021	$138
Year ending December 31, 2022	550
Year ending December 31, 2023	550
Year ending December 31, 2024	275
Total remaining principal payments	1,513
Less debt discount	(177)
Loan payable	$1,336

NOTE 13: 401K PLAN

In August 2021, the Company amended its 401k plan (the “401k Plan”) to allow all employees to participate in the 401k Plan. Prior to August 2021, employees could participate in the 401k Plan after one year of employment with the Company. The Company did not contribute to the plan for the nine months ended September 30, 2021 and 2020.

NOTE 14: SUBSEQUENT EVENTS

The Company has evaluated events and transactions that occurred between October 1, 2021 and January 22, 2022, which is the date the financial statements were available to be issued, for possible disclosure and recognition in the financial statements.

On October 12, 2021, the Company entered into a business combination agreement, subject to certain approvals, with Dune, a publicly traded special purpose acquisition company. Under this business combination agreement, Dune has agreed to acquire the Company for total aggregate value of consideration of $500 million in stock, plus an aggregate earn-out consideration of up to 9 million shares of stock in the merged entity. The transaction is expected to close in the first half of 2022.

In October 2021, the 2021 Stock Option Plan (the “Stock Option Plan”) which permits granting of incentive stock options or nonstatutory stock options to directors, officers, employees, consultants and advisors of the Company and its affiliates became effective. The Company reserved 3,200 shares of Class A Common Stock and 3,200 shares of Class B Common Stock for issuance of awards under the Stock Option Plan. In October 2021, the Company has issued 3,111 stock options under the Stock Option Plan.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors,

TradeZero Holding, Corp.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of TradeZero Holding, Corp. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

Whippany, New Jersey

January 17, 2022

TRADEZERO HOLDING CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Cash	$11,632	$2,009
Deposits with and receivables from clearing brokers	18,550	8,639
Receivables from customers	7,879	473
Receivables from brokers, dealers and security exchanges	801	302
Prepaid expenses and other current assets	91	282
Property, software and equipment, net(1)	7,185	1,255
Right of use asset – operating leases	109	133
TOTAL ASSETS	$46,247	$13,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$939	$511
Payable to customers	21,818	7,797
Accrued taxes	3,824	210
Operating lease liabilities	110	135
Deferred tax liability	891	224
Loans payable(1)	1,960	293
Total liabilities	29,542	9,170

Commitments and contingencies (Notes 2 and 7)

Stockholders’ equity
Common Stock, $0.001 par value per share, 500,000 shares authorized and 100,000 shares issued and outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	859	859
Retained earnings	15,846	3,064
Total stockholders’ equity	16,705	3,923
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$46,247	$13,093

____________

(1)      Balance includes related-party transactions entered into with an entity with common ownership. See Note 8.

See accompanying notes to consolidated financial statements.

TRADEZERO HOLDING CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Revenues
Fees	$33,729	$10,529
Commissions	16,552	4,296
Rebates	4,188	1,046
Interest and other	221	447
Total revenues	54,690	16,318

Operating expenses
Compensation and benefits	19,188	6,545
Stock locate fees, clearance and execution fees	11,903	3,759
Occupancy, equipment, office and other	1,912	1,079
Consulting and professional fees	1,008	739
General and administrative	1,122	447
Technology, communication and market data services	1,111	677
Marketing	787	347
Customer bad debt	327	78
Interest	147	17
Total operating expenses	37,505	13,688
Earnings in equity method investment	—	27
Income before provision for income taxes	17,185	2,657
Provision for income taxes	4,403	435
Net income	$12,782	$2,222

Net income per share – basic and diluted	$127.82	$22.22
Weighted average shares – basic and diluted	100,000	100,000

See accompanying notes to consolidated financial statements.

TRADEZERO HOLDING CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2019	100,000	$—	$859	$842	$1,701
Net income	—	—	—	2,222	2,222
Balance at December 31, 2019	100,000	$—	$859	$3,064	$3,923
Net income	—	—	—	12,782	12,782
Balance at December 31, 2020	100,000	$—	$859	$15,846	$16,705

See accompanying notes to consolidated financial statements.

TRADEZERO HOLDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12,782	$2,222
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	729	307
Amortization of right-of-use assets	51	25
Earnings in equity method investment	—	(27)
Non-cash interest expense	112	17
Deferred tax expense	667	224
Changes in operating assets and liabilities
Deposits with and receivables from clearing brokers	(9,911)	(2,864)
Receivables from customers	(7,406)	(341)
Receivables from brokers, dealers and security exchanges	(499)	(183)
Prepaid expenses and other current assets	(19)	(243)
Accounts payable and accrued liabilities	428	333
Payable to customers	14,021	2,564
Taxes payable	3,614	184
Operating lease liabilities	(52)	(23)
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,517	2,195

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, software and equipment(1)	(2,658)	(241)
Capitalization of internally developed software asset	(1,695)	(696)
Cash paid for acquisition of Trade Zero America, Inc., net of cash acquired	—	(153)
NET CASH USED IN INVESTING ACTIVITIES	(4,353)	(1,090)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage loans(1)	1,470	206
Proceeds from PPP Loan	310	—
Repayment of mortgage loans(1)	(1,631)	(45)
Repayment of software loan	(690)	(120)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(541)	41

NET CHANGE IN CASH	9,623	1,146
CASH AT BEGINNING OF PERIOD	2,009	863
CASH AT END OF PERIOD	$11,632	$2,009

Supplemental disclosure of cash flow information:
Cash paid for interest	$35	$—
Cash paid for income taxes	$104	$—

Supplemental disclosure of noncash investing and financing activities:
Software acquired for debt	$2,097	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$27	$158
Deposit paid in previous period for acquisition of property	$210	$119

____________

(1)      Balance includes related-party transactions entered into with an entity with common ownership. See Note 8.

See accompanying notes to consolidated financial statements.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND NATURE OF BUSINESS

TradeZero Holding Corp. (the “Company”) is a Delaware financial technology holding company that includes various subsidiaries made up of registered broker dealers in multiple regulated jurisdictions as well as technology and software development companies. The Company has acquired and developed its own proprietary trading technology software for which its brokerage subsidiaries provide a zero-commission trading platform for retail customers to trade U.S. Securities including stocks and options. The revenues are primarily generated by offering fee-based products and services on its technology platform and by receiving order flow rebates from securities exchanges and other brokers. The Company also has a desk on the American Stock Exchange (“AMEX”) where its brokers execute large orders for institutional clients.

The Company conducts its business through its significant operating subsidiaries: (i) TradeZero, Inc.(Bahamas), a wholly owned subsidiary that is a broker dealer registered in the Bahamas under the Securities Commission of the Bahamas; (ii) TradeZero USA Inc., a wholly owned subsidiary that holds the Company’s internally developed proprietary trading technology software platform and its wholly owned subsidiary TradeZero America, Inc. (“TZA”), a registered broker dealer with the Securities Exchange Commission (“SEC”) and a member of the Financial Industry Regulatory Authority (“FINRA”), as of March 28, 2019 after purchasing the remaining 76% interest of TZA; and (iii) TBTTS, Inc., a majority owned subsidiary that holds the Company’s original trading technology software platform. The Company holds a 49.5% interest in OpenHand Holding, Inc. (“OpenHand”), a United States domestic broker that processes only transactions of the Company with immaterial operations for the years ended December 31, 2020 and 2019, accounted for as a consolidated variable interest entity (“VIE”).

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

In March 2020, the World Health Organization recognized the outbreak of the Coronavirus Disease 2019 (“COVID-19”) caused by a novel strain of the coronavirus as a pandemic. Since the onset of the COVID-19 pandemic, the Company has seen volatility increase in the marketplace. As a result of increased volatility, the Company has seen growth in its customer base and higher trading activity, leading to higher fees and commission revenues. The Company may not be able to maintain the rate of growth in its customer base that it experienced throughout the COVID-19 pandemic, nor is the Company certain that the higher level of trading activity will be sustained.

The Company was able to adapt to the pandemic and follow a work from home policy, with little to no impact to the business.

The Company continues to monitor the effects of the COVID-19 Pandemic.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of TradeZero Holding Corp. and its wholly owned subsidiaries and its majority owned subsidiary, TBTTS, Inc. The financial results relating to TBTTS’s 6% non-controlling interest and OpenHand’s 50.5% non-controlling interest are immaterial for the years ended December 31, 2020 and 2019. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the financial statements relate to and include, but are not limited to, revenue recognition, receivables from customers, the fair value of the acquired assets, the recognition, measurement and valuation of current and deferred income taxes and the estimated useful lives of fixed assets, including internally developed software costs.

Cash

Cash consists of interest and non-interest bearing deposits with banks. As of December 31, 2020 and 2019, the Company does not have any cash equivalents.

Deposits With and Receivables From Clearing Brokers

Deposits with and receivables from clearing brokers includes:

•        Net cash balance of all customer accounts on deposit with the Company’s clearing brokers of $13.9 million and $7.3 million as of December 31, 2020 and 2019, respectively. There is a corresponding balance in payable to customers.

•        Company funded deposits that are required by the Company’s clearing brokers determined based on the Company’s transaction volume. As of December 31, 2020 and 2019, the Company’s deposits with the clearing brokers is $1.0 million and $0.8 million, respectively.

•        Company cash balances due from the Company’s clearing broker.

The Company continually reviews the credit quality of its counterparties and have not experienced a default. As a result, the Company does not have an expectation of credit losses for these arrangements.

Receivables from Customers

Receivables from customers consists of receivables for margin loans. Margin loans are adequately collateralized by customers’ marketable securities balances, which are held by the Company’s brokers, and are reported at their outstanding principal balance. The Company monitors margin levels and requires customers to deposit additional collateral, or reduce margin positions, to meet minimum collateral requirements and avoid automatic liquidation of their positions.

The Company applies the practical expedient based on collateral maintenance provisions in estimating an allowance for credit losses for margin loans. The Company has no expectation of credit losses for margin loans that are fully secured, where the fair value of the collateral securing the loans is equal to or in excess of the loaned amount. This is based on our assessment of the nature of the collateral (liquid investments actively traded), potential future changes in collateral values, and historical credit loss information relating to fully secured receivables. In cases where the fair value of the collateral is less than the outstanding margin balance, the Company has an unsecured receivable from customer. The Company records customer bad debt expense in the consolidated statements of operations for all unsecured receivables from customer at the end of each reporting period that the transaction occurs. As of December 31, 2020 and 2019 the Company does not have any unsecured receivables from customers.

Receivables from Brokers, Dealers and Security Exchanges

Receivables from brokers, dealers and security exchanges primarily includes commissions due from brokers and exchanges and rebates from order flow.

Property, Software and Equipment, Net

Property, software and equipment are recorded at cost. Labor costs directly attributable to the development of internal-use software, including website development, are capitalized. Once the software is ready for its intended use, the Company begins amortizing these costs.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Additions and improvements that extend the lives of assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred.

The following table summarizes the estimated useful lives of the property, software and equipment:

Estimated Useful Lives (in years)
Building and improvements	30 – 40
Software (acquired and internally developed)	3
Computer equipment	3

Impairment of Long-Lived Assets

The Company reviews property, equipment and software (acquired and internally developed) for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss is recognized when the asset’s carrying value exceeds the total undiscounted cash flows expected from its use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value. For the year ended December 31, 2020 and 2019, the Company determined that there was no impairment of property and equipment.

Payable to Customers

Payable to customers represent customer cash balances on deposit with the Company’s clearing brokers.

Leases

The Company accounts for its leases under Accounting Standards Codification (“ASC”) 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded in the consolidated balance sheets as both a right of use asset and a lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. In calculating the right of use assets and lease liabilities, the Company elects to combine lease and non-lease components.

Current Expected Credit Losses

On January 1, 2020, the Company adopted Financial Accounting Standards Board (“FASB”) ASC 326, Financial Instruments — Credit Losses (“ASC 326”) which replaces the incurred loss methodology with the current expected credit loss (“CECL”) methodology. The new guidance applies to financial assets measured at amortized cost, held-to-maturity debt securities and off-balance sheet credit exposures. For on-balance sheet assets, an allowance must be recognized at the origination or purchase of in-scope assets and represents the expected credit losses over the contractual life of those assets. Expected credit losses on off-balance sheet credit exposures must be estimated over the contractual period the Company is exposed to credit risk as a result of a present obligation to extend credit.

The Company adopted ASC 326 using the modified retrospective approach for all in-scope assets (such as deposits with and receivables from clearing brokers, receivables from customers, receivables from brokers, dealers and security exchanges and security deposits within prepaid expenses and other current assets), which did not result in an adjustment to the opening balance in retained earnings. For financial assets measured at amortized cost, the Company has concluded that there are de minimis expected credit losses based on the nature and contractual life or expected life of the financial assets and immaterial historic and expected losses.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Variable Interest Entity

A VIE is an entity that either has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or has equity investors who lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the party with both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb the losses or the right to receive benefits that could potentially be significant to the VIE.

To assess whether the Company has the power to direct the activities of a VIE that most significantly impact its economic performance, the Company considers all the facts and circumstances including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes identifying the activities that most significantly impact the VIE’s economic performance and identifying which party, if any, has power over those activities. In general, the party that makes the most significant decisions affecting the VIE is determined to have the power to direct the activities of the VIE. To assess whether the Company has the obligation to absorb the losses or the right to receive benefits that could potentially be significant to the VIE, the Company considers all of its economic interests, including debt and equity interests, servicing rights and fee arrangements, and any other variable interests in the VIE. If the Company determines that the Company is the party with the power to make the most significant decisions affecting the VIE, and the Company has an obligation to absorb the losses or the right to receive benefits that could potentially be significant to the VIE, then the Company consolidates the VIE.

The Company performs ongoing reassessments of whether the Company is the primary beneficiary of a VIE. The reassessment process considers whether the Company has acquired or divested the power to direct the most significant activities of the VIE through changes in governing documents or other circumstances. The Company also reconsiders whether entities previously determined not to be VIEs have become VIEs, based on new events, and therefore could be subject to the VIE consolidation framework. OpenHand has been determined to be a VIE as its equity at risk is not sufficient to finance its activities without additional financial support from the Company. The Company is the primary beneficiary of OpenHand as the Company has greater ownership than any other investor and OpenHand is wholly reliant on the Company for its operations. For the years ended December 31, 2020 and 2019 OpenHand does not have material results of operations.

Revenue Recognition

The Company accounts for revenue earned from contracts with customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•        Step 1: Identify the contract with the customer.

•        Step 2: Identify the performance obligations in the contract.

•        Step 3: Determine the transaction price.

•        Step 4: Allocate the transaction price to the performance obligations in the contract.

•        Step 5: Recognize revenue when, or as, the company satisfies a performance obligation.

Fees

The Company earns fees from providing customers intra-day, or in certain cases overnight, short stock locates, the right to sell a particular stock on a particular day, pre-borrows and borrows. Fees for stock locates are recognized when the Company’s performance obligation is satisfied, which is at the point in time when the customer uses the stock locate or it expires. Fees for pre-borrows and borrows are recognized at the point in time when the borrowing occurs for each day securities are borrowed.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fees are also earned from subscription income from the customers utilizing the Company’s paid platform services, and are recognized over time as the customer simultaneously receives and consumes the benefits of the platform service. Fees are also charged to clients for regulatory fees and account-related fees, including, wiring fees, broker assisted trades and paper statements, and are recognized when the Company’s performance obligation is satisfied, which is at the point in time when the service is performed.

Commissions

Commissions are earned from equity and option trade executions and routing fees for trades made through the Company’s trading platform, as well as American Stock Exchange (“AmEx”) floor commissions. Commissions are recognized at the point in time when equity and option trades are executed.

Rebates

The Company earns rebates for payment for order flow (“PFOF”) from securities exchanges and other executing brokers where trades have been routed. Rebates are recognized at the point in time when trades have been routed.

Contract Balances

Contract assets arise when the revenue associated with the contract is recognized prior to the Company’s unconditional right to receive payment under a contract with a customer (i.e., unbilled receivable) and are derecognized when either it becomes a receivable, or the cash is received. Contract liabilities arise when customers remit contractual cash payments in advance of the Company satisfying its performance obligations under the contract and are derecognized when the revenue associated with the contract is recognized either when a milestone is met triggering the contractual right to bill the customer or when the performance obligation is satisfied. As of December 31, 2020 and 2019, the Company did not have any contract assets or liabilities.

The following table provides revenue by geographic location for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
United States	$17,507	$4,594
Bahamas	37,183	11,724
Total revenues	$54,690	$16,318

Advertising

The Company expenses advertising costs as they are incurred. Total advertising expense for the years ended December 31, 2020 and 2019 were $0.8 million, and $0.3 million, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). The Company follows an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed as the difference between the financial statement and tax bases of assets and liabilities based on presently enacted tax laws and rates. Valuation allowances are established to reduce deferred tax assets when it is deemed more likely than not that such assets will not be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

When facts and circumstances change, the Company reassesses these probabilities and records any changes in the financial statements as appropriate. Interest and penalties, if any, related to unrecognized tax benefits are recorded in the income tax provision. GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. The guidance requires the evaluation of tax positions taken or expected to be taken to determine whether the tax positions are “more likely-than-not” of being sustained by the applicable tax authority. The Company recognizes the effect of income tax positions if those positions are more likely than not of being sustained.

The global intangible low-taxed income (GILTI) provisions of the Tax Cut and Jobs Act impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporation. The Company elects to treat any potential GILTI inclusions as a period cost.

Asset Acquisitions

The Company accounts for asset acquisitions, where substantially all of the fair value of the assets acquired is concentrated in a group of similar assets (e.g., licenses) and therefore the acquisitions do not constitute a business, in accordance with ASC 805, Business Combinations (“ASC 805”), under the asset acquisition method. Under the asset acquisition method of accounting, the Company is required to fair value the assets transferred. The cost of the assets acquired, including transaction costs, is allocated to the individual assets acquired based on their relative fair values and does not give rise to goodwill.

Net Income per Share

Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Basic and diluted net income per share are the same as the Company does not have any stock compensation plans or any other potentially dilutive securities.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company operates and reports financial information in one operating segment. All of the Company’s revenues and all of the Company’s assets are attributed to or located in the United States and the Bahamas.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and receivables from customers. The Company maintains cash balances in interest and non-interest-bearing accounts. As of December 31, 2020 and 2019, the Company had cash balances in excess of U.S. Federal Deposit Insurance Corporation (“FDIC”) insured amounts. The Company’s receivable from customers primarily consists of margin loans that are collateralized by customers’ marketable securities balances, which are held by the Company’s brokers. As of December 31, 2020, one customer with a secured receivable balance represents 67% of the Company’s receivables from customers. As of December 31, 2019, two customers with a secured receivable balances represents 35% of the Company’s receivables from customers.

Credit Risk

The Company’s receivables from broker-dealers and clearing organizations include amounts receivable from accrued interest and cash deposits. The Company’s trades and contracts are cleared through a clearing organization and settled with the Company on a daily basis. As there is unsettled credit exposure for a very short period of time, the Company has not provided an allowance for credit losses. The Company continually reviews the credit quality of its counterparties.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contingencies

The Company is subject to claims and lawsuits in the ordinary course of business. The Company is also the subject of inquiries, investigations, and proceedings by regulatory and other governmental agencies. The Company establishes an accrual for losses when the Company assesses that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If no amount within the range is considered a better estimate than any other amount, an accrual for losses is recorded based on the bottom amount of the range. Although it is not possible to predict how litigation and other claims will be resolved, the Company does not believe that any currently identified claims or litigation matters will have a material adverse effect on its consolidated financial position or results of operations.

Accounting Pronouncements to Be Adopted

In December 2019, the FASB issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU No. 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

NOTE 3: ASSET ACQUISITION

In September 2018, the Company entered into an agreement to purchase Divy Equities Inc. (subsequently renamed and referred to as TZA), a broker-dealer registered with the SEC and a member of FINRA. In September 2018, the Company purchased a 24% interest in TZA for $0.1 million (the “Initial Investment”) and in March 2019, upon receiving FINRA approval, purchased the remaining 76% of TZA for $0.2 million (the “TZA Acquisition”). The Initial Investment was recorded as an equity method investment in the consolidated balance sheets. The TZA Acquisition was recorded as an asset acquisition in accordance with ASC 805.

The following table provides the fair value of the consideration for the TZA Acquisition, including the effective settlement of an intercompany liability of $0.1 million from TZA to the Company for shared services from the period between the Initial Investment and the TZA Acquisition (in thousands):

Cash	$180
Pre-existing equity method investment	122
Effective settlement of intercompany liability	144
Total fair value of consideration	$446

The following table provides the assets acquired and liabilities assumed in the TZA Acquisition (in thousands):

Cash	$41
Deposits with and receivables from clearing brokers	397
Accounts receivable	15
Prepaid expenses and other current assets	15
Accounts payable and accrued expenses	(22)
Total fair value of net assets acquired	$446

As the fair value of the consideration is the same as the fair value of the net assets acquired, no intangibles are recorded for the TZA Asset Acquisition.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3: ASSET ACQUISITION (cont.)

The following table provides the activity of the 24% investment in TZA from January 1, 2019 through the TZA Acquisition on March 28, 2019 (in thousands):

Balance January 1, 2019	$95
Earnings in equity method investment	27
Balance March 28, 2019	$122

NOTE 4: PROPERTY, SOFTWARE AND EQUIPMENT, NET

The Company’s property, software and equipment, net was comprised of the following (in thousands):

	December 31,
	2020	2019
Building and building improvements	$2,868	$325
Software – acquired	3,226	1,130
Software – internally developed	2,391	696
Computer equipment	410	85
Total property, software and equipment	8,895	2,236
Less: accumulated depreciation and amortization	(1,710)	(981)
Property, software and equipment, net	$7,185	$1,255

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $0.7 million and $0.3 million, respectively.

The following table shows the remaining amortization expense associated with amortizable intangible assets as of December 31, 2020 (in thousands):

Year ending December 31,	Software Acquired Amortization	Software – Internally Developed Amortization	Total Amortization
2021	$133	$797	$930
2022	—	688	688
2023	—	317	317
Total	$133	$1,802	$1,935

As of December 31, 2020, the Company has not begun amortizing software — acquired of $2.1 million as it is not ready for its intended use.

NOTE 5: ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,
	2020	2019
Accounts payable	$848	$187
Accrued expenses	91	324
Total accounts payable and accrued expenses	$939	$511

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6: INCOME TAXES

For the years ended December 31, 2020 and 2019, the components of the provision for income taxes are as follows:

	Year Ended December 31,
	2020	2019
Current
Federal	$3,349	$189
State	387	22
Total current provision	3,736	211
Deferred
Federal	612	205
State	55	19
Total deferred provision	667	224
Income tax provision	$4,403	$435

The table below presents a reconciliation of the U.S. statutory tax rate to the Company’s effective tax rate for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
U.S. statutory tax rate	21.0%	21.0%
State taxes net of federal benefit	2.1%	1.4%
GILTI	11.7%	6.1%
Nondeductible expenses	—	0.1%
Foreign tax rate differential	(9.5)%	(12.1)%
Other	0.3%	(0.1)%
Income tax provision	25.6%	16.4%

The following table presents the significant components of the Company’s deferred tax liabilities which are included in tax liabilities in the consolidated balance sheets.

	December 31,
	2020	2019
Deferred tax assets
Accrued expenses	$—	$42
Total deferred tax assets	—	42
Deferred tax liabilities
Depreciation	891	266
Total deferred tax liabilities	891	266
Net deferred tax liabilities	$891	$224

The Company does not have any deferred tax assets as of December 31, 2020.

The Company files U.S. federal, various state and foreign income tax returns. The Company is not currently under audit by any taxing authorities. All tax years remain open to examination by taxing jurisdictions to which the Company is subject.

No liability for uncertain tax positions or related interest and penalties related to uncertain tax positions is reported in the consolidated financial statements.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7: LEASES

All of the Company’s leases are classified as operating leases. The Company leases office space in the Bahamas and Florida under leases that expire in July 2022 and August 2020, respectively. In September 2020, the Company entered into a lease for office space in Florida that expires in August 2025.

The tables below present information regarding the Company’s lease assets and liabilities:

	Year Ended December 31,
	2020	2019
Operating cash flows – operating leases	$62	$29
Right-of-use assets obtained in exchange for operating lease liabilities	$27	$158
Weighted-average remaining lease term – operating leases (in years)	2.3	2.5
Weighted-average discount rate – operating leases	8.3%	8.3%

The following table provides the components of the Company’s rent expense (in thousands):

	Year Ended December 31,
	2020	2019
Operating leases
Operating lease cost	$62	$29
Rent expense	$62	$29

The Company did not have any variable rent expense.

As of December 31, 2020, the maturities of lease liabilities were as follows (in thousands):

Year ending December 31,
2021	$63
2022	39
2023	7
2024	7
2025	5
Thereafter	—
Total	121
Less present value discount	(11)
Operating lease liabilities	$110

NOTE 8: RELATED PARTIES

In February 2019, TZ Properties Ltd., an entity that has common ownership with the Company, purchased a property in the Bahamas for $0.3 million, which is beneficially owned by the Company. Prior to the closing of the property, the Company paid a deposit of $0.1 million for the property and was responsible for the remaining balance of the mortgage loan of $0.2 million on the purchase date. As of December 31, 2019, the balance owned on the mortgage loan was $0.2 million. The remaining balance of the mortgage loan was paid during 2020. Interest related to the mortgage loan was immaterial for the years ended December 31, 2019 and 2020.

The Company paid $13.5 million and $4.9 million in non-pro rata payments to the executives of the Company, of which $13.5 million and $4.7 million is recorded in compensation and benefits in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively. For the year ended December 31, 2019, $0.2 million of the non-pro rata payments to the executives has been capitalized in internally developed software.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8: RELATED PARTIES (cont.)

During 2020 and 2019, the Company had an expense sharing agreement for salaries and benefits and office expenses with TZA, for services the Company provided TZA. During the period from January 1, 2019 through March 28, 2019 when the investment in TZA was recorded as an equity method investment, the Company recorded $0.3 million of related party service fees from TZA which are included in other income in the consolidated statement of operations for the year ended December 31, 2019.

As of December 31, 2020, the Company had a loan from an employee for $50,000.

NOTE 9: REGULATORY REQUIREMENTS

US FINRA Broker-Dealer Requirements

The Company’s US FINRA Member Broker-Dealer is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of December 31, 2020 and 2019, the Company’s subsidiary had net capital of $2.1 million and $0.8 million, respectively, which was $1.9 million and $0.7 million, respectively, in excess of its required net capital of $0.2 million and $0.1 million, respectively. The aggregate indebtedness to net capital ratio was 1.25 to 1 and 0.60 to 1 as of December 31, 2020 and 2019, respectively. The Company does not hold customers’ cash or securities and, therefore, has no obligations under SEC Rule 15c3-3 under the Securities Exchange Act of 1934.

Bahamas Financial Regulatory Authority Broker-Dealer Requirements

The Company’s Bahamian Broker-Dealer is subject to the Securities Commission of the Bahamas Regulatory Capital Requirement for Firms Managing Securities and Advisory on Securities Policy, which requires the maintenance of minimum regulatory capital. As of December 31, 2020 and 2019, the Company’s subsidiary had net free regulatory capital of $9.4 million and $1.7 million, respectively, which was $9.3 million and $1.6 million, respectively, in excess of its required net free regulatory capital of $0.1 million in each period.

NOTE 10: LOANS PAYABLE

In October 2018, TBTTS entered into an agreement to purchase software for $0.3 million and a 6% interest in TBTTS. The Company paid $20,000 upon signing of the agreement and payments of $10,000 are due on a monthly basis through February 2021, with no interest. The Company recorded an immaterial amount of imputed interest upon acquisition of the software and is amortizing this balance to interest expense using the effective interest method. The Company repaid the entire loan as of December 31, 2020. As of December 31, 2019, the debt balance of $0.1 million is included in loans payable in the consolidated balance sheets.

In February 2019, upon the closing of a property that was purchased by TZ Properties Ltd., an entity that has common ownership with the Company, and is beneficially owned by the Company, the Company became responsible for the remaining balance of the mortgage loan related to a property of $0.2 million. See Note 8. As of December 31, 2019, the balance owed on the mortgage loan was $0.2 million. The remaining balance of the mortgage loan was paid during 2020. Interest related to this loan is immaterial.

In February 2020, the Company entered into a mortgage loan for $1.5 million to purchase a property in Brooklyn, New York. The interest rate on the mortgage loan was 6.6% per annum. In August 2020, the Company repaid the mortgage loan including a prepayment penalty of $0.1 million.

In April 2020, the Company received a loan of $0.3 million under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) and the Paycheck Protection Program (“PPP”) offered by the U.S. Small Business Administration (“SBA”). The interest rate on the PPP Note is a fixed rate of 0.35% per annum. The PPP Loan may be forgiven, in whole or in part, if the Company was eligible for the PPP Loan at the time of application, used the loan

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10: LOANS PAYABLE (cont.)

proceeds for eligible expenses within the defined 24-week period after the PPP loan was disbursed (“Covered Period”), and otherwise satisfied PPP requirements. The PPP Loan was made through TD Bank (the “Lender”), has a two-year term, bears interest at 0.35% per annum, and matures on April 24. 2022. If the PPP Loan is not forgiven, monthly principal and interest payments are deferred until ten months after the end of the Covered Period. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. Accordingly, the Company has reflected the PPP Loan as loans payable in the accompanying balance sheet. In August 2021, the loan was forgiven. See Note 12.

In April 2020, TZUSA entered into an agreement to purchase software related to the clearing and settlement of securities transactions for $2.5 million. The Company paid $0.2 million upon signing of the agreement and payments of $0.1 million are due on a quarterly basis through June 2024, with no interest. The Company recorded a debt discount of $0.4 million for imputed interest upon acquisition of the software and is amortizing this balance to interest expense using the effective interest method. The Company recorded interest expense of $0.1 million for the year ended December 31, 2020. As of December 31, 2020, the debt balance of $1.7 million, including a debt discount of $0.3 million, is included in loans payable in the consolidated balance sheets. The following table provides the remaining principal payments as of December 31, 2020 (in thousands):

Year ending December 31,
2021	$550
2022	550
2023	550
2024	275
Total remaining principal payments	1,925
Less debt discount	(275)
Add PPP Loan	310
Loan payable	$1,960

NOTE 11: 401K PLAN

The Company has a 401k plan that it offers to its employees after one year of employment with the Company. The Company did not contribute to the plan for the years ended December 31, 2020 and 2019.

NOTE 12: SUBSEQUENT EVENTS

The Company has evaluated events and transactions that occurred between January 1, 2021 and January 17, 2022, which is the date the financial statements were available to be issued, for possible disclosure and recognition in the financial statements.

Purchase Agreements

On January 31, 2021, amended August 18, 2021, OpenHand, a consolidated VIE, entered into a stock purchase agreement with Siebert Financial Corp. (“Siebert”) to sell 2% of the common stock of OpenHand for $0.9 million resulting in the Company’s ownership interest to be reduced to 48.5%. The agreement also provides for an option that expires in November 2022 for Siebert to purchase an additional 2% interest in OpenHand for $0.9 million.

On April 30, 2021, amended June 22, 2021, the Company entered into a Broker Dealer Purchase Agreement with Koonce Securities, LLC and its sole member Calvin Scott Koonce (collectively “Koonce”) for the purchase of a 24.9% ownership interest in Koonce for $0.5 million, and an irrevocable option for $1.6 million (the “Option Price”) to purchase the remaining 75.1%. The Company will exercise the option upon the approval of all regulatory agencies. During 2021, the Option Price was paid by the Company and is held in escrow.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12: SUBSEQUENT EVENTS (cont.)

Stockholders’ Equity and Stock-based Compensation

In June 2021, the Company amended its certificate of incorporation to authorize two classes of shares of the 500,000 authorized shares of common stock, which is comprised of 494,800 shares of $0.001 par value Class A voting common stock and 5,200 shares of $0.001 par value Class B nonvoting common stock. In September 2021, the Company amended and restated its certificate of incorporation to authorize 500,000 shares of $0.001 par value Class A voting common stock and 500,000 shares of $0.001 par value Class B nonvoting common stock.

In September 2021, the Restricted Stock Unit Award Plan (the “RSU Plan”) which permits granting of restricted stock units to directors, officers, employees, consultants and advisors of the Company and its affiliates became effective. The Company reserved 10,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock for issuance of awards under the RSU Plan. In September 2021 and October 2021, the Company has issued 5,039 restricted stock units under the RSU Plan.

In October 2021, the 2021 Stock Option Plan (the “Stock Option Plan”) which permits granting of incentive stock options or nonstatutory stock options to directors, officers, employees, consultants and advisors of the Company and its affiliates became effective. The Company reserved 3,200 shares of Class A Common Stock and 3,200 shares of Class B Common Stock for issuance of awards under the Stock Option Plan. In October 2021, the Company has issued 3,111 stock options under the Stock Option Plan.

PPP Loan

On August 9, 2021, the Company’s PPP loan of $0.3 million was forgiven.

Related Party Transactions

In March 2021, the Company entered into five Promissory Notes of $0.6 million due from each of the owners of the Company (the “Notes”) in exchange for an aggregate of $3.0 million cash. The Notes mature on the earlier of December 31, 2022 or upon an acquisition, including with a special purpose acquisition company, of 50% or more of the assets of the Company or a merger where the Company is not the surviving entity.

In July 2021, TZ Properties Ltd., a related party that has common ownership with the Company, purchased a property in the Bahamas for $1.6 million, which is beneficially owned by and paid for by the Company.

In September 2021, the beneficial ownership with TZ Properties Ltd. for the $0.3 million and the $1.6 million properties in the Bahamas was terminated and the properties were derecognized from the consolidated balance sheet and distributed on a pro-rata basis to the owners of the Company, and ultimately TZ Properties Ltd., through a dividend.

In September 2021, the Company entered into a Sale Deed with 671 Equity Holdings Inc., a related party that is owned by the owners of the Company, for the building and improvements in Brooklyn purchased by the Company during 2020 with a book value of $2.5 million (the “Brooklyn Property”). The Sale Deed resulted in a distribution of the Brooklyn Property on a pro-rata basis to the owners of the Company through a dividend, and ultimately was contributed by the owners to 671 Equity Holdings Inc.

In September 2021, the Company entered into two leases for office space from TZ Properties Ltd. for office space in New York, with annual rent of approximately $0.1 million, and the Bahamas, with annual rent of approximately $0.1 million, under leases that each expire in July 2025.

TRADEZERO HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12: SUBSEQUENT EVENTS (cont.)

Business Combination

On October 12, 2021, the Company entered into a business combination agreement, subject to certain approvals, with Dune, a publicly traded special purpose acquisition company. Under this business combination agreement, Dune has agreed to acquire the Company for total aggregate value of consideration of $500 million in stock, plus an aggregate earn-out consideration of up to 9 million shares of stock in the merged entity. The transaction is expected to close in the first half of 2022.

Subsidiary Formation

In March and April 2021, the Company formed TradeZero Canada Inc. (“TradeZero Canada”), a wholly owned subsidiary, and its wholly owned subsidiary TradeZero Canada Securities ULC, a broker dealer in Canada that will begin operations upon completion of registration with the Investment Industry Regulatory Organization of Canada (“IIROC”).

On June 3, 2021, the Company formed TradeZero Crypto, LLC, a wholly owned subsidiary for the Company’s customers’ transactions related to cryptocurrency, which is expected to begin operations in 2022.

Regulatory Matters

In March 2021, the SEC’s Division of Enforcement (“Enforcement Division”) commenced an investigation into TZA’s social media practices and statements made by a TZA representative and the Company’s Chief Executive Officer, regarding any actual or potential collateral increases, margin requirements, and trading restrictions imposed on TZA by its clearing brokers or clearinghouse in January and February 2021, and any trading restrictions that TZA placed on its customers in that same time period. The Company believes that the expected fine related to the 2021 transactions will be at least $0.1 million.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

DUNE Acquisition Corp.,

DUNE MERGER SUB, INC.,

DUNE MERGER SUB II, LLC

and

TRADEZERO HOLDING CORP.

Dated as of October 12, 2021

Annex A-i

Annex A-ii

Annex A-iii

EXHIBITS

Exhibit A	–	Form of Sponsor Agreement
Exhibit B	–	Form of Support Agreement
Exhibit C	–	Form of Lockup Agreement
Exhibit D	–	Form of SPAC Charter
Exhibit E	–	Form of SPAC Bylaws
Exhibit F	–	Form of Registration Rights Agreement
Exhibit G	–	Form of Nomination Agreement
Exhibit H	–	Form of First Certificate of Merger
Exhibit I	–	Form of Second Certificate of Merger
Exhibit J	–	Form of Incentive Equity Plan
Exhibit K	–	Form of Employment Agreement
Exhibit L	–	Form of ESPP

Annex A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 12, 2021, by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”) and TradeZero Holding Corp., a Delaware corporation (the “Company”). SPAC, Merger Sub, Merger Sub II and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and other applicable Laws, (a) Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company being the surviving entity in the First Merger and continuing (immediately following the First Merger) as a wholly-owned Subsidiary of SPAC (the “Surviving Corporation”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity in the Second Merger and continuing (immediately following the Second Merger) as a wholly owned Subsidiary of SPAC (the “Surviving Entity”);

WHEREAS, the Parties intend (i) for U.S. federal and applicable state income tax purposes, that (A) the First Merger and the Second Merger shall be viewed as a single integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and, taken together, are treated as a merger of the Company with and into SPAC that will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (or, to the extent applicable, together with the other Transactions, are treated as a transaction described in Section 351(a) of the Code other than, for the avoidance of doubt, with respect to the Pre-Closing SPAC Holders) or (B) if only the First Merger is completed, such merger on a standalone basis be treated as a “reorganization” within the meaning of Section 368(a) of the Code (and, to the extent applicable, together with the other Transactions, be treated as a transaction described in Section 351(a) of the Code other than, for the avoidance of doubt, with respect to the Pre-Closing SPAC Holders) (such treatment, the “Intended Tax Treatment”), (ii) for this Agreement to constitute, and hereby adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (iii) to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, the board of directors of the Company has (i) determined that the Mergers and the other Transactions are in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the First Merger be adopted by the stockholders of the Company;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (i) determined that the Mergers and the other Transactions (including the SPAC Charter and SPAC Bylaws) are in the best interests of SPAC and the stockholders of SPAC, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the other Transactions (including the SPAC Charter and SPAC Bylaws), on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the SPAC Stockholder Matters (the “SPAC Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has (i) determined that the First Merger and the other Transactions are in the best interests of Merger Sub and SPAC, as its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, on the terms and conditions of this Agreement, and (iii) adopted a resolution recommending the First Merger be adopted by SPAC, as its sole stockholder;

WHEREAS, the sole member of Merger Sub II has (i) determined that it is in the best interests of Merger Sub II, and declared it advisable, to enter into this Agreement providing for the Second Merger and (ii) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement;

Annex A-1

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, SPAC and the Company have entered into the Sponsor Agreement substantially in the form of Exhibit A attached hereto (the “Sponsor Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and certain of the Pre-Closing Holders have entered into the Support Agreement substantially in the form of Exhibit B attached hereto (the “Support Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Merger, the Company, SPAC, the Pre-Closing Holders and the Sponsor have entered into those certain lockup Agreements (collectively, the “Lockup Agreement”), substantially in the form set forth on Exhibit C, each to be effective upon the Closing;

WHEREAS, at the First Effective Time, SPAC shall, subject to obtaining the approval from the SPAC’s stockholders of the SPAC Charter Proposal, (i) amend and restate the certificate of incorporation of SPAC to be substantially in the form of Exhibit D attached hereto (with such changes as may be agreed in writing by the SPAC and the Company, the “SPAC Charter”), and (ii) amend and restate the bylaws of SPAC to be substantially in the form of Exhibit E attached hereto (with such changes as may be agreed in writing by the SPAC and the Company, the “SPAC Bylaws”);

WHEREAS, at the Closing, SPAC and the other parties thereto shall enter into the amended and restated registration rights agreement (with such changes as may be agreed in writing by the SPAC and the Company, the “Registration Rights Agreement”) substantially in the form of Exhibit F attached hereto;

WHEREAS, at the Closing, SPAC and the other parties thereto shall enter into the nomination agreement (with such changes as may be agreed in writing by the SPAC and the Company, the “Nomination Agreement”) substantially in the form of Exhibit G attached hereto; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain employees of the Company have entered into the Employment Agreements, each of which is conditioned and effective as of the Closing Date.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“$12.00 Earn Out Shares” has the meaning set forth in Section 3.03(a)(i).

“$15.00 Earn Out Shares” has the meaning set forth in Section 3.03(a)(ii).

“$18.00 Earn Out Shares” has the meaning set forth in Section 3.03(a)(iii).

“Acquisition Transaction” has the meaning set forth in Section 8.03(a).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning set forth in Section 5.09(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Merger Consideration” has the meaning set forth in Section 3.02(a).

Annex A-2

“Agreement” has the meaning specified in the Preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 3.07.

“Alternate Business Combination Proposal” has the meaning set forth in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Combined Company Financial Statements” has the meaning set forth in Section 6.04(a).

“Available Closing SPAC Cash” means as of immediately prior to the Closing, without duplication, an amount equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption), plus (b) if any Potential Financing is consummated pursuant to the terms of this Agreement, the aggregate amount of net cash proceeds received from the consummation any such Potential Financing (if any), plus (c) any net proceeds obtained by the Company as a result of any debt financing arrangements for borrowed money entered into by the Company following the date hereof (if any), plus (d) any other cash of SPAC that will be on hand at the Closing, in each case without giving effect to the Closing Disbursement or the payment of Company Transaction Expenses or SPAC Transaction Expenses (including the IPO Underwriter Fees); provided that, (x) for purposes of clause (b), the net cash proceeds with respect to any Potential Financing shall be determined after giving effect to the payment of any placement agent fees incurred in connection with such Potential Financing, and (y) with respect to debt financing described in clause (c), only the amounts outstanding immediately following the Closing shall be considered when determining the Available Closing SPAC Cash.

“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, vacation, paid time off, health and welfare, pension, supplemental requirement, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA.

“Broker-Dealer Compliance Policies” has the meaning set forth in Section 4.25.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“CBA” has the meaning set forth in Section 4.14(a).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, as in effect on the date hereof.

“Change in Recommendation” has the meaning set forth in Section 8.02(b).

“Closing” has the meaning set forth in Section 3.05.

“Closing Company Cash Balance” means, as of the Closing Date, cash, cash equivalents and marketable securities of the Company, including the amounts of any received but uncleared checks and any deposits made but not yet available (which for the avoidance of doubt shall include any third-party checks deposited in or wire transfers issued to the accounts of the Company), but excluding (i) Restricted Cash or (ii) amounts of any checks or wire transfers issued against the accounts of the Company that remain outstanding.

“Closing Date” has the meaning set forth in Section 3.05.

“Closing Disbursement” means an aggregate amount of cash equal to the excess of (a) the Closing Company Cash Balance over (b) $10,000,000, provided such amount of cash disbursed shall not be excess of $30,000,000.

Annex A-3

“Closing Filing” has the meaning set forth in Section 8.05(c).

“Closing Press Release” has the meaning set forth in Section 8.05(c).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning set forth in Section 4.13(a).

“Company Broker-Dealer” has the meaning set forth in Section 4.05.

“Company Certificates of Merger” has the meaning set forth in Section 2.02.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated as of September 28, 2021, as amended from time to time.

“Company Class A Common Stock” means the class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the class B common stock, par value $0.001 per share, of the Company.

“Company Closing Statement” has the meaning set forth in Section 3.04(b).

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Employees” means, with respect to the Company, each employee of the Company or its Subsidiaries.

“Company Equity Value” means $500,000,000.

“Company Exchange Ratio” means the quotient of (a) the Company Stock Consideration Value divided by (b) $10.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) have a material adverse effect on the ability of the Company to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official or judicial interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company or its Subsidiaries operate, (iii) the announcement of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company or its Subsidiaries to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company

Annex A-4

Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any action required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (viii) any action taken by, or at the request of, the SPAC Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which the Company and its Subsidiaries operate.

“Company Material Contracts” has the meaning set forth in (a)(a).

“Company Related Party Contract” has the meaning set forth in Section 4.22.

“Company RSU Award” means each award of restricted stock units (whether vested or unvested) subject to time-based vesting and granted under the Company RSU Plan that is outstanding immediately prior to the Effective Time.

“Company RSU Plan” means the Company’s 2021 Restricted Stock Unit Award Plan.

“Company Sale” means, other than the Transactions, (a) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of SPAC, or (b) a sale or disposition of all or substantially all of the assets of SPAC and its Subsidiaries on a consolidated basis, in each case that results in the Class A Common Stock being converted into cash or other consideration (including Equity Securities of another Person) (other than a transaction where the Class A Common Stock is converted into Equity Securities of a Person who has substantially similar ownership to the SPAC immediately prior to such transaction).

“Company Specified Representations” has the meaning set forth in Section 9.02(a)(i).

“Company Stock Consideration Value” means (a) the Company Equity Value, divided by (b) the total number of Company Common Stock issued and outstanding immediately prior to the First Effective Time (which, for this purpose, shall include the shares of Company Common Stock subject to any Company RSU Awards and, for the avoidance of doubt, shall exclude the shares of Company Common Stock subject to any Company Stock Option Awards).

“Company Stock Option Award” means each award of stock options (whether vested and exercisable or unvested and unexercisable) granted under the Company Option Plan that is outstanding immediately prior to the Effective Time.

“Company Stock Option Plan” means the Company’s 2021 Stock Option Plan.

“Company Subsidiaries” has the meaning set forth in Section 4.02.

“Company Transaction Expenses” means (a) all fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to the Company and its Subsidiaries); (b) any “single trigger” stay, retention, transaction, change of control or other similar bonuses, compensation or amounts paid or payable by the Company solely in connection with the consummation of the Transactions (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, determined assuming (1) such amounts are payable as of the Closing Date, and (2) no deferral of such Taxes has occurred under any COVID-19 legislation relief program); (c) 50% of all fees in connection with filings with Governmental Authorities, including filings in connection with the HSR Act, the Continuing Membership Application or other materials contemplated by Section 8.01(a); and (d) 50% of all fees in connection with filings with the SEC and any related printer fees.

“Confidentiality Agreement” has the meaning set forth in Section 11.09.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority.

“Continuing Membership Application” has the meaning set forth in Section 4.05.

Annex A-5

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“Converted SPAC Option Award” has the meaning set forth in Section 3.01(d).

“Converted SPAC RSU Award” has the meaning set forth in Section 3.01(c).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Data Security Requirements” means, collectively, all of the following to the extent governing the Processing of Protected Data or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company or its Subsidiaries: (a) all applicable Laws, (b) applicable industry standards to which the Company or its Subsidiaries are bound, and (c) any obligations on any member of the Company or its Subsidiaries under any Contracts, and (d) all policies and procedures applicable to the Company or its Subsidiaries, including without limitation all website and mobile application privacy policies and internal information security procedures.

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Dissenting Shares” has the meaning set forth in Section 3.08.

“DLLCA” has the meaning specified in the Recitals hereto.

“Earn Out Period” means the period beginning on the Closing Date and ending on the earlier of the three (3) year anniversary of such date.

“Earn Out Pro Rata Share” means the pro rata portion of the Merger Consideration allocated to each Pre-Closing Holder, as set forth on the Allocation Schedule, as may be increased pro rata among the Pre-Closing Holders due to the forfeiture of any Earn Out Shares under the applicable SPAC RSU Earnout Award.

“Earn Out Recipients” has the meaning set forth in Section 3.03(a).

“Earn Out Shares” means 9,000,000 shares of SPAC Class A Common Stock in the aggregate.

“Employment Agreements” means the employment agreements between each of the Key Employees set forth on Schedule 1.01(a) on the one hand, and the Company or a Subsidiary of the Company on the other hand, attached hereto as Exhibit K.

“Enforceability Exceptions” has the meaning set forth in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar

Annex A-6

securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 4.13(g).

“ESPP” has the meaning set forth in Section 7.06.

“ESPP Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Evaluation Material” has the meaning set forth in Section 7.11(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Excluded Shares” has the meaning set forth in Section 3.01(a).

“Financial Statements” has the meaning set forth in Section 4.08(a).

“FINRA” means Financial Industry Regulatory Authority.

“First Certificate of Merger” has the meaning set forth in Section 2.02.

“First Effective Time” has the meaning set forth in Section 2.02.

“First Merger” has the meaning set forth in the Recitals hereto.

“Foreign Plan” has the meaning set forth in Section 4.13(j).

“Fraud” means an actual and intentional misrepresentation, omission or concealment of a material fact by a Party with respect to one of its written representations or warranties contained in this Agreement, (a) made with actual knowledge that the applicable representation or warranty was false, (b) made with the intent to induce the other Party to enter into this Agreement and (c) that caused the other Party, in reasonable reliance upon such misrepresentation, omission or concealment of a material fact to (i) enter into this Agreement and (ii) suffer damages as a result of such reasonable reliance. For the avoidance of doubt, “Fraud” expressly excludes any claim based on constructive knowledge, constructive fraud, equitable fraud, promissory fraud, unfair dealing, negligent misrepresentation, recklessness or a similar theory.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, legislative agency, executive agency, regulatory or administrative agency (including the SEC and state securities agencies or regulatory bodies), self-regulatory organization (including FINRA), governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Identified Foreign Filings” has the meaning set forth in Section 4.05.

Annex A-7

“IFRS” means the International Financial Reporting Standards, consistently applied.

“Incentive Equity Plan” has the meaning set forth in Section 7.06.

“Incentive Equity Plan Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) any contingent obligations for the deferred purchase price of property or other services, including “earn-outs” and “seller notes” (but excluding trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs, expenses or other amounts payable upon the discharge of any Indebtedness of such Person, (h) any amounts owing under any COVID-19 legislation relief program (including, for the avoidance of doubt, with respect to the Company and its Subsidiaries, any and all liabilities for amounts that the Company or any of its Subsidiaries has deferred pursuant to Section 2302 of the CARES Act and all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States)), and (i) all obligations of the type referred to in clauses (a) through (h) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the NYSE (or, to the extent appliable, Nasdaq).

“Intellectual Property” means all intellectual property in any jurisdiction in the world, including: (a) patents, industrial designs, utility models, patent disclosures and improvements and applications for any of the foregoing, including all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, requests for continuing examination, reissues, renewals, and reexaminations thereof, (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and social media accounts and handles, and any other indicia of source or origin, whether registered or unregistered, and all applications and registration for any of the foregoing, together with all goodwill associated with each of the foregoing, (c) copyrights and rights in works of authorship, mask work rights, and design rights, all whether registered or unregistered, registrations and applications for any of the foregoing, renewals and extensions thereof, and all moral rights associated with the foregoing, (d) rights in Software (including object code and source code), (e) rights in artificial intelligence technologies, including machine learning technologies and deep learning technologies; (f) data, database, and collections of data, (g) Trade Secrets and know-how and rights in other proprietary and confidential information and data, (h) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to any for any item referenced in any of the foregoing clauses, and (i) any rights recognized under applicable Law in any of the foregoing or that are equivalent or similar to any of the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning set forth in Section 6.01.

“IPO” has the meaning set forth in Section 6.03.

“IPO Prospectus” has the meaning set forth in Section 5.07.

“IPO Underwriter” means Cantor Fitzgerald & Co.

Annex A-8

“IPO Underwriter Fees” means the costs and expenses incurred by SPAC and its Affiliates in connection with the IPO that are due and payable to the IPO Underwriter upon the consummation of the transactions contemplated by this Agreement.

“IT Systems” means systems, servers computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, and all other information technology equipment, in each case, that are owned, leased, licensed by, used or held for use, or otherwise controlled by the Company or any of its Subsidiaries.

“JOBS Act” has the meaning set forth in Section 8.07.

“Key Employee” means any Company Employee whose most recent annual base salary was in excess of $300,000.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

“Leases” has the meaning set forth in Section 4.18(a).

“Licensed Intellectual Property” has the meaning set forth in Section 4.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Merger Consideration” means, as to any specific Pre-Closing Holder, (a) a number of shares of SPAC Class A Common Stock equal to product of (i) the number of Company Common Stock held by such Pre-Closing Holder and (ii) the Company Exchange Ratio, in each case with fractional shares rounded down to the nearest whole share, and (b) the right to receive a number of Earnout Shares if and when earned, in each case, as set forth on the Allocation Schedule.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub II” has the meaning specified in the Preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020.

“Multiemployer Plan” has the meaning set forth in Section 4.13(g).

“Nasdaq” means the Nasdaq Capital Market.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning set forth in Section 4.19(e).

“Option Holder” means each holder of a Company Stock Option Award.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

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“Owned Software” has the meaning set forth in Section 4.19(d).

“Parties” has the meaning specified in the Preamble hereto.

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Permits” has the meaning set forth in Section 4.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (f) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practices, and (g) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with an individual or household, directly or indirectly, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Laws.

“Potential Financing” any equity or debt financing of the SPAC incurred following the date hereof in accordance with the terms of this Agreement, including Section 7.02(a).

“Pre-Approved Arrangements” has the meaning set forth on Schedule 1.01(b).

“Pre-Closing Holder” means each Person who holds Company Common Stock immediately prior to the First Effective Time.

“Pre-Closing SPAC Holder” means each SPAC equityholder immediately prior to the First Effective Time, other than any such equityholder that acquires equity in any Potential Financing.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which the Company or its Subsidiaries are required by Law or privacy policy to safeguard and/or keep confidential or private.

“Proxy Clearance Date” has the meaning set forth in Section 8.02(a)(i).

“Proxy Statement” has the meaning set forth in Section 8.02(a)(i).

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“Public Stockholders” has the meaning set forth in Section 6.03.

“Registered Intellectual Property” has the meaning set forth in Section 4.19(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Released Claims” has the meaning set forth in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Company Stockholder Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of stockholders of the Company holding at least a majority of the voting power of the outstanding Company Class A Common Stock.

“Required SPAC Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the SPAC Organizational Documents and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Share Issuance Proposal, the SPAC Charter Proposal, the Incentive Equity Plan Proposal, the Director Election Proposal and the ESPP Proposal.

“Restricted Cash” means any cash that cannot be freely used by the Company or any of its Subsidiaries including as a result of Applicable Law, Contract, Order, restrictions on dividends or repatriation or otherwise.

“RSU Holder” means each holder of a Company RSU Award.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or SPAC, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.09(a).

“Second Certificate of Merger” has the meaning set forth in Section 2.02.

“Second Effective Time” has the meaning set forth in Section 2.02.

“Second Merger” has the meaning specified in the Recitals hereto.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

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“Security Breach” means any (i) security breach or breach of Protected Data under applicable Data Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data or the Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of the Company’s information technology systems, including any phishing incident or ransomware attack.

“Service Provider” means, with respect to the Company, the Company Employee, officer, director, or other service provider of the Company or its respective Subsidiaries.

“Share Issuance Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Share Price” means, the share price equal to the volume weighted average closing sale price of one share of SPAC Class A Common Stock as reported on the NYSE (or the exchange on which the shares of SPAC Class A Common Stock are then listed) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period (as equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into SPAC Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock).

“Signing Filing” has the meaning set forth in Section 8.05(c).

“Signing Press Release” has the meaning set forth in Section 8.05(c).

“SIPC” has the meaning specified in Section 4.25(a).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, and related documentation and materials, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, user interfaces, architecture, development tools, code repositories, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) files and documentation, including user documentation, user manuals, programmers’ notes, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and training materials, files, and records relating to any of the foregoing.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Board” has the meaning specified in the Recitals hereto.

“SPAC Board Recommendation” has the meaning specified in the Recitals hereto.

“SPAC Bylaws” has the meaning specified in the Recitals hereto.

“SPAC Charter” has the meaning specified in the Recitals hereto.

“SPAC Charter Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“SPAC Class A Common Stock” means the class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning set forth in Section 3.04(a).

“SPAC Common Stock” means the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Marks” has the meaning set forth in Section 7.11(b).

“SPAC Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the ability of the SPAC Parties or Sponsor to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws or GAAP or any official or judicial interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency

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or market conditions generally, or any changes generally affecting special purpose acquisition companies (SPACs), (iii) the announcement of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on the SPAC’s stock price or the amount of SPAC Stockholder Redemptions, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in the United States, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any territories, possessions, or diplomatic or consular offices of the United States or upon any United States military installation, equipment or personnel, (vi) any action required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (vii) any action taken by, or at the request of, the Company or its Subsidiaries; provided, that in the case of clauses (i), (ii), (iv) and (v), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the SPAC, as compared to other special purpose acquisition companies (SPACs).

“SPAC Organizational Documents” means the Certificate of Incorporation, SPAC’s bylaws, as amended and in effect on the date hereof, the SPAC Warrant Agreement and the Trust Agreement.

“SPAC Parties” means, collectively, SPAC, Merger Sub and Merger Sub II.

“SPAC Preferred Stock” has the meaning set forth in Section 5.12(a).

“SPAC Private Placement Warrant” means one of the redeemable private placement warrants entitling the holder to purchase shares of SPAC Class A Common Stock which were issued and sold to Sponsor or its Affiliates as part of SPAC’s private placement units.

“SPAC Public Warrant” means one of the redeemable public warrants entitling the holder to purchase shares of SPAC Class A Common Stock which were issued and sold as part of SPAC’s initial public offering.

“SPAC Related Party Transaction” has the meaning set forth in Section 5.14.

“SPAC RSU Earnout Award” has the meaning set forth in Section 3.01(c).

“SPAC Specified Representations” has the meaning set forth in Section 9.03(a)(i).

“SPAC Stockholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of the issuance of shares of SPAC Class A Common Stock in connection with the Transactions as may be required under the NYSE (or, to the extent applicable, Nasdaq) listing requirements (the “Share Issuance Proposal”), (c) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the SPAC Charter attached as Exhibit C (the “SPAC Charter Proposal”), (d) the adoption and approval of the Incentive Equity Plan in accordance with Section 7.06 (the “Incentive Equity Plan Proposal”), (e) the adoption and approval of the ESPP in accordance with Section 7.06 (the “ESPP Proposal”), (f) approval of the change of SPAC’s name to TradeZero Global Inc. (or such other name satisfactory to the Company, as determined prior to the mailing of the Proxy Statement), (g) the election of the members of the SPAC Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (h) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, and (i) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Stockholder Redemption” has the meaning set forth in Section 8.02(a)(i).

“SPAC Transaction Expenses” means (a) all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to SPAC); (b) any Indebtedness of SPAC owed to Sponsor (other than Working Capital Loans that are satisfied at the Closing through the issuance of SPAC Warrants to Sponsor); (c) 50% of all fees in connection with filings with Governmental Authorities, including filings in connection with the HSR Act, the Continuing Membership Application or other materials contemplated by Section 8.01(a); and (d) 50% of all fees in connection with filings with the SEC and any related printer fees.

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“SPAC Warrant Agreement” means the Warrant Agreement, dated as of December 17, 2020, by and between SPAC and Continental Stock Transfer & Trust Company, as may be amended, modified or supplemented.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Special Meeting” has the meaning set forth in Section 8.02(b).

“Sponsor” means Dune Acquisition Holdings LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, except as set forth on Schedule 1.01(c), any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning set forth in Section 10.02.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof), (b) any liability for, or in respect of, any item described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), and (c) any liability for, or in respect of, any item described in clauses (a) or (b) of this definition as a transferee or successor.

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed with any Governmental Authority (or required to be provided to a payee) in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 10.01(c).

“Trade Controls” has the meaning set forth in Section 4.24(a).

“Trade Secrets” means, collectively, information, including a formula, pattern, compilation, invention, algorithm, program, device, method, technique, or process, that: derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trading Day” means any day on which shares of SPAC Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of SPAC Class A Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the Support Agreement, the Registration Rights Agreement, the Nomination Agreement, the Employment Agreements, the SPAC Charter, the SPAC Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

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“Transaction Litigation” has the meaning set forth in Section 8.01(f).

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning set forth in Section 8.04(b).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under or with respect to the Code.

“Triggering Event I” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the SPAC Class A Common Stock is greater than or equal to $12.00.

“Triggering Event II” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the SPAC Class A Common Stock is greater than or equal to $15.00.

“Triggering Event III” means if at any time following the Closing but prior to the expiration of the Earn Out Period, the Share Price of the SPAC Class A Common Stock is greater than or equal to $18.00.

“Triggering Events” shall mean collectively, Triggering Event I, Triggering Event II and Triggering Event III, and “Triggering Event” shall mean any one such individual event.

“Trust Account” has the meaning set forth in Section 5.07.

“Trust Agreement” has the meaning set forth in Section 5.07.

“Trust Termination Letter” means the termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement.

“Trustee” has the meaning set forth in Section 5.07.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access to, or to disable without proper authorization, erase, or otherwise harm, Software, hardware or data.

“Updated Company Closing Statement” has the meaning set forth in Section 3.04(b).

“Updated SPAC Closing Statement” has the meaning set forth in Section 3.04(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

“Working Capital Loans” mean any Indebtedness of SPAC from its Affiliates and stockholders to provide working capital to SPAC.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

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(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 11:59 p.m. Eastern Time on October 10, 2021 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on Microsoft Sharepoint under the title “twilight_dd” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge of” shall mean the actual knowledge of, (a) with respect to SPAC, the individuals listed on Schedule 1.03(a) and (b) with respect to the Company, the individuals listed on Schedule 1.03(b).

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or SPAC Common Stock shall have been changed into a different number of units or shares or a different class, by reason of any unit or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of units or shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of shares of Company Common Stock or SPAC Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any SPAC Party or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of SPAC Common Stock pursuant to (a) the conversion of SPAC Class B Common Stock into SPAC Class A Common Stock in connection with the consummation of the transactions contemplated by this Agreement.

Article II
THE MERGERS

Section 2.01 The Mergers. At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger as a direct, wholly-owned Subsidiary of SPAC. At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall consummate the Second Merger, pursuant to which the Surviving Corporation shall be merged with and into Merger Sub II, whereupon the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Entity after the Second Merger as a direct, wholly-owned Subsidiary of SPAC.

Section 2.02 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit H attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and the time of such filing, or such later time as may be agreed in writing by the Company and SPAC and specified in the First Certificate of Merger, will be the effective time of and constitute the consummation of the First Merger (the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Merger Sub II shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit I attached hereto (the “Second Certificate of Merger” and, together with the

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First Certificate of Merger, the “Company Certificates of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and DLLCA, and the time of such filing, or such later time as may be agreed in writing by the Company and SPAC and specified in the Second Certificate of Merger, will be the effective time of and constitute the consummation of the Second Merger (the “Second Effective Time”).

Section 2.03 Effect of the Mergers. The effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation. The effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the preceding sentence, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.04 Governing Documents.

(a) At the First Effective Time, SPAC shall cause the certificate of incorporation and bylaws of SPAC to be amended and restated to be substantially in the forms of the SPAC Charter and the SPAC Bylaws attached hereto as Exhibit C and Exhibit D, respectively, until thereafter amended in accordance with their respective terms and as provided by applicable Law.

(b) At the First Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated to be in the forms of the certificate of incorporation and bylaws of Merger Sub, which shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the First Effective Time until thereafter amended in accordance with their respective terms and as provided by applicable Law.

(c) At the Second Effective Time, the certificate of formation and operating agreement of the Merger Sub II shall continue to be the certificate of formation and operating agreement of the Surviving Entity prior to the Closing Date, until thereafter amended in accordance with their respective terms and as provided by applicable Law.

Section 2.05 Directors and Officers of the SPAC, the Surviving Corporation and the Surviving Entity.

(a) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, SPAC shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the board of directors of SPAC to consist of the persons contemplated by Section 7.05. On the Closing Date, SPAC shall enter into customary indemnification agreements in the form to be mutually agreed by SPAC and the Company with such individuals elected as members of the board of directors of SPAC as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, SPAC shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the officers SPAC to be those Persons designated in accordance with Section 7.05 until the earlier of their resignation or removal or until their respective successors are duly appointed. On the Closing Date, SPAC shall enter into customary indemnification agreements in the form to be mutually agreed by SPAC and the Company with such officers of SPAC as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(c) The Company shall take all necessary action prior to the First Effective Time such that, conditioned upon the occurrence of the Closing, the directors and officers of the Surviving Corporation shall be those individuals determined by the Company and communicated in writing to SPAC prior to the Closing Date, until the earlier of their resignation or removal or until their respective successors are duly appointed.

(d) The Parties shall take all necessary action prior to the Second Effective Time such that, conditioned upon the occurrence of the Closing, the directors and officers of the Surviving Entity shall be the directors and officers of the Surviving Corporation immediately prior to the Second Effective Time, until the earlier of their resignation or removal or until their respective successors are duly appointed.

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Section 2.06 Alternative Structure. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the Closing, the Company in its sole discretion, determines that the Second Merger is neither necessary nor advisable, the Company may, at least five (5) Business Days prior to the Closing, elect to cause the parties not to effect the Second Merger, in which case, the Surviving Corporation shall continue its separate existence as a wholly-owned Subsidiary of SPAC and shall be the “Surviving Entity” for all purposes contemplated herein, mutatis mutandis, and all references to the “Second Effective Time” shall be to the “First Effective Time”.

Article III
MERGER CONSIDERATION; CLOSING

Section 3.01 Effect of Mergers. On the terms and subject to the conditions set forth herein, at the First Effective Time (except as otherwise set forth below), by virtue of the First Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time will be automatically cancelled and extinguished and converted into the right to receive the Merger Consideration. Each share of Company Common Stock held in the treasury of the Company immediately prior to the First Effective Time (the “Excluded Shares”) shall be cancelled and no payment or distribution shall be made with respect thereto.

(b) Company RSU Awards. At the First Effective Time, automatically and without any action on the part of the Company or the applicable RSU Holder, each Company RSU Award that is outstanding immediately prior to the First Effective Time shall be converted into a restricted stock unit award (each, a “Converted SPAC RSU Award”) with respect to a number of shares of SPAC Class A Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the First Effective Time and (ii) the Company Exchange Ratio. Following the First Effective Time, the Converted SPAC RSU Award shall be governed by the Incentive Equity Plan except that the Converted SPAC RSU Award shall continue to be subject to the specific terms and conditions (including with respect to vesting (including acceleration, if any) and settlement) that applied to the corresponding Company RSU Award immediately prior to the First Effective Time. Prior to the First Effective Time, the Company and SPAC shall take such action and the Company Board and SPAC Board, as applicable, shall adopt such resolutions as are required to effectuate the treatment of the Company RSU Awards pursuant to the terms of this Section 3.01(b).

(c) Company RSU Earnout Awards. On or as soon as practicable following the Closing Date, SPAC shall grant a restricted stock unit award (each, a “SPAC RSU Earnout Award”) to the Persons and with respect to a number of shares of SPAC Class A Common Stock forth on the Allocation Schedule. The SPAC RSU Earnout Award shall be governed by the Incentive Equity Plan and shall be subject to the specific terms and conditions described in the applicable award agreement governing such SPAC RSU Earnout Award. SPAC shall take such action and SPAC Board shall adopt such resolutions as are required to effectuate the grant of the SPAC RSU Earnout Awards pursuant to the terms of this Section 3.01(c).

(d) Company Stock Option Awards. At the First Effective Time, automatically and without any action on the part of the Company or the applicable Option Holder: (i) each Company Stock Option Award that is outstanding immediately prior to the First Effective Time shall be converted into a stock option award (each, a “Converted SPAC Option Award”) with respect to a number of shares of SPAC Class A Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option Award as of immediately prior to the First Effective Time and (ii) the Company Exchange Ratio. The exercise price per share of SPAC Class A Common Stock subject to any such Converted SPAC Option Award shall be an amount (rounded up to the nearest cent) equal to (x) the exercise price per share of Company Common Stock subject to such Company Stock Option Award, divided by (y) the Company Exchange Ratio. Following the First Effective Time, the Converted SPAC Option Award shall be governed by the Incentive Equity Plan except that the Converted SPAC Option Award shall continue to be subject to the specific terms and conditions (including with respect to acceleration and settlement) that applied to the corresponding Company Stock Option Award immediately prior to the First Effective Time. Prior to the First Effective Time, the Company and SPAC shall take such action and the Company Board and SPAC Board, as applicable, shall adopt such resolutions as are required to effectuate the treatment of the Company Stock Option Awards pursuant to the terms of this Section 3.01(d).

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(e) Surviving Entity Equity Securities. On the terms and subject to the conditions set forth herein, (i) at the First Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the First Effective Time shall no longer be outstanding shall thereupon be covered into and become one (1) validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the First Effective Time; and (ii) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, the limited liability company interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, all of which shall be owned by SPAC, which shall continue as the sole member of Surviving Entity. From and after the Second Effective Time, the limited liability company interests of Merger Sub II as of immediately prior to the Second Effective Time shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

Section 3.02 Exchange Procedures.

(a) Prior to the Closing, SPAC shall appoint an exchange agent (the “Exchange Agent”) consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as the agent for the purpose of paying the Merger Consideration (other than the Earn Out Shares) to each of the Company’s stockholders (the “Aggregate Merger Consideration”); provided, however, that SPAC shall afford the Company the opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall accept the Company’s reasonable comments thereto.

(b) At the First Effective Time, the Company will promptly issue and allot, credited as fully paid, or cause to be issued and allotted, credited as fully paid, to the Pre-Closing Holders (and the Company will direct the Exchange Agent to take all necessary action to record and effect the same) the number of shares of SPAC Class A Common Stock equal to Merger Consideration in accordance with the Allocation Schedule, in each case in book-entry form (which shall have a customary Securities Act restrictive legend), unless otherwise reasonably requested by the Company.

(c) If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name the relevant Company Common Stock was registered on the books and records of the Company immediately prior to the First Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents, as in effect immediately prior to the Effective Time, (ii) if applicable, the certificate representing such Company Common Stock shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is issued, shall have already executed and delivered counterparts to such other documents as are reasonably deemed necessary by the Surviving Corporation or the Company, and (iv) the Person requesting such delivery shall pay to the Company any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of Company Common Stock or establish to the satisfaction of the Surviving Corporation and the Company that such Tax has been paid or is not payable.

Section 3.03 Earn-Out.

(a) Subject to the terms and conditions of this Section 3.03, following the Closing, and as additional consideration for the Merger and the other transaction contemplated by this Agreement, within five (5) Business Days after the occurrence of a Triggering Event, SPAC shall issue to each Pre-Closing Holder identified on the Allocation Schedule (the “Earn Out Recipient”), the following amount of Earn Out Shares (which shall have a customary Securities Act restrictive legend) in accordance with such Pre-Closing Holder’s respective Earn Out Pro Rata Share:

(i) 3,000,000 of the Earn Out Shares upon the occurrence of Triggering Event I (the “$12.00 Earn Out Shares”);

(ii) 3,000,000 of the Earn Out Shares upon the occurrence of Triggering Event II (the “$15.00 Earn Out Shares”); and

(iii) 3,000,000 of the Earn Out Shares upon the occurrence of Triggering Event III (the “$18.00 Earn Out Shares”);

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provided, however, in each case, the Earn Out Shares issued to the Pre-Closing Holders shall be reduced by any Earn Out Shares underlying the outstanding SPAC RSU Earnout Awards at the applicable time of the Triggering Event in accordance with the SPAC RSU Earnout Awards, and then among the Pre-Closing Holders based on the applicable Earn Out Pro Rata Share.

For illustrative purposes, if, prior to the expiration of the Earn Out Period:

(iv) the Share Price of the SPAC Class A Common Stock is greater than or equal to $12.00, all of the $12.00 Earn Out Shares shall be issued in accordance with this Section 3.03;

(v) the Share Price of the SPAC Class A Common Stock is greater than or equal to $15.00, all of the $15.00 Earn Out Shares shall be issued in accordance with this Section 3.03; and

(vi) the Share Price of the SPAC Class A Common Stock is greater than or equal to $18.00, all of the $18.00 Earn Out Shares shall be issued in accordance with this Section 3.03.

(b) If during the Earn Out Period, a Company Sale occurs, then immediately prior to the consummation of such Company Sale, any Earn Out Shares that have not previously been distributed to the Earn Out Recipients (whether or not previously earned) shall be deemed earned (and the applicable Triggering Event achieved); provided, however, that such Earn Out Shares shall be deemed earned (and the applicable Triggering Event achieved) only if implied the value per share of SPAC Class A Common Stock in the Company Sale at the time of first announcement of the Company Sale (as determined by the SPAC Board) equals or exceeds $12.00, $15.00 or $18.00, as applicable, as adjusted pursuant to Section 3.03(b) below.

(c) The price targets included in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into SPAC Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock.

(d) At all times during the Earnout Period, the SPAC shall keep available for issuance a sufficient number of shares of unissued SPAC Class A Common Stock to permit the SPAC to satisfy in full its issuance obligations set forth in this Section 3.03 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of SPAC Class A Common Stock if at any time there shall be insufficient unissued SPAC Class A Common Stock to permit such reservation.

(e) During the Earnout Period, the SPAC shall use commercially reasonable efforts for the SPAC to remain listed as a public company on, and for the SPAC Class A Common Stock (including, when issued, the Earn Out Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of SPAC Class A Common Stock are then listed.

Section 3.04 SPAC Closing Statement; Company Closing Statement.

(a) At least five Business Days prior to the Closing Date, SPAC shall deliver the Company a written statement (the “SPAC Closing Statement”) setting forth its good faith estimate and calculation of the SPAC Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement and through the Closing Date, (i) SPAC shall promptly provide the Company any changes to the SPAC Closing Statement (including any component thereof) (the “Updated SPAC Closing Statement”), and (ii) the Company shall have the right to review and comment on such calculations and estimates, SPAC shall consider in good faith any such comments made by the Company, and the Company and SPAC shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated SPAC Closing Statement (and any updates or revisions as may be agreed by the Company and SPAC shall be included in the Updated SPAC Closing Statement). SPAC shall, and shall cause its Representatives to, (x) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the SPAC Closing Statement and Updated SPAC Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the SPAC Closing Statement and Updated SPAC Closing Statement and reasonably requested by the Company

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or its Representatives in connection with such review; provided, that the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of SPAC and its Subsidiaries in connection with any such access.

(b) At least five Business Days prior to the Closing Date, the Company shall deliver to SPAC a written statement (the “Company Closing Statement”) setting forth its good faith estimate and calculation of the Company Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Company Closing Statement and through the Closing Date, (i) Company shall promptly provide the SPAC any changes to the Company Closing Statement (including any component thereof) (the “Updated Company Closing Statement”), and (ii) SPAC shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by SPAC, and the Company and SPAC shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Company Closing Statement (and any updates or revisions as may be agreed by the Company and SPAC shall be included in the Updated Company Closing Statement). The Company shall, and shall cause its Representatives to, (x) reasonably cooperate with SPAC and its Representatives to the extent related to SPAC’s review of the Company Closing Statement and Updated Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and Updated Company Closing Statement and reasonably requested by SPAC or its Representatives in connection with such review; provided, that SPAC shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

Section 3.05 Closing.

(a) The closing of the Transactions (the “Closing”) shall take place (i) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time) on the third Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (ii) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b) Closing Transactions. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Closing:

(i) SPAC will pay, from the funds released from the Trust Account, to the Pre-Closing Holders, their allocable portion of the Closing Disbursement, if any, as set forth in the Allocation Schedule;

(ii) SPAC will deliver to the Company the following:

(A) evidence of the filing with, and acceptance by, the Office of the Secretary of the State of Delaware of the SPAC Charter;

(B) a certified copy of the SPAC Bylaws;

(C) evidence of resignation of removal of the persons contemplated by Section 2.05(a) and Section 2.05(b);

(D) the Registration Rights Agreement, duly executed by SPAC and the stockholders of SPAC party thereto; and

(E) the Nomination Agreement, duly executed by SPAC and the Sponsor

(iii) The Company will deliver to SPAC the following:

(A) the Registration Rights Agreement, duly executed by the Company and the Pre-Closing Holders party thereto; and

(B) the Nomination Agreement, duly executed by the Pre-Closing Holders party thereto.

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Section 3.06 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, the Company, Merger Sub, Merger Sub II and the Surviving Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any deduction or withholding is to be made from the amounts otherwise payable hereunder (other than any such value that is subject to withholding because it is properly treated as compensation for applicable Tax purposes), SPAC shall use commercially reasonable efforts to provide notice to the applicable Person at least 10 days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.06 and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the case of any such payment payable to employees of the Company or any of its Subsidiaries in connection with the Merger treated as compensation for applicable Tax purposes, the parties shall cooperate to pay such amounts through SPAC’s or its Affiliate’s payroll to facilitate applicable withholding.

Section 3.07 Allocation Schedule. The Company acknowledges and agrees that (i) the Aggregate Merger Consideration and the Earn Out Shares are being allocated among the Pre-Closing Holders pursuant to the schedule in the form set forth on Schedule 3.07 and delivered by the Company to SPAC at least two Business Days prior to the anticipated Closing Date (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (ii) does and will set forth (A) the mailing addresses and email addresses, for each Pre-Closing Holder, (B) the number and class of Equity Securities owned by each Pre-Closing Holder, (C) the number of shares of SPAC Class A Common Stock allocated to each Pre-Closing Holder, (D) the portion of the Closing Disbursement, if any, allocated to each Pre-Closing Holder and (E) the portion of the Earn Out Shares allocated to each Pre-Closing Holder and (iii) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). For illustrative purposes only, set forth on Schedule 3.07 is the Allocation Schedule as it would have been prepared if the Closing Date were the date hereof (it being understood that such illustrative Allocation Schedule set forth on Schedule 3.07 is illustrative only and not binding in any manner on the Parties); provided that, the Parties agree that such illustrative Allocation Schedule shall not be required to set forth the mailing addresses and email addresses for the Pre-Closing Holders. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment, issuance, reserve for issuance or any other treatment of the Aggregate Merger Consideration on the Closing Date in accordance with the Allocation Schedule, subject to Section 3.01(b) and Section 3.03, SPAC and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement, and none of them shall have (I) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Aggregate Merger Consideration) (other than the Earn Out Shares), or (II) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases SPAC and its Affiliates (but excluding, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Aggregate Merger Consideration, as the case may be, among each Pre-Closing Holder as set forth in such Allocation Schedule.

Section 3.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the First Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the First Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares provided by Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement. The Company shall give SPAC prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and SPAC shall have the right to participate in and, following the First Effective Time, direct all

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negotiations and proceedings with respect to such demands. Prior to the First Effective Time, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules, the Company represents and warrants to the SPAC Parties as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the Company, as in effect on the date hereof, previously made available by the Company to SPAC are (a) true, correct and complete and (b) in full force and effect. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Organizational Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with their respective jurisdictions of incorporation or organization and names of their respective equityholders and equity ownership, as of the date hereof, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their respective jurisdictions of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of tangible property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required Company Stockholder Approval) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transactions and the transactions contemplated thereby have been duly authorized by the board of directors of the Company and, except for the Required Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each Transaction Agreement to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each Transaction Agreement to which the Company is a party will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Company of the Transactions and the transactions contemplated thereby do not and will not, upon receipt of the Required Company Stockholder Approval (a) contravene or conflict with the Organizational Documents of the

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Company or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of the Company or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations and warranties of the SPAC Parties contained in this Agreement, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby shall not, require the Company or any Subsidiary to obtain any Consent, except (a) for compliance with the applicable requirements, if any, of the HSR Act (and any similar Law enforced by any Governmental Authority regarding acquisition notifications for the purpose of competition reviews and set forth on Schedule 4.05(a) (the “Identified Foreign Filings”)), (b) approval by FINRA of the continuing membership application on Form CMA pursuant to FINRA Rule 1017 with respect to TradeZero America, Inc. (“Company Broker-Dealer”) (the “Continuing Membership Application”), (c) the filing of the (i) Company Certificates of Merger and (ii) SPAC Charter, each in accordance with the DGCL and the DLLCA, if applicable, (d) for Consents that may be required solely by reason of the SPAC Parties or the Merger Subs’ (as opposed to any other third party’s) participation in the transactions contemplated hereby, (e) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (f) such filings with and approval of the NYSE (or, to the extent applicable, Nasdaq) to permit the SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NYSE (or, to the extent applicable, Nasdaq), (g) the Required SPAC Stockholder Approval, (h) as set forth in Schedule 4.05(h) and (i) any Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06 Current Capitalization.

(a) Schedule 4.06(a) sets forth as of the date hereof the authorized and outstanding Equity Securities of the Company (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities have not been issued in violation of preemptive or similar rights. The outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(b) Except as set forth on Schedule 4.06(a), as of the date hereof, there are no outstanding or authorized Equity Securities in the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s members may vote. Except as set forth on Schedule 4.06(b), other than this Agreement and the transactions contemplated hereby, the Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its Equity Securities.

Section 4.07 Capitalization of Subsidiaries.

(a) The outstanding Equity Securities of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. The outstanding Equity Securities in each Company Subsidiary that are

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owned by the Company, directly or indirectly, are owned free and clear of any Liens (other than Liens arising under applicable securities Laws or the Organizational Documents of the applicable Company Subsidiary or any Permitted Liens) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth on Schedule 4.02, as of the date hereof, there are no outstanding or authorized Equity Securities in any Company Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Company Subsidiary, except as set forth in the Organizational Documents of the applicable Company Subsidiary. Except as set forth on Schedule 4.07, there are no outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Company Subsidiary is a party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its Equity Securities.

(c) Except for Equity Securities in any wholly-owned Subsidiary of the Company or as set forth on Schedule 4.07, as of the date hereof, none of the Company nor any of its Subsidiaries owns any Equity Securities in any Person. As of the date hereof, no shares of capital stock are held in treasury by any Company Subsidiary.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related unaudited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP during the periods involved (except as may be indicated in the notes thereto).

(c) The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects.

(d) Except as set forth in the Financial Statements, as of the date hereof, neither the Company nor the Company’s independent auditors has identified or been made aware of any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

Section 4.09 Undisclosed Liabilities. Except as set forth on Schedule 4.09, as of the date hereof, the Company does not have any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be set forth on a consolidated balance sheet of the Company, as applicable prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Most Recent Balance Sheet, (b) that have arisen since the Most Recent Balance Sheet in the ordinary course of business, (c) arising under this Agreement or the performance by the Company of its obligations hereunder, including the Company Transaction Expenses, or (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Litigation and Proceedings. As of the date hereof, there is no, and since January 1, 2020 there has not been any, Action pending or, to the knowledge of the Company, threatened in writing by or against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of more than $2,000,000, or (b) if adversely determined, have, individually or in the aggregate, a Company Material Adverse Effect. There is, and since January 1, 2020, there has been no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, none of the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any unsatisfied, ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

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Effect, Company Broker-Dealer has not, in the past three (3) years, (x) received a “Wells notice” or other indication of the commencement of an enforcement action or investigation from any Governmental Authority or (y) settled or compromised or agreed to settle or compromise any claim or proceeding of any Governmental Authority.

Section 4.11 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws (including applicable Environmental Laws).

(b) The Company and its Subsidiaries hold all licenses, approvals, consents, registrations, franchises and permits (“Permits”) necessary for the lawful conduct of its business as it is being conducted as of the date hereof, except where the failure to so hold would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or impairment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As of the date hereof, (i) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) that remains unresolved and (ii) no assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each of the foregoing clauses (i) and (ii), except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened in writing, in each case, except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) As of the date hereof, neither the Company nor its Subsidiaries is registered or required to be registered or licensed or required to be licensed (a) with the SEC, the securities commission of any state or any other Governmental Authority as an investment adviser or investment manager, (b) with the U.S. Commodity Futures Trading Commission or under Law applicable to it in non-U.S. jurisdictions as a commodity pool operator, commodity trading advisor, introducing broker, futures commission merchant, retail foreign exchange dealer, swap dealer or major swap participant, or (c) as a bank, trust company, futures commission merchant, swap firm or dealer, transfer agent, municipal advisor, insurance company, forex firm or insurance broker. Except for Company Broker-Dealer, as of the date hereof, neither the Company nor its Subsidiaries is registered or required to be registered as a broker-dealer under the Exchange Act with the SEC.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (ix) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Benefit Plans (all such Contracts as described in clauses (i) through (ix), collectively, the “Company Material Contracts”) (for the avoidance of doubt, Schedule 4.12(a) is not required to list all amendments, waivers or other changes with respect to the Contracts listed therein). True, correct and complete copies of such Company Material Contracts (together with all material amendments, waivers or other changes thereto) in existence as of the date hereof have been delivered to or made available to SPAC or its agents or Representatives.

(i) Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $500,000;

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(ii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets the Company or any of its Subsidiaries in each case, (A) involving payments in excess of $500,000, or (B) pursuant to which there are any material ongoing obligations;

(iii) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $500,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv) Each Contract requiring capital expenditures the Company or its Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in the aggregate in a 12-month period;

(v) Each Contract prohibiting or restricting in any material respect the ability the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary restrictions with respect to the sale or delivery of products in certain geographical areas and non-solicitation and no-hire provisions, in each case, entered into in the ordinary course of business;

(vi) Each Contract (excluding (x) non-disclosure agreements and (y) non-exclusive licenses granted in trademarks that are Owned Intellectual Property that are incidental to marketing, printing or advertising Contracts) under which the Company or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to the business of the Company or any of its Subsidiaries (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf software”) and (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property (excluding non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice);

(vii) Each Contract under which the Company or any of its Subsidiaries has commissioned the development of Intellectual Property by a third party that is material to the business of the Company or any of its Subsidiaries (other than pursuant the Company’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to SPAC, or any Contract entered into in the ordinary course of business);

(viii) Each employment Contract with any individual that (A) provides for annual base salary in excess of $300,000, or (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments; and

(ix) Any commitment to enter into agreement of the type described in clauses (i) through (viii) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations the Company or one of its Subsidiaries that is a party thereto and, to the knowledge the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (w) neither the Company, any of its Subsidiaries nor, to the knowledge the Company, any other party thereto is or is alleged to be in breach of or default under any Company Material Contract (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract that remains unresolved and (y) to the knowledge the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

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Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement a “Company Benefit Plan” means each Benefit Plan which is contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any Service Provider of the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any liability or obligation, contingent or otherwise, in any case, excluding any Multiemployer Plan.

(b) With respect to each Company Benefit Plan listed on Schedule 4.13(a), the Company has delivered or made available to SPAC copies of (i) the plan document, adoption agreement, and any trust agreement or other funding instrument relating to such plan, or in the event that the Company Benefit Plan is unwritten, a written summary of the material provisions, as applicable, (ii) the most recent summary plan description, if any, required under ERISA with respect to the Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to the Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to the Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded and in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions, premiums or other payments that are due with respect to any Company Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Financial Statements to the extent required by GAAP.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e) (i) No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan have occurred that, in each case of subsections (i) through (iv), either individually or in the aggregate, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except for coverage that is provided through the end of the calendar month in which a termination of employment occurs or pursuant to Section 4980B of the Code or any similar state Law, no Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any current or projected liability in respect of or any obligation to provide, any post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired Service Providers of the Company or any of its Subsidiaries.

(g) None of the Company, its Subsidiaries, or its respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to the Company, any Person or entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is under common control or treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

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(h) Except as set forth on Schedule 4.13(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers (whether alone or in connection with any other event(s)) (i) will result in the acceleration, funding, vesting or creation of any rights of any current or former Service Provider of the Company or its Subsidiaries to any material compensatory payments, severance or benefits or material increases in any compensatory payments, severance or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be the Company Benefit Plan if in effect as of the date of this Agreement), (ii) will result in the payment to any current or former Service Provider of the Company or its Subsidiaries of any material severance payments, or any material increase in severance payments or benefits upon any termination of employment or service, or (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Service Provider of the Company or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i) None of the Company or any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in compliance with, and has been maintained, operated and administered in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k) With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required by Law to be registered as of the date hereof has been so registered and has been maintained in good standing in all material respects with applicable Law; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities.

Section 4.14 Labor Matters.

(a) None of the Company or any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor union, labor organization or works council representing employees of the Company (each, a “CBA”) and no employees are represented by any labor union, other labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. There are, and since January 1, 2019, there have been no pending, and to the knowledge of the Company, as of the date hereof, there are no threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting the Company or any of its Subsidiaries.

(b) Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since January 1, 2020, in compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees under the Fair Labor Standards Act and similar state or local Laws), discrimination, harassment or retaliation, whistleblowing, wages and hours, classification of individuals as independent contractors or employees, the investigation of sexual harassment or other unlawful discrimination or retaliation claims, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c) The Company and its Subsidiaries have reasonably investigated all formal sexual harassment or other discrimination or unlawful retaliation allegations raised in the last three years against any Key Employee. With respect to each such allegation with potential merit, the Company or Subsidiary has taken prompt corrective action and no such investigations or allegations are pending or, to the knowledge of the Company, threatened.

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(d) Except as set forth on Schedule 4.14(d), no material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, or material work schedule change or reduction in hours, salary or wages affecting Company Employees has occurred since January 1, 2020 as a result of COVID-19 or any COVID-19 Measures.

(e) None of the Company or any of its Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act or any other similar state Laws.

(f) As of the date hereof, none of the Company or any of its Subsidiaries has received written notice that any Key Employee intends to terminate his or her employment with the Company prior to the one-year anniversary of the Closing.

Section 4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and payable by the Company and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority.

(c) The Company and its Subsidiaries have (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee or independent contractor, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all material reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes. Neither the Company nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against the Company or any Subsidiary have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any Subsidiary, and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any Subsidiary (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither the Company nor any Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law)

(g) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws). Neither the Company nor any Subsidiary will be required to make any material payment after the Closing Date as a result of an election under Section 965(h) of the Code.

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(h) There are no Liens with respect to Taxes on any of the assets of the Company or any Subsidiary, other than Liens for Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(i) Neither the Company nor any Subsidiary (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only the Company and/or its Subsidiaries, or (ii) has any material liability for or in respect of the Taxes of any Person (other than the Company and its Subsidiaries) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(j) Neither the Company nor any Subsidiary is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to (i) contracts not primarily relating to Taxes or (ii) an agreement solely among any of the Company and its Subsidiaries).

(k) Except as set forth on Schedule 4.15(k), neither the Company nor any of its Subsidiaries is organized in a non-U.S. jurisdiction.

(l) The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) The Company is classified as a corporation for U.S. federal income tax purposes.

(n) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.15 and, to the extent related to Taxes, in Section 4.13 are the only representations and warranties of the Company in this Agreement with respect to Taxes.

Section 4.16 Insurance. With respect to all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) none of the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened in writing, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18 Real Property.

(a) Schedule 4.18(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including the address of each Leased Real Property. The Company has made available to SPAC true, correct and complete copies of the material Contracts pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the

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other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to SPAC, (iii) none of the Company nor any of its Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received written notice of any default or breach that has not been cured and (iv) to the knowledge of the Company, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by the Company or one of its Subsidiaries or, in each case, to the Company’s knowledge, the other party thereto.

(b) At the Closing, neither the Company nor any of its Subsidiaries will own any land, buildings or other real property.

Section 4.19 Intellectual Property and IT Security.

(a) Schedule 4.19(a) sets forth a complete and correct list of all (i) registrations and applications for the registration thereof for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”). Excluding any pending applications included in the Registered Intellectual Property, each item of material Registered Intellectual Property is subsisting, and, to the knowledge of the Company, valid and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No loss or expiration of any material Owned Intellectual Property is threatened in writing, pending, or reasonably foreseeable by the Company or its Subsidiaries, except for expiration of patents and copyrights and non-renewal of trademarks and internet domain names at the end of their statutory or designated (in case of domain names) terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, including failure by the Company or any of its Subsidiaries to pay any required maintenance fees) and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Subsidiary of the Company (i) solely owns all right, title and interest in and to the Owned Intellectual Property and (ii) has the right to use pursuant to a written, and to the knowledge of the Company, valid, license all other Intellectual Property used in or necessary for the operation of the business of the Company, as presently conducted (“Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is not, and since January 1, 2020, there has not been any Action pending, received in writing or threatened in writing, against the Company or any of its Subsidiaries with respect to any Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Person has notified the Company or any of its Subsidiaries in writing that any of such Person’s Intellectual Property rights are infringed, misappropriated, or otherwise violated by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries requires an unsolicited license to any of such Person’s Intellectual Property rights, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of Company, or of its Subsidiaries or the former or current conduct of their respective businesses infringes, misappropriates or otherwise violates, or has, in the past three (3) years, infringed, misappropriated or otherwise violated, any Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has, in the last three (3) years, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has taken commercially reasonable steps to maintain, preserve and protect all material Owned Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other material confidential information owned by the Company or its Subsidiaries (and any material confidential information owned by any Person to whom the Company or any of its Subsidiaries has a written confidentiality obligation). No Trade Secrets or other material confidential information included in the Owned Intellectual Property have been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or any other confidential information by such Person except to the extent that the disclosure of such Trade Secrets or confidential information would not result in a Company Material Adverse Effect. Except as would not reasonably be expected to

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have, individually or in the aggregate, a Company Material Adverse Effect, each current or former founder, employee, consultant and independent contractor of the Company or its Subsidiaries who has contributed or created, in whole or in part, any material Owned Intellectual Property has executed and delivered to the Company or its Subsidiaries either a (i) written “work-for-hire” agreement under which the Company or its applicable Subsidiaries is deemed to be the owner or author of all such Owned Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of the Company or one of its applicable Subsidiaries of all right, title and interest in and to such Owned Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the knowledge of the Company, no such current or former founder, employee, consultant and independent contractor of the Company or its Subsidiaries is in violation of any such agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its Subsidiaries is in possession of the source code and object code for all Software constituting their material Owned Intellectual Property (“Owned Software”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Owned Software (i) conforms in all material respects with all representations and warranties established by the Company and its Subsidiaries or conveyed thereby to its or their customers or other transferees, (ii) to the knowledge of the Company, is free of any material defects and does not contain any Unauthorized Code and (iii) has been maintained by the Company and its Subsidiaries on their own behalf or on behalf of their customers in accordance with their contractual obligations to customers, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in possession of or has access to all documentation relating to the Owned Software that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Owned Software as used in the business of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not incorporated any “open source” or “copyleft” Software or Software licensed or used under an “open source” license or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses and including the under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, or the Apache Software License) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with any Owned Software or used Open Source Code, in each case in a manner that requires or conditions the use or distribution of any of the Owned Software on the compulsory disclosure, licensing, or distribution of any source code for any portion of such Owned Software, including requiring any Owned Software to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge.

(f) The Company has taken commercially reasonable efforts consistent with industry standards for companies of the Company’s size that are designed to (i) protect the confidentiality, integrity and security of the IT Systems from any unauthorized use, access, interruption, or modification, and (ii) ensure that all IT Systems (A) operate and run in a reasonable and efficient business manner in all material respects, and (B) are free from any Unauthorized Code. The IT Systems are sufficient for the current needs of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Data Security Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not, and to the Knowledge of the Company any third-party Processing Protected Data on behalf of the Company or any Subsidiary have not, experienced any Security Breaches.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to Process all Protected Data to the extent such Protected Data is Processed by or on behalf of the Company and its Subsidiaries in connection with the use and/or operation of its products, services and business.

Section 4.20 Absence of Changes. From December 31, 2020 until the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing.

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Section 4.21 Brokers’ Fees. Other than as set forth on Schedule 4.21, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates.

Section 4.22 Related Party Transactions. Except for the Contracts set forth on Schedule 4.22, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director or holder of Company Class A Common Stock or, to the Company’s knowledge, any Affiliate (other than the Company and its Subsidiaries) or family member of any of the foregoing, on the other hand (each, a “Company Related Party Contract”), except in each case, for (a) employment agreements, confidentiality and invention assignment agreements, standard director and officer indemnification agreements, equity or incentive equity documents, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) amounts paid pursuant to Company Benefit Plans listed on Schedule 4.13(a) and (d) other transactions for services in their capacity as officers, directors or employees.

Section 4.23 Proxy Statement; Information Provided. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to SPAC’s stockholders, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Proxy Statement (a) that is modified in any material respect by SPAC or any of its Affiliates or Representatives without the Company’s prior written approval which is misleading by virtue of such modification, (b) in reliance upon and in conformity with information furnished in writing by or on behalf of SPAC or any of its Affiliates specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity or (c) with respect to projections or forecasts with respect to the Company or its Subsidiaries. The Proxy Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Company or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.24 International Trade; Anti-Corruption.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any officer or employee of a Governmental Authority or other Person in violation of any Anti-Corruption Laws.

(c) In the past five years, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

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Section 4.25 Company Broker-Dealer.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company Broker-Dealer is, and during the past three (3) years has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each state where the conduct of its business requires such registration, licensing or qualification. Company Broker-Dealer is a member in good standing of FINRA, the Securities Investor Protection Corporation (“SIPC”) and each other Governmental Authority where membership or association with such Governmental Authority is required in order for Company Broker-Dealer to conduct its business as presently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company Broker-Dealer is, and has been during the past three (3) years, in compliance with Law applicable to it, including rules and regulations of FINRA, the SEC and any state securities authorities the jurisdiction of which Company Broker-Dealer is subject. As of the date hereof, Company Broker-Dealer has not entered into any agreement or arrangement with any Governmental Authority to increase its regulatory capital above the amount required to be maintained under Rule 15c3-1 of the Exchange Act.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company Broker-Dealer has filed on a timely basis all regulatory reports, schedules, forms, registrations, financial statements, notices, and other documents, together with any material amendments that were required to be filed by it during the past three (3) years with FINRA or the SEC or otherwise required to be filed under the Securities Act, the Exchange Act, or FINRA’s rules or its By-Laws, including all FOCUS reports, Form BD and all such reports required pursuant to Rule 17a-5 under the Exchange Act. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such filings, including the Form BD of Company Broker-Dealer, were, at the time they were filed, in compliance with applicable Law.

(c) The Company Broker-Dealer has adopted and, at all times during the past three (3) years, has had in place and have been in compliance with written supervisory control policies and procedures, which have been implemented pursuant to and in accordance with Law applicable to them, including but limited to Rule 30(a) of Regulation S-P (17 C.F.R. § 248.30(a)), FINRA Rule 3110(b) and FINRA Rule 3120(a), (the “Broker-Dealer Compliance Policies”) except in each case where the failure to adopt, have in place, implement or comply with such Broker-Dealer Compliance Policies would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in any of Company Broker-Dealer’s annual or other period compliance reviews made available to the SPAC Parties, Company Broker-Dealer is in, and at all times during the past three (3) years have been, in compliance with the Broker-Dealer Compliance Policies, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC PARTIES

Except as set forth in the Schedules to this Agreement or in the SEC Reports filed or furnished by SPAC with the SEC prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports but excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each SPAC Party represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. Each SPAC Party is duly incorporated or formed and is validly existing as a corporation in good standing under the Laws of Delaware and has the requisite corporate or limited liability company power, as applicable, and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the SPAC Parties, including the SPAC Organizational Documents, as in effect on the date hereof, which has been made available to the Company via the SEC Reports are (a) true, correct and complete and (b) in full force and effect. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all its respective Organizational Documents, including, in the case of the SPAC, the SPAC Organizational Documents. Each of the SPAC Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an SPAC Material Adverse Effect.
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Section 5.02 Due Authorization. Each of the SPAC Parties has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Required SPAC Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements to which the SPAC Parties are a party and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors (or, in the case of Merger Sub II, the sole member) of the applicable SPAC Party and, except for the Required SPAC Stockholder Approval, no other corporate or equivalent proceeding on the part of any SPAC Party is necessary to authorize this Agreement or the Transaction Agreements to which the SPAC Parties are a party or any SPAC Party’s performance hereunder or thereunder. This Agreement has been, and each Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions. The SPAC Board has duly (i) determined that the Mergers and the other Transactions (including the SPAC Charter and SPAC Bylaws) are in the best interests of SPAC and the stockholders of SPAC, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the other Transactions (including the SPAC Charter and SPAC Bylaws), on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the SPAC Stockholder Matters. The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock. The board of directors of Merger Sub has duly (A) determined that the First Merger and the other Transactions are in the best interests of Merger Sub and SPAC, as its sole stockholder, and declared it advisable, to enter into this Agreement, (B) approved this Agreement and the Transactions, on the terms and conditions of this Agreement, and (C) adopted a resolution recommending the First Merger be adopted by SPAC, as its sole stockholder. SPAC, as the sole member of Merger Sub II, has (x) determined that it is in the best interests of Merger Sub II, and declared it advisable, to enter into this Agreement providing for the Second Merger and (y) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement.

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of the Required SPAC Stockholder Approval, the consummation of the Transactions and the transactions contemplated by any Transaction Agreement do not and will not (a) contravene or conflict with the Organizational Documents of the SPAC Parties (including the SPAC Organizational Documents), (b) contravene or conflict with or constitute a violation of any provision of any Law or Governmental Order binding on or applicable to SPAC, any Subsidiaries of SPAC or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation or imposition of any Lien upon any asset, property or Equity Security of SPAC or any Subsidiaries of SPAC, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.04 Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective properties, rights or assets, which, if determined adversely, could be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. There has been no Governmental Order imposed upon or, to the knowledge of the SPAC, threatened in writing against SPAC or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole. There are no material Governmental Orders, settlement agreements or similar agreement regarding any of the matters set forth in the two preceding sentences

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to which SPAC, its Subsidiaries or any of their assets or properties is bound that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole.

Section 5.05 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, SPAC and its Subsidiaries are in compliance with all applicable Laws. To the knowledge of SPAC, (a) neither SPAC nor any of its Subsidiaries has received any written notice of any violations of applicable Laws or Governmental Orders and (b) no assertion or Action of any violation of any Law or Governmental Order by SPAC or any of its Subsidiaries is currently threatened against SPAC or any of its Subsidiaries, in each case of the foregoing clauses (a) and (b), except as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. No investigation or review by any Governmental Authority with respect to SPAC or any of its Subsidiaries is pending or, to the knowledge of SPAC, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.06 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations and warranties of the Company contained in this Agreement, the execution and delivery of this Agreement by the SPAC Parties does not, and the performance by the SPAC Parties of this Agreement and the consummation of the transactions contemplated hereby shall not, require any SPAC Party to obtain any Consents from any Governmental Authority, except for (a) for compliance with the applicable requirements, if any, of the HSR Act and the Identified Foreign Filings, (b) approval by FINRA of the Continuing Membership Application, (c) the filing of (i) the Company Certificates of Merger and (ii) the SPAC Charter, each in accordance with the DGCL and the DLLCA, if applicable, for Consents that may be required solely by reason of the Company or its Subsidiaries’ (as opposed to any other third party’s) participation in the transactions contemplated hereby, (e) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (f) such filings with and approval of the NYSE (or, to the extent applicable, Nasdaq) to permit the SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NYSE (or, to the extent applicable, Nasdaq), (g) the Required SPAC Stockholder Approval, (h) as set forth in Schedule 4.05(h) and (i) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.07 Trust Account. As of the date hereof, there is at least $172,500,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of December 17, 2020, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus, dated as of December 17, 2020 and filed with the SEC (File No. 333-248698) on December 17, 2020 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by SPAC to be inaccurate or that would entitle any Person (other than stockholders of SPAC holding SPAC Common Stock sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Organizational Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof,

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no SPAC Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. There are no Actions pending with respect to the Trust Account. Since December 17, 2020, SPAC has not released any money from the Trust Account other than to pay income and franchise Taxes from any interest income earned in the Trust Account in accordance with the Trust Agreement. As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. Following the First Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Class A Common Stock for redemption pursuant to the SPAC Stockholder Redemption or otherwise in compliance with SPAC’s Organizational Documents.

Section 5.08 Brokers’ Fees. Other than as set forth on Schedule 5.08, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 5.09 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) As of the date hereof, other than SPAC’s late filing of its quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on June 21, 2021, SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Except as described in SPAC’s annual report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on June 21, 2021, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(c) Except as described in SPAC’s annual report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on June 21, 2021, SPAC has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial

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statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(d) As of the date hereof, there is no (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, except as described in SPAC’s annual report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on June 21, 2021, or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(e) To the knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.10 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have a SPAC Material Adverse Effect. Each of Merger Sub and Merger Sub II was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to their respective formations and pursuant to this Agreement and any Transaction Agreement to which such entities are a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. SPAC owns all of the issued and outstanding Equity Securities of Merger Sub and Merger Sub II.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby, as of the date hereof, no SPAC Party is and at no time has been, party to any Contract with any Person, other than (x) engagement agreements with advisors and consultants in connection with activities directed toward the accomplishment of a Business Combination, (y) Contracts filed as exhibits to the SEC Reports prior to the date hereof or (z) Contracts that would require payments by any SPAC Party more than $100,000 in the aggregate when taken together with all other Contracts.

(d) Other than any officers as described in the SEC Reports filed prior to the date hereof, the SPAC Parties do not have any employees.

(e) As of the date hereof, there is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of June 30, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of June 30, 2021 in the ordinary course of the operation of business of SPAC, or (iii) arising under this Agreement or the performance by a SPAC Party of its obligations hereunder.

Section 5.11 Taxes.

(a) All material Tax Returns required by Law to be filed by SPAC and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and payable by SPAC and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority.

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(c) SPAC and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee or independent contractor, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither SPAC nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes. Neither SPAC nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against SPAC or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where SPAC or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) Neither SPAC nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither SPAC nor any Subsidiary of SPAC has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(g) Neither SPAC nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of, an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws). Neither SPAC nor any Subsidiary will be required to make any material payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of SPAC or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. Neither SPAC nor any of its Subsidiaries has entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(i) Neither SPAC nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which SPAC is the common parent, or (ii) has any material liability for or in respect of the Taxes of any Person as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(j) Neither SPAC nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to contracts not primarily relating to Taxes).

(k) At all times since their formation, SPAC and Merger Sub have been treated as corporations that are United States persons for U.S. federal income tax purposes. At all times since its formation, Merger Sub II has been treated as an entity disregarded as separate from SPAC for U.S. federal income tax purposes.

(l) Except as set forth on Schedule 5.11(l), neither SPAC nor any of its Subsidiaries is organized in a non-U.S. jurisdiction.

(m) To the knowledge of SPAC, neither SPAC nor Merger Sub is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

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(n) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.11 are the only representations and warranties of the SPAC Parties in this Agreement with respect to Taxes.

Section 5.12 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SPAC consists of 401,000,000 shares of capital stock, including (i) 380,000,000 shares of SPAC Class A Common Stock, (ii) 20,000,000 shares of SPAC Class B Common Stock, and (iii) 1,000,000 shares of preferred stock (“SPAC Preferred Stock”) of which (A) 9,167,323 shares of SPAC Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 4,312,500 shares of SPAC Class B Common Stock are issued and outstanding as of the date of this Agreement, and (C) no shares of SPAC Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Common Stock (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, SPAC has issued 4,850,000 SPAC Private Placement Warrants that entitle the holder thereof to purchase SPAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, or as set forth in Section 5.12(a), as of the date hereof, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as set forth in the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote. SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other Equity Securities of SPAC.

(c) SPAC does not own any Equity Securities in any Person other than Merger Sub and Merger Sub II.

(d) The Aggregate Merger Consideration and the Earn Out Shares, when issued in accordance with the terms of this Agreement, shall be duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive rights.

Section 5.13 Nasdaq Stock Market Listing. The issued and outstanding units of SPAC, each such unit comprised of one share of SPAC Class A Common Stock and one-half of one SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DUNEU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DUNE”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DUNEW”. As of the date of this Agreement, SPAC is in compliance in all material respects with the applicable Nasdaq corporate governance requirements for continued listing of the SPAC Class A Common Stock and SPAC Warrants. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or SPAC Warrants on Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement. Other than the notice received from Nasdaq on May 28, 2021 as described on SPAC’s current report on Form 8-K filed with the SEC on May 28, 2021, the subject matter of which has been remedied by the filing of SPAC’s quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on June 21, 2021, SPAC has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Common Stock from Nasdaq or deregistering of the SPAC Class A Common Stock with the SEC.

Section 5.14 Related Party Transactions. There are no transactions, Contracts, arrangements or understandings between any SPAC Party, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of such SPAC Party (a “SPAC Related Party Transaction”).

Section 5.15 Proxy Statement. None of the information relating to the SPAC Parties supplied or to be supplied by any SPAC Party, or by any other Person acting on behalf of any SPAC Party, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to SPAC’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however,

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that SPAC makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing by or on behalf of the Company or any of its Subsidiaries specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity. The Proxy Statement, insofar as it relates to information supplied by or on behalf of any SPAC Party related to any SPAC Party for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 5.16 Absence of Changes. From December 31, 2020 until the date of this Agreement, no SPAC Material Adverse Effect has occurred and is continuing.

Section 5.17 Indebtedness. Except as set forth on Schedule 5.17, no SPAC Party has any Indebtedness.

Section 5.18 Sponsor Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.

Article VI
COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement or the Transaction Agreements, as set forth on Schedule 6.01, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), as required by applicable Law, or to the extent reasonably necessary to protect the health and safety of the employees of the Company and its Subsidiaries or in response to COVID-19 Measures, use its commercially reasonable efforts to (x) conduct and operate its business in the ordinary course of business in all material respects, and (y) maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement or the Transaction Agreements, as set forth on Schedule 6.01, as consented to by SPAC in writing (such consent shall not be unreasonably conditioned, withheld or delayed), as required by applicable Law, or to the extent reasonably necessary to protect the health and safety of the employees of the Company and its Subsidiaries or in response to COVID-19 Measures, the Company shall, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(i) change or amend its Organizational Documents;

(ii) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(iii) except in the ordinary course of business or with respect to Contracts entered into in connection with transactions otherwise permitted by this Section 6.01(a), enter into, materially and adversely modify, materially and adversely amend, waive any material right under, or terminate any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a));

(iv) (A) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries or (B) issue any Equity Securities of the Company or its Subsidiaries, except (x) Company Class A Common Stock, (y) Company Class B Common Stock or (z) the grant of Company RSU Awards issued under the Company RSU Plan or the grant of Company Stock Option Awards issued under the Company Stock Option Plan;

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(v) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company or any of its Subsidiaries, other than (A) equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (B) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, or (C) in the ordinary course of business;

(vi) disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to a Company Representative, SPAC or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transactions);

(vii) subject to Section 8.01(f), settle any pending or threatened Action, (1) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company or any of its Subsidiaries in a manner materially adverse to the Company or (2) to the extent such settlement involves any alleged criminal wrongdoing;

(viii) except as in the ordinary course of business (which ordinary course of business operations shall include, for the avoidance of doubt, the entry into any employment offer letter with any non-executive level employee that provides for an annual base salary less than $300,000), or required by the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) or otherwise contemplated by this Agreement, (i) materially increase the compensation or benefits of any current or former Key Employee; (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any Key Employee, except for any severance or termination payments in connection with the termination of any Key Employee in the ordinary course of business; (iii) terminate (other than for “cause” or due to death or disability) the employment of any Key Employees or hire any individual who would be, upon such hire, a Key Employee (except as necessary to replace any terminated Key Employee); (iv) take any action to accelerate any payments, severance or benefits, or the funding of any payments, severance or benefits, payable or to become payable to any Key Employees; or (v) establish, adopt, enter into, amend or terminate in any material respect any material Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be the Company Benefit Plan if it were in existence as of the date of this Agreement; provided that, it shall not be a violation of this Section 6.01(a)(viii) if the Company adopts the Company RSU Plan or the Company Stock Option Plan or enters into any award agreements for the purpose of granting the Company RSU Awards under the Company RSU Plan or the Company Stock Option Awards under the Company Stock Option Plan;

(ix) implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that requires notice under the WARN Act;

(x) (A) negotiate, modify, extend, or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employee of the Company or any of its Subsidiaries;

(xi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a Key Employee as of the date hereof in connection with the termination of services thereof;

(xii) directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to the Company or any of its Subsidiaries, taken as a whole, and other than in the ordinary course of business;

(xiii) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of the Company or any of its Subsidiaries for expenses not to exceed $200,000 individually, or $400,000 in the aggregate (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary

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course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

(xiv) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries, except for (A) the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (B) transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(xv) adjust, split, combine, subdivide, recapitalize or reclassify any change in respect of any Equity Securities of the Company or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(xvi) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP or applicable Law (including to obtain compliance with PCAOB auditing standards);

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(xviii) other than in the ordinary course of business, as would not be material, or as required by applicable Law, (A) make, change or revoke any Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to Taxes, (C) amend any Tax Return in a manner inconsistent with past practice, (D) settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, (E) enter into any closing agreement with respect to any Tax, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) knowingly surrender any claim for a refund of Taxes, or (H) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than (i) any agreement not primarily relating to Taxes or (ii) an agreement among any of the Company and its Subsidiaries);

(xix) take or permit to be taken, or fail to take or permit to be failed to be taken, any action that could reasonably be expected to impair, impede or prevent the Transactions from qualifying for the Intended Tax Treatment, provided that (A) the Company shall only be required to use commercially reasonable efforts to take or permit to be taken such action or inaction and (B) the Company shall not be in breach of this Section 6.01(a)(xix) unless such action could negatively and materially impact the Pre-Closing SPAC Holders or Sponsor;

(xx) (A) incur, create or assume any Indebtedness, (B) modify the terms of any Indebtedness, or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (w) Indebtedness incurred in the ordinary course of business, (x) Indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (y) extensions of credit to customers or (z) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 6.01(a)(xx);

(xxi) pay or agree to pay Company Transaction Expenses such that the aggregate amount of Company Transaction Expenses exceed $8,250,000;

(xxii) enter into any Company Related Party Contract or amend in any material respect any existing Company Related Party Contract (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries in their capacity as an officer or director); or

(xxiii) enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a).

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(b) Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, nothing shall give SPAC, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, or (c) upon the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonably efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.03 No Claim Against the Trust Account. The Company, on behalf of itself and its Pre-Closing Holders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their SPAC shares in connection with the consummation of SPAC’s initial Business Combination or in connection with an extension of SPAC’s deadline to consummate a Business Combination; (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by an amendment to the SPAC Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to SPAC after or concurrently with the consummation of a Business Combination. The Company, on behalf of itself and its Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of the Company, nor any of its Pre-Closing Holders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, any Transaction Agreement or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company, its Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and its Pre-Closing Holders and other Affiliates, (i) hereby irrevocably waives any Released Claims that the Company, the Pre-Closing Holders and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by SPAC to induce SPAC to enter into this Agreement, and (iii) intends and understands such waiver to be valid, binding and enforceable against the Company, the Pre-Closing Holders and their respective Affiliates under applicable Law. Notwithstanding anything to the contrary, nothing in this Section 6.03 shall (x) serve to limit or prohibit the right of the Company, the Pre-Closing Holders or their respective Affiliates to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other

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equitable relief in connection with the Transactions or for Fraud in the making of the representations and warranties in Article V, and (y) serve to limit or prohibit any claims that the Company, the Pre-Closing Holders or their respective Affiliates may have in the future pursuant to this Agreement or any other Transaction Agreement against SPAC’s assets or funds that are not held in the Trust Account. This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Financial Statements.

(a) As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC true, correct, accurate and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the six (6) months then ended (the “Combined Company Interim Financial Statements”). As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC true, correct, accurate and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Combined Company Financial Statements”).

(b) The Audited Combined Company Financial Statements and the Combined Company Interim Financial Statements (A) will fairly present in all material respects the financial position of the Company and its Subsidiaries as of the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the Combined Company Interim Financial Statements, to normal year-end audit adjustments), (C) in the case of the Audited Combined Company Financial Statements, will be audited in accordance with the standards of the PCAOB, with respect the Company and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Proxy Statement. The Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

Section 6.05 FIRPTA. At the Closing, the Company shall deliver to SPAC a duly completed and executed certificate and accompanying notice to the IRS (along with authorization for SPAC to provide such documentation to the IRS), dated as of the Closing Date, in form and substance reasonably satisfactory to SPAC and conforming to the requirements of Treasury Regulations Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” (as defined in Section 897(c)(1) of the Code).

Section 6.06 Company Approvals. Upon the terms set forth in this Agreement, the Company shall, at its option, as soon as reasonably practicable after the date hereof, and in any event no later than 24 hours after the date hereof, seek to obtain the Required Company Stockholder Approval, in the form of an irrevocable written consent.

Section 6.07 Merger Sub Approval. Immediately following the execution of this Agreement, SPAC, as the sole shareholder of Merger Sub and the sole member of Merger Sub II, will approve and adopt this Agreement, the Transaction Agreements to which Merger Sub and Merger Sub II is or will be a party and the Transactions.

Section 6.08 No SPAC Common Stock Transactions. The Company acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material non-public information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material non-public information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material non-public information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of SPAC (other than engaging in the Transactions) or take any other action with respect to SPAC in violation of such Laws, or cause any third party to do any of the foregoing.

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Article VII
COVENANTS OF SPAC

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the First Effective Time, SPAC shall, and shall cause the Surviving Entity to, indemnify and hold harmless each present and former director, manager and officer of (x) the Company and each of its Subsidiaries, and (y) SPAC and each of its Subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company or its Subsidiaries, or SPAC and each of its Subsidiaries, as applicable, would have been permitted under applicable Law and their respective Organizational Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall, and shall cause its Subsidiaries and the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Organizational Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) The Company shall or shall cause one or more of its Subsidiaries to purchase, at or prior to the Closing, and SPAC shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six (6) years from the First Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by (x) the Company’s or any of its Subsidiaries’ and/or (y) SPAC’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC, the Surviving Entity and all successors and assigns of SPAC and the Surviving Entity. If SPAC or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, the SPAC Parties shall, except as expressly required by this Agreement or the Transaction Agreements or as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed) use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement or the Transaction Agreements, as consented to the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed other than with to (clause (vii) and (xii), which consent may be conditioned, withheld or delayed in the Company’s sole discretion), or as required by applicable Law, SPAC shall not and shall not permit Merger Sub and Merger Sub II to:

(i) change, modify or amend the Trust Agreement, the SPAC Organizational Documents or enter into or amend any other agreement related to the Trust Account;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC, Merger Sub or Merger Sub II, (B) split, combine or reclassify

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any Equity Securities of SPAC, Merger Sub or Merger Sub II, or (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by SPAC’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC, Merger Sub or Merger Sub II;

(iii) (A) make, change or revoke any Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to Taxes, (C) amend any Tax Return in a manner inconsistent with past practice, (D) settle or compromise any Tax liability or any Action, audit or other similar proceeding related to any amount of Taxes, (E) enter into any closing agreement with respect to any Tax, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) knowingly surrender any claim for a refund of Taxes, or (H) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(iv) take or permit to be taken, or fail to take or permit to be failed to be taken, any action that could reasonably be expected to impair, impede or prevent the Transactions from qualifying for the intended tax treatment; provided that, in each case, SPAC shall only be required to use commercially reasonable efforts to take or permit to be taken such action or inaction, and provided further that, nothing in this Section 7.02(a)(iv) shall require SPAC to (A) violate applicable Law or the governing documents of SPAC, (B) consent to or obtain any Potential Financing, (C) distribute cash from the Trust Account to the shareholders of SPAC or (D) cause the Pre-Closing SPAC Holders or Sponsor to exchange their shares of SPAC Common Stock for Equity Securities of an entity other than SPAC;

(v) enter into, renew or amend in any material respect, any transaction or Contract, other than those that SPAC reasonably believes are necessary to effect the Closing;

(vi) subject to Section 8.01(f), waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than Working Capital Loans up to $1,500,000;

(viii) (A) hire any employee, (B) make any change in the management structure of any SPAC Party or (C) except as expressly contemplated by this Agreement, establish, adopt or enter into any Benefit Plan;

(ix) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any SPAC Party (other than the Transactions);

(x) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of any SPAC Party;

(xi) directly or indirectly acquire by merging or consolidating with, or by purchasing any assets of, or by purchasing any Equity Security in, or by any other manner, any Person;

(xii) other than in connection with any Pre-Approved Arrangements, (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (other than SPAC Warrants to be issued to SPAC’s Affiliates or stockholders in satisfaction of the Working Capital Loans incurred in compliance with this Agreement), (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein or (C) acquire any Equity Securities in any Person or form any Subsidiary;

(xiii) pay or agree to pay SPAC Transaction Expenses such that the aggregate amount of SPAC Transaction Expenses exceed $17,500,000;

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(xiv) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(xv) enter into any SPAC Related Party Transaction;

(xvi) make, or commit to make, any capital expenditures; or

(xvii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of any SPAC Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any SPAC Party from using the funds held by SPAC outside the Trust Account to pay any SPAC expenses or liabilities or from otherwise distributing or paying over any funds held by SPAC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c) During the Interim Period, SPAC shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material Contracts to which SPAC or its Subsidiaries may be a party.

Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), SPAC shall afford the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

Section 7.04 Section 16 Matters. Prior to the First Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05 Post-Closing Directors and Officers. Subject to the terms of the SPAC Organizational Documents, the SPAC Charter and the SPAC Bylaws, SPAC shall take all such action as may be necessary or appropriate such that immediately following the First Effective Time:

(a) The SPAC Board shall consist of at least seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III (with Classes I and II consisting of two (2) directors each, and with Class III consisting of three (3) directors), and such board shall initially include:

(i) Daniel Pipitone and John Muscatella as Class I directors;

(ii) two (2) Independent Director nominees to be designated by the Company prior to the Closing;

(iii) one (1) Independent Director nominee to be designated by SPAC prior to the Closing (who shall be a Class III director);

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(iv) two (2) Independent Director nominees to be designated by SPAC, who shall initially be Carter Glatt (who shall be a Class II director) and William Nance (who shall be a Class I director), in each case, so long as they are Independent Directors;

(v) such other director nominees to be designated by the Company pursuant to written notice to SPAC following the date of this Agreement; and

(vi) the class designation for the directors (other than Daniel Pipitone, John Muscatella and Carter Glatt) and the designation of the Chairperson of the SPAC Board shall be determined by the Company pursuant to written notice to SPAC following the date of this Agreement.

(b) The committees of the Board at the First Effective Time shall be mutually agreed upon by SPAC and the Company prior to the closing, subject to the terms of the Nomination Agreement.

(c) The initial officers of SPAC shall be as set forth on Schedule 7.05(b) (which schedule may be modified from time to time in the Company’s sole discretion prior to the Closing), who shall serve in such capacity in accordance with the terms of the SPAC Charter and the SPAC Bylaws following the First Effective Time.

Section 7.06 Incentive Equity Plan; ESPP. Prior to the Closing Date, SPAC shall adopt, subject to approval of the stockholders of SPAC: (a) an equity incentive plan, in the form attached hereto as Exhibit J, providing for the issuance of the number of shares of SPAC Common Stock set forth therein, with such changes as may be agreed to in writing by SPAC and the Company (the “Incentive Equity Plan”) and (b) an employee stock purchase plan, in the form attached hereto as Exhibit L, providing for the issuance of the number of shares of SPAC Common Stock set forth therein, with such changes as may be agreed to in writing by SPAC and the Company (the “ESPP”), in each case, to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date SPAC has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to (x) (i) the SPAC Common Stock issuable under the Incentive Equity Plan and (ii) the shares of SPAC Common Stock subject to the Converted SPAC RSU Awards, the Converted SPAC Option Awards and the SPAC RSU Earnout Awards and (y) the SPAC Common Stock issuable under the ESPP, and SPAC shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan or options under the ESPP remain outstanding.

Section 7.07 SPAC Bylaws and Charter. At the First Effective Time (subject to approval by the stockholders of SPAC of the same), SPAC shall adopt the SPAC Charter and the SPAC Bylaws.

Section 7.08 Pre-Approved Arrangements. If SPAC desires to seek any Pre-Approved Arrangements in accordance with this Agreement, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such Pre-Approved Arrangements as may be reasonably requested by SPAC, including by (a) using commercially reasonable efforts to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (b) using commercially reasonable efforts to assist with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing (which shall not include pro forma financial information), and (c) providing the Financial Statements and such other financial information regarding the Company (including the Audited Combined Company Financial Statements and the Combined Company Interim Financial Statements) that is readily available or within the Company’s possession and as is reasonably requested in connection with arrangement of such Pre-Approved Arrangements.

Section 7.09 SPAC Public Filings. From the date hereof through the First Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10 Listing. From the date hereof through the Second Effective Time, SPAC shall use its commercially reasonable efforts to ensure that the SPAC Class A Common Stock becomes listed on the NYSE on or on the Trading Day immediately following the Closing Date and shall prepare and submit to the NYSE a listing application, if required under the NYSE rules, covering the shares of SPAC Common Stock issuable in the Transactions, and shall

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obtain approval for the listing of such shares of SPAC Common Stock and the Company shall reasonably cooperate with SPAC with respect to such listing. From the date hereof until the SPAC Class A Common Stock becomes listed on the NYSE, SPAC shall use its commercially reasonable efforts to ensure that the SPAC Class A Common Stock remains listed on Nasdaq.

Section 7.11 Non-Transfer of Certain SPAC Intellectual Property.

(a) The Company acknowledges that SPAC is in possession of certain confidential and proprietary information of third parties received in connection with the SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, Intellectual Property rights, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s, Merger Sub’s, Merger Sub II’s and their respective Representatives’ internal notes and analysis concerning such information (collectively, “Evaluation Material”), and that the Evaluation Material is or may be subject to confidentiality or non-disclosure agreement. The Company acknowledges it has no right or expectancy in or to the Evaluation Material.

(b) The Company shall have no right or expectancy in or to the ownership or use of the name “Dune Acquisition Corp.” or any derivation thereof containing the term “DUNE”, the trading symbols “DUNE”, “DUNEU” or “DUNEW,” SPAC’s internet domain name (https://duneacq.com/), or the Intellectual Property rights therein (collectively, the “SPAC Marks”) as a trademark or other identifier of source. For clarity, nothing in this Agreement, prevents the Company from using the SPAC Marks. (i) in a non-trademark manner permitted as “fair use” under applicable trademark law (e.g., to describe the historical relationship of the parties), or (ii) to the extent required by Law.

Section 7.12 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable (A) to stockholders who have elected to have their SPAC Class A Common Stock converted to cash in accordance with the provisions of the SPAC Charter; (B) for income tax or other tax obligations of SPAC prior to Closing; and (C) for any SPAC Transaction Expenses; and (b) thereafter, the Trust Account shall terminate, except as otherwise provide therein.

Section 7.13 Takeover Laws. SPAC shall not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and SPAC will take all steps to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Article VIII
JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article IX). Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. SPAC shall promptly inform the Company of any communication between any SPAC Party, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any

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Transaction Agreement. The Company and SPAC will each pay 50% all filing fees in connection with the HSR Act, the Continuing Membership Application or other materials contemplated by this Section 8.01(a), and such fees shall constitute Company Transaction Expenses or SPAC Transaction Expense, as applicable.

(b) Each Party shall use (i) its respective commercially reasonable efforts to make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement and (ii) shall respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Notwithstanding anything to the contrary in this Section 8.01, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act (to the extent early termination is then available), and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties.

(c) The Company shall use (i) its commercially reasonable efforts to prepare and file, or cause to be prepared and filed, the Continuing Membership Application in connection with the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement, and (ii) shall provide SPAC with an opportunity to review and comment upon such application (which comments the Company shall consider in good faith and, to the extent any such comments are reasonable and relate to SPAC or the Transactions, the Company shall incorporate such comments into the Continuing Membership Application). SPAC shall use its commercially reasonable efforts to cooperate with the Company in preparing the Continuing Membership Application, including by promptly making available additional information relating to its business, assets, properties, or ownership as may be requested by FINRA and by taking such other actions requested by FINRA in connection with the Continuing Membership Application. The Parties shall respond as promptly as practicable to all requests or inquiries received from FINRA for additional documentation or information in connection with the Continuing Membership Application.

(d) During the Interim Period, the SPAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SPAC Party) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, SPAC, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

(e) Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the SPAC Parties or Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party.

(f) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any of the SPAC Parties or any of their respective Representatives (in their capacity as a representative of a SPAC Party) or, in the case of the Company or any of its Subsidiaries, any of their respective Representatives (in their capacity as a representative of a member of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. In no event shall the Company or SPAC settle or compromise any Transaction Litigation without the prior written consent of SPAC or the Company, respectively (not to be unreasonably withheld, conditioned or delayed).

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Section 8.02 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, SPAC and the Company shall, in accordance with this Section 8.02(a), jointly prepare, and SPAC shall file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (the “Proxy Statement”) to be sent to the stockholders of SPAC in advance of the Special Meeting, for the purpose of, among other things: (A) providing SPAC’s stockholders with the opportunity to redeem shares of SPAC Class A Common Stock by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Class A Common Stock to vote at the Special Meeting in favor of the SPAC Stockholder Matters, and each Party will reasonably cooperate (including causing each of its Subsidiaries and Representatives to reasonably cooperate) with the other Parties, and provide all information regarding such Party, its Affiliates and its business that is necessary for the preparation and filing of the Proxy Statement. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC’s stockholders at the Special Meeting. The Proxy Statement will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. SPAC shall (I) file the definitive Proxy Statement with the SEC and (II) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the SPAC Board in accordance with Section 8.02(b), as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii) Prior to filing with the SEC, SPAC will make available to the Company and its counsel drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into such document. SPAC shall not file any such documents with the SEC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the SPAC Class A Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. SPAC shall respond to any SEC comments on the Proxy Statement as promptly as practicable (and in any event within 10 Business Days following receipt by SPAC of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company and its counsel drafts of any such response and provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into such response. SPAC shall not respond to any such requests or comments without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

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(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall promptly file an amendment or supplement to the Proxy Statement containing such information (subject to the procedures set forth in Section 8.02(a)(ii). If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform SPAC of such information, event or circumstance and provide to SPAC all information necessary to correct any such deficiencies.

(iv) SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Proxy Statement. Each of SPAC and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of SPAC, the Company, or their respective Affiliates to any regulatory authority (including Nasdaq and/or the NYSE as applicable) in connection with the Transactions.

(b) Special Meeting. SPAC will take, in accordance with applicable Law, Nasdaq rules and its Organizational Documents, all action necessary to duly convene and hold a meeting of its stockholders (as adjourned or postponed, the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement to the stockholders of SPAC as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the SPAC Stockholder Matters and to cause such vote to be taken and (ii) provide stockholders of SPAC with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall postpone or adjourn such meeting on each and every occasion if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of SPAC Common Stock represented (either in person or by proxy) and voting to approve the SPAC Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, or (z) SPAC or the Company determines the payments for the SPAC Stockholder Redemption could reasonably be expected to cause the conditions in Section 9.01 to not be satisfied at the Closing; provided, however, in no event shall SPAC be required to adjourn or postpone the Special Meeting more than six weeks from the initial date of the Special Meeting set forth in the Proxy Statement. SPAC shall, following the Proxy Clearance Date, use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the SPAC Stockholder Matters and shall include in the Proxy Statement the SPAC Board Recommendation. SPAC shall keep the Company reasonably informed regarding all matters relating to the SPAC Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by SPAC in respect of such matters and similar updates regarding any redemptions. Notwithstanding the foregoing, if at any time prior to, but not after, obtaining approval of the SPAC Stockholder Matters, the SPAC Board determines that a Company Material Adverse Effect has occurred, the SPAC Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation if a failure to do so would, upon the advice of counsel, reasonably be expected to constitute a breach of its fiduciary duties to SPAC’s stockholders under applicable Law (a “Change in Recommendation”). SPAC shall immediately notify the Company in writing of any determination to make such Change in Recommendation. SPAC agrees that its obligations under this Agreement shall not be affected by any Change in Recommendation and, for the avoidance of doubt, it agrees (A) that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any Change in Recommendation or other intervening event or circumstance and (B) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance.

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Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall the Company permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction or sale of substantially all of the assets involving the Company or its Subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business) (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving SPAC (a “Alternate Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 8.04 Tax Matters.

(a) Tax Opinions and Disclosures. Each of the SPAC Parties and the Company shall use its commercially reasonable efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC or the Company of any opinion or the preparation of any disclosure relating to the Tax consequences of the Transactions, including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of SPAC or the Company, or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion or prepare such disclosure. If the SEC or any other Governmental Authority requests or requires that an opinion or disclosure be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion or disclosure relates to SPAC or any Pre-Closing SPAC Holders thereof, SPAC will use its commercially reasonable efforts to cause its Tax advisors to provide any such opinion or disclosure, subject to customary assumptions and limitations, and (ii) to the extent such opinion or disclosure relates to the Company or any equityholders thereof or is not otherwise addressed in clause (i), the Company will use its commercially reasonable efforts to cause its Tax advisors to provide any such opinion or disclosure, subject to customary assumptions and limitations.

(b) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by SPAC. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person or take any other reasonable action as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

Section 8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this

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Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with any Potential Financing, SPAC shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the potential equity investors, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided that, SPAC shall (i) have received the Company’s prior written consent to seek any such Potential Financing prior to disclosing any such Confidential Information in connection with such Potential Financing and (ii) have provided the Company the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any materials prior to their distribution.

(b) Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) the Company, if the disclosing party is SPAC or (B) SPAC, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith and, to the extent any such comments are reasonable, the disclosing Party shall incorporate such comments into announcement or other communication, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05, and (iii) to Governmental Authorities in accordance with Section 8.01.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into the Signing Filing. The Company and SPAC shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07 Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the SPAC and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

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(a) HSR Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) Other Approvals. The approvals and consents set forth on Schedule 9.01(b) shall have been duly obtained, made or given and shall be in full force and effect.

(c) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(d) Stockholder Approval. Each of the Required SPAC Stockholder Approval and the Required Company Stockholder Approval shall have been obtained.

(e) Minimum Closing SPAC Cash. The Available Closing SPAC Cash shall not be less than $80,000,000.

(f) Listing. The SPAC Class A Common Stock shall be listed or have been approved for listing on the NYSE (or, to the extent applicable, Nasdaq), subject only to official notice of issuance thereof.

Section 9.02 Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties the Company contained in Section 4.01 (Corporate Organization of the Company), the second sentence of Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization) and Section 4.21 (Brokers’ Fees) (collectively, the “Company Specified Representations”) shall be true and correct in all material respects as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties contained in Section 4.20 (Absence of Changes) shall be true and correct in all respects as of the Closing.

(iii) Each of the representations and warranties contained in Article IV (other than the Company Specified Representations and Section 4.20 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.02(b), a covenant or agreement of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant or agreement and such material breach is incapable of being cured, or the Company has failed to cure such breach within thirty (30) days after written notice of such breach has been delivered the Company (or if earlier, the Termination Date).

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured.

(e) Employment Agreements. The Employment Agreements have not been rescinded, amended, restated or otherwise modified in any respect.

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(f) Closing Deliveries. The Company shall have delivered (or will deliver at Closing) to SPAC the documents and deliveries set forth in Section 3.05(b)(iii).

(g) Combined Company Financial Statements. The Audited Combined Company Financial Statements shall not materially deviate from the Financial Statements other than any deviation identified on Schedule 6.05.

Section 9.03 Additional Conditions to the Obligations the Company. The obligation the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC Parties contained in Article V (other than the representations and warranties of the SPAC Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.08 (Brokers’ Fees), Section 5.10 (Business Activities) and Section 5.12 (Capitalization) (collectively, the “SPAC Specified Representations”), and Section 5.16 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(ii) Each of the SPAC Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(iii) The representations and warranties of the SPAC Parties contained in Section 5.16 (Absence of Changes) shall be true and correct in all respects as of the Closing.

(b) Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b), a covenant or agreement of the SPAC Parties shall only be deemed to have not been performed if the SPAC Parties have materially breached such covenant or agreement and such material breach is incapable of being cured, or the SPAC Parties have failed to cure such breach within thirty (30) days after written notice of such breach has been delivered to SPAC (or if earlier, the Termination Date).

(c) Officer’s Certificate. SPAC shall have delivered the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Trust Account. SPAC shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be pursuant to Section 7.12, available to SPAC for payment of the Company Transaction Expenses and the SPAC Transaction Expenses at the Closing.

(e) Closing Deliveries. SPAC shall have delivered (or will deliver at Closing) to the Company the documents and deliveries set forth in Section 3.05(b)(ii).

(f) SPAC Material Adverse Effect. Since the date of this Agreement, no SPAC Material Adverse Effect shall have occurred which is continuing and uncured.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of SPAC and the Company;

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(b) by either SPAC or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable;

(c) by SPAC or the Company, if the First Effective Time has not occurred by 11:59 p.m., Eastern Time, on July 12, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such time;

(d) by either SPAC or the Company, if SPAC fails to obtain the Required SPAC Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof); provided, that the right to terminate this Agreement pursuant to this Section 10.01(d) will not be available to SPAC if it breaches any of its obligations under Section 8.02;

(e) by SPAC, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied and (B) is not capable of being cured or, if capable of being cured, is not cured the Company before the earlier of (I) the third Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from SPAC of such breach or failure to perform; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;

(f) by SPAC, if (i) following the Special Meeting and assuming the satisfaction of all of the SPAC Stockholder Redemptions that have been elected at such time, the Available Closing SPAC Cash would not be enough to satisfy the condition set forth in Section 9.01(e), and (ii) the Company has not waived such condition within two (2) Business Days following SPAC’s request for such waiver; provided, that the right to terminate this Agreement pursuant to this Section 10.01(f) will not be available to SPAC if it materially breaches any of its obligations under Section 8.02 and such breaches have not been cured prior to termination;

(g) by SPAC, if following the delivery of the Audited Combined Company Financial Statements, the condition set forth in Section 9.02(g) cannot be satisfied;

(h) by SPAC if the Required Company Stockholder Approval has not been obtained within 24 hours after the date hereof; provided, that the right to terminate this Agreement pursuant to this Section 10.01(h) will not be available to SPAC upon the Company’s delivery to SPAC of evidence of the Required Company Stockholder Approval; or

(i) the Company, if any SPAC Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and (B) is not capable of being cured or, if capable of being cured, is not cured by such SPAC Party, as applicable, before the earlier of (I) the third Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(h) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of

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Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the First Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each SPAC Party shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of SPAC or the Company to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to any SPAC Party prior to the Closing, or to SPAC after the First Effective Time:

Dune Acquisition Corp.
700 S. Rosemary Avenue, Suite 204
West Palm Beach, FL 33401

Attention: Carter Glatt
Telephone: (917) 742-1904
E-mail: carter@duneacq.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention:
Jason D. Osborn
Facsimile: 212-294-4700
Email: JOsborn@winston.com

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel L. Rubinstein and Daniel E. Nussen

Email: joel.rubinstein@whitecase.com; daniel.nussen@whitecase.com

(b) If the Company prior to the Closing, or to the Surviving Entity after the First Effective Time, to:

TradeZero Holding Corp.

5700 Lake Worth Road Unit 209-2

Lake Worth, FL 33467

Attn: John Muscatella

E-mail: legal@tradezero.co

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with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, TX 77002

Attn: Sarah K. Morgan, Benjamin Barron, Michael Telle

Email: smorgan@velaw.com; bbarron@velaw.com; mtelle@velaw.com.

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

Section 11.05 Expenses. Except as otherwise provided herein (including Section 3.05), each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), the Non-Disclosure Agreement, dated as of May 12, 2021, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among

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any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the SPAC Parties or Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

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Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time or Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the SPAC Parties; (d) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

DUNE ACQUISITION CORP.
By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	Chief Executive Officer
DUNE MERGER SUB, INC.
By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	President
DUNE MERGER SUB II, LLC
By: Dune Acquisition Corp.
Its: Sole Member
By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

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tradezero holding corp.
By:	/s/ Daniel Pipitone
Name:	Daniel Pipitone
Title:	CEO

Signature Page to Agreement and Plan of Merger

Annex A-65

Exhibit A

Form of Sponsor Agreement

[See attached.]

Exhibit A to Agreement and Plan of Merger

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Exhibit A

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of October 12, 2021, is made by and among Dune Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”), Dune Acquisition Corp., a Delaware corporation (“SPAC”), and TradeZero Holding Corp., a Delaware corporation (the “Company”). Sponsor, SPAC and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, SPAC, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and the Company, are entering into an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), a copy of which has been made available to Sponsor;

WHEREAS, as of the date hereof, Sponsor is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,312,500 shares of SPAC Class B Common Stock and 4,850,000 SPAC Warrants, all of which are SPAC Private Placement Warrants;

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, Sponsor will (a) vote in favor of approval of the Merger Agreement and the transactions contemplated thereby and (b) agree to waive any adjustment to the conversion ratio set forth in the SPAC Organizational Documents with respect to the SPAC Class B Common Stock related to the issuance of SPAC Class A Common Stock; and

WHEREAS, as a condition to SPAC’s and the Company’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for SPAC and the Company to enter into the Merger Agreement, the Sponsor has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor agrees not to, directly or indirectly, take any action that would violate Section 8.03(b) (Exclusivity) as if Sponsor was deemed an original signatory to the Merger Agreement with respect to such provisions. Sponsor agrees not to, directly or indirectly, take any action that would violate Section 8.05(b) (Confidentiality; Publicity) of the Merger as if Sponsor was deemed an original signatory to the Merger Agreement with respect to such provisions. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a stockholder of the SPAC, and (b) nothing herein will be construed to limit or affect any action or inaction by an designee of Sponsor serving as a member of the board of directors of the SPAC acting in such person’s capacity as a director, officer, employee or fiduciary of the SPAC.

2. Registration Rights Agreement. At the Closing, Sponsor shall deliver to the Company a duly executed copy of the Registration Rights Agreement.

3. Agreement to Vote. Sponsor hereby irrevocably and unconditionally agrees that from the date hereof until the earlier of (a) the Closing, and (b) the valid termination of the Merger Agreement in accordance with Article X thereof or the termination of this Agreement, (i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject SPAC Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of

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Sponsor’s SPAC Common Stock and SPAC Warrants (together with any other Equity Securities of SPAC that Sponsor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject SPAC Equity Securities”), regardless of whether or not the Mergers or any other transaction contemplated by the Merger Agreement or of the following actions is recommended by the SPAC Board, (A) in favor of the SPAC Stockholder Matters (including, for the avoidance of doubt, any proposal to adjourn or postpone the applicable stockholder meeting to a later date if there are not sufficient votes for the approval of the SPAC Stockholder Matters or the closing condition in Section 9.01(f) of the Merger Agreement has not been satisfied) and any other matters necessary or reasonably requested by the Company for the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, (B) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Merger Agreement and the Transactions) or any Alternate Business Combination Proposal or any proposal relating to an Alternate Business Combination Proposal, (C) against any proposal in opposition to the approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, (D) against any change in the business of SPAC or the SPAC Board (other than in connection with the SPAC Stockholder Matters), and (E) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any SPAC Party under the Merger Agreement, (3) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC, (ii) not to redeem, elect to redeem or tender or submit any of its Subject SPAC Equity Securities for redemption in connection with the Merger Agreement or the Transactions, (iii) not to commit or agree to take any action inconsistent with the foregoing, (iv) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 17, 2020, by and among SPAC, its officers, its directors and Sponsor (the “Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 1 therein not to redeem any shares of SPAC Common Stock owned by Sponsor in connection with the Transactions, (v) not to modify or amend any Contract between or among Sponsor and any Affiliate of Sponsor (other than SPAC or any of its Subsidiaries), on the one hand, and SPAC or any of SPAC’s Subsidiaries, on the other hand, related to the Transactions, including, for the avoidance of doubt, the Voting Letter Agreement, (vi) to comply with the transfer restrictions set forth in the Voting Letter Agreement irrespective of any release or waiver thereof, as if such transfer restrictions remain in effect until the valid termination of the Merger Agreement in accordance with Article X thereof or the termination of this Agreement (regardless of any earlier termination of such transfer restrictions set forth in the Voting Letter Agreement), and (vii) if SPAC seeks to consummate an Alternate Business Combination Proposal by engaging in a tender offer, not to sell or tender any Subject SPAC Equity Securities in connection therewith.

4. No Transfer. Sponsor agrees that it shall not, directly or indirectly, during the period commencing on the date hereof and ending on the expiration of this Agreement pursuant to Section 9, (i) sell, assign, transfer (including by operation of Law), gift, pledge, dispose of or otherwise encumber any of the Subject SPAC Equity Securities or otherwise agree to do any of the foregoing, (ii) deposit any Subject SPAC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject SPAC Equity Securities. Notwithstanding the foregoing, the Sponsor may transfer the Subject SPAC Equity Securities (a) to the SPAC’s officers or directors, any Affiliate or Immediate Family Member of any of the SPAC’s officers or directors, any Affiliate of the Sponsor or to any members of the Sponsor or any of their Affiliate; (b) in the case of an individual, by gift to an Immediate Family Member or to a trust, the beneficiary of which is such individual’s Immediate Family Member, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) by private sales or transfers made in connection with any backstop arrangements, non-redemption agreements, or other financing arrangements made in compliance with the Merger Agreement; provided that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with SPAC and the Company agreeing to be bound by the terms of this Agreement applicable to Sponsor. For purposes of this Agreement, “Immediate Family Member” means any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin. Any action taken in violation of this Section 4 shall be null and void ab initio.

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5. Adjustments. In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of SPAC affecting Sponsor’s Subject SPAC Equity Securities, the terms of this Agreement shall apply to the resulting securities to the same extent as if such securities constituted the Subject SPAC Equity Securities owned by Sponsor as of the date hereof.

6. Waiver of Anti-dilution Protection. Sponsor hereby irrevocably and unconditionally (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that Sponsor may have with respect to the Subject Shares, subject to and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the SPAC Organizational Documents and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections with respect to the rate that the SPAC Class B Common Stock held by it converts into SPAC Class A Common Stock pursuant to Section 4.3(b) of SPAC’s Certificate of Incorporation or any other adjustment or anti-dilution protections that arise in connection with the issuance of SPAC Class A Common Stock.

7. Representations and Warranties. Sponsor represents and warrants to SPAC and the Company as follows:

(a) Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company or corporate powers, as applicable, and have been duly authorized by all necessary limited liability company or corporate actions on the part of Sponsor, as applicable. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good and marketable title to, all of Sponsor’s shares of SPAC Common Stock and SPAC Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of SPAC Common Stock or SPAC Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of SPAC Common Stock or SPAC Warrants, other than Liens pursuant to (i) this Agreement, (ii) the SPAC Organizational Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. As of the date hereof, the Sponsor is the holder of record and the beneficial owner of 4,312,500 shares of SPAC Class B Common Stock and 4,850,000 SPAC Warrants, all of which are SPAC Private Placement Warrants, and such shares of SPAC Common Stock and SPAC Warrants are the only equity securities in SPAC owned of record or beneficially by Sponsor on the date of this Agreement. Other than the SPAC Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) Sponsor has full voting power with respect to all of the Subject SPAC Equity Securities and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all Subject SPAC Equity Securities. None of the Subject SPAC Equity Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of the Subject SPAC Equity Securities, except for the SPAC Organizational Documents and the Voting Letter Agreement.

(d) The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject SPAC Equity Securities or (iv) violate any Law applicable to Sponsor or by which any of the Subject SPAC Equity Securities are bound, except, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to materially impair Sponsor’s ability to perform its obligations hereunder.

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(e) There are no Actions pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(f) Except as described on Schedule 5.08 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Sponsor, for which SPAC or any of its Affiliates may become liable.

(g) Except as set forth in the SPAC’s Form 10-K/A for the fiscal year ended December 31, 2020 filed with the SEC on June 21, 2021, neither Sponsor nor, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with SPAC or its Subsidiaries.

(h) Sponsor understands and acknowledges that each of SPAC and each Company Party is entering into the Merger Agreement in reliance upon Sponsor’s execution, delivery and performance of this Agreement.

8. Indemnification.

(a) For a period of six (6) years after the Closing Date, SPAC will indemnify, exonerate and hold harmless the Sponsor from and against all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (“Indemnified Liabilities”) incurred by the Sponsor, on or after the date of this Agreement, arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the transactions contemplated by the Merger Agreement which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of SPAC, or its control or ability to influence SPAC; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and the SPAC or any of its Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor.

(b) Promptly after Sponsor believes that it has a claim for any Indemnified Liabilities, Sponsor shall notify SPAC and specify in such notice, in reasonable detail, the nature of the claim and an estimated computation of Indemnified Liabilities, as well as other material documents in possession of Sponsor with respect to such claim, provided, that any failure or delay by the Sponsor to notify SPAC shall not relieve SPAC from its obligations hereunder (except to the extent that SPAC has been actually and materially prejudiced by such failure to promptly notify). SPAC shall have full control of the defense of any claim with respect to the Indemnified Liabilities, including any compromise or settlement thereof; provided, that SPAC shall not consent to the entry of any order or enter into any settlement agreement without the prior written consent of Sponsor; provided, further, that such consent shall not be required if such order or settlement agreement contains a full and final release by the third party asserting the claim to Sponsor, and such order or settlement agreement does not contain any criminal liability or admission of guilt or impose any other non-monetary injunctive or equitable relief against Sponsor. Sponsor shall cooperate in the defense or prosecution of such claim, including by retaining and providing to SPAC all records and information which are reasonably relevant to such claim, making employees available to provide additional information and explanation of any materials provided hereunder and executing any documents necessary in connection with any settlement or order entered into in compliance with this Section 8(b).

(c) Sponsor shall have the right to employ separate counsel reasonably satisfactory to the SPAC to represent it in any such claim with respect to Indemnified Liabilities and to participate in the defense thereof, but the fees and expenses of any such separate counsel shall be at the expense of Sponsor; provided, that, the fees and expenses of any such separate counsel shall be at the expense of SPAC if (i) the claim seeks equitable relief against Sponsor; (ii) Sponsor shall have been advised by counsel in writing, with a copy delivered to SPAC, that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including a situation in which one or more legal defenses may be available to Sponsor that are inconsistent with, different from or in addition to those available to SPAC; or (iii) SPAC authorizes Sponsor in writing to employ separate counsel at SPAC’s expense.

(d) Sponsor shall use its commercially reasonable efforts to assist SPAC in seeking insurance recoveries first in respect of any Indemnified Liabilities.

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9. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the First Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for Fraud (as defined in the Merger Agreement), (ii) Sections 9 and 10 shall each survive the termination of this Agreement, and (iii) Sections 11 through 24 shall each survive the termination of this Agreement solely to the extent related to any surviving sections.

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the Subject SPAC Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any SPAC Party or as an officer, employee or fiduciary of any SPAC Party or an Affiliate of SPAC, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SPAC Party.

11. Further Assurances. From time to time, at the Company’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

12. No Legal Action. Sponsor shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by Sponsor breaches any duty that Sponsor has (or may be alleged to have) to SPAC or to the other stockholders of SPAC; provided that the foregoing shall not limit or restrict in any manner the rights of SPAC under the Merger Agreement or of Sponsor to enforce the terms of this Agreement.

13. Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Merger Agreement, and, if to a Sponsor, to Sponsor’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

15. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 15 shall be null and void, ab initio.

16. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

17. Expenses. All fees and expenses incurred by a Party in connection herewith shall be paid by such Party, whether or not the Mergers are consummated, except as expressly provided otherwise herein or in the Merger Agreement.

18. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

19. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Annex A-71

20. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

21. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

23. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 23. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

24. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

25. Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 24, shall be required to provide any bond or other security in connection with any such injunction.

[Signature Pages Follow]

Annex A-72

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Dune Acquisition Holding LLC
By:
Name:
Title:
DUNE Acquisition Corp.
By:
Name:
Title:

Signature Page to Sponsor Agreement

Annex A-73

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

TRADEZERO HOLDING CORP.
By:
Name:
Title:

Signature Page to Sponsor Agreement

Annex A-74

Exhibit B

Form of Support Agreement

[See attached.]

Exhibit B to Agreement and Plan of Merger

Annex A-75

Exhibit B

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) dated as of October 12, 2021, is entered into by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), TradeZero Holding Corp., a Delaware corporation (the “Company”), and each of the Pre-Closing Holders set forth on Schedule A hereto (the “Supporting Holders”). SPAC, the Company and the Supporting Holders shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, SPAC, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and the Company, are entering into an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), a copy of which has been made available to each Supporting Holder;

WHEREAS, as of the date hereof, each Supporting Holder is the record owner and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Common Stock as are indicated opposite such Supporting Holder’s name on Schedule A (all such shares of Company Common Stock, together with any shares of Company Common Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) and any other shares of Company Common Stock such Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.1 shall be referred to herein collectively as such Supporting Holder’s “Subject Shares”); and

WHEREAS, as a condition to SPAC’s and the Company’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for SPAC and the Company to enter into the Merger Agreement, each Supporting Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
MERGER AGREEMENT

1.1 Binding Effect of Merger Agreement. Each Supporting Holder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Supporting Holder agrees not to, directly or indirectly, take any action that would violate Section 8.03(a) (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Supporting Holder was deemed an original signatory to the Merger Agreement with respect to such provisions. Each Supporting Holder agrees not to, directly or indirectly, take any action that would violate Section 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Supporting Holder was deemed an original signatory to the Merger Agreement with respect to such provisions.

1.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Supporting Holder makes no agreement or understanding herein in any capacity other than in such Supporting Holder’s capacity as a holder of the Subject Shares, and not in such Supporting Holder’s capacity as a director, officer or employee of the Company, and (b) nothing herein will be construed to limit or affect any action or inaction by such Supporting Holder serving as a member of the board of directors of the Company acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

Annex A-76

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF EACH SUPPORTING HOLDER

Each Supporting Holder on its own behalf represents and warrants to SPAC and the Company, severally and not jointly, with respect to such Supporting Holder’s ownership of its Subject Shares set forth on Schedule A hereto that:

2.1 Authorization; Binding Agreement.

(a) Such Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted and has all requisite power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Supporting Holder, if a natural person, has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by such Supporting Holder and, assuming the due authorization, execution and delivery by SPAC and the Company, constitutes a legal, valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity (the “Enforceability Limitations”).

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by such Supporting Holder nor performance by such Supporting Holder of the obligations herein nor the compliance by such Supporting Holder with any provisions herein will (a) violate the certificate or articles of incorporation, bylaws or other governing documents of such Supporting Holder (if the Supporting Holder is not a natural person), (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of such Supporting Holder, except as provided in the (i) Organizational Documents of the Company or the Supporting Holder’s Shareholder Admission Agreement (the “Shareholders Agreement”), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to such Supporting Holder or by which any of such Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to materially impair such Supporting Holder’s ability to perform its obligations hereunder.

2.3 Ownership of Shares; Total Shares. As of the date hereof, such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Subject Shares and has good and marketable title to all of such Supporting Holder’s Subject Shares, free and clear of any Liens, except for any such Lien that may be imposed pursuant to (i) this Agreement, (ii) any Lockup Agreement entered into by and between such Supporting Holder, SPAC and the Company, (iii) any applicable restrictions on transfer under applicable securities Laws and (iv) the Organizational Documents of the Company or the Shareholders Agreement (collectively, “Permitted Encumbrances”). As of the date hereof, the Subject Shares listed on Schedule A opposite such Supporting Holder’s name (collectively, the “Securities”) constitute all of the shares of Company Common Stock, and any other Equity Securities of the Company owned of record or beneficially owned by such Supporting Holder, and such Supporting Holder does not beneficially own or have the power to vote any other shares of capital stock or other Equity Securities of the Company.

2.4 Reliance. Such Supporting Holder understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Supporting Holder’s execution, delivery and performance of this Agreement.

2.5 Brokers. Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Supporting Holder (in their capacities as such) for which the Company or any of its Affiliates may become liable.

2.6 Investment. Such Supporting Stockholder is an “accredited investor,” as such term is defined in Regulation D of Securities Act and will acquire its portion of the Merger Consideration for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

Annex A-77

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC represents and warrants to each Supporting Holder and the Company that:

3.1 Organization and Qualification. SPAC is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authority for this Agreement. SPAC has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by SPAC has been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other corporate proceedings on the part of SPAC are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery by the Supporting Holders, constitutes a legal, valid and binding obligation of each of SPAC, Merger Sub and Merger Sub II, enforceable against SPAC in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV
ADDITIONAL COVENANTS OF THE SUPPORTING HOLDERS

Each Supporting Holder hereby covenants and agrees that:

4.1 No Transfer; No Inconsistent Arrangements.

(a) Subject to Section 4.1(b), each Supporting Holder agrees that it shall not, directly or indirectly, during the period (the “Interim Period”) commencing on the date hereof and ending on the Expiration Time, (i) sell, assign, transfer (including by operation of Law), gift, pledge, dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

(b) Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (i) in the case of a Supporting Holder that is an individual, (A) by gift to a member of one of such Supporting Holder’s Immediate Family Member, an estate planning vehicle or to a trust, the beneficiary of which is a member of such Supporting Holder’s Immediate Family Member, an affiliate of such person or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of such Supporting Holder or (C) pursuant to a qualified domestic relations order; (ii) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s organizational documents; (iii) by virtue of applicable law or such Supporting Holder’s organizational documents upon liquidation or dissolution of such Supporting Holder; (iv) to any employees, officers, directors or members of the Supporting Holder or any Affiliates of the Supporting Holder, (v) to any other Supporting Holder or (vi) with the prior written consent of the SPAC (such consent to be provided in SPAC’s sole discretion); provided, however, that a transfer referred to in this sentence shall be permitted only if, in the case of the foregoing clauses (i) through (iv), as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to SPAC, to be bound by all of the terms of this Agreement. For purposes of this Agreement, “Immediate Family Member” means any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin.

4.2 No Legal Action. Each Supporting Holder shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by such Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Shares; provided that the foregoing shall not limit or restrict in any manner the rights of the Company under the Merger Agreement or otherwise or the rights of a Supporting Holder to enforce the terms of this Agreement. Each Supporting Holder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that such Supporting Holder may have with respect to the Subject Shares under applicable Law.

Annex A-78

4.3 Cooperation. Each Supporting Holder shall provide any information reasonably requested by SPAC or the Company reasonably necessary for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

4.4 Adjustments. In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Supporting Holder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities to the same extent as if such securities constituted the Subject Shares owned by such Supporting Holder as of the date hereof.

4.5 Registration Rights Agreement. Each Supporting Holder will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Registration Rights Agreement.

4.6 Further Assurances. Each Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, such Supporting Holder shall, upon reasonable written request of such Supporting Holder by SPAC and at SPAC’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

4.7 Waiver and Release of Claims. Each Supporting Holder covenants and agrees, severally with respect to such Supporting Holder only and not with respect to any other Supporting Holder, as follows:

(a) Effective upon the Closing, in consideration for the undersigned Supporting Holder’s portion of the Merger Consideration, such Supporting Holder, on behalf of himself, herself or itself, and his, her or its Affiliates and equityholders (if the Supporting Holder is an entity) and each of their respective successors and assigns, hereby fully, unconditionally and irrevocably waives, releases, acquits and forever discharges the SPAC Parties and the Company, and each Subsidiary and Affiliate of the foregoing and their respective Representatives and equityholders, and each of their respective successors and assigns (collectively, “Released Parties”) from any claims, suits, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, debts, dues, or liabilities of any kind, actions, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), in law or equity (“Action”), which the Supporting Holder has or may have against any Released Party, whether known or unknown, suspected or unsuspected, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, and that now exist or may hereafter exist (collectively, “Claims”) solely to the extent such Claims arise or relate to any inaccuracy or miscalculation in the portion of the Merger Consideration received by such Supporting Holder in connection with the Closing (collectively, the “Released Claims”). The Supporting Holder shall refrain from directly or indirectly asserting any claim or commencing (or causing to be commenced) any Action of any kind before any Governmental Authority against any Released Party based upon any Released Claim. The release contained herein is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, law, implied or express contract, discrimination of any sort or any other grounds. To the extent permitted by applicable Law, the undersigned Supporting Holder expressly waives the benefit of any Law, which, if applied to the release set forth herein, would otherwise exclude from its binding effect any claim not known on the date hereof to exist.

(b) The Supporting Holder represents and acknowledges that: (i) he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s Representatives and (ii) in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any Representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise. The Supporting Holder further represents and acknowledges that he, she or it may hereafter discover facts in addition to or different from those which the he, she or it now knows or believes to be true with respect to the subject matter herein, and that he, she or it may hereafter come to have a different understanding of the Law that may apply to potential claims which the undersigned is releasing hereunder, but the undersigned affirms that, except as is otherwise specifically provided above, it is his, her or its intention to fully, finally and forever settle and release any and all Released Claims. In furtherance of this intention, the Supporting Holder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

Annex A-79

(c) The Supporting Holder acknowledges that he, she or it may execute, and may have executed, additional releases in connection with the Merger, and for the avoidance of doubt, the Supporting Holder will be bound by each release to which he, she or it is a party and such releases will be cumulative and not exclusive to one another.

ARTICLE V
MISCELLANEOUS

5.1 Termination. This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to a Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the First Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms and (c) a written agreement of SPAC, the Company and such Supporting Holder (the “Expiration Time”). Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

5.2 Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

5.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Merger Agreement, and, if to a Supporting Holder, to such Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

5.4 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.4 shall be null and void, ab initio.

5.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

5.6 Expenses. All fees and expenses incurred by a Party in connection herewith shall be paid by such Party, whether or not the Merger is consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Entire Agreement. This Agreement, together with Schedule A, constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

5.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Annex A-80

5.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

5.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT

5.13 Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 5.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.12, shall be required to provide any bond or other security in connection with any such injunction.

5.14 Supporting Holder Obligation Several and Not Joint. The obligations of each Supporting Holder hereunder shall be several and not joint and several, and no Supporting Holder shall be liable for any breach of the terms of this Agreement by any other Supporting Holder.

5.15 No Agreement as Director or Officer. Each Supporting Holder is entering into this Agreement solely in such Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by such Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of such Supporting Holder (including, for this purpose, any appointee or representative of such Supporting Holder to the board of directors of the Company), in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company or the Company.

[Signature Pages Follow.]

Annex A-81

The parties are executing this Agreement on the date set forth in the introductory clause above.

DUNE Acquisition Corp.
By:
Name:
Title:

Signature page to Stockholder Support Agreement

Annex A-82

TRADEZERO HOLDING CORP.
By:
Name:
Title:

Signature page to Stockholder Support Agreement

Annex A-83

JOHN MUSCATELLA
By:
Email:
Address:
DANIEL PIPITONE
By:
Email:
Address:
GIOVANNI FERRARA
By:
Email:
Address:
JOHN CARUSO
By:
Email:
Address:
KOSTA CORRIVEAU
By:
Email:
Address:

Signature page to Stockholder Support Agreement

Annex A-84

ROBERT BOGDAN JIMAN
By:
Email:
Address:

Signature page to Stockholder Support Agreement

Annex A-85

Schedule A

Name of Supporting Holder	Shares of Common Stock
John Muscatella	25,500
Daniel Pipitone	25,500
Giovanni Ferrara	25,500
John Caruso	20,400
Kosta Corriveau	5,100
Robert Bogdan Jiman	650
Total	102,650

Annex A-86

Exhibit C

Form of Lockup Agreement

[See attached.]

Exhibit C to Agreement and Plan of Merger

Annex A-87

Exhibit C

Execution Version

LOCKUP AGREEMENT

This LOCKUP AGREEMENT (this “Agreement”) dated as of October 12, 2021, is entered into by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), Dune Acquisition Holding LLC, a Delaware limited liability company (“Sponsor”), and each of the parties identified on the signature pages hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit A hereto (a “Joinder”) pursuant to Section 2.2 in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). SPAC, Sponsor and the Stockholder Parties shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, SPAC, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and TradeZero Holding Corp., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), a copy of which has been made available to each Stockholder Party;

WHEREAS, the Stockholder Parties own equity interests in the Company, and will, following the Mergers, own equity interests in SPAC; and

WHEREAS, in connection with the Mergers and as inducement for the Company and SPAC to enter into the Merger Agreement, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in SPAC.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. The following terms have the following meanings when used herein with initial capital letters:

“Immediate Family Member” means, with respect to any natural person, any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin.

“Lock-up Period” has the meaning set forth in Section 2.1(a).

“Lock-up Shares” means with respect to Sponsor, any Stockholder Party and their respective Permitted Transferees, the shares of SPAC Class A Common Stock held by such Person immediately following the closing of the Mergers.

“Lock-up Shares Period” means the period beginning on the Closing Date and ending on the earlier of (A) 180 days after (and excluding) the Closing Date and (B) subsequent to the Closing Date, the date on which SPAC completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding shares of SPAC Class A Common Stock being converted into cash, securities or other property.

“Lock-up Warrants” means with respect to Sponsor, any Stockholder Party and their respective Permitted Transferees, (A) the SPAC Warrants held by such Person immediately following the closing of the Merger and (B) the shares of SPAC Class A Common Stock issuable to such Person upon the exercise of the SPAC Warrants.

Annex A-88

“Lock-up Warrants Period” means the period beginning on the Closing Date and ending on later of (A) 30 days after (and excluding) the Closing Date and (B) December 22, 2021.

“Permitted Transferees” means, prior to the expiration of the Applicable Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to transfer such shares of SPAC Class A Common Stock pursuant to Section 2.1(b).

“Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

ARTICLE II
LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), Sponsor and each Stockholder Party agrees that it, he or she shall not Transfer (i) any Lock-up Shares until the end of the Lock-Up Shares Period, and (ii) any Lock-up Warrants until the end of the Lock-up Warrants Period (collectively, the “Lock-up Period”). For avoidance of doubt, the occurrence of any event listed in subsection (B) in the definition of Lock-Up Shares Period shall terminate this Agreement as of the closing of such event, and all SPAC Class A Common Stock restricted pursuant to this Agreement shall be released from all restrictions set forth herein.

(b) Notwithstanding Section 2.1(a) above, Sponsor and each Stockholder Party or any of their respective Permitted Transferees may Transfer any Lock-up Shares it holds during the applicable Lock-up Period: (i) to other Stockholder Parties or any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliate of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Stockholder Party or its Affiliates; (ii) by bona fide gift or gifts, including to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of such Stockholder Party or the Immediate Family Member of such Stockholder Party; (v) to any Immediate Family Member or other dependent; (vi) to a nominee or custodian of a person to whom a disposition or transfer would be permissible under clauses (ii) through (v) above; (vii) by operation of law or pursuant to an order or decree of a Governmental Authority, including any qualified domestic relations order, divorce, decree or separation agreement; (viii) in the case of a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (ix) to SPAC, the Surviving Entity or one of its Subsidiaries upon death, disability or termination of employment, in each case, of such holder; (x) pursuant to a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their shares of SPAC Class A Common Stock for cash, securities or other property (including negotiating and entering into an agreement providing for any such transaction); provided, however, that in the event that such transaction is not completed, such Sponsor or Stockholder Party’s Lock-up Shares shall remain subject to the provisions of this Section 2.1; (xi) to SPAC, (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares granted by SPAC pursuant to any employee benefit plans or arrangements which are set to expire during the applicable Lock-up Period, where any shares received by such Stockholder Party upon any such exercise will be subject to the terms of this Section 2.1, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by SPAC pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the applicable Lock-up Period, in each case on a “cashless” or “net exercise” basis, where any shares received by Sponsor or such Stockholder Party upon any such exercise or vesting will be subject to the terms of this Section 2.1; or (xii) in any transaction relating to SPAC Class A Common Stock acquired by such Stockholder Party or Sponsor in open market transactions; or (xiii) with the prior written consent of SPAC; provided, that:

(i) in the case of each transfer or distribution pursuant to clauses (i) through (viii) above, (a) each Permitted Transferee agrees to be bound in writing by the restrictions set forth in this Section 2.1; and

Annex A-89

(b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and

(ii) in the case of each transfer or distribution pursuant to clauses (ii) through (viii) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the applicable Lock-up Period (x) such Stockholder Party or Sponsor shall provide SPAC prior written notice informing them of such report or filing and (y) such report or filing shall disclose that such Permitted Transferee agrees to be bound in writing by the restrictions set forth herein.

(c) Sponsor and each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s shares of SPAC Class A Common Stock in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(d) Sponsor and each Stockholder Party also agrees and consents to the entry of stop transfer instructions with SPAC’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions (that SPAC will make best efforts to remove from the certificates evidencing the Lock-up Shares promptly upon the expiration of the applicable Lock-up Period).

(e) For the avoidance of doubt, Sponsor and each Stockholder Party shall retain all of its rights as a stockholder of SPAC with respect to the Lock-up Shares during the applicable Lock-up Period, including the right to vote any Lock-up Shares.

2.2 SPAC Directors. SPAC and Sponsor shall cause each of the directors nominees to the SPAC Board designated by SPAC pursuant to Sections 7.05(a)(iii) and 7.05(a)(iv) of the Merger Agreement to enter into a Joinder prior to the Closing in order to become a “Stockholder Party” for purposes of this Agreement.

ARTICLE III
MISCELLANEOUS

3.1 Termination. This Agreement shall be binding upon Sponsor and each Stockholder upon Sponsor’s or such Stockholder’s execution and delivery of this Agreement, but this Agreement shall only become effective immediately following the Closing (including after the settlement of any backstop arrangements, non-redemption agreements, or other financing arrangements made in compliance with the Merger Agreement). Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect and obligations of certain of the parties under the Prior Letter Agreement (as defined below) shall survive pursuant to the terms of the Prior Letter Agreement.

3.2 Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

3.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Merger Agreement, and, if to a Stockholder Party or Sponsor, to such Stockholder Party’s or Sponsor’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

3.4 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

Annex A-90

3.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

3.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8 Entire Agreement. This Agreement, together with Exhibit A, constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof (including, for the avoidance of doubt, that certain Letter Agreement, dated December 17, 2020, by and among SPAC, its executive officers, its directors and Sponsor (the “Prior Letter Agreement”). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

3.9 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

3.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

3.11 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT

3.12 Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that

Annex A-91

SPAC, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.12, shall not be required to provide any bond or other security in connection with any such injunction.

3.13 Sponsor and Stockholder Party Obligation Several and Not Joint. The obligations of Sponsor and each Stockholder Party hereunder shall be several and not joint and several, and neither Sponsor nor any Stockholder Party shall be liable for any breach of the terms of this Agreement by any other Party hereto.

[Remainder of Page Intentionally Left Blank]

Annex A-92

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

DUNE Acquisition Corp.
By:
Name:
Title:
DUNE ACQUISITION HOLDING LLC
By:
Name:
Title:

[Signature Page to Lock-up Agreement]

Annex A-93

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

John Muscatella
By:
Daniel Pipitone
By:
Giovanni Ferrara
By:
John Caruso
By:
Kosta Corriveau
By:

[Signature Page to Lock-up Agreement]

Annex A-94

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

Robert Bogdan Jiman
By:

[Signature Page to Lock-up Agreement]

Annex A-95

Exhibit A

FORM OF JOINDER TO LOCKUP AGREEMENT

[______], 20__

Reference is made to the Lockup Agreement, dated as of [•], 2022, by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), Dune Acquisition Holding LLC, a Delaware limited liability company (“Sponsor”) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

SPAC and the undersigned holder of the equity interests of SPAC (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

The undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

Annex A-96

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]
By:
Name:
Title
DUNE Acquisition Corp.
By:
Name:
Title:

[Signature Page to Joinder to Lock-up Agreement]

Annex A-97

Exhibit D

Form of SPAC Charter

[See attached.]

Exhibit D to Agreement and Plan of Merger

Annex A-98

Exhibit D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRADEZERO GLOBAL INC.

The present name of the corporation is Dune Acquisition Corp. (the “Corporation”). The Corporation was incorporated under the name “Dune Acquisition Corp.” by the filing of its original Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware on June 18, 2020. The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 17, 2020. This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the First Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The First Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

Article I
NAME

The name of the Corporation is TradeZero Global Inc.

Article II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].

Article III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

Article IV
CAPITAL STOCK

The total number of shares of all classes of stock, each with a par value of $0.0001 per share, that the Corporation shall have authority to issue is 551,000,000 shares, which shall be divided into two classes as follows: (a) 550,000,000 shares of Class A common stock (“Common Stock”) and (b) 1,000,000 shares of preferred stock (“Preferred Stock”).

Section 1. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative,

Annex A-99

participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), (i) the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation, (ii) the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote and (iii) at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any amendment to any Certificate of Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or the DGCL.

Section 4. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Section 5. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 6. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Annex A-100

Section 7. In connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, by and among the Corporation, Dune Merger Sub, Inc., Dune Merger Sub II, LLC and TradeZero Holding Corp., dated as of October 12, 2021, all of the shares of Class B common stock previously issued by the Corporation automatically converted into shares of Common Stock in accordance with the terms of the First Amended and Restated Certificate of Incorporation.

Article V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director. Except as otherwise expressly provided by the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 2 of this Article V (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. The Board also is authorized to (i) assign newly appointed or elected members of the Board to Class I, Class II or Class III, with such assignment becoming effective as of the effective date of such appointment or election and (ii) reassign incumbent members of the Board to Class I, Class II or Class III in the event that the members in each of the three classes are not as nearly equal in number as possible due to the departure of one or more directors from the Board; provided, however, that in no event shall any such reassignment shorten the term of any incumbent director without his or her consent. Notwithstanding the foregoing, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors and any rights and obligations under the Board Nomination Agreement, dated as of the date hereof, among the Corporation and the other parties thereto, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Second Amended and Restated Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

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Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Second Amended and Restated Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Article VI
STOCKHOLDERS

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and shall not be taken by written consent of the stockholders in lieu of a meeting; provided, however, prior to the first date on which Daniel Pipitone, John Muscatella, Giovanni Ferrara, John Caruso and Kosta Corriveau, and each of their respective Affiliated Persons (including family members, estate planning vehicles and other investment vehicles controlled or beneficially owned by them) (the “Principal Stockholders”) cease to beneficially own collectively at least 50% of the then-outstanding Common Stock (the “Voting Threshold Date”), any action required or permitted to be taken by the stockholders of the Corporation may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock. The term “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing; and the term “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, however, prior to the Voting Threshold Date, meetings of the stockholders of the Corporation may be called by the Principal Stockholders (acting by holders of a majority of the Common Stock held by the Principal Stockholders). Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

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Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VII
LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Second Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Article VIII
EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3. Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Section 4. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

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Article IX
CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be personally liable to the Corporation or its stockholders or to any Affiliate or creditors of the Corporation for any damages as a result of engaging in any of the activities permitted pursuant to this Article IX or which are stated in this Article IX to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged by such Identified Person. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director, officer or employee or agent of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 5. Solely for purposes of this Article IX, “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

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Section 7. The enumeration and definition of particular powers of the Board included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Second Amended and Restated Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any power conferred upon the Board under the DGCL now or hereafter in force.

Section 8. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Article X
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Second Amended and Restated Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, IX, XI of this Second Amended and Restated Certificate of Incorporation and this Article X.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith. No Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article XI
DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Article XII
SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

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Article XIII
DEFINITIONS

As used in this Second Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

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IN WITNESS WHEREOF, [•] has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this             day of            , 202[•].

[•]
By:
Name:
Title:

[[•] — Signature Page to Second Amended and Restated Certificate of Incorporation]

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Exhibit E

Form of SPAC Bylaws

[See attached.]

Exhibit E to Agreement and Plan of Merger

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Exhibit E

Amended and Restated Bylaws of

TradeZero Global Inc.

(a Delaware corporation)

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Annex A-110

Annex A-111

Amended and Restated Bylaws of
TradeZero Global Inc.

Article I — Corporate Offices

1.1 Registered Office.

The address of the registered office of TradeZero Global Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting as determined pursuant to Section 3.12 (the “Meeting Chairperson”), or (c) otherwise properly brought before the meeting by a stockholder present in person who was a stockholder of record of the Corporation at the time of giving the notice provided for in this Section 2.4, as of the record date for the meeting and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general

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partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting in the year of the closing of the business combination contemplated by that certain Agreement and Plan of Merger dated as of October 12, 2021 by and among the Corporation, TradeZero Holding Corp. and the other parties thereto (the “Business Combination”), be deemed to have occurred on [•], 2022); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate

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loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to, based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect

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to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(d) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal; and

(e) a representation that the Proposing Person(s) intend(s) to be present in person at the meeting to propose such business.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and as to any such beneficial owner if such beneficial owner is an entity, each director, executive, managing member or control person of such entity, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any stockholder proposal was brought in accordance with the provisions of these bylaws, Meeting Chairperson shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the Meeting Chairperson, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person

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(as defined in Section 2.4) who (i) was a record owner of shares of the Corporation at the time of giving the notice provided for in this Section 2.5, as of the record date for the meeting and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a) The foregoing clause (3) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c) To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C) A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Nominating Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Nominating Person;

(D) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e); and

(E) a representation that the Nominating Person(s) intend(s) to be present in person at the meeting to propose the nomination of the Nominee.

(d) A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct

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as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DCGL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii) Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation at the time of giving the notice provided for in this Section 2.5, as of the record date for the meeting and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (3) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the

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later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) General.

(a) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and as to any such beneficial owner if such beneficial owner is an entity, each director, executive, managing member or control person of such entity, and (c) any other participant in such solicitation.

(b) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the Meeting Chairperson shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the Meeting Chairperson, as applicable, determines that any nomination was not made in accordance with the provisions of Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(i) if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(ii) if electronically transmitted as provided in Section 8.1 of these bylaws.

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An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the Meeting Chairperson or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Meeting Chairperson. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the Meeting Chairperson shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Meeting Chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Meeting Chairperson, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the Meeting Chairperson shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the Meeting Chairperson, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

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2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to

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such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the Meeting Chairperson shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16 Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

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2.17 Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III — Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

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3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand or by courier;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12 Chairperson of the Board.

The Chairperson of the Board shall preside at meetings of the Board and shall perform such other duties as the Board may from time to time determine. If the Chairperson of the Board is not present at a meeting of the Board, another director chosen by the Board shall preside. In the event that the Chairperson of the Board is not independent, the Board may designate another director or directors to preside at the meetings of the independent members of the

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Board or meetings of the nonmanagement members of the Board. Meetings of stockholders shall be presided over by the Chairperson of the Board, or in his or her absence, by the Chief Executive Officer, or in her or her absence, by another person designated by the Board.

Article IV — Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action by unanimous consent without a meeting);

(v) Section 3.12 (presiding director); and

(vi) Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

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The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V — Officers

5.1 Officers.

The officers of the Corporation shall include a chairperson of the Board, a president and a secretary. The Corporation may also have, at the discretion of the Board, a vice chairperson of the Board from among its members, a chief executive officer (who, absent action by the Board stating otherwise, shall also be the president for purposes of the DGCL), a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6 Representation of Securities of Other Entities.

The Chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

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Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII — General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

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7.5 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be

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transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX — Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

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Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)     for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)     for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)    initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)     if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

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9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

Subject to the terms of any provision of the Certificate or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9 Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other

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enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X — Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.
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[•]

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting secretary of [•], a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on ___________, 2022, effective as of ______________, 2022 by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ___ day of ___, 2022.

[•]
[Secretary]

[[•] — Signature Page to Amended and Restated Bylaws]

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Exhibit F

Form of Registration Rights Agreement

[See attached.]

Exhibit F to Agreement and Plan of Merger

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Exhibit F

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ], is made and entered into by and among Dune Acquisition Corporation, a Delaware corporation (the “Company”), Dune Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature pages hereto and the undersigned parties listed on the signature page hereto under “Holders” (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and the Sponsor entered into that certain Securities Subscription Agreement, dated as of June 18, 2020, pursuant to which the Sponsor purchased an aggregate of 3,737,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”);

WHEREAS, on December 17, 2020, the Company, the Sponsor and certain other security holders named therein (the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and such other Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on October 12, 2021, TradeZero Holding Corp., a Delaware corporation, the Company, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company, and Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will undertake the transactions described therein (the “Business Combination”);

WHEREAS, after the closing of the Business Combination, the Holders will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and the Sponsor will own certain warrants of the Company, each such warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”); and

WHEREAS, the Company and the Existing Holders desire to terminate the Existing Registration Rights Agreement and enter into this Agreement with the Holders, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given in subsection 2.3.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

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“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least $25 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have meaning given in subsection 2.3.1.

“Form S-1” shall have the meaning given in subsection 2.1.1(a).

“Form S-3” shall have the meaning given in subsection 2.1.1(b).

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or necessary to make the statements therein not misleading, or an untrue statement of a material fact or an omission to state a material fact necessary to make the statements in a Prospectus, in the light of the circumstances under which they were made, not misleading.

“Other Coordinated Offering” shall have the meaning given in subsection 2.3.1.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of the Founder Shares, (b) the Warrants (including any shares of Common Stock issued or issuable upon the exercise of the Warrants), (c) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder, and (d) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1(b).

“Sponsor” shall have the meaning given in the Preamble hereto.

“Suspension Event” shall have the meaning given in Section 3.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrants” shall have the meaning given in the Recitals hereto.

Article II
REGISTRATIONS

Section 2.1 Registration.

2.1.1 Shelf Registration. (a) The Company agrees that, within thirty (30) days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities permitted to be registered for resale from time to time pursuant to Rule 415(a)(1)(i) on a Registration Statement on Form S-1 or any similar long-form registration

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statement that may be available at such time (“Form S-1”). The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

(b) The Company agrees that, as soon as reasonably practicable after the Company is eligible to register Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”) (but in any event not less than 45 days thereafter), the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities not included on Registration Statement required to be filed pursuant to subsection 2.1.1(a) (collectively, the “Shelf Registrations”). The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 of this Agreement or any other part of this Agreement, a Registration pursuant to a Shelf Registration shall not count as a Registration unless and until the Registration Statement filed with the Commission with respect to a Registration pursuant to a Shelf Registration has been declared effective by, or become effective pursuant to rules promulgated by, the Commission. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (x) as shall be selected by the Company and (y) as shall permit the resale of the applicable Registrable Securities by the Holders.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement or a new Registration Statement if such Demanding Holders’ Registrable Securities are not then registered by a Registration Statement filed with the Commission in accordance with subsection 2.1.1 or permitted to be offered in an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 (an “Underwritten Demand”). The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) business days (one (1) business day if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three (3) Underwritten Offerings within any twelve (12)-month period pursuant to this subsection 2.1.3 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) days after the closing of an Underwritten Offering (or such shorter period if permitted by applicable lock-up agreements). Notwithstanding the foregoing, no Underwritten Demand will be effective hereunder unless the net proceeds (net of underwriting fees and commissions) to the Holders from the sale of the Registrable Securities included in such request are reasonably expected to exceed $25,000,000 or such request includes all Registrable Securities owned by the Requesting Holders at such time.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which an Underwritten Offering has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities,

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as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.3 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering or, if applicable, the effectiveness of the Registration Statement filed with the Commission with respect to the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.5.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to (a) file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company (or by the Company and the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, or (b) consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) business days in the case of filing a Registration Statement and (2) two business days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) business day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (a) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2

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hereof, and (c) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(b) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Stock or other equity securities of the Company, if any, of such requesting persons or entities and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata based on the respective number of Registrable Securities, Common Stock or other equity securities that each requesting persons, entities and Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities, Common Stock or other equity securities that such persons, entities and Holders have requested be included in such Underwritten Offering; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), and (B), Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

Section 2.3 Block Trades; Other Coordinated Offerings.

2.3.1 Block Trade and Other Coordinated Offering Rights. Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement pursuant to Section 2.1 or subsequent Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed, in the aggregate, $25 million or (y) for all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least ten (10) days prior to the day such offering is to commence and

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the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 Block Trade or Other Coordinated Offering Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw from such Block Trade or Other Coordinated Offering for any or no reason whatsoever upon written notification to The Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any). Notwithstanding anything to the contrary in this Agreement, The Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3 Piggyback Registration. Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4 Underwriters and Financial Counterparty. The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 Maximum Demands. A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.2 hereof.

Section 2.4 Restrictions on Registration Rights. If (a) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (b) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board that such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

Article III
COMPANY PROCEDURES

Section 3.1 General Procedures. The Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission, within the time frame required by subsection 2.1.1, a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding

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Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any Registration of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10 subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such

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representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such placement agent, sales agent or Underwriter;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (a) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (b) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists,

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each Holder agrees that (i) it will immediately discontinue offers and sales of Registrable Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

Article IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between

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such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

Section 5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [ ], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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Section 5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 5.2 of this Agreement.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice provided in accordance with Section 5.1 of this Agreement and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

Section 5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Section 5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

Section 5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.6 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities and (b) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of December 17, 2020, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article V shall survive any termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

By:
DUNE ACQUISITION CORPORATION, a Delaware corporation
By:
	Name:	Carter Glatt
	Title:	Chief Executive Officer
DUNE ACQUISITION HOLDINGS LLC, a Delaware limited liability company
By:
	Name:	Carter Glatt
	Title:	Managing Member

Signature Page to
Registration Rights Agreement

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HOLDERS:[1]
By:
By:
By:
By:
By:
By:

Signature Page to
Registration Rights Agreement

____________

1        NTD: Reg right holders at closing to be the Pre-Closing Holders under the Merger Agreement and Sponsor, and each of their permitted transferees in the interim period under the Stockholder Support Agreement and the Sponsor Agreement.

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Exhibit G

Form of Nomination Agreement

[See attached.]

Exhibit G to Agreement and Plan of Merger

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Exhibit G

NOMINATION AGREEMENT

This NOMINATION AGREEMENT (this “Agreement”), dated as of [________], is entered into by and between TradeZero Global Inc., a Delaware corporation f/k/a Dune Acquisition Corp. (the “Company”), Dune Acquisition Holdings LLC, a Delaware limited liability company (“Dune”) and each of the stockholders of the Company whose name appears on the signature pages hereto under “TradeZero Founders” (each, a “TradeZero Founder,” and collectively, the “TradeZero Founders”). The TradeZero Founders, Dune and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, on October 12, 2021, the Company, Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company, Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company, and TradeZero Holding Corp., a Delaware corporation, entered into that certain Agreement and Plan of Merger, (as amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”);

WHEREAS, in connection with, and effective upon, the consummation of the transactions contemplated by the Business Combination Agreement, the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, charge, complaint, audit, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any governmental authority.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no Party shall be deemed to be an Affiliate of another Party solely by reason of the execution and delivery of this Agreement.

“Affiliated Investor” means, with respect to any TradeZero Founder, (i) any investment fund or holding company that is directly or indirectly managed or advised by a manager or advisor of such TradeZero Founder and (ii) any of its Affiliates or any other Person who or which is otherwise an Affiliate of any such TradeZero Founder (other than the Company and its subsidiaries).

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each TradeZero Founder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares or other securities are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

“Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

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“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Dune Director” means each of Carter Glatt, William Nance and [_______]1, as may be modified pursuant to Section 2.1(d).

“Independent Director” means a director that qualifies as “independent” for all purposes under the rules and regulations of the applicable stock exchange on which the Common Stock is currently listed.

“Initial Share Ownership” means, with respect to the TradeZero Group, the number of shares of Common Stock Beneficially Owned by the TradeZero Group as of immediately following the Closing.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (ii) executing agreements and instruments, and (iii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“TradeZero Directors” means the director designees of the TradeZero Group.

“TradeZero Family Members” means as to any TradeZero Founder, (a) any spouse, former spouse, sibling, niece, nephew, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of such TradeZero Founder; (b) any lineal descendent of such TradeZero Founder or any Person identified in clause (b) of this definition (and any spouse or former spouse of any such Persons, including adoptive relationships and stepchildren); (c) any trust established by, and in which at least 75% of the beneficial interest is directly or indirectly held by or for the benefit of, any such TradeZero Founder or one or more Persons identified in clauses (a), (b), or (f) of this definition and one or more Persons exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; (d) any limited liability company, partnership or other estate planning or family business vehicle of which such TradeZero Founder or one or more Persons identified in clauses (a), (b) or (f) of this definition serves as managing member, manager, general partner or otherwise, as applicable, and in which at least 75% of the economic interest is directly or indirectly held by or for the benefit of any one or more of such Persons; (e) any tax-exempt foundation, charitable trust, non-profit entity or other entity established by such TradeZero Founder or any Person identified in clauses (a), (b) or (f) of this definition, so long as the voting and disposition authority with respect to the Common Stock are controlled by or under the appointment of such TradeZero Founder or any Person identified in clauses (a), (b) or (f) of this definition; and (f) executors, administrators or beneficiaries of the estates of any such now or hereafter deceased Person, guardians or members of a committee for any such Person who is or becomes incompetent, or similar Persons duly authorized by law to administer the estate or assets of any such Person identified in this definition.

“TradeZero Group” means each of the TradeZero Founders and any of their respective Affiliates, Family Members and Affiliated Investors and their respective permitted assigns.

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply

____________

1        To be the additional Independent Director nominated by the Company pursuant to Section 7.05 of the Business Combination Agreement.

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equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; and (viii) references to any Person include such Person’s successors and permitted assigns.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted or caused this Agreement to be drafted.

Article II
VOTING AND GOVERNANCE MATTERS

Section 2.1 Designees.

(a) Upon the Closing, the Parties shall take all such action as may be necessary or appropriate so that the Board shall be composed as set forth in Section 7.05 of the Business Combination Agreement.

(i) For so long as the TradeZero Group Beneficially Owns a number of shares of Common Stock representing at the percentage of its Initial Share Ownership shown below, the Company will take all Necessary Action to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the TradeZero Group that, if elected, would result in the number of TradeZero Directors serving on the Board that is shown below.

Percentage of the Initial Share Ownership	Number of TradeZero Directors
50% or greater	4 (2 Independent Directors)
Less than 50% but greater than 30%	3 (1 Independent Director)
Less than 30% but greater than 15%	2
Less than 15% but greater than 5%	1

(ii) Subject to the other terms and conditions of this Agreement (including Section 2.1(g)), each Dune Director shall remain on the Board until the expiration of his or her initial term. Following the expiration of the initial terms of each Dune Director, the Company and Dune shall cause each Dune Director to offer to tender their resignation, effective immediately, which offer shall be accepted by the Company at the discretion of the Nominating and Governance Committee of the Board (and to the extent the Company accepts any such resignation, the corresponding vacancies on the Board shall be filled in accordance with the Company’s governing documents).

(iii) Subject to applicable laws and stock exchange regulations, for so long as the TradeZero Group has the right to appoint at least two Directors to the Board under this Agreement, the Company will take all Necessary Action to cause the Board to appoint at least two TradeZero Directors to serve on each committee of the Board. Subject to applicable laws and stock exchange regulations, for so long as the TradeZero Group has the right to appoint one Director to the Board under this Agreement, the Company will take all Necessary Action to cause the Board to appoint one TradeZero Director to serve on each committee of the Board.

(iv) Following the Closing and for so long as the TradeZero Group is entitled to designate any Person to the Board pursuant to Section 2.1, the Company will take all Necessary Action to cause the Board to appoint one TradeZero Director to serve as Chair of the Board.

(b) In the event that the TradeZero Group has nominated fewer than the total number of designees that it shall be entitled to nominate pursuant to Section 2.1(a), then the TradeZero Group shall have the right, at any time and from time to time, to nominate such additional designee(s) to which it is entitled, in which case, the Company shall take all necessary corporate action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to (x) increase the size of the Board as required to enable the TradeZero Group to so nominate such additional designee(s), and (y) designate such additional designees nominated by the TradeZero Group to fill such newly created vacancy or vacancies, as applicable.

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(c) The Board may increase its size in accordance with the Company’s governing documents; provided, that (i) if the number of directors is so increased, the Board will use reasonable efforts to ensure the Board has an odd number of directors and (ii) any increase in the number of directors shall result in a proportional increase in the number of TradeZero Directors (who shall all be Independent Directors) that may be appointed pursuant to this Section 2.1, rounded up.

(d) The TradeZero Group and Dune shall have the exclusive right to remove the TradeZero Directors and Dune Directors, respectively, from the Board (including any committees thereof), and the Company shall take all Necessary Action to cause the removal of any such designee at the request of the TradeZero Group or Dune, as applicable. The TradeZero Group and Dune shall have the exclusive right to designate directors to the Board to fill vacancies created by reason of death, removal or resignation of the TradeZero Directors and Dune Directors, respectively, and the Company shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by the TradeZero Group or Dune, as applicable, as promptly as reasonably practicable, in each case subject to any restrictions set forth in this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the TradeZero Group shall not have the right to designate a replacement director, and the Company shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by the TradeZero Group in excess of the number of directors that it is then entitled to designate for membership on the Board pursuant to this Agreement. Except as set forth above, the appointment of directors to fill any Board vacancies will be the responsibility of the Nominating and Governance Committee of the Board and the Board.

(e) The Company agrees to take all Necessary Action to cause the Board to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the Persons designated pursuant to this Section 2.1 (to the extent that directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled to identify such individual as a TradeZero Director pursuant to this Agreement.

(f) Upon any decrease in the number of directors that the TradeZero Group is entitled to designate for nomination to the Board, the TradeZero Group shall cause the appropriate number of TradeZero Directors to offer to tender their resignation, effective immediately, which offer shall be accepted by the Company at the discretion of the Nominating and Governance Committee of the Board (and to the extent the Company accepts any such resignation, the corresponding vacancy on the Board shall be filled in accordance with the Company’s governing documents).

(g) The TradeZero Group or Dune shall take all Necessary Action to cause any of its TradeZero Directors or Dune Director, as applicable, to resign promptly from the Board if such Director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the stock exchange on which the Common Stock is listed, or by applicable law, (ii) has engaged in acts or omissions constituting a breach of the Director’s fiduciary duties to the Company and its stockholders or (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law; provided, however, that, subject to the limitations set forth in this Section 2.1, the TradeZero Group or Dune, as applicable, shall have the right to replace such resigning Director with a Director, such newly named Director to be appointed promptly to the Board in place of the resigning Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board.

(h) Any right of the TradeZero Group under this Agreement shall be deemed to be exercised if approved by the holders of a majority of the Common Stock held by the TradeZero Group at the time of determination.

Article III
REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 3.1 Existence; Authority; Enforceability. If such Party is not an individual, such Party has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or

Annex A-152

formation, and has the power and authority to enter into this Agreement and to carry out its obligations hereunder, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such Party is an individual, such Party has the authority to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against such Party in accordance with its terms.

Section 3.2 Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

Section 3.3 Consents. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

Article IV
INFORMATION

Section 4.1 Sharing of Information. Each TradeZero Director and Dune Director is permitted to disclose to the TradeZero Group or Dune (and its Affiliates), as applicable, information about the Company and its Affiliates that he or she receives as a result of being a director. Each of the TradeZero Founders and Dune recognizes that it, or its Affiliates and representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its subsidiaries the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each of TradeZero Founders and Dune covenants and agrees with the Company that it will not (and will cause its respective Affiliates and representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of its own or its representatives, (ii) disclosure is required by applicable law or court of competent jurisdiction or requested by a governmental entity, provided that it promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information was available or becomes available to it before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or (iv) such information was independently developed by the it or its representatives without the use of the Confidential Information.

Article V
EFFECTIVENESS AND TERMINATION

Section 5.1 Termination. This Agreement shall terminate automatically as to the TradeZero Group at such time as the TradeZero Group no longer has any rights to nominate any directors pursuant to Section 2.1; provided, however, each TradeZero Founder may in his sole discretion elect to terminate this Agreement as to himself and his Affiliates, Family Members and Affiliated Investors if such TradeZero Founder (together with his TradeZero Founders and any of their respective Affiliates, Family Members and Affiliated Investors) no long Beneficially Owns 1% of the outstanding voting stock of the Company. This Agreement shall terminate automatically as to Dune following its compliance with its obligations in Section 2.1(a)(ii).

Annex A-153

Article VI
MISCELLANEOUS

Section 6.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

If to the Company, to:

Dune Acquisition Corp.

700 S. Rosemary Avenue, Suite 204

West Palm Beach, FL 33401

Attention: Carter Glatt

Telephone: (917) 742-1904

E-mail: carter@duneacq.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, TX 77002

Attn: Sarah K. Morgan; Benjamin Barron; Mike Telle

Email: smorgan@velaw.com; bbarron@velaw.com; mtelle@velaw.com

(a) If to the TradeZero Founders, to the addresses set forth on Exhibit A hereto or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 6.2 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 6.3 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.4 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the subject matter hereof. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 6.5 Further Assurances. Each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement.

Section 6.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive laws

Annex A-154

of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 6.7 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that no Party, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.7, shall be required to provide any bond or other security in connection with any such injunction.

Section 6.8 Consent To Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.9 Amendments; Waivers.

(a) This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

(b) At any time and from time to time, any Party hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the any other Party, as applicable and (b) subject to the requirements of applicable law, waive compliance by any other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed by the waiving Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 6.10 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 6.10 shall be null and void, ab initio.

Section 6.11 No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

[Signature page follows.]

Annex A-155

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:
TradeZero Global Inc.
By:
Name:
Title:
DUNE:
Dune Acquisition Holdings LLC
By:
Name:
Title:

[Signature Page to Nomination Agreement]

Annex A-156

TRADEZERO FOUNDERS:
By:
Name:	John Muscatella
By:
Name:	Daniel Pipitone
By:
Name:	Giovanni Ferrara
By:
Name:	John Caruso
By:
Name:	Kosta Corriveau

[Signature Page to Nomination Agreement]

Annex A-157

EXHIBIT A

TradeZero Founders	Address
John Muscatella	[•]
Daniel Pipitone	[•]
Giovanni Ferrara	[•]
John Caruso	[•]
Kosta Corriveau	[•]

Annex A-158

Exhibit H

Form of First Certificate of Merger

[See attached.]

Exhibit H to Agreement and Plan of Merger

Annex A-159

Exhibit H

CERTIFICATE OF MERGER

of

DUNE MERGER SUB, INC.
(a Delaware corporation)

with and into

TRADEZERO HOLDING CORP.
(a Delaware corporation)

In accordance with the provisions of Title 8, Sections 103 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”), TradeZero Holding Corp., a Delaware corporation (the “Company”), hereby certifies the following facts in connection with the merger of Dune Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”).

FIRST:    The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) of the Merger are:

Name:	State of Incorporation:
TradeZero Holding Corp.	Delaware
Dune Merger Sub, Inc.	Delaware

SECOND:    The Agreement and Plan of Merger, dated as of October 12, 2021, by and among the Company, Merger Sub, Dune Merger Sub II, LLC, a Delaware limited liability company, and Dune Acquisition Corp., a Delaware corporation (as amended, the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 (and Section 228) of the DGCL.

THIRD:    The Company shall be the surviving corporation of the Merger (the “Surviving Corporation”).

FOURTH:    The name of the Surviving Corporation is “TradeZero Holding Corp.” which shall be a Delaware corporation.

FIFTH:    The certificate of incorporation of the Company, as in effect immediately prior to the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”), shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A attached hereto, and such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended and restated in accordance with applicable law and such certificate of incorporation.

SIXTH:    An executed copy of the Merger Agreement is on file at 5700 Lake Worth Road Unit 209-2, Lake Worth, FL 33467, which is the principal place of business of the Surviving Corporation.

SEVENTH:    An executed copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

EIGHTH:    This Certificate of Merger, and the Merger provided for herein, shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

Annex A-160

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by a duly authorized officer on this __ day of ___, 2021.

[___________]
By:
Name:
Title:

[Signature Page to Certificate of Merger]

Annex A-161

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF TRADEZERO HOLDING CORP.

TradeZero Holding Corp., a Delaware corporation (the “Corporation”), hereby certifies that:

1. The name of the Corporation is TradeZero Holding Corp.

2. The registered office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. The total number of shares of stock that the Corporation shall have authority to issue is [___________] ([_____]) shares of Common Stock, $0.001 par value per share. Each share of Common Stock shall be entitled to one vote.

5. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote.

6. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The size of the Board of Directors shall be determined as set forth in the bylaws of the Corporation, as in effect from time to time (the “Bylaws”). The election of directors need not be by written ballot unless the Bylaws shall so require.

7. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

8. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

9. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such

Annex A-162

person. Any person seeking indemnification under this paragraph shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. The Corporation shall be the indemnitor of first resort for any director or officer who is entitled to indemnification and advancement pursuant to this paragraph (i.e., the Corporation’s obligations to indemnify a director or officer shall be primary and any obligation of a current or former third party employer, partnership of which such director or officer is a partner, limited liability company of which such director or officer is a member or affiliate of such director or officer (any such person, an “Indemnitor”), to advance expenses or provide indemnification for the same expenses or liabilities incurred by such director or officer are secondary) and it shall be required to advance the full amount of expenses incurred by such director or officer and shall be liable for the full amount of expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this certificate of incorporation (or any other agreement between the Corporation and such director or officer), without regard to any rights such director or officer may have against any Indemnitor. The Corporation shall have no right to seek contribution or other reimbursement from any Indemnitor for any payments by the Corporation.

Any amendment, repeal or modification of the foregoing provisions of this paragraph shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

10. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors or stockholders. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

11. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.

12. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

13. The Corporation hereby elects not be governed by Section 203 of the DGCL.

Annex A-163

Exhibit I

Form of Second Certificate of Merger

[See attached.]

Exhibit I to Agreement and Plan of Merger

Annex A-164

Exhibit I

CERTIFICATE OF MERGER

of

TRADEZERO HOLDING CORP.
(a Delaware corporation)

with and into

DUNE MERGER SUB II, LLC
(a Delaware limited liability company)

In accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), Dune Merger Sub II, LLC, a Delaware limited liability company (the “Company”), hereby certifies the following facts in connection with the merger of TradeZero Holding Corp., a Delaware corporation (“TradeZero”), with and into the Company (the “Merger”).

FIRST:    The name, jurisdiction of formation and type of entity of each of the constituent entities (the “Constituent Entities”) of the Merger are:

Name:	Jurisdiction; Type of Entity
Dune Merger Sub II, LLC	Delaware; Limited Liability Company
TradeZero Holding Corp.	Delaware; Corporation

SECOND:    The Agreement and Plan of Merger, dated as of October 12, 2021, by and among the Company, TradeZero, Dune Merger Sub, Inc., a Delaware corporation, and Dune Acquisition Corp., a Delaware corporation (as amended, the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Entities in accordance with Section 18-209 of the DLLCA.

THIRD:    The Company shall be the surviving entity of the Merger (the “Surviving Entity”).

FOURTH:    The name of the Surviving Entity is “[___________]” which shall be a Delaware limited liability company.

FIFTH:    The certificate of formation of the Company, as in effect immediately prior to the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”), shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A attached hereto, and such certificate of formation, as so amended and restated, shall be the certificate of formation of the Surviving Entity until thereafter amended and restated in accordance with applicable law and such certificate of formation.

SIXTH:    An executed copy of the Merger Agreement is on file at 5700 Lake Worth Road Unit 209-2, Lake Worth, FL 33467, which is the principal place of business of the Surviving Entity.

SEVENTH:    An executed copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any stockholder or member of any Constituent Entity.

EIGHTH:    This Certificate of Merger, and the Merger provided for herein, shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

Annex A-165

IN WITNESS WHEREOF, the Surviving Entity has caused this Certificate of Merger to be executed by a duly authorized officer on this __ day of ___, 2022.

[___________]
By:
Name:
Title:

[Signature Page to Certificate of Merger]

Annex A-166

EXHIBIT A

RESTATED CERTIFICATE OF FORMATION

OF Dune Merger Sub II, LLC

This Certificate of Formation is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company under the Act.

1.      Name. The name of the limited liability company is Dune Merger Sub II, LLC (the “Company”).

2.      Registered Office; Registered Agent. The address of the registered office of the Company required to be maintained by Section 18-104 of the Act is:

251 Little Falls Drive

Wilmington, Delaware 19808

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

Annex A-167

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on ____________, 20__.

[Typed name here]
Authorized Person

Annex A-168

Exhibit J

Form of Incentive Equity Plan

[See attached.]

Exhibit J to Agreement and Plan of Merger

Annex A-169

Exhibit J

TRADEZERO GLOBAL INC.
2022 LONG TERM INCENTIVE PLAN

1. Purpose. The purpose of the TradeZero Global Inc. 2022 Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) TradeZero Global Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors, consultants, and other individual service providers, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to any person or entity, any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b) “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation– Stock Compensation, as amended or any successor accounting standard.

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

(d) “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the TradeZero Group) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii) The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the

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Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii) or (iv) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h) “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii) or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

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(i) “Closing Date” shall have the meaning given to such term in that certain Business Combination Agreement and Plan of Merger by and among Dune Acquisition Corp., Dune Merger Sub, Inc., Dune Merger Sub II, LLC and TradeZero Holding Corp., dated as of October 12, 2021.

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(k) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(l) “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(m) “Effective Date” means [•], 2022.

(n) “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any Affiliate, and any other person who provides services to the Company or any Affiliate, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(p) “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(q) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Merger Agreement” means that certain Agreement and Plan of Merger by and among Dune Acquisition Corp., TradeZero Holding Corp. and the other parties thereto.

(s) “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(t) “Nonstatutory Option” means an Option that is not an ISO.

(u) “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(v) “Option Plan” means the TradeZero Holding Corp. 2021 Stock Option Plan, as amended from time to time.

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(w) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(x) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(y) “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(z) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(aa) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(bb) “RSU Plan” means the TradeZero Holding Corp. 2021 Restricted Stock Unit Award Plan, as amended from time to time.

(cc) “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(dd) “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(ee) “SEC” means the Securities and Exchange Commission.

(ff) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(gg) “Stock” means the Company’s Class A Common Stock, par value $0.001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(hh) “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(ii) “Substitute Award” means an Award granted under Section 6(j).

(jj) “TradeZero Family Members” means (a) John Muscatella, Daniel Pipitone, Giovanni Ferra, John Caruso and Kosta Corriveau, (b) any spouse, former spouse, sibling, niece, nephew, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of any person named in clause (a); (c) any lineal descendent of any person identified in clause (a) or (b) and any spouse or former spouse of any such Person, including adoptive relationships and stepchildren; (d) any trust established by, and in which at least 75% of the beneficial interest is directly or indirectly held by or for the benefit of, any one or more Persons identified in clauses (a), (b), (c) or (g) of this definition and one or more Persons exempt from federal taxation under Section 501(c)(3) of the Code; (e) any limited liability company, partnership or other estate planning or family business vehicle of which one or more Persons identified in clauses (a), (b), (c) or (g) of this definition serves as managing member, manager, general partner or otherwise, as applicable, and in which at least 75% of the economic interest is directly or indirectly held by or for the benefit of any one or more of such Persons; (f) any tax-exempt foundation, charitable trust, non-profit entity or other entity established by any person or entity identified in clauses (a), (b), (c) or (g) of this definition, so long as the voting and disposition authority with respect to the Common Stock are controlled by or under the appointment of any person or entity identified in clauses (a), (b), (c) or (g) of this definition; and (g) executors, administrators or beneficiaries of the estates of any such now or hereafter deceased Person, guardians or members of a committee for any such Person who is or becomes incompetent, or similar Persons duly authorized by law to administer the estate or assets of any such Person identified in this definition.

(kk) “TradeZero Group” means the TradeZero Family Members and their respective Affiliates.

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3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi) determine the treatment of an Award upon a termination of employment or other service relationship;

(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii) interpret and administer the Plan and any Award Agreement;

(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant. The Committee’s determinations need not be uniform with respect to Participants, and need not apply consistently across Awards.

(b) Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers

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have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any Affiliate, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any Affiliate acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e) Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any Affiliate operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4. Stock Subject to the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, the total number of shares of Stock reserved and available for delivery with respect to Awards under the Plan is equal to (i)           3 shares of Stock, and such number of shares of Stock shall be available for the issuance of shares upon the exercise of ISOs, plus (ii)            shares of Stock subject to awards of restricted stock units originally granted under the RSU Plan that are assumed and converted in accordance with the Merger Agreement, plus (iii)            shares of Stock subject to SPAC RSU Earnout Awards (as defined in the Merger Agreement) that are issued in accordance with the Merger Agreement, minus (iv)            shares of Stock subject to awards of stock options originally granted under the Option Plan that are assumed and converted in accordance with the Merger Agreement; provided, that, on January 1 of each calendar year occurring after the Effective Date and prior to the tenth anniversary of the Effective Date, the total number of shares of Stock reserved and available for delivery with respect to Awards under the Plan shall increase by a number of shares of Stock equal to the lesser of (x) 4% of the total number of shares of Stock outstanding as of December 31 of the immediately preceding calendar year and (y) such smaller number of shares of Stock as is determined by the Board; provided, further, that such annual adjustment shall not affect the maximum number of shares that may be issued pursuant to Options intended to be ISOs.

(b) Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

____________

3        Note to Draft: Amount to equal 8% of the outstanding shares of Stock immediately following the closing.

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(c) Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d) Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to non-employee members of the Board under Section 5(b), nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated).

(e) Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility; Award Limitations for Non-Employee Members of the Board.

(a) Awards may be granted under the Plan only to Eligible Persons.

(b) In each calendar year during any part of which the Plan is in effect, a non-employee member of the Board may not be granted Awards for such individual’s service on the Board having a value (determined, if applicable, pursuant to ASC Topic 718) on the date of grant in excess of $500,000; provided, that for any calendar year in which a non-employee member of the Board (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, additional Awards may be granted to such non-employee member of the Board in excess of such limit; provided, further, that the limit set forth in this Section 5(b) shall be applied without regard to (A) cash fees paid to a non-employee member of the Board during such calendar year (or grants of Awards, if any, made to a non-employee member of the Board in lieu of all or any portion of such cash fees) or (B) grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a director of the Company.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including subjecting such awards to service- or performance-based vesting conditions. Without limiting the scope of the preceding sentence, with respect to any performance-based conditions, (i) the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and (ii) any such performance goals may relate to the performance of the Participant, the Company (on a consolidated basis), or to specified subsidiaries, business or geographical units or operating areas of the Company, (iii) the performance period or periods over which performance goals will be measured shall be established by the Committee, and (iv) any such performance goals and performance periods may differ among Awards granted to any one Participant or to different Participants. Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b) Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or

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in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(ii) Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c) SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the Fair Market Value per share of Stock subject to an SAR as of the date of grant of the SAR if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

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(iii) Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv) Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Sections 7(a)(iii) and (iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i) Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii) Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f) Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in

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connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i) Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate, including for purposes of any annual or short-term incentive or other bonus program.

(j) Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the Guidance and regulations promulgated thereunder, if applicable, and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option or SAR in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7. Certain Provisions Applicable to Awards.

(a) Limit on Transfer of Awards.

(i) Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii) Except as provided in Sections 7(a)(i), (iii), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii) To the extent specifically provided by the Committee and permitted pursuant to Form S-8 and the instructions thereto, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish; provided, however, that no Award (other than a Stock Award) may be transferred to a third-party financial institution for value.

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(iv) An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e) Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and the Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c) Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired

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under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of Dividend Equivalents or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d) Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e) Change in Control and Other Events. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to an SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

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(iii) cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

(iv) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9. General Provisions.

(a) Tax Withholding. The Company and any Affiliate are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, the Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any Affiliate, (ii) interfering in any way with the right of the Company or any Affiliate to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Wilmington, Delaware.

(d) Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or

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Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e) Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h) Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i) Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j) Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition

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precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k) Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l) Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy. No recovery of cash payments or shares of Common Stock under such clawback policy will be an event giving rise to a right to resign for “good reason” or assert “constructive termination” (or any similar term) under any agreement with the Company or any subsidiary.

(m) Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n) Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10. Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation

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or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

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Exhibit K

Form of Employment Agreement

[See attached.]

Exhibit K to Agreement and Plan of Merger

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Exhibit K

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on [•], 2022 (the “Effective Date”) by and between TradeZero USA, Inc., a Delaware corporation (the “Company”), and [Daniel Pipitone / Kosta Corriveau] (“Executive”), and is conditioned upon the occurrence of, and shall become effective concurrently with, the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger, by and among Dune Acquisition Corp., a Delaware corporation (“Parent”), TradeZero Holding Corp., a Delaware corporation, and the other parties thereto, dated as of the date hereof (the “Merger Agreement”).

Agreement

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term commencing on the Closing Date (as defined in the Merger Agreement) and ending on the [•] anniversary of the Effective Date (such period, the “Initial Period”); provided, however, Executive’s employment hereunder (if not earlier terminated) shall automatically renew for successive 12-month periods on the [•] anniversary of the Effective Date and each anniversary thereafter (each such 12-month extension period, a “Renewal Period”), unless either party provides the other party with written notice, at least ninety (90) days prior to the end of the then-existing Initial Period or Renewal Period of an intent not to renew the Employment Period (a “Notice of Non-Renewal”) following the end of the then-existing Initial Period or Renewal Period, as applicable. The period that Executive is employed hereunder is referred to as the “Employment Period.”

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, Executive shall serve as [•] of the Company and shall perform such duties as are usual and customary for such positions and such other duties as the board of directors (the “Board”) of Parent shall from time to time reasonably assign to Executive. Executive shall report directly to the [Board][the Company’s Chief Executive Officer].

(ii) During the Employment Period, Executive agrees to devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, Parent and their respective direct and indirect subsidiaries (collectively, the Company, Parent, and their direct and indirect subsidiaries are referred to herein as the “Company Group”). Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees consistent with Parent’s conflicts of interests policies and corporate governance guidelines in effect from time to time, (B) manage Executive’s personal investments, or (C) engage in those activities set forth on Exhibit A, in each case so long as such activities do not materially interfere with the performance of Executive’s responsibilities to any member of the Company Group.

(b) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive a base salary (the “Base Salary”) at the annualized rate of $[•]. The Base Salary shall be paid in installments at such intervals as the Company pays executive salaries generally, but not less often than monthly. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase, in the discretion of the Board. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(ii) Annual Bonus. In addition to the Base Salary, Executive shall be eligible to earn, for each calendar year ending during the Employment Period (each, a “Bonus Year”), an annual discretionary cash performance bonus (the “Annual Bonus”). The Annual Bonus payable, if any, in respect of any Bonus Year, is subject to Executive’s continuous employment through the last day of the Bonus Year to which it relates, and shall be paid no later than the March 15 of the year immediately following the end of such Bonus Year.

(iii) Equity Awards. During the Employment Period, Executive shall be eligible to participate in the TradeZero Global Inc. 2022 Long Term Incentive Plan, as amended from time to time (the “LTIP”), and any other equity incentive

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plan of the Company, as in effect from time to time. Such eligibility and awards granted under the LTIP or any such plan shall be subject in all respects to, and governed by, the terms and conditions set forth in the LTIP or such plan, as applicable, as in effect from time to time and the award agreement(s) evidencing any such awards.

(iv) Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans, practices, policies and programs in which similarly situated executives of the Company are eligible to participate, subject to the terms and conditions of the applicable plans, practices, policies and programs in effect from time to time. However, the Company shall not, by reason of this Section 2(b)(iv), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan, practice, policy or program, so long as such changes are similarly applicable to similarly situated executives of the Company generally.

(v) Business Expenses. During the Employment Period, subject to Section 10(e), Executive shall be entitled to receive reimbursement for all reasonable business expenses actually incurred by Executive in the performance of Executive’s duties under this Agreement so long as Executive timely submits all documentation for such expenses, as required by the applicable policy of the Company in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for any expenses incurred after the date of Executive’s termination of employment with the Company other than to the extent incurred with the prior written consent of the Company.

(vi) Vacation. During the Employment Period, Executive shall be entitled to paid vacation time each calendar year (pro-rated for any partial year of service) in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives; provided, however, that Executive shall not receive less than 20 business days of paid vacation time per calendar year (except to the extent that paid vacation time is pro-rated for any partial year of service in accordance with the foregoing). Executive may carry over accrued but unused vacation time for any applicable calendar year or portion thereof for up to four (4) months after the beginning of the next calendar year, after which time such vacation time shall be forfeited.

3. Termination of Employment. Notwithstanding Section 1 above, Executive’s employment hereunder may end prior to the end of any then-existing Initial Period or Renewal Period, as applicable, pursuant to any of the circumstances described in this Section 3.

(a) Death or Disability. Executive’s employment hereunder shall automatically (and without any further action by any person or entity) terminate upon Executive’s death and may terminate upon notice from the Company as a result of Executive’s Disability. For purposes of this Agreement, “Disability” shall exist if the Company determines that Executive is unable, by reason of physical or mental impairment that continues for or is reasonably expected to continue for 120 consecutive days or a total of 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period, to fulfill Executive’s obligations hereunder (after accounting for reasonable accommodation, if applicable and required by applicable law). The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(b) Cause. The Company may terminate Executive’s employment hereunder at any time for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following events:

(i) Executive’s willful failure or refusal, other than due to Disability, to perform, or gross negligence in performing, Executive’s obligations pursuant to this Agreement which, if capable of cure, is not cured within 15 days following a written notice being delivered to Executive, which notice specifies such failure or negligence;

(ii) Executive’s willful commission of an act of fraud or material dishonesty in the performance of Executive’s duties or with respect to any member of the Company Group, the nature of which, and the support for which, shall be provided to Executive in writing;

(iii) Executive’s material breach of any Company Group policy applicable to Executive and made known to Executive which, if capable of cure, is not cured within 15 days following a written notice being delivered to Executive, which notice specifies the applicable breach;

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(iv) The indictment of Executive, conviction of Executive, or entry by Executive of a guilty or nolo contendere plea to any felony or any other crime or misdemeanor involving fraud;

(v) Any breach by Executive of Executive’s fiduciary duty or duty of loyalty to the Company, Parent or any other member of the Company Group which, if capable of cure, is not cured within 15 days following a written notice being delivered to Executive, which notice specifies the applicable breach; or

(vi) Executive’s material breach of any of the provisions of this Agreement, or any other written agreement between Executive and the Company or any other member of the Company Group which, if capable of cure, is not cured within 15 days following written notice thereof from the Company.

(c) Good Reason. Executive’s employment may be terminated by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without Executive’s prior consent:

(i) A material reduction in Executive’s title, duties, authority, or reporting relationships (in each case other than in conjunction with the Company’s investigating any allegation of wrongdoing against Executive);

(ii) A reduction of Executive’s Base Salary that is greater than two (2%) percent of the amount of such Base Salary;

(iii) The relocation of the geographic location of Executive’s principal place of employment by more than fifty (50) miles from [•]1, the location of Executive’s principal place of employment as of the Effective Date; or

(iv) The Company’s material breach of its obligations under this Agreement.

For purposes of this Agreement, a termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within ninety (90) days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days after the Company’s receipt of such notice, and (C) Executive terminates Executive’s employment no later than forty-five (45) days after Executive provides notice to the Company in accordance with clause (A) of this paragraph.

(d) Notice of Termination. Any termination other than due to death shall be communicated by Notice of Termination from one party to the other party given in accordance with Section 10(c) below. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty (30) days after the giving of such notice or, in the case of a termination by Executive for Good Reason, not more than forty-five (45) days after the date on which Executive provides written notice in accordance with Section 3(c) above). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means the date on which Executive’s employment terminates.

4. Obligations of the Company Upon Termination

(a) Without Cause, for Good Reason, or Due to Company Non-Renewal. If Executive’s employment hereunder is terminated due to the Company’s termination of Executive’s employment without Cause (and not due to death or Disability), due to Executive’s resignation for Good Reason, or upon the expiration of the Initial Period or a Renewal Period following the Company’s issuance of a Notice of Non-Renewal, then Executive shall be paid or shall receive the following:

(i) The following, to the extent applicable: (A) Executive’s earned but unpaid Base Salary through the Date of Termination, (B) payment for accrued but unused vacation time existing as of the Date of Termination,

____________

1        Note to Draft: To be updated as applicable for each executive.

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(C) any earned but unpaid Annual Bonus payable to Executive pursuant to Section 2(b)(ii) above for any Bonus Year immediately preceding the year in which the Date of Termination occurs (if applicable), and (D) any vested amounts due to Executive under any plan, program or policy of the Company or Parent, to the extent not previously paid (if any) (collectively, the “Accrued Obligations”), which shall be paid or provided, in each case, in the time periods required by applicable law;

(ii) A pro rata portion of the Annual Bonus that Executive would have been paid for the Bonus Year in which the Date of Termination occurs, if any, determined by multiplying the target Annual Bonus (or such higher amount in the sole discretion of the Board or the Compensation Committee) by a fraction, the numerator of which is the number of days elapsed through the Date of Termination in the Bonus Year during which the Date of Termination occurs and the denominator of which is 365 (the “Pro-Rata Bonus Payment”), which Pro-Rata Bonus Payment shall be paid (if the applicable criteria for earning an Annual Bonus for such Bonus Year, other than any requirement with respect to continued employment through the last day of such Bonus Year, are satisfied) to Executive at the same time that annual bonuses for such calendar year are paid to similarly situated executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs; provided, however, if the Release requirements described below have not been satisfied by such payment date, then the Pro-Rata Bonus Payment will be paid on the date that the first installment of the Severance Amount (as defined below) is paid to Executive;

(iii) all unvested equity-based awards subject to time-based vesting granted under the Equity Plan that are held by Executive as of immediately prior to the Date of Termination shall immediately vest in full and such awards shall be eligible for settlement in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “Accelerated Vesting”), and any service requirement applicable to any unvested equity-based award subject to performance-based vesting granted under the Equity Plan that is held by Executive as of immediately prior to the Date of Termination shall be deemed satisfied as to a pro rata portion of such award calculated based on the number of days between the beginning of the applicable performance period and the Date of Termination and such pro rata portion shall remain outstanding, notwithstanding Executive’s termination of employment, and shall be eligible to continue vesting based on actual performance through the end of the applicable performance period in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “Ongoing Vesting”);5

(iv) An amount (the “Severance Amount”) equal to either:

(A) If the Date of Termination occurs outside of the period beginning on the date that is three (3) months before a Change in Control (as defined in the LTIP) and ending on the date that is twelve (12) months after a Change in Control (the “Change in Control Period”), one (1) times the sum of (i) the Base Salary in effect on the Date of Termination and (ii) the greater of (x) any target Annual Bonus for the Bonus Year in which the Date of Termination occurs or (y) the actual Annual Bonus paid to Executive in respect of the Bonus Year immediately preceding the year in which the Date of Termination occurs, which Severance Amount shall be paid on the Company’s regular pay dates for executive employees over the twelve (12) month period beginning on the Company’s first regularly scheduled pay date that follows the date that the Release (as defined below) has been timely returned to the Company and any revocation period set forth therein has elapsed without Executive having exercised Executive’s revocation right (such first pay date, the “First Payment Date”); or

(B) If the Date of Termination occurs during the Change in Control Period, two (2) times the sum of (i) the Base Salary in effect on the Date of Termination and (ii) the greater of (x) any target Annual Bonus for the Bonus Year in which the Date of Termination occurs or (y) the actual Annual Bonus paid to Executive in respect of the Bonus Year immediately preceding the year in which the Date of Termination occurs, which Severance Amount shall be paid on the Company’s regular pay dates for executive employees over the twenty-four (24) month period beginning on the First Payment Date; provided, however, that to the extent, if any, that the aggregate amount of the installments of the Severance Amount that would otherwise be paid pursuant to the preceding provisions of this paragraph after March 15 of the calendar year following the calendar year in which the Date of Termination occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Amount payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess).

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(v) The COBRA Benefit (as defined below), subject to the terms and conditions set forth in Section 4(d).

For the avoidance of doubt, notwithstanding anything herein to the contrary, if Executive’s employment terminates within the three (3) month period prior to a Change in Control and, at the time the Severance Amount under Section 4(a)(iv)(B) becomes payable due to the occurrence of a Change in Control, Executive has already been paid any installments of the Severance Amount pursuant to Section 4(a)(iv)(A) (the “Prior Severance Payment”), then Executive shall only be entitled to receive an amount equal to the Severance Amount payable under Section 4(a)(iv)(B) less the Prior Severance Payment, which amount shall be paid over the remaining schedule described in Section 4(a)(iv)(B).

Further notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive the Severance Amount, the Pro-Rata Bonus Payment, the Accelerated Vesting, the Ongoing Vesting and the COBRA Benefit that Executive execute and deliver to the Company within twenty-one (21) days (or forty-five (45) days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so (which revocation period shall not exceed seven (7) days following the date that Executive signs the Release), a release of claims in a form reasonably acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to the Severance Amount, the Pro-Rata Bonus Payment, the Accelerated Vesting, the Ongoing Vesting or COBRA Benefit or any other claim that may first arise after the date the Release has been executed by Executive and all claims that may not be released pursuant to applicable law or regulation. The form of Release shall be provided to Executive within five (5) days following the Date of Termination.

(b) Death or Disability. If Executive’s employment hereunder is terminated by reason of Executive’s death or Disability, Executive shall be paid or shall receive:

(i) The Accrued Obligations, which shall be paid to Executive or, if applicable, Executive’s estate or beneficiaries, in the time provided by applicable law;

(ii) The Pro-Rata Bonus Payment (paid in the time described in Section 4(a)(ii) above;

(iii) The Accelerated Vesting and Ongoing Vesting; and

(iv) The COBRA Benefit, subject to the terms and conditions set forth in Section 4(d).

Notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive the Pro-Rata Bonus Payment, the Accelerated Vesting, the Ongoing Vesting and the COBRA Benefit that Executive (or, if applicable, Executive’s estate) execute and deliver to the Company within twenty-one (21) days (or forty-five (45) days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so (which potential revocation period shall not exceed seven (7) days after the date that Executive signs the Release), the Release. The Release shall be provided to Executive (or a representative of Executive’s estate) within five (5) days following the Date of Termination.

(c) Other Terminations. If Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, or upon the end of the Initial Period or a Renewal Period following Executive’s issuance of a Notice of Non-Renewal, the Company shall pay to Executive the Accrued Obligations when due under applicable law and shall have no further severance obligations to Executive under this Agreement.

(d) COBRA Benefit. If Executive’s employment hereunder is terminated in circumstances described in Section 4(a) or 4(b) and Executive satisfies the conditions necessary to receive the payments or benefits described in Sections 4(a) or 4(b) then, if Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s or Parent’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated executive employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by

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Executive, which documentation shall be submitted by Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Notwithstanding the foregoing, Executive shall only be eligible to receive such reimbursement payments until the earliest of: (1) the date that is twelve (12) months following the Date of Termination (the “COBRA Expiration Date”); (2) the date Executive is no longer eligible to receive COBRA continuation coverage; and (3) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Further notwithstanding the foregoing, if the provision of the COBRA Benefit cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any of its affiliates, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Executive without such adverse impact on the Company or any of its affiliates.

5. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company, Parent or any of their respective affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company, Parent or any of their respective affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company or Parent in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company, Parent or any of their respective affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company or Parent, as applicable, upon notification that an overpayment has been made. Nothing in this Section 5 shall require the Company, Parent or any of their respective affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

6. Confidentiality; Return of Materials.

(a) In the course of Executive’s employment hereunder, Executive will be provided, and Executive will have access to, Confidential Information. Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. The covenants of this Section 6(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 6(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees and contractors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers, advisers, regulators and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with the performance of Executive’s duties under this Agreement and is in the best interests of the Company Group; or

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(iii) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group, and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company or may be required by applicable law, regulation or legal process in the good faith determination of Executive.

(c) Upon the expiration of the Employment Period at Company’s written request, and at any other time upon written request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group (excluding any documents relating to the terms of Executive’s compensation, agreements between Executive and any member of the Company Group, and any documents relating to Executive’s employee benefits, and awards under the applicable equity incentive plans). Within five (5) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) All trade secrets, non-public or competitively valuable information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Executive, individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority (including the U.S. Securities and Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

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7. Ownership of Intellectual Property.

(a) Executive agrees that the Company shall own, and Executive shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support Executive’s disclosure obligation herein, Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by Executive (solely or jointly with others) during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

(b) All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Executive to the Company, Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) Executive recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Executive developed entirely on Executive’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Executive retains any Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by Executive prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group, or in which Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit B, and Executive represents that Exhibit B is a complete list of all such Prior Inventions. If no such list is attached, Executive hereby represents and warrants that there are no Prior Inventions, and Executive shall make no claim of any rights to any Prior Inventions. If, in the course of Executive’s employment with or affiliation with the Company or any other member of the Company Group, Executive incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted

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and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such product, process, or device of any member of the Company Group.

(f) Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(g) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Executive.

(h) In the event that Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to assign said contracts or agreements, or if Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Executive’s termination, Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

(i) The Company and Executive acknowledge that Executive has provided services to the Company or another member of the Company Group prior to the Effective Date. Accordingly, if and to the extent that, prior to the Effective Date: (a) Executive conceived, made, developed, acquired or received access to any information from or on behalf of the Company or any other member of the Company Group that would have been Confidential Information if conceived, made, developed, acquired or received after the Effective Date; or (b) Executive conceived, created, authored, invented, developed, or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been Company Intellectual Property if conceived, created, authored, invented, developed, or reduced to practice after the Effective Date, then such information will be deemed Confidential Information under this Agreement and any such item will be deemed Company Intellectual Property under this Agreement, and this Agreement will apply to such information or item as if conceived, created, authored, invented, developed, or reduced to practice following the Effective Date.

(j) Notwithstanding anything to the contrary herein, the Company Group shall obtain no legal rights of any kind to any work product of Executive produced on Executive’s own time and solely in connection with his permitted activities set forth in Exhibit A, and not with the use of any equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group.

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8. Non-Competition; Non-Solicitation.

(a) The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 8. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Executive from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities: (x) are the same as or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group, or (y) involve direct or indirect oversight of, or responsibility for, duties or responsibilities that are the same or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group;

(ii) appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Executive had contact on behalf of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c) Notwithstanding the foregoing, it shall not be a violation of Section 8(b)(i) above for Executive to hold, as a passive investment, up to five percent (5%) of (i) the publicly traded securities of any company, or (ii) the equity or other interests in a privately held entity that engages in the Business so long as, in each instance, Executive does not have the power to direct or control the applicable entity.

(d) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 6, Section 7 and in this Section 8, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(e) The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

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(f) The following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the period that Executive is employed by any member of the Company Group, which business and operations include offering online broker-dealer, crypto or currency trading facilitator as well as short locate technology/services through desktop, web-based and mobile software platforms that provide securities trading and direct market center access focused principally on the active retail trading sector.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean the United States.

(iv) “Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of: (A) six months following the date that Executive is no longer employed by any member of the Company Group, with respect to the covenants set forth in Sections 8(b)(i) and 8(b)(ii) above; and (B) twelve (12) months following the date that Executive is no longer employed by any member of the Company Group with respect to the covenants set forth in Sections 8(b)(iii) and 8(b)(iv) above-.

9. Successors and Third-Party Beneficiaries

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In addition, each member of the Company Group that is not a signatory hereto shall be entitled to enforce Sections 6, 7 and 8 above as if a party hereto.

10. Miscellaneous

(a) Governing Law; Submission to Jurisdiction

This Agreement shall in all respects be construed according to the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 10(b) and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in the Borough of Manhattan in New York.

(b) Arbitration

(i) Subject to Section 10(b)(ii), any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group will be finally settled by arbitration in New York, New York in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 10 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party

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whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.

(ii) Notwithstanding Section 10(b)(i), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 6, 7 or 8 provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 10(b). Further notwithstanding the foregoing, any dispute, controversy, or claim arising out of any award agreement or award plan (including the TradeZero Holding Corp. 2021 Restricted Stock Unit Award Plan and any Restricted Stock Unit Award Agreement granted in connection therewith) shall be subject to resolution pursuant to the dispute resolution provisions set forth in the applicable plan and award documentation.

(iii) By entering into this Agreement and entering into the arbitration provisions of this Section 10(b), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(iv) Nothing in this Section 10(b) shall prohibit a party to this Agreement from (A) instituting litigation to enforce any arbitration award, or (B) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 10(b) precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(v) Notwithstanding anything in this Section 10(b), to the extent that any dispute, controversy or claim between Executive and the Company arises out of or relates to the LTIP or an award agreement thereunder (if any), such dispute, controversy or claim shall be governed by the applicable dispute resolution terms and conditions set forth in such LTIP or such award agreement, as applicable.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company.

If to the Company:

[•]

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee. For the avoidance of doubt, any written notice to or from Parent shall be deemed a written notice to or from the Company.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company or Parent determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A

(i) The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom.

(ii) For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder (including any right to a series of installment payments) shall be construed as a separate identified payment or a right to a series of separate payments for purposes of Section 409A.

(iii) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind

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benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv) Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(v) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Executive’s death or (B) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, neither the Company nor Parent makes any representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company, Parent or any of their respective affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(f) Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, amounts of incentive-based compensation paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures required by law or any applicable exchange listing standard (or any policies or procedures adopted by Parent, the Company or any other member of the Company Group), which clawback policies or procedures may provide for forfeiture and/or recoupment of incentive-based compensation paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Parent, the Company and each other member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.

(h) Withholding. The Company may withhold and deduct from any amounts payable under this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

(i) No Waiver. The Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(j) Employment-At-Will. Executive acknowledges that Executive’s employment with the Company is “at-will” for all purposes and, subject to the termination and severance obligations contained in Sections 3 and 4 above, Executive hereby agrees that the Company (and any other member of the Company Group that employs Executive) may dismiss Executive and terminate Executive’s employment at any time, with or without Cause. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

(k) Entire Agreement. This Agreement will automatically become null and void in the event the Merger Agreement is terminated in accordance with its terms prior to the Closing. Upon the Closing, this Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof (including any prior employment agreement among the parties); provided, however, this Agreement will complement (and not supersede or replace) any other agreement between Executive, on the one hand, and any member of the Company Group, on the other hand, with respect to confidentiality, non-disclosure, return of property, intellectual property and work product protections, non-competition or non-solicitation. This Agreement may be amended only

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by a written instrument executed by both parties hereto. Executive further represents and agrees that Executive has received all payments, bonuses, wages, and other compensation, and all rights and benefits, that Executive has been entitled to receive from any member of the Company Group for all services performed or provided through the Effective Date (other than any right to payment of base salary for services provided in that portion of the pay period in which the Effective Date occurs that is prior to the Effective Date).

(l) Survival. Section 4 (Obligations of the Company Upon Termination), Section 6 (Confidentiality; Return of Materials), Section 7 (Ownership of Intellectual Property), Section 8 (Non-Competition; Non-Solicitation; Non-Disparagement), Section 10(b) (Arbitration), and Section 10(f) (Clawback) of this Agreement shall survive termination or expiration of the Employment Period and shall continue in effect following such time.

(m) Representations and Warranties. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by Executive’s execution or performance of this Agreement, including, but not limited to, any non-competition agreement or other agreement or obligation with any third party or prior employer, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, a judgment or order relating to any matter of the type referenced in Section 3(b)(iv). Executive has not entered into, and agrees that Executive will not enter into, any agreement either written or oral in conflict herewith. In performing Executive’s duties hereunder, Executive will not use or disclose any trade secrets or legally protected information belonging to any prior employer or any entity that is not a member of the Company Group.

(n) Consultation with Counsel. Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(o) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(p) Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive’s employment with the Company, Parent or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (i) as an officer of the Company and each member of the Company Group; (ii) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

(q) Titles and Headings; Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could

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reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

[Signatures follow on next page.]

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the Effective Date.

TRADEZERO USA, INC.

By:
Name:
Its:

EXECUTIVE

Signature:
Print Name:

Signature Page to
Employment Agreement

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EXHIBIT A

[OUTSIDE ACTIVITIES]

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EXHIBIT B

PRIOR INVENTIONS

1. The following is a complete list of all Prior Inventions relevant to the subject matter of Executive’s employment by the Company that have been made or conceived or first reduced to practice by Executive alone or jointly with others prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group:

Check appropriate space(s):

☐	None.

☐	See below:

☐	Due to confidentiality agreements with a prior employer, Executive cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐	Additional sheets attached.

2. Executive proposes to bring to Executive’s employment the following devices, materials, and documents of a former employer or other person to whom Executive has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Executive’s employment pursuant to the express written authorization of Executive’s former employer or such other person (a copy of which is attached to this Agreement):

Check appropriate space(s):

☐	None.

☐	See below.

☐	Additional sheets attached.

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Exhibit L

Form of ESPP

[See attached.]

Exhibit L to Agreement and Plan of Merger

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Exhibit L

TRADEZERO GLOBAL Inc.
2021 EMPLOYEE STOCK PURCHASE PLAN

Article I

Purpose, Share Commitment and Intent

1.1 Purpose. The purpose of the TradeZero Global Inc. 2021 Employee Stock Purchase Plan is to provide Employees of TradeZero Global Inc., a Delaware corporation (the “Company”), and its Related Corporations that are selected by the Company to participate in the Plan pursuant to Article IX an opportunity to purchase shares of Stock through periodic offerings of options to purchase shares of Stock and thereby motivate Employees to work for the continued success of the Company and its Related Corporations.

1.2 Share Commitment. The aggregate number of shares of Stock authorized to be sold pursuant to Options granted under the Plan is [•]4, subject to adjustment as provided in Section 4.7. The shares of Stock authorized to be sold pursuant to Options granted under the Plan may be unissued shares or reacquired shares, including shares bought on the open market or otherwise for purposes of the Plan. In computing the number of shares of Stock available for grant, any shares of Stock relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.

1.3 Intent. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Therefore, the provisions of the Plan are to be construed and interpreted in a manner that is consistent with the requirements of Section 423 of the Code. Notwithstanding this Section 1.3, a particular Offering to a Participating Corporation may be made on terms that are not intended to satisfy the requirements of Section 423 of the Code.

Article II

Definitions

The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any word or phrase appears reasonably requires a broader, narrower, or different meaning.

2.1 “Account” means the bookkeeping account maintained by the Administrative Committee that reflects the amount of payroll deductions credited on behalf of a Participant under the Plan.

2.2 “Administrative Committee” means a committee of officers and/or employees of the Company appointed by the Compensation Committee to administer the Plan or the Compensation Committee should such committee determine it will instead administer the Plan.

2.3 “Authorized Leave of Absence” means a bona fide leave of absence from service with the Company or a Related Corporation if the period of the leave does not exceed 90 days, or, if longer, so long as the individual’s right to reemployment with the Company or a Related Corporation is guaranteed either by statute or contract.

2.4 “Base Compensation” means regular, straight-time earnings or base salary, excluding payments for overtime, shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.

2.5 “Beneficiary” means the person who is entitled to receive amounts under the Plan upon the death of a Participant as determined under Section 11.13.

2.6 “Board” means the board of directors of the Company.

2.7 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.8 “Company” means TradeZero Global Inc., a Delaware corporation.

____________

4        Note to Draft: Amount to equal 2% of outstanding shares of Stock on Effective Date.

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2.9 “Compensation Committee” means the Compensation Committee of the Board or a successor committee appointed by the Board.

2.10 “Corporation” has the meaning prescribed by Section 7701(a)(3) of the Code and Department of Treasury Regulation § 301.7701-2(b). For example, the term “Corporation” includes a foreign corporation (as defined in Section 7701(a)(5) of the Code) and a limited liability company that is treated as a corporation for all United States Federal income tax purposes.

2.11 “Effective Date” means [•], 2022.

2.12 “Employee” means any person who is a common-law employee of a Participating Corporation.

2.13 “Employer Corporation” means a Corporation that is, at the time the Option is granted, the employer of the Employee and a Participating Corporation.

2.14 “Exercise Date” means the last Trading Day of each Offering Period, which is the day that all Options that eligible Employees have elected to exercise are to be exercised.

2.15 “Fair Market Value” of one share of Stock as of a particular date means, if listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Exchange, the closing price of the Stock on the composite tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported; provided, however, the Administrative Committee may elect to use any other definition of Fair Market Value that complies with the requirements of Treasury Regulation § 1.421-1(e). If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low prices of Stock on the most recent date on which the Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of fair market value shall be made by the Administrative Committee in such manner as it deems appropriate and in accordance with Code Section 409A and Treasury Regulation § 1.421-1(e).

2.16 “Five Percent Owner” means an owner of more than five percent of the outstanding stock of the Employer Corporation or of any Related Corporation or stock possessing more than five percent of the total combined voting power of all stock of the Employer Corporation or of any Related Corporation. For purposes of determining whether an Employee is a Five Percent Owner, an Employee is considered to own stock that the Employee may purchase under outstanding options (including incentive stock options, nonqualified stock options, Options granted under the Plan or any other stock options). Further, for purposes of determining whether an Employee is a Five Percent Owner, the rules of Section 424 of the Code (relating to attribution of stock ownership) shall apply. Accordingly, for purposes of determining whether an Employee is a Five Percent Owner, (i) the Employee is considered as owning the stock owned, directly or indirectly, by or for the Employee’s brothers or sisters (whether by the whole or half-blood), spouse, ancestors and lineal descendants and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. The determination of the percentage of the total combined voting power of all classes of stock of the Company or any Related Corporation that is owned by an individual is made by comparing the voting power or value of the shares owned (or treated as owned) by the individual to the aggregate voting power of all shares actually issued and outstanding immediately after the grant of the Option to the individual. The aggregate voting power or value of all shares actually issued and outstanding immediately after the grant of the Option does not include the voting power or value of treasury shares or shares authorized for issue under outstanding options held by the individual or any other person.

2.17 “Grant Date” means the first day of each Offering Period, which is the day all eligible Employees are granted an Option under the Plan.

2.18 “Highly Compensated Employee” has the meaning specified in Section 414(q) of the Code.

2.19 “Offering” means a given offering of Options under this Plan.

2.20 “Offering Period” means, with respect to a given Offering, the period beginning on the Grant Date and ending on the Exercise Date. The Offering Periods shall begin and end at such times as are specified by the Administrative Committee. Unless and until the Administrative Committee specifies different Offering Periods in

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writing, there shall be two Offering Periods during a calendar year, the first of which commences on January 1 and ends on June 30 and the second of which begins on July 1 and ends on December 31. In no event shall an Offering Period exceed 27 months.

2.21 “Option” means an option granted under the Plan to purchase shares of Stock at the Option Price on the Exercise Date.

2.22 “Option Price” means the price per share of Stock to be paid by each Participant upon exercise of an Option, which, subject to the following sentence, shall be 85 percent of the lesser of (i) the Fair Market Value of a share of Stock on the Grant Date or (ii) the Fair Market Value of a share of Stock on the Exercise Date. Prior to the commencement of an Offering Period, the Board, the Compensation Committee or the Administrative Committee may, in lieu of the Option Price specified in the preceding sentence, establish in writing an Option Price for an Offering that is greater than the amount specified in the preceding sentence. The Option Price may be stated as either a percentage of Fair Market Value or as a dollar amount. The Option Price shall be subject to adjustment under Section 4.7.

2.23 “Parent Corporation” means any Corporation (other than the Company) in an unbroken chain of Corporations ending with the Company if, at the time of the granting of the Option, each of the Corporations other than the Company owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in such chain.

2.24 “Participant” means a person who is eligible to be granted an Option under the Plan for the applicable Offering.

2.25 “Participating Corporation” means the Company and/or any of its Related Corporations that is selected for participation in the applicable Offering pursuant to Article IX.

2.26 “Plan” means this TradeZero Global Inc. 2021 Employee Stock Purchase Plan, as set out in this document and as it may be amended from time to time.

2.27 “Qualified Employee Stock Purchase Plan” means a stock purchase plan to the extent that Section 423 of the Code applies to the plan.

2.28 “Related Corporation” means a Corporation that is either a Parent Corporation or a Subsidiary Corporation with respect to the Company on the Grant Date of an Option.

2.29 “Stock” means the Class A Common Stock of the Company, $0.0001 par value per share, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of shares or securities of the Company or another corporation, that other share or security. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.

2.30 “Subsidiary Corporation” means any Corporation (other than the Company) in an unbroken chain of Corporations beginning with the Company if, at the time of the granting of the Option, each of the Corporations other than the last Corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in the chain.

2.31 “Trading Day” means a day on which the principal securities exchange on which the shares of Stock are listed is open for trading.

Article III

Eligibility

3.1 General Requirements. Subject to Section 3.3, each Employee of each Participating Corporation who is not excluded from participation pursuant to Section 3.2 is eligible to participate in a given Offering if the individual is in the employ of a Participating Corporation on the Grant Date. For purposes of this Section 3.1, the existence of the employment relationship between an individual and a Participating Corporation will be determined under Department of Treasury Regulation § 1.421-1(h). Participation in the Plan by any Employee is voluntary.

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3.2 Exclusions from Participation. Subject to Section 3.3, under each Offering, Options will be granted to all participating Employees of all Participating Corporations, except that one or more of the following categories of Employees may be excluded from coverage under an Offering:

(a) Persons Employed Less Than Two Years. Employees who have been employed less than two years (or lesser period of time as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(b) Persons Customarily Employed 20 Hours Or Less Per Week. Employees whose customary employment is 20 hours or less per week (or a lesser number of hours per week as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(c) Persons Customarily Employed for Not More Than Five Months During a Calendar Year. Employees whose customary employment is for not more than five months in any calendar year (or a lesser number of months as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(d) Persons Who Are Highly Compensated Employees. Employees who are Highly Compensated Employees as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are Highly Compensated Employees with compensation above a certain level as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are both Highly Compensated Employees and officers or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934 as of the Grant Date may be excluded from an Offering. Any exclusion relating to Highly Compensated Employees must be applied in an identical manner to all Highly Compensated Employees of all Participating Corporations.

(e) Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from an Offering if (1) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (2) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

(f) Default Exclusions from Participation. Unless the Administrative Committee specifies in writing that different exclusions are applicable with respect to a given Offering, the following persons shall be excluded from participation in an Offering: (1) Employees whose customary employment is 20 hours or less per week as of the Grant Date, (2) Employees whose customary employment is for not more than five months in any calendar year as of the Grant Date (3) Employees who have been employed less than one year from the Grant Date, and (4) Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) if (A) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (B) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

(g) Use of Exclusions Other Than Default Exclusions from Participation. If the Administrative Committee determines to apply exclusions from participation with respect to a given Offering that are different than the default exclusions specified in paragraph (f) of this Section 3.2, such exclusions shall be specified in writing. Any such exclusions from participation shall be consistent with the provisions of this Section 3.2.

3.3 Limitations upon Participation by Certain Stockholders. No Employee shall be granted an Option to the extent that the Option would cause the Employee to be a Five Percent Owner immediately after the grant. Accordingly, an Employee who is a Five Percent Owner immediately prior to the Grant Date for an Offering shall not be granted an Option for such Offering. An Employee who would become a Five Percent Owner immediately after the grant of an Option only as a result of the grant of the Option shall be granted an Option to purchase no more than the number of whole shares of Stock as would not cause him to become a Five Percent Owner.

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3.4 Special Offering for Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code), including employees of a foreign Subsidiary Corporation, may participate in an Offering on terms and conditions that are less favorable than the terms and conditions of the Offering to Employees resident in the United States or may participate in an Offering that is not intended to comply with Section 423 of the Code, in each case to the extent such terms and conditions or such Offering would not otherwise cause an Offering under the Plan intended to comply with Section 423 of the Code to violate the requirements of Section 423 of the Code. For the avoidance of doubt, Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code), shall be eligible to participate in the Plan only if they are employed by a Participating Corporation.

Article IV

Options

4.1 Terms of an Offering. The terms of an Offering shall be established by the Administrative Committee. The terms shall be set forth in writing and communicated to eligible Employees prior to the Grant Date for the Offering. The terms of an Offering shall include (i) a designation of the Participating Corporations, (ii) the identification of any exclusions from participation applicable to the Offering (which exclusions must be permitted under Section 3.2), (iii) the Offering Period, and (iv) the Option Price. Offerings may be consecutive and overlapping, and the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy the requirements of this Section 4.1 and Department of Treasury Regulations issued under Section 423 of the Code.

4.2 Grant of Option. Effective as of the Grant Date of each Offering, the Company shall grant an Option to each Participant which shall be exercisable on the Exercise Date through funds accumulated by the Participant through payroll deductions made during the Offering Period. Each Option grant is subject to the availability of a sufficient number of shares of Stock reserved for purchase under the Plan. In the event there is an insufficient number of shares reserved for purchase under the Plan, the number of shares purchased shall be adjusted as provided in Section 4.8.

4.3 Maximum Number of Shares Subject to Option. An Option granted to an Employee for any Offering shall be for that number of whole shares of Stock equal to the least of the number of whole shares of Stock that may be purchased during the Offering Period (i) at the Option Price with the amount credited to the Participant’s Account on the Exercise Date, (ii) under limitations established by the Administrative Committee pursuant to Section 4.4, (iii) under the limitation set forth in Section 4.5 or (iv) without causing the Employee to become a Five Percent Owner. The number of shares of Stock that may be purchased under an Option shall be subject to adjustment under Sections 4.7 and 4.8.

4.4 Formula or Specific Share Limitation Established by the Company. The Administrative Committee shall establish and announce to Participants prior to an Offering a maximum number of shares of Stock that may be purchased by a Participant during the Offering Period. The Administrative Committee may specify that the maximum amount of Stock that a Participant may purchase under an Offering is determined on the basis of a uniform relationship to the total compensation or the Base Compensation, of all Employees. Notwithstanding any other provision of the Plan, unless the Administrative Committee, with the advance approval of the Compensation Committee, determines otherwise with respect to an Offering, the maximum number of shares of Stock that that a Participant shall be permitted to purchase during an Offering Period is 10,000 shares.

4.5 Annual $25,000 Limitation. No Employee will be permitted to purchase shares of Stock under all Qualified Employee Stock Purchase Plans of the Employer Corporation and its Related Corporations at a rate which exceeds $25,000 in Fair Market Value of the shares of Stock (determined at the time the Option is granted) for each calendar year in which any option granted to the Employee is outstanding at any time. This limitation shall be applied taking into account the rules set forth in Department of Treasury Regulation § 1.423-2(i) (or a successor regulation).

4.6 Equal Rights and Privileges. All Employees who are granted Options under an Offering must have equal rights and privileges within the meaning of Section 423 of the Code and Department of Treasury Regulation § 1.423-2(f). An Offering will not fail to satisfy the requirements of this Section 4.6 if, in order to comply with the laws of a foreign jurisdiction, the terms of an Option granted under the Offering to citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) are less favorable than the terms of Options granted under the Offering to Employees who are resident in the United States.

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4.7 Adjustments of Options. In the event of any stock dividend, split-up, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, spin-off, repurchase, combination or exchange of shares, or the like, as a result of which shares shall be issued in respect of the outstanding shares of Stock, or the shares of Stock shall be converted into the same or a different number of the same or another class of stock, the total number of shares of Stock authorized to be committed to the Plan, the number of shares of Stock subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the Administrative Committee. In addition, the Compensation Committee shall, in its sole discretion, have authority to provide for (i) the acceleration of the Exercise Date of outstanding Options or (ii) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.

4.8 Insufficient Number of Shares. If the number of shares of Stock reserved for purchase for any Offering Period is insufficient to cover the number of shares which Participants elect to purchase during such Offering Period, then the number of shares of Stock which each Participant has a right to purchase on the Exercise Date shall be reduced to the number of shares of Stock which the Administrative Committee shall determine by multiplying the number of shares of Stock reserved under the Plan for such Offering Period by a fraction, the numerator of which shall be the number of shares of Stock which the Participant elected to purchase during the Offering Period and the denominator of which shall be the total number of shares of Stock which all Participants elected to purchase during such Offering Period.

Article V

Payroll Deductions

5.1 Authorization of Payroll Deductions. For an Employee to participate during a given Offering Period, he or she must elect to participate in the Offering by authorizing deductions from his or her Base Compensation prior to the beginning of the Offering Period in accordance with procedures established by the Administrative Committee. An Employee may authorize payroll deductions from his or her pay check in an amount equal to at least 1 percent, but not more than 75 percent of his or her Base Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Administrative Committee may establish from time to time before an Offering Period begins). A Participant’s payroll deductions shall commence on the first pay date following the Grant Date and shall continue through the last pay date prior to the Exercise Date unless the Participant otherwise withdraws or modifies his or her payroll deduction election in accordance with Sections 5.2 or 6.1. A Participant may not make additional payments to the Participant’s Account. An Employee who does not authorize payroll deductions from his or her Base Compensation with respect to a given Offering shall be deemed to have elected to not participate in the Offering.

5.2 Right to Stop or Change Payroll Deductions. A Participant shall have the right to discontinue or modify his or her payroll deduction authorization in accordance with procedures established by the Administrative Committee.

5.3 Accounting for Funds. As of each payroll deduction period, the Participating Corporation shall cause to be credited to the Participant’s Account in a ledger established for that purpose the funds withheld from and attributable to the Participant’s Base Compensation for that period. No interest shall be credited to the Participant’s Account at any time. Notwithstanding anything to the contrary herein, the obligation of the Participating Corporation to the Participant for this Account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Participating Corporation.

5.4 Participating Corporation’s Use of Funds. All payroll deductions received or held by a Participating Corporation may be used by the Participating Corporation for any corporate purpose, and the Participating Corporation shall not be obligated to segregate such payroll deductions.

5.5 Return of Funds. Except as specified herein, as soon as administratively practicable after the expiration of an Offering Period, payroll deductions that are not used to purchase Stock during such Offering Period will be refunded to the Participants without interest.

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Article VI

In Service Withdrawal, Termination or Death

6.1 In Service Withdrawal. A Participant may, at any time on or before 15 days prior to the Exercise Date, or such other date as shall be selected by the Administrative Committee from time to time, elect to withdraw all of the funds then credited to the Participant’s Account by giving notice in accordance with the rules established by the Administrative Committee. The amount elected to be withdrawn by the Participant shall be paid to the Participant as soon as administratively feasible. Any election by a Participant to withdraw all of the Participant’s cash balance under the Plan terminates the Participant’s right to exercise the Participant’s Option on the Exercise Date and the Participant’s entitlement to elect any further payroll deductions for the then-current Offering Period. If the Participant wishes to participate in any future Offering Period, he or she must file a new payroll deduction election within the time frame required by the Administrative Committee for participation for that Offering Period.

6.2 Termination of Employment Prior to the Exercise Date. If a Participant’s employment with the Company and all Related Corporations is terminated for any reason (including death) prior to the Exercise Date, the Options granted to the Participant for that Offering Period shall lapse. If a Participant is on an Authorized Leave of Absence, for purposes of the Plan, the Participant’s employment with the Company and all Related Corporations shall be deemed to be terminated on the later of the 91st day of such leave or the date through which the Participant’s employment is guaranteed either by statute or contract. The Participant’s funds then credited to the Participant’s Account at the time of such termination or deemed termination shall be returned to the Participant or Beneficiary, as applicable, as soon as administratively feasible thereafter.

Article VII

Exercise Of Option

7.1 Purchase of Shares of Stock. Subject to the provisions of the Plan, on the Exercise Date of the applicable Offering Period for an Offering, each Participant’s Account shall be used to purchase the maximum number of whole shares of Stock that can be purchased at the Option Price for that Offering. Fractional shares are not permitted under the Plan. As described in Section 4.8, if in any Offering the total number of shares of Stock to be purchased by all Participants exceeds the number of shares of Stock committed to the Plan, then each Participant shall be entitled to purchase only the Participant’s pro rata portion of the shares of Stock remaining available under the Plan based on the balances in each Participant’s Account as of the Exercise Date. After the purchase of all shares of Stock available on the Exercise Date, all Options granted for the Offering to the extent not used are terminated because no Option shall remain exercisable after the Exercise Date.

7.2 Accounting for Shares of Stock. After the Exercise Date of each Offering, a report shall be given to each Participant stating the amount of the Participant’s Account, the number of shares of Stock purchased and the Option Price.

7.3 Issuance of Shares of Stock. The Administrative Committee may determine in its discretion the manner of delivery of the shares of Stock purchased under the Plan, which may be by book or electronic account entry into new or existing accounts, delivery of Stock certificates or any other means as the Administrative Committee, in its discretion, deems appropriate. The Administrative Committee may, in its discretion, hold the certificates for any shares of Stock or cause such certificates to be legended in order to comply with the laws of any applicable jurisdiction, or, should the shares of Stock be represented by book or electronic account entry rather than a certificate, the Administrative Committee may take such actions to restrict transfer of the shares of Stock as the Administrative Committee considers necessary or advisable to comply with applicable law.

Article VIII

Administration

8.1 Powers. The Administrative Committee has the responsibility for the general administration of the Plan, and has all powers necessary to accomplish that purpose, including the following rights, powers, and authorities:

(a) to make rules for administering the Plan so long as they are not inconsistent with the terms of the Plan;

(b) to construe all provisions of the Plan;

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(c) to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan;

(d) to select, employ, and compensate at any time any consultants, accountants, attorneys, and other agents the Administrative Committee believes necessary or advisable for the proper administration of the Plan;

(e) to determine all questions relating to eligibility, Fair Market Value, Option Price and all other matters relating to benefits or Participants’ entitlement to benefits;

(f) to determine all controversies relating to the administration of the Plan, including any differences of opinion arising between a Participating Corporation and a Participant, and any questions it believes advisable for the proper administration of the Plan; and

(g) to delegate any clerical or recordation duties of the Administrative Committee as the Administrative Committee believes is advisable to properly administer the Plan.

8.2 Quorum and Majority Action. A majority of the Administrative Committee constitutes a quorum for the transaction of business. The vote of a majority of the members present at any meeting shall decide any question brought before that meeting. In addition, the Administrative Committee may decide any question by a vote, taken without a meeting, of a majority of its members via telephone, computer, fax or any other medium of communication.

8.3 Standard of Judicial Review of Committee Actions. The Administrative Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan. Notwithstanding anything to the contrary and other than with respect to the Company, any action taken, or ruling or decision made by the Administrative Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties, including all Participants and their Beneficiaries, regardless of whether the Administrative Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Administrative Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Administrative Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

Article IX

Participation In Plan by Other Related Corporations

9.1 Participation Procedure. The Company, acting through the Administrative Committee, shall designate the Related Corporations of the Company that may participate in a given Offering. A Related Corporation that is selected to participate in an Offering shall provide the Company all information required by the Company in order to administer the Plan.

9.2 No Joint Venture Implied. Neither the participation in the Plan or an Offering by a Related Corporation nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Related Corporation.

Article X

Termination and Amendment of the Plan

10.1 Termination of the Plan. Unless, earlier terminated in accordance with this Section 10.1, the Plan will terminate on the 10th anniversary of the Effective Date. The Company may, by action of the Board or the Compensation Committee, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Stock committed to the Plan, unless the number of shares of Stock committed to the Plan is increased by the Board and approved by the stockholders of the Company. No Options may be granted under the Plan after it is terminated. As soon as administratively feasible following the termination of the Plan there shall be refunded to each Participant the remaining funds in the Participant’s Account. The termination of the Plan shall not affect the current Options already outstanding under the Plan to the extent there are shares of Stock committed to the Plan available, unless the Participants agree otherwise or except as expressly provided in the Plan or as necessary to comply with applicable laws or regulatory guidance or to ensure that the Plan and/or rights granted thereunder comply with the requirements of Section 423 of the Code.

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10.2 Amendment or Suspension. The Board or the Compensation Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment to the Plan deemed necessary to ensure compliance with Section 423 of the Code. The Board or the Compensation Committee may suspend the operation of the Plan for any period as it may deem advisable by determining not to commence a new Offering Period following any Exercise Date; provided, that the Board or the Administrative Committee may subsequently determine to end any suspension period and commence a new Offering Period, subject to and to the extent permitted by the requirements of applicable laws or regulatory guidance, including Section 423 of the Code, and the terms of the Plan. However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant’s Account, reduce a Participant’s rights with respect to shares of Stock previously purchased and held on the Participant’s behalf under the Plan or adversely affect the current Options a Participant already has outstanding under the Plan without the Participant’s agreement. Any amendment changing the aggregate number of shares of Stock to be committed to the Plan and any other change for which stockholder approval is required under regulations issued by the Department of Treasury or an applicable stock exchange must be approved by the stockholders of the Company in order to be effective.

Article XI

Miscellaneous

11.1 Plan Not An Employment Contract. The adoption and maintenance of the Plan is not a contract between any Participating Corporation and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Participating Corporation to discharge any Employee at any time or to interfere with the Employee’s right to terminate the Employee’s employment at any time.

11.2 Options Are Not Transferable. No Option granted to a Participant under the Plan is transferable by the Participant, and must be exercisable only by the Participant. In the event any Participant attempts to violate the terms of this Section, any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in the Participant’s Account, all of the Participant’s rights under the Plan will terminate.

11.3 Voting of Shares of Stock. Shares of Stock held under the Plan for the account of each Participant shall be voted by the holder of record of those shares of Stock in accordance with the Participant’s instructions.

11.4 No Rights of Stockholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a stockholder of the Company until he or she acquires shares of Stock as provided in the Plan.

11.5 Governmental Regulations. The obligation to sell or deliver the shares of Stock under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the shares of Stock.

11.6 Notices. All notices and other communication in connection with the Plan shall be in the form specified by the Administrative Committee and shall be deemed to have been duly given when sent to the Participant at the Participant’s last known address or to the Participant’s designated personal representative or Beneficiary, or to the Participating Corporation or its designated representative, as the case may be.

11.7 Indemnification of the Administrative Committee, the Compensation Committee and the Board. In addition to all other rights of indemnification as they may have as directors or as members of the Administrative Committee or the Compensation Committee, the members of the Administrative Committee and the Compensation Committee shall be indemnified by the Company, in all cases to extent permitted by applicable law, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, as such expenses become due and payable.

11.8 Tax Withholding. At the time a Participant’s Options are granted or exercised or at the time a Participant disposes of some or all of the shares of Stock purchased under the Plan, the Participant must make adequate provision for the Participating Corporation’s federal, state, foreign or other tax withholding obligations, if any, which arise

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upon the grant or exercise of the Option or the disposition of the shares of Stock. At any time, the Participating Corporation may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Participating Corporation to meet applicable withholding obligations.

11.9 Interpretation. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

11.10 Data Privacy. By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Corporation that employs the Participant, the Company and the Administrative Committee in order to administer the Plan.

11.11 Notice of Disposition. By becoming a Participant in the Plan, each Participant agrees to promptly give the Administrative Committee or its delegate notice of any shares of Stock disposed of by the Participant. The notice shall include the number of shares of Stock disposed of, the Exercise Date and the Grant Date for the Stock.

11.12 Dispositions in Compliance with Securities Laws. By becoming a Participant in the Plan, each Participant agrees that any dispositions of shares of Stock by such Participant shall be in compliance with the provisions of federal, state and foreign securities laws, including the provisions of Section 16(b) of the Securities Exchange Act of 1934.

11.13 Beneficiaries. At the time of the Participant’s or former Participant’s death, (i) any cash in the Plan or (ii) any cash and shares of Stock in the Account shall be distributed to such Participant’s or former Participant’s (a) executor or administrator or (b) his or her heirs at law, if there is no administration of such Participant’s or former Participant’s estate. The Participant’s or former Participant’s executor or administrator or heirs at law, if there is no administration of such Participant’s or former Participant’s estate, shall be such Participant’s or former Participant’s Beneficiaries. Before any distribution is made, the Administrative Committee may require appropriate written documentation of (1) the appointment of the personal representative of the Participant’s estate or (2) heirship.

11.14 Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

11.15 Binding Effect. This Agreement shall be binding upon any successor of the Company.

11.16 Limitation on Liability. Under no circumstances shall the Company incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Plan or the Company’s role as Plan sponsor.

11.17 Arbitration. Any controversy arising out of or relating to the Plan, including any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, Employer Corporation’s employment of Participant and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. Within ten business days of the initiation of arbitration hereunder, the Company and the Participant will each separately designate an arbitrator, and within 20 business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA National Panel of Employee Benefit Plan Claims Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 – 16 (or any replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and any Participant agrees that any judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of arbitration hereunder

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shall be entered upon the award made pursuant to the arbitration. Nothing in this Section 11.17 shall be construed, in any way, to limit the scope and effect of Article 8. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Administrative Committee under Article 8.

11.18 Section 409A of the Code. The Plan is exempt from the application of Section 409A of the Code and any ambiguities herein will be interpreted to so be exempt from Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrative Committee determines that the grant of a right to purchase Stock under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a grant of a right to purchase Stock under the Plan to be subject to Code Section 409A, the Administrative Committee may amend the terms of the Plan and/or of an outstanding grant of a right to purchase Stock granted under the Plan, or take such other action the Administrative Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding or future right to purchase Stock that may be granted under the Plan from or to allow any such grants to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrative Committee would not violate Code Section 409A. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if any right to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrative Committee with respect thereto. The Company makes no representation that any right to purchase Stock under the Plan is compliant with Section 409A of the Code.

11.19 Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Options shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. With respect to any claim or dispute related to or arising under the Plan, the Participating Corporation and each Participant hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Wilmington, Delaware.

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Annex B

Form of SPAC Charter

[See attached.]

Exhibit D to Agreement and Plan of Merger

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRADEZERO GLOBAL INC.

The present name of the corporation is Dune Acquisition Corp. (the “Corporation”). The Corporation was incorporated under the name “Dune Acquisition Corp.” by the filing of its original Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware on June 18, 2020. The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 17, 2020. This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the First Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The First Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

Article I
NAME

The name of the Corporation is TradeZero Global Inc.

Article II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].

Article III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

Article IV
CAPITAL STOCK

The total number of shares of all classes of stock, each with a par value of $0.0001 per share, that the Corporation shall have authority to issue is 551,000,000 shares, which shall be divided into two classes as follows: (a) 550,000,000 shares of Class A common stock (“Common Stock”) and (b) 1,000,000 shares of preferred stock (“Preferred Stock”).

Section 1. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative,

Annex B-1

participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), (i) the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation, (ii) the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote and (iii) at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any amendment to any Certificate of Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or the DGCL.

Section 4. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Section 5. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 6. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

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Section 7. In connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, by and among the Corporation, Dune Merger Sub, Inc., Dune Merger Sub II, LLC and TradeZero Holding Corp., dated as of October 12, 2021, all of the shares of Class B common stock previously issued by the Corporation automatically converted into shares of Common Stock in accordance with the terms of the First Amended and Restated Certificate of Incorporation.

Article V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director. Except as otherwise expressly provided by the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 2 of this Article V (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. The Board also is authorized to (i) assign newly appointed or elected members of the Board to Class I, Class II or Class III, with such assignment becoming effective as of the effective date of such appointment or election and (ii) reassign incumbent members of the Board to Class I, Class II or Class III in the event that the members in each of the three classes are not as nearly equal in number as possible due to the departure of one or more directors from the Board; provided, however, that in no event shall any such reassignment shorten the term of any incumbent director without his or her consent. Notwithstanding the foregoing, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors and any rights and obligations under the Board Nomination Agreement, dated as of the date hereof, among the Corporation and the other parties thereto, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Second Amended and Restated Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Annex B-3

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Second Amended and Restated Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Article VI
STOCKHOLDERS

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and shall not be taken by written consent of the stockholders in lieu of a meeting; provided, however, prior to the first date on which Daniel Pipitone, John Muscatella, Giovanni Ferrara, John Caruso and Kosta Corriveau, and each of their respective Affiliated Persons (including family members, estate planning vehicles and other investment vehicles controlled or beneficially owned by them) (the “Principal Stockholders”) cease to beneficially own collectively at least 50% of the then-outstanding Common Stock (the “Voting Threshold Date”), any action required or permitted to be taken by the stockholders of the Corporation may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock. The term “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing; and the term “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, however, prior to the Voting Threshold Date, meetings of the stockholders of the Corporation may be called by the Principal Stockholders (acting by holders of a majority of the Common Stock held by the Principal Stockholders). Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Annex B-4

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VII
LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Second Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Article VIII
EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3. Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Section 4. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

Annex B-5

Article IX
CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be personally liable to the Corporation or its stockholders or to any Affiliate or creditors of the Corporation for any damages as a result of engaging in any of the activities permitted pursuant to this Article IX or which are stated in this Article IX to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged by such Identified Person. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director, officer or employee or agent of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 5. Solely for purposes of this Article IX, “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Annex B-6

Section 7. The enumeration and definition of particular powers of the Board included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Second Amended and Restated Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any power conferred upon the Board under the DGCL now or hereafter in force.

Section 8. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Article X
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Second Amended and Restated Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, IX, XI of this Second Amended and Restated Certificate of Incorporation and this Article X.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith. No Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article XI
DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Article XII
SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.
Annex B-7

Article XIII
DEFINITIONS

As used in this Second Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

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IN WITNESS WHEREOF, [•] has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this             day of            , 2022.

[•]
By:
Name:
Title:

[[•] — Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex B-9

Annex C

Form of Incentive Equity Plan

[See attached.]

Exhibit J to Agreement and Plan of Merger

TRADEZERO GLOBAL INC.
2022 LONG TERM INCENTIVE PLAN

1. Purpose. The purpose of the TradeZero Global Inc. 2022 Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) TradeZero Global Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors, consultants, and other individual service providers, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to any person or entity, any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b) “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation– Stock Compensation, as amended or any successor accounting standard.

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

(d) “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the TradeZero Group) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii) The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the

Annex C-1

Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii) or (iv) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h) “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii) or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

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(i) “Closing Date” shall have the meaning given to such term in that certain Business Combination Agreement and Plan of Merger by and among Dune Acquisition Corp., Dune Merger Sub, Inc., Dune Merger Sub II, LLC and TradeZero Holding Corp., dated as of [•], 2021.

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(k) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(l) “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(m) “Effective Date” means [•], 2022.

(n) “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any Affiliate, and any other person who provides services to the Company or any Affiliate, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(p) “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(q) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Merger Agreement” means that certain Agreement and Plan of Merger by and among Dune Acquisition Corp., TradeZero Holding Corp. and the other parties thereto.

(s) “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(t) “Nonstatutory Option” means an Option that is not an ISO.

(u) “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(v) “Option Plan” means the TradeZero Holding Corp. 2021 Stock Option Plan, as amended from time to time.

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(w) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(x) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(y) “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(z) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(aa) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(bb) “RSU Plan” means the TradeZero Holding Corp. 2021 Restricted Stock Unit Award Plan, as amended from time to time.

(cc) “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(dd) “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(ee) “SEC” means the Securities and Exchange Commission.

(ff) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(gg) “Stock” means the Company’s Class A Common Stock, par value $0.001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(hh) “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(ii) “Substitute Award” means an Award granted under Section 6(j).

(jj) “TradeZero Family Members” means (a) John Muscatella, Daniel Pipitone, Giovanni Ferra, John Caruso and Kosta Corriveau, (b) any spouse, former spouse, sibling, niece, nephew, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of any person named in clause (a); (c) any lineal descendent of any person identified in clause (a) or (b) and any spouse or former spouse of any such Person, including adoptive relationships and stepchildren; (d) any trust established by, and in which at least 75% of the beneficial interest is directly or indirectly held by or for the benefit of, any one or more Persons identified in clauses (a), (b), (c) or (g) of this definition and one or more Persons exempt from federal taxation under Section 501(c)(3) of the Code; (e) any limited liability company, partnership or other estate planning or family business vehicle of which one or more Persons identified in clauses (a), (b), (c) or (g) of this definition serves as managing member, manager, general partner or otherwise, as applicable, and in which at least 75% of the economic interest is directly or indirectly held by or for the benefit of any one or more of such Persons; (f) any tax-exempt foundation, charitable trust, non-profit entity or other entity established by any person or entity identified in clauses (a), (b), (c) or (g) of this definition, so long as the voting and disposition authority with respect to the Common Stock are controlled by or under the appointment of any person or entity identified in clauses (a), (b), (c) or (g) of this definition; and (g) executors, administrators or beneficiaries of the estates of any such now or hereafter deceased Person, guardians or members of a committee for any such Person who is or becomes incompetent, or similar Persons duly authorized by law to administer the estate or assets of any such Person identified in this definition.

(kk) “TradeZero Group” means the TradeZero Family Members and their respective Affiliates.

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3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi) determine the treatment of an Award upon a termination of employment or other service relationship;

(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii) interpret and administer the Plan and any Award Agreement;

(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant. The Committee’s determinations need not be uniform with respect to Participants, and need not apply consistently across Awards.

(b) Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers

Annex C-5

have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any Affiliate, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any Affiliate acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e) Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any Affiliate operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4. Stock Subject to the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, the total number of shares of Stock reserved and available for delivery with respect to Awards under the Plan is equal to (i)           1 shares of Stock, and such number of shares of Stock shall be available for the issuance of shares upon the exercise of ISOs, plus (ii)            shares of Stock subject to awards of restricted stock units originally granted under the RSU Plan that are assumed and converted in accordance with the Merger Agreement, plus (iii)            shares of Stock subject to SPAC RSU Earnout Awards (as defined in the Merger Agreement) that are issued in accordance with the Merger Agreement, minus (iv)            shares of Stock subject to awards of stock options originally granted under the Option Plan that are assumed and converted in accordance with the Merger Agreement; provided, that, on January 1 of each calendar year occurring after the Effective Date and prior to the tenth anniversary of the Effective Date, the total number of shares of Stock reserved and available for delivery with respect to Awards under the Plan shall increase by a number of shares of Stock equal to the lesser of (x) 4% of the total number of shares of Stock outstanding as of December 31 of the immediately preceding calendar year and (y) such smaller number of shares of Stock as is determined by the Board; provided, further, that such annual adjustment shall not affect the maximum number of shares that may be issued pursuant to Options intended to be ISOs.

(b) Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

____________

1        Note to Draft: Amount to equal 8% of the outstanding shares of Stock immediately following the closing.

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(c) Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d) Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to non-employee members of the Board under Section 5(b), nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated).

(e) Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility; Award Limitations for Non-Employee Members of the Board.

(a) Awards may be granted under the Plan only to Eligible Persons.

(b) In each calendar year during any part of which the Plan is in effect, a non-employee member of the Board may not be granted Awards for such individual’s service on the Board having a value (determined, if applicable, pursuant to ASC Topic 718) on the date of grant in excess of $500,000; provided, that for any calendar year in which a non-employee member of the Board (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, additional Awards may be granted to such non-employee member of the Board in excess of such limit; provided, further, that the limit set forth in this Section 5(b) shall be applied without regard to (A) cash fees paid to a non-employee member of the Board during such calendar year (or grants of Awards, if any, made to a non-employee member of the Board in lieu of all or any portion of such cash fees) or (B) grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a director of the Company.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including subjecting such awards to service- or performance-based vesting conditions. Without limiting the scope of the preceding sentence, with respect to any performance-based conditions, (i) the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and (ii) any such performance goals may relate to the performance of the Participant, the Company (on a consolidated basis), or to specified subsidiaries, business or geographical units or operating areas of the Company, (iii) the performance period or periods over which performance goals will be measured shall be established by the Committee, and (iv) any such performance goals and performance periods may differ among Awards granted to any one Participant or to different Participants. Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b) Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or

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in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(ii) Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c) SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the Fair Market Value per share of Stock subject to an SAR as of the date of grant of the SAR if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

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(iii) Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv) Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Sections 7(a)(iii) and (iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i) Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii) Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f) Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in

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connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i) Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate, including for purposes of any annual or short-term incentive or other bonus program.

(j) Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the Guidance and regulations promulgated thereunder, if applicable, and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option or SAR in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7. Certain Provisions Applicable to Awards.

(a) Limit on Transfer of Awards.

(i) Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii) Except as provided in Sections 7(a)(i), (iii), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii) To the extent specifically provided by the Committee and permitted pursuant to Form S-8 and the instructions thereto, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish; provided, however, that no Award (other than a Stock Award) may be transferred to a third-party financial institution for value.

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(iv) An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e) Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and the Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c) Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired

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under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of Dividend Equivalents or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d) Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e) Change in Control and Other Events. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to an SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

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(iii) cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

(iv) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9. General Provisions.

(a) Tax Withholding. The Company and any Affiliate are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, the Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any Affiliate, (ii) interfering in any way with the right of the Company or any Affiliate to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Wilmington, Delaware.

(d) Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or

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Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e) Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h) Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i) Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j) Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition

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precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k) Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l) Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy. No recovery of cash payments or shares of Common Stock under such clawback policy will be an event giving rise to a right to resign for “good reason” or assert “constructive termination” (or any similar term) under any agreement with the Company or any subsidiary.

(m) Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n) Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10. Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next

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following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

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Annex D

Form of ESPP

[See attached.]

Exhibit L to Agreement and Plan of Merger

TRADEZERO GLOBAL Inc.
2021 EMPLOYEE STOCK PURCHASE PLAN

Article I

Purpose, Share Commitment and Intent

1.1 Purpose. The purpose of the TradeZero Global Inc. 2021 Employee Stock Purchase Plan is to provide Employees of TradeZero Global Inc., a Delaware corporation (the “Company”), and its Related Corporations that are selected by the Company to participate in the Plan pursuant to Article IX an opportunity to purchase shares of Stock through periodic offerings of options to purchase shares of Stock and thereby motivate Employees to work for the continued success of the Company and its Related Corporations.

1.2 Share Commitment. The aggregate number of shares of Stock authorized to be sold pursuant to Options granted under the Plan is [•]1, subject to adjustment as provided in Section 4.7. The shares of Stock authorized to be sold pursuant to Options granted under the Plan may be unissued shares or reacquired shares, including shares bought on the open market or otherwise for purposes of the Plan. In computing the number of shares of Stock available for grant, any shares of Stock relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.

1.3 Intent. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Therefore, the provisions of the Plan are to be construed and interpreted in a manner that is consistent with the requirements of Section 423 of the Code. Notwithstanding this Section 1.3, a particular Offering to a Participating Corporation may be made on terms that are not intended to satisfy the requirements of Section 423 of the Code.

Article II

Definitions

The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any word or phrase appears reasonably requires a broader, narrower, or different meaning.

2.1 “Account” means the bookkeeping account maintained by the Administrative Committee that reflects the amount of payroll deductions credited on behalf of a Participant under the Plan.

2.2 “Administrative Committee” means a committee of officers and/or employees of the Company appointed by the Compensation Committee to administer the Plan or the Compensation Committee should such committee determine it will instead administer the Plan.

2.3 “Authorized Leave of Absence” means a bona fide leave of absence from service with the Company or a Related Corporation if the period of the leave does not exceed 90 days, or, if longer, so long as the individual’s right to reemployment with the Company or a Related Corporation is guaranteed either by statute or contract.

2.4 “Base Compensation” means regular, straight-time earnings or base salary, excluding payments for overtime, shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.

2.5 “Beneficiary” means the person who is entitled to receive amounts under the Plan upon the death of a Participant as determined under Section 11.13.

2.6 “Board” means the board of directors of the Company.

2.7 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.8 “Company” means TradeZero Global Inc., a Delaware corporation.

____________

1        Note to Draft: Amount to equal 2% of outstanding shares of Stock on Effective Date.

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2.9 “Compensation Committee” means the Compensation Committee of the Board or a successor committee appointed by the Board.

2.10 “Corporation” has the meaning prescribed by Section 7701(a)(3) of the Code and Department of Treasury Regulation § 301.7701-2(b). For example, the term “Corporation” includes a foreign corporation (as defined in Section 7701(a)(5) of the Code) and a limited liability company that is treated as a corporation for all United States Federal income tax purposes.

2.11 “Effective Date” means [•], 2022.

2.12 “Employee” means any person who is a common-law employee of a Participating Corporation.

2.13 “Employer Corporation” means a Corporation that is, at the time the Option is granted, the employer of the Employee and a Participating Corporation.

2.14 “Exercise Date” means the last Trading Day of each Offering Period, which is the day that all Options that eligible Employees have elected to exercise are to be exercised.

2.15 “Fair Market Value” of one share of Stock as of a particular date means, if listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Exchange, the closing price of the Stock on the composite tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported; provided, however, the Administrative Committee may elect to use any other definition of Fair Market Value that complies with the requirements of Treasury Regulation § 1.421-1(e). If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low prices of Stock on the most recent date on which the Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of fair market value shall be made by the Administrative Committee in such manner as it deems appropriate and in accordance with Code Section 409A and Treasury Regulation § 1.421-1(e).

2.16 “Five Percent Owner” means an owner of more than five percent of the outstanding stock of the Employer Corporation or of any Related Corporation or stock possessing more than five percent of the total combined voting power of all stock of the Employer Corporation or of any Related Corporation. For purposes of determining whether an Employee is a Five Percent Owner, an Employee is considered to own stock that the Employee may purchase under outstanding options (including incentive stock options, nonqualified stock options, Options granted under the Plan or any other stock options). Further, for purposes of determining whether an Employee is a Five Percent Owner, the rules of Section 424 of the Code (relating to attribution of stock ownership) shall apply. Accordingly, for purposes of determining whether an Employee is a Five Percent Owner, (i) the Employee is considered as owning the stock owned, directly or indirectly, by or for the Employee’s brothers or sisters (whether by the whole or half-blood), spouse, ancestors and lineal descendants and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. The determination of the percentage of the total combined voting power of all classes of stock of the Company or any Related Corporation that is owned by an individual is made by comparing the voting power or value of the shares owned (or treated as owned) by the individual to the aggregate voting power of all shares actually issued and outstanding immediately after the grant of the Option to the individual. The aggregate voting power or value of all shares actually issued and outstanding immediately after the grant of the Option does not include the voting power or value of treasury shares or shares authorized for issue under outstanding options held by the individual or any other person.

2.17 “Grant Date” means the first day of each Offering Period, which is the day all eligible Employees are granted an Option under the Plan.

2.18 “Highly Compensated Employee” has the meaning specified in Section 414(q) of the Code.

2.19 “Offering” means a given offering of Options under this Plan.

2.20 “Offering Period” means, with respect to a given Offering, the period beginning on the Grant Date and ending on the Exercise Date. The Offering Periods shall begin and end at such times as are specified by the Administrative Committee. Unless and until the Administrative Committee specifies different Offering Periods in

Annex D-2

writing, there shall be two Offering Periods during a calendar year, the first of which commences on January 1 and ends on June 30 and the second of which begins on July 1 and ends on December 31. In no event shall an Offering Period exceed 27 months.

2.21 “Option” means an option granted under the Plan to purchase shares of Stock at the Option Price on the Exercise Date.

2.22 “Option Price” means the price per share of Stock to be paid by each Participant upon exercise of an Option, which, subject to the following sentence, shall be 85 percent of the lesser of (i) the Fair Market Value of a share of Stock on the Grant Date or (ii) the Fair Market Value of a share of Stock on the Exercise Date. Prior to the commencement of an Offering Period, the Board, the Compensation Committee or the Administrative Committee may, in lieu of the Option Price specified in the preceding sentence, establish in writing an Option Price for an Offering that is greater than the amount specified in the preceding sentence. The Option Price may be stated as either a percentage of Fair Market Value or as a dollar amount. The Option Price shall be subject to adjustment under Section 4.7.

2.23 “Parent Corporation” means any Corporation (other than the Company) in an unbroken chain of Corporations ending with the Company if, at the time of the granting of the Option, each of the Corporations other than the Company owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in such chain.

2.24 “Participant” means a person who is eligible to be granted an Option under the Plan for the applicable Offering.

2.25 “Participating Corporation” means the Company and/or any of its Related Corporations that is selected for participation in the applicable Offering pursuant to Article IX.

2.26 “Plan” means this TradeZero Global Inc. 2021 Employee Stock Purchase Plan, as set out in this document and as it may be amended from time to time.

2.27 “Qualified Employee Stock Purchase Plan” means a stock purchase plan to the extent that Section 423 of the Code applies to the plan.

2.28 “Related Corporation” means a Corporation that is either a Parent Corporation or a Subsidiary Corporation with respect to the Company on the Grant Date of an Option.

2.29 “Stock” means the Class A Common Stock of the Company, $0.0001 par value per share, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of shares or securities of the Company or another corporation, that other share or security. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.

2.30 “Subsidiary Corporation” means any Corporation (other than the Company) in an unbroken chain of Corporations beginning with the Company if, at the time of the granting of the Option, each of the Corporations other than the last Corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in the chain.

2.31 “Trading Day” means a day on which the principal securities exchange on which the shares of Stock are listed is open for trading.

Article III

Eligibility

3.1 General Requirements. Subject to Section 3.3, each Employee of each Participating Corporation who is not excluded from participation pursuant to Section 3.2 is eligible to participate in a given Offering if the individual is in the employ of a Participating Corporation on the Grant Date. For purposes of this Section 3.1, the existence of the employment relationship between an individual and a Participating Corporation will be determined under Department of Treasury Regulation § 1.421-1(h). Participation in the Plan by any Employee is voluntary.

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3.2 Exclusions from Participation. Subject to Section 3.3, under each Offering, Options will be granted to all participating Employees of all Participating Corporations, except that one or more of the following categories of Employees may be excluded from coverage under an Offering:

(a) Persons Employed Less Than Two Years. Employees who have been employed less than two years (or lesser period of time as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(b) Persons Customarily Employed 20 Hours Or Less Per Week. Employees whose customary employment is 20 hours or less per week (or a lesser number of hours per week as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(c) Persons Customarily Employed for Not More Than Five Months During a Calendar Year. Employees whose customary employment is for not more than five months in any calendar year (or a lesser number of months as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(d) Persons Who Are Highly Compensated Employees. Employees who are Highly Compensated Employees as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are Highly Compensated Employees with compensation above a certain level as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are both Highly Compensated Employees and officers or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934 as of the Grant Date may be excluded from an Offering. Any exclusion relating to Highly Compensated Employees must be applied in an identical manner to all Highly Compensated Employees of all Participating Corporations.

(e) Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from an Offering if (1) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (2) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

(f) Default Exclusions from Participation. Unless the Administrative Committee specifies in writing that different exclusions are applicable with respect to a given Offering, the following persons shall be excluded from participation in an Offering: (1) Employees whose customary employment is 20 hours or less per week as of the Grant Date, (2) Employees whose customary employment is for not more than five months in any calendar year as of the Grant Date (3) Employees who have been employed less than one year from the Grant Date, and (4) Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) if (A) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (B) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

(g) Use of Exclusions Other Than Default Exclusions from Participation. If the Administrative Committee determines to apply exclusions from participation with respect to a given Offering that are different than the default exclusions specified in paragraph (f) of this Section 3.2, such exclusions shall be specified in writing. Any such exclusions from participation shall be consistent with the provisions of this Section 3.2.

3.3 Limitations upon Participation by Certain Stockholders. No Employee shall be granted an Option to the extent that the Option would cause the Employee to be a Five Percent Owner immediately after the grant. Accordingly, an Employee who is a Five Percent Owner immediately prior to the Grant Date for an Offering shall not be granted an Option for such Offering. An Employee who would become a Five Percent Owner immediately after the grant of an Option only as a result of the grant of the Option shall be granted an Option to purchase no more than the number of whole shares of Stock as would not cause him to become a Five Percent Owner.

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3.4 Special Offering for Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code), including employees of a foreign Subsidiary Corporation, may participate in an Offering on terms and conditions that are less favorable than the terms and conditions of the Offering to Employees resident in the United States or may participate in an Offering that is not intended to comply with Section 423 of the Code, in each case to the extent such terms and conditions or such Offering would not otherwise cause an Offering under the Plan intended to comply with Section 423 of the Code to violate the requirements of Section 423 of the Code. For the avoidance of doubt, Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code), shall be eligible to participate in the Plan only if they are employed by a Participating Corporation.

Article IV

Options

4.1 Terms of an Offering. The terms of an Offering shall be established by the Administrative Committee. The terms shall be set forth in writing and communicated to eligible Employees prior to the Grant Date for the Offering. The terms of an Offering shall include (i) a designation of the Participating Corporations, (ii) the identification of any exclusions from participation applicable to the Offering (which exclusions must be permitted under Section 3.2), (iii) the Offering Period, and (iv) the Option Price. Offerings may be consecutive and overlapping, and the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy the requirements of this Section 4.1 and Department of Treasury Regulations issued under Section 423 of the Code.

4.2 Grant of Option. Effective as of the Grant Date of each Offering, the Company shall grant an Option to each Participant which shall be exercisable on the Exercise Date through funds accumulated by the Participant through payroll deductions made during the Offering Period. Each Option grant is subject to the availability of a sufficient number of shares of Stock reserved for purchase under the Plan. In the event there is an insufficient number of shares reserved for purchase under the Plan, the number of shares purchased shall be adjusted as provided in Section 4.8.

4.3 Maximum Number of Shares Subject to Option. An Option granted to an Employee for any Offering shall be for that number of whole shares of Stock equal to the least of the number of whole shares of Stock that may be purchased during the Offering Period (i) at the Option Price with the amount credited to the Participant’s Account on the Exercise Date, (ii) under limitations established by the Administrative Committee pursuant to Section 4.4, (iii) under the limitation set forth in Section 4.5 or (iv) without causing the Employee to become a Five Percent Owner. The number of shares of Stock that may be purchased under an Option shall be subject to adjustment under Sections 4.7 and 4.8.

4.4 Formula or Specific Share Limitation Established by the Company. The Administrative Committee shall establish and announce to Participants prior to an Offering a maximum number of shares of Stock that may be purchased by a Participant during the Offering Period. The Administrative Committee may specify that the maximum amount of Stock that a Participant may purchase under an Offering is determined on the basis of a uniform relationship to the total compensation or the Base Compensation, of all Employees. Notwithstanding any other provision of the Plan, unless the Administrative Committee, with the advance approval of the Compensation Committee, determines otherwise with respect to an Offering, the maximum number of shares of Stock that that a Participant shall be permitted to purchase during an Offering Period is 10,000 shares.

4.5 Annual $25,000 Limitation. No Employee will be permitted to purchase shares of Stock under all Qualified Employee Stock Purchase Plans of the Employer Corporation and its Related Corporations at a rate which exceeds $25,000 in Fair Market Value of the shares of Stock (determined at the time the Option is granted) for each calendar year in which any option granted to the Employee is outstanding at any time. This limitation shall be applied taking into account the rules set forth in Department of Treasury Regulation § 1.423-2(i) (or a successor regulation).

4.6 Equal Rights and Privileges. All Employees who are granted Options under an Offering must have equal rights and privileges within the meaning of Section 423 of the Code and Department of Treasury Regulation § 1.423-2(f). An Offering will not fail to satisfy the requirements of this Section 4.6 if, in order to comply with the laws of a foreign jurisdiction, the terms of an Option granted under the Offering to citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) are less favorable than the terms of Options granted under the Offering to Employees who are resident in the United States.

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4.7 Adjustments of Options. In the event of any stock dividend, split-up, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, spin-off, repurchase, combination or exchange of shares, or the like, as a result of which shares shall be issued in respect of the outstanding shares of Stock, or the shares of Stock shall be converted into the same or a different number of the same or another class of stock, the total number of shares of Stock authorized to be committed to the Plan, the number of shares of Stock subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the Administrative Committee. In addition, the Compensation Committee shall, in its sole discretion, have authority to provide for (i) the acceleration of the Exercise Date of outstanding Options or (ii) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.

4.8 Insufficient Number of Shares. If the number of shares of Stock reserved for purchase for any Offering Period is insufficient to cover the number of shares which Participants elect to purchase during such Offering Period, then the number of shares of Stock which each Participant has a right to purchase on the Exercise Date shall be reduced to the number of shares of Stock which the Administrative Committee shall determine by multiplying the number of shares of Stock reserved under the Plan for such Offering Period by a fraction, the numerator of which shall be the number of shares of Stock which the Participant elected to purchase during the Offering Period and the denominator of which shall be the total number of shares of Stock which all Participants elected to purchase during such Offering Period.

Article V

Payroll Deductions

5.1 Authorization of Payroll Deductions. For an Employee to participate during a given Offering Period, he or she must elect to participate in the Offering by authorizing deductions from his or her Base Compensation prior to the beginning of the Offering Period in accordance with procedures established by the Administrative Committee. An Employee may authorize payroll deductions from his or her pay check in an amount equal to at least 1 percent, but not more than 75 percent of his or her Base Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Administrative Committee may establish from time to time before an Offering Period begins). A Participant’s payroll deductions shall commence on the first pay date following the Grant Date and shall continue through the last pay date prior to the Exercise Date unless the Participant otherwise withdraws or modifies his or her payroll deduction election in accordance with Sections 5.2 or 6.1. A Participant may not make additional payments to the Participant’s Account. An Employee who does not authorize payroll deductions from his or her Base Compensation with respect to a given Offering shall be deemed to have elected to not participate in the Offering.

5.2 Right to Stop or Change Payroll Deductions. A Participant shall have the right to discontinue or modify his or her payroll deduction authorization in accordance with procedures established by the Administrative Committee.

5.3 Accounting for Funds. As of each payroll deduction period, the Participating Corporation shall cause to be credited to the Participant’s Account in a ledger established for that purpose the funds withheld from and attributable to the Participant’s Base Compensation for that period. No interest shall be credited to the Participant’s Account at any time. Notwithstanding anything to the contrary herein, the obligation of the Participating Corporation to the Participant for this Account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Participating Corporation.

5.4 Participating Corporation’s Use of Funds. All payroll deductions received or held by a Participating Corporation may be used by the Participating Corporation for any corporate purpose, and the Participating Corporation shall not be obligated to segregate such payroll deductions.

5.5 Return of Funds. Except as specified herein, as soon as administratively practicable after the expiration of an Offering Period, payroll deductions that are not used to purchase Stock during such Offering Period will be refunded to the Participants without interest.

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Article VI

In Service Withdrawal, Termination or Death

6.1 In Service Withdrawal. A Participant may, at any time on or before 15 days prior to the Exercise Date, or such other date as shall be selected by the Administrative Committee from time to time, elect to withdraw all of the funds then credited to the Participant’s Account by giving notice in accordance with the rules established by the Administrative Committee. The amount elected to be withdrawn by the Participant shall be paid to the Participant as soon as administratively feasible. Any election by a Participant to withdraw all of the Participant’s cash balance under the Plan terminates the Participant’s right to exercise the Participant’s Option on the Exercise Date and the Participant’s entitlement to elect any further payroll deductions for the then-current Offering Period. If the Participant wishes to participate in any future Offering Period, he or she must file a new payroll deduction election within the time frame required by the Administrative Committee for participation for that Offering Period.

6.2 Termination of Employment Prior to the Exercise Date. If a Participant’s employment with the Company and all Related Corporations is terminated for any reason (including death) prior to the Exercise Date, the Options granted to the Participant for that Offering Period shall lapse. If a Participant is on an Authorized Leave of Absence, for purposes of the Plan, the Participant’s employment with the Company and all Related Corporations shall be deemed to be terminated on the later of the 91st day of such leave or the date through which the Participant’s employment is guaranteed either by statute or contract. The Participant’s funds then credited to the Participant’s Account at the time of such termination or deemed termination shall be returned to the Participant or Beneficiary, as applicable, as soon as administratively feasible thereafter.

Article VII

Exercise Of Option

7.1 Purchase of Shares of Stock. Subject to the provisions of the Plan, on the Exercise Date of the applicable Offering Period for an Offering, each Participant’s Account shall be used to purchase the maximum number of whole shares of Stock that can be purchased at the Option Price for that Offering. Fractional shares are not permitted under the Plan. As described in Section 4.8, if in any Offering the total number of shares of Stock to be purchased by all Participants exceeds the number of shares of Stock committed to the Plan, then each Participant shall be entitled to purchase only the Participant’s pro rata portion of the shares of Stock remaining available under the Plan based on the balances in each Participant’s Account as of the Exercise Date. After the purchase of all shares of Stock available on the Exercise Date, all Options granted for the Offering to the extent not used are terminated because no Option shall remain exercisable after the Exercise Date.

7.2 Accounting for Shares of Stock. After the Exercise Date of each Offering, a report shall be given to each Participant stating the amount of the Participant’s Account, the number of shares of Stock purchased and the Option Price.

7.3 Issuance of Shares of Stock. The Administrative Committee may determine in its discretion the manner of delivery of the shares of Stock purchased under the Plan, which may be by book or electronic account entry into new or existing accounts, delivery of Stock certificates or any other means as the Administrative Committee, in its discretion, deems appropriate. The Administrative Committee may, in its discretion, hold the certificates for any shares of Stock or cause such certificates to be legended in order to comply with the laws of any applicable jurisdiction, or, should the shares of Stock be represented by book or electronic account entry rather than a certificate, the Administrative Committee may take such actions to restrict transfer of the shares of Stock as the Administrative Committee considers necessary or advisable to comply with applicable law.

Article VIII

Administration

8.1 Powers. The Administrative Committee has the responsibility for the general administration of the Plan, and has all powers necessary to accomplish that purpose, including the following rights, powers, and authorities:

(a) to make rules for administering the Plan so long as they are not inconsistent with the terms of the Plan;

(b) to construe all provisions of the Plan;

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(c) to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan;

(d) to select, employ, and compensate at any time any consultants, accountants, attorneys, and other agents the Administrative Committee believes necessary or advisable for the proper administration of the Plan;

(e) to determine all questions relating to eligibility, Fair Market Value, Option Price and all other matters relating to benefits or Participants’ entitlement to benefits;

(f) to determine all controversies relating to the administration of the Plan, including any differences of opinion arising between a Participating Corporation and a Participant, and any questions it believes advisable for the proper administration of the Plan; and

(g) to delegate any clerical or recordation duties of the Administrative Committee as the Administrative Committee believes is advisable to properly administer the Plan.

8.2 Quorum and Majority Action. A majority of the Administrative Committee constitutes a quorum for the transaction of business. The vote of a majority of the members present at any meeting shall decide any question brought before that meeting. In addition, the Administrative Committee may decide any question by a vote, taken without a meeting, of a majority of its members via telephone, computer, fax or any other medium of communication.

8.3 Standard of Judicial Review of Committee Actions. The Administrative Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan. Notwithstanding anything to the contrary and other than with respect to the Company, any action taken, or ruling or decision made by the Administrative Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties, including all Participants and their Beneficiaries, regardless of whether the Administrative Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Administrative Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Administrative Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

Article IX

Participation In Plan by Other Related Corporations

9.1 Participation Procedure. The Company, acting through the Administrative Committee, shall designate the Related Corporations of the Company that may participate in a given Offering. A Related Corporation that is selected to participate in an Offering shall provide the Company all information required by the Company in order to administer the Plan.

9.2 No Joint Venture Implied. Neither the participation in the Plan or an Offering by a Related Corporation nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Related Corporation.

Article X

Termination and Amendment of the Plan

10.1 Termination of the Plan. Unless, earlier terminated in accordance with this Section 10.1, the Plan will terminate on the 10th anniversary of the Effective Date. The Company may, by action of the Board or the Compensation Committee, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Stock committed to the Plan, unless the number of shares of Stock committed to the Plan is increased by the Board and approved by the stockholders of the Company. No Options may be granted under the Plan after it is terminated. As soon as administratively feasible following the termination of the Plan there shall be refunded to each Participant the remaining funds in the Participant’s Account. The termination of the Plan shall not affect the current Options already outstanding under the Plan to the extent there are shares of Stock committed to the Plan available, unless the Participants agree otherwise or except as expressly provided in the Plan or as necessary to comply with applicable laws or regulatory guidance or to ensure that the Plan and/or rights granted thereunder comply with the requirements of Section 423 of the Code.

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10.2 Amendment or Suspension. The Board or the Compensation Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment to the Plan deemed necessary to ensure compliance with Section 423 of the Code. The Board or the Compensation Committee may suspend the operation of the Plan for any period as it may deem advisable by determining not to commence a new Offering Period following any Exercise Date; provided, that the Board or the Administrative Committee may subsequently determine to end any suspension period and commence a new Offering Period, subject to and to the extent permitted by the requirements of applicable laws or regulatory guidance, including Section 423 of the Code, and the terms of the Plan. However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant’s Account, reduce a Participant’s rights with respect to shares of Stock previously purchased and held on the Participant’s behalf under the Plan or adversely affect the current Options a Participant already has outstanding under the Plan without the Participant’s agreement. Any amendment changing the aggregate number of shares of Stock to be committed to the Plan and any other change for which stockholder approval is required under regulations issued by the Department of Treasury or an applicable stock exchange must be approved by the stockholders of the Company in order to be effective.

Article XI

Miscellaneous

11.1 Plan Not An Employment Contract. The adoption and maintenance of the Plan is not a contract between any Participating Corporation and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Participating Corporation to discharge any Employee at any time or to interfere with the Employee’s right to terminate the Employee’s employment at any time.

11.2 Options Are Not Transferable. No Option granted to a Participant under the Plan is transferable by the Participant, and must be exercisable only by the Participant. In the event any Participant attempts to violate the terms of this Section, any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in the Participant’s Account, all of the Participant’s rights under the Plan will terminate.

11.3 Voting of Shares of Stock. Shares of Stock held under the Plan for the account of each Participant shall be voted by the holder of record of those shares of Stock in accordance with the Participant’s instructions.

11.4 No Rights of Stockholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a stockholder of the Company until he or she acquires shares of Stock as provided in the Plan.

11.5 Governmental Regulations. The obligation to sell or deliver the shares of Stock under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the shares of Stock.

11.6 Notices. All notices and other communication in connection with the Plan shall be in the form specified by the Administrative Committee and shall be deemed to have been duly given when sent to the Participant at the Participant’s last known address or to the Participant’s designated personal representative or Beneficiary, or to the Participating Corporation or its designated representative, as the case may be.

11.7 Indemnification of the Administrative Committee, the Compensation Committee and the Board. In addition to all other rights of indemnification as they may have as directors or as members of the Administrative Committee or the Compensation Committee, the members of the Administrative Committee and the Compensation Committee shall be indemnified by the Company, in all cases to extent permitted by applicable law, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, as such expenses become due and payable.

11.8 Tax Withholding. At the time a Participant’s Options are granted or exercised or at the time a Participant disposes of some or all of the shares of Stock purchased under the Plan, the Participant must make adequate provision for the Participating Corporation’s federal, state, foreign or other tax withholding obligations, if any, which arise

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upon the grant or exercise of the Option or the disposition of the shares of Stock. At any time, the Participating Corporation may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Participating Corporation to meet applicable withholding obligations.

11.9 Interpretation. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

11.10 Data Privacy. By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Corporation that employs the Participant, the Company and the Administrative Committee in order to administer the Plan.

11.11 Notice of Disposition. By becoming a Participant in the Plan, each Participant agrees to promptly give the Administrative Committee or its delegate notice of any shares of Stock disposed of by the Participant. The notice shall include the number of shares of Stock disposed of, the Exercise Date and the Grant Date for the Stock.

11.12 Dispositions in Compliance with Securities Laws. By becoming a Participant in the Plan, each Participant agrees that any dispositions of shares of Stock by such Participant shall be in compliance with the provisions of federal, state and foreign securities laws, including the provisions of Section 16(b) of the Securities Exchange Act of 1934.

11.13 Beneficiaries. At the time of the Participant’s or former Participant’s death, (i) any cash in the Plan or (ii) any cash and shares of Stock in the Account shall be distributed to such Participant’s or former Participant’s (a) executor or administrator or (b) his or her heirs at law, if there is no administration of such Participant’s or former Participant’s estate. The Participant’s or former Participant’s executor or administrator or heirs at law, if there is no administration of such Participant’s or former Participant’s estate, shall be such Participant’s or former Participant’s Beneficiaries. Before any distribution is made, the Administrative Committee may require appropriate written documentation of (1) the appointment of the personal representative of the Participant’s estate or (2) heirship.

11.14 Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

11.15 Binding Effect. This Agreement shall be binding upon any successor of the Company.

11.16 Limitation on Liability. Under no circumstances shall the Company incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Plan or the Company’s role as Plan sponsor.

11.17 Arbitration. Any controversy arising out of or relating to the Plan, including any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, Employer Corporation’s employment of Participant and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. Within ten business days of the initiation of arbitration hereunder, the Company and the Participant will each separately designate an arbitrator, and within 20 business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA National Panel of Employee Benefit Plan Claims Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 – 16 (or any replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and any Participant agrees that any judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of arbitration hereunder

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shall be entered upon the award made pursuant to the arbitration. Nothing in this Section 11.17 shall be construed, in any way, to limit the scope and effect of Article 8. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Administrative Committee under Article 8.

11.18 Section 409A of the Code. The Plan is exempt from the application of Section 409A of the Code and any ambiguities herein will be interpreted to so be exempt from Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrative Committee determines that the grant of a right to purchase Stock under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a grant of a right to purchase Stock under the Plan to be subject to Code Section 409A, the Administrative Committee may amend the terms of the Plan and/or of an outstanding grant of a right to purchase Stock granted under the Plan, or take such other action the Administrative Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding or future right to purchase Stock that may be granted under the Plan from or to allow any such grants to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrative Committee would not violate Code Section 409A. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if any right to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrative Committee with respect thereto. The Company makes no representation that any right to purchase Stock under the Plan is compliant with Section 409A of the Code.

11.19 Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Options shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. With respect to any claim or dispute related to or arising under the Plan, the Participating Corporation and each Participant hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Wilmington, Delaware.

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Annex E

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 26, 2022, is entered into by and among Dune Acquisition Corp., a Delaware corporation (“SPAC”), Dune Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and TradeZero Holding Corp., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on October 12, 2021, the parties hereto entered into the Agreement and Plan of Merger (the “Merger Agreement”).

WHEREAS, in accordance with Section 11.10 of the Merger Agreement, the parties hereto desire to amend the terms of the Merger Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.            Amendments to Merger Agreement. The Merger Agreement is hereby amended as set forth below in this Section 1.

(a)         The definition of “Earn Out Pro Rata Share” in Article I of the Merger Agreement is amended and restated to read in its entirety as follows:

““Earn Out Pro Rata Share” means the pro rata portion of the Merger Consideration allocated to each Pre-Closing Holder, as set forth on the Allocation Schedule.”

(b)         The definition of “Required Transaction Proposals” in Article I of the Merger Agreement is amended and restated to read in its entirety as follows:

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Share Issuance Proposal, the SPAC Charter Proposal A, the Incentive Equity Plan Proposal, the Director Election Proposal and the ESPP Proposal.

(c)         The definition of “SPAC Stockholder Matters” in Article I of the Merger Agreement is amended and restated to read in its entirety as follows:

“SPAC Stockholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of the issuance of shares of SPAC Class A Common Stock in connection with the Transactions as may be required under Nasdaq listing requirements (the “Share Issuance Proposal”), (c) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the SPAC Charter attached as Exhibit C (other than the proposals addressed in clause (d)) (“SPAC Charter Proposal A”), (d) proposals to (1) approve and adopt an amendment to the SPAC Charter to increase the number of authorized shares of SPAC Common Stock from 380,000,000 shares to 550,000,000 shares of SPAC Common Stock and the total number of authorized shares from 401,000,000 shares to 551,000,000 shares and (2) to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, (e) the adoption and approval of the Incentive Equity Plan in accordance with Section 7.06 (the “Incentive Equity Plan Proposal”), (f) the adoption and approval of the ESPP in accordance with Section 7.06 (the “ESPP Proposal”), (g) approval of the change of SPAC’s name to TradeZero Global Inc. (or such other name satisfactory to the Company, as determined prior to the mailing of the Proxy Statement), (h) the election of the members of the SPAC Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (i) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of

Annex E-1

the transactions contemplated by this Agreement or the Transaction Agreements, and (j) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

(d)         The proviso at the end of the first sentence of Section 3.03(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“provided, however, in each case, the Earn Out Shares issued to the Pre-Closing Holders shall be reduced by any Earn Out Shares underlying the SPAC RSU Earnout Awards granted pursuant to Section 3.01(c), and then among the Pre-Closing Holders based on the applicable Earn Out Pro Rata Share.”

(e)         Section 3.03(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(b)       If during the Earn Out Period, a Company Sale occurs, then immediately prior to the consummation of such Company Sale, any Earn Out Shares that have not previously been distributed to the Earn Out Recipients (whether or not previously earned) shall be deemed earned (and the applicable Triggering Event achieved); provided, however, that such Earn Out Shares shall be deemed earned (and the applicable Triggering Event achieved) only if the implied value per share of SPAC Class A Common Stock in the Company Sale at the time of first announcement of such Company Sale (as determined by the SPAC Board by (i) dividing the implied equity value of SPAC at the time of first announcement of such Company Sale of the aggregate proceeds to be paid to, or in the event of an asset sale, the value of the consideration to be received by the SPAC that will be available for distribution to, the stockholders of the SPAC in such Company Sale by (ii) the sum of (A) the number of shares of SPAC capital stock outstanding immediately prior to the consummation of such Company Sale plus (B) the number of Earn Out Shares issuable pursuant to the applicable Triggering Event(s) achieved at such implied value per share) equals or exceeds $12.00, $15.00 or $18.00, as applicable, as adjusted pursuant to Section 3.03(c) below.”

Section 2.            References to and Effect on the Merger Agreement. Except as expressly amended by this Amendment, all of the terms, conditions and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement, and any reference to the Merger Agreement in any such instrument or document shall be deemed to refer to the Merger Agreement as amended by this Amendment.

Section 3.            Miscellaneous. All relevant provisions of Article XI (Miscellaneous) of the Merger Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.

[Signature Page(s) Follow]

Annex E-2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

DUNE ACQUISITION CORP.
By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	CEO
DUNE MERGER SUB, INC.
By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	CEO
DUNE MERGER SUB II, LLC
By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	CEO

Signature Page to First Amendment to Agreement and Plan of Merger

Annex E-3

tradezero holding corp.
By:	/s/ Daniel Pipitone
Name:	Daniel Pipitone
Title:	CEO

Signature Page to First Amendment to Agreement and Plan of Merger

Annex E-4

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF DUNE ACQUISITION CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints [•] and [•] (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the shares of Common Stock of Dune Acquisition Corporation (the “Company” or “DUNE”), a Delaware corporation, that the undersigned is entitled to vote (the “Shares”) at the special meeting meeting of stockholders of the Company to be held on [•] at [•] Eastern Time, [•] (the “special meeting”), and at any adjournments and/or postponements thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 8 AND “FOR” EACH DIRECTOR NOMINEE. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY. (Continued and to be marked, dated and signed on reverse side) P R O X Y Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [•]. This notice of Special Meeting and the accompanying Proxy Statement are available at: https://www.cstproxy.com/duneacq/2021

Please mark vote as DUNE ACQUISITION CORPORATION — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 8. indicated in this example X FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Proposal No. 1 — The Business Combination Proposal — A proposal to adopt the Merger Agreement, as amended by the First Amendment to the Merger Agreement, dated as of January [•], 2021 (the “First Amendment”), and the transactions contemplated thereby, in the forms attached to the accompanying proxy statement as Annex A and Annex E, respectively (the “Business Combination Proposal”); Proposal No. 2 — The Stock Issuance Proposal — A proposal to approve, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market (“Nasdaq”), (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Business Combination, consisting of the issuance of (i) shares of New TradeZero Common Stock to the TradeZero stockholders pursuant to the terms of the Merger Agreement and (ii) any shares of New TradeZero Common Stock pursuant to subscription agreements we may enter into prior to the Closing, as permitted by the Merger Agreement, and (y) the issuance of shares of New TradeZero Common Stock to the TradeZero stockholders in connection with the Business Combination that would result in the TradeZero stockholders owning more than 20% of the New TradeZero Common Stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules (the “Stock Issuance Proposal”); Proposal Nos. 3(A) – 3(C) — The Charter Amendment Proposals — To consider and vote upon three separate proposals to amend and restate, and further amend, the Company’s amended and restated certificate of incorporation, dated December 17, 2020 (the “Current Charter”), as follows: Charter Amendment Proposal A — A proposal to approve and adopt the second amended and restated certificate of incorporation of New TradeZero (the “Proposed Charter”), a copy of which is attached to this proxy statement as Annex B (other than the proposals addressed in Charter Amendment Proposal B) and Charter Amendment Proposal C, which, if approved, would amend and restate the Current Charter, and would take effect upon the Closing (“Charter Amendment Proposal A”); and Charter Amendment Proposal B — A proposal to approve and adopt an amendment to the Proposed Charter to increase the number of authorized shares of New TradeZero Common Stock from 380,000,000 shares to 550,000,000 shares of New TradeZero Common Stock and the total number of authorized shares from 401,000,000 shares to 551,000,000 shares (“Charter Amendment Proposal B”); and Charter Amendment Proposal C — A proposal to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), which, if approved, will both be in effect upon the Closing (“Charter Amendment Proposal C”, and together with Charter Amendment Proposal A and Charter Amendment Proposal B, the “Charter Amendment Proposals”). Proposal Nos. 4(A) – 4(G) – The Advisory Charter Proposals – to consider and vote upon a series of proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals (collectively, the “Advisory Charter Proposals”): Advisory Charter Proposal A – under the Proposed Charter, members of New TradeZero’s board of directors (“New TradeZero Board”) may be removed from office only for cause and only by the affirmative vote of the holders of at least twothirds (662/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero, subject to the rights of the holders of one or more series of preferred stock and any rights and obligations under the Board Nomination Agreement (as defined below) (“Advisory Charter Proposal A”); Advisory Charter Proposal B – under the Proposed Charter, until the first date on which Daniel Pipitone, John Muscatella, Giovanni Ferrara, John Caruso and Kosta Corriveau, and each of their respective affiliates (including family members, estate planning vehicles and other investment vehicles controlled or beneficially owned by them) (collectively, the “Principal Stockholders”) cease to beneficially own collectively at least 50% of the then-outstanding New TradeZero Common Stock (the “Voting Threshold Date”), any actions required to be taken or permitted to be taken by the New TradeZero stockholders may be taken by written consent signed by New TradeZero stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, as opposed to the Current Charter, which provides that only the holders of Class B common stock have the right to take action by written consent (“Advisory Charter Proposal B”); Advisory Charter Proposal C – under the Proposed Charter, any amendment to New TradeZero’s amended and restated bylaws (the “New TradeZero Bylaws”) will require approval of at least two-thirds (662/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero (“Advisory Charter Proposal C”); Advisory Charter Proposal D – under the Proposed Charter, New TradeZero will not be governed by Section 203 of the DGCL (“Advisory Charter Proposal D”); Advisory Charter Proposal E – under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (662/3%) of the voting power of all of the then outstanding shares of voting stock of New TradeZero will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New TradeZero Board, removal of directors from office, and filling vacancies on the New TradeZero Board, (ii) actions taken by the stockholders of New TradeZero, (iii) exculpation of personal liability of a director of New TradeZero and indemnification of persons serving as directors or officers of New TradeZero, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, (vi) amendments to the Proposed Charter and New TradeZero Bylaws, and (vii) the election not to be governed by Section 203 of the DGCL (“Advisory Charter Proposal E”); Advisory Charter Proposal F – under the Proposed Charter, special meetings of stockholders for any purpose or purposes may be called at any time only by the New TradeZero Board, the chairperson of the New TradeZero Board, or the Chief Executive Officer of New TradeZero; provided, however, that prior to the Voting Threshold Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of the Principal Stockholders (acting by holders of a majority of the New TradeZero Common Stock held by the Principal Stockholders) (“Advisory Charter Proposal F”); and Advisory Charter Proposal G – The Proposed Charter does not include provisions applicable only to blank check companies and to operations as a special purpose acquisition company (“SPAC”) because, upon consummation of the Business Combination, the combined company will not be a SPAC. In addition, the provisions in the Current Charter requiring that Dune have net tangible assets of at least $5,000,001 immediately prior to a Business Combination (as defined in the Current Charter) will not be applicable to the combined company following consummation of the Business Combination (“Advisory Charter Proposal G”). Proposal No. 5 — The Incentive Plan Proposal — A proposal to approve and adopt the TradeZero Global Inc. 2022 Long Term Incentive Plan (the “Incentive Plan”), a copy of which is attached to the accompanying proxy statement as Annex C (the “Incentive Plan Proposal”); Proposal No. 6 — The ESPP Proposal — A proposal to approve and adopt the TradeZero Global Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to the accompanying proxy statement as Annex D (the “ESPP Proposal”); Proposal No. 7 — The Director Election Proposal — A proposal to elect nine directors to serve staggered terms on the New TradeZero Board until the 2023, 2024 and 2025 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal”); the proposed directors under the Director Election Proposal are Class I Nominees: Class II Nominees: Class III Nominees: 01 Daniel Pipitone 04 Carter Glatt 07 [•] 02 John Muscatella 05 [•] 08 [•] 03 William Nance 06 [•] 09 [•] Proposal No. 8 — The Adjournment Proposal — A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of any of the Condition Precedent Proposals (as defined in the accompanying proxy statement) or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”). Dated: , 2022 Signature (Signature if held Jointly) When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person. The Shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposals 1 through 8. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion. FOR ALL WITHHOLD ALL FOR ALL EXCEPT FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below. _________________ FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN